    As filed with the Securities and Exchange Commission on August 2, 2002


                                                Registration No. 333-90200

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                      NATIONWIDE FINANCIAL SERVICES, INC.
          (Exact name of the registrant as specified in its charter)

      Delaware                   6719                      31-1486870
   (State or other         (Primary standard
    jurisdiction       industrial classification (I.R.S. employer identification
 of incorporation or         code number)                    number)
    organization)

                               -----------------

                             One Nationwide Plaza
                             Columbus, Ohio 43215
                                (614) 249-7111
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                               Mark R. Thresher
                        Senior Vice President--Finance
                      Nationwide Financial Services, Inc.
                             One Nationwide Plaza
                             Columbus, Ohio 43215
                                (614) 249-7111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                With Copies to:

      Michael Groll/Alexander M. Dye                Thomas M. Kelly
  LeBoeuf, Lamb, Greene & MacRae, L.L.P.          Debevoise & Plimpton
           125 West 55th Street                     919 Third Avenue
       New York, New York 10019-5389               New York, NY 10022
              (212) 424-8000                         (212) 909-6000

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. The issuance of securities shall occur when all other conditions to the consummation of the transaction described in the joint proxy statement/prospectus have been satisfied or waived.

                               -----------------

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]



                               -----------------

   This registration statement is hereby amended on such date or dates as may be necessary to delay its effectiveness until the registrant will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

 [LOGO] Nationwide/(R)/                 [LOGO] Provident Mutual
 Financial                                   Insurance and Financial Services

To the eligible members of Provident Mutual Life Insurance Company and the shareholders of Nationwide Financial Services, Inc.:

   Provident Mutual Life Insurance Company (which we refer to as Provident) and Nationwide Financial Services, Inc. (which we refer to as NFS) have entered into a merger agreement under which NFS will acquire Provident. The merger agreement provides for a two-step transaction, which is called a sponsored demutualization, involving:

   . the conversion of Provident from a mutual insurance company into a stock insurance company pursuant to a plan of conversion; and

   .  the merger of Provident and a wholly owned subsidiary of NFS.

When this transaction is completed, Provident will be a wholly owned subsidiary of NFS and Provident's eligible members will receive shares of NFS Class A common stock, cash or policy credits.


   The boards of directors of NFS and Provident have unanimously approved the proposed transaction. In addition, the Pennsylvania Insurance Commissioner approved the plan of conversion on July 31, 2002, pursuant to the Pennsylvania Mutual-to-Stock Conversion Act (which we refer to as the Conversion Act) following the public informational hearing on the plan of conversion held on May 23, 2002.





   In order to approve a plan of conversion, Pennsylvania law requires the Pennsylvania Insurance Commissioner to determine that the plan of conversion does not prejudice the interests of members, is fair and equitable, and is not inconsistent with the intent of the Conversion Act. The Pennsylvania Insurance Commissioner's approval of the sponsored demutualization discussed in this joint proxy statement/prospectus does not constitute or imply endorsement of the sponsored demutualization, and does not constitute investment advice or a recommendation by the Pennsylvania Insurance Commissioner or the Pennsylvania Insurance Department on how to vote on the sponsored demutualization. The Pennsylvania Insurance Department has not approved or disapproved this joint proxy statement/prospectus and has not passed on the completeness or accuracy of the information provided herein.



   To complete the proposed transaction, Provident's members and NFS' shareholders must approve proposals relating to the transaction at separate special meetings as follows:



   . at a special meeting of Provident's members, where a quorum will consist of those members present in person or by proxy,



          . Two-thirds of Provident's eligible members who vote must vote to approve a proposal to adopt and approve the plan of conversion and the transactions contemplated by the plan of conversion, including, without limitation, the transactions contemplated by the merger agreement, the vote or written consent by the conversion agent of the shares issued by Provident in favor of the adoption of the merger agreement and the amendment and restatement of Provident's articles of incorporation to read in the form attached as Exhibit B to the plan of conversion (the full text of the plan of conversion is included in this joint proxy statement/prospectus as Annex B). Eligible members of Provident were determined as of December 14, 2001, the date the Provident board of directors adopted the plan of conversion; and



          . A majority of the Provident members of record on August 1, 2002 who vote must vote to approve a proposal to amend and restate Provident's articles of incorporation in the form attached as Annex F to this joint proxy statement/prospectus; and


   . at a special meeting of NFS' shareholders, a majority of the votes cast by shareholders (provided the total vote cast represents over 50% in interest of all securities entitled to vote) must approve a proposal to approve the issuance of NFS Class A common stock to Provident's eligible members.


   Nationwide Corporation, the holder of all of the outstanding shares of NFS Class B common stock, which as of June 30, 2002 represented approximately 97.5% of the voting power of NFS' outstanding common stock, has agreed to vote all of the shares of Class B common stock that it owns at the time of the special meeting in favor of the proposal to approve the issuance of the Class A common stock.



   Eligible members of Provident who do not wish to accept the consideration allocated to them in the sponsored demutualization may dissent and demand appraisal of the fair value of their membership interests in Provident, as determined in accordance with each of the provisions of Subchapter 15D of the Pennsylvania Business Corporation Law. Eligible members who wish to exercise this option should refer to "Principal Terms of the Plan of Conversion--Dissenters Right of Appraisal" on page 94 of this joint proxy statement/prospectus.





   The boards of directors of Provident and NFS recommend their respective eligible members and shareholders vote FOR the proposals relating to the proposed transaction at their respective special meetings. Information about these proposals is contained in this joint proxy statement/prospectus. We urge you to read this document carefully, including the section describing risk factors that begins on page 34.



   If you are a Provident group annuity contract owner, please also carefully review the information in Annex L to this joint proxy statement/prospectus for information specific to this type of contract.


   The locations, times and dates of the special meetings are:


             Provident Mutual Life      Nationwide Financial
             Insurance Company          Services, Inc.
             1000 Chesterbrook          One Nationwide Plaza
             Boulevard                  Columbus, Ohio 43215
             Berwyn, Pennsylvania 19312 3:00 p.m. (Eastern time)
             9:00 a.m. (Eastern time)   on September 13, 2002
             on September 24, 2002


   Your vote is important. Whether or not you plan to attend the special meeting, please take the time to vote by following the instructions on your proxy card.

             /s/Robert W. Kloss         /s/ W. G. Jurgensen
                  Robert W. Kloss            W. G. Jurgensen
              Chairman, President and         Chairman and
              Chief Executive Officer    Chief Executive Officer
               Provident Mutual Life      Nationwide Financial
                 Insurance Company           Services, Inc.

   Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the NFS Class A common stock to be issued in connection with this transaction or determined that this document is accurate or adequate. Any representation to the contrary is a criminal offense.


  This joint proxy statement/prospectus is dated August 2, 2002 and is first being mailed on or about August 12, 2002.

                            ADDITIONAL INFORMATION

   This joint proxy statement/prospectus incorporates by reference to other documents important business and financial information about NFS that is not included in this joint proxy statement/prospectus. This information is available to you without charge. See "Where You Can Find More Information" for additional information about NFS on file with the Securities and Exchange Commission. You may also request these documents directly from NFS.


   NFS will supply you free of charge with any documents incorporated by reference in this joint proxy statement/prospectus, excluding the exhibits to the documents, unless the exhibits are specifically incorporated by reference. To request copies, please write or telephone Kevin G. O'Brien, Vice President--Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215,
(614) 249-7111. In order to ensure timely delivery, eligible members of Provident must request this information by September 13, 2002 and shareholders of NFS must request this information by September 4, 2002.


                               -----------------


   IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[LOGO] Nationwide/(R)/
       Financial

                      NATIONWIDE FINANCIAL SERVICES, INC.
                             One Nationwide Plaza
                             Columbus, Ohio 43215

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                                                                 August 2, 2002


To the Shareholders of Nationwide Financial Services, Inc.:


   A Special Meeting of Shareholders of Nationwide Financial Services, Inc. (which we refer to as NFS) will be held at One Nationwide Plaza, Columbus, Ohio, on September 13, 2002, at 3:00 p.m. Eastern time, for the purpose of voting on a proposal to approve the issuance of shares of Class A common stock of NFS to certain eligible members of Provident Mutual Life Insurance Company (which we refer to as Provident) in connection with the acquisition of Provident by NFS.


   Please read the joint proxy statement/prospectus for further information about the transaction.


   The board of directors of NFS has fixed the close of business on July 26, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, only shareholders of record at the close of business on July 26, 2002 will be entitled to vote at the special meeting or any adjournments or postponements of the special meeting. At least ten days prior to the special meeting, a complete list of shareholders entitled to vote at the special meeting shall be open for examination during the ordinary business hours of NFS in the Secretary's office.


                                          By Order of the Board of Directors,

                                          /s/ Patricia R. Hatler

                                          Patricia R. Hatler
                                          Senior Vice President--General
                                            Counsel and
                                          Secretary

[LOGO] Provident Mutual
Insurance and Financial Services

                                    -------------------------------------------

                                                    1000 Chesterbrook Boulevard


                                                          Berwyn, PA 19312-1131


                                                                    PO Box 1717


                                                    Valley Forge, PA 19482-1717


                                                                 (610) 407-1717


                                                             Fax (610) 407-1438


                                                        www.providentmutual.com



                     NOTICE OF SPECIAL MEETING OF MEMBERS



                                                                 August 2, 2002



   A special meeting of members of Provident Mutual Life Insurance Company, or Provident, will be held at the Provident Home Office, 1000 Chesterbrook Boulevard, Berwyn, Pennsylvania on September 24, 2002, at 9:00 a.m. Eastern time, to consider and vote on:



.. a proposal to adopt and approve the plan of conversion and the transactions contemplated in the plan of conversion, including, without limitation, the transactions contemplated by the merger agreement, the vote or written consent by the conversion agent of the shares issued by Provident in favor of the adoption of the merger agreement and the amendment and restatement of Provident's articles of incorporation to read in the form attached as Exhibit B to the plan of conversion (the full text of the plan of conversion is attached as Annex B); and



.. a proposal to amend the articles of incorporation of Provident in the form attached as Annex F so that the aggregate consideration received by eligible members under a plan of conversion may be allocated among eligible members using a formula that takes into account the contribution to Provident's surplus of the various classes of policies and contracts of the eligible members and other factors Provident's board of directors may deem appropriate.



   All eligible members of Provident on December 14, 2001 may vote on the first proposal. The definition of an eligible member is in Provident's plan of conversion and is described in the joint proxy statement/prospectus under "The Sponsored Demutualization--Eligibility of Provident Members to Vote and Receive Consideration" beginning on page 49. All Provident members of record on August 1, 2002 may vote on the second proposal.



   The board of directors of Provident has unanimously approved and adopted the plan of conversion and the transactions contemplated in the plan of conversion and in the merger agreement, including the amendment and restatement of the articles of incorporation of Provident and the vote or written consent by the conversion agent of the shares issued by Provident in favor of the adoption of the merger agreement. The Provident board of directors believes the plan of conversion and the amendment to the articles of incorporation are in the best interests of Provident. The Provident board of directors, therefore, unanimously recommends that the members of Provident eligible to vote on the proposals vote "FOR" adoption of these proposals.



   PLEASE COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING SPECIAL MEETING PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.



   The proxy must be received by Provident prior to the special meeting to be effective. The giving of the proxy does not affect your right to vote in person in the event you attend the special meeting, but you may not vote more than once. You may revoke the proxy at any time prior to voting on the matters to be considered at the special meeting by filing with the Office of the Secretary of Provident a written revocation or a duly executed proxy bearing a later date or by attending and voting at the special meeting.



                                          By Order of the Board of Directors




                                          /s/ John P. Duke

                                          John P. Duke, Assistant General
                                            Counsel and Assistant Secretary


                                          Berwyn, Pennsylvania

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE SPONSORED DEMUTUALIZATION..................   1

SUMMARY....................................................................   6

THE COMPANIES..............................................................   6

RECENT DEVELOPMENTS........................................................   8

THE SPONSORED DEMUTUALIZATION..............................................  10

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NATIONWIDE FINANCIAL
  SERVICES, INC............................................................  19

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROVIDENT MUTUAL LIFE
  INSURANCE COMPANY........................................................  22

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA OF NATIONWIDE FINANCIAL
  SERVICES, INC............................................................  23

HISTORICAL AND PRO FORMA PER SHARE DATA....................................  31

MARKET PRICE AND DIVIDEND INFORMATION......................................  33

RISK FACTORS...............................................................  34

FORWARD-LOOKING STATEMENTS.................................................  43

THE PROVIDENT SPECIAL MEETING..............................................  44
   Location, Date and Time.................................................  44
   Purpose.................................................................  44
   Voting..................................................................  44
   How to Vote.............................................................  44
   Board Recommendation....................................................  45

THE NFS SPECIAL MEETING....................................................  46
   Location, Date and Time.................................................  46
   Purpose.................................................................  46
   Record Date.............................................................  46
   Voting; Quorum and Revocation...........................................  46
   Required Vote...........................................................  46
   Solicitation of Proxies.................................................  46

THE SPONSORED DEMUTUALIZATION..............................................  47
   Background of the Sponsored Demutualization.............................  47
   Alternatives Considered by the Provident Board of Directors.............  50
   Reasons for the Sponsored Demutualization and Considerations of the
     Boards of Directors; Recommendations of the Boards of Directors.......  51
   Eligibility of Provident Members to Vote and Receive Consideration......  54
   NFS Shares to be Issued.................................................  55
   Purpose and Consequence of the Issuance.................................  56
   Rights of Appraisal.....................................................  56
   Certain ERISA Considerations............................................  56
   Material Federal Income Tax Consequences................................  57
   Accounting Treatment....................................................  61
   Regulatory Matters......................................................  61
   Market Street Consents and Approvals....................................  64
   Acquisition Financing...................................................  65

OPINIONS OF FINANCIAL ADVISORS.............................................  66
   Opinion of Financial Advisor to Provident...............................  66
   Opinion of Financial Advisor to NFS.....................................  73

PRINCIPAL TERMS OF THE PLAN OF CONVERSION..................................  80
   General.................................................................  80

   Treatment of Membership Interests....................................... 80
   Consideration........................................................... 80
   Eligibility for Consideration........................................... 80
   Allocation of Consideration............................................. 81




   Forms of Consideration..................................................  83
   Distribution of Consideration...........................................  85
   Limits on Amounts Available for Elective Cash and Optional Policy
     Credit Consideration..................................................  86
   Factors to Consider When Making an Election for Cash or Stock...........  86
   Public Stock Market.....................................................  89
   Commission-Free Purchase and Sale Program...............................  89
   The Closed Block........................................................  89
   Amendments to Articles of Incorporation and By-Laws.....................  92
   Conditions to Effectiveness of the Plan of Conversion...................  92
   Effectiveness of the Plan...............................................  94
   Dissenters Right of Appraisal...........................................  94

PRINCIPAL TERMS OF THE MERGER AGREEMENT....................................  98
   General.................................................................  98
   Demutualization of Provident............................................  98
   Consideration...........................................................  98
   Limitations on Policy Credits and Cash Distributions....................  98
   Representations and Warranties..........................................  99
   Conduct of Provident's Business Pending the Merger......................  99
   Conduct of NFS' Business Pending the Merger............................. 100
   No Solicitation of Transactions......................................... 101
   Indemnification and Insurance........................................... 101
   Post-Merger Continuation of Benefits.................................... 101
   Conditions to the Completion of the Merger.............................. 102
   Provisions of the Merger Agreement Relating to Amendment of the Plan of
     Conversion............................................................ 103
   Termination of the Merger Agreement..................................... 103
   Termination Fee......................................................... 104

THE VOTING AGREEMENT....................................................... 104

MANAGEMENT AND OPERATIONS AFTER THE SPONSORED DEMUTUALIZATION.............. 104

DIVIDEND POLICY............................................................ 106

DESCRIPTION OF CAPITAL STOCK OF NFS........................................ 107
   Authorized Capital Stock................................................ 107
   Class A Common Stock and Class B Common Stock........................... 107
   Preferred Stock......................................................... 108
   Certificate Provision Relating to Corporate Opportunities............... 108

DIFFERENCES BETWEEN MUTUAL AND STOCK INSURANCE COMPANIES................... 110

COMPARISON OF NFS SHAREHOLDER AND PROVIDENT MEMBER RIGHTS.................. 112
   Action without a Meeting................................................ 112
   Inspection Rights....................................................... 112
   Required Votes for Certain Reorganizations.............................. 113
   Anti-Takeover Laws and Provisions....................................... 113
   Dissenters' Appraisal Rights............................................ 114
   Size, Classification and Terms of Board of Directors.................... 114
   Director and Officer Liability; Indemnification......................... 114
   Corporate Opportunities................................................. 116
   Voting for Directors.................................................... 116
   Removal of Directors.................................................... 117
   Vacancies on the Board and Newly Created Directorships.................. 117
   Dividend and Distribution Rights........................................ 118
   Preemptive Rights....................................................... 118
   Issuances of Stock...................................................... 118
   Calling Special Meetings................................................ 118
   Shareholder or Member Proposal and Nomination Procedures................ 119
   Amendment of Articles of Incorporation/Certificate of Incorporation..... 119

   Amendment of Bylaws..................................................... 120
   Requirements of the New York Stock Exchange for Shareholder Consent..... 120

INTERESTS OF DIRECTORS AND OFFICERS OF PROVIDENT IN THE SPONSORED
  DEMUTUALIZATION.......................................................... 121
   Executive Officer Change in Control Agreements.......................... 121
   Reports of Consultants and Advisors..................................... 126
   Acceleration of Directors' Advisory Fees................................ 126



PROVIDENT MANAGEMENT AND DIRECTOR COMPENSATION............................ 128
   Basic Compensation Structure........................................... 128
   Reports of Consultants and Advisors.................................... 128
   Directors.............................................................. 129
   Executive Officers..................................................... 130

OWNERSHIP OF VOTING SECURITIES OF NFS BY CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT.............................................................. 139
   Security Ownership of Certain Beneficial Owners........................ 139
   Security Ownership of Management....................................... 140

DESCRIPTION OF PROVIDENT MUTUAL LIFE INSURANCE COMPANY.................... 141
   Description of Provident's Business.................................... 141
   Products and Services.................................................. 141
   Marketing and Distribution............................................. 141
   Ratings................................................................ 142
   Corporate Information.................................................. 142

SUPPLEMENTARY FINANCIAL DATA OF PROVIDENT MUTUAL LIFE INSURANCE COMPANY... 145

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF PROVIDENT MUTUAL LIFE INSURANCE COMPANY................ 146
   Introduction........................................................... 146
   Critical Accounting Policies and Recently Issued Accounting
     Pronouncements....................................................... 146
   Sponsored Demutualization.............................................. 147
   Results of Operations.................................................. 148
   Investments............................................................ 156
   Liquidity and Capital Resources........................................ 161
   Quantitative and Qualitative Disclosures about Market Risk............. 162
   Results of Operations for the Three Months Ended March 31, 2002 and
     2001................................................................. 164

EXPERTS................................................................... 171

LEGAL MATTERS............................................................. 171

FUTURE SHAREHOLDER PROPOSALS.............................................. 171

WHAT INFORMATION YOU SHOULD RELY ON....................................... 171

WHERE YOU CAN FIND MORE INFORMATION....................................... 171



ANNEX A Amended and Restated Agreement and Plan of Merger
ANNEX B Amended and Restated Plan of Conversion (and Exhibits thereto)
ANNEX C Opinion of Morgan Stanley & Co. Incorporated
ANNEX D Opinion of Salomon Smith Barney Inc.
ANNEX E Consolidated Financial Statements and Financial Statement Schedules of Provident
ANNEX F Amended and Restated Pre-Closing Articles of Incorporation of Provident
ANNEX G Actuarial Opinions of Daniel J. McCarthy and Harris N. Bak
ANNEX H Tax Opinions Of Debevoise & Plimpton
ANNEX I Dissenters Rights Statute
ANNEX J Pennsylvania Insurance Department Order
ANNEX K Guidelines for Card 3--Certification of Taxpayer Identification Number on
          Substitute Form W-9
ANNEX L Special Considerations for Group Annuity Contract Owners

           QUESTIONS AND ANSWERS ABOUT THE SPONSORED DEMUTUALIZATION
                              General Information

Q: What are the steps in the proposed sponsored demutualization transaction?

A: The proposed sponsored demutualization transaction has two steps:

   . First, Provident will convert from a mutual life insurance company into a stock life insurance company in a process known as a "demutualization."

   . Second, Eagle Acquisition Corporation, a wholly owned subsidiary of NFS formed solely for the purposes of this transaction, will merge with and into Provident, with Provident surviving as a wholly owned subsidiary of NFS.

Q: What is a demutualization?

A: Provident is a mutual insurance company. In a demutualization, a mutual insurance company (which is controlled by its members) converts to a stock insurance company (which is owned by its shareholders) pursuant to a plan of conversion.

   Members of Provident have certain rights that are known as their "membership interests." These membership interests include the right to vote on matters submitted to a vote of members (such as the election of directors) and the right to participate in any distribution of surplus in the unlikely event of a liquidation.


   In the conversion, all membership interests of Provident's members will be extinguished. Eligible members (described on page 2 of this joint proxy statement/prospectus) of Provident will receive consideration in the form of shares of Provident common stock (which will be held on their behalf by a conversion agent, and will not be distributed), cash or policy credits. This consideration will be allocated in accordance with formulas approved by the Pennsylvania Insurance Department.


Q: What is the merger?

A: Immediately after the demutualization, Eagle Acquisition Corporation will merge with and into Provident. All shares of Provident common stock that were issued to Provident's eligible members (and held by the conversion agent) will be converted into shares of Class A common stock of NFS, cash or policy credits and ultimately distributed to eligible members.

   The transaction has been structured as a reorganization that is tax-free to NFS, Provident and recipients of Class A common stock in the merger under U.S. tax laws.

Q: When do you expect the merger to be completed?


A: The merger will be completed when the conditions described under "Principal
   Terms of the Merger Agreement--Conditions to Completion of the Merger" are satisfied. We expect to complete the merger five trading days after Provident's special meeting of its eligible members. There can be no guarantee, however, when completion of the merger will occur, if at all.



Q: What will be the material federal income tax consequences of the sponsored demutualization to NFS, Provident, eligible members of Provident and shareholders of NFS?



A: The conversion and the merger will qualify as tax-free reorganizations under the Internal Revenue Code of 1986, as amended. If you, as an eligible member of Provident, receive only NFS Class A common stock or only policy credits in the transaction, you will not recognize any income, gain or loss for federal income tax purposes upon receipt of the stock or policy credits, as the case may be. If you receive cash in the transaction, the full amount of any cash you receive as consideration will generally be taxed in the year it is received as either short-term or long-term capital gains, depending on the date your policy was purchased. Because special rules may apply to you in your particular circumstances, we recommend that you consult a tax or benefits advisor. NFS' shareholders will not recognize any gain or loss as a result of the merger. The merger will be tax-free to NFS and to Provident. As a result of the merger, NFS and its subsidiaries will no longer qualify to be included in the Nationwide Mutual consolidated federal income tax return and NFS will be required to make a tax sharing payment to Nationwide Mutual of $56.0 million.


Q: Who can help answer my questions?

A: If you have any questions regarding this transaction or how to vote, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

   . If you are a Provident eligible member:

     Sponsored Demutualization Information Center

     (866) 541-9692 (Toll-free)


     (+1) (201) 296-4361 (Outside the United States)

   . If you are an NFS shareholder:

     Nationwide Financial Services, Inc.
     Kevin G. O'Brien

     Vice President--Investor Relations

     One Nationwide Plaza
     Columbus, Ohio 43215
     (614) 249-7111

                  Information for Provident Eligible Members

Q: Who are Provident eligible members?

A: Under the plan of conversion, owners of policies or annuity contracts of Provident that were in force on December 14, 2001 (the date the Provident board of directors adopted the plan of conversion) are "eligible members." The guidelines for all determinations concerning eligibility are set forth in the plan of conversion.


Q: What are Provident eligible members voting on and why?



A: Provident's eligible members are voting on a proposal to approve the sponsored demutualization of Provident. In order for the sponsored demutualization to be completed, two-thirds of Provident's eligible members who vote must vote to approve the transaction in which Provident will convert to a stock life insurance company and merge with a subsidiary of NFS. A second proposal will also be presented at the special meeting. This proposal would amend Provident's articles of incorporation prior to the sponsored demutualization in the form attached as Annex F to this joint proxy statement/prospectus. In order for the sponsored demutualization to be completed, a majority of the votes cast at the special meeting, in person or by proxy, by Provident's members of record on August 1, 2002 must approve this proposal to amend Provident's articles of incorporation.



Q: What are Provident's reasons for engaging in the sponsored demutualization?



A: The Provident board of directors concluded that the sponsored demutualization is in the best interests of Provident for a number of reasons, including the board's belief that the sponsored demutualization will provide Provident with a greater ability to pursue its strategic objectives by removing constraints imposed by its current size and status as a mutual insurance company, enhance Provident's strategic and financial flexibility, improve Provident's financial strength, provide greater resources to back its obligations to policyholders and help assure the continuity of and enhance the competitiveness of Provident's life insurance and other business, and make possible the distribution of value to the eligible members of Provident.



Q: What should I do now if I am an eligible member?



A: You should mail your completed, signed and dated proxy card to Provident in the enclosed postage paid return envelope as soon as possible so that you will be represented at the special meeting. You should also return your Taxpayer Identification Card (Card 3) in order to avoid withholding of federal income taxes and possible IRS penalties. For eligible members that are eligible to receive different forms of consideration, if you would like to elect a specific form of consideration other than your default form of consideration, you should complete, sign and date the Form of Consideration Card (Card 4) and include it in the envelope as well.



Q: Can I change my vote after I have mailed in a signed proxy card?



A: Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the special meeting. First, you can revoke your proxy by written notice to the office of the Secretary of Provident. Second, you can submit a new, later dated proxy card. Third, you can attend the special meeting and vote in person.




Q: How will this transaction affect eligible members of Provident?

A: If you are an eligible member, you will receive consideration in one of three forms: NFS Class A common stock, cash or policy credits. The form or forms of consideration you are eligible to receive and an estimate of the amount of consideration you will receive are stated on your member record card (card 2).

   Because Provident will no longer be a mutual insurance company, you will no longer have membership interests in Provident by virtue of being a policyholder. Membership interests include the right to vote on matters submitted to a vote of members (such as the election of directors) and the right to participate in any distribution of surplus in the unlikely event Provident is liquidated.


Q: What amounts of consideration will eligible members receive?



A: Assuming that the average sales price of NFS Class A common stock during a specified period near the effective time of the merger is between $36.86 and $47.71, the aggregate consideration to be paid to eligible members in the transaction is approximately $1.527 billion. No assurance can be provided that the average sales price of NFS Class A common stock will fall within this range. Should this price fall below the range, the value of consideration delivered to Provident's eligible members would be reduced. For example, assuming the average sales price of NFS Class A common stock during the pricing period is equal to its closing price on July 30, 2002 of $30.90, the aggregate value of the consideration received by Provident's eligible members would be $1.280 billion. The aggregate consideration will be allocated among eligible members in two components. Approximately 20% of the aggregate consideration will be divided equally among all eligible members, which is what we refer to as the fixed component. The remaining amount of the aggregate consideration, which we refer to as the variable component, will be divided among eligible members based on a formula that takes into account the estimated past and future contributions to Provident's surplus of the various classes of policies and contracts of all eligible members.



Q: What types of consideration am I eligible to receive?



A: If you are an eligible member, you will receive consideration in the form of NFS Class A common stock, cash or policy credits. If you receive shares of NFS Class A common stock, you will become a shareholder of NFS and will be entitled to vote on matters submitted to a vote of NFS' shareholders for as long as you own the shares. However, you should be aware that, given the fact that immediately after the closing of the sponsored demutualization Nationwide Corporation will own a majority of the voting power of NFS, Nationwide Corporation can effectively exercise control of NFS.



Q: What are the differences between being a member of Provident and being a shareholder of NFS?



A: When the conversion and merger are completed, if you receive shares of NFS
   Class A common stock as consideration, you will become a shareholder of NFS and your rights will be governed by Delaware law, NFS' Restated Certificate of Incorporation and NFS' Restated Bylaws. There are material differences between the rights of a member of Provident under Pennsylvania law and Provident's organizational documents as compared to the rights of a shareholder of NFS.



Q: How will this transaction affect my policy?



A: The transaction will not, in any way, change premiums or reduce policy benefits, values, guarantees or other policy obligations of Provident to its policyholders. Policy dividends will continue to be paid as declared annually (although, as always, policy dividends are not guaranteed and may vary from year to year due to changes in experience).



Q: If I currently receive dividends on my policy, how will this transaction affect the dividends paid on my policy?



A: In the transaction, an accounting mechanism known as a closed block will be established, for dividend purposes only, for the exclusive benefit of the policies included within the closed block. Policies included in the closed block will primarily be individual life insurance policies for which Provident had a dividend scale payable in 2001 or which were issued under a plan which had a dividend scale payable in 2001. The closed block is designed to give reasonable assurance to holders of policies included in the closed block that policy dividends will not be changed as a result of the sponsored demutualization and that policy dividend scales following the sponsored demutualization will be determined on a basis consistent with the way they were determined prior to the sponsored demutualization.


Q: How will this transaction affect Provident?

A: As a result of this transaction, Provident will no longer be a mutual insurance company controlled by its policyholder members. In a mutual insurance company, policyholders have membership interests in the company and control the company through their ability to elect directors who then appoint the company's management. After the transaction, Provident will be a stock insurance company controlled by its sole shareholder, NFS.


   NFS is a holding company for the domestic life insurance and retirement savings operations of the Nationwide group of companies. Shares of NFS' Class A common stock are publicly traded on the New York Stock Exchange under the ticker symbol "NFS". A majority of the ownership and voting control of NFS is held by Nationwide Corporation which is itself controlled by Nationwide Mutual Insurance Company, which we refer to as Nationwide Mutual. Nationwide Mutual, a property and casualty mutual insurance company domiciled in Ohio, is the ultimate controlling entity of all entities in the Nationwide group of companies. Nationwide Mutual engages in general insurance and reinsurance business, and through its insurance company subsidiaries writes both property and life insurance throughout the United States. Thus, after the transaction Provident will be a third tier stock subsidiary of Nationwide Mutual.



Q: What will happen regarding the management and operations of Provident after the sponsored demutualization?



A: After the sponsored demutualization, the business and operations of Provident will be managed and operated as a wholly owned subsidiary of NFS. The directors of Eagle Acquisition Corporation immediately prior to the merger (who will be selected by NFS) will be the directors of Provident immediately after the merger. The officers of Provident immediately prior to the merger will be the officers of Provident immediately following the merger. However, it is expected that the current executive officers of Provident will leave their employment following completion of the sponsored demutualization and that the board of directors of Provident, who will have been selected by NFS, will elect new executive officers in their place.



Q: When will consideration be distributed to eligible members if the sponsored demutualization occurs?



A: Approximately 15 to 20 days following the date on which the sponsored demutualization becomes effective, NFS anticipates mailing checks for cash consideration and account statements which reflect a book-entry for NFS Class A common stock to eligible members who will receive cash or NFS Class A common stock. NFS expects that all eligible members receiving shares of NFS Class A common stock as consideration will be able to sell those shares beginning 21 days following the date on which the sponsored demutualization becomes effective. It is anticipated that policy credits will be distributed to eligible members who will receive policy credits approximately 45 days following the date on which the sponsored demutualization becomes effective. In any event, all consideration will be distributed within 60 days following the date on which the sponsored demutualization becomes effective, unless the Pennsylvania Insurance Commissioner approves a later date.



Q: Will NFS establish a commission-free purchase and sale program so eligible members who hold less than 100 shares of NFS Class A common stock after the sponsored demutualization can either sell their shares or purchase additional shares to round up to 100 without paying brokerage commissions or other expenses?



A: Yes. A commission-free purchase and sale program will be established for holders of NFS Class A common stock holding less than 100 shares. If you are eligible to participate in this program, you will receive information in the mail on how to participate when you receive your account statement. NFS expects that eligible members will be able to purchase or sell shares through the commission-free purchase and sale program beginning 21 days following the date on which the sponsored demutualization becomes effective.



Q: May I exercise dissenters rights and demand an appraisal of the fair value of my membership interests in Provident?



A: Yes. If the sponsored demutualization is consummated, Provident's eligible members will have the right to dissent and demand appraisal of the fair value of their membership interests in Provident. In order to receive such a payment, eligible members must strictly comply with the statutory procedures of Subchapter 15D of the Pennsylvania Business Corporation Law, which, among other things, require that dissenting eligible members deliver a written notice of their intention to exercise dissenters rights by or before Provident's special meeting and not vote "FOR" the sponsored demutualization. "Fair value" as determined by a court or arbitrator may be equal to, more than or less than the amount of consideration that you would have received in the sponsored demutualization. If you are considering exercising dissenters rights, please carefully review all of the information regarding these rights that is contained in the joint proxy statement/prospectus, including a copy of the relevant provisions of the Pennsylvania Business Corporation Law. Exercising dissenters rights may result in adverse federal tax consequences to some eligible members.


Q: What is included in this mailing package?


A: This mailing package includes this joint proxy statement/prospectus which describes the details of the transaction and provides information on the business and financial results of Provident and NFS. It also includes a set of cards: a proxy card with which Provident eligible members can vote on the transaction; a member record card that shows the policies for which you are eligible to receive consideration, the form of consideration you are eligible to receive and the estimated amount of your consideration; a taxpayer identification card; and, if you are eligible to elect different forms of consideration, a form of consideration card. We urge you to read this joint proxy statement/prospectus carefully before voting on this transaction.

                       Information for NFS Shareholders

Q: What are NFS shareholders voting on and why?

A: NFS shareholders are voting on a proposal to authorize the issuance of additional shares of NFS Class A common stock in connection with the merger. This shareholder vote is required under the rules of the New York Stock Exchange, Inc. because the aggregate number of shares of NFS common stock to be issued to Provident's eligible members in the merger could exceed 20% of the total number of shares of common stock of NFS issued and outstanding immediately prior to the completion of the merger.

Q: What vote of NFS shareholders is required to approve the share issuance?

A: The issuance of NFS Class A common stock as consideration in the merger requires approval by a majority of the votes cast by NFS shareholders at the special meeting, provided that the total vote cast must represent over 50% in interest of all securities entitled to vote. Nationwide Corporation, which owns in excess of 50% of the outstanding shares of NFS common stock, has agreed to vote its shares in favor of the share issuance.

Q: What should I do now in order to vote on the share issuance proposal?

A: You should mail your completed and signed proxy card to NFS in the enclosed postage paid envelope as soon as possible so that your shares will be represented at the special meeting.


Q: Can I change my vote after I have mailed in a signed proxy card?


A: Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the special meeting. First, you can revoke your proxy by written notice to the Secretary of NFS. Second, you can submit a new, later dated proxy card. Third, you can attend the special meeting and vote in person.


Q: How will existing NFS shareholders be affected by the proposed merger and share issuance?



A: If you are an existing shareholder of NFS, after the merger, you will have the same number of NFS shares that you had immediately prior to the merger. However, because NFS will be issuing new shares of Class A common stock to certain of Provident's eligible members in the merger, each outstanding share of NFS common stock immediately prior to the merger will represent a smaller percentage of a larger company after the merger.



   Under the merger agreement, the amount and mix of consideration to be issued is subject to certain adjustments, commonly referred to as a collar. Under the terms of the collar arrangement, the expected range of new shares of Class A common stock to be issued is between 23.5 million and 31.1 million. For example, if the value of NFS Class A common stock during the pricing period for determining share consideration is $43.37 per share, the number of new shares of Class A common stock issued would be approximately 26.4 million. On July 30, 2002, the closing price of NFS Class A common stock was $30.90 per share. As of June 30, 2002, public shareholders owned approximately 20.2% of NFS' outstanding common stock, representing 2.5% of the voting power of NFS common stock. After the consummation of the merger, assuming an issuance of approximately 26.4 million shares, NFS' current public shareholders will own approximately 16.5% of NFS' outstanding common stock, representing 2.4% of NFS' voting power, and Provident's former eligible members will own approximately 18.1% of NFS' outstanding common stock, representing 2.6% of the voting power of NFS common stock.


   You will not recognize any gain or loss for federal income tax purposes and you will not have any rights of appraisal as a result of the merger and share issuance.

Q: Will Nationwide Corporation still have voting control over NFS after the merger?


A: As a result of its ownership of all of NFS' outstanding Class B common stock, as of June 30, 2002, Nationwide Corporation owned approximately 79.8% of NFS' outstanding common stock, representing 97.5% of the voting power of NFS common stock. Nationwide Corporation is controlled by Nationwide Mutual. After the merger, it is expected that Nationwide Corporation's ownership interest will decrease to no less than 65.4% of NFS' outstanding common stock and 95.0% of the voting power of NFS common stock. While this will affect the tax and accounting treatment of Nationwide Corporation's interest in NFS, Nationwide Corporation will still own more than 50% of the voting power of NFS common stock.

                                    SUMMARY


   This summary provides an overview of the proposed sponsored demutualization of Provident by NFS and highlights selected information from this joint proxy statement/prospectus. Although we have highlighted what we believe is the most important information about the proposed acquisition in this summary, we urge you to read the entire joint proxy statement/prospectus and the documents incorporated by reference carefully to understand the material aspects of the proposed acquisition. See "Where You Can Find More Information" on page 171 for details of how you can obtain more information about this transaction.


                                 THE COMPANIES

Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, OH 43215
Telephone: (614) 249-7111


   NFS, a Delaware corporation, was formed in November 1996 as a holding company for Nationwide Life Insurance Company, which we refer to as Nationwide Life, and other companies that comprise the domestic life insurance and retirement savings operations of the Nationwide group of companies. On its March 31, 2002 unaudited consolidated balance sheet, NFS reported total consolidated assets of $33.08 billion excluding separate account assets, $93.24 billion including separate account assets and total consolidated equity of $3.47 billion.



   NFS is a leading provider of long-term savings and retirement products in the United States. NFS sells a diverse range of products including individual annuities, private and public sector pension plans and other investment products to institutions, and life insurance. NFS sells its products through a diverse distribution network. Unaffiliated entities that sell NFS' products to their own customer base include independent broker/dealers, national brokerage firms, which we refer to as wirehouses, regional brokerage firms, financial institutions, pension plan administrators and life insurance specialists. Representatives of NFS who market products directly to a customer base include Nationwide Retirement Solutions and The 401(k) Company. NFS also distributes retirement savings products through the agency distribution force of its ultimate parent company, Nationwide Mutual. NFS believes its unique combination of product innovation and strong distributor relationships position it to compete effectively in the rapidly growing retirement savings market under various economic conditions. Nationwide Retirement Solutions is in the business of developing, marketing and administering the operation of deferred compensation plans and other retirement savings plans for governmental units and educational institutions throughout the United States. On its March 31, 2002 unaudited consolidated balance sheet, Nationwide Retirement Solutions reported total consolidated assets of $27.3 million and total consolidated equity of $6.4 million. The 401(k) Company specializes in the total management of and related services to 401(k) plans. On its March 31, 2002 unaudited consolidated balance sheet, The 401(k) Company reported total consolidated assets of $14.5 million and total consolidated equity of $9.6 million.



   NFS has grown in recent years as a result of its long-term investments in developing the distribution channels necessary to reach its target customers and the products required to meet the demands of these customers. NFS believes its growth has been enhanced further by favorable demographic trends, the growing tendency of Americans to supplement traditional sources of retirement income with self-directed investments, such as products offered by NFS and the performance of the financial markets, particularly the U.S. stock markets, in the late 1990's. From 1996 to 2001, NFS' assets grew from $47.77 billion to $91.96 billion, a compound annual growth rate of 14%. Asset growth during this period resulted from sales of NFS' products as well as market appreciation of assets in NFS' separate accounts and in its general account investment portfolio. NFS' sales of variable annuities grew from $6.50 billion in 1996 to $9.76 billion in 2001, a compound annual growth rate of 8%. NFS' separate account assets, which are generated by the sale of variable annuities and variable universal life insurance, grew from 56% of total assets as of December 31, 1996 to 65% of total assets as of December 31, 2001. During this period of growth, NFS controlled its operating expenses by taking advantage of the economic benefits that can be realized as a result of larger size and purchasing power and by increasing productivity through investments in technology.



   All of NFS' Class B common stock is owned by Nationwide Corporation, a subsidiary of Nationwide Mutual. The Class A common stock, which we refer to as the NFS Class A Common Stock, and the Class B common stock make up NFS' outstanding common stock. As of June 30, 2002, the Class B common stock represented approximately 79.8% of the total number of shares of common stock and 97.5% of the voting power of all of NFS' shareholders.

   On May 22, 2002, NFS entered into a definitive agreement with Nationwide Corporation, the majority shareholder of NFS, to exchange the shares of Gartmore Global Investments, Inc. owned by NFS for shares of NFS' common stock owned by Nationwide Corporation. Nationwide Corporation is a majority owned subsidiary of Nationwide Mutual. Gartmore Global Investments, Inc. was a majority owned subsidiary of NFS and comprises the domestic asset management operation of the Nationwide group of companies. As part of the definitive agreement, NFS also agreed to exchange all of the shares of Nationwide Securities, Inc., which was an indirect wholly owned subsidiary of NFS, for shares of NFS' common stock owned by Nationwide Corporation. NFS refers to these transactions in this joint proxy statement/prospectus as the Gartmore exchange transactions.



   The Gartmore exchange transactions valued NFS' interests in Gartmore Global Investments, Inc. and Nationwide Securities, Inc. at $362.8 million and were closed on June 28 and June 27, 2002, respectively. As a result, NFS is no longer engaged in asset management operations and the results of operations of these entities have been reflected in this joint proxy statement/prospectus as discontinued operations. The closing of the Gartmore exchange transactions resulted in the return of approximately 9.1 million shares using a per share price of $39.86. This price was determined based on the average closing price of a share of NFS' Class A common stock for the ten consecutive trading days prior to closing of the Nationwide Securities, Inc. transaction, as outlined in the exchange agreement. The Gartmore exchange transactions are expected to qualify as tax-free exchanges, as supported by an opinion obtained from independent tax experts.




Provident Mutual Life Insurance Company
1000 Chesterbrook Boulevard
Berwyn, PA 19312
Telephone: (610) 889-1717

   Provident is a Pennsylvania mutual insurance company whose business is concentrated in life insurance products. Provident offers a broad range of life insurance, annuity products and related financial services. Provident markets its insurance products and services through a career agency sales force and through various non-affiliates including independent insurance agents, stock brokerage firms, regional broker/dealers and independent financial planning firms. On its March 31, 2002 unaudited consolidated balance sheet Provident reported consolidated total assets of $5.45 billion excluding separate account assets, $9.18 billion including separate account assets and consolidated total equity of $1.19 billion.

   As a mutual insurance company, Provident has no authorized, issued or outstanding stock. Through the purchase of Provident insurance policies, policyholders acquire insurance coverage from Provident and membership interests in Provident pursuant to Pennsylvania law and Provident's articles of incorporation and by-laws. These membership interests include the right to vote on matters submitted to a vote of members and the right to participate in any distribution of surplus in the unlikely event of a liquidation.



Eagle Acquisition Corporation
One Nationwide Plaza
Columbus, OH 43215
Telephone: (614) 249-7111

   Eagle Acquisition Corporation, a Pennsylvania corporation, is a wholly owned special purpose subsidiary of NFS, formed solely for the purpose of merging with Provident in the proposed transaction. At the effective time of the merger, it will merge with and into Provident, with Provident being the surviving entity and a wholly owned subsidiary of NFS.

                              RECENT DEVELOPMENTS





NFS Second Quarter Earnings



   On July 29, 2002, NFS reported its financial results for the second quarter of 2002. Net income was $81.6 million, or $0.63 per diluted share, compared to $113.9 million, or $0.88 per diluted share, for the second quarter of 2001.



   As described on page 21 of this joint proxy statement/prospectus, NFS analyzes operating performance using a non-GAAP measure referred to as net operating income. Net operating income was $106.9 million for the second quarter of 2002, down six percent from $113.4 million for the second quarter of 2001. A reconciliation of net income to net operating income follows:



                                                                             For the            For the
                                                                        Three Months Ended Three Months Ended
                                                                          June 30, 2002      June 30, 2001
                                                                        ------------------ ------------------
                                                                                     (unaudited)
                                                                                    (in millions)
Net income.............................................................       $ 81.6             $113.9
Realized losses (gains) on investments, hedging instruments, and hedged
  items, net of tax....................................................         26.5               (2.1)
Income from discontinued operations, net of tax........................         (1.2)              (0.7)
Cumulative effect of adoption of accounting principles, net of tax.....           --                2.3
                                                                              ------             ------
Net operating income...................................................       $106.9             $113.4
                                                                              ======             ======



Realized losses on investments, net of tax, in the second quarter of 2002 included $14.6 million related to WorldCom, Inc. and $5.8 million related to impairments of collateralized debt obligations and collateralized loan obligations.



   Total revenues for NFS were $756.2 million in the second quarter 2002 compared to $777.6 million in the second quarter 2001.



   As described on page 21 of this joint proxy statement/prospectus, NFS regularly monitors and reports a non-GAAP measure referred to as sales. Sales or similar measures are commonly used in the insurance industry as a measure of business generated in the period. Total sales of $4.0 billion in the second quarter of 2002 declined three percent from $4.2 billion in the second quarter of 2001.



   At June 30, 2002, total consolidated assets were $89.8 billion, compared to $92.0 billion at December 31, 2001 and $92.1 billion at June 30, 2001. Included in total consolidated assets are separate account assets of $54.4 billion, $59.6 billion, and $62.7 billion as of June 30, 2002, December 31, 2001 and June 30, 2001, respectively.



Provident Second Quarter Earnings



   Provident reported a net loss of $1.3 million for the second quarter of 2002 compared to net income of $25.1 million for the second quarter of 2001.



   As described on page 148 of this joint proxy statement/prospectus, Provident analyzes operating performance using a non-GAAP measure referred to as net operating income. Net operating income was $25.8 million for the second quarter of 2002, down six percent from $27.5 million for the second quarter of 2001. A reconciliation of net (loss) income to net operating income follows:



                                                For the            For the
                                           Three Months Ended Three Months Ended
                                             June 30, 2002      June 30, 2001
                                           ------------------ ------------------
                                                        (unaudited)
                                                       (in millions)
Net (loss) income.........................       $(1.3)             $25.1
Demutualization expenses, net of tax......         6.5                 --
Realized losses on investments, net of tax        20.6                0.5
Differential earnings tax.................          --                1.9
                                                 -----              -----
Net operating income......................       $25.8              $27.5
                                                 =====              =====

Realized losses on investments, net of tax, in the second quarter of 2002 included $5.4 million related to WorldCom, Inc. and $11.9 million related to impairments of collateralized debt obligations. Offsetting the realized losses was a $2.5 million gain, net of tax, on the sale of Provident's interest in the Sentinel mutual fund operations.



   Total revenues for Provident were $134.6 million in the second quarter of 2002 compared to $175.5 million in the second quarter of 2001.



   As described on page 150 of this joint proxy statement/prospectus, Provident regularly monitors and reports a non-GAAP measure referred to as sales and renewals. Sales and renewals or similar measures are commonly used in the insurance industry as a measure of business generated in the period. Total sales and renewals of $192.3 million in the second quarter of 2002 declined 26 percent from $260.9 million in the second quarter of 2001.



   At June 30, 2002, total consolidated assets were $8.8 billion, compared to $9.2 billion at December 31, 2001 and $9.1 billion at June 30, 2001. Included in total consolidated assets are separate account assets of $3.4 billion, $3.7 billion, and $3.8 billion as of June 30, 2002, December 31, 2001 and June 30, 2001, respectively.



Standard & Poor's Rating Services Recent Announcement



   On July 30, 2002, Standard & Poor's Rating Services revised its outlook on the U.S. life insurance industry to negative from stable, citing strained capital adequacy at a number of companies. Standard & Poor's Rating Services also revised its outlook to negative from stable for Nationwide Life, as well as five other life insurance companies. An outlook indicates the likely direction of a rating over a one- to three-year time horizon. At the same time, Standard & Poor's Rating Services placed its ratings on four life insurance companies (not including Nationwide Life) on CreditWatch with negative implications.



   See "Risk Factors--Risk Factors Relating to NFS' Business and Industry--A decline in NFS' financial strength ratings could adversely affect NFS' operations" for information about Nationwide Life's ratings.



Recent Closing Price of NFS Class A Common Stock.



   On July 30, 2002, the closing price of NFS Class A common stock was $30.90. NFS is a publicly traded company whose shares of Class A common stock are traded on the New York Stock Exchange under the ticker symbol "NFS". For a discussion of how the sales price of NFS Class A common stock during a pricing period near the effective time of the merger can affect the value of the consideration to be received by Provident's eligible members, see "Risk Factors--Risk Factors Relating to the Sponsored Demutualization--Because the market price of NFS Class A common stock fluctuates, eligible members of Provident cannot be sure of the value of any NFS Class A common stock that they may receive in the proposed merger" on page 35 of this joint proxy statement/prospectus, and "Principal Terms of the Plan of Conversion--Allocation of Consideration--Adjustment of Aggregate Consideration" on page 82 of this joint proxy statement/prospectus.



Recent Agreements between Provident and affiliates of NFS.



   Nationwide Mutual and Provident entered into an agreement for Nationwide Mutual's office of investments to manage Provident's investment portfolio effective July 15, 2002. This agreement may be terminated by any party on either 30 days prior notice or within seven days of the completion of the sponsored demutualization. For a description of this investment agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Provident Mutual Life Insurance Company--Investments--General" beginning on page 156. Nationwide Life and Provident entered into two agreements under which Nationwide Life manages Provident's mortgage loan portfolio, which are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Provident Mutual Life Insurance Company--Investments--Mortgage Loans" beginning on page 159. These two agreements may in one case, be terminated by either party on 90 days notice, and in the other case, be terminated by Provident on 90 days notice or by Nationwide Life on 180 days notice.

                         THE SPONSORED DEMUTUALIZATION


Overview of the Sponsored Demutualization (See page 47)



   The sponsored demutualization is an integrated transaction in which Provident will convert from a mutual insurance company to a stock insurance company and will immediately merge with Eagle Acquisition Corporation. Provident will survive the merger and become a wholly owned subsidiary of NFS. Assuming that the average sales price of NFS Class A common stock during a specified period near the effective time of the merger is between $36.86 and $47.71, the aggregate consideration to be paid to eligible members in the transaction will be approximately $1.527 billion. However, if the average sales price of NFS Class A common stock during the period is lower than the beginning point or higher than the ending point of this range, the value of the aggregate consideration will either decrease or increase accordingly, as contemplated by the merger agreement. For example, assuming the average sales price of NFS Class A common stock during the pricing period is equal to its closing price on July 30, 2002, of $30.90, the aggregate value of the consideration received by Provident's eligible members would be $1.280 billion. For an illustration of how specific average sales prices for NFS Class A common stock will affect the amount of consideration paid to eligible members, please see the chart and table on page 83 of this joint proxy statement/prospectus.





Provident's Reasons for Engaging in the Sponsored Demutualization (See page 51)





   The Provident board of directors concluded that the sponsored demutualization is in the best interests of Provident for a number of reasons, including the board's belief that the sponsored demutualization will provide Provident with a greater ability to pursue its strategic objectives by removing constraints imposed by its current size and status as a mutual insurance company, enhance Provident's strategic and financial flexibility, improve Provident's financial strength, provide greater resources to back its obligations to policyholders and help assure the continuity of and enhance the competitiveness of Provident's life insurance and other business, and make possible the distribution of value to the eligible members of Provident.



Risks and Other Considerations (See page 34)



   The sponsored demutualization proposes a fundamental change to the structure and a change in control of Provident. Although there are potential benefits to members and to Provident relating to the change, there are also risks. The section entitled "Risk Factors" beginning on page 34 describes certain potential risks relating to the sponsored demutualization. You are encouraged to review these provisions carefully before you vote.


Key Features of the Sponsored Demutualization:


Conversion and Merger (See pages 80 and 98)



   Provident will convert from a mutual insurance company into a stock insurance company. In the conversion, Provident will allocate shares of its common stock to each eligible member. The aggregate number of shares of Provident common stock to be allocated will be determined in part by the average price of NFS Class A common stock prior to the conversion and merger. In the conversion, certain of Provident's eligible members will be issued shares of common stock of Provident and others will receive cash or policy credits, depending upon the types of policies held, as well as certain other factors. All shares of Provident common stock issued in the conversion will be delivered to and held by the conversion agent, Mellon Investor Services, LLC, as the shareholder of record on behalf of those eligible members who are issued shares of Provident common stock until the completion of the merger. The amount of cash or policy credits that an eligible member may receive as consideration in the conversion will be determined by reference to the number of shares of NFS Class A common stock that the member would have been entitled to receive as consideration in exchange for their shares of Provident common stock, if the member had been issued shares of Provident common stock in the demutualization instead of cash or policy credits. The demutualization of Provident is the first step of the proposed transaction and it must be completed before the merger can be completed.



   Shares of Provident stock issued in the conversion will be issued to the conversion agent as holder of record who will vote in favor of, or consent to, the merger of Provident with Eagle Acquisition Corporation. At the effective time of the merger, eligible members of Provident who were issued shares of Provident common stock in the conversion will be entitled to receive one of the following forms of consideration for each share of Provident common stock issued to them (and held by the conversion agent):


    .  one share of NFS Class A common stock;

    . cash in an amount equal to an average market price of one share of NFS Class A common stock, determined pursuant to a formula in the merger agreement; or

    . policy credits in an amount equal to an average market price of one share of NFS Class A common stock, determined pursuant to a formula in the merger agreement.

   Following the merger, Provident will be a wholly owned stock subsidiary of NFS.


   The corporate structure of Provident both before and after the sponsored demutualization is shown on the charts on page 18.


   NFS is a publicly traded company whose shares of Class A common stock are traded on the New York Stock Exchange under the ticker symbol "NFS".


Matters to be Considered at the Provident Special Meeting



   At the special meeting of Provident members the following proposals will be considered:



    . a proposal to adopt and approve the plan of conversion and the transactions contemplated by the plan of conversion, including, without limitation, the transactions contemplated by the merger agreement, the vote or written consent by the conversion agent of the shares issued by Provident in favor of the adoption of the merger agreement and the amendment and restatement of Provident's articles of incorporation to read in the form attached as Exhibit B to the plan of conversion (the full text of the plan of conversion is included in this joint proxy statement/prospectus as Annex B); and



    . a proposal to amend and restate Provident's articles of incorporation in the form attached as Annex F to this joint proxy statement/prospectus.



   In order for the first proposal to be approved, it must be approved by two-thirds of the votes cast by eligible members. In order for the second proposal to be approved, it must be approved by a majority of the votes cast by the Provident members of record on August 1, 2002. All persons eligible to vote on the proposals will be entitled to one vote regardless of the number or the amount of the policies owned. Under Provident's by-laws, a quorum will consist of the members present in person or by proxy at the special meeting.



Definition of Eligible Members (See page 54)



   Under the plan of conversion, you are an eligible member if you owned a Provident policy that was in force on December 14, 2001 (the date the board of directors of Provident adopted the plan of conversion), which we refer to as the "adoption date." If you are an eligible member, you will be eligible to vote and receive consideration in the sponsored demutualization. A policy was in force on the adoption date if all of the following were true at that time:



    . the policy was issued or assumed by Provident or Provident had received the complete application and required premium for the policy and the policy was subsequently issued by Provident;


    . the policy had not been surrendered or otherwise terminated on or before the adoption date;


    . the insured person was still alive or Provident did not have knowledge of his or her death on or before the adoption date; and





    . the policy had not lapsed for nonpayment of premiums after the applicable grace period.



   Only owners of policies issued or assumed by Provident are eligible for consideration in the sponsored demutualization. Owners of policies originally issued by Continental American Life Insurance Company, which merged with Provident in 1993, and The Covenant Life Insurance Company, which merged with Provident in 1994, are eligible members if their policies were in force on the adoption date. Owners of policies issued by Providentmutual Life and Annuity Company of America or Provident Mutual International Life Insurance Company, which are both stock subsidiaries of Provident, are not eligible to vote or receive consideration under the plan of conversion. In general, certificateholders under group annuity contracts and policies will not be eligible to receive consideration. However, certificateholders insured under group insurance policies or contracts issued to a trust or other vehicle established by Provident will generally be eligible to receive consideration in the sponsored demutualization. For a more complete discussion of eligibility please see "The Sponsored Demutualization--Eligibility of Provident Members to Vote and Receive Consideration" on page 54.


Membership Interests Will Be Extinguished

   Membership interests, which entitle the members of Provident to vote on matters submitted to a vote of members (such as the election of directors) and the right to participate in any distribution of surplus in the unlikely event of a liquidation, will be extinguished in the sponsored demutualization.

Eligible Members Will Receive Consideration (See page 80)



   If you are an eligible member, you will receive consideration in the form of shares of NFS Class A common stock, cash or policy credits. If you receive shares of NFS Class A common stock, you will become a shareholder of NFS and will be entitled to vote on matters submitted to a vote of NFS' shareholders for as long as you own the shares. However, you should be aware that, given the fact that Nationwide Corporation will own a majority of the voting power of NFS, Nationwide Corporation can effectively exercise control over NFS.



   Assuming that the average sales price of NFS Class A common stock during a specified period near the effective time of the merger is between $36.86 and $47.71, the aggregate consideration to be paid to eligible members in the transaction will be approximately $1.527 billion. This amount reflects a decrease of approximately $28 million from the initial purchase price of $1.555 billion. This adjustment was required under the terms of the merger agreement to account for additional funding to the closed block above the amount estimated to be required at the time the merger agreement was executed. See "Principal Terms of the Plan of Conversion--The Closed Block" beginning on page
89. The $1.527 billion amount is also subject to adjustment in accordance with the merger agreement to reflect fluctuations in the price of NFS Class A common stock outside specified ranges. For an illustration of how specific average sales prices for NFS Class A common stock will affect the amount of consideration paid to eligible members, please see the chart and table on page 83 of this joint proxy statement/prospectus.



   The aggregate consideration will be allocated among eligible members in two components. Approximately twenty percent of the aggregate consideration will be divided equally among all eligible members, which is what we refer to as the fixed component. The remaining amount of the aggregate consideration, which we refer to as the variable component, will be divided among eligible members based on a formula that takes into account the estimated past and future contributions to Provident's surplus of the various classes of policies and contracts of all eligible members.


Policy Provisions Will Not Change

   The sponsored demutualization will not, in any way, change premiums or reduce policy benefits, values, guarantees or other policy obligations of Provident to its policyholders.

Policy Dividends Will Continue to be Paid

   Policy dividends will continue to be paid by Provident as declared annually (although, as always, policy dividends are not guaranteed and may vary from year to year due to changes in experience).


Limitations on Policy Credits and Cash Distributions (See page 86)



   The merger agreement limits the amount of cash and policy credits that Provident may fund in the conversion to no more than approximately 10% of the total consideration awarded in the sponsored demutualization. The merger agreement also limits the amount of cash and policy credits that may be funded by NFS to approximately 20% of the remaining aggregate consideration awarded in the sponsored demutualization. In other words, at least 72% of the aggregate consideration must be in the form of NFS Class A common stock. The primary reason for these limitations is to preserve the tax-free treatment of the sponsored demutualization to NFS and Provident and to the eligible members receiving solely NFS Class A common stock. If the elections of Provident eligible members to receive cash or optional policy credits as merger consideration, together with a reasonable allowance for the amount of any cash expected to be paid to eligible members exercising dissenters rights, surpass these limits, some eligible members electing to receive cash or optional policy credits will instead receive shares of NFS Class A common stock. The priority for allocating elective cash or optional policy credits in the event these forms of consideration are oversubscribed will begin with the eligible members that would receive the smallest amount of elective cash or optional policy credits, until the maximum amount of cash and policy credits has been reached. Eligible members that elect to receive elective cash or optional policy credits as merger consideration but are above this limit will receive NFS Class A common stock.



Dissenters Rights of Appraisal (See pages 56 and 94)



   If the sponsored demutualization is consummated, Provident's eligible members will have the right to dissent and demand appraisal of the fair value of their membership interests in Provident. In order to receive such a payment, eligible members must strictly comply with the statutory procedures of Subchapter 15D of the Pennsylvania Business Corporation Law, which, among other things, requires that dissenting eligible members deliver a written notice of their intention to exercise dissenters rights by or before Provident's special meeting and not vote "FOR" the sponsored demutualization.

   Under Pennsylvania law, eligible members who comply with the statutory procedures will, in the event that they reject Provident's determination of fair value, be entitled to have a court or arbitrator determine the fair value of their membership interests as of the time immediately prior to the conversion and merger, without giving effect to the conversion and merger, and to receive such fair value in cash. The fair value of Provident will be determined without regard to the financial effect of the sponsored demutualization. Eligible members duly exercising dissenters rights should recognize that the value they receive following this process could be equal to, higher than or lower than the value of the consideration that the eligible member would have received in the sponsored demutualization. If an eligible member that is otherwise required or entitled to receive consideration in the form of policy credits under the terms of the plan of conversion exercises dissenters rights, this could result in increased federal tax liability, excise taxes and tax penalties to the eligible member. Other eligible members exercising dissenters rights will be taxed on their receipt of cash in the same manner as eligible members receiving cash in the sponsored demutualization (other than amounts designated and paid as interest which will be taxed at ordinary income rates). See "The Sponsored Demutualization--Material Federal Income Tax Consequences" on page 57.



   Eligible members who duly exercise their dissenters rights will only receive the consideration awarded by a court of final jurisdiction or arbitrator or panel of arbitrators. The consideration otherwise payable to an eligible member who exercises dissenters rights under the merger agreement and the plan of conversion will be retained by Provident in cash pending such final determination.


   NFS' shareholders are not entitled to appraisal rights under Delaware law in connection with the share issuance and merger.


Establishment of the Closed Block (See page 89)



   The plan of conversion provides for the establishment of an accounting mechanism known as a closed block. The closed block is established for dividend purposes only and is for the exclusive benefit of the policies included within the closed block. The closed block will be composed primarily of those individual life insurance policies for which Provident had a dividend scale payable in 2001 or which were issued under a plan which had a dividend scale payable in 2001. Examples of such policies include participating whole life policies and participating endowment policies. The closed block is designed to give reasonable assurance to holders of policies included in the closed block that policy dividends will not be changed as a result of the sponsored demutualization and that policy dividend scales following the sponsored demutualization will be determined on a basis consistent with the way they were determined prior to the sponsored demutualization.



   For administrative reasons, a small number of policies that otherwise would have been included in the closed block have not been included. Instead, the plan of conversion provides that Provident will maintain and continue the dividend scale in effect for 2001 unless or until Provident obtains the prior approval of the Pennsylvania Insurance Department to change or discontinue the dividend scales for such policies, which include supplementary contracts, individual annuity contracts and health policies that are dividend-paying.



   Policies on which no dividends are paid or expected to be paid are not included in the closed block. These policies include universal life, variable life, deferred annuities and group annuities.



Amendments to Articles of Incorporation and By-Laws (See page 92)



   The articles of incorporation of Provident will be amended prior to the date on which the sponsored demutualization becomes effective to include a provision that consideration received by eligible members under a plan of conversion may be allocated among eligible members using a formula that takes into account the contribution to Provident's surplus of the various classes of policies and contracts of the eligible members and such other factors as the board of directors of Provident may deem appropriate. We refer to this amendment as the articles amendment. All Provident members of record on August 1, 2002 may vote on the articles amendment.



   On the closing date of the sponsored demutualization, the articles of incorporation of Provident will be amended again as part of Provident's conversion to reflect, among other things, Provident's new status as a stock insurance company. The by-laws of Provident will also be amended to reflect this change on the same date.



Issuance of NFS Shares as Consideration in the Merger (See page 55)



   NFS expects to issue between 23.5 million and 31.1 million shares of its Class A common stock as consideration to Provident eligible members in the merger, which will have the same relative rights, preferences and limitations as the shares of NFS Class A common stock that are currently outstanding. Assuming that approximately 26.4 million shares are issued in the merger, those newly issued shares received by Provident's eligible members would represent approximately 18.1% of the outstanding common stock of NFS and 2.6% of the voting power of the common stock of NFS. However, assuming the maximum projected amount of shares (31.1 million) of NFS Class A common stock are issued in the merger, those newly issued shares received by Provident eligible members would represent approximately 20.6% of the outstanding common stock of NFS, and 3.1% of the voting power of the common stock of NFS.



NFS Shareholder Approval of the Issuance of Shares as Consideration in the Merger (See page 46); Voting Agreement (See page 104)



   The rules of The New York Stock Exchange, Inc. require shareholder approval of the issuance of NFS Class A common stock in the merger because the aggregate number of shares to be issued to Provident's eligible members in the merger could exceed 20% of the total number of shares of common stock of NFS issued and outstanding immediately prior to completion of the merger. The share issuance proposal must be approved by the affirmative vote of a majority of the votes cast by NFS shareholders at the special meeting, provided that the total vote cast must represent over 50% in interest of the securities entitled to vote. Nationwide Corporation, which as of June 30, 2002 held approximately 79.8% of NFS' outstanding common stock and 97.5% of the combined voting power of NFS' outstanding common stock, has agreed to vote its shares to approve the issuance, in accordance with the voting agreement entered into between Nationwide Corporation and Provident, thus ensuring shareholder approval of the share issuance.



Opinions of Financial Advisors (See pages 66 and 73)



   In connection with the proposed transaction, the Provident board of directors received a written opinion dated August 7, 2001 from Morgan Stanley & Co. Incorporated, Provident's financial advisor, which we refer to as Morgan Stanley, as to the fairness, from a financial point of view, of the aggregate consideration to be received by eligible members, as a group, in exchange for their aggregate membership interests pursuant to the merger agreement. At the request of Provident, Morgan Stanley subsequently confirmed its August 7, 2001 opinion by delivery to Provident's board of directors of a written opinion dated as of July 25, 2002. The full text of Morgan Stanley's opinion as of July 25, 2002 is attached to this joint proxy statement/prospectus as Annex C. We encourage you to read Morgan Stanley's opinion in its entirety. It is a condition to the effectiveness of the sponsored demutualization that Morgan Stanley deliver an opinion to the same effect to Provident's board of directors on the date the sponsored demutualization becomes effective.


   In connection with the proposed transaction, the NFS board of directors received a written opinion dated August 7, 2001 from Salomon Smith Barney Inc., NFS' financial advisor, which we refer to as Salomon Smith Barney, as to the fairness to NFS, from a financial point of view, of the aggregate consideration to be paid by NFS in the proposed transaction. The full text of this opinion is attached to this joint proxy statement/prospectus as Annex D. We encourage you to read Salomon Smith Barney's opinion in its entirety.


Recommendations of the Boards of Directors (See page 51)



   The Provident board of directors believes that the sponsored demutualization and related articles amendment are in the best interests of Provident based upon consultation with management and legal and financial advisors as well as its consideration of numerous factors. The Provident board of directors has unanimously approved and adopted the plan of conversion and the transactions contemplated in the plan of conversion and the merger agreement, including the amendment and restatement of the articles of incorporation of Provident and the vote or written consent by the conversion agent of the shares issued by Provident in favor of the adoption of the merger agreement. The board of directors of Provident, therefore, unanimously recommends that the members of Provident eligible to vote on the proposals vote "FOR" adoption of these proposals.


   NFS' board of directors believes that the acquisition of Provident is in the best interests of NFS based upon its consultations with management as well as legal and financial advisors and its consideration of numerous factors. The NFS board of directors recommends that NFS shareholders vote "FOR" the proposal to approve the issuance of Class A common stock in connection with the merger.


Material Federal Income Tax Consequences (See page 57)



   The conversion and the merger will qualify as tax-free reorganizations under the Internal Revenue Code of 1986, as amended. If you, as an eligible member of Provident, receive only NFS Class A common stock or only policy credits in the transaction, you will not recognize any income, gain or loss for federal income tax purposes upon receipt of the stock or policy credits, as the case may be. If you receive cash in the transaction, the full amount of any cash you receive as consideration will generally be taxed in the year it is received as either short-term or long-term capital gains, depending on the date your policy was purchased. NFS' shareholders will not recognize any gain or loss as a result of the merger. The merger will be tax-free to NFS and to Provident. As a result of the merger, NFS and its subsidiaries no longer will qualify to be included in the Nationwide Mutual consolidated federal income tax return and NFS will be required to make a tax sharing payment to Nationwide Mutual of $56.0 million. If you are an eligible member, you should carefully read the section entitled "The Sponsored Demutualization--Material Federal Income Tax Consequences--Eligible Members of Provident--Special Rules" beginning on page 59 to determine whether you may be subject to one or more of the special federal income tax rules that are applicable to some categories of policyholders. You should also consult a tax or benefits advisor regarding how the sponsored demutualization may affect you.



   Important note to Provident eligible members: In order for you to avoid withholding of federal income taxes and possible IRS penalties, it is very important that you promptly complete, sign and return Card 3, the Taxpayer Identification Card, in the enclosed postage-paid return envelope.



   If you are a group annuity contract holder, please refer to Annex L, "Special Considerations for Group Annuity Contract Owners" for additional information on federal income tax consequences and other matters.



Accounting Treatment (See page 61)


   The merger will be treated as a "purchase" for accounting purposes.


Regulatory Matters (See page 61)



   Pursuant to the Hart-Scott-Rodino Act, the companies submitted pre-merger notification and report forms to the Federal Trade Commission on December 14, 2001. The waiting period under the Hart-Scott-Rodino Act must expire before the transactions contemplated by the merger agreement can be completed. The required waiting period was terminated by the Federal Trade Commission upon request on December 21, 2001.



   In order to consummate the sponsored demutualization, the plan of conversion must be approved by the Pennsylvania Insurance Commissioner, who must determine, among other things, that the plan of conversion is fair and equitable, consistent with the intent of the Conversion Act, and does not prejudice the interests of Provident's members. A public informational hearing on the plan of conversion was held on May 23, 2002. The Pennsylvania Insurance Commissioner approved the plan of conversion, subject to specified conditions, on July 31, 2002. For more information on these conditions, see "The Sponsored Demutualization--Regulatory Matters--State Insurance Laws--Pennsylvania Insurance Commissioner Approval and Review."





   In order to approve a plan of conversion, Pennsylvania law requires the Pennsylvania Insurance Commissioner to determine that the plan of conversion does not prejudice the interests of members, is fair and equitable, and is not inconsistent with the intent of the Conversion Act. The Pennsylvania Insurance Commissioner's approval of the sponsored demutualization discussed in this joint proxy statement/prospectus does not constitute or imply endorsement of the sponsored demutualization, and does not constitute investment advice or a recommendation by the Pennsylvania Insurance Commissioner or the Pennsylvania Insurance Department on how to vote on the sponsored demutualization. The Pennsylvania Insurance Department has not approved or disapproved this joint proxy statement/prospectus and has not passed on the completeness or accuracy of the information provided herein.


   NFS and Provident must also obtain approval from certain other state insurance authorities prior to completing the sponsored demutualization. We have filed the appropriate documents with the relevant authorities, but have not yet received all of the necessary approvals. We are working to obtain the required regulatory approvals and consents. We can give no assurance, however, as to when or whether these approvals and consents will be obtained or the terms and conditions that may be imposed.


   On November 15, 2001, Provident applied for an exemption from the Department of Labor with respect to potential prohibited transactions under the Employee Retirement Income Security Act of 1974, or ERISA, in connection with the conversion and merger. This application was filed because some eligible members of Provident are employee benefit plans for which Provident and its affiliates provide fiduciary and other services. The receipt of consideration in the sponsored demutualization by these eligible members could be found to be a transaction prohibited by ERISA. The proposed exemption to be granted by the Department of Labor was published in the Federal Register on June 18, 2002. Interested parties may submit comments to the Department of Labor through August 2, 2002. If an exemption is not received before the sponsored demutualization becomes effective, the payment of consideration to these eligible members may be delayed until the Department of Labor issues the final exemption.

Conditions to the Completion of the Merger (See page 102)


   The completion of the merger is subject to the satisfaction or waiver of a number of conditions, including, but not limited to, the following:


    .  Provident's eligible members must approve the plan of conversion;



    . Provident members of record on August 1, 2002 must approve the amendment to Provident's articles of incorporation relating to the allocation of consideration under a plan of conversion;



    . either NFS must receive a no-action letter from the Securities and Exchange Commission confirming that the issuance of NFS Class A common stock as merger consideration is exempt from registration requirements, or a registration statement with respect to NFS Class A common stock to be issued as merger consideration must be in effect under the Securities Act of 1933, as amended;



    . NFS must receive authorization for listing on the New York Stock Exchange of the shares of NFS Class A common stock to be issued in the merger;



    . each of the conditions in Provident's plan of conversion must be satisfied or waived;



    . the representations and warranties of NFS and Provident in the merger agreement must have been true and correct as of the date of the merger agreement and must be true and correct as of the closing date of the merger, except where there would be no material adverse effect;



    . NFS and Provident must have each received opinions from their legal advisors confirming that the merger qualifies as a tax-free reorganization to the companies and eligible members of Provident receiving solely shares of NFS Class A common stock, and in addition, Provident must have received an opinion from its legal advisor with respect to the tax consequences of crediting policy credits to certain members in the conversion and merger (see "The Sponsored Demutualization--Material Federal Income Tax Consequences" beginning on page 57);



    . NFS and Provident must have complied with federal antitrust review requirements and appropriate state insurance regulatory authorities must have approved the merger and plan of conversion; and



    . Provident must have received all approvals and consents relating to the Market Street Fund required under the merger agreement.



Provisions of the Merger Agreement Relating to Amendment of the Plan of Conversion (See page 103)



   The merger agreement provides that Provident must obtain NFS' approval in writing before it can make specified amendments to the plan of conversion that would adversely affect the economic value of the merger to NFS or would reasonably be expected to have a material adverse effect on Provident, and that other amendments are permissible without NFS' consent.



Termination of the Merger Agreement (See page 103)


   NFS and Provident may terminate the merger agreement by mutual consent, and either may unilaterally terminate the merger agreement if:


    . Provident's eligible members or appropriate governmental authorities do not approve the plan of conversion and merger;


    . the merger is not completed by December 31, 2002 and this is not due to the actions of the terminating party;

    .  a governmental authority permanently enjoins the merger; or


    . certain other events occur involving a material breach of the merger agreement by the other party, such as the other party not performing, in all material respects, its obligations under the merger agreement or the representations and warranties of the other party not being true and correct at the closing time.



   In addition, Provident may terminate the merger agreement if the insurer financial strength ratings of NFS' insurance subsidiaries are reduced below those of Provident and its insurance subsidiaries by two rating agencies. Provident will also have the option to terminate the merger agreement if the average closing price of NFS Class A common stock during a pricing period immediately prior to closing falls below 75% of the initial price of NFS Class A common stock as determined on the date of the merger agreement and is less than 85% as compared to a peer group of companies. As of July 30, the average closing price of NFS Class A common stock of $34.08 was 78.6% of the initial price of NFS Class A common stock and 92.8% of the average closing price of the peer group of companies on the same date.

   NFS may also terminate the merger agreement if the board of directors of Provident, contrary to the limitations in the merger agreement, withdraws or modifies its approval and recommendation of the merger, or approves, recommends or enters into a potential business combination transaction with a third party.


   If the merger agreement is terminated by NFS as a result of a decision by the Provident board of directors to pursue a competing proposal for a business combination transaction, NFS will be entitled to a payment by Provident of $55.0 million. NFS will also be entitled to a payment by Provident of a $55.0 million termination fee if a competing proposal to acquire Provident is made, Provident's eligible members or the required regulatory authorities subsequently fail to approve the transactions described in this joint proxy statement/prospectus, and Provident enters into and completes an agreement for a business combination transaction with another person within eighteen months of the date of the termination of the merger agreement.



Management and Operations of Provident After the Sponsored Demutualization (See page 104)



   After the sponsored demutualization, the business and operations of Provident will be managed and operated as a wholly owned subsidiary of NFS. The directors of Eagle Acquisition Corporation immediately prior to the merger will be the directors of Provident immediately after the merger, and the officers of Provident immediately prior to the merger will be the officers of Provident immediately after the merger. It is expected that the following executive officers of Provident will leave their employment following completion of the sponsored demutualization: Robert W. Kloss, currently Chairman, President and Chief Executive Officer of Provident, Mehran Assadi, currently Executive Vice President, Distribution/Marketing and Chief Information Officer of Provident, Mary Lynn Finelli, currently Executive Vice President and Chief Financial Officer of Provident, Alan F. Hinkle, currently Executive Vice President and Chief Actuary of Provident, Joan C. Tucker, currently Executive Vice President, Corporate Operations of Provident and Linda M. Springer, currently Senior Vice President and Controller of Provident. In addition, NFS has informed Provident that, except for consulting services under individual change in control agreements currently in place, NFS has no intention to rehire these individuals as an officer, director, employee or consultant to NFS or any of its affiliates, including Provident, for the three-year period following the closing of the sponsored demutualization.



Interests of Certain Persons in the Merger (See page 121)



   At the conclusion of the sponsored demutualization, we expect that the executive officers of Provident will receive payments arising from change in control agreements in place between those executive officers and Provident. In addition, directors of Provident who would otherwise have served on an advisory committee for Provident following their retirement will instead be provided with a lump sum payment at the conclusion of the sponsored demutualization in the amount of the expected advisory fees they would have received. The change in control payments that will be paid after closing to members of Provident's executive management who resign their positions at or after the closing, and the lump sum advisory payments to Provident's current and former directors who would otherwise have served on an advisory committee for Provident following their retirement will not be affected by any adjustment to the amount of consideration paid to eligible members. Please refer to "Interests of Directors and Officers of Provident in the Sponsored Demutualization" for more information on payments to directors and officers of Provident in connection with the sponsored demutualization.



Comparison of Rights of Members and Shareholders (See page 112)



   When the conversion and merger are completed, if you receive shares of NFS Class A common stock as consideration, you will become a shareholder of NFS and your rights will be governed by Delaware law, NFS' Restated Certificate of Incorporation and NFS' Restated Bylaws. There are material differences between the rights of a member of Provident under Pennsylvania law and Provident's organizational documents as compared to the rights of a shareholder of NFS.

Corporate Structure


                                  [CHART]
                             Current Structure
           ------------
            Nationwide             Holders of              Provident
           Corporation(1)         NFS Class A               Members
                                  common stock
           ------------

           79.8% ---- Economic Interest ---- 20.2%      ----------------
           97.5% ----  Voting Interest  ----  2.5%         Provident
           ---------------------------------------        Mutual Life
                            NFS                            Insurance
           ---------------------------------------          Company
           -------------           ---------------      ----------------
             Nationwide                 Eagle
           Life & other              Acquisition
           subsidiaries              Corporation
           -------------           ---------------

                           Post-Merger Structure(2)

           -------------
             Nationwide                Holders of NFS Class A
            Corporation(1)                 common stock
                                    (including former Provident
           -------------                  eligible members)

                    65.4% ---- Economic Interest ---- 34.6%
                    95.0% ----  Voting Interest  ----  5.0%
                   ---------------------------------------
                                     NFS
                   ---------------------------------------
                   ---------------      --------------------------------
                   Nationwide Life          Nationwide Life Insurance
                      & other                  Company of America
                    subsidiaries        (formerly named Provident Mutual
                                            Life Insurance Company)
                   ---------------      --------------------------------
--------

/1/  Owned by Nationwide Mutual and Nationwide Mutual Fire Insurance Company.


/2/ Based on the estimated issuance of 26.4 million shares of NFS Class A common stock in the merger, assuming a purchase price of $1.527 billion, an average sales price during the pricing period of $43.37 and that 75% of all consideration is in the form of NFS Class A common stock. If the average sales price of NFS Class A common stock during the pricing period is higher than or lower than $43.37 and between $36.86 and $49.88, then the number of shares of NFS Class A common stock to be issued in the merger will either decrease or increase, which will affect the economic and voting interest percentages set forth above. If the average sales price of NFS Class A common stock during the pricing period is at or below $36.86 or at or above $49.88, then the number of NFS Class A common shares to be issued in the merger will be 31.1 million shares or 23.5 million shares, respectively, assuming that 75% of all consideration is in the form of Class A common stock. If 31.1 million shares of NFS Class A common stock are issued in the merger, then the holders of NFS Class A common stock (including the former Provident eligible members) will have an economic interest of 36.6% and a voting interest of 5.5% in NFS, and if
     23.5 million shares of NFS Class A common stock are issued in the merger, then those holders will have an economic interest of 33.3% and a voting interest of 4.7% in NFS.



   For a description of the relative rights and preferences of the different classes of NFS common stock, see "Description of Capital Stock of NFS" beginning on page 107.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NATIONWIDE
                           FINANCIAL SERVICES, INC.


   The following table sets forth certain consolidated financial information about NFS for the periods presented. The financial information below for each of the years in the five-year period ended December 31, 2001 and as of each of the years then ended, has been derived from NFS' audited financial statements. The selected historical consolidated financial data should be read in conjunction with the financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of NFS," which are included in NFS' Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, which we refer to as the SEC. NFS' audited financial statements and related notes for the year ended December 31, 2001 have been revised to reflect the Gartmore Global Investments, Inc. and Nationwide Securities, Inc. businesses as discontinued operations as a result of the Gartmore exchange transactions, which were completed on June 28, 2002. These revised financial statements are included in NFS' Current Report on Form 8-K filed with the SEC on June 21, 2002. The financial information below for the three months ended and as of March 31, 2002 and 2001 has been derived from the unaudited consolidated financial statements which are included in NFS' Quarterly Reports on Form 10-Q previously filed with the SEC. NFS believes that such unaudited financial data fairly reflects the consolidated results of operations and the consolidated financial condition of NFS for such periods. The audited and unaudited income statement information has been revised to reflect the Gartmore Global Investments, Inc. and Nationwide Securities, Inc. businesses as discontinued operations as a result of the Gartmore exchange transactions. The results of past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. See "Where You Can Find More Information" on page 171.



                                 As of or for the
                                  three months
                                 ended March 31,      As of or for the year ended December 31,
                                 ---------------  -----------------------------------------------
                                  2002     2001     2001      2000      1999      1998     1997
                                 ------   ------  --------  --------  --------  -------- --------
                                   (unaudited)
                                             (in millions, except per share amounts)
Results of operations/1,3/
Policy charges.................. $256.9   $267.9  $1,019.1  $1,092.2  $  895.6  $  698.9 $  545.2
Life insurance premiums.........   60.7     63.9     251.1     240.0     220.8     200.0    205.4
Net investment income...........  443.6    425.5   1,736.8   1,661.9   1,525.6   1,485.3  1,412.9
Realized gains (losses) on
 investments, hedging
 instruments and hedged items:
   Unrelated parties............   (4.7)    (4.0)    (57.5)    (24.9)    (11.0)     17.9     (3.3)
   Related party................     --       --      44.4        --        --        --     14.4
Other...........................   23.8     19.7      76.6      81.7      63.7      35.7     18.2
                                 ------   ------  --------  --------  --------  -------- --------
   Total revenues...............  780.3    773.0   3,070.5   3,050.9   2,694.7   2,437.8  2,192.8
                                 ------   ------  --------  --------  --------  -------- --------
Interest credited and other
 benefits.......................  382.0    377.7   1,570.3   1,470.0   1,349.2   1,284.4  1,235.4
Interest expense on debt and
 trust securities...............   16.7     14.1      54.9      48.5      47.2      35.1     26.1
Other operating expenses........  242.1    227.7     877.1     910.0     745.7     625.6    535.9
                                 ------   ------  --------  --------  --------  -------- --------
   Total benefits and expenses..  640.8    619.5   2,502.3   2,428.5   2,142.1   1,945.1  1,797.4
                                 ------   ------  --------  --------  --------  -------- --------
Income from continuing
 operations before federal
 income tax expense and
 cumulative effect of
 adoption of accounting
 principles.....................  139.5    153.5     568.2     622.4     552.6     492.7    395.4
Federal income tax expense......   35.8     40.6     143.9     187.3     183.0     168.2    137.8
                                 ------   ------  --------  --------  --------  -------- --------
   Income from continuing
    operations before
    cumulative effect of
    adoption of accounting
    principles.................. $103.7   $112.9  $  424.3  $  435.1  $  369.6  $  324.5 $  257.6
                                 ======   ======  ========  ========  ========  ======== ========
   Net income................... $105.9   $107.7  $  412.8  $  434.9  $  381.3  $  332.4 $  265.2
                                 ======   ======  ========  ========  ========  ======== ========
Income from continuing
 operations before cumulative
 effect of adoption of
 accounting principles per
 common share:
   Basic........................ $ 0.80   $ 0.88  $   3.29  $   3.38  $   2.88  $   2.53 $   2.08
   Diluted...................... $ 0.80   $ 0.87  $   3.28  $   3.38  $   2.88  $   2.52 $   2.08
Net income per common share:
   Basic........................ $ 0.82   $ 0.84  $   3.20  $   3.38  $   2.96  $   2.58 $   2.14
   Diluted...................... $ 0.82   $ 0.83  $   3.20  $   3.38  $   2.96  $   2.58 $   2.14
Weighted average common
 shares outstanding:
   Basic........................  128.9    128.9     128.9     128.7     128.5     128.5    124.0
   Diluted......................  129.2    129.1     129.2     128.9     128.6     128.6    124.1
Cash dividends declared......... $ 0.12   $ 0.12  $   0.48  $   0.46  $   0.38  $   0.30 $   0.18

                                    As of or for the
                                   three months ended
                                        March 31,                As of or for the year ended December 31,
                                 ----------------------  --------------------------------------------------------
                                    2002        2001        2001        2000        1999        1998       1997
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                       (unaudited)
                                                      (in millions, except per share amounts)
Reconciliation of net income
 to net operating income/1,3/
Net income...................... $    105.9  $    107.7  $    412.8  $    434.9  $    381.3  $   332.4  $   265.2
Realized (gains) losses on
 investments, hedging
 instruments and hedged items
 net of tax.....................        3.1         2.6         9.7        16.1         7.0      (11.7)      (7.9)
(Income) loss from
 discontinued operations, net
 of tax.........................       (2.2)        0.4         4.4         0.2       (11.7)      (7.9)      (7.6)
Cumulative effect of adoption
 of accounting
 principles, net of tax.........         --         4.8         7.1          --          --         --         --
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
Net operating income............      106.8       115.5       434.0       451.2       376.6      312.8      249.7
Pro forma adjustments/1/........         --          --          --          --          --         --       (2.9)
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
Pro forma net operating income.. $    106.8  $    115.5  $    434.0  $    451.2  $    376.6  $   312.8  $   246.8
                                 ==========  ==========  ==========  ==========  ==========  =========  =========
Net operating return on
 average realized equity/2/.....      13.0%       15.8%       13.6%       16.7%       16.1%      15.4%      14.1%
                                 ==========  ==========  ==========  ==========  ==========  =========  =========
Balance sheet data
Total invested assets........... $ 28,386.3  $ 24,286.9  $ 27,814.4  $ 23,359.2  $ 22,587.9  $20,940.5  $19,673.2
Deferred policy acquisition
 costs..........................    3,337.4     2,914.2     3,213.7     2,872.7     2,555.8    2,022.3    1,665.4
Separate account assets.........   60,164.3    58,733.5    59,646.7    65,968.8    67,155.3   50,935.8   37,724.4
Other assets....................    1,357.4     1,099.3     1,286.1       977.9       755.0      772.6      829.9
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
   Total assets................. $ 93,245.4  $ 87,033.9  $ 91,960.9  $ 93,178.6  $ 93,054.0  $74,671.2  $59,892.9
                                 ==========  ==========  ==========  ==========  ==========  =========  =========
Policy reserves................. $ 26,435.2  $ 22,666.8  $ 25,491.6  $ 22,243.3  $ 21,868.3  $19,772.2  $18,702.8
Separate account liabilities....   60,164.3    58,733.5    59,646.7    65,968.8    67,155.3   50,935.8   37,724.4
Other liabilities...............    2,283.1     1,838.4     2,482.3     1,370.6       944.9      917.3      943.1
Long-term debt..................      597.1       298.4       597.0       298.4       298.4      298.4      298.4
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
   Total liabilities............   89,479.7    83,537.1    88,217.6    89,881.1    90,266.9   71,923.7   57,668.7
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
NFS-obligated mandatorily
 redeemable capital and
 preferred securities of
 subsidiary trusts..............      300.0       300.0       300.0       300.0       300.0      300.0      100.0
Shareholders' equity............    3,465.7     3,196.8     3,443.3     2,997.5     2,487.1    2,447.5    2,124.2
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
Total liabilities and
 shareholders' equity........... $ 93,245.4  $ 87,033.9  $ 91,960.9  $ 93,178.6  $ 93,054.0  $74,671.2  $59,892.9
                                 ==========  ==========  ==========  ==========  ==========  =========  =========
Book value per common share..... $    26.89  $    24.82  $    26.71  $    23.29  $    19.35  $   19.04  $   16.53
                                 ==========  ==========  ==========  ==========  ==========  =========  =========
Customer funds managed and
 administered/3/
Continuing operations:
   Individual annuity........... $ 43,086.7  $ 40,006.9  $ 42,186.7  $ 43,694.9  $ 44,023.7  $35,315.2  $28,156.4
   Institutional products.......   51,085.5    47,948.4    50,417.3    47,154.0    48,321.7   38,582.0   25,812.4
   Life insurance...............    8,520.7     7,354.3     8,099.2     7,225.5     5,913.8    4,613.4    3,487.0
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
     Total continuing
       operations...............  102,692.9    95,309.6   100,703.2    98,074.4    98,259.2   78,510.6   57,455.8
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
Discontinued operations:
   Asset management, gross......   25,783.4    24,169.0    24,347.5    22,953.4    22,866.7   19,825.5    7,840.0
   Less intercompany
    eliminations................  (12,368.8)  (10,628.6)  (11,911.8)  (10,031.7)   (9,978.5)  (8,154.7)  (5,285.0)
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
   Asset management, net........   13,414.6    13,540.4    12,435.7    12,921.7    12,888.2   11,670.8    2,555.0
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                 $116,107.5  $108,850.0  $113,138.9  $110,996.1  $111,147.4  $90,181.4  $60,010.8
                                 ==========  ==========  ==========  ==========  ==========  =========  =========
Operating income (loss)
 before federal income taxes
 by business segment/1,3/
Individual annuity.............. $     53.3  $     60.5  $    227.2  $    276.3  $    254.4  $   230.2  $   186.9
Institutional products..........       58.5        54.3       209.4       224.6       201.5      164.8      126.2
Life insurance..................       40.7        52.1       189.7       161.1       122.7       88.8       66.7
Corporate.......................       (8.2)       (9.4)      (43.1)      (14.7)      (15.0)      (9.0)       4.5
                                 ----------  ----------  ----------  ----------  ----------  ---------  ---------
                                 $    144.3  $    157.5  $    583.2  $    647.3  $    563.6  $   474.8  $   384.3
                                 ==========  ==========  ==========  ==========  ==========  =========  =========
Sales by business segment/3/
Individual annuity.............. $  1,759.1  $  1,643.0  $  7,625.6  $  7,338.7  $  6,392.3  $ 6,140.2  $ 5,636.1
Institutional products..........    2,102.7     1,962.4     6,985.7     7,392.2     6,645.6    5,461.8    3,981.9
Life insurance..................      501.0       577.2     1,540.6     1,530.2     1,095.9      653.2      468.7

--------
/1/ Comparisons between 2001, 2000, 1999 and 1998 results of operations and those of 1997 are affected by NFS' initial public offering in March 1997 and companion offerings of senior notes and capital securities as well as the payment of $900.0 million of dividends prior to the initial public offering.
/2/ Based on pro forma net operating income and excluding accumulated other comprehensive income.

/3/ As a result of the Gartmore exchange transactions, the results of NFS' asset management business have been reported as discontinued operations with all historical information revised and reported on a comparable basis. Structured products transactions previously reported in the asset management segment have been reclassified to the institutional products segment. Structured products transactions include a collateralized bond obligation offering, a commercial mortgage loan securitization and the creation and sale of a credit-enhanced limited liability company formed to make investments in low-income, or affordable, housing properties that generate federal income tax credits.

   NFS analyzes its operating performance using a non-GAAP measure which NFS refers to as net operating income. NFS calculates net operating income by adjusting its net income to exclude net realized gains and losses on investments, hedging instruments and hedged items (except for net realized gains and losses related to securitizations), discontinued operations and the cumulative effect of adoption of accounting principles, all net of tax. Net operating income or similar measures are commonly used in the insurance industry as a measure of ongoing earnings performance.


   The excluded items are important to an understanding of NFS' overall results of operations. Net operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and you should note that NFS' definition of net operating income may differ from that used by other companies. However, NFS believes that the presentation of net operating income as measured by NFS for management purposes enhances the understanding of NFS' results of operations by highlighting the results from ongoing operations and the underlying profitability factors of NFS' business. NFS excludes non-securitization related net realized gains and losses on investments, hedging instruments and hedged items, net of tax, from net operating income because such items are often the result of a single non-recurring event, which may or may not be at NFS' discretion. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of NFS' business. NFS includes securitization related net realized gains and losses in net operating income because NFS believes such activities are part of its core activities and expect securitization income to be a recurring component of earnings in the future. NFS also excludes the cumulative effect of adoption of accounting principles and discontinued operations, net of tax, from net operating income as such adjustments are not reflective of the underlying operations of NFS' business.


   NFS also regularly monitors and reports a non-GAAP measure which NFS refers to as sales. Sales or similar measures are commonly used in the insurance industry as a measure of business generated in the period.


   Sales should not be viewed as a substitute for revenues determined in accordance with GAAP, and you should note that NFS' definition of sales might differ from that used by other companies. Sales generate customer funds managed and administered, which ultimately drive revenues. Sales are comprised of statutory premiums or deposits on individual and group annuities and life insurance products sold to a diverse customer base. Statutory premiums and deposits are calculated in accordance with accounting practices prescribed or permitted by regulatory authorities and then adjusted to arrive at sales. Sales also include deposits on administration-only group pension plans.



   Sales are stated net of internal replacements, which in NFS' opinion provides a more meaningful disclosure of sales. In addition, sales exclude: mutual fund net flows; funding agreements issued to secure notes issued under NFS' medium-term note program; large case bank-owned life insurance (BOLI); large case pension plan acquisitions; and deposits into Nationwide employee and agent benefit plans. Although these products contribute to asset and earnings growth, they do not produce steady production flow that lends itself to meaningful comparisons and are therefore excluded from sales.


   NFS believes that the presentation of sales as measured by NFS for management purposes enhances the understanding of NFS' business and helps depict trends that may not be apparent in the results of operations due to differences between the timing of sales and revenue recognition.

              SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY


   The following table sets forth certain consolidated financial information about Provident for the periods presented. The financial information below for each of the years in the five-year period ended December 31, 2001 and as of each of the years then ended has been derived from the audited financial statements of Provident. The selected historical consolidated financial data should be read in conjunction with the financial statements, including the related notes, which for the three year period ended December 31, 2001, are included in Annex E of this joint proxy statement/prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Provident Mutual Life Insurance Company" beginning on page 146 of this joint proxy statement/prospectus. The unaudited consolidated financial statements for each of the three months ended and as of March 31, 2002 and 2001 have been prepared on the same basis as Provident's audited financial statements and include all adjustments, consisting only of normal recurring adjustments, and in the opinion of Provident's management, present fairly the consolidated financial statements for such periods in conformity with GAAP. The results of past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.


                                                         As of or for the
                                                           three months
                                                          ended March 31,      As of or for the year ended December 31,
                                                        ------------------  -----------------------------------------------
                                                          2002      2001      2001      2000      1999      1998     1997
                                                        --------  --------  --------  --------  --------  -------- --------
                                                            (unaudited)
                                                                               (dollars in millions)
Results of operations

Revenues
Policy and contract charges............................ $   44.5  $   44.8  $  177.9  $  173.6  $  156.5  $  126.3 $  106.4
Premiums...............................................     37.3      41.3     166.6     189.9     197.4     206.4    220.9
Net investment income..................................     72.5      74.1     296.4     317.2     328.4     349.0    326.9
Net realized (losses) gains on investments.............     (9.8)     (7.2)    (11.6)     (2.9)     (2.0)      6.8      2.4
Other income...........................................     11.6      15.7      49.0      51.8      49.2      41.1     33.1
                                                        --------  --------  --------  --------  --------  -------- --------
 Total revenues........................................    156.1     168.7     678.3     729.6     729.5     729.6    689.7
                                                        --------  --------  --------  --------  --------  -------- --------
Benefits and Expenses
Policy and contract benefits...........................     48.6      51.1     209.7     217.7     211.4     214.8    222.1
Change in future policyholder benefits.................     17.9      15.9      75.8      85.1     112.1     135.6    120.0
Operating expenses.....................................     16.7      19.7      76.0      69.7      71.4      78.6     77.7
Amortization of deferred policy acquisition costs......     20.8      24.6      63.2      86.3      80.4      72.9     73.6
Policyholder dividends.................................     16.1      15.9      70.4      68.5      67.6      65.6     65.7
Demutualization expenses...............................      5.4        --      17.8        --        --        --       --
Noninsurance commissions and expenses..................      9.9      11.4      41.9      47.4      45.0      35.7     25.0
                                                        --------  --------  --------  --------  --------  -------- --------
 Total benefits and expenses...........................    135.4     138.6     554.8     574.7     587.9     603.2    584.1
                                                        --------  --------  --------  --------  --------  -------- --------
   Income before income taxes..........................     20.7      30.1     123.5     154.9     141.6     126.4    105.6
Income tax expense.....................................      2.0       0.6      30.0      49.5      47.6      38.9     38.6
                                                        --------  --------  --------  --------  --------  -------- --------
   Net income.......................................... $   18.7  $   29.5  $   93.5  $  105.4  $   94.0  $   87.5 $   67.0
                                                        ========  ========  ========  ========  ========  ======== ========
Balance sheet data

Assets
Invested assets........................................ $4,093.7  $4,051.1  $4,045.0  $3,968.5  $4,114.3  $4,518.8 $4,312.1
Separate account assets................................  3,733.8   3,553.9   3,703.0   3,865.6   3,861.3   3,088.9  2,279.1
Deferred policy acquisition costs......................    957.9     879.9     936.1     899.7     850.7     705.2    629.6
Other assets...........................................    392.5     426.9     507.9     429.6     395.6     395.4    674.3
                                                        --------  --------  --------  --------  --------  -------- --------
 Total assets.......................................... $9,177.9  $8,911.8  $9,192.0  $9,163.4  $9,221.9  $8,708.3 $7,895.1
                                                        ========  ========  ========  ========  ========  ======== ========
Liabilities
Future policyholder benefits........................... $3,829.5  $3,838.2  $3,869.9  $3,858.5  $4,028.8  $4,243.1 $4,344.6
Separate account liabilities...........................  3,733.8   3,553.9   3,703.0   3,865.6   3,861.3   3,088.9  2,279.1
Other liabilities......................................    427.2     406.6     438.1     385.6     380.9     441.2    427.1
                                                        --------  --------  --------  --------  --------  -------- --------
 Total liabilities.....................................  7,990.5   7,798.7   8,011.0   8,109.7   8,271.0   7,773.2  7,050.8
                                                        --------  --------  --------  --------  --------  -------- --------
Equity
Retained earnings......................................  1,212.8   1,130.1   1,194.0   1,100.6     995.1     901.1    813.6
Accumulated other comprehensive income:
 Net unrealized (depreciation) appreciation on
 securities............................................    (25.4)    (17.0)    (13.0)    (46.9)    (44.2)     34.0     30.7
                                                        --------  --------  --------  --------  --------  -------- --------
   Total equity........................................  1,187.4   1,113.1   1,181.0   1,053.7     950.9     935.1    844.3
                                                        --------  --------  --------  --------  --------  -------- --------
   Total liabilities and equity........................ $9,177.9  $8,911.8  $9,192.0  $9,163.4  $9,221.9  $8,708.3 $7,895.1
                                                        ========  ========  ========  ========  ========  ======== ========

         SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA OF NATIONWIDE
                           FINANCIAL SERVICES, INC.




   The following table shows certain financial information after giving effect to NFS' November 19, 2001 and June 24, 2002 senior note offerings, the Gartmore exchange transactions and the sponsored demutualization as though they had occurred on an earlier date (which we refer to as "pro forma" information). In the sponsored demutualization, Provident's eligible members will receive shares of NFS Class A common stock, cash or policy credits. The financial information is provided as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001. In presenting the pro forma balance sheet information, we assumed that the June 24, 2002 senior note offering, the Gartmore exchange transactions and the sponsored demutualization had occurred on March 31, 2002. In presenting the pro forma income statement information, we assumed that the June 24, 2002 senior note offering, the Gartmore exchange transactions and the sponsored demutualization occurred as of the beginning of each period presented. Additionally, for the year ended December 31, 2001 pro forma income statement information, we assumed the November 19, 2001 senior note offering had occurred on January 1, 2001. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with GAAP using current estimates, which will vary from final amounts.


   The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the merger occurred at the beginning of each period presented or any other date.

   The Provident consolidated financial information below as of and for the three months ended March 31, 2002 has been derived from the unaudited consolidated financial statements of Provident, which are included in Annex E of this joint proxy statement/prospectus. The unaudited consolidated financial statements as of and for the three months ended March 31, 2002 have been prepared on the same basis as Provident's audited financial statements and include all adjustments, consisting only of normal recurring adjustments, and in the opinion of Provident's management, present fairly the consolidated financial statements for such periods in conformity with GAAP.


   The information in the following table is based on, and should be read together with, the historical financial information set forth in this joint proxy statement/prospectus and, in the case of NFS, in the prior SEC filings of NFS which we have incorporated into this document by reference and, in the case of Provident, in Annex E to this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 171.

Unaudited Pro Forma Balance Sheet


                                                                                     As of March 31, 2002
                                                           ---------------------------------------------------------------
                                                                                            Pro Forma Adjustments
                                                                                     -------------------------------
                                                                                                     Senior
                                                                                                     Notes
                                                                                        Gartmore     Issued
                                                               NFS       Provident      Exchange      June
                                                           Consolidated Consolidated Transactions/1/ 2002/2/    Merger
                                                           ------------ ------------ --------------  ------  ---------
                                                                      (in millions, except per share amounts)
Assets
Investments:
   Securities available-for-sale, at fair value:
      Fixed maturity securities...........................  $19,312.5     $3,075.1      $    --      $   --  $      --
      Equity securities...................................      152.6         22.2        (40.3)         --         --
   Mortgage loans.........................................    7,222.2        538.7           --          --       22.5 /3/
   Real estate, net.......................................      167.8         24.9           --          --        2.8 /3/
   Policy loans...........................................      600.7        361.4           --          --         --
   Other long-term investments............................      118.4         71.3           --          --         --
   Short-term investments.................................      812.1         33.9        (11.9)         --         --
                                                            ---------     --------      -------      ------  ---------
   Total investments......................................   28,386.3      4,127.5        (52.2)         --       25.3
                                                            ---------     --------      -------      ------  ---------
Cash......................................................       61.9           --        (48.6)      296.1     (286.4)/3/
                                                                                                                 (15.0)/3/
                                                                                                                 (56.0)/4/
Accrued investment income.................................      321.8         75.3           --          --         --
Deferred policy acquisition costs.........................    3,337.4        957.9           --          --     (957.9)/5/
Value of business acquired (VOBA).........................         --           --           --          --      847.5 /6/
Goodwill..................................................      133.1           --        (23.9)         --      294.0 /6/
Other assets..............................................      840.6        295.4        (47.9)        2.2       76.9 /6/
Assets held in separate accounts..........................   60,164.3      3,733.8           --          --         --
                                                            ---------     --------      -------      ------  ---------
   Total assets...........................................  $93,245.4     $9,189.9      $(172.6)     $298.3  $   (71.6)
                                                            =========     ========      =======      ======  =========
Liabilities and Shareholders' Equity
Future policy benefits and claims.........................  $26,435.2     $4,039.7      $    --      $   --  $    95.5 /3/
                                                                                                                 (67.8)/5/
Short-term debt...........................................      279.9           --           --          --         --
Long-term debt............................................      597.1           --           --       298.0         --
Other liabilities.........................................    2,003.2        229.0        (36.9)        0.3       (3.8)/3/
                                                                                                                 (56.0)/4/
                                                                                                                   2.4 /7/
Liabilities related to separate accounts..................   60,164.3      3,733.8           --          --         --
                                                            ---------     --------      -------      ------  ---------
                                                             89,479.7      8,002.5        (36.9)      298.3      (29.7)
                                                            ---------     --------      -------      ------  ---------
NFS-obligated mandatorily redeemable capital and preferred
 securities of subsidiary trusts holding solely junior
 subordinated debentures of NFS...........................      300.0           --           --          --         --
                                                            ---------     --------      -------      ------  ---------
Shareholders' equity:
   Preferred stock........................................         --           --           --          --         --
   Class A common stock...................................        0.2           --          0.1          --        0.3 /3/
   Class B common stock...................................        1.0           --         (0.1)         --         --
   Additional paid-in capital.............................      647.4           --        109.0          --    1,145.2 /3/
   Retained earnings......................................    2,690.0           --           --          --         --
   Accumulated surplus....................................         --      1,212.8           --          --   (1,212.8)/3/
   Accumulated other comprehensive income (loss)..........      132.0        (25.4)          --          --       25.4 /3/
   Treasury stock.........................................       (0.2)          --       (244.7)         --
   Other..................................................       (4.7)          --           --          --         --
                                                            ---------     --------      -------      ------  ---------
      Total shareholders' equity..........................    3,465.7      1,187.4       (135.7)         --      (41.9)
                                                            ---------     --------      -------      ------  ---------
      Total liabilities and shareholders' equity..........  $93,245.4     $9,189.9      $(172.6)     $298.3  $   (71.6)
                                                            =========     ========      =======      ======  =========
Book value per common share...............................  $   26.89           --           --          --         --









                                                               Pro
                                                              Forma
                                                           ----------

Assets
Investments:
   Securities available-for-sale, at fair value:
      Fixed maturity securities........................... $ 22,387.6
      Equity securities...................................      134.5
   Mortgage loans.........................................    7,783.4
   Real estate, net.......................................      195.5
   Policy loans...........................................      962.1
   Other long-term investments............................      189.7
   Short-term investments.................................      834.1
                                                           ----------
   Total investments......................................   32,486.9
                                                           ----------
Cash......................................................      (48.1)


Accrued investment income.................................      397.1
Deferred policy acquisition costs.........................    3,337.4
Value of business acquired (VOBA).........................      847.5
Goodwill..................................................      403.2
Other assets..............................................    1,167.2
Assets held in separate accounts..........................   63,898.1
                                                           ----------
   Total assets........................................... $102,489.4
                                                           ==========
Liabilities and Shareholders' Equity
Future policy benefits and claims......................... $ 30,502.6

Short-term debt...........................................      279.9
Long-term debt............................................      895.1
Other liabilities.........................................    2,138.2


Liabilities related to separate accounts..................   63,898.1
                                                           ----------
                                                             97,713.9
                                                           ----------
NFS-obligated mandatorily redeemable capital and preferred
 securities of subsidiary trusts holding solely junior
 subordinated debentures of NFS...........................      300.0
                                                           ----------
Shareholders' equity:
   Preferred stock........................................         --
   Class A common stock...................................        0.6
   Class B common stock...................................        0.9
   Additional paid-in capital.............................    1,901.6
   Retained earnings......................................    2,690.0
   Accumulated surplus....................................         --
   Accumulated other comprehensive income (loss)..........      132.0
   Treasury stock.........................................     (244.9)
   Other..................................................       (4.7)
                                                           ----------
      Total shareholders' equity..........................    4,475.5
                                                           ----------
      Total liabilities and shareholders' equity.......... $102,489.4
                                                           ==========
Book value per common share............................... $    30.61

Unaudited Pro Forma Statement of Income


                                                       For the three months ended March 31, 2002
                          --------------------------------------------------------------------------------------------------
                                                                                         Pro Forma Adjustments
                                                                                 -------------------------------------
                                                           NFS                                     Senior
                                                       Revised for                                 Notes
                                          Gartmore       Gartmore                   Gartmore       Issued
                              NFS         Exchange       Exchange    Provident      Exchange        June                  Pro
                          Consolidated Transactions/1/ Transactions Consolidated Transactions/1/    2002       Merger    Forma
                          ------------ --------------- ------------ ------------ ---------------    ----       ------    -----
                                                        (in millions, except per share amounts)
Revenues
Policy charges...........    $256.9        $   --         $256.9       $ 44.5        $  --       $   --      $(3.1)/11/ $298.3
Life insurance
 premiums................      60.7            --           60.7         37.3           --           --         --        98.0
Net investment
 income..................     443.8          (0.2)         443.6         72.5           --        --/8/       (2.9)/12/  513.2
Net realized gains
 (losses) on
 investments,
 hedging
 instruments and
 hedged items............      (4.3)         (0.4)          (4.7)        (9.8)          --           --         --       (14.5)
Other....................      55.5         (31.7)          23.8         11.6           --           --         --        35.4
                             ------        ------         ------       ------        -----       ------      -----      ------
   Total revenues........     812.6         (32.3)         780.3        156.1           --           --       (6.0)      930.4
                             ------        ------         ------       ------        -----       ------      -----      ------
Benefits and
 Expenses
Interest credited
 to policyholder
 account balances........     297.8            --          297.8         19.7           --           --        1.4/13/   318.9
Other benefits and
 claims..................      72.5            --           72.5         46.8           --           --         --       119.3
Policyholder
 dividends on
 participating
 policies................      11.7            --           11.7         16.1           --           --         --        27.8
Amortization of
 deferred policy
 acquisition costs
 and VOBA................      84.8            --           84.8         20.8           --           --       (2.5)/6/   103.1
Interest expense on
 debt and capital
 and preferred
 securities of
 subsidiary trusts.......      16.7            --           16.7           --           --          4.6/9/      --        21.3
Other operating
 expenses................     186.2         (28.9)         157.3         26.6           --           --        1.3/6/    185.1
                                                                                                              (0.1)/14/
                             ------        ------         ------       ------        -----       ------      -----      ------
Total benefits and
 expenses................     669.7         (28.9)         640.8        130.0           --          4.6        0.1       775.5
                             ------        ------         ------       ------        -----       ------      -----      ------
Income from
 continuing
 operations before
 federal income tax
 expense and
 demutualization
 expenses................     142.9          (3.4)         139.5         26.1           --         (4.6)      (6.1)      154.9
Federal income tax
 expense.................      37.0          (1.2)          35.8          2.0           --         (1.6)/10/   3.4/10/    39.6
                             ------        ------         ------       ------        -----       ------      -----      ------
Income from
 continuing
 operations before
 demutualization expenses    $105.9        $ (2.2)        $103.7       $ 24.1        $  --       $ (3.0)     $(9.5)     $115.3
                             ======        ======         ======       ======        =====       ======      =====      ======
Income from
 continuing
 operations before
 demutualization
 expenses per
 common share:
   Basic.................    $ 0.82            --         $ 0.80           --           --           --         --      $ 0.79
   Diluted...............    $ 0.82            --         $ 0.80           --           --           --         --      $ 0.79
Weighted average
 common shares
 outstanding:
   Basic.................     128.9            --          128.9           --         (9.1)          --       26.4/15/   146.2
   Diluted...............     129.2            --          129.2           --         (9.1)          --       26.4/15/   146.5

Unaudited Pro Forma Statement of Income


                                                               For the year ended December 31, 2001
                      -------------------------------------------------------------------------------------------------
                                                                                             Pro Forma Adjustments
                                                                             ------------------------------------------
                                                       NFS                     Senior        Senior
                                                   Revised for                 Notes         Notes
                                      Gartmore       Gartmore                  Issued        Issued        Gartmore
                          NFS         Exchange       Exchange    Provident    November        June         Exchange
                      Consolidated Transactions/1/ Transactions Consolidated    2001          2002      Transactions/1/
                      ------------ --------------- ------------ ------------    ----          ----      ---------------
                                                             (in millions, except per share amounts)
Revenues
Policy charges.......   $1,019.1      $    --        $1,019.1      $177.9     $   --      $     --          $  --
Life insurance
 premiums............      251.1           --           251.1       166.6         --            --             --
Net investment
 income..............    1,739.2         (2.4)        1,736.8       296.4         --/8/         --/8/          --
Net realized gains
 (losses) on
 investments,
 hedging
 instruments and
 hedged items........      (25.9)        12.8           (13.1)      (11.6)        --            --             --
Other................      195.5       (118.9)           76.6        49.0         --            --             --
                        --------      -------        --------      ------     ------      --------          -----
   Total revenues....    3,179.0       (108.5)        3,070.5       678.3         --            --             --
                        --------      -------        --------      ------     ------      --------          -----
Benefits and
 Expenses
Interest credited
 to policyholder
 account balances....    1,248.8           --         1,248.8        86.9         --            --             --
Other benefits and
 claims..............      279.8           --           279.8       198.6         --            --             --
Policyholder
 dividends on
 participating
 policies............       41.7           --            41.7        70.4         --            --             --
Amortization of
 deferred policy
 acquisition costs
 and VOBA............      348.1           --           348.1        63.2         --            --             --
Interest expense on
 debt and capital
 and preferred
 securities of
 subsidiary trusts...       54.9           --            54.9          --       16.8/16/   18.3/9/             --
Other operating
 expenses............      643.0       (114.0)          529.0       118.0         --            --             --

                        --------      -------        --------      ------     ------      --------          -----
   Total benefits
    and expenses.....    2,616.3       (114.0)        2,502.3       537.1       16.8          18.3             --
                        --------      -------        --------      ------     ------      --------          -----
Income from
 continuing
 operations before
 federal income tax
 expense,
 demutualization
 expenses and
 cumulative effect
 of adoption of
 accounting
 principles..........      562.7          5.5           568.2       141.2      (16.8)        (18.3)            --
Federal income tax
 expense.............      142.8          1.1           143.9        30.0       (5.9)/10/     (6.4)/10/        --
                        --------      -------        --------      ------     ------      --------          -----
Income from
 continuing
 operations before
 demutualization
 expenses and
 cumulative effect
 of adoption of
 accounting
 principles..........   $  419.9      $   4.4        $  424.3      $111.2     $(10.9)     $  (11.9)         $  --
                        ========      =======        ========      ======     ======      ========          =====
Income from
 continuing
 operations before
 demutualization
 expenses and
 cumulative effect
 of adoption of
 accounting
 principles per
 common share:
   Basic.............   $   3.26           --        $   3.29          --         --            --             --
   Diluted...........   $   3.25           --        $   3.28          --         --            --             --
Weighted average
 common shares
 outstanding:
   Basic.............      128.9           --           128.9          --         --            --           (9.1)
   Diluted...........      129.2           --           129.2          --         --            --           (9.1)









                                      Pro
                         Merger      Forma
                         ------    --------

Revenues
Policy charges....... $  (6.4)/11/ $1,190.6
Life insurance
 premiums............      --         417.7
Net investment
 income..............    (1.3)/12/  2,031.9
Net realized gains
 (losses) on
 investments,
 hedging
 instruments and
 hedged items........      --         (24.7)
Other................      --         125.6
                      -------      --------
   Total revenues....    (7.7)      3,741.1
                      -------      --------
Benefits and
 Expenses
Interest credited
 to policyholder
 account balances....  5.7/13/      1,341.4
Other benefits and
 claims..............      --         478.4
Policyholder
 dividends on
 participating
 policies............      --         112.1
Amortization of
 deferred policy
 acquisition costs
 and VOBA............     6.5/6/      417.8
Interest expense on
 debt and capital
 and preferred
 securities of
 subsidiary trusts...      --          90.0
Other operating
 expenses............     6.0/6/      652.6
                         (0.4)/14/
                      -------      --------
   Total benefits
    and expenses.....    17.8       3,092.3
                      -------      --------
Income from
 continuing
 operations before
 federal income tax
 expense,
 demutualization
 expenses and
 cumulative effect
 of adoption of
 accounting
 principles..........   (25.5)        648.8
Federal income tax
 expense.............    (3.1)/10/    158.5
                      -------      --------
Income from
 continuing
 operations before
 demutualization
 expenses and
 cumulative effect
 of adoption of
 accounting
 principles.......... $ (22.4)     $  490.3
                      =======      ========
Income from
 continuing
 operations before
 demutualization
 expenses and
 cumulative effect
 of adoption of
 accounting
 principles per
 common share:
   Basic.............      --      $   3.35
   Diluted...........      --      $   3.35
Weighted average
 common shares
 outstanding:
   Basic.............    26.4/15/     146.2
   Diluted...........    26.4/15/     146.5

Senior Notes, Gartmore Exchange Transactions and Merger Adjustments




   The following adjustments reflect the pro forma effects of the issuance of senior notes on November 19, 2001 and June 24, 2002, consummation of the Gartmore exchange transactions and the conversion of Provident and merger of Provident with Eagle Acquisition Corporation. In presenting the pro forma balance sheet information, we assumed that the June 24, 2002 senior note offering, the Gartmore exchange transactions and the sponsored demutualization had occurred on March 31, 2002. In presenting the pro forma income statement information, we assumed that the June 24, 2002 senior note offering, the Gartmore exchange transactions and the sponsored demutualization occurred as of the beginning of each period presented. Additionally, for the year ended December 31, 2001 pro forma income statement information, we assumed the November 19, 2001 senior note offering had occurred on January 1, 2001.



/1./ Represents the restatement of results related to Gartmore Global
     Investments, Inc. and Nationwide Securities, Inc. as discontinued operations as a result of the transaction with Nationwide Corporation involving the exchange of shares of NFS Class B common stock owned by Nationwide Corporation for the shares of Gartmore Global Investments, Inc. and Nationwide Securities, Inc. owned by NFS. The net proceeds from these transactions were valued at $357.8 million, net of transaction expenses, and are subject to adjustment to reflect the actual GAAP equity of Nationwide Securities, Inc. as of June 30, 2002 as compared to the $9.6 million GAAP equity estimate used in the preliminary settlement calculation. Such adjustment will be made in the third quarter of 2002 and is not expected to have a material impact on the settlement amount and number of shares exchanged. In determining the number of shares exchanged in the preliminary settlement and in preparing the pro forma data related to the disposal, we used a value of $39.86 per share, which was calculated using the ten-day average closing price of a share of NFS Class A common stock prior to the closing of the Nationwide Securities, Inc. transactions, as defined in the exchange agreement. This resulted in approximately 9.1 million shares being returned to NFS.



     These transactions between related parties are required to be recorded at carrying value of the underlying components of the transactions rather than fair value. On a pro forma basis, these transactions result in recognition of the excess of Nationwide Corporation's carrying value of NFS shares exchanged over the carrying value of subsidiaries exchanged by NFS of $91.7 million, which has been recorded as a credit to additional paid-in capital in the accompanying pro forma balance sheet. In accordance with NFS' Restated Certificate of Incorporation, the shares of Class B common stock that Nationwide Corporation returned to NFS in these transactions will be converted to shares of Class A common stock. NFS has retained these shares as Class A common stock in treasury stock and the shares are available for future issuance.



/2./ Effective June 24, 2002, NFS issued $300 million of 5.90% senior notes at
     98.678% of par value. Cash proceeds totaled $296.1 million and reflected debt issuance costs of $2.2 million, including $0.3 million of transaction expenses.



/3./ Giving effect to the merger under purchase accounting, the total purchase price of Provident will be allocated to the assets and liabilities acquired based on the relative fair values as of the effective date of the merger, with any excess of the purchase price over the fair value of the assets acquired less the fair value of liabilities assumed recorded as goodwill. The cost allocations related to the value of business acquired
     (VOBA), goodwill and other intangible assets have been based on preliminary studies. Accordingly, the final allocations based on closing date information will differ from the amounts reflected herein due to interest rate fluctuations, operating experience and results of operations through the date of closing. The pro forma financial statements reflect NFS' best estimates based on currently available information.



     The average closing price of NFS' Class A common stock used in this pro forma data is $43.37 per share. This amount represents the Sponsor Initial Stock Price, defined in the merger agreement as the volume weighted average of the sales prices of NFS' Class A common stock as published by Bloomberg Professional Service for the 15 consecutive trading days ending on the fifth trading day immediately preceding the date of the merger agreement, August 7, 2001. See "Principal Terms of the Merger Agreement--Consideration."



     The merger agreement calls for payment of a combination of NFS Class A common stock, cash and policy credits in value equal to approximately $1.527 billion, which reflects the amount of consideration currently expected to be delivered to Provident's eligible members. The actual amount of policy credits issued and cash paid as consideration in the merger will vary depending upon a number of factors. Those factors include the average price of NFS' Class A common stock at the closing date of the merger, calculated as described in the merger agreement, the value assigned to those policies that, due to their structure, are unable to receive common stock or cash for tax reasons, the value of policy credit and cash elections made by eligible members, the portion of the total consideration that can be paid from Provident's surplus and the maximum amount of consideration permitted to be delivered in policy credits and cash under the merger agreement. See "Principal Terms of the Merger Agreement-Consideration." It has been assumed for pro forma purposes that the merger consideration will consist of policy credits of $95.5 million (6.25%) and cash of $286.4 million (18.75%), including an estimated $16.7 million

   (1.10%) to be paid by Provident as outlined in the merger agreement, with the remaining $1.145 billion (75.00%) being issued in the form of NFS Class A common stock. Using a pro forma per share price of $43.37 and assuming that 75.00% of the consideration awarded is in the form of NFS Class A common stock, approximately 26.4 million shares of NFS Class A common stock will be issued in the merger.


   The member consideration will be distributed to and allocated among the eligible members of Provident as provided in the merger agreement and Provident's plan of conversion.

   The total purchase price is summarized below (in millions, except share and per share data):

Class A common stock (26.4 million shares, $0.01 par value)................... $    0.3
Additional paid in capital....................................................  1,145.2
                                                                               --------
   Total value of common stock exchanged......................................  1,145.5
Cash paid to Provident's eligible members, including amounts paid by Provident    286.4
Policy credits issued to Provident's eligible members.........................     95.5
Costs of the sponsored demutualization........................................     15.0
                                                                               --------
   Total purchase price....................................................... $1,542.4
                                                                               ========


   The policy credits issued to and cash paid to Provident's eligible members out of Provident's surplus, plus the expenses incurred by Provident related to the transaction, may not exceed 10% of the sum of the total consideration exchanged in the transaction and the expenses incurred by Provident related to this transaction. Currently this amount is estimated to be approximately $157.2 million, which represents 13.2% and 28.9% of Provident's unaudited statutory surplus and unaudited consolidated GAAP equity, respectively, as reported on March 31, 2002. Of the $157.2 million, an estimated $45.0 million will be utilized to pay for expenses related to the sponsored demutualization, including amounts already paid, while the remaining $112.2 million will be used to fund the issuance of policy credits and to pay cash to eligible members of Provident.


   On a pro forma basis, as of March 31, 2002, after consideration of the Gartmore exchange transactions described in note 1 above and issuance of
   26.4 million shares of Class A common stock, NFS would have 50.6 million shares of Class A common stock outstanding and 146.8 million shares of Class A and Class B common stock outstanding.

   The allocation of the purchase price of Provident, assuming the sponsored demutualization occurred on January 1, 2002, is as follows (in millions):

             Investments (including cash)............... $ 4,095.5
             VOBA.......................................     847.5
             Goodwill/5/................................     446.8
             Other assets...............................     447.6
             Separate account assets....................   3,733.8
             Future policy benefits and claims..........  (4,067.4)
             Other liabilities, including deferred taxes    (227.6)
             Separate account liabilities...............  (3,733.8)
                                                         ---------
                Total purchase price.................... $ 1,542.4
                                                         =========

   The historical components of Provident's equity have been eliminated in accordance with purchase accounting guidance.


/4./ Upon the issuance in the merger of the contemplated number of shares of Class A common stock discussed above, NFS and its subsidiaries will no longer qualify to file a consolidated federal income tax return as a member of the Nationwide Mutual consolidated group. As a result, gains on transactions between and among NFS and its subsidiaries, and transactions between NFS and its subsidiaries and other members of the Nationwide Mutual consolidated group would no longer qualify for deferral under the Internal Revenue Code and Treasury Regulations. Accordingly, NFS would be required to make a payment for federal income taxes in the amount of $56.0 million. This amount has been reflected as if it had been paid on the pro forma balance sheet.



/5./ Represents the unamortized balance of Provident's deferred policy acquisition costs and deferred revenue liability, which are derecognized in accordance with purchase accounting guidance. Deferred revenues are eliminated due to their consideration in the calculation of VOBA.

/6./ VOBA reflects the estimated fair value of the business in force and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts existing as of the closing date of the transaction. In accordance with purchase accounting guidance relating to the acquisition of a life insurance company, we have calculated a preliminary VOBA amount of $847.5 million and reflected this as an intangible asset.


   Preliminary studies have also been conducted to establish the fair value attributable to other identifiable intangible assets. The value preliminarily assigned to other identifiable intangibles with finite lives is $76.9 million.

   Final calculations as of the closing date will be performed for VOBA and other intangible assets, as such amounts ultimately reported will differ from those reported herein.

   Amortization of VOBA occurs with interest over the anticipated lives of the business (generally from 15 to 30 years) in relation to estimated gross profits, gross margins or premiums. Amortization of VOBA is provided for using the corresponding crediting rate or net investment yield, as applicable. Other identified intangible assets with finite lives will be amortized over their estimated useful lives, which range from 5 to 28 years, primarily using accelerated methods.

   As the calculations of VOBA and identified intangible assets are preliminary, these balances and the related amounts of amortization are not necessarily representative of what the actual amounts will be when final calculations are completed.

   The estimated amortization for 2001 (pro forma) and for the next five years for VOBA and for intangible assets with finite lives is as follows (in millions):

                                                           Intangible Assets
                                                     VOBA  with Finite Lives
                                                     ----- -----------------
   2001 (pro forma)................................. $65.6       $6.0
   2002............................................. $67.1       $5.2
   2003............................................. $66.5       $4.9
   2004............................................. $64.2       $4.3
   2005............................................. $60.5       $4.3
   2006............................................. $57.3       $3.3

   After calculating VOBA, assigning fair values to identifiable tangible and intangible assets and providing for any deferred taxes, any remaining excess of the purchase price over the fair value of the assets acquired less the fair value of liabilities assumed is recorded as goodwill. In accordance with purchase accounting guidance, any goodwill that is generated and any indefinite lived intangible assets will not be amortized, but will be evaluated for impairment regularly. Based on preliminary calculations, the value of goodwill and indefinite lived intangibles is $446.8 million.

   The purchase price of this transaction includes an estimated $57.3 million of cash to be paid by Provident as well as policy credits to be issued by Provident totaling $95.5 million, as outlined in the merger agreement. As a result, the $446.8 million of goodwill that was determined in allocating the purchase price is reduced by these items to arrive at $294.0 million, which is the recorded goodwill related to this acquisition.



/7./ Represents the present value of the excess of current lease obligations over current market rates on the home office facility.


/8./ Although such data is not reflected within the pro forma statements of income, net proceeds of $296.4 million and $296.1 million from the November 19, 2001 and June 24, 2002 senior note offerings, respectively, would have generated some level of net investment income during the periods presented.



/9./ Represents the incremental interest expense on the June 24, 2002 senior note offering at 6.09%. This rate reflects the total cost of such notes including an underwriting discount and expenses.



/10./ Represents the tax effect of all income statement adjustments, calculated using a rate of 35.0% and in the merger column, the elimination of a credit which is related to Provident's equity tax benefit, a federal tax applicable to mutual life insurance companies, of $5.5 million for the three months ended March 31, 2002 and $5.8 million for the year ended December 31, 2001.



/11./ Represents the reduction of policy charges due to the elimination of deferred revenues as of the beginning of the period.

/12./ Represents the following adjustments to net investment income as a result of the conversion and merger and purchase accounting adjustments (in millions):


                                              Three Months Ended    Year Ended
                                                March 31, 2002   December 31, 2001
                                              ------------------ -----------------
Elimination of the earnings on the cash paid
  to Provident's eligible members based upon
  a rate of 6.5% per annum, before taxes.....       $(0.9)             $(3.7)
Decrease in net investment income from
  payment of deferred taxes based upon a
  rate of 6.5% per annum, before taxes.......        (0.9)              (3.6)
(Decrease) increase in net investment income
  from changes in the carrying value of the
  investment portfolio as of the beginning
  of the period..............................        (1.1)               6.0
                                                    -----              -----
                                                    $(2.9)             $(1.3)
                                                    =====              =====


/13./ Represents additional interest credited to contracts that received policy credits in exchange for membership interests at a rate of 6.00% per annum, before taxes.





/14./ Represents amortization of the excess of current lease obligations over current market rates on the home office facility.





/15./ A reconciliation of the number of newly issued shares of Class A common stock used in the calculation of the pro forma basic and diluted income from continuing operations before demutualization expenses and cumulative effect of adoption of accounting principles and net income per common share, assuming that 75% of the aggregate consideration awarded is in the form of NFS Class A common stock, is as follows (in millions):


      Shares notionally allocated to eligible members............... 35.2
      Shares notionally allocated to eligible members that receive cash or policy credits...................................... (8.8)
                                                                     ----
      Shares issued to eligible members............................. 26.4
                                                                     ====




/16./ Represents the incremental interest expense on the November 19, 2001 senior note offering at 6.388%. This rate reflects the total cost of such notes including an underwriting discount and expenses.

                    HISTORICAL AND PRO FORMA PER SHARE DATA


   The following table shows financial information after giving effect to the November 19, 2001 and June 24, 2002 senior note offerings, consummation of the Gartmore exchange transactions and the sponsored demutualization as though they had occurred on an earlier date. In the sponsored demutualization, Provident's eligible members will receive either shares of NFS Class A common stock, cash or policy credits. The financial information is provided as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001. The historical information has been revised to reflect the Gartmore Global Investments, Inc. and Nationwide Securities, Inc. businesses as discontinued operations as a result of the Gartmore exchange transactions completed on June 28, 2002. NFS encourages you to obtain a current market quotation for NFS' Class A common stock before making any decisions regarding the sponsored demutualization or share issuance, as the case may be.



   In presenting the pro forma balance sheet information, we assumed that the June 24, 2002 senior note offering, the consummation of the Gartmore exchange transactions and the sponsored demutualization had occurred on March 31, 2002. In presenting the pro forma income statement information, we assumed that the June 24, 2002 senior note offering, the Gartmore exchange transactions and the sponsored demutualization occurred as of the beginning of each period presented. Additionally, for the year ended December 31, 2001 pro forma income statement information, we assumed the November 19, 2001 senior note offering had occurred on January 1, 2001. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with GAAP using current estimates, which will vary from final amounts.



   The unaudited pro forma NFS income per share data is based upon the historical weighted average number of outstanding NFS common shares, adjusted to exclude 9.1 million shares of NFS' common stock that were returned in the Gartmore exchange transactions, which are now held in treasury as Class A common shares and are available for future issuance, and to include 26.4 million shares of NFS Class A common stock expected to be issued in the merger. For the purpose of determining how many shares of NFS common stock will be issued in the merger, we used a market price of $43.37 for NFS, which was the Initial Stock Price, as defined in the merger agreement. See "Principal Terms of the Merger Agreement--Consideration."


   The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the merger occurred on January 1, 2001 or any other date.


   The information in the following table is based on, and should be read together with, the historical financial information set forth in this joint proxy statement/prospectus and, in the case of NFS, in the prior SEC filings of NFS which we have incorporated into this document by reference and, in the case of Provident, in Annex E to this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 171.

                                                         As of or for the
                                                        Three Months Ended
                                                          March 31, 2002
                                                        -------------------------
                                                           NFS        NFS Pro
                                                        Historical     Forma
                                                        ----------     --------
                                                           (in millions,
                                                        except per share amounts)
     Income from continuing operations before
      demutualization expenses.........................  $  103.7     $  115.3
     Net income........................................  $  105.9     $  109.9
     Shareholders' equity..............................  $3,465.7     $4,475.5
     Weighted average common shares outstanding:
        Basic..........................................     128.9        146.2
        Diluted........................................     129.2        146.5
     Shares outstanding................................     128.9        146.2
     Income from continuing operations before
      demutualization expenses per common share:
        Basic..........................................  $   0.80     $   0.79
        Diluted........................................  $   0.80     $   0.79
     Net income per common share:
        Basic..........................................  $   0.82     $   0.75
        Diluted........................................  $   0.82     $   0.75
     Book value per common share.......................  $  26.89     $  30.61
     Cash dividends declared per common share..........  $   0.12     $   0.12

                                                              For the
                                                            Year Ended
                                                         December 31, 2001
                                                        -------------------------
                                                           NFS        NFS Pro
                                                        Historical     Forma
                                                        ----------     --------
                                                           (in millions,
                                                        except per share amounts)
     Income from continuing operations before
      demutualization expenses and cumulative effect
      of adoption of accounting principles.............  $  424.3     $  490.3
     Net income........................................  $  412.8     $  465.5
     Weighted average common shares outstanding:
        Basic..........................................     128.9        146.2
        Diluted........................................     129.2        146.5
     Income from continuing operations before
      demutualization expenses and cumulative effect
      of adoption of accounting principles per common
      share:
        Basic..........................................  $   3.29     $   3.35
        Diluted........................................  $   3.28     $   3.35
     Net income per common share:
        Basic..........................................  $   3.20     $   3.18
        Diluted........................................  $   3.20     $   3.18
     Cash dividends declared per common share..........  $   0.48     $   0.48

                     MARKET PRICE AND DIVIDEND INFORMATION

   NFS Class A common stock is listed on the New York Stock Exchange under the symbol "NFS." The following table shows, for the periods indicated, the high and low sales prices per share of NFS Class A common stock as reported on the New York Stock Exchange Consolidated Tape, and the dividends declared per share.


                                                          NFS
                                                -----------------------
                                                 High   Low   Dividends
                                                ------ ------ ---------
        2000
           First Quarter....................... $29.94 $19.50   $0.10
           Second Quarter......................  34.75  25.63    0.12
           Third Quarter.......................  40.75  32.75    0.12
           Fourth Quarter......................  51.44  36.94    0.12
        2001
           First Quarter....................... $47.94 $33.10   $0.12
           Second Quarter......................  46.76  35.66    0.12
           Third Quarter.......................  47.40  35.00    0.12
           Fourth Quarter......................  41.60  31.50    0.12
        2002
           First Quarter....................... $44.35 $38.90   $0.12
           Second Quarter......................  45.65  37.32    0.13
           Third Quarter through July 30, 2002.  40.60  27.20      --



   On August 7, 2001, the last full trading day before public announcement of the signing of the merger agreement, the per share closing price was $44.96 for NFS Class A common stock and on July 30, 2002, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the per share closing price was $30.90 for NFS Class A common stock. NFS urges you to obtain a current market quotation for NFS' Class A common stock before voting on the sponsored demutualization or share issuance, as the case may be.



   The average daily trading volume of NFS Class A common stock on the New York Stock Exchange for the period January 1, 2002 to June 30, 2002 was 108,873 shares.


   As a mutual life insurance company controlled by its members, Provident does not have any outstanding common stock and therefore, no comparable information for Provident can be provided.

                                 RISK FACTORS

   Potential investors should carefully consider the risk factors set forth below as well as the other information in this joint proxy statement/prospectus, and in any documents incorporated by reference in this joint proxy statement/prospectus in evaluating the proposals to be voted on at your company's special meeting.

   Risk Factors Relating to the Sponsored Demutualization

Shareholders and policyholders may have competing interests.


   A mutual insurance company is generally operated for the benefit of its policyholders. After the proposed merger, Provident will be owned by its sole shareholder, NFS, and will no longer be controlled by its policyholders. NFS is a public company owned by its shareholders. One of NFS' objectives as a public company is to maximize profits for its shareholders. Interests of policyholders and interests of shareholders may not coincide after the sponsored demutualization. In particular, shareholders of public companies are primarily interested in financial performance as it relates to share price or shareholder dividends, while policyholders are primarily interested in financial performance as it relates to the ability of their insurance company to pay claims and policy dividends and as it affects the cost of insurance. We cannot assure you that the provisions of the plan of conversion containing structures and procedures, such as the closed block, designed to address such conflicts will be effective or that the interests of policyholders will coincide in the future with the interests of public shareholders.


Management's interests as shareholders may compete with policyholder's interests.

   As a mutual insurance company, Provident cannot currently provide its employees, officers and directors with stock-based compensation. As a subsidiary of NFS, a stock company, Provident's employees, officers and directors will have the opportunity to receive part of their compensation and benefits in the form of NFS stock options, shares of NFS Class A common stock or both.


   After the proposed merger, the board of directors of Provident will not be elected by members of Provident but will be selected by NFS as the sole shareholder of Provident. In turn, the directors will appoint Provident's management. The interests of NFS and Provident's management, on the one hand, and policyholder interests, on the other hand, may not always be closely aligned. It is possible, for instance, that Provident's management might have interests in their capacity as shareholders of NFS that are not always aligned with the interests of Provident policyholders.


A challenge to the Pennsylvania Insurance Commissioner's approval of the plan of conversion could put the terms of the sponsored demutualization in question and reduce the market price of NFS Class A common stock.


   In order to consummate the sponsored demutualization, the plan of conversion must be approved by the Pennsylvania Insurance Commissioner, who must determine, among other things, that the plan of conversion is fair and equitable, consistent with the intent of the Conversion Act, and does not prejudice the interests of Provident's members, in order to approve the plan. A public informational hearing on the plan was held on May 23, 2002. The Pennsylvania Insurance Commissioner approved the plan of conversion on July 31, 2002.



   The Pennsylvania law governing the demutualization provides that an action challenging the plan can be filed, within the limitation period provided under Pennsylvania law, after the Pennsylvania Insurance Commissioner issues her order approving the plan. The Conversion Act provides that any action challenging the validity of or arising out of the acts taken or proposed to be taken under the Conversion Act must be commenced no later than 30 days after the later of the approval of the plan of conversion by the Pennsylvania Insurance Commissioner or the adoption of the plan by a vote of the eligible members. Any list of possible challenges that could be brought with respect to the sponsored demutualization is necessarily speculative. In prior demutualization transactions, complaints have been filed claiming, among other things, that (i) the applicable conversion statute or portions of the statute are unconstitutional, (ii) disclosures to policyholders were inadequate, (iii) consideration was improperly distributed to or allocated among policyholders, and (iv) the insurance commissioner abused his or her authority in reviewing and approving the transaction. Complaints have sought both injunctive relief and damages, and parties to the lawsuits have included policyholder plaintiffs (individually or representing a purported class), the demutualizing company and the insurance commissioner. For a description of the challenge brought with respect to Provident's previously proposed mutual holding company restructuring, see "Description of Provident Mutual Life Insurance Company--Corporate Information--Legal Proceedings."



   The existence of any such challenges could reduce the market price of NFS Class A common stock. In the event that the plan or the Pennsylvania Insurance Commissioner's order approving the plan is challenged, a successful challenge could result in monetary damages, a modification of the plan or the Insurance Commissioner's approval of the plan being set aside. In addition, a successful challenge would likely result in substantial uncertainty relating to the terms and effectiveness of the plan, and an extended period of time might be required to reach a final determination. Such an outcome may reduce the market price of NFS Class A common stock.

Assets allocated to the closed block could be subject to the claims of creditors in an insolvency.

   The plan of conversion contains an accounting mechanism known as a closed block, established to give reasonable assurance to the owners of certain participating policies that assets will be available to maintain the 2001 dividend scale if the experience underlying that dividend scale continues. The closed block also provides for appropriate adjustments to those scales if the experience underlying the dividend scale changes.

   Provident will allocate assets to the closed block in an amount that produces cash flows which, together with anticipated revenue from the policies included in the closed block, are expected to be sufficient to support the closed block business, including provisions for payment of claims and certain expenses and taxes, and to provide for continuation of the 2001 dividend scales if the experience underlying such dividend scales continues. The assets allocated to the closed block, the cash flows generated by the assets and the anticipated revenue from the policies in the closed block will benefit only the holders of those policies included in the closed block. However, the assets allocated to the closed block are Provident's assets and are subject to the same liabilities (in the same priority) as all assets in Provident's general account. If Provident were to become insolvent, the assets allocated to the closed block, like assets in Provident's general account, could be subject to the claims of creditors.

Because the market price of NFS Class A common stock fluctuates, eligible members of Provident cannot be sure of the market value of any NFS Class A common stock that they may receive in the proposed merger.


   When the proposed merger becomes effective, assuming that the average sales price of NFS Class A common stock during a specified period near the effective time of the merger is between $36.86 and $47.71, the aggregate consideration to be paid to eligible members in the transaction will be approximately $1.527 billion. The amount of total consideration eligible members will receive is subject to adjustment primarily as a result of fluctuations in the value of NFS Class A common stock during the pricing period which will occur near the closing date. Consideration will be paid to eligible members in the form of NFS Class A common stock, cash or policy credits. The price of NFS Class A common stock on the date on which the merger becomes effective may vary from its price at the date of this joint proxy statement/prospectus and at the date of the special meeting of eligible members of Provident. For example, during the 52-week period ending on July 30, 2002 (the most recent practicable date prior to the printing of this joint proxy statement/prospectus), the closing price of NFS Class A common stock varied from a low of $27.20 per share to a high of $47.40 per share. On July 30, the closing price of NFS Class A common stock was $30.90 per share. Variations like these may occur as a result of changes in the business, operations or prospects of NFS, market assessments of the likelihood that the sponsored demutualization will become effective and the timing of the effectiveness of the proposed merger, regulatory considerations, general market and economic conditions and other factors.



   The terms of the merger agreement relating to the aggregate consideration are designed to provide eligible members with approximately $1.527 billion in aggregate consideration if the average sales price of shares of NFS Class A common stock during a specified period near the time of closing is between 85% and 110% of $43.37. If the average sales price of shares of NFS Class A common stock for this period is equal to or greater than 110% but less than 115% of $43.37, then the dollar value of the consideration will be increased to partially reflect the increased value of shares of NFS Class A common stock. However, if the average sales price of shares of NFS Class A common stock for this period is equal to or greater than 115% or equal to or less than 85% of $43.37, the number of shares of NFS Class A common stock issued as consideration will be fixed. As a result, in the event that the price is less than 85% of $43.37, the value of the consideration received by eligible members will be less than $1.527 billion. While Provident does have the right, but is not obligated, to terminate the merger agreement if the average sales price of shares of NFS Class A common stock during the period is less than $32.53 and has fallen by more than 15% compared to a peer group of companies set forth in the merger agreement, Provident does not have the right to terminate the merger agreement if only one of these events has occurred. As a result, eligible members are not guaranteed to receive a minimum value in the sponsored demutualization if the average sales price of shares of NFS Class A common stock is at or below $36.86. These consideration adjustments are described in more detail under "Principal Terms of the Plan of Conversion--Allocation of Consideration" on page 81.



   As an example, if the average sales price of NFS Class A common stock during the pricing period is equal to its recent one-day closing price of $30.90, the aggregate value of the consideration received by Provident's eligible members would be approximately $1.280 billion.

   If you are an eligible member at the time of the special meeting of eligible members, you will not know the value of the NFS Class A common stock that you will receive on the date on which the merger becomes effective. You should also be aware that the shares of NFS Class A common stock to be issued as consideration may not be distributed to eligible members' accounts for at least 15 days after the closing of the sponsored demutualization and cannot be sold until distributed. The trading price of NFS Class A common stock may fluctuate during the interval between closing and distribution to a particular account.





Provident's statutory-basis surplus will be reduced after the proposed merger.



   At March 31, 2002, Provident reported $544.9 million of statutory-basis surplus. Statutory-basis surplus represents the excess of assets over liabilities, with both assets and liabilities determined in accordance with accounting practices prescribed or permitted by the Pennsylvania Insurance Department. Statutory-basis surplus is one measure of financial strength.



   We anticipate that $157.2 million of the sponsored demutualization consideration and demutualization and merger-related expenses will be paid from Provident's statutory-basis surplus. Payments for executive officer change in control agreements, and the accelerated advisory fees paid to Provident directors will also be paid from Provident's statutory-basis surplus. These payments will reduce Provident's statutory-basis surplus. For a description of these payments, see "Interests of Directors and Officers of Provident in the Sponsored Demutualization."



   Provident will become a wholly-owned subsidiary of NFS after the merger, and NFS will be able to cause Provident to declare dividends, subject to the requirements of applicable law. NFS has not yet established a dividend policy with respect to Provident.

Failure to complete the sponsored demutualization could negatively impact Provident's future business and operations.


   The failure to consummate the sponsored demutualization could have serious adverse financial consequences for Provident, such as the possibility that rating agencies will reduce Provident's ratings, or that this failure will impair Provident's ability to recruit and keep employees and agents. Reduced ratings or an inability to recruit and keep employees and agents may have a material adverse effect on Provident's business. Further, if the sponsored demutualization is not completed, Provident will continue to face challenges to its ability as a mutual company to raise capital, to achieve economies of scale and to achieve significantly larger financial size and strength.


Failure to complete the sponsored demutualization could negatively impact the consideration policyholders receive in a future demutualization.

   If the sponsored demutualization is not consummated and the board of directors of Provident determines to seek another merger or affiliation, there can be no assurance that Provident will be able to find an equivalent strategic partner or a partner willing to pay an equivalent or more attractive price than that which would be paid in the sponsored demutualization.


Members of Provident's board of directors and executive management may have interests in the sponsored demutualization that differ from those of policyholders generally.



   The current members of Provident's board of directors will resign their positions at the closing of the sponsored demutualization in accordance with the merger agreement and all six members of executive management are expected to leave their employment following the closing. As a result of agreements or other commitments made by Provident, the unaffiliated directors will become entitled to accelerated retirement payments, and the members of executive management will become entitled to severance and other payments following the change in control. Because these payments will only be made if the sponsored demutualization is completed and the directors and members of executive management are no longer employed by Provident, their interests in the sponsored demutualization may differ from and could conflict with those of policyholders generally. See "Interests of Directors and Officers of Provident in the Sponsored Demutualization" on page 121.

   Risk Factors Relating to the Ownership of NFS Class A Common Stock

   The following risk factors will apply assuming the sponsored demutualization takes place. They apply to both Provident and NFS. These risk factors relate to the ownership of equity in publicly traded insurance companies generally, and to the ownership of NFS Class A common stock specifically. They may, therefore, influence the decision of a Provident eligible member to receive NFS Class A common stock as consideration in the sponsored demutualization by NFS.

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

After the sponsored demutualization, Nationwide Corporation will control NFS.

   NFS has two classes of common stock with different voting rights that enable Nationwide Corporation (the holder of all of the outstanding Class B common stock) to control NFS. On all matters submitted to a shareholder vote, each share of NFS Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Both classes vote together as a single class on all matters, subject to certain exceptions. Upon any transfer of shares of Class B common stock to a person other than a member of the Nationwide group of companies (excluding NFS and its subsidiaries), such shares will convert automatically into shares of NFS Class A common stock.


   Upon completion of the sponsored demutualization, Nationwide Corporation will own no less than 63.4% of the total number of shares of common stock outstanding and 94.5% of the combined voting power of the shareholders of NFS. For so long as Nationwide Corporation and its affiliates (excluding NFS and its subsidiaries) continue beneficially to own shares of common stock representing more than 50% of the combined voting power of the shareholders of NFS, Nationwide Corporation will control NFS, will be able to elect all of NFS' directors and will be able to determine the outcome of corporate actions requiring shareholder approval, including, among other things, the adoption of amendments to the certificate of incorporation of NFS, the approval of mergers and sales of all or substantially all of NFS' assets, the incurrence of indebtedness in excess of specified amounts, the issuance of additional common stock or other equity securities and, with certain exceptions, the payment of dividends with respect to NFS common stock. Pursuant to an intercompany agreement among Nationwide Mutual, Nationwide Corporation and NFS, which we refer to as the Intercompany Agreement, until such time as Nationwide Corporation and its affiliates no longer own at least 50% of the combined voting power of the outstanding voting stock of NFS, the prior written consent of Nationwide Mutual is required in connection with these and other corporate actions. NFS is not aware of any plans by Nationwide Corporation to limit the amount of dividends to be declared by NFS.


NFS' holding company structure may impose limitations on shareholder dividends.


   NFS is an insurance holding company whose assets consist primarily of all of the outstanding shares of common stock of its insurance subsidiaries. On the effective date of the plan of conversion, these assets will include Provident and its insurance subsidiaries, along with Nationwide Life and other subsidiaries of NFS. NFS' ongoing ability to pay dividends to its shareholders and meet its other obligations, including operating expenses and any debt, will be primarily dependent upon the receipt of sufficient funds from its subsidiaries in the form of dividends or interest payments. As a result, claims of NFS will be effectively subordinated to the indebtedness and other liabilities of its subsidiaries. Therefore, in the event of the bankruptcy, rehabilitation, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make payments to NFS as a shareholder or otherwise. In the event of a default under NFS' subsidiaries' credit facilities, their creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable prior to any distributions by such subsidiary to NFS.


   The payment of dividends to NFS by its insurance subsidiaries is also regulated under state insurance law, including the insurance law of the states of Ohio, Pennsylvania, Delaware and New York. Under these states' insurance laws, NFS' insurance subsidiaries will be restricted as to when they can pay a dividend and, in certain cases, approval of a state's insurance commissioner will be required before paying any dividend. If NFS' insurance subsidiaries cannot pay shareholder dividends or interest to NFS in the future, it could have a material adverse effect on NFS and the market value of its shares.

Under certain circumstances, Nationwide Mutual may terminate the right of NFS to use Nationwide agents.


   Nationwide Mutual currently uses NFS as its principal affiliate in the U.S. offering variable annuity, fixed annuity and individual universal, variable and traditional life insurance products. These products are offered directly by NFS' insurance subsidiaries. In the Intercompany Agreement, Nationwide Mutual has agreed that NFS has the exclusive right, subject to certain limited exceptions, to distribute such products through Nationwide agents. Nationwide Mutual has the option to terminate such right on one year's notice if Nationwide Corporation and its affiliates no longer own at least 50% of the combined voting power of the outstanding voting stock of NFS. The termination of such right could have an adverse effect on NFS' ability to distribute certain of its life insurance products. In 2001, 4.4% of NFS' premiums and deposits were attributable to products sold by Nationwide agents.


Under certain circumstances, Nationwide Mutual may terminate the right of NFS to use the "Nationwide" name and certain other service marks.

   Pursuant to the Intercompany Agreement, among other things, Nationwide Mutual has granted to NFS and certain of its subsidiaries a non-exclusive, non-assignable, revocable license to use the "Nationwide" name and certain other service marks solely in connection with NFS' annuity, pension and life insurance businesses and activities related to such businesses. The Intercompany Agreement provides that, subject to certain exceptions, Nationwide Mutual has the option to revoke this license on one year's notice if Nationwide Corporation and its affiliates no longer own at least 50% of the combined voting power of the outstanding voting stock of NFS. Upon the revocation of this license, NFS and any of its subsidiaries must change their names to exclude the word "Nationwide" and must discontinue the use of the other licensed service marks. The revocation of such license could have a material adverse effect on NFS' ability to conduct its business.

NFS' board of directors consists of other directors within Nationwide, which could cause conflicts of interest.


   NFS' board of directors currently consists of twelve members, six of whom serve concurrently on the boards of directors of other companies within the Nationwide group of companies excluding subsidiaries of NFS. In addition, a significant number of officers of NFS also serve as officers of Nationwide Mutual or other companies within Nationwide. Service as a director or officer of both NFS and another company (other than a subsidiary of NFS) within Nationwide could create or appear to create potential conflicts of interest when the director or officer is faced with decisions that could have different implications for NFS and such other company. A conflict of interest could also exist with respect to allocation of the time and attention of persons who are officers of both NFS and one or more other companies within Nationwide.


NFS is party to various arrangements with members of Nationwide which could cause conflicts of interest.


   NFS has engaged in various transactions, and is party to various arrangements, with members of Nationwide. In the future, NFS may enter into agreements with members of Nationwide that will not be the result of arm's-length negotiations between independent parties. Conflicts of interest could arise with respect to transactions involving members of Nationwide, on the one hand, and NFS, on the other hand. Any such transactions that are material to NFS will be subject to approval by a vote of disinterested members of NFS' board of directors. In addition, under Ohio insurance holding company laws, arrangements and agreements between NFS' insurance subsidiaries and other members of Nationwide must be fair and equitable and may be subject to the approval of, or non-objection after notice to, the Superintendent of Insurance of the State of Ohio. Finally, NFS' credit facility requires that any transaction between NFS and any of its affiliates be on an arm's-length basis on terms at least as favorable to NFS as could have been obtained from a third party which is not an affiliate.


Because directors or officers of NFS may also have other affiliations within Nationwide, conflicts of interest with respect to allocation of corporate opportunities may arise.

   Nationwide Mutual currently uses NFS as its principal affiliate in the U.S. offering variable annuity, fixed annuity and individual universal, variable and traditional life insurance products. However, conflicts may exist between NFS and other members of Nationwide with respect to the allocation of corporate opportunities among NFS and such other members. Members of Nationwide have no duty to refrain from engaging in the same or similar lines of business as NFS. In the event a member of Nationwide or a director or officer of NFS who is also a director or officer of another member of Nationwide acquires knowledge of a potential transaction or other matter that may constitute a corporate opportunity of either or both NFS and another member of Nationwide, such member of Nationwide, officer or director may allocate such opportunity among NFS and the other members of Nationwide as such member, officer or director deems appropriate under the circumstances.


   Nationwide Life Insurance Company, a wholly-owned subsidiary of NFS, and Nationwide Life and Annuity Insurance Company, a wholly-owned subsidiary of Nationwide Life Insurance Company, both offer products similar to products offered by Provident through distribution channels that may compete for a similar customer base as Provident's distribution channels.





   We anticipate that products offered by Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company will be available for sale through Provident's distribution channels.




The price of NFS common stock may decrease after the merger.

   Upon consummation of the merger, Provident eligible members receiving NFS Class A common stock will become shareholders of NFS. NFS Class A common stock could decline in value after the merger. As discussed above, the market value of NFS Class A common stock fluctuates based upon general market and economic conditions, NFS' business and prospects and other factors.

There are inherent difficulties in the integration of separate companies.

   The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

    .  the necessity of coordinating geographically separated organizations; and

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

    .  integrating personnel with diverse corporate backgrounds.


   The merger will involve the integration of the businesses of Provident and NFS, and we cannot assure you that this will happen or that it will happen in a timely manner. The process of integrating various operations could cause an interruption of, or loss of momentum in, the activities of one or more of the companies' businesses and the loss of key personnel. Assuming that the members of Provident's current executive management team resign their positions following the closing as expected, the new executive management team may not have the same level of knowledge of Provident as the current executive management team and may not be as successful as the current executive management team in managing Provident's operations. The change in executive management may also delay or adversely affect the successful integration of the companies and the anticipated benefits from the merger may not be realized. It is also possible that the integration process could result in inconsistencies in standards, controls, procedures and policies. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of operations could have an adverse effect on the business, results of operations, financial condition or prospects of the companies after the merger. The value of NFS Class A common stock could be adversely affected by these delays and difficulties.


Anticipated benefits from the merger may not be realized.


   Among the factors considered by the boards of directors of Provident and NFS in connection with their respective approvals of the merger agreement were the opportunities for economic benefits that can be realized as a result of larger size and purchasing power, as well as operating efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even that they will be realized at all.


   The NFS board of directors also considered the potential for growth through expansion of distribution channels for the combined companies which may result from the merger. There is no guarantee that this or any other anticipated potential benefit from the merger will be realized.

   The value of NFS Class A common stock could be adversely affected to the extent that the combined companies fail to realize the benefits of the merger.

NFS and Provident will each incur significant expenses in connection with the merger


   NFS and Provident expect to incur significant expenses associated with combining their operations, as well as transaction fees and other costs relating to the merger. NFS and Provident may also incur additional unanticipated costs in the integration of their businesses. Neither NFS nor Provident can ensure that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of their businesses, will offset these additional expenses within any particular time period or at all.


The merger may cause dilution to historical NFS earnings


   The issuance of NFS Class A common stock in connection with the merger may have a dilutive effect on net income per share of NFS Class A common stock. NFS' income from continuing operations before cumulative effect of adoption of accounting principles per diluted common share was $3.28 for the year ended December 31, 2001, as compared to a pro forma amount, after giving effect to NFS' November 19, 2001 $300 million senior note offering, the Gartmore exchange transactions, the June 24, 2002 $300 million senior note offering and the sponsored demutualization, of $3.35 for the same period. The pro forma figure does not reflect costs associated with or benefits anticipated from the merger, such as synergies and related cost savings and transaction costs, and is based on the assumptions that 75% of the consideration is paid in the form of NFS Class A common stock (which does not necessarily reflect the actual amount of NFS Class A common stock that will be distributed under the plan of conversion). There is no assurance that pro forma earnings per share are indicative of the results that would have occurred or are indicative of future results.


Increased trading volume after the merger may depress the price of NFS Class A Common Stock.


   During the period in which the consideration is distributed to Provident's eligible members and for a period thereafter, trading volume may elevate to a level above historical levels. For example, a large number of eligible members who receive shares of NFS Class A common stock as merger consideration may choose to sell those shares at their earliest opportunity, particularly those eligible members who have elected to receive cash as merger consideration but instead receive shares of NFS Class A common stock because of the limits on the amount of cash or policy credits that can be paid in the sponsored demutualization. See "Principal Terms of the Merger Agreement--Limitations on Policy Credits and Cash Distributions" on page 98. The sale of substantial amounts of NFS Class A common stock in the public market, or the perception that such sales could occur, may harm prevailing trading prices. As a result, the trading price of NFS Class A common stock may be lower than prior to the distribution.


   Risk Factors Relating to NFS' Business and Industry

Changes in general economic and market conditions and interest rates may significantly affect the value of NFS' investment portfolio.

   NFS' investment portfolio consists mainly of fixed-income securities and mortgage loans on real estate. The market values of these invested assets fluctuate depending on general economic and market conditions and the interest rate environment. For example, if interest rates rise, the investments generally will decrease in value. If interest rates decline, the investments generally will increase in value except for mortgage-backed securities, or MBSs, which may decline due to higher prepayments on the mortgages underlying the securities.

   MBSs, including collateralized mortgage obligations, or CMOs, are subject to prepayment risks that vary with, among other things, interest rates. During periods of declining interest rates, MBSs generally prepay faster as the underlying mortgages are prepaid and/or refinanced by the borrowers in order to take advantage of the lower rates. MBSs that have an amortized cost that is greater than par (i.e., purchased at a premium) may incur a reduction in yield or a loss as a result of such prepayments. In addition, during such periods, NFS generally will be unable to reinvest the proceeds of any such prepayment at comparable yields. Conversely, during periods of rising interest rates, the frequency of prepayments generally decreases. MBSs that have an amortized value that is less than par (i.e., purchased at a discount) may incur a decrease in yield or a loss as a result of slower prepayments.

   NFS attempts to mitigate the negative impact of interest rate changes through asset/liability management, including investing in non-callable bonds where practical and purchasing private placement bonds and entering into mortgage loan contracts which provide prepayment protection. There can be no assurance, however, that management will be able to successfully manage the negative impact of interest rate changes. Additionally, NFS may, from time to time, for business, regulatory or other reasons, elect or be required to sell certain of NFS' invested assets at a time when their fair values are less than their original cost, resulting in realized capital losses, which would reduce net income.

NFS' industry is highly competitive.

   NFS competes with a large number of other insurers as well as non-insurance financial services companies, such as banks, broker/dealers and mutual funds. While no single company dominates the marketplace, many of NFS' competitors have well established national reputations and substantially greater financial resources and market share than NFS. NFS believes that competition in its lines of business is based on price, product features, commission structure, perceived financial strength, claims-paying ratings, service and name recognition.

   As a result of the Gramm-Leach-Bliley Act of 1999 which permits banks, securities firms and insurance companies to affiliate more directly than they had been permitted to do in the past, national banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers. This may adversely impact the sales of NFS' products by substantially increasing the number and financial strength of NFS' potential competitors.

A decline in NFS' financial strength ratings could adversely affect NFS' operations.

   Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. These ratings are opinions of an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, are not evaluations directed to investors and are not recommendations to buy, sell or hold securities. Any lowering of these ratings could have a material adverse effect on NFS' ability to market its products and could increase the surrender of annuity products, which could have material adverse consequences on liquidity and, under certain circumstances, net income.


   Nationwide Life's claims-paying ability/financial strength is rated "AA" (Very Strong) by Standard & Poor's, A Division of the McGraw-Hill Companies, Inc., which we refer to as Standard & Poor's, "Aa3" (Excellent) by Moody's Investors Service, Inc. or which we refer to as Moody's, and "A+" (Superior) by A.M. Best Company, Inc., which we refer to as A.M. Best. On July 30, 2002, Standard & Poor's revised its outlook on the U.S. life insurance industry to negative from stable, citing strained capital adequacy at a number of companies. Standard & Poor's also revised its outlook to negative from stable for Nationwide Life, as well as five other life insurance companies. An outlook indicates the likely direction of a rating over a one- to three-year time horizon.



   NFS' financial strength is also reflected in the ratings of outstanding securities. NFS' senior notes (including the $300 million of senior notes issued June 24, 2002) are rated "A" (Strong) by Standard & Poor's and "A2"
(Good) by Moody's. The capital and preferred securities issued by subsidiary trusts are rated "BBB+" (Adequate) by Standard & Poor's and "A3" (Good) by Moody's. The commercial paper of Nationwide Life is rated "A-1+" (Strong) by Standard & Poor's and "P-1" by Moody's.

   Although none of these ratings are currently on credit watch, they all are subject to periodic review by Standard & Poor's, Moody's and A.M. Best, and the continued retention of those ratings cannot be assured.


Changes in interest rates and in the financial markets may reduce NFS' sales and earnings.

   NFS is exposed to various interest rate risks. Many of NFS' products contain guarantees that it will credit at least a minimum rate of interest to policyholders. In addition, for competitive reasons, NFS may at times continue to credit above-minimum interest rates to policyholders despite reductions in prevailing market interest rates. A reduction in the spread, or difference, between the interest rates that NFS credits policyholders and the interest rates NFS is able to earn on investments may reduce earnings. If policyholders cancel their policies or withdraw the cash values of their policies to seek better investment yields in response to changing interest rates, NFS' revenues are likely to decrease. If market interest rates decline, net investment income will decrease if higher-yielding fixed-income securities mature or are redeemed and the proceeds must be reinvested in lower-yielding securities.

A decline in the stock market can cause the values of NFS' separate account assets to decline and reduce NFS' revenues.


   A significant source of revenues for NFS is derived from asset fees which are calculated as a percentage of separate account assets. As of March 31, 2002, 82% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets will result in corresponding increases or decreases in separate account assets and asset fee revenue. In addition, a decrease in separate account assets may decrease NFS' expectations of future profit margins, which may require NFS to accelerate the amortization of deferred policy acquisition costs. Deferred policy acquisition costs are those costs that relate to and vary with the production of new or renewal insurance or investment contracts. These costs consist primarily of sales commissions and underwriting costs. Such costs are deferred upon issuance and amortized over the life of the underlying contracts in accordance with the appropriate accounting guidance.


Changes in interest rates can negatively impact NFS' liquidity.

   Significant increases in prevailing interest rates can cause NFS' policyholders to withdraw the cash value of their policies as they seek more attractive returns. If large numbers of policyholders or policyholders with large balances withdraw their policy values, NFS may be required to borrow funds or liquidate investments to raise the cash necessary to fund their withdrawals. Particularly in periods of volatile interest rates, liquidations can result in capital losses to NFS. Because volatile interest rates often make fixed-income investments like mortgages and privately placed bonds more difficult to sell, there is also a risk that NFS will find it difficult to raise the cash necessary to fund a very large amount of withdrawal activity.

NFS' insurance subsidiaries are subject to extensive regulations designed to benefit or protect policyholders rather than NFS.

   NFS' insurance subsidiaries are regulated and supervised in the jurisdictions in which they do business. Among other things, states regulate the following:

    .  Operating licenses;

    .  Agent licenses;

    .  Advertising and marketing practices;

    .  Form and content of insurance policies, including pricing;

    .  Investments;

    .  Statutory capital requirements;

    .  Payments of dividends by insurance company subsidiaries;

    .  Assessments by guaranty associations;

    .  Affiliate transactions; and

    .  Claims practices.


   State regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations, with an emphasis on insurance company solvency issues and fair treatment of policyholders. Changes in laws or regulations or in the interpretation of existing laws or regulations may adversely impact pricing, reserve adequacy or exposure to litigation. Any proposed or future state legislation or regulations may negatively impact NFS' financial condition or results of operations.

Certain changes in federal laws and regulations may affect NFS' results of operations or financial condition.

   Although the federal government does not directly regulate the insurance business, federal legislation, administrative policies and court decisions can significantly and adversely affect certain areas of NFS' business. In addition to product tax issues, these areas include pension and employee welfare benefit plan regulation, financial services regulation and taxation generally. For example, the following events could adversely affect NFS' business:

    . changes in laws such as the Employee Retirement Income Security Act of 1974, as amended, that apply to group annuities;

    . changes in tax laws that would reduce or eliminate the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products;

    .  repeal of the federal estate tax; or

    . changes in the availability of 401(k) plan or individual retirement accounts.


The insurance industry has been the target of sales practice litigation.



   In recent years, insurance companies have been named as defendants in lawsuits, including class actions, relating to sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements. Future litigation relating to sales practices may negatively affect NFS by resulting in the payment of substantial awards or settlements, increasing legal costs, diverting management attention from other business issues or harming NFS' reputation with customers.



Certain changes in the accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies could have a material adverse impact on NFS' reported income.



   NFS is subject to the application of Generally Accepted Accounting Principles, which are periodically revised or expanded. As such, NFS is required to adopt new or revised accounting standards issued by recognized authoritative bodies including the Financial Accounting Standards Board. It is possible that future changes required to be adopted could change the current accounting treatment that is applied by NFS and such changes could result in material adverse impacts on NFS' reported net income.



Inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts could have a material adverse impact on NFS' reported income.



   The process of calculating reserve amounts for an insurance organization involves the use of a number of assumptions including those related to persistency (how long a contract stays with the company), mortality (the relative incidence of death in a given time or place), morbidity (the relative incidence of disability resulting from disease or physical impairment) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts). Actual results could differ significantly from those assumed. As such, inaccuracies in one or more of these assumptions could result in material adverse impacts on NFS' reported net income.

                          FORWARD-LOOKING STATEMENTS

   This joint proxy statement/prospectus contains certain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual amounts to differ materially from those projected in the information. Forward-looking statements may be included in this joint proxy statement/prospectus or may be "incorporated by reference" from other documents filed with the SEC by NFS and may include statements for the periods from and after the completion of the merger. You can find many of these statements by looking for words including, for example, "believes," "expects," "anticipates," "estimates," or similar expressions in this joint proxy statement/prospectus or in documents incorporated by reference herein.

   The forward-looking statements are subject to numerous assumptions, risks and uncertainties.

   Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities:


    . change in Nationwide Corporation's control of NFS through its beneficial ownership of approximately 97.5% of the combined voting power of all the outstanding common stock and approximately 79.8% of the economic interest in NFS other than through the merger;


    . NFS' primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of NFS' subsidiaries to pay such dividends;

    . the potential impact on NFS' or Provident's reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies;

    . tax law changes impacting the tax treatment of life insurance and investment products;

    .  the repeal of the federal estate tax;

    . heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors;

    . adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements;

    . failure to expand distribution channels in order to obtain new customers or failure to retain existing customers;

    . inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market;


    . changes in interest rates and the stock markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs, reduction in the value of NFS' or Provident's investment portfolio or separate account assets or a reduction in the demand for NFS' or Provident's products;


    . general economic and business conditions which are less favorable than expected;



    . competitive, regulatory or tax changes that affect the cost of, or demand for NFS' or Provident's products;

    . unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations;

    . inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts;

    .  adverse litigation results or resolution of litigation and arbitration;

    . failure of certain conditions to the merger to be satisfied or termination of the merger agreement, as a result of which the acquisition is not completed;

    . failure of NFS and Provident to obtain required regulatory approvals for the transaction on acceptable terms;

    .  failure to successfully integrate the Provident businesses into NFS; and

    . costs of integration and other costs related to the acquisition of Provident.

   Because forward-looking information is subject to various risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking information. Therefore, we caution you not to place undue reliance on this information, which speaks only as of the date of this joint proxy statement/prospectus or in the case of a document incorporated by reference, the date of that document.

   All subsequent written and oral forward-looking information attributable to NFS or Provident or any person acting on their behalf is expressly qualified in its entirety by the cautionary statements contained or referred to in this section. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery.

                         THE PROVIDENT SPECIAL MEETING

Location, Date and Time


   A special meeting of eligible members of Provident will be held at the Provident Home Office, 1000 Chesterbrook Boulevard, Berwyn, Pennsylvania 19312. The special meeting will begin on September 24, 2002 at 9:00 a.m. Eastern time.


Purpose


   At the special meeting, eligible members will be asked to consider and vote upon a proposal to adopt and approve the plan of conversion and the transactions contemplated in the plan of conversion and the merger agreement. These transactions include, but are not limited to, the amendment and restatement of the articles of incorporation of Provident and the vote or written consent by the conversion agent of the shares issued by Provident in favor of the adoption of the merger agreement. Eligible members will also be asked to consider and vote upon the articles amendment. The conversion agent, Mellon Investor Services, LLC is expected to be designated as the judge of election.



Voting


   Member Approval Required

   For the sponsored demutualization to become effective, the members of Provident must vote on the following proposals:


    . to adopt and approve the plan of conversion and the transactions contemplated by the plan of conversion, including the transactions contemplated by the merger agreement, the vote or written consent by the conversion agent of the shares issued by Provident in favor of the adoption of the merger agreement and the amendment and restatement of Provident's articles of incorporation to read in the form attached as Exhibit B to the plan of conversion (the full text of the plan of conversion is included in this joint proxy statement/prospectus as Annex
       B); and



    . to approve the amendment of Provident's articles of incorporation so that the aggregate consideration received by eligible members under the plan of conversion may be allocated among eligible members using a formula that takes into account the contribution to Provident's surplus of the various classes of policies and contracts of the eligible members and other factors that Provident's board of directors may deem appropriate. See Annex F to this joint proxy statement/prospectus.



   If you are an eligible member you will be entitled to cast one vote on the proposal to approve the plan of conversion and the transactions contemplated in the plan of conversion and the merger agreement regardless of the number of policies or the amount of insurance you own. If you own a group insurance policy or group annuity contract you will be entitled to cast only one vote regardless of the number of persons in the group. If you own policies in more than one capacity (for example, individually and jointly with a spouse), however, you may vote once in each capacity. The plan of conversion and the transactions contemplated in the plan of conversion and the merger agreement must be approved by not less than two-thirds of the votes cast by eligible members voting by proxy or in person at the special meeting.



   The articles amendment, described in the second proposal above, must be approved and adopted by a majority of the votes cast by members voting by proxy or in person at the special meeting. Provident members of record on August 1, 2002 may vote on the articles amendment at the special meeting. Members of Provident who are not eligible members will receive notice of the special meeting by publication pursuant to Pennsylvania law and may vote on the articles amendment by proxy or in person at the special meeting. No proxies will be solicited by Provident's board of directors, however, with respect to the members who are not eligible members.



   A quorum consists of the members present at the special meeting in person or by proxy. No minimum number of members is required in order to establish a quorum. Abstentions will have no effect on the outcome of any vote or the establishment of a quorum. The special meeting will take place on September 24, 2002 and will not be adjourned for the purpose of soliciting additional votes in favor of the proposals.


   How to Vote


    . Voting by Proxy - To vote by proxy, please complete, sign and return the enclosed proxy card. You may use the enclosed proxy if you are unable to attend the special meeting in person or if you wish to vote by proxy even if attending the special meeting.

       A proxy that is properly signed and received by Provident prior to the special meeting will be voted at the special meeting in accordance with the instructions provided, unless the proxy is properly revoked before the vote. If a proxy is properly signed and received but the manner of voting is not indicated on the proxy, the proxy will be voted "FOR" the plan of conversion and the transactions contemplated by the plan of conversion and the merger agreement, and "FOR" the adoption of the articles amendment. For any other matter which may be voted on at the special meeting, the proxy will be voted in the discretion of the proxy holder named on the proxy in accordance with their best judgment. This includes any motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. If a proxy is marked to vote both "FOR" and "AGAINST" the proposals, the proxy will not be counted and will not be regarded as a vote cast at the special meeting. You may obtain a replacement proxy by calling the Sponsored Demutualization Information Center, toll-free at (866) 541-9692, Monday through Friday from 8:00 a.m. to 6:00 p.m. Eastern time. If you are calling from outside the United States, dial (201) 296-4361.



       You may revoke your proxy at any time prior to the vote at the special meeting. To revoke a proxy, file a written revocation or a duly executed proxy bearing a later date with the office of the Secretary of Provident. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy.



    . Voting in Person - If you prefer to vote in person, you may attend the special meeting. The special meeting will be held at the Provident Home Office, 1000 Chesterbrook Boulevard, Berwyn, Pennsylvania, on September 24, 2002, at 9:00 Eastern time.


Board Recommendation


   The board of directors of Provident unanimously approved and adopted the plan of conversion, and the transactions contemplated in the plan of conversion and merger agreement, on December 14, 2001, and unanimously approved and adopted amendments to the plan of conversion on May 21, 2002, July 11, 2002 and August 1, 2002. The board of directors of Provident believes that the sponsored demutualization is in the best interests of the company, is fair and equitable, is consistent with the purpose and intent of the Conversion Act, and will not prejudice the interests of the members. The board of directors of Provident recommends that you vote "FOR" the plan of conversion, and the adoption of the articles amendment.

                            THE NFS SPECIAL MEETING

Location, Date and Time


   This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies by the board of directors of NFS for use at the special meeting to be held at the office of NFS, which is located at One Nationwide Plaza, Columbus, Ohio 43215, on September 13, 2002, at 3:00 p.m. Eastern time.


Purpose

   At the special meeting, NFS shareholders will consider and vote upon a proposal to approve the issuance of additional shares of Class A common stock of NFS in connection with the merger.

   NFS knows of no other matter to be brought before the special meeting. If any matter incident to the conduct of the special meeting should be brought before the meeting, the persons named in the proxy card will vote in their discretion.

Record Date


   The NFS board has fixed the close of business on July 26, 2002 as the record date for the NFS special meeting. Only holders of shares of NFS common stock on the record date will be entitled to vote at the special meeting and any adjournments or postponements thereof.


Voting; Quorum and Revocation

   NFS has two classes of common stock entitled to vote upon matters submitted to a vote at the special meeting. The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to ten votes per share. Proposals submitted to a vote of shareholders are voted on by the holders of Class A common stock and Class B common stock voting together as a single class.

   Under NFS' Restated Bylaws, a majority of the voting power of the shares of common stock outstanding, present in person or represented by proxy, constitutes a quorum.

   Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. A shareholder may revoke a proxy, prior to the vote being taken at the meeting, by giving written notice to the Secretary of NFS, by a duly executed proxy bearing a later date, or by voting in person at the meeting.

   All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by a signed proxy will be voted FOR the approval of the issuance of Class A common stock in connection with the merger.

Required Vote

   Under the rules of The New York Stock Exchange, Inc., approval of the issuance of additional shares of NFS Class A common stock in connection with the merger requires the affirmative vote of a majority of the total number of votes cast by NFS shareholders, provided that the total vote cast represents over 50% in interest of all securities entitled to vote. Any shares of NFS common stock not voted, whether by abstention or broker non-vote, will not be counted as votes cast for purposes of determining whether the share issuance proposal has received sufficient votes for approval.


   As of June 30, 2002, NFS had outstanding 24,256,301 shares of Class A common stock and 95,643,144 shares of Class B common stock. As of such date, Nationwide Corporation owned all of the outstanding shares of Class B common stock, which represents approximately 97.5% of the voting power of NFS' outstanding common stock. Therefore, Nationwide Corporation controls all corporate actions that require shareholder approval. Nationwide Corporation has agreed to vote its shares in favor of the issuance of Class A common stock in connection with the merger.


Solicitation of Proxies

   The cost of the solicitation of proxies from NFS shareholders will be borne by NFS. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of NFS in person or by telephone, or by other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made by NFS with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and NFS will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                         THE SPONSORED DEMUTUALIZATION

Background of the Sponsored Demutualization


   In recognition of the economic and regulatory changes occurring in the insurance and financial services industry, in April 2000 the Executive Committee of Provident's board of directors authorized management to undertake a Comprehensive Review Project to evaluate Provident's business profile, competitive position and strategic opportunities. The key considerations of the project were, first, whether Provident could continue to compete effectively in all its business lines, second, whether Provident had the capital necessary to meet its long-term strategic goals, and finally, whether Provident had the overall flexibility it needed to remain competitive in the short and long terms. In May 2000, Provident retained Morgan Stanley to provide certain financial advisory services in connection with the project. PricewaterhouseCoopers LLP was retained to support Provident management's actuarial analysis in connection with the project. Debevoise & Plimpton, Drinker Biddle & Reath LLP, and Pepper Hamilton LLP were retained as legal counsel in connection with the project.



   During the next several months, Provident's senior management and representatives of Morgan Stanley made presentations to the Provident board of directors based on a comparison of Provident with its competitors and trends in the life insurance, annuity and retirement services markets. (Though this was not part of the Comprehensive Review Project, in September 2000, the change of control agreements then in place for executive officers were replaced with new agreements. Please refer to "Interests of Directors and Officers of Provident in the Sponsored Demutualization--Executive Officer Change in Control Agreements" on page 121.) On October 5, 2000, the Provident board of directors met with management, representatives of Morgan Stanley and representatives of Debevoise & Plimpton to discuss capital deployment opportunities, strategic transactions and demutualizations in the insurance and financial services industry, and potential structural alternatives available to Provident that could facilitate Provident's execution of its business strategy.



   On December 7, 2000, the Provident board of directors again met with management and its financial, actuarial and legal advisors to discuss the company's strategic objectives and structural alternatives. The Provident board of directors discussed with its advisors Provident's options for enhancing its short and long-term prospects and options to facilitate growth. Among the structural alternatives considered by the Provident board of directors, in addition to a sponsored demutualization, were organic growth and growth through acquisitions, and capital raising alternatives such as an initial public offering, or IPO, to fund that growth. At that meeting, the Provident board of directors determined that, in the long term, a combination with a larger organization was a preferred strategy for realizing value for its members and putting the company in the strongest position to pursue its business objectives. Please refer to "Alternatives Considered by the Provident Board of Directors" on page 50 for a description of the considerations of Provident's board of directors in reaching this determination. The board of directors authorized management, with the assistance of Morgan Stanley, to develop a list of potential strategic partners, an approach for initiating contact with potential strategic partners and a projected timetable for a potential transaction.


   Following that meeting, Provident formally engaged Morgan Stanley as its financial advisor in connection with possible strategic transactions or relationships with third parties, which included the process that resulted in Provident's decision to be acquired by NFS as part of its sponsored demutualization.


   Over the next four months, Morgan Stanley assisted Provident in identifying potential sponsors and organizing the bidding process. Morgan Stanley reviewed and evaluated fourteen potential strategic sponsors with Provident management. These potential sponsors were selected based on their access to capital, potential distribution and product synergies with Provident, and integration philosophies. Management determined that eleven potential sponsors had the potential for achieving, on a suitable timetable, a combination with Provident that would meet Provident's objectives. At the request of Provident and on behalf of Provident, Morgan Stanley then contacted each of these parties to solicit indications of interest in a transaction. Six parties expressed an interest in meeting with Robert W. Kloss, Provident's Chairman, President and Chief Executive Officer. Mr. Kloss held meetings with senior executives of each of these potential strategic partners to gauge their interest level and strategic fit with Provident. Morgan Stanley accompanied Mr. Kloss at meetings with five of the six potential sponsors. Provident's senior management then selected four of these parties for further consideration, based on Provident management's assessment of their anticipated strategic fit, integration philosophy and willingness and ability to act in a reasonable time frame. Provident's senior management then made one presentation to each of these potential sponsors. These presentations emphasized Provident's interest in proposals that would provide fair value to Provident's members, support future growth through additional capital and maintain Provident's significant presence in Pennsylvania and Delaware.


   When contacted in May 2001 by Morgan Stanley regarding the process established by Provident, NFS' management determined that a business combination with Provident was consistent with NFS' announced strategy to expand its product portfolio and enhance distribution capabilities, and entered into a confidentiality agreement with

Provident in order to participate in the process. At that time NFS engaged Salomon Smith Barney to act as its financial advisor in the process.


   Provident obtained confidentiality agreements with customary provisions, including provisions prohibiting the acquisition of interests in Provident for a set period into the future, from each of the four potential sponsors, including NFS, in May 2001. Each potential sponsor was provided with due diligence materials.


   Subsequently, Morgan Stanley, on behalf of Provident, invited these four potential sponsors to submit written, non-binding proposals to acquire Provident through a form of sponsored demutualization.


   NFS and two other potential sponsors submitted non-binding proposals on June 15, 2001. A fourth potential sponsor submitted a non-binding proposal on June 19, 2001. These initial proposals contained preliminary bids ranging in price from approximately $1.15 billion to $1.5 billion.


   In the days following June 15, Mr. Kloss and internal legal counsel reviewed the proposals with Provident's financial, actuarial and legal advisors. Representatives of Morgan Stanley contacted each party seeking clarification on certain items of its proposal. On June 19, 2001, NFS submitted an amendment to its initial non-binding proposal. From June 18 through June 20, Morgan Stanley also received amendments to the initial non-binding proposals of two other parties.

   On June 21, 2001, the Provident board of directors held a special meeting with its financial, actuarial and legal advisors and internal legal counsel. During the meeting, the legal advisors reviewed with the directors their fiduciary duties and responsibilities under Pennsylvania law in connection with the proposed transactions. The financial, actuarial and legal advisors then discussed each of the proposals received with the board of directors. Based on its assessment of which proposals offered a superior consideration value for members and consistency with Provident's strategic objectives, the board of directors directed management to invite NFS and one of the other potential strategic sponsors, which we refer to as the Other Bidder, to conduct detailed due diligence on Provident with a view to submitting definitive proposals.

   Following that meeting, on behalf of Provident, Morgan Stanley contacted NFS and the Other Bidder to schedule due diligence meetings. Mr. Kloss contacted the other two potential sponsors to inform them of the Provident board of directors' decision to continue the process with other potential sponsors. On July 3, 2001, at the request of one of the parties that was not invited into the detailed due diligence process, Mr. Kloss met with its chairman and chief executive officer, who reviewed the potential benefits of a combination of their two respective companies and who requested, both at the meeting with Mr. Kloss and again on July 7, 2001, that his company be included in the due diligence process. However, following a further review of this bidder's proposal with Provident's financial and legal advisors, Provident management determined that there had been no material change from the information on which the Provident board of directors had based its decision, and that this bidder's proposal remained neither comparable to, nor as complete as, the proposals submitted by the parties that had been selected to participate in the due diligence process.

   From June 27 through June 29, 2001, representatives of NFS and its advisors met with senior management of Provident, including Mr. Kloss, and its advisors. Similar meetings were held with the Other Bidder during the period from July 9 through July 11, 2001. During the balance of June and for most of July, Provident and its advisors worked closely with both parties in connection with their legal, operational and financial due diligence review of Provident and continued to provide both parties with non-public information on Provident.

   On July 13, 2001, on behalf of Provident, Morgan Stanley distributed guidelines for submitting a definitive proposal to acquire Provident together with a proposed merger agreement. The guidelines requested each bidder to submit a mark-up of the draft merger agreement and a plan of integration together with its definitive proposal. Provident distributed preliminary disclosure schedules to the proposed merger agreement to each of the potential sponsors on July 23, 2001.

   A combined meeting of the boards of directors of NFS, Nationwide Mutual and Nationwide Corporation was held on July 25, 2001 to review the potential transaction. At this meeting, members of management of these companies discussed the key terms of the proposed transaction, the financial and strategic benefits and risks of the proposed transaction in the context of NFS' business plans, the impact of the transaction on both NFS and Nationwide Mutual and the results of the due diligence review of Provident's operations. Representatives of Salomon Smith Barney discussed the proposed bid to be submitted to Provident. This discussion included information relating to the operations of Provident, the proposed structure of the transaction and the consideration to be paid, and analysis of the financial and strategic benefits of the proposed transaction. LeBoeuf, Lamb, Greene & MacRae, L.L.P., which we refer to as LeBoeuf, and Blank Rome Comisky & McCauley LLP, counsel to NFS and Nationwide Mutual, outlined the key terms of the proposed merger agreement between NFS and Provident, the proposed voting agreement between

Nationwide Corporation and Provident and the other related documents as well as the principal regulatory processes and requirements for the transaction. Members of management also explained the process established by Provident for submitting proposals and reaching definitive agreement. After considering these discussions, as well as the recommendation of management, the NFS board of directors unanimously approved the submission of a bid and, if the bid was successful, authorized management to negotiate final terms for a transaction with Provident and to enter into a transaction with Provident substantially in the form provided in the bid. The Nationwide Mutual board of directors authorized Nationwide Mutual's consent for NFS to enter into the proposed transaction as required under the Intercompany Agreement by and among Nationwide Mutual, Nationwide Corporation and NFS, and approved action by Nationwide Corporation to enter into the voting agreement. The board of directors of Nationwide Corporation authorized Nationwide Corporation to enter into the voting agreement and consent, as shareholder of NFS, in favor of the issuance of shares of Class A common stock in the proposed transaction.

   On July 27, 2001, NFS and the Other Bidder each submitted a proposal for a sponsored demutualization of Provident accompanied by a mark-up of the proposed merger agreement and a proposed plan of integration. On July 29, 2001, Mr. Kloss met with Provident's financial, actuarial and legal advisors and internal legal counsel to review and compare both proposals. On the following day, on behalf of Provident, Morgan Stanley and Debevoise & Plimpton contacted each bidder seeking final clarification of certain items within their proposals. In response, both bidders submitted amendments to their proposals on August 1, 2001, each of which included an increase in the value of the aggregate consideration payable to eligible members. During this period, Provident also signed a confidentiality agreement with NFS containing customary provisions to enable Provident and its representatives to conduct a due diligence review of NFS and its affiliates. The confidentiality agreement Provident executed with the Other Bidder in May 2001 contained comparable provisions.

   On August 2, 2001, the Provident board of directors met to evaluate and compare the key elements of the proposals with the assistance of its financial, actuarial and legal advisors and senior management. During this meeting, Morgan Stanley described the process that had been undertaken. Debevoise & Plimpton then led a discussion on the significant aspects of each proposal, including the type, amount and calculation of the cash, sponsor shares and policy credits to be issued as merger consideration to eligible members, termination events and material closing conditions. This was followed by a presentation by Morgan Stanley on the valuation of Provident under each proposal, as well as the profiles and stock prices of each of the bidders. Management then responded to questions from members of the board of directors on their views of the anticipated strategic fit, compatibility of the corporate culture, and integration philosophy of each of the bidders. Following this review and based on its determination that the proposal by NFS represented the superior proposal both in terms of an overall valuation and consistency with Provident's strategic objectives, the Provident board of directors authorized management to negotiate a definitive agreement with respect to a merger of NFS and Provident. Following that meeting, Mr. Kloss contacted Joseph J. Gasper, President and Chief Operating Officer of NFS, to inform him of the board of directors' decision. Morgan Stanley separately contacted the Other Bidder to inform it of the board of directors' decision.

   Late on August 2 and during August 3, 2001, Debevoise & Plimpton held various discussions with LeBoeuf regarding possible merger structures and circulated a draft of the revised merger agreement to LeBoeuf in the afternoon of August 3. Representatives of each of Provident and its legal advisors and NFS and its legal advisors met on August 6, 2001 to complete negotiations of the outstanding issues on the merger agreement. In the early morning of August 7, 2001, Debevoise & Plimpton distributed a substantially final draft of the merger agreement to LeBoeuf, and negotiations continued by telephone and electronic communications during the course of the day to resolve the remaining open issues.

   On August 7, 2001, a team of representatives of Provident, Morgan Stanley and Debevoise & Plimpton traveled to NFS' headquarters in Columbus, Ohio to perform an on-site due diligence review of NFS and its affiliates and participate in due diligence presentations by NFS' management.

   In the evening of August 7, 2001, the Provident board of directors met by telephone to consider the transaction. The meeting began with the legal advisors reviewing with the directors their fiduciary duties and responsibilities under Pennsylvania law in connection with their consideration of the proposed merger agreement. This was followed by a detailed review by Debevoise & Plimpton of the key provisions of the merger agreement that had been negotiated in the past several days and the transactions contemplated thereby, including aggregate consideration, termination events and consequences, post-combination operations and closing conditions. Members of Provident's senior management then reported on the results of the business, financial and legal due diligence review of NFS they had undertaken earlier in the day. Representatives of Morgan Stanley then led a discussion on the financial aspects of the proposed transaction and rendered its opinion subject to the various considerations set forth in the written opinion, that the aggregate consideration to be received by the eligible members, as a group, in exchange for their aggregate membership interests pursuant to the merger agreement was fair, from a financial point of view, to the eligible members as a group. The directors asked extensive questions of management and of the financial, actuarial and legal advisors present at the meeting. Based on the information presented, the Provident board of directors unanimously approved the proposed definitive merger agreement and authorized management to execute the proposed definitive agreement presented at the meeting.


   Provident and NFS executed the merger agreement late in the evening of August 7, 2001 following approval by the Provident board of directors. The transaction was publicly announced early on August 8, 2001. For a description of the terms of the merger agreement (which include the acceleration of retirement fees payable to directors at the completion of the sponsored demutualization) which was approved by the Provident board on August 7, 2001, please see "Principal Terms of the Merger Agreement" beginning on page 98, and "Interests of Directors and Officers of Provident in the Sponsored Demutualization--Acceleration of Directors' Advisory Fees" on page 126.



   On July 8, 2002, the merger agreement was amended and restated to conform certain of its provisions to the provisions of the plan of conversion adopted by the Provident board of directors pursuant to which Provident will convert from a mutual to a stock company, to address comments of the Pennsylvania and New York Insurance Departments and to address certain other matters.


Alternatives Considered by the Provident Board of Directors


   The Provident board of directors considered a number of alternatives before deciding that it would be in the best interests of Provident to undertake a sponsored demutualization and to have NFS as the sponsor. The discussions and negotiations leading up to this decision are presented in the "Background of the Sponsored Demutualization" section beginning on page 47, and the Provident board's reasons for this decision are presented in the "Reasons for the Sponsored Demutualization and Considerations of the Boards of Directors; Recommendations of the Boards of Directors" section beginning on page 51. Described below are some of the alternative structures the Provident board of directors considered before making this decision.



   Generally, the Provident board of directors considered the long-term prospects of Provident in light of a changing insurance industry and how best to facilitate its strategic plan and appropriately deploy capital. Among other factors, the Provident board considered economic trends in the life insurance industry as well as Provident's strategic position in its marketplace. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Provident Mutual Life Insurance Company" on page 146. The life insurance marketplace was and is becoming dominated by much larger institutions with established brands. The economies of scale and significantly larger financial size and strength of these companies give them tremendous business advantages, and they exercise steady pressure on profit margins in the industry. The Provident board did not believe that Provident had sufficient size, scale or access to capital that the board believed would be necessary in order to maintain Provident's position in such a highly competitive marketplace. Moreover, Provident's experience has shown that rating agencies tend to discount the ratings of Provident because of its relatively small size as compared with other leading life insurers.



   Therefore, the Provident board believed that Provident would have to grow significantly to continue to effectively compete in the life insurance industry. The Provident board considered options available to Provident that could enable it to remain competitive and independent, such as organic growth and growth through acquisitions, and capital raising alternatives - such as an IPO - to fund that growth. In addition, the Provident board considered other strategic options that could enhance Provident's competitive position and long-term prospects through affiliation with other parties, including pursuing a sponsored demutualization or a merger with another mutual company.



   Organic growth and growth through acquisitions did not appear feasible given Provident's limited capital. To fund growth through acquisitions or organic growth would require greater access to capital. After considering the amount of capital an IPO could reasonably be expected to raise, as well as other factors, the Provident board believed that even after an IPO, Provident would not have sufficient capital to make meaningful acquisitions or grow organically to increase its size and scale to compete effectively. The Provident board of directors also considered historical merger or acquisition premiums and the historical discount to book value that has existed when demutualizing life insurers have undertaken IPOs. Based on these and other factors, the Provident board believed that an affiliation with a much larger company was most likely to offer Provident the access to capital and the economies of scale and size needed to compete effectively in its industry and to maintain or improve its ratings.


   Provident also considered other features offered by a sponsored demutualization that would not be available through an IPO, such as the ability to "lock-in" a price. Demutualizations have historically taken a long time to complete. In an IPO the offering price is not determined until the offering is made. Thus, the offering price is subject to market fluctuations and cannot be known in advance. By pursuing the sponsored demutualization, Provident would be

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able to establish the approximate consideration offered to its eligible members on the date the merger agreement was signed. In addition, the "collar," which is described beginning on page 82, provides significant protections against movements in the price of NFS Class A common stock.



   Based on these and other factors, Provident's board concluded that pursuing the sponsored demutualization was in the best interests of Provident and that it was fair and equitable, consistent with the purpose and intent of the Conversion Act, and would not prejudice the interests of members. In addition, at the signing of the merger agreement, Provident received a fairness opinion from Morgan Stanley as to the fairness, from a financial point of view, to the eligible members, as a group, of the aggregate consideration to be received by the eligible members, as a group, in exchange for their aggregate membership interests pursuant to the merger agreement. See "Opinion of Financial Advisor to Provident" beginning on page 66 for a summary of the fairness opinion. The full text of Morgan Stanley's opinion, dated as of July 25, 2002, is included as Annex C to this joint proxy statement/prospectus.


Reasons for the Sponsored Demutualization and Considerations of the Boards of Directors; Recommendations of the Boards of Directors

  Provident

   Through the sponsored demutualization transactions contemplated by the plan of conversion and merger agreement, Provident will become a wholly owned subsidiary of NFS. After consulting with management, as well as legal, actuarial and financial advisors, the Provident board of directors concluded that this merger with a subsidiary of NFS is in the best interests of Provident because, among other things:

    . this merger will help assure the continuity of Provident's life insurance and other business, will enhance the competitiveness of Provident and will generate greater efficiencies and significant opportunities for improved financial performance;

    . the Provident board of directors has considered Provident's position as an independent company, and the constraints on Provident's ability to pursue its strategic objectives due to its present size and status as a mutual insurance company, and believes that Provident's ability to pursue its strategic objectives would be enhanced by this merger;

    . this merger will provide Provident with greater flexibility to obtain capital through NFS as compared to the current mutual insurance company structure, and will significantly enhance Provident's financial strength and will provide Provident with greater resources to back its obligations to policyholders;

    . this merger will provide Provident with increased flexibility to fund the growth of existing product lines, expand into new product lines, and take advantage of investment and acquisition opportunities;


    . this merger will benefit both the short-term and long-term interests of Provident, its policyholders, its employees, the communities in which Provident does business and its other constituencies;


    . this merger will allow Provident to become affiliated with NFS, a larger enterprise with significant financial strength as well as strong business, operations, financial condition, operating results and prospects;




    . the Provident board will receive, in addition to an opinion of Daniel J. McCarthy, F.S.A. and Harris N. Bak, F.S.A., as to actuarial matters received on December 14, 2001, an opinion of Daniel J. McCarthy, F.S.A., or another consulting actuary associated with Milliman USA or any other nationally-recognized independent actuarial firm to the effect that (a) the assumptions underlying the allocation of consideration, as described in the actuarial contribution memorandum, are reasonable and appropriate and that the allocation of consideration among eligible members is fair and equitable, and (b) the funding of the closed block has been completed in accordance with the plan of conversion and the reasonable dividend expectations, as defined by applicable standards of actuarial practice, of the participating policyholders are adequately protected; and



    . the Provident board of directors has received, and shall be required as a condition to effectiveness of the plan of conversion to receive, the opinion of Morgan Stanley to the effect that, as of the date of the merger agreement, the date on which the order approving the plan is issued by the Pennsylvania Insurance Commissioner or other date prior to the date on which the order is issued, as requested by the Pennsylvania Insurance Department, and the effective date of the plan, and based upon and subject to the considerations set forth in its opinion, the aggregate consideration to be received by the eligible members, as a group, in exchange for their aggregate membership interests pursuant to the merger agreement was fair, from a financial point of view, to the eligible members as a group.



   The Provident board of directors also considered NFS's proposed integration plan which focused on growing Provident's core distribution channels and introducing new products to those channels. The integration plan also covered NFS's plans to maintain Provident's core operations and functions while integrating ancillary lines of business and common staff office responsibilities.


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


   Provident's strategic objectives are focused on building and maintaining long-term relationships with its customers and producers. These relationships are established and enhanced through growing and diversifying its distribution channels, continually improving the level of service provided to its customers, offering competitive and diverse insurance and financial products, expanding the range of services and support provided by its broker/dealer to registered representatives and maintaining its financial strength and stability. Provident's affiliation with NFS will further these objectives and enhance its competitiveness by providing:



    .  greater resources to back its obligations to policyholders;



    .  access to a greater array of product offerings;



    . NFS' strong brand recognition and higher financial strength ratings in the competition for recruiting new producers and customers;



    . lead generation opportunities for Provident's producers through NFS' diverse distribution channels and customer base;



    . the ability to offer equity based compensation to attract, incent and retain producers, distribution management and employees; and



    .  increased access to capital through NFS.



   NFS' ability to raise capital through stock, bond and other debt offerings and to channel that capital to Provident will provide for increased flexibility to invest in Provident's existing and new lines of business and distribution channels and also provide the ability to do larger acquisitions as opportunities arise. In addition, further efficiencies are expected for Provident by using NFS' significantly greater scale to develop more competitive product offerings and provide greater speed to market for those products, and by using NFS' existing advanced technology and service capabilities and vendor and asset manager relationships to lower costs. Also, it is expected that Provident's competitive position will be enhanced by using NFS' investment management personnel and portfolio management capabilities to enhance overall investment yields and lower investment management expenses.


   The Provident board of directors also considered a number of potential risks involved in the fundamental change to the structure and control of Provident that would take place in the sponsored demutualization but believes the benefits of the affiliation with NFS outweigh the potential risks. The potential risks considered by the Provident board include, among other things, membership interests, including any voting rights of a policyholder in Provident provided under or as a result of a policy, will be extinguished; Provident will be controlled by NFS; and NFS is a public company and, as such, the interests of its shareholders may not coincide with the interests of Provident's policyholders.


   The Provident board of directors considered a number of structural alternatives to Provident's affiliation with NFS, including organic growth and growth through acquisitions, and capital raising alternatives such as an IPO to fund that growth. The Provident board of directors ultimately concluded, however, that pursuing the sponsored demutualization with NFS was in the best interest of Provident and was fair and equitable, consistent with the purpose and intent of the Conversion Act, and would not prejudice the interests of Provident's members. Please see "Alternatives Considered by the Provident Board of Directors" for a more detailed discussion of these structural alternatives.



   The Provident board of directors also considered, among other benefits, the following additional benefits with respect to an affiliation with NFS:



    .  NFS offered the highest price;



    . NFS expressed a desire to maintain a presence in Berwyn, Pennsylvania and Newark, Delaware;



    . NFS's integration plan was more comprehensive and superior to the other bidders.



    . NFS' ownership and organizational structure would protect NFS and Provident from hostile takeovers which can be disruptive to the company, its distributors and its customers;



    . Provident's affiliation with NFS would allow for the possibility of stock-based compensation to employees and agents of Provident; and



    .  Provident's affiliation with NFS may enhance Provident's rating.





   The Provident board of directors also considered the fact that Provident's market share for its principal line of business had decreased over the past five years.



   Among the potential risks the Provident board of directors considered with respect to NFS were:



    . NFS is controlled by Nationwide Corporation, and Nationwide Corporation is, in turn, controlled by Nationwide Mutual, a mutual insurance company;


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


    . Potential inter-company conflicts of interest may arise between Provident and other members of the Nationwide group of companies;



    . The ownership and organizational structure of NFS following the merger is likely to preclude a hostile takeover of NFS or Provident which may result in shareholders not receiving a premium sometimes associated with hostile takeovers for the ownership interest in stock companies; and



    . NFS Class A common stock has a relatively low volume of trading which may depress the price of NFS Class A common stock.



   The Provident board believes that this affiliation will benefit other constituents of Provident by providing additional opportunities for employment, advancement for existing employees and greater scope and scale of opportunities to enrich and aid the community.



   The discussion above of the material factors considered by the Provident board of directors in its consideration of the transaction is not intended to be all-inclusive. In view of the variety of factors and the amount of information considered, the Provident board of directors did not find it practicable to, and did not, make specific assessments of, quantify, or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to approve the transaction was made after consideration of all the factors taken as a whole, although individual members of the Provident board of directors may have given different weight to different factors.


   The Provident board of directors has unanimously approved and adopted the plan of conversion and the transactions contemplated in the plan of conversion and the merger agreement and unanimously recommends that Provident's members eligible to vote on the proposal vote FOR adoption of these proposals.

  NFS

   In deciding to approve the merger, the NFS board of directors concluded that the merger offered several strategic and financial benefits for NFS and its shareholders. In evaluating the merger, the NFS board of directors consulted with management as well as legal and financial advisors and considered the following factors:

    . as a result of the merger, NFS believes it will become the third largest variable life insurance provider in the nation, as measured by premium dollars collected in the six months ended June 30, 2001;

    . the merger will increase NFS' distribution network to include Provident's career financial consultants, independent agents as well as its retirement services sales force and its affiliated broker-dealer (1717 Capital Management Company);

    . the issuance of NFS Class A common stock to Provident's eligible members which is expected to range in amount from 23.9 million to 31.6 million shares will increase the number of shares of Class A common stock that are publicly traded, which may increase the liquidity of the stock;

    .  the merger is expected to be accretive to NFS' estimated 2003 earnings;

    . the oral opinion of Salomon Smith Barney, which was subsequently confirmed in writing, to the effect that, as of the date of the oral opinion, the merger was fair to NFS from a financial point of view;

    . the financial analyses presented to the board by Salomon Smith Barney in connection with the delivery of its opinion;



    . information concerning the financial condition, results of operations and prospects for growth of both NFS and Provident, including the results of NFS' due diligence investigation of Provident; and

    . the anticipated time and expenses required to complete the merger, including, in particular, the time needed to obtain required approvals from state insurance regulators for the two step transaction and the risk that delay in completing the transaction will delay the ability of NFS to realize the benefits of the merger as well as the risk of potential conditions being imposed as part of the regulatory approval process which could negatively affect the benefits of the merger for NFS.


   In reaching its conclusions, the board of directors viewed all of the above factors as favorable, except the potential adverse effects discussed in the final bullet above. The discussion above of the reasons and other factors considered by NFS' board of directors in its consideration of the merger is not intended to be all-inclusive, but it does focus on the material matters discussed by the board when it approved the merger. The determination to approve the merger was made after consideration of all relevant factors taken as a whole, although individual members of NFS' board of directors may have given different weight to different factors.



   For the three months ended March 31, 2002, NFS was the seventh largest variable life insurance provider in the nation, as measured by premium dollars collected. For the same period, a combined NFS/Provident organization would have been the fourth largest variable life insurance provider.


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

   The NFS board of directors has unanimously approved and adopted the merger agreement and unanimously recommends that its shareholders vote FOR approval of the issuance of shares of NFS Class A common stock in connection with the merger.

Eligibility of Provident Members to Vote and Receive Consideration

   This section describes elements related to the conversion of Provident, including the eligibility to vote and receive consideration.

  Eligible Members


   Eligible members are eligible to vote on the plan of conversion and receive consideration in the sponsored demutualization. Generally, you are an eligible member if you owned a policy issued by Provident that was in force on December 14, 2001, the date of adoption of the plan of conversion. This includes owners of policies that were in force on December 14, 2001 that were originally issued by Continental American Life Insurance Company and the Covenant Life Insurance Company. Listed below is a description of what is considered a policy, who is considered an owner, and when a policy is considered to be in force under the plan of conversion. These matters are definitively set forth in the plan of conversion, which is attached as Annex B to this joint proxy statement/prospectus. We urge you to read the plan of conversion in its entirety.


  Policies

   Under the plan of conversion, the term "policy" includes any life, health or accident insurance policy or annuity contract that has been issued or assumed through assumption reinsurance by Provident and any supplementary contract or settlement option contract. The term also includes any certificate of insurance issued by Provident to an employer plan or employer policy that participates under any of Provident's group insurance policies or group annuity contracts issued to a company trust created by Provident for its administrative convenience. We refer to any such trust as a Company Trust. In addition, the term includes any certificate of insurance issued by Provident to an insured or an annuitant under a group insurance policy or group annuity contract issued to a Company Trust other than those provided to an employer plan or employer policy.


   Except for the certificates of insurance listed above, a certificate of insurance or coverage issued to an insured or an annuitant under a group insurance policy or group annuity contract will not be considered a policy under the plan of conversion. Owners of such certificates will therefore not be eligible to vote or receive consideration under the plan of conversion on the basis of those certificates. In addition, the term "policy" does not include policies that have been assumed by Provident as a reinsurer on an indemnity basis, administrative services agreements, policies or contracts issued by Provident but ceded to another insurance company through assumption reinsurance, any life insurance policy where the right of payment has been assigned to Provident by any director, officer or employee of Provident under an assignment agreement or any group policy issued to a company trust (provided that certificates of insurance with respect to that specific group policy qualify as policies as discussed above).


  Determination of Ownership


   For purposes of voting and receiving consideration, ownership of a policy is determined based on Provident's records and its articles of incorporation and by-laws. The following rules apply in determining whether you are the owner of a policy:



    . In general, you are the owner of an individual insurance policy or individual annuity contract if you are the person specified in the policy or contract as the policyholder.



    . If you own policies in more than one capacity (for example, individually and jointly with a spouse) you will be treated as a separate owner in each role.



    . If a policy has been assigned to you, you will only be recognized as the owner of that policy on any given date if the assignment was absolute on its face. The assignment must also have been filed with Provident in accordance with the provisions of the policy and in accordance with Provident's rules with respect to the assignment of such a policy as they were in effect at the time of the assignment. However, if a policy that funds an employee benefit plan is assigned to a trust qualified under Section 401(a), 403(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended, and this assignment takes place between the adoption date and the date on which the merger becomes effective, then the trust will be deemed to have been the owner of the policy on the adoption date.



    . For a group insurance policy or a group annuity contract, you will generally be considered the owner if you are the person or persons specified as the policyholder or contractholder in the master policy or contract. If the master policy or contract does not specify a policyholder or contractholder, you will be considered the owner of that policy if you are the person to whom the master policy or contract was issued.


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


    . In the case of employer plans or employer policies, if a group annuity contract or a group insurance policy has been issued by Provident to a Company Trust, then the employer plan or employer policy, and not the trustee of the Company Trust, will be deemed to be the owner of the policy if (1) the employer plan or employer policy has adopted the master trust to which Provident's group life policy or group annuity contract is issued and (2) the employer plan or employer policy is in effect. Where the employer plan or employer policy has not adopted a master trust to which the group life policy or group annuity contract is issued, or the employer plan or employer policy is not in effect, each holder of a certificate issued under the group policy or group annuity contract will be deemed to be an eligible member and an owner of a policy.



    . Although more than one person may constitute a single owner, there may not be more than one owner of a policy. If you own a policy with one or more other people, the entire group will constitute a single owner with respect to the policy.


    . In any situation not covered by the rules listed above the owner of a policy will be conclusively determined in good faith by Provident based on its records.

  In Force

   Whether a policy is "in force" is determined based on Provident's records.


   In general, a policy is in force as of a given date if the policy has been issued or assumed by Provident as of that date. A policy may also be in force, though, if Provident's administrative office has received a completed policy application together with all required underwriting information and full payment of the initial premium or such lesser amount required by Provident's normal administrative procedures, provided the policy is subsequently issued as applied for and delivered in accordance with the terms of the application. Conversely, a policy is deemed not to be in force as of a given date if the policy was issued 60 or fewer days before that date and the policy is returned to Provident and all premiums are refunded within 60 days following the date of the return. A policy that has not been issued is not deemed to be in force merely because insurance coverage was provided by a temporary insurance agreement.


   To remain in force, a policy must not have matured by death or otherwise or have been surrendered or otherwise terminated. However, if a policy is a life insurance policy and it has lapsed for nonpayment of premiums, then that policy will remain in force until the expiration of any applicable grace period. A policy is not deemed to have matured by death until Provident has knowledge of the death, as shown on Provident's records.

  Other Eligibility Factors


   Provident may also deem a person to be an eligible member in order to correct any immaterial administrative errors or oversights in the context of the conversion.



   Neither Provident nor its subsidiaries will be considered an eligible member based on their ownership of a policy that would entitle them to receive consideration unless the consideration would be used in whole or in part for the benefit of participants or employees who are covered under a plan or program funded by that policy.


   Owners of policies issued by subsidiaries of Provident are not eligible to vote or receive consideration. Subsidiaries of Provident include
Providentmutual Life and Annuity Company of America and Provident Mutual International Life Insurance Company.

NFS Shares to be Issued


   NFS expects to issue between 23.5 million and 31.1 million shares of its Class A common stock to Provident's eligible members in the merger. These estimates represent approximately 16.4% and 20.6%, respectively, of the total shares of NFS common stock outstanding as of March 31, 2002, as adjusted to reflect the 9.1 million shares returned in the Gartmore exchange transactions and the respective number of shares assumed in the preceding sentence. The estimated range of the number of shares of NFS' Class A common stock to be issued assumes that approximately 75% of the consideration paid to Provident's eligible members in the merger will be in the form of stock. The actual number of shares of Class A common stock issued will vary, however, based on the final amount of merger consideration, the actual number of shares of Provident common stock allocated to Provident's eligible members in the demutualization as well as the results of the election by Provident's eligible members as to the form of consideration they prefer to receive in the merger, and the trading prices of NFS Class A common stock in the pricing period that determines the exchange ratio for each share of Provident common stock as outlined in the merger agreement. See "Principal Terms of the Plan of Conversion--Allocation of Consideration--Adjustment of Aggregate Consideration" on page 82.

   The shares of Class A common stock to be issued to Provident's members will have the same relative rights, preferences and limitations as shares held by the holders of NFS Class A common stock. The shares will not have preemptive rights, which are the right of an existing shareholder to maintain his or her percentage of ownership in any future share issuance. See "Description of Capital Stock of NFS."


Purpose and Consequence of the Issuance


   The shares of Class A common stock represent a principal component of the consideration NFS will pay in the acquisition of Provident. After the additional shares of Class A common stock are issued in the merger, there will be more shares of voting common stock of NFS outstanding. Therefore, existing holders of shares of Class A common stock and Class B common stock will each own a proportionately smaller percentage of NFS and have a smaller percentage of the votes entitled to be cast on any matter. Assuming that approximately
26.4 million shares are issued in the merger, those newly issued shares received by Provident's eligible members would represent approximately 18.1% of the outstanding common stock of NFS and 2.6% of the voting power of the common stock of NFS. However, assuming that 31.1 million shares of Class A common stock (the maximum number of shares expected to be issued) are issued in the merger, the newly issued Class A common stock would represent approximately 20.6% of the issued and outstanding common stock, and 3.1% of the voting power of NFS.




Rights of Appraisal

  Provident


   Under Subchapter 15D of the Pennsylvania Business Corporation Law of 1988, as amended, which we refer to as the PBCL, the board of directors of Provident elected to make dissenters rights available to eligible members in the sponsored demutualization. If you are an eligible member and you do not wish to accept the consideration allocated to you in the sponsored demutualization, you may dissent and demand appraisal of the "fair value" of your membership interest in Provident, as determined in accordance with each of the provisions of Subchapter 15D of the PBCL. Fair value for these purposes means the fair value of your membership interest before giving effect to the sponsored demutualization, and excluding any appreciation (or depreciation) in anticipation of the sponsored demutualization. As a result, the fair value that a dissenting eligible member receives as a result of this process may be equal to, higher than or lower than the value that such member would have received in the sponsored demutualization. The exercise of dissenters rights will not adversely affect your policy or contract, which will remain in force in accordance with its terms. In addition, the exercise of dissenters rights will not affect your premiums, policy benefits, dividends or values. See "Principle Terms of the Plan of Conversion--Dissenters Rights of Appraisal" beginning on page 94, for more information.


  NFS

   NFS' shareholders are not entitled to appraisal rights under Delaware law in connection with the issuance of shares of Class A common stock in the merger.

Certain ERISA Considerations

   NFS Class A common stock, cash or policy credits received by employee benefit plans that are governed by ERISA will generally be considered to be plan assets. Fiduciaries of those plans will have to apply those assets in a manner consistent with the terms of the employee benefit plan and in compliance with their duties under ERISA.


   In the case of non-trusteed pension and welfare plans (for instance, where the employer owns the policy or contract), the plan sponsor may need to establish a trust to hold NFS Class A common stock or cash distributed in the sponsored demutualization. In the case of policy credits, a trust would not be necessary. In addition, if employees have paid some or all of the premiums under a contract for a pension plan or welfare plan, the employer may be required to allocate some or all of the NFS Class A common stock, cash or policy credits received as compensation to, or for the benefit of, such employees. Please see ''Material Federal Income Tax Consequences--Eligible Members of Provident--Special Rules" on page 59 for a discussion of certain issues relating to employee benefit plans. Fiduciaries of those plans should consult their tax or benefits advisor regarding the application of ERISA fiduciary rules to the receipt of consideration in the sponsored demutualization.


   The receipt of NFS Class A common stock, cash, or policy credits by employee benefit plans that are policyholders with respect to which Provident or NFS, as applicable, is a "party in interest" under ERISA or a "disqualified person" under the Internal Revenue Code could be viewed as prohibited by Section 406 of ERISA or Section 4975 of the Internal Revenue Code. Provident has applied to the Department of Labor for an exemption from Section 406 of ERISA and Section 4975 of the Internal Revenue Code with respect to the receipt of consideration pursuant to the plan of conversion by employee benefit plans subject to the provisions of such sections. We refer to this exemption as the DOL exemption. If the DOL exemption is not granted prior to the closing date, Provident or NFS, as applicable, will, subject to the Pennsylvania Insurance Commissioner's approval, either pay such consideration to eligible members of Provident or delay payment of consideration to those eligible members who are subject to such provisions and may place such consideration in an escrow or other similar arrangement until the Department of Labor issues the final exemption. Any additional cost and expenses incurred in implementing the escrow or other arrangement will be borne by us.


   On March 6, 2002, Provident retained Wilmington Trust to act as an independent fiduciary to represent Provident's ERISA plans that are eligible members. With respect to Provident's ERISA plans, the independent fiduciary will vote on the proposal to approve the plan of conversion and on related matters, make the election whether to receive NFS Class A common stock, policy credits or cash as consideration under the plan of conversion, make determinations on behalf of Provident's ERISA plans with respect to the voting and continued holding of any shares of NFS Class A common stock received by those plans, and perform any other duties in accordance with the DOL exemption or as required by ERISA or other applicable laws. The independent fiduciary will act solely in the best interest of Provident's ERISA plans and their participants in making the required decisions without regard to the business interests of Provident.


   The independent fiduciary will continue to perform the duties listed above for as long as required in accordance with the DOL exemption.


   If you are a group annuity contract holder, please refer to Annex L, "Special Considerations For Group Annuity Contract Owners" for additional information on ERISA and other considerations.


Material Federal Income Tax Consequences

  Eligible Members of Provident


   This section discusses generally the principal federal income tax consequences under current U.S. law, regulations and IRS rulings for eligible members who receive consideration in the sponsored demutualization. Provident has received an opinion of its special tax counsel, Debevoise & Plimpton, that, to the extent it describes matters of law or legal conclusions and subject to the limitations and assumptions set forth below, the following summary of the federal income tax consequences to eligible members who receive consideration in the sponsored demutualization is correct and complete in all material respects under the law, regulations and IRS rulings in effect on the date that this joint proxy statement/prospectus is mailed. The opinion of special tax counsel also addresses certain other matters, including those described under "Principal Terms of the Plan of Conversion--Conditions to Effectiveness of the Plan of Conversion--Receipt of Sponsored Demutualization Tax Opinion" beginning on page 93. A copy of the opinion of special tax counsel is included in this joint proxy statement/prospectus in Annex H.



   If you are an eligible member, you should carefully read the section entitled "Special Rules" in this section to determine whether you may be subject to one or more of the special federal income tax rules that are applicable to some categories of policyholders. Provident has not addressed how tax rules affect all possible types of policyholders. As a result, you may be subject to special rules not discussed here.



   You should consult a qualified tax advisor to determine the federal, state, local and foreign tax consequences of receipt of consideration in the sponsored demutualization in your individual circumstances. In addition, a qualified tax advisor should advise you of any changes in tax laws or regulations that might take effect after the date of the opinion of special tax counsel to Provident included in this joint proxy statement/prospectus.


   In order for the plan of conversion to become effective, Provident must receive an opinion of special tax counsel that this summary of federal income tax consequences to eligible members, Provident and its affiliates remains correct and complete in all material respects under the applicable federal income tax law and other authorities in effect as of the date on which the merger becomes effective.

  Taxpayer Identification Number.


   You should verify the Social Security Number or Employer Identification Number printed on the Taxpayer Identification Card (Card 3). If the number is missing or incorrect, please write the correct number on the Taxpayer Identification Card. Detailed instructions for completing the Taxpayer Identification Card are included in Annex K to this joint proxy statement/prospectus.



   If you do not properly complete, sign and return the Taxpayer Identification Card (even if the number is correct), you may be subject to a $50 IRS penalty, and Provident or NFS, as the case may be, may be required to withhold 30%


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of any cash payments to you--including both cash received as consideration under the plan of conversion and any future dividends on the NFS Class A common stock--for federal income tax purposes. The 30% withholding is not an additional tax. Any amount withheld can be claimed on your federal income tax return as a credit against your federal tax liability for the year.


  Eligible Members Receiving NFS Class A common stock.


   If you receive NFS Class A common stock in the sponsored demutualization, you will not be taxed immediately upon receipt of the shares of NFS Class A common stock in the sponsored demutualization. However, your tax cost or "basis" for any shares you receive will be zero. As a result, if you later sell or otherwise dispose of shares of NFS Class A common stock, you will be taxed on the full amount of the proceeds of that sale or other disposition. The proceeds will generally be taxed as a long or short-term capital gain, depending on whether you sell or dispose of the shares of NFS Class A common stock more than one year after acquiring the policy with respect to which the NFS Class A common stock was issued. Please see "Holding Period--Capital Gains" in this section for more information.


  Eligible Members Receiving Cash.


   If you receive cash in the sponsored demutualization, you generally will be taxed on the full amount received in the year received. You generally will be taxed at the long-term capital gains rate if the policy with respect to which the cash was received was acquired more than a year prior to the date on which the merger becomes effective. If the policy with respect to which the cash was received was acquired one year or less prior to the date on which the merger becomes effective, you will be taxed at the short-term capital gains rate. Most individuals who are U.S. citizens or residents should enter the amount received as a gain from "Provident Mutual Life Insurance Company Membership/Reorganization" on Schedule D of IRS Form 1040. Provident will report the cash payment to the IRS as required by law and may be required to withhold for federal income taxes, and pay over to the IRS, 30% of the cash payment. Please see "Taxpayer Identification Number" above.


  Eligible Members Receiving Policy Credits.


   If your policy is credited with policy credits in the sponsored demutualization, you will not be taxed upon crediting of the policy credits. Crediting of policy credits as consideration will not adversely affect the tax-favored status of the policy and will not result in current income or excise taxes or penalties for you. However, when policy benefits are paid, amounts received that are attributable to the policy credits will become taxable, in accordance with the rules governing the distribution of benefits under that policy.


  Holding Period--Capital Gains.


   If you purchased your policy, the calculation of the one-year period for long-term capital gains treatment begins from the day after the date of purchase. Generally, a policy is treated as "purchased" when it has been issued and the required premium has been paid. If a policy was acquired in some other way, you may have to use special rules to determine whether the gain is a long or short-term gain. We urge you to consult a qualified tax advisor in this situation.


  Foreign Taxpayers.


   If you are a nonresident alien or other foreign taxpayer, any cash received in the sponsored demutualization will generally be free from U.S. federal income taxes, except if you are an individual in either of the following circumstances: you are physically present in the United States for at least 183 days during the year in which the cash is received, and certain other conditions apply; or you hold your policy in connection with the conduct of a U.S. trade or business. Provident and NFS will not have to withhold any taxes from your payment if you provide satisfactory evidence of foreign status by returning an exemption certificate on the applicable IRS Form W-8 (usually on a Form W-8 BEN or, if applicable, a Form W-8 IMY; you may obtain the relevant form from the IRS or by contacting the Information Center toll-free at (866) 541-9692). However, Provident or NFS, as the case may be, will be required to withhold 30% of any cash distributed to you for federal income tax purposes if you did not supply satisfactory evidence. You should consult a qualified tax advisor for special rules that may apply, including the possibility of a refund or credit from the IRS for any amounts withheld.


  Other Tax Concerns.

   Consummation of the sponsored demutualization will not cause a Provident policy issued prior to the sponsored demutualization to be considered a newly-issued policy for tax purposes. As a result, the tax rules that currently determine whether a policy is treated as life insurance, an annuity, or a modified endowment contract, or whether policy loan interest is deductible, will continue to apply after the sponsored demutualization. Thus, if a policy was

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issued before changes in the tax treatment of newly-issued policies of the same type, treatment of that policy under prior law will not be adversely affected by the consummation of the sponsored demutualization.


  Special Rules.


   If you are in one of the categories described below, special rules may apply to you (including, but not limited to, the rules described below). You should consult a tax or benefits advisor regarding how the sponsored demutualization may affect you.


  Pension and Profit-Sharing Trusts (401(a) Plans).

   In general, consideration received by a pension or profit-sharing trust will be tax-free to the trust (assuming the trust is not otherwise subject to tax). However, NFS Class A common stock or cash, like any other plan asset, must be held by the trustee for the exclusive benefit of plan participants and beneficiaries.

  Non-Trusteed Pension and Profit-Sharing Plans.


   This applies to you if you are an employer who owns a policy that funds a pension or profit sharing plan, and the policy is not held through a trust. In this case, direct receipt of NFS Class A common stock or cash (including through the assertion of dissenters rights) with respect to that policy could result in disqualification of the plan, imposition of an excise tax on prohibited transactions, reversion to you of qualified plan assets and certain other liabilities.



   A qualified plan customer is an owner of a policy or contract issued by Provident (other than a policy or contract described in certain provisions of the plan of conversion) which policy or contract is designed to fund benefits under a retirement plan which is qualified under Section 401(a) or Section 403(a) of the Internal Revenue Code (including a plan covering employees described in Section 401(c) of the Internal Revenue Code) excluding group annuity contracts that fund only guaranteed deferred annuities or annuities in the course of payments. In general, if you are a qualified plan customer, you will receive policy credits as consideration in the sponsored demutualization unless you elect to receive NFS Class A common stock or cash, as described in "Principal Terms of the Plan of Conversion--Forms of Consideration" on page 83, or the receipt of policy credits by you would exceed the limitations on non-stock consideration that may be provided in the sponsored demutualization, as described in "Principal Terms of the Plan of Conversion--Limits on the Amounts Available for Elective Cash and Optional Policy Credit Consideration" on page 86. The consequences of receiving NFS Class A common stock or cash, described above, will not apply to you if the consideration takes the form of policy credits.



   If the plan is funded solely through life insurance or annuity contracts, it is possible a trust may not have been established. However, you may wish to set up a trust, or make provisions for the benefit of plan participants, before the closing date on which the merger becomes effective in order to avoid the risks associated with receiving NFS Class A common stock or cash. You should consult a tax or benefits advisor for details on options available to plans for holding and accounting for NFS Class A common stock or cash as consideration.


  Other Tax-Exempt Entities.

   An eligible member that is one of the following entities generally will not be taxed on any consideration received in the sponsored demutualization:

    . charitable or other tax-exempt organizations described in Section 501(c)(3) of the Internal Revenue Code;

    .  voluntary employees' beneficiary associations (VEBAs) described in
       Section 501(c)(9) of the Internal Revenue Code;

    .  governmental bodies or political subdivisions; or

    . sponsors of employee deferred compensation arrangements under Section 457 of the Internal Revenue Code.



   Special rules may apply to certain types of tax-exempt entities. If you are an eligible member that is a tax-exempt entity, you should consult with your tax or benefits advisor regarding tax consequences of receiving consideration under the plan of conversion.


  Welfare Benefit Funds (plans covered by Section 419(e) of the Internal Revenue Code).


   If you are an employer owning a policy on behalf of a welfare benefit fund--and you receive NFS Class A common stock or cash in the sponsored demutualization--you may be subject to a 100% excise tax on employer reversions unless appropriate action is taken. This excise tax should not apply if an existing trust is used or established before the date on which the merger becomes effective that qualifies under Section 501(c)(9) of the Internal Revenue Code to hold both the policy and the consideration.


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


   A "welfare benefit fund" generally includes, among other things, a life or health insurance policy containing a retired lives reserve or a contractual right to a refund or dividend that is based solely on the employer's experience. If your employees have paid some or all of the premium on the policy used to fund welfare benefits--for example, group life insurance or group health insurance benefits--you may have to allocate some or all of the consideration received under the plan of conversion to these employees. Please consult a tax or benefits advisor regarding this.


  Eligible Members Exercising Dissenters Rights.


   If you exercise dissenters rights, you will be subject to tax on the full amount of any cash received, which (except for any amounts designated and paid as interest which will be taxed at ordinary income rates) will be long-term or short-term capital gain as described above under "Eligible Members Receiving Cash." The exercise of dissenters rights could result in increased federal income tax liability, excise taxes and tax penalties for you if you would otherwise have received or been entitled to receive consideration in the form of policy credits.


  Provident


   Neither Provident nor its direct and indirect subsidiaries will realize any significant income, gain or loss for federal income tax purposes as a result of the conversion of Provident from a mutual insurance company to a stock insurance company, the merger of Eagle Acquisition Corporation with and into Provident, and the distribution of NFS Class A common stock, cash and policy credits to eligible members in exchange for their membership interests in Provident. The federal income tax attributes of Provident and its direct and indirect subsidiaries, including their bases and holding periods in their assets, earnings and profits and tax accounting methods, will not be significantly affected by the sponsored demutualization. However, as a result of the merger, the consolidated federal income tax group of which Provident is the "common parent" will terminate. Moreover, Provident and, in their current structure, its direct and indirect subsidiaries will not qualify to be included in a consolidated federal income tax return with NFS and its subsidiaries for the remainder of the year following the merger and for the next five taxable years. Based on advice from Provident's special tax advisors, Provident does not believe that there will be any material federal income tax consequences to Provident or any of its direct or indirect subsidiaries as a result of such deconsolidation.




  NFS


   The transaction will qualify as a tax-free reorganization and therefore will be free of federal income tax to NFS and Eagle Acquisition Corporation and, in accordance with the terms of the merger agreement, it is a condition to closing that NFS receive an opinion from LeBoeuf with respect to the qualification of the merger as a tax-free reorganization. NFS' shareholders will not recognize any gain or loss as a result of NFS' issuance of shares of Class A common stock in connection with the merger. Eagle Acquisition Corporation's existence should be wholly disregarded for federal income tax purposes, and Eagle Acquisition Corporation should not recognize any gain or loss as a result of the merger. NFS will not recognize any gain or loss on the issuance of its Class A common stock to Provident's eligible members in connection with the merger; however, as a result of the merger, NFS and its subsidiaries no longer will qualify to be included in the Nationwide Mutual consolidated federal income tax return.


   Nationwide Mutual is currently the "common parent" of a consolidated group that includes NFS and its subsidiaries. As the common parent of the consolidated group, Nationwide Mutual acts as the agent of the group in respect of various federal income tax matters. Among other things, it has the sole and exclusive responsibility for preparing and filing the consolidated federal income tax return for the group, and it has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate, or compromise any claim for refund on behalf of NFS and its subsidiaries.

   Nationwide Mutual, NFS and their subsidiaries are parties to an agreement providing for the allocation and payment of federal income taxes, which we refer to as the tax sharing agreement. Under the tax sharing agreement, NFS and each of its subsidiaries are entitled to payment for operating losses they incur that may be offset against income of other members of the Nationwide Mutual group. For the 2000 taxable year, NFS and its nonlife subsidiaries received a net payment of $14.3 million under the tax sharing agreement, and for the 2001 taxable year, NFS and its nonlife subsidiaries are projected to receive a net payment of $7.1 million. For 2000 and 2001, none of the life insurance company subsidiaries of NFS had or are projected to have operating losses.


   Continuing to file a consolidated federal income tax return with Nationwide Mutual would provide an opportunity to minimize federal income taxes for NFS and its subsidiaries. However, as a result of the issuance of additional shares of NFS Class A common stock in the merger, NFS and its subsidiaries no longer will qualify to be included in such a consolidated return. Nationwide Mutual's 2002 federal income tax return will include NFS and its subsidiaries until the date of the merger.



   At the time of deconsolidation, certain gains on intercompany transactions between and among NFS and its subsidiaries, and transactions between NFS and its subsidiaries and other members of the Nationwide Mutual


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

consolidated group will no longer qualify for deferral under the Internal Revenue Code and Treasury Regulations. Accordingly, NFS will be required to make a payment under the tax sharing agreement in the amount of $56.0 million. NFS does not expect deconsolidation to have any impact on the deferred tax assets that are presently recorded on the consolidated balance sheet based on a projection of future taxable income and the existence of tax planning strategies that would, if necessary, be implemented to utilize such deferred tax assets.

   After deconsolidation, NFS will file a consolidated federal income tax return with NFS subsidiaries, excluding, for the year of the merger and the next five taxable years, which we refer to as the deconsolidation period, NFS' life insurance company subsidiaries and their subsidiaries. During the deconsolidation period, NFS' life insurance subsidiaries and their subsidiaries will be unable to join the NFS consolidated group. After the deconsolidation period, NFS' life insurance subsidiaries and their subsidiaries would be able to join the NFS consolidated group.

   After deconsolidation, agreements with respect to tax sharing among Nationwide Mutual, NFS and the NFS subsidiaries will no longer be in effect except for certain provisions that may affect carryovers and carrybacks of net operating losses or other tax attributes and subsequent examination adjustments by taxing authorities. The ability to obtain a current benefit from any tax losses incurred by NFS or its subsidiaries may be limited by deconsolidation.

Accounting Treatment

   The merger will be accounted for using the purchase method of accounting for business combinations in accordance with generally accepted accounting principles.

Regulatory Matters

   The federal and state regulatory requirements referred to below must be complied with before we can complete the sponsored demutualization. We are not aware of any material governmental consents or approvals that are required prior to consummation of the sponsored demutualization, other than those described below. It is contemplated that if any additional governmental consents or approvals are required, they will be sought.

   While we cannot give any assurances as to if and when any of the consents or approvals will be obtained or the conditions that may be contained therein, we believe that the necessary approvals can be obtained by the end of the third quarter of 2002.

  State Insurance Laws

  Pennsylvania Insurance Commissioner Approval and Review

   Under the Conversion Act, the Pennsylvania Insurance Commissioner may approve a plan of conversion providing for a sponsored demutualization. The Conversion Act provides that the Pennsylvania Insurance Commissioner may approve a plan of conversion if the Pennsylvania Insurance Commissioner finds that the plan does not prejudice the interests of members, is fair and equitable and is not inconsistent with the purpose and intent of the Conversion Act.

   Provident filed its plan of conversion with the Pennsylvania Insurance Department on December 14, 2001 and mailed a notice of this filing to eligible members. In addition, information relevant to the plan of conversion and merger in form and substance satisfactory to the Pennsylvania Insurance Commissioner, including a form of questions and answers, was mailed to members in February, 2002. Pursuant to the discretion granted to the Pennsylvania Insurance Commissioner under the Conversion Act, the Pennsylvania Insurance Commissioner held a public informational hearing on May 23, 2002, to provide an opportunity for policyholders and other interested persons to present oral and written comments relevant to the plan of conversion and the merger. Provident sent notice of the hearing by first class mail to its members in April, 2002, at least 30 days prior to the hearing and supplemented that mailing by publishing the notice in several newspapers of general circulation. All policyholders and other interested persons were invited to attend and participate in the hearing. A transcript of the public informational hearing is available upon written request and is also available on Provident's corporate website, www.providentmutual.com.

   Provident amended the plan of conversion on May 21, 2002, July 11, 2002 and August 1, 2002 to, among other things, respond to comments from the Pennsylvania Insurance Department and the New York Superintendent of Insurance and to include the amended and restated merger agreement, which was executed on July 8, 2002, as an exhibit to the plan of conversion.

   Following the hearing, the Pennsylvania Insurance Commissioner issued a Decision and Order on July 31, 2002 approving the plan of conversion, as well as related amendments to Provident's articles of incorporation. In order to

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approve a plan of conversion, Pennsylvania law requires the Pennsylvania
Insurance Commissioner to determine that the plan of conversion does not prejudice the interests of members, is fair and equitable, and is not inconsistent with the intent of the Conversion Act. In the Decision and Order the Pennsylvania Insurance Commissioner determined that the sponsored demutualization does not prejudice the interests of members, is fair and equitable and is not inconsistent with the purpose and intent of the Conversion Act. The Pennsylvania Insurance Commissioner's approval of the sponsored demutualization discussed in this joint proxy statement/prospectus does not constitute or imply endorsement of the sponsored demutualization, and does not constitute investment advice or a recommendation by the Pennsylvania Insurance Commissioner or the Pennsylvania Insurance Department on how to vote on the sponsored demutualization. The Pennsylvania Insurance Department has not approved or disapproved this joint proxy statement/prospectus and has not passed on the completeness or accuracy of the information provided herein.



   The Order is subject to a number of conditions, some of which are conditions that must be satisfied before NFS and Provident can complete the sponsored demutualization, and others that will affect the ongoing operations of NFS and Provident after the sponsored demutualization is completed.



   The Order requires that the plan of conversion be approved by two-thirds of the eligible members who cast votes at the special meeting, in accordance with the Conversion Act, and that the results of the election be certified by a firm of certified public accountants. Prior to the time that the sponsored demutualization becomes effective, the Order requires, among other things that:



  . any changes or additions to the plan of conversion or merger agreement, or the waiver by any party of a condition precedent or other right under those documents, have been approved in writing by the Pennsylvania Insurance Department;



  . Provident has filed a copy of a fairness opinion of Morgan Stanley, dated within five days prior to the time that the sponsored demutualization becomes effective, that concludes, without material qualification or exception that the consideration paid in the sponsored demutualization is fair, from a financial point of view, to the eligible members as a group; and



  . the financial advisor to the Pennsylvania Insurance Department has issued a fairness opinion in form satisfactory to the Department and dated within five days of the time that the sponsored demutualization becomes effective with respect to the sponsored demutualization.



   Furthermore, prior to effecting the sponsored demutualization, the President and Chief Financial Officer of Provident and the President and Senior Vice President--Finance of NFS will be required to deliver to the Pennsylvania Insurance Department certificates to the effect that (i) each condition in the Order required to be satisfied prior to the closing of the transaction has been satisfied and containing a commitment to satisfy all of the other conditions in the Order and (ii) to his or her knowledge, based upon a review of this joint proxy statement/prospectus and related material and reasonable investigation, as of the date of the special meeting of members and as of the effective date of the sponsored demutualization, this joint proxy statement/prospectus and related material do not contain a misstatement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. In addition, Provident and NFS are required to notify the Pennsylvania Insurance Department if any events occur prior to the effectiveness of the sponsored demutualization that does or could cause this joint proxy statement/prospectus or the findings of fact contained in the Order to contain any misstatement of a material fact or any omission of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Provident and NFS are also required to file with the Pennsylvania Insurance Department executed copies of the tax opinions required by the merger agreement issued by their respective counsel on the effective date of the sponsored demutualization.



   After the effectiveness of the sponsored demutualization, the Order requires NFS to enable all eligible members who receive 100 or more shares of NFS Class A common stock in the sponsored demutualization to sell those shares, and to commence a commission-free purchase and sale program for all eligible members who receive fewer than 100 shares of NFS Class A common stock in the sponsored demutualization, in each case no later than 21 days after the effective date of the sponsored demutualization. The commission-free purchase and sale program is required to continue for at least 90 days. The Order further requires that all policies of Provident continue in force following the sponsored demutualization, and that the benefits under those policies not be decreased and the premiums due under those policies not be increased as a result of the sponsored demutualization.



   A number of conditions to the Order relate to the establishment and maintenance of the closed block, including, among others, requirements that:



  . Provident present a plan to the Pennsylvania Insurance Department for reporting the results of the closed block on an on-going basis within three months of the date of the Order and shall pay the expenses of the Department's advisors hired to monitor the closed block;


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


  . the investment policy for the closed block be filed annually with the Pennsylvania Insurance Department and that the Department's approval be obtained before changing the policy;



  . an independent actuary perform a review of the closed block every three years, beginning in 2004;



  . Provident maintain assets sufficient to support the closed block policies, and that the closed block not be terminated without the approval of the Pennsylvania Insurance Department; and



  . Pursuant to the plan of conversion, Provident maintain and continue the dividend scales in effect with respect to dividend paying policies excluded from the closed block at 2001 levels, unless a change is approved by the Pennsylvania Insurance Department.



   There are also conditions to the Order that relate to the conduct of NFS' and Provident's business following the effectiveness of the sponsored demutualization. These include, among others, requirements that:



  .   for three years following the sponsored demutualization:



     . neither NFS nor Provident nor any of their affiliates shall retain in any capacity Robert Kloss, Mary Lynn Finelli, Mehran Assadi, Alan Hinkle, Joan Tucker or Linda Springer and neither company nor any of its affiliates, directly or indirectly, shall pay any fees, confer any benefit or make other payments to these individuals other than pursuant to the change of control agreements, consulting agreements and other plans described in this joint proxy statement/prospectus and related material;



     . NFS shall provide notice to the Pennsylvania Insurance Department of any planned staff reductions that would affect 10% or more (determined based on a rolling twelve month period) of the employees of Provident principally located in Pennsylvania as of or within six months prior to the effective date of the sponsored demutualization, other than with respect to the first 60 terminations;



     . Nationwide Mutual, Nationwide Corporation, NFS, Eagle Acquisition Corporation and Provident shall not voluntarily withdraw their certificates of authority to engage in the insurance business in Pennsylvania, Provident shall not redomesticate to another jurisdiction, and Provident shall not close any offices in Pennsylvania without the Pennsylvania Insurance Department's approval, except that Provident may close sales offices without approval if all licensed agents in the sales office voluntarily terminate their employment, or in connection with the consolidation of sales offices where the employees residing in the resulting office at a minimum would consist of the employees of the consolidated offices;



     . Provident shall not enter into any agreements or series of agreements with NFS or its affiliates that would provide for the payment by Provident to NFS or its affiliate of aggregate amounts in excess of $250,000 in a year without the approval of the Pennsylvania Insurance Department; and



     . Provident shall not pay any dividend, return of capital or other distribution on its capital stock unless approved by the Pennsylvania Insurance Department;



  . for a period of one year following the sponsored demutualization, NFS shall not pay any dividend, return of capital or other cash distribution (other than stock dividends or stock splits) to its shareholders which, cumulatively, would be more than 110% of the aggregate dividends per share that it paid over the preceding four quarters, without the approval of the Pennsylvania Insurance Department; and



  . for six months following the sponsored demutualization, NFS shall not reduce the number of employees of Provident principally located in Pennsylvania as of or within six months prior to the effective date of the sponsored demutualization by more than 60 employees without the Pennsylvania Insurance Department's approval.



   The text of the Order is attached to this joint proxy statement/prospectus as Annex J. The full text of the Decision and Order can be viewed on Provident's website at www.Providentmutual.com, or a copy may be obtained by calling the Sponsored Demutualization Information Center toll-free at (866) 541-9692, Monday through Friday from 8:00 a.m. to 6:00 p.m. Eastern time. If you are calling from outside the United States, dial (201) 296-4361. A copy of the Decision and Order may also be obtained from the Pennsylvania Insurance Department by writing the Pennsylvania Insurance Department at 1345 Strawberry Square, Harrisburg, Pennsylvania 17120.



  New York Superintendent of Insurance Review



   The New York Superintendent of Insurance is also reviewing the plan of conversion to determine if he deems it to be unfair or inequitable to New York policyholders. The New York Superintendent may raise objections if he deems the plan to be unfair or inequitable to New York policyholders.


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  Change of Control


   The acquisition of control of a domestic insurance company in Pennsylvania and Delaware, the states in which Provident and its insurance company subsidiaries are domiciled, requires prior regulatory approval. In connection with this approval process, on December 14, 2001, NFS filed applications for approval of this acquisition with the insurance commissioners of Pennsylvania and Delaware. The Pennsylvania change of control approval is included in the Decision and Order . The Delaware Insurance Commissioner will hold a public hearing to determine, among other things, whether after the change of control, Provident's domestic insurance company subsidiaries will be able to satisfy the requirements for licensure to write the lines of business for which they are presently licensed, and whether the effect of the change of control would be substantially to lessen competition in insurance in Delaware or tend to create a monopoly therein. The Delaware Insurance Commissioner has not set a hearing date for the public hearing.


  Other


   The insurance laws and regulations of New Hampshire require that, prior to an acquisition of an insurance company doing business in that state (or the acquisition of its holding company), the acquiror or the acquired company make a filing if the acquiror and its insurance company affiliates, together with the acquired company and its insurance company affiliates, would have a sufficiently large market share in particular insurance lines to require a notification prior to merger. On December 26, 2001, NFS made the requisite preliminary filing in connection with the merger with the insurance commissioner of New Hampshire. The final filing must be made subsequent to the receipt of the Decision and Order from the Pennsylvania Insurance Commissioner.


  Antitrust

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated under this act, prohibit NFS and Provident from consummating the merger until they notify and furnish information to the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the United States Department of Justice and specified waiting period requirements are satisfied. The parties filed the Hart-Scott-Rodino notifications for the merger on December 14, 2001, and the applicable waiting period was terminated by the FTC on December 21, 2001.

   Although the Hart-Scott-Rodino waiting period requirement has been satisfied, the Antitrust Division or the FTC may take any action under the antitrust laws it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of NFS and Provident. Private parties and the state attorneys general may also bring actions under the U.S. antitrust laws. Although NFS and Provident believe that the merger is legal under U.S. antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

  Other


   On November 15, 2001, Provident applied for an exemption from the Department of Labor with respect to potential prohibited transactions under the Employee Retirement Income Security Act of 1974, commonly known as ERISA, in connection with the conversion and merger. Under ERISA certain employee benefit plans are prohibited from certain transactions with parties including insurers who provide services or products to plans. Please see "Certain ERISA Considerations" on page 56 for more information.



Market Street Consents and Approvals



   As required by the Investment Company Act of 1940, which we refer to as the Investment Company Act, the current investment advisory agreement between Market Street Fund and Market Street Investment Management Company, which we refer to as MSIM, provides for the agreement's automatic termination in the event of the agreement's assignment. The closing of the proposed sponsored demutualization will be a change in control of Provident. Because MSIM, through the Providentmutual Holding Company, is an indirect wholly-owned subsidiary of Provident, a change of control of Provident may be deemed to be a change of control of MSIM under the Investment Company Act. This change in control may be treated as an assignment under the Investment Company Act and could result in the termination of the current investment advisory agreement between MSIM and Market Street Fund.



   To insure that the investment advisory agreement would not automatically terminate, on December 12, 2001, the Market Street Fund board approved a new investment advisory agreement between Market Street Fund and MSIM for all of the fund's portfolios. The new agreement will take effect upon the closing of the sponsored demutualization. This new investment advisory agreement is identical to the current investment advisory agreement. On February 28, 2002, the shareholders of Market Street Fund approved the new investment advisory agreement. For a description of the Market Street Fund and MSIM, see "Description of Provident Mutual Life Insurance Company--Corporate Information--Principal Subsidiaries" on page 143.

Acquisition Financing




   On June 24, 2002, NFS completed the issuance of $300 million aggregate principal amount of its 5.90% Senior Notes due 2012 in a public offering. NFS intends to use some or all of the net proceeds from this notes offering to fund the cash portion of the consideration that it expects to pay in the merger and merger related expenses, which are currently estimated to total $269.6 and $15.0 million, respectively. The amount of cash consideration that NFS expects to pay is subject to change based primarily on the average trading price of the NFS Class A common stock during the collar pricing period as well as the actual number of eligible members of Provident who elect to receive cash consideration in the sponsored demutualization.

                        OPINIONS OF FINANCIAL ADVISORS

Opinion of Financial Advisor to Provident


   Provident retained Morgan Stanley to provide it with financial advisory services and a financial fairness opinion in connection with the merger. The Provident board of directors selected Morgan Stanley to act as Provident's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Provident. At the meeting of the Provident board on August 7, 2001, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of August 7, 2001, and subject to and based on the considerations set forth in its opinion, the aggregate consideration to be received by the eligible members, as a group, in exchange for their aggregate membership interests pursuant to the merger agreement is fair from a financial point of view to such eligible members, as a group. At the request of Provident, Morgan Stanley subsequently confirmed its August 7, 2001 opinion by delivery to Provident's board of directors of a written opinion dated as of July 25, 2002. It is a condition to the effectiveness of the sponsored demutualization that Morgan Stanley deliver an opinion to the same effect as the opinion of August 7, 2001 on the closing date of the transaction.



   The full text of Morgan Stanley's opinion, dated as of July 25, 2002, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in connection with rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus. We urge you to read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of Provident, addresses only the fairness from a financial point of view of the aggregate consideration to be received by the eligible members, as a group, and does not address any other aspect of the plan of conversion and merger or constitute a recommendation to any eligible member as to how to vote on the plan of conversion and merger or as to the form of consideration any eligible member should elect to receive. Morgan Stanley's opinion does not constitute a recommendation to any NFS shareholder as to how such shareholder should vote on any matter relating to the proposed transaction. This summary is qualified in its entirety by reference to the full text of the opinion. You are urged to read Morgan Stanley's opinion carefully and in its entirety.



   In arriving at its opinion as of July 25, 2002, Morgan Stanley, among other things:



  . reviewed publicly available financial statements and other information of Provident and NFS, respectively for the 5-year period ending December 31, 2001 and twelve-month period ending March 31, 2002;



  . reviewed internal financial statements and other financial and operating data concerning Provident for the 5-year period ending December 31, 2001 and twelve-month period ending June 30, 2002;



  . reviewed financial forecasts prepared by the management of Provident for the projected periods ending December 31, 2002 and 2003;



  . reviewed financial forecasts for NFS contained in certain securities analysts' research reports for the projected periods ending December 31, 2002 and 2003;


  . reviewed information, including a draft of the post-merger integration plan prepared by NFS, relating to certain strategic, financial and operational benefits anticipated from the merger;

  . discussed the past and current operations and financial condition and the prospects of Provident, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Provident;

  . discussed the past and current operations and financial condition and the prospects of NFS, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of NFS;



  . reviewed the reported stock prices and trading activity for the shares of NFS common stock;

  . compared the financial performance of Provident and NFS with that of certain publicly traded companies comparable with Provident and NFS, respectively, and compared the prices and trading activity of shares of NFS common stock with the securities of certain publicly traded companies comparable with NFS;

  . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  . participated in discussions and negotiations among representatives of Provident and NFS and their financial and legal advisors;


  . reviewed the amended and restated merger agreement, the conversion term sheet, attached as Exhibit A to the merger agreement, a draft of the post-merger integration plan prepared by NFS and certain related documents;



  . reviewed a draft of Amendment No. 1 to the Registration Statement on Form S-4 of NFS dated as of July 16, 2002;

  . reviewed certain actuarial analyses (including certain financial forecasts of Provident on a statutory basis) prepared by actuarial consultants retained by Provident, utilizing information, data assumptions and methodologies provided by Provident, including the roll-foward of such actuarial analyses to March 31, 2002 contained in the memoranda prepared by such actuarial consultants dated April 17, 2002 and July 24, 2002 (collectively referred to as the updated actuarial analyses); and


  . considered such other factors and performed such analyses as Morgan Stanley deemed appropriate.


   Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to it by Provident and NFS for the purposes of its opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Provident and NFS, and Morgan Stanley expressed no opinion with respect to such forecasts or the assumptions on which they were based. Morgan Stanley was not provided with projections or forecasts of future financial performance of NFS. Instead, for the purposes of its analysis, Morgan Stanley relied, with Provident's consent, on the estimates of certain securities analysts' research reports. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Provident or NFS. Morgan Stanley reviewed the updated actuarial analyses prepared by actuarial consultants retained by Provident, including an expression of the reliances and limitations on such updated actuarial analyses, and Morgan Stanley relied, with Provident's consent and without independent verification, upon such actuarial analyses and the conclusions therein for purposes of its opinion. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of July 25, 2002.



   In rendering its opinion, Morgan Stanley assumed that (1) the conversion and the merger will comply with all applicable legal and regulatory requirements and that all necessary action will have been taken to comply with all applicable laws and requirements, including the receipt of all required approvals by policyholders, regulators and otherwise and (2) the terms of the merger will not affect the legal or tax treatment of the conversion and the terms of the conversion will not affect the legal or tax treatment of the merger. Morgan Stanley has also assumed that the conversion and the merger will be completed on the basis described in the merger agreement and the conversion term sheet, attached as Exhibit A to the merger agreement, including that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended, and that in connection with receiving all applicable legal and regulatory requirements in connection with the conversion and the merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed conversion and merger.



   Morgan Stanley was not asked for its opinion and did not express any opinion as to (1) which of Provident's policyholders are to be included among the eligible members, (2) the fairness of the plan of conversion or the terms of the conversion term sheet attached as Exhibit A to the merger agreement or the proposed consideration to be paid to any particular eligible member or to any class of eligible members in connection with the conversion, including any provisions of the plan of conversion relating to which eligible members receive shares of NFS Class A common stock, cash or policy credits and other provisions of the plan of conversion which distinguish among eligible members or (3) any matters relating to the establishment or the operation of the closed block. Morgan Stanley was further advised that Provident retained a consulting actuary to opine on the allocation among the eligible members of the consideration such eligible members are to receive in the conversion in exchange for their respective membership interests and certain matters relating to the establishment and operation of the closed block. In addition, Morgan Stanley's opinion does not in any manner address the prices at which shares of NFS Class A common stock will trade following the consummation of the conversion and merger, and Morgan Stanley expresses no opinion or recommendation as to how the policyholders of Provident or the shareholders of NFS should vote at the respective meetings held in connection with the merger.



   Furthermore, in rendering its opinion, Morgan Stanley did not specifically review initial public offerings of other mutual insurance companies or the aftermarket performance of the securities of insurance companies which converted from mutual to stock form and subsequently made an initial public offering of its securities. However, Morgan Stanley completed a comparable companies analysis, described more fully below, which included the current trading performance of certain recently demutualized insurance companies.



   The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its written opinion as of July 25, 2002. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to July 24, 2002, and is not necessarily indicative of current or future market conditions.




Comparable Companies Analysis

   Morgan Stanley reviewed and compared certain financial and operating information for Provident to corresponding financial and operating information, for the following twelve publicly traded life and annuity insurance companies:

    . NFS                                     . Jefferson-Pilot Corporation
    . MetLife, Inc.                           . Kansas City Life Insurance Company
    . John Hancock Financial Services, Inc.   . Presidential Life Corporation
    . Lincoln National Corporation            . MONY Group, Inc.
    . AmerUs Life Holdings, Inc.              . The Phoenix Companies, Inc.
    . Torchmark Corporation                   . Protective Life Corporation


   The forecasted financial information for the selected comparable companies used by Morgan Stanley in the course of these analyses was based on information contained in publicly available research reports published by certain securities research analysts and estimates available on the Institutional Brokers Estimate System, or IBES. Calculations were made based on financial data for each company as of June 30, 2002, where available; where unavailable as of June 30, 2002, as estimated by Morgan Stanley using March 31, 2002 financial data and IBES estimates. Provident's adjusted operating earnings estimates for 2002 and 2003 were provided to Morgan Stanley by Provident management. Provident's adjusted operating earnings is equal to GAAP net income excluding the after-tax impact of realized gains and losses adjusted to exclude the impact of equity tax, a dividends received deduction reserve release and certain non-recurring costs associated with the transaction.



   For each of the selected comparable companies, Morgan Stanley derived, among other things, the ratio of the closing price per common share of each company on July 24, 2002, to its estimated earnings per share, referred to in this joint proxy statement/prospectus as EPS, for 2002, its estimated EPS for 2003 and its book value, adjusted to exclude the effects of FAS115, at June 30, 2002, where available; where unavailable as of June 30, 2002, as estimated by Morgan Stanley using March 31, 2002 financial data and IBES estimates.



   "FAS115" refers to Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities," issued by the Financial Accounting Standards Board which requires most fixed maturity investments to be reported on an insurance company's financial statements at market value. Morgan Stanley excluded the unrealized gains and losses reflected in Provident's book value under FAS115 in order to place the implied price to adjusted book value multiples of Provident on a comparable basis with the price to adjusted book value multiples of selected companies in its comparable companies and precedent transactions analyses, a practice which is commonly applied in the valuation of life insurance companies.



   The comparable company analysis resulted in the following ranges of multiples and implied equity values:





                                                    Comparables
                                                     Multiple      Applied     Implied Equity
                                                       Range    Multiple Range  Value Range
                                                    ----------- -------------- ---------------
Ratio of Price to June 30, 2002 Adjusted Book Value 0.66x-1.92x  0.80x-1.00x   $969.2-$1,211.5
Ratio of Price to Estimated 2002 Adjusted Operating
  Earnings.........................................    8.3-12.8      8.0-9.0       835.3-939.7
Ratio of Price to Estimated 2003 Adjusted Operating
  Earnings.........................................    7.5-10.8      7.0-8.0       750.2-857.4



   Based on the ratios derived for the comparable companies and its knowledge of the life insurance industry, Morgan Stanley derived a range of applicable multiples of equity value to estimated 2002 and 2003 adjusted operating earnings and to June 30, 2002 adjusted book value. Morgan Stanley used these multiples to calculate a range of public market equity values for Provident, on a stand alone basis. The public market equity value range calculated by Morgan Stanley was $850 million to $1,000 million. Morgan Stanley then applied a range of estimated change of control premiums of 15% to 25% to reflect Provident's value in an acquisition. The implied equity value range calculated by Morgan Stanley was from $1,025 million to $1,200 million.






   No company utilized in the comparable company analysis as a comparison is identical to Provident. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters including the impact of competition on Provident's business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Provident or the industry, or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

  Precedent Transaction Analysis


   Morgan Stanley selected and reviewed seven business combinations in the life and annuity insurance industry from 1999 to 2001. Since 2001, there have been no business combinations in the life and annuity insurance industry that Morgan Stanley believes are comparable to this transaction. The precedent transactions selected by Morgan Stanley are listed in the following table:


Announcement Date              Acquiror                           Target
------------------ --------------------------------- ---------------------------------
       May 3, 2001 Sun Life Financial Services       Keyport Life Insurance Company
    April 26, 2001 Old Mutual plc                    Fidelity and Guaranty Life
     March 8, 2001 AEGON N.V                         J.C. Penney Direct Marketing
                                                     Services
  January 25, 2001 Hartford Financial Services Group Fortis Inc.'s Variable Life &
                                                     Annuity Business
     June 19, 2000 Royal Bank of Canada              Liberty Life Insurance Company
  January 12, 2000 AmerUs Group Company              Indianapolis Life Insurance
                                                     Company
September 20, 1999 Jefferson-Pilot Corporation       The Guarantee Life Companies Inc.

   To the extent information was publicly available, Morgan Stanley calculated for each of the precedent transactions the following ratios:


    . Equity value of the acquired company to latest twelve months, or LTM, GAAP operating earnings;



    . Equity value of the acquired company to the IBES estimated next twelve months, or NTM, GAAP operating earnings; and


    .  Equity value of the acquired company to GAAP book value; and

    . Equity value of the acquired company to GAAP book value adjusted to exclude the effects of FAS115.


   GAAP operating income is equal to GAAP net income excluding the after-tax impact of realized gains and losses.





   The precedent transactions analysis resulted in the following ranges of multiples and implied equity values:



                                                    Acquisition  Applied
                                                     Multiple    Multiple   Implied Equity Value
                                                       Range      Range            Range
                                                    ----------- ----------- --------------------
Ratio of Price to June 30, 2002 Adjusted Book Value 1.20x-1.42x 0.90x-1.05x  $1,090.4-$1,272.1
Ratio of Price to Actual LTM Adjusted Operating
  Earnings.........................................   10.0-21.5   10.0-12.0    1,049.0-1,258.8
Ratio of Price to Estimated NTM Adjusted Operating
  Earnings.........................................    8.8-18.9    9.0-11.0      947.7-1,158.3



   Based on the ratios derived from the precedent transactions and its knowledge of the life insurance industry, Morgan Stanley derived a range of applicable multiples of equity value to LTM adjusted operating earnings, NTM adjusted operating earnings and June 30, 2002 adjusted book value. Morgan Stanley used this range of applicable multiples to calculate an implied equity value range of Provident in an acquisition. The implied equity value range calculated by Morgan Stanley was from $1,025 million to $1,225 million.


   No transaction utilized in the precedent transaction analysis as a comparison is identical to this transaction. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters including the impact of competition on Provident's business and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Provident or the industry, or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

  Actuarial Analysis


   Morgan Stanley reviewed the results of the actuarial analysis prepared by actuarial consultants retained by Provident, utilizing information, data assumptions and methodologies provided by Provident. Morgan Stanley then adjusted the actuarial valuation's value range by adding the value of Provident's overfunded pension liability of $39.9 million to determine an adjusted value as of March 31, 2002. This analysis resulted in an implied equity value range of

$1,107 million to $1,459 million as of March 31, 2002. Morgan Stanley noted that in a July 24, 2002 memorandum from the actuarial consultant to Provident, the actuarial consultant stated that the roll-forward actuarial value range as of March 31, 2002 provided in a memorandum from the actuarial consultant to Provident dated April 17, 2002 is overstated due to certain business and equity market related factors which were not considered in the March 31, 2002 roll-forward actuarial analysis.




  Segment Valuation


   Morgan Stanley also performed a comparable company analysis and precedent transaction analysis on a segment basis for Provident. This analysis entailed separating Provident's earnings and capital into an ongoing operations segment, a run-off segment and a corporate capital segment. The projected earnings results and amount of capital results for each of the segments were based on Provident management's estimates.



  Comparable Companies Analysis on a Segment Basis



   Based on the market multiples established in the total company comparables analysis and its knowledge of the life insurance industry, Morgan Stanley derived a range of applicable multiples of equity value to estimated 2002 and 2003 adjusted operating earnings and to June 30, 2002 adjusted book value for the ongoing operations segment. Morgan Stanley used these multiples to calculate a range of implied public market equity values for the segment, outlined as follows:



                                                             Applied Multiple Implied Equity
                                                                  Range        Value Range
                                                             ---------------- --------------
Ratio of Price to June 30, 2002 Adjusted Book Value.........   0.90x-1.05x    $517.8-$604.1
Ratio of Price to Estimated 2002 Adjusted Operating Earnings       8.5-9.5      505.9-565.4
Ratio of Price to Estimated 2003 Adjusted Operating Earnings       7.5-8.5      461.1-522.6



   The public market equity value range calculated by Morgan Stanley for the ongoing operations segment of Provident was $500 million to $550 million. Morgan Stanley then applied a range of estimated change of control premiums of 15% to 25% to reflect Provident's ongoing operations segment value in an acquisition which resulted in an implied acquisition value for Provident's ongoing operations of $600 million to $650 million.



   To reflect the value associated with the run-off segment, Morgan Stanley utilized a value range of $218.4 million to $280.2 million based on the actuarial consultant's valuation of the run-off segment as of March 31, 2002 using discount rates of 9% and 13%, respectively.



   To reflect the value associated with the corporate capital segment, Morgan Stanley used Provident's corporate capital balance as of June 30, 2002 of $310.9 million. Morgan Stanley adopted this value as the high end of the value range and assumed a 10% discount to derive the low end of the implied value range of $279.8 million.



   Aggregating the implied value ranges for each of the individual segments, Morgan Stanley calculated the aggregate implied equity value range to be $1,100 million to $1,250 million for the segment comparable companies analysis.

Precedent Transaction Analysis on a Segment Basis



   Based on the ratios derived from the precedent transactions multiples established in the total company precedent transactions analysis and its knowledge of the life insurance industry, Morgan Stanley derived a range of applicable multiples of equity value to LTM adjusted operating earnings, NTM adjusted operating earnings and to June 30, 2002 adjusted book value for the ongoing operations segment. Morgan Stanley used this range of applicable multiples to calculate a range of public market equity values for the segment, outlined as follows:



                                                            Applied Multiple Implied Equity
                                                                 Range        Value Range
                                                            ---------------- --------------
Ratio of Price to June 30, 2002 Adjusted Book Value........   1.00x-1.25x    $575.3-$719.1
Ratio of Price to Actual LTM Adjusted Operating Earnings...     11.0-13.0      570.9-674.7
Ratio of Price to Estimated NTM Adjusted Operating Earnings     10.0-12.0      610.0-732.0



   The implied precedent transactions equity value range calculated by Morgan Stanley for the ongoing operations segment of Provident was $575 million to $700 million.



   To reflect the value associated with the run-off segment, Morgan Stanley utilized a value range of $218.4 million to $280.2 million based on the actuarial consultant's valuation of the run-off segment as of March 31, 2002 using discount rates of 9% and 13%, respectively.



   To reflect the value associated with the corporate capital segment, Morgan Stanley used Provident's estimated corporate capital balance as of June 30, 2002 of $310.9 million. Morgan Stanley adopted this value as the high end of the value range and assumed a 10% discount to derive the low end of the implied value range of $279.8 million.



   Aggregating the implied value ranges for each of the individual segments, Morgan Stanley calculated the aggregate implied equity value range to be $1,075 million to $1,275 million for the precedent transactions analysis.


  Price to Book versus Return on Equity Analysis


   Morgan Stanley performed a regression analysis quantifying the relationship between estimated returns on average equity for 2002 and the ratio of market price to adjusted book value among public life and annuity insurance companies. Based on this analysis, Morgan Stanley derived a theoretical fully-distributed trading valuation of Provident on a levered basis, assuming a debt to total capital ratio of 15%, and on an unlevered basis of $1,234 million and $1,175 million, respectively. The regression analysis was based on Provident management's estimates of Provident's projected 2002 return on average common equity of 9.4% on a levered basis and 8.5% on an unlevered basis.

  NFS Historical Performance Analysis


   Morgan Stanley reviewed certain historical stock price information for NFS. Morgan Stanley compared the performance of NFS common stock on a daily basis from March 6, 1997, the initial public offering date of NFS, which we refer to as the IPO Date, through July 24, 2002 with the S&P 500 index and a life and annuity company composite. The life and annuity composite included the following companies:



    . MetLife, Inc.                           . Jefferson-Pilot Corporation

    . John Hancock Financial Services, Inc.   . Kansas City Life Insurance Company

    . Lincoln National Corporation            . Presidential Life Corporation

    . AmerUs Life Holdings, Inc.              . MONY Group, Inc.

    . Torchmark Corporation                   . The Phoenix Companies, Inc.

                                              . Protective Life Corporation


   Morgan Stanley also reviewed price-to-earnings multiple information for NFS on a daily basis from the IPO Date through July 24, 2002 both on an absolute basis and relative to the price-to-earnings multiple for the S&P 500 over the same period. Finally, Morgan Stanley compared NFS to certain comparable companies on a price-to-2002 earnings estimate, price-to-June 30, 2002 adjusted book value where available; where unavailable as of June 30, 2002, as estimated by Morgan Stanley using March 31, 2002 financial data and IBES estimates, 2002 estimated return on equity and estimated long-term earnings per share growth rate.



  Pricing Analysis



   For the purposes of our opinion as of July 25, 2002, Morgan Stanley calculated the implied aggregate consideration to be received by eligible members to be $1,210 million. The value was calculated using the closing price of NFS Class A common stock of $29.21 on July 24, 2002, which assumes the average sales price of NFS Class A common stock during the pricing period is equal to its closing price on July 24, 2002.



   In connection with its written opinion dated as of July 25, 2002, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its August 7, 2001 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.


   In connection with the review of the sponsored demutualization by Provident's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Provident.


   In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Provident or NFS. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view to the policyholders of Provident of the aggregate consideration and were conducted in connection with the delivery by Morgan Stanley of its opinion dated July 25, 2002 to the board of directors of Provident. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Provident or NFS might actually trade. The form of consideration to be paid in the merger was determined through negotiations between Provident and NFS and was approved by Provident's board of directors. Morgan Stanley did not recommend any specific form of consideration to Provident or that any given form of consideration constituted the only appropriate form of consideration for the transaction.


   Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Provident, Nationwide Mutual and NFS and have received customary fees for the rendering of these services. In the ordinary

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

course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of Nationwide Mutual and NFS for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.


   Pursuant to Morgan Stanley's engagement letter, Provident has agreed to pay Morgan Stanley customary fees for its services rendered in connection with the merger. Based on a merger value of $1,527 million, Morgan Stanley expects to receive total fees of approximately $9 million. Provident has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.


Opinion of Financial Advisor to NFS

   Salomon Smith Barney was retained by Nationwide Mutual to act as financial advisor to NFS in connection with the proposed transaction. Pursuant to Salomon Smith Barney's engagement letter with Nationwide Mutual, dated May 18, 2001, Salomon Smith Barney rendered an opinion to the NFS board of directors on August 7, 2001, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, as of that date, the consideration to be paid by NFS in the proposed transaction was fair, from a financial point of view, to NFS.

   The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex D to this joint proxy statement/prospectus. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read Salomon Smith Barney's opinion carefully and in its entirety.

   In arriving at its opinion, Salomon Smith Barney reviewed a draft of the merger agreement, dated August 7, 2001, and held discussions with certain senior officers, directors and other representatives and advisors of NFS and certain senior officers and other representatives and advisors of Provident concerning the businesses, operations and prospects of NFS and Provident. Salomon Smith Barney examined certain publicly available business and financial information relating to NFS and Provident as well as certain financial forecasts and other information and data for NFS and Provident, including actuarial valuations and information relating to certain strategic implications and operational benefits anticipated to result from the proposed transaction, each of which was provided to or otherwise discussed with Salomon Smith Barney by the management of both NFS and Provident. Salomon Smith Barney reviewed the financial terms of the proposed transaction as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of NFS Class A common stock; the historical and projected earnings and other operating data of NFS and Provident; and the capitalization and financial condition of NFS and Provident. Salomon Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Salomon Smith Barney considered relevant in evaluating the proposed transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of NFS and Provident. Salomon Smith Barney also evaluated the pro forma financial impact of the proposed transaction on NFS. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

   In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it and further relied upon the assurances of the managements of NFS and Provident that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts, Salomon Smith Barney (i) relied on publicly available equity research analysts' estimates with respect to NFS and (ii) was advised by the management of Provident that the forecasts with respect to Provident had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Provident as to the future financial performance of Provident. With respect to the forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney relating to the strategic implications and operational benefits anticipated to result from the proposed transaction, Salomon Smith Barney was advised by the respective managements of NFS and Provident that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of NFS and Provident as to such anticipated strategic implications and operational benefits. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with the consent of the NFS board of

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

directors, that the proposed transaction will be treated as a tax-free reorganization for federal income tax purposes. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NFS or Provident nor did it make any physical inspection of the properties or assets of NFS or Provident. Representatives of NFS advised Salomon Smith Barney, and Salomon Smith Barney assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by it. Salomon Smith Barney further assumed that the proposed transaction would be consummated in accordance with the terms of the merger agreement, without waiver of any of the conditions precedent to the proposed transaction contained in the merger agreement.

   Salomon Smith Barney is not an actuarial firm and noted that its services did not include any actuarial determinations or evaluations by Salomon Smith Barney or any attempt to evaluate any actuarial estimates provided to Salomon Smith Barney or any assumptions on which they were based. Salomon Smith Barney did not express any opinion with respect to any adjustment to the aggregate consideration to be paid that may result from determinations with respect to the "closed block," an accounting mechanism established under Provident's plan of conversion to give reasonable assurance to the owners of certain participating policies that assets will be available to maintain Provident's dividend scale if the experience underlying the dividend scale continues. Salomon Smith Barney did not express any opinion as to what the value of the NFS Class A common stock actually will be when issued in the proposed transaction or the price at which the NFS Class A common stock will trade or otherwise be transferable subsequent to the proposed transaction. Salomon Smith Barney was not requested to consider, and its opinion did not address, the relative merits of the proposed transaction as compared to any alternative business strategies that might exist for NFS or the effect of any other transaction in which NFS might engage. Salomon Smith Barney's opinion necessarily was based on information available to it and financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of its opinion.

   Salomon Smith Barney's advisory services and opinion were provided for the information of the NFS board of directors in its evaluation of the proposed transaction and relate only to the fairness from a financial point of view to NFS of the consideration to be paid by NFS in the proposed transaction; they do not address any other aspect of the proposed transaction and do not constitute a recommendation of the proposed transaction to Nationwide Mutual or NFS, or a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the proposed transaction.

   The following is a summary of the material analyses performed by Salomon Smith Barney in evaluating the fairness of the consideration to be paid by NFS in the proposed transaction. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Salomon Smith Barney, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to August 3, 2001, and is not necessarily indicative of current or future market conditions.

                                    *  *  *

  Comparable Companies Analysis

   Salomon Smith Barney compared financial and operating information for Provident with the same information for eleven publicly traded life insurance companies; five with a market value in excess of $3 billion and six with a market value in the range of $400 million to $3 billion. Salomon Smith Barney selected the following comparable companies with a market value in excess of $3 billion:

    .  MetLife, Inc.;

    .  John Hancock Financial Services, Inc.;

    .  Lincoln National Corporation;

    .  Jefferson-Pilot Corporation; and

    .  NFS.

Salomon Smith Barney selected the following comparable companies with a market value in the range of $400 million to $3 billion:

    .  Protective Life Corporation;

    .  MONY Group, Inc.;

    .  Stancorp Financial Group, Inc.;

    .  AmerUs Life Holdings, Inc.;

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

    .  Presidential Life Corporation; and

    .  FBL Financial Group, Inc.

   The forecasted financial information used by Salomon Smith Barney in the course of these analyses was based on information contained in research reports published by Salomon Smith Barney and available on the Institutional Brokers Estimate System (commonly referred to as IBES). Calculations were made based on financial data for each company as of March 31, 2001.

   For each of the selected comparable companies, Salomon Smith Barney derived, among other things, the ratio of the closing price per common share of each company on August 3, 2001, to its estimated earnings per share (EPS) for 2001 and its estimated EPS for 2002.

   The following table sets forth the results of these analyses.

                                                                Comparable companies
                                         Comparable companies   with a market value in
                                         with a market value in the range of $400
                                         excess of $3 billion   million to $3 billion
                                         ---------------------- ----------------------
                                            Range      Median      Range      Median
                                          -----------  ------    -----------  ------
                                                     (in millions)
 Ratio of Closing Common Share Price to:
    (a) Estimated EPS for 2001.......... 12.2x-15.5x   13.8x    10.6x-25.8x   13.1x
    (b) Estimated EPS for 2002.......... 10.8x-13.9x   12.4x     9.3x-18.4x   11.7x

   Based on the ratios derived for the comparable companies and its knowledge of the life insurance industry, Salomon Smith Barney derived a low, middle and high multiple for the ratio of equity value to estimated earnings for each of 2001 and 2002. Salomon Smith Barney used these derived ratios to calculate a range of implied equity values for Provident. Forecasted financial information used by Salomon Smith Barney in the course of these calculations was based on estimates provided by Provident's management. Salomon Smith Barney made certain adjustments to the relevant financial data to take into account certain unusual and nonrecurring items. Salomon Smith Barney calculated ranges of implied equity values using two separate sets of adjusted forecasted financial information; one set including forecasted "stand-alone expense savings" and one set excluding forecasted stand-alone expense savings. The "stand-alone expense savings" are savings resulting from cost reductions that Provident's management informed Salomon Smith Barney it believed Provident could achieve on a stand-alone basis. In calculating ranges of implied value for Provident, Salomon Smith Barney included an estimated 30% change of control premium to reflect Provident's value in an acquisition. This change of control premium was applied only to the ongoing business of Provident and not the closed block.

   The following table sets forth the results of these analyses.

                                                       Multiple Range
                                                 --------------------------
                                                   Low     Middle    High
                                                 -------- -------- --------
                                                   (dollars in millions)
    Ratio of Price to:
       (a) Estimated EPS for 2001...............    11.0x    12.5x    14.0x
       (b) Estimated EPS for 2002...............    10.0x    11.5x    13.0x
    Implied Market Value:
       (a) Including Forecasted Expense Savings. $1,343.8 $1,543.4 $1,743.0
       (b) Excluding Forecasted Expense Savings. $1,298.7 $1,491.5 $1,684.3


   Salomon Smith Barney compared the range of implied equity values to the aggregate consideration to be paid upon the closing of the transaction ($1,555.0 million), the aggregate consideration to be paid upon the closing of the transaction discounted to its net present value as of August 5, 2001 ($1,435.0 million) and the aggregate consideration to be paid upon the closing of the transaction discounted to its net present value as of August 5, 2001 and adjusted to reflect the value of the collar ($1,454.0 million). Salomon Smith Barney derived the value of the collar by applying the Black-Scholes pricing model to the theoretical options embedded in the collar. In its present value calculations, Salomon Smith Barney used a discount rate of 9.17% which it derived based on a weighted-average cost of capital analysis assuming a capital structure of the combined enitity of 75% stock and 25% debt and assuming a June 30, 2002 closing date. Salomon Smith Barney noted that each of the above calculations of consideration were within both the range of implied equity values including forecasted stand-alone expense savings ($1,343.8 million to $1,743.0 million) and the range of implied equity values excluding forecasted stand-alone expense savings ($1,298.7 million to $1,684.3 million).


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

  Precedent Transaction Analysis

   Salomon Smith Barney reviewed publicly available information for the following acquisition transactions involving life insurance companies:

Announcement Date                    Acquirer                                Target
-----------------   ------------------------------------------- ---------------------------------
     July 8, 1997   ING Group N.V.                              Equitable of Iowa Companies
  August 20, 1998   American International Group, Inc.          SunAmerica Inc.
February 18, 1999   AEGON N.V.                                  Transamerica Corporation
     July 9, 1999   The Allstate Corporation                    American Heritage Life Insurance
December 30, 1999   Jefferson-Pilot Corporation                 The Guarantee Life Companies Inc.
 January 12, 2000   AmerUs Group Co.                            Indianapolis Life Insurance
                                                                Company
September 5, 2000   ING Group N.V.                              ReliaStar Financial Corp.
 January 25, 2001   The Hartford Financial Services Group, Inc. Fortis, Inc.
   April 26, 2001   Old Mutual plc                              Fidelity and Guaranty Life
      May 3, 2001   Sun Life Assurance Company of Canada        Keyport Life Insurance Company


   For each precedent transaction, Salomon Smith Barney derived the ratio of the equity value of the acquired company (based on the consideration paid or proposed to be paid in the transaction) to the estimated net income of the acquired company for the fiscal year following the announcement of the precedent transaction. With respect to each precedent transaction, Salomon Smith Barney also derived the median ratio of equity value to estimated net income for the following fiscal year for the "Life Market" as of the date of the announcement of such precedent transaction. The "Life Market" consisted of the following seven insurance companies which Salomon Smith Barney believed to be representative of the U.S. life insurance market: Jefferson-Pilot Corporation (NYSE: JP); Lincoln National Corporation (NYSE: LNC); Nationwide Financial Services, Inc. (NYSE: NFS); Hartford Life, Inc.; American General Corporation; MetLife, Inc. (NYSE: MET); and John Hancock Financial Services, Inc. (NYSE: JHF).



   Salomon Smith Barney also calculated the median ratio of equity value to estimated net income for the 2002 fiscal year of the "Life Market" as of August 3, 2001 to be 13.8x. Based on these derived ratios, Salomon Smith Barney adjusted the ratio derived for each precedent transaction to reflect changes in market conditions in the Life Market between the date of the announcement of such precedent transaction and August 3, 2001. The forecasted financial information used by Salomon Smith Barney in the course of these analyses was based on information available on IBES. Salomon Smith Barney calculated the median unadjusted ratio and the median adjusted ratio for two sets of precedent transactions; one set consisting of all of the precedent transactions listed above and one set consisting only of the five precedent transactions announced since January 1, 2000.


   The following table sets forth the results of these analyses:


                                                                 Transactions Announced
                                               All Transactions  Since January 1, 2000
                                              ------------------ ----------------------
                                                 Range    Median    Range      Median
                                              ----------- ------  -----------  ------
Ratio of equity value of acquired company to
  estimated net income for the fiscal year
  following announcement..................... 10.2x-33.3x 15.2x  10.2x-15.7x   13.5x
Adjusted ratio of equity value of acquired
  company to estimated net income for the
  fiscal year following announcement......... 11.9x-31.4x 16.5x  11.9x-17.2x   14.3x



   Based on the ratios derived for the precedent transactions and its knowledge of the life insurance industry, Salomon Smith Barney derived a low, middle and high multiple for equity value to estimated net income for each of 2001 and 2002. Salomon Smith Barney used these derived ratios to calculate a range of implied values for Provident in an acquisition. Forecasted financial information used by Salomon Smith Barney in the course of these calculations was based on estimates provided by Provident's management. Salomon Smith Barney made certain adjustments to the relevant financial data to take into account certain unusual and nonrecurring items including the dividend received deduction release, the adjustment for pension costs, an equity tax adjustment and transaction related expenses, which adjustments in the aggregate resulted in a $17.0 million reduction. Salomon Smith Barney calculated ranges of implied value for Provident in an acquisition using two separate sets of adjusted forecasted financial information; one set including forecasted stand-alone expense savings and one set excluding forecasted stand-alone expense savings.

   The following table sets forth the results of these analyses.

                                                       Multiple Range
                                                ----------------------------
                                                   Low     Middle     High
                                                --------  --------  --------
                                                    (dollars in millions)
  Ratio of Equity Value to:
     (a) Estimated Earnings for 2001...........     14.0x     15.0x     16.0x
     (b) Estimated Earnings for 2002...........     13.0x     14.0x     15.0x
  Implied Value in an Acquisition:
     (a) Including Forecasted Expense Savings.. $1,327.4  $1,463.9  $1,600.4
     (b) Excluding Forecasted Expense Savings.. $1,296.7  $1,430.6  $1,564.4


   Salomon Smith Barney compared the range of implied values for Provident in an acquisition to the aggregate consideration to be paid upon the closing of the transaction ($1,555.0 million), the aggregate consideration to be paid upon the closing of the transaction discounted to its net present value as of August 5, 2001 ($1,435.0 million) and the aggregate consideration to be paid upon the closing of the transaction discounted to its net present value as of August 5, 2001 and adjusted to reflect the value of the collar ($1,454.0 million). In discounting the aggregate consideration to be paid upon the closing of the transaction, Salomon Smith Barney used a discount rate of 9.17% which it derived based on a weighted-average cost of capital analysis assuming a capital structure of the combined entity of 75% stock and 25% debt and assuming a June 30, 2002 closing date. Salomon Smith Barney noted that each of the above calculations of consideration were within both the range of implied values for Provident in an acquisition including forecasted stand-alone expense savings ($1,327.4 million to $1,600.4 million) and the range of implied values for Provident in an acquisition excluding forecasted stand-alone expense savings ($1,296.7 million to $1,564.4 million).


  Price/Book versus Return on Equity Analysis


   Salomon Smith Barney performed a regression analysis quantifying the relationship between estimated returns on average common equity for 2001 and the ratio of market price to book value per share among public life insurance companies. Based on this analysis, Salomon Smith Barney derived a theoretical valuation of Provident on a levered basis, assuming a debt to equity ratio of 20%, and on an unlevered basis. This regressional analysis was based on Provident management's estimates of Provident's 2001 return on average common equity of 11.4% on a levered basis and 10.1% on an unlevered basis. The theoretical valuations derived on a levered basis and an unlevered basis, respectively, were $1,986.5 million and $1,830.7 million.


  Contribution Analysis


   Salomon Smith Barney analyzed the relative contribution of each of NFS and Provident to the pro forma merged entity with respect to the market and financial data included in the table below. In performing this analysis, Salomon Smith Barney did not take into account any anticipated cost savings, revenue enhancements or other similar potential effects of the merger. Financial data used in this analysis was based on research performed by Salomon Smith Barney. Forecasted financial information used by Salomon Smith Barney in the course of these calculations was based on estimates provided by Provident's management. The following table sets forth the results of Salomon Smith Barney's relative contribution analysis.


                                                                  NFS  Provident
                                                                 ----  ---------
Total assets including separate account assets.................. 91.0%    9.0%
Total assets excluding separate account assets.................. 84.7%   15.3%
Equity excluding FAS115......................................... 72.7%   27.3%
Revenues for the twelve-month period ended June 30, 2001........ 81.4%   18.6%
Net income for the twelve-month period ended June 30, 2001...... 80.8%   19.2%
Operating income for the twelve-month period ended June 30, 2001 80.8%   19.2%
Estimated operating income for 2001............................. 79.5%   20.5%
Estimated operating income for 2002............................. 80.2%   19.8%
Surplus......................................................... 71.8%   19.8%

   Salomon Smith Barney compared the data above to the fact that, assuming that the consideration paid to Provident in the transaction was 100% stock, NFS would own 78.3% of the pro forma merged entity.

  Stock Performance

   Salomon Smith Barney compared certain stock price and price-to-earnings multiple information for NFS with information for the Standard & Poor's 500 (the "S&P 500") and a peer group consisting of the following eight companies:

    .  Allmerica Financial Corporation;

    .  AFLAC, Inc.;

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

    .  Jefferson-Pilot Corporation;

    .  John Hancock Financial Services, Inc.;

    .  Lincoln National Corporation;

    .  MetLife, Inc.,

    .  Protective Life Corporation; and

    .  T. Rowe Price.


   Salomon Smith Barney compared the relative price performance of NFS, the S&P 500 and the peer group using daily data for the period August 3, 1998 through August 3, 2001. For the period August 3, 1999 through August 3, 2001 Salomon Smith Barney also compared on a daily basis the "price-to-earnings multiple" of NFS Class A common stock and the average price-to-earnings multiple of the peer group. In each case, the "price-to-earnings multiple" was calculated by dividing the closing price per share of the entity's common stock by the entity's estimated EPS for the following two fiscal years. Salomon Smith Barney calculated the average price-to-earnings multiple over this period to be 10.0x for NFS and 14.0x for the peer group. Salomon Smith Barney noted that the price-to-earnings multiple as of August 3, 2001 was 10.8x for NFS and 14.1x for the peer group. Salomon Smith Barney did not draw any specific conclusions from its analysis of the relative price performance of NFS, the S&P 500 and the peer group. In the process of integrating the results of the various analyses Salomon Smith Barney performed, it did not deem the results of this analysis to be material in that the results did not affect its overall conclusion.


  Merger Consequences


   Based on management earnings estimates for NFS and Provident and projections for expected cost savings and related expenses and synergies of the proposed transaction provided by NFS and Provident, as well as various average prices of NFS Class A common stock, Salomon Smith Barney analyzed selected pro forma effects of the proposed transaction, which included, among other things, the impact of the proposed transaction on NFS' EPS. Salomon Smith Barney assumed two scenarios of total pre-tax synergies in 2003, net of related costs, of $14.4 million and $6.7 million, the majority of which were generated from cost savings and the remainder of which were generated from revenue enhancements. This analysis indicated that the proposed transaction would be accretive to projected 2003 EPS for NFS Class A common stock by $0.04 per share or 0.88% and $0.01 per share or 0.21%, respectively, based on the midpoint of the collar.


                                    *  *  *

   The preceding discussion is a summary of the material financial analyses performed by Salomon Smith Barney, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Salomon Smith Barney selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business; however, no company utilized in these analyses is identical to NFS or Provident and no precedent transaction is identical to the proposed transaction. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which NFS and Provident are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to NFS, Provident, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NFS and Provident. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of NFS, Provident, the NFS board of directors, the Provident board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be paid by NFS in the proposed transaction. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the NFS board of directors in making its determination to approve the merger agreement and the proposed transaction. See "The Sponsored Demutualization--Reasons for the Sponsored Demutualization and Considerations of the Boards of Directors; Recommendations of the Board of Directors."


   Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Nationwide Mutual selected Salomon Smith Barney to act as financial advisor to NFS on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with NFS. Salomon Smith Barney and its predecessors and affiliates have previously provided and currently are providing investment banking services to Nationwide Mutual and NFS unrelated to the proposed transaction, for which Salomon Smith Barney has received and will receive compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Nationwide Mutual and NFS for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Nationwide Mutual, NFS and Provident and their respective affiliates.

   Pursuant to Salomon Smith Barney's engagement letter, Nationwide Mutual agreed to pay Salomon Smith Barney the following fees for its services rendered in connection with the merger: a fee of $50,000 that became payable upon execution of the engagement letter; a fee of $1,000,000 that became payable upon delivery of Salomon Smith Barney's opinion; and an additional fee, equal to approximately 0.50% of the consideration to be paid in the proposed transaction, that will become payable upon consummation of the proposed transaction and against which the prior fees paid will be credited. Nationwide Mutual has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

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

                   PRINCIPAL TERMS OF THE PLAN OF CONVERSION


   The following is a summary of the material provisions of the plan of conversion. A copy of the plan of conversion, as amended and restated, is attached as Annex B to this joint proxy statement/prospectus and is incorporated in this document by reference. We urge you to read the plan of conversion carefully and in its entirety.


General


   The plan of conversion contemplates the conversion of Provident from a mutual life insurance company to a stock company. For additional information about voting on the plan of conversion, see "The Provident Special Meeting" beginning on page 44.


Treatment of Membership Interests

  Changes in Rights to Vote


   Owners of policies issued by Provident have membership interests as members of a mutual life insurance company. The membership interests consist principally of the right to vote on matters submitted to a vote of members (including the election of directors) and the right to participate in any distribution of cash, stock or other consideration in the unlikely event of a liquidation of Provident. If the plan of conversion becomes effective, the membership interests will be extinguished and members will no longer have any voting rights with respect to Provident. Eligible members will receive consideration in the form of NFS Class A common stock, or, under certain circumstances, cash or policy credits in respect of their membership interests.



   After the merger becomes effective, all matters previously submitted to a vote of policyholders of Provident (including the election of its directors) will be voted on by NFS as the sole shareholder of Provident. NFS' shareholders will consist of its then current shareholders (including eligible members who receive and retain NFS Class A common stock under the plan of conversion), Nationwide Corporation and investors who, from time to time, buy and retain shares of NFS Class A common stock. Each shareholder of NFS Class A common stock is entitled to one vote for each share of NFS Class A common stock held by such shareholder. Nationwide Corporation, which holds all the shares of NFS Class B common stock, is entitled to ten votes for each share of Class B common stock held and, as of June 30, 2002, had 97.5% of the voting power of NFS. Nationwide Mutual controls Nationwide Corporation and therefore has voting control over NFS.


  Changes in Rights in Liquidation


   Liquidation is a legal concept that refers to a particular type of distribution of corporate assets that occurs after the termination of the corporate existence of a company. In the unlikely event that Provident were to remain a mutual company and be liquidated, members would be entitled to share in the distribution of any assets remaining after payment of Provident's contractual obligations under its outstanding insurance policies and its other non-insurance liabilities. After the sponsored demutualization, in the unlikely event that Provident, as a stock company, were liquidated, any assets remaining after payment of Provident's insurance and non-insurance liabilities would be distributed to NFS as the sole shareholder of Provident.



   After the merger becomes effective, eligible members who receive and retain shares of NFS Class A common stock under the plan of conversion will have the same rights and priorities in the event of a liquidation of NFS as other owners of NFS Class A common stock. See "Description of Capital Stock of NFS" beginning on page 107.



Consideration


   If the plan of conversion becomes effective, eligible members will receive consideration in the form of shares of NFS Class A common stock or, under certain circumstances, cash or policy credits.

Eligibility for Consideration


   Eligibility for consideration is determined in the same way as eligibility to vote at the special meeting. See "The Sponsored Demutualization--Eligibility of Provident Members to Vote and Receive Consideration" on page 54 for a discussion of eligibility requirements.

Allocation of Consideration

  Aggregate Consideration


   Assuming that the average closing price, which refers to the volume weighted average sales price of NFS Class A common stock for the 15 consecutive trading days ending on the fifth trading day immediately preceding the date of the closing of the merger, is between $36.86 and $47.71, the aggregate consideration to be paid to eligible members in the transaction will be approximately $1.527 billion, subject to adjustment as described in "Adjustment of Aggregate Consideration" below. The plan of conversion, together with the merger agreement, sets forth the allocation of consideration, forms of consideration, distribution of consideration and limits on amounts certain kinds of consideration, all as described below.


  Consideration to Eligible Members

   Provident will allocate the aggregate consideration among eligible members. The amount of consideration Provident allocates to an eligible member will be made up of two components--a fixed component and a variable component.


    . The fixed component of consideration that you will receive will be determined by dividing 20% of the total consideration by the total number of eligible members. The fixed component will be the same for each eligible member regardless of the number or size of the policies you own, and is allocated to you in part in consideration of your membership interest in Provident, which will be extinguished when the sponsored demutualization becomes effective. The fixed component is estimated to be $954.14 for each eligible member, assuming the average closing price is $43.37. If the average closing price is between $36.86 and $47.71, then the estimated fixed component of consideration received by each eligible member will remain around $954.14. If the average closing price is $36.86 or below, the number of shares allocated to eligible members will remain fixed. In that case, the fixed component is estimated to be 26 shares per eligible member. For eligible members receiving cash or policy credits under this scenario, the value of the fixed component is estimated to be equal to 26 shares multiplied by the average closing price per share of NFS Class A common stock. If the average closing price is at or below $36.86, the value of your total consideration will be reduced.


    . The method of allocation of the variable component of consideration is specified in Section 8.2 of the plan of conversion and in the actuarial contribution memorandum (attached as Exhibit F to the plan of conversion, which is found in Annex B to this joint proxy statement/prospectus). In general, the variable component is allocated based on each policy's estimated past and future contribution to the surplus of Provident.

  Estimated Consideration


   The enclosed Member Record Card (Card 2) identifies those policies on which your consideration will be based and the estimated amount of consideration to be allocated to you if the plan of conversion becomes effective. There are two estimates on Card 2. The first estimate, which is provided as a dollar value, assumes the average closing price will be between $36.86 and $47.71 and that the aggregate consideration provided to eligible members will be approximately $1.527 billion. The second estimate, which is provided as a number of shares, assumes that the average closing price will be $36.86 or below. In that case, the number of shares allocated to eligible members will remain constant but the aggregate consideration provided to eligible members, and the value of your particular consideration, will vary depending upon the average closing price. If you believe that the policies shown on this Member Record Card are incorrect, you should call the Sponsored Demutualization Information Center toll-free at (866) 541-9692, Monday through Friday from 8:00 a.m. to 6:00 p.m. Eastern time. If you are calling from outside the United States, dial (+1)
(201) 296-4361.


  Mechanics of the Allocation


   While your Member Record Card estimates a dollar value for the amount of consideration you will receive, the consideration allocated to you will initially be allocated in the form of shares of Provident common stock on a notional basis only for the purpose of effecting the conversion. The total number of shares of Provident common stock to be allocated to eligible members as a group in the conversion is dependent upon the price of NFS Class A common stock. This is because shares of NFS Class A common stock will be exchanged with shares of Provident common stock that are issued on a one-for-one basis in the merger. In order to fix the amount of the aggregate consideration, the number of shares to be distributed will not be determined until the date on which the merger becomes effective. Please see the "Adjustment of Aggregate Consideration" section below. While you will be allocated shares of Provident common stock, you will not actually receive the shares. Instead, in the conversion, you will either be issued shares of common stock of Provident (which will be delivered to and held by the conversion agent as holder of record on your behalf) or receive cash or policy credits, as described under "Forms of Consideration" on page 83, depending on the type of policy you hold, as well as other factors. If you are issued shares of common stock of Provident in the conversion, all of your shares will be exchanged in the merger and you will receive consideration in the form of NFS Class A common stock, cash or policy credits as described in the "Forms of Consideration" section on page 83.


  Adjustment of Aggregate Consideration

   In a transaction of this type, where consideration is to be paid primarily in the form of stock in a company that is publicly traded, a choice must be made between fixing the dollar value of the aggregate consideration or fixing the number of shares in the publicly traded company that will be distributed. As a general matter, the use of a fixed price is more common in transactions where there will be a change of control. In these instances, the party being acquired is attempting to fix the dollar value for the sale. In this transaction, NFS will control Provident after the transaction is completed. Provident therefore believed it was important to provide a high degree of certainty to eligible members about the aggregate amount of consideration to be received. As a result, Provident negotiated a fixed dollar value, rather than a fixed number of shares, for the consideration to be received by eligible members of Provident.


   The dollar value of aggregate consideration that eligible members of Provident will receive is fixed within a range often referred to as a "collar." Provided the average closing price falls within the "collar," the number of shares that will be distributed will be adjusted so that the aggregate consideration paid in the sponsored demutualization will equal approximately $1.527 billion. If the price of NFS Class A common stock rises, a smaller number of shares will be issued in the sponsored demutualization. In contrast, if the price of NFS Class A common stock falls, then a larger number of shares will be issued in the sponsored demutualization. If the price of NFS Class A common stock falls below or rises above the collar, however, then the aggregate consideration to be received by eligible members of Provident will fluctuate generally in line with the price of the NFS Class A common stock.



   More specifically, the number of shares to be issued tracks changes between the average closing price and the initial price of $43.37, which was the volume-weighted average of the sales prices of NFS Class A common stock for the 15 consecutive trading days ending on the trading day immediately preceding August 7, 2001, the date of the merger agreement. Where the average closing price is between 85% and 110% of the initial price, then the aggregate consideration will remain approximately $1.527 billion and the number of shares increased or decreased accordingly. Where the average closing price is equal to or greater than 110% but less than 115% of the initial price, eligible members will share partially in the increase, and the dollar value of the aggregate consideration will be increased in the following way: $1.527 billion will be divided by the average of the average closing price and 110% of the initial price and the resulting number will be multiplied by the average closing price in order to derive the aggregate consideration. Where the average closing price is equal to or greater than 115% or equal to or less than 85% of the initial price, the collar mechanism limits any further adjustment to the number of shares issued.



   As an example, if the transaction had closed on July 30, 2002, the average closing price would have been $34.08. At this price, the aggregate consideration allocated to eligible members would be $1.412 billion, which is equal to $1.527 billion divided by $36.86 and then multiplied by $34.08.


   Any adjustment in the aggregate consideration provided in the sponsored demutualization will generally result in a proportional adjustment to the consideration allocated to each eligible member.

   Following is a chart and table which show the way in which changes to the average closing price will be reflected in changes to the aggregate consideration to be provided to eligible members in the sponsored demutualization:


                                    [CHART]

COLLAR: Fixed -15% / +10%; Sharing +10-15%

NFS Average Closing Price  Final Aggregate Consideration (in billions)
-------------------------  -------------------------------------------
       $25.00                               $1.036
       $30.00                               $1.243
       $32.53                               $1.347
       $36.86                               $1.527
       $43.37                               $1.527
       $47.71                               $1.527
       $48.79                               $1.544
       $49.88                               $1.561
       $55.00                               $1.722


   If the average closing price is less than $32.53 per share (which is 75% of the initial price), and has fallen by more than 15% as compared to a peer group of companies set forth in the merger agreement, Provident will have the option of terminating the merger agreement. Provident may opt not to terminate the merger agreement, however, and may instead choose either to consummate the sponsored demutualization on its original terms or to negotiate changes to the merger agreement with NFS. For example, one term that could potentially be renegotiated would be to allow NFS to increase the number of shares of NFS Class A common stock allocated to each eligible member, on a proportionate basis, in the sponsored demutualization in order to generate a higher aggregate consideration. Under Pennsylvania law, Provident would not be required to solicit the approval of eligible members with respect to this type of a renegotiated term if the renegotiated term would not adversely affect them. Any renegotiated term would require the agreement of NFS and the approval of the Pennsylvania Insurance Department, as to which there can be no assurances. It is also possible that the merger agreement will not or cannot be renegotiated and that Provident will choose to consummate the transaction even though it could terminate the merger agreement. Consummation of the sponsored demutualization under these circumstances would not require the resolicitation of approval of eligible members under Pennsylvania law or the terms of the merger agreement but would, under the terms of the Decision and Order of the Pennsylvania Insurance Department, require the approval of the Pennsylvania Insurance Department, as to which there can be no assurances. This approval may be subject to conditions, which could include a resolicitation of approval of eligible members. For purposes of illustration, the chart above shows stock prices of $25 and $30 per share, which share prices are less than 75% of the initial stock price.



   In addition to adjustment for changes in the average closing price, the aggregate consideration to be paid by NFS has also been adjusted to take into account the funding level required to be set aside for dividend purposes for the benefit of the closed block. The aggregate consideration estimate of $1.527 billion (which assumes an average sales price of NFS Class A common stock during a specified period near the effective time of the merger of between $36.86 and $47.71) reflects an adjustment relating to additional assets that were included in the closed block. These additional assets are for the benefit of holders of policies in the closed block. Because these additional assets will be used to fund benefits of policies in the closed block and will not be available to NFS, under the terms of the merger agreement there was a downward price adjustment of approximately $28 million from the original consideration of $1.555 billion.


Forms of Consideration

   Consideration will be paid to eligible members in the form of NFS Class A common stock, cash or policy credits. NFS Class A common stock is publicly traded on the New York Stock Exchange under the symbol "NFS." While most eligible members will receive NFS Class A common stock, eligible members may receive or be eligible to elect alternate forms of consideration. The descriptions below explain the various forms of consideration and describe who is eligible or required to receive each of the various forms of consideration.

  NFS Class A common stock


   In general, eligible members will receive consideration in the sponsored demutualization in the form of NFS Class A common stock, though they may elect to receive cash. Your receipt of cash is subject to the limitations described in "Limits on Amounts Available for Elective Cash and Optional Policy Credit Consideration" on page 86. If, due to the limitations described in that section, we are unable to provide cash, you will instead receive consideration in the form of NFS Class A common stock.


  Cash


   If you are not required to receive mandatory policy credits with respect to a given policy, and any of the statements below applies to you or your policy, you will be required to receive cash with respect to such policy:



    . your mailing address on Provident's records as of the date on which the merger becomes effective is outside the United States, its territories and the District of Columbia;



    . your mailing address on Provident's records is or is deemed to be an address at which mail is undeliverable to you;



    . Provident makes a good faith determination, which must be approved by the Pennsylvania Insurance Department, that it would not be reasonably feasible or appropriate to provide consideration to an eligible member in the form of NFS Class A common stock; or



    . your policy is subject to a judgment lien, creditor lien (other than a policy loan made by Provident), court order, divorce or separation proceeding, or bankruptcy proceeding on the date on which the merger becomes effective. In these instances, cash will be paid only when Provident has received reasonably satisfactory written evidence that the policy is no longer subject to a judgment lien, creditor lien, court order or bankruptcy proceeding or pursuant to the requirements of a judgment, court order or settlement.



   All cash payments for policies of this type still held by the conversion agent six months after the closing date of the sponsored demutualization will be provided to NFS. After that date, eligible members who have not received their cash payment may receive their payment by contacting NFS directly, though the amounts held by NFS will be subject to applicable abandoned property, escheat and similar laws.



   You will also be required to receive cash, whether or not you would otherwise be allocated mandatory policy credits, if you assert dissenters rights. Please refer to "Dissenters Right of Appraisal" on page 94 for a discussion of any applicable dissenters' rights.


  Policy Credits


   Under the plan of conversion, you will be required to receive policy credits to prevent adverse tax consequences which could result from receiving NFS Class A common stock or cash if you own a policy that is:


    . an individual retirement annuity (within the meaning of Section 408(b) or 408A of the Internal Revenue Code) or a tax sheltered annuity (within the meaning of Section 403(b) of the Internal Revenue Code), in each case issued to an individual owner;

    .  an individual annuity contract issued pursuant to a plan qualified under
       Section 401(a) or 403(a) of the Internal Revenue Code directly to the plan participant; or

    . an individual life insurance policy that has been issued pursuant to a plan qualified under Section 401(a) or 403(a) of the Internal Revenue Code directly to the plan participant.

   Policy credits provided for the reasons above are referred to as mandatory policy credits.

   If a policy matures by death or is otherwise surrendered or terminated before the date the policy credits are credited, consideration in the form of cash will be paid to the person to whom the death benefit, value or other payment at termination was made under such policy.


   You may receive policy credits for some policies and also receive an alternate form of consideration with respect to all other policies for which you are eligible for consideration in the sponsored demutualization.



   If you are a qualified plan customer, you will generally receive optional policy credits as consideration in the sponsored demutualization unless you elect to receive consideration in the form of NFS Class A common stock or cash.

Qualified plan customers are generally the owners of a policy or contract designed to fund benefits under a qualified retirement plan. Plan sponsors, not plan participants, are generally the owners of such policies or contracts. Because, unlike the owners of policies described above who will receive mandatory policy credits, qualified plan customers have the option to receive policy credits, which we refer to as optional policy credits. The receipt of optional policy credits is limited as described below in "Limits on Amounts Available for Elective Cash and Optional Policy Credit Consideration." If, due to the limitations described below in that section, we are unable to provide optional policy credits or elective cash, you will instead receive NFS Class A common stock which may result in adverse tax consequences. Please see "The Sponsored Demutualization--Material Federal Income Tax Consequences--Eligible Members of Provident--Special Rules--Non-Trusteed Pension and Profit-Sharing Plans" on page 59 for more information.


Distribution of Consideration


   We anticipate mailing checks for cash consideration and account statements which reflect a book-entry for NFS Class A common stock to eligible members who will receive cash or NFS Class A common stock approximately 15 to 20 days following the date on which the merger becomes effective. We anticipate crediting policy credits to policies that will receive policy credits approximately 45 days following the date on which the merger becomes effective. In any event, no later than 60 days after the sponsored demutualization becomes effective, eligible members, other than those who properly exercise dissenters rights, will receive NFS Class A common stock, cash or policy credits. Please see "Forms of Consideration" in this section for more information regarding the form of consideration you will receive.


  NFS Class A common stock


   If you receive NFS Class A common stock, shares will be issued by the conversion agent, Mellon Investor Services, LLC, in direct registration form (without a stock certificate) and ownership of such shares will be entered on the records of NFS. The shares of NFS Class A common stock are being issued in direct registration form as the default standard because we believe it is convenient for both shareholders and NFS.



   You will be notified via a "book-entry" statement of the number of shares of NFS Class A common stock you own in direct registration form. You will be able to request physical stock certificates by contacting NFS as instructed on the book-entry statement. We anticipate mailing book-entry statements approximately 15 to 20 days after the date on which the merger becomes effective but in any event no later than 60 days after the date on which the merger becomes effective, unless the Pennsylvania Insurance Commissioner approves a later date. We expect that all eligible members receiving shares of NFS Class A common stock as consideration will be able to sell those shares beginning 21 days following the date on which the sponsored demutualization becomes effective. Unless you sell the NFS Class A common stock pursuant to the commission-free purchase and sale program described on page 89, any sale of NFS Class A common stock will be subject to applicable broker's fees and commissions.


  Cash


   If you receive cash, the conversion agent will mail you the cash, net of any required withholding of federal income tax, by check approximately 15 to 20 days after the date on which the merger becomes effective but in any event no later than 60 days after the date on which the merger becomes effective, unless the Pennsylvania Insurance Commissioner approves a later date. However, cash will not be distributed to you with respect to a policy that is subject to a judgment lien, creditor lien (other than a policy loan made by Provident), court order, divorce or separation proceeding, or bankruptcy proceeding on the date on which the merger becomes effective. Cash for these type of policies will be distributed only when Provident has either received reasonably satisfactory written evidence that the policy is no longer subject to a judgment lien, creditor lien, court order or bankruptcy proceeding or is required to distribute cash by a judgment, court order or settlement. If you duly assert dissenters rights, cash consideration that would otherwise be awarded to you will revert to Provident on the date on which the merger becomes effective pending a judgment or order. For more information on payments to those asserting dissenters rights, see ''Dissenters Rights of Appraisal" on page 94.


  Policy Credits


   If you receive policy credits, Provident will credit that policy and send you a notice approximately 45 days after the date on which the merger becomes effective and in any event no later than 60 days after the date on which the merger becomes effective, unless the Pennsylvania Insurance Commissioner approves a later date. Policy credits will take the form of an increase in the cash value, account value, dividend accumulations, face amount, extended term period or benefit payment of a policy, as appropriate, depending on the type of policy held.

   The form of policy credits you will receive will depend on the type of policy you own, as explained in the chart below. Not every policy of a type listed below will receive compensation in the form of policy credits--only those policies that are eligible to receive policy credits because of their tax status.


 Type of Tax Qualified Eligible Policy            Type of Policy Credit

Premium Paying Individual Life Insurance Premium Paying Individual Life Insurance

..  Non interest sensitive                .  Dividend accumulations
..  Interest sensitive or                 .  Increase in account
   variable                                 value

Fully Paid-Up Individual                 Fully Paid-Up Individual
Life                                     Life

..  Non interest sensitive                .  Dividend accumulations
..  Interest sensitive or                 .  Increase in account
   variable                                 value

Reduced Paid-Up                          Reduced Paid-Up
Individual Life Insurance                Individual Life Insurance

..  Non interest sensitive                .  Dividend accumulations
..  Interest sensitive or                 .  Increase in
   variable                                 reduced-paid up
                                            insurance

Extended Term Individual                 Extended Term Individual
Life Insurance                           Life Insurance

..  Policy credit does not                .  Extension of term
   extend term period to                    period
   original maturity                     .  Extension of term
..  Policy credit extends                    period and endowment
   term period to                           upon maturity
   original maturity

Individual Annuity                       Individual Annuity
                                         .  Increase in account
..  Deferred annuity not                     value
   in pay-out status                     .  Increase in account
..  Variable annuity not                     value
   in pay-out status                     .  Addition to benefit
..  Annuity in payout                        payments
   status                                .  Dividend accumulations
..  Retirement annuity

Group Annuity                            Group Annuity

..  All qualified pension                 .  Increase in account
   plans                                    value


Limits on Amounts Available for Elective Cash and Optional Policy Credit Consideration


   There are limitations under the plan of conversion and the merger agreement on the aggregate amount of cash or policy credits that can be issued in the sponsored demutualization. These limitations are designed to ensure that federal income tax law requirements are met so that eligible members receiving solely NFS Class A common stock in the sponsored demutualization will not recognize income, gain or loss for federal income tax purposes. Generally, no more than approximately 28% of the aggregate consideration can be paid in cash or policy credits. Please see "Principal Terms of the Merger Agreement--Limitations on Policy Credits and Cash Distribution" on page 98 for more information on these limitations. In the event that the applicable limitations would otherwise be exceeded by the allocation of optional policy credits or elective cash, after taking into account the amount of cash and policy credits paid to eligible members required to receive such consideration and the amount of cash expected to be paid to dissenters, consideration in the form of elective cash and optional policy credits will be distributed to eligible members who have elected to receive elective cash or optional policy credits beginning with the eligible members that would receive the smallest amount of elective cash or optional policy credits, until the maximum amount of cash and policy credits have been reached. Eligible members who elect to receive elective cash or optional policy credits as merger consideration but are above this limit will receive NFS Class A common stock.


Factors to Consider When Making an Election for Cash or Stock


   In deciding whether to elect cash, you should consider the relative benefits of receiving NFS Class A common stock or cash. If you are a qualified plan customer, you should consider the relative benefits of receiving optional policy credits as well. NFS Class A common stock will be issued by NFS. The benefits of stock ownership generally include the right to receive shareholder dividends as declared by NFS (which are separate from and in addition to policy dividends), the right to vote at shareholder meetings and the possibility of an increase in the market value of the NFS Class A common stock. However, stock ownership also involves the risks that the value of the stock or the amount of the shareholder dividends paid on the stock may decline and that additional stock issuances may reduce a shareholder's percentage ownership interest. See "Market Price and Dividend Information" on page 33 and "Dividend Policy" on page 106 for more information.

   Other factors to consider include the majority control of NFS by Nationwide Corporation and the fact that this control may tend to decrease any "acquisition premium" in the price of NFS Class A common stock, the relatively low trading volume of NFS Class A common stock, and the contractual rights of Nationwide Corporation to purchase shares of NFS Class A common stock issued by NFS. These factors may have an adverse impact on the price of NFS Class A common stock. Please also see "The Sponsored Demutualization--Reasons for the Sponsored Demutualization and Considerations of the Boards of Directors; Recommendations of the Boards of Directors" on page 51 and "Description of Capital Stock of NFS" on page for a description of these factors. Please also see "Market Price and Dividend Information" on page 33, "Dividend Policy" on page 106 and Annex L, "Special Considerations for Group Annuity Contract Owners." Another factor to consider is the tax consequences of receiving NFS Class A common stock, cash or optional policy credits. See "The Sponsored Demutualization--Material Federal Income Tax Consequences" on page 57 for more information. We recommend that you consult a personal tax advisor before deciding whether to make any election.



   The chart below identifies some factors to consider if you are deciding whether to elect to receive cash instead of NFS Class A common stock or, if you are a qualified plan customer, whether to elect to receive NFS Class A common stock or cash instead of optional policy credits.



                                                                                      If You Receive Policy Credits
                        If You Receive NFS Class A                                    (Including Optional Policy
                        Common Stock                    If You Receive Cash           Credits)
                        --------------------------      -------------------           -----------------------------
Increases and decreases The price of a share of NFS     The amount of cash you will   The amount of policy credits
in the price of NFS     Class A common stock may        receive will be the amount    you will receive will be the
Class A common stock    rise or fall after the date the of consideration allocated to amount of consideration
                        merger becomes effective,       you on the date on which the  allocated to you on the date
                        depending on a number of        merger becomes effective.     on which the merger
                        variables. Please see "Risk     This amount will not change   becomes effective. This
                        Factors Relating to the         if the price of a share of    amount will not change if
                        Ownership of NFS Class A        NFS Class A common stock      the price of a share of NFS
                        Common Stock" on page 36        rises or falls following the  Class A common stock rises
                        and "Market Price and           collar pricing period during  or falls following collar
                        Dividend Information" on        which the average closing     pricing period during which
                        page 33. You may not            price is determined.          the average closing price is
                        receive NFS common stock                                      determined.
                        for up to 60 days following
                        the date on which the
                        merger becomes effective,
                        although it is NFS's intent
                        to distribute the
                        consideration earlier than
                        60 calendar days. You may
                        hold your shares of stock as
                        an investment or sell them
                        for cash in the future at the
                        then market price.

Commissions or fees     You will not pay any            You will not pay any          You will not pay any
                        commission or fee upon          commission or fee on the      commission or fee on the
                        receipt of NFS Class A          cash you receive as           policy credits you receive as
                        common stock. However,          consideration.                consideration.
                        you will likely pay a
                        commission or fee on any
                        future sale of NFS Class A
                        common stock, unless such
                        sale takes place as part of
                        the commission-free
                        purchase and sale program
                        offered by NFS to
                        shareholders who receive
                        less than 100 shares. See
                        "Commission-Free Purchase
                        and Sale Program" on page
                        89 for more information.

                                                                                 If You Receive Policy Credits
                      If You Receive NFS Class A                                 (Including Optional Policy
                      Common Stock                  If You Receive Cash          Credits)
                      --------------------------    -------------------          -----------------------------

Policy dividends      Policy dividends will not be  Policy dividends will not be Policy dividends will not be affected by your decision to  affected by your decision to affected by your decision to
                      receive NFS Class A           elect cash instead of NFS    elect optional policy credits
                      common stock.                 Class A common stock.        instead of NFS Class A
                                                                                 common stock.

Shareholder dividends You will be entitled to any   You will not receive any     You will not receive any
                      shareholder dividends         shareholder dividends paid   shareholder dividends paid
                      declared on shares of NFS     by NFS.                      by NFS.
                      Class A common stock by
                      the Board of Directors of
                      NFS. See "Dividend Policy"
                      on page 106.

Ownership             Through NFS Class A           You will not have any        You will not have any
                      common stock, you will        ownership interest in NFS or ownership interest in NFS or
                      have an ownership interest    Provident.                   Provident.
                      in NFS and an indirect
                      ownership interest in
                      Provident.

Voting at shareholder As a holder of NFS Class A    You will not have a vote at  You will not have a vote at
meetings              common stock, you will        meetings of NFS'             meetings of NFS'
                      have one vote per share on    shareholders.                shareholders.
                      matters submitted to
                      shareholders at meetings of
                      all NFS' shareholders. The
                      Class B common stock held
                      by Nationwide Corporation,
                      which is controlled by
                      Nationwide Mutual, has ten
                      votes per share, such that
                      Nationwide Corporation,
                      which is controlled by
                      Nationwide Mutual, will
                      have a majority of the
                      voting power immediately
                      after the date on which the
                      merger becomes effective.
                      See "Risk Factors Relating
                      to the Ownership of NFS
                      Class A Common Stock" on
                      page 36.

United States federal You will generally not be     You must include the full    You will generally not be
tax considerations    taxed when you receive your   amount of the cash in        taxed when you receive
                      shares of NFS Class A         taxable income, generally as policy credits. However,
                      common stock. However, if     a capital gain, in the year  when policy benefits are
                      you sell the shares in the    you receive it. The cash     paid, amounts you receive
                      future, you will generally be received will be treated as  that are attributable to the
                      required to treat all of the  long-term or short-term      policy credits will become
                      proceeds as capital gain,     capital gain depending upon  taxable in accordance with
                      which will be long-term or    when you acquired your       the rules governing the
                      short-term capital gain,      policy.                      distribution of benefits
                      depending upon when you                                    under your policy.
                      acquired your policy and      Special rules may apply to
                      when you sell the shares.     certain types of
                                                    policyholders. Please refer
                      Any cash dividends you        to "The Sponsored
                      may receive in the future on  Demutualization--Material
                      NFS Class A common stock      Federal Income Tax
                      as a shareholder will         Consequences--Eligible
                      generally be taxed as         Members of Provident--
                      ordinary income.              Special Rules" on page 59 to
                                                    determine if these special
                                                    rules apply to you.

Public Stock Market


   NFS Class A common stock is listed on the New York Stock Exchange under the symbol "NFS." Eligible members who receive NFS Class A common stock in the sponsored demutualization will be free to sell their NFS Class A common stock in the public market. See "Market Price and Dividend Information" on page 33 for more information on the performance of NFS' Class A common stock.


Commission-Free Purchase and Sale Program


   A commission-free purchase and sale program will take place during a 90-day period which will commence on the date information packages regarding the program and instructions for participation are mailed to the NFS shareholders, including former eligible members of Provident, who are eligible to participate. This mailing is expected to occur approximately 15 to 20 days after the merger becomes effective and will occur no later than 60 days after the date on which the merger becomes effective, unless the Pennsylvania Insurance Commissioner approves a later date. Under the program, NFS will offer to shareholders who hold less than 100 shares of NFS Class A common stock the opportunity to sell all of those shares in one transaction at prevailing market prices without paying brokerage commissions or other similar expenses. Shareholders who hold less than 100 shares of NFS Class A common stock will also be offered the opportunity to purchase additional shares of NFS Class A common stock to increase their holdings to 100 shares without paying brokerage commissions or other similar expenses. If you hold less than 100 shares of NFS Class A common stock on the date that eligibility for the program is determined, once you receive your information package, you will be able to sell shares in the commission-free purchase and sale program through the mail, or via telephone or the internet. Purchases of shares of NFS Class A common stock through this program may only be made through the mail. NFS expects that eligible members will be able to purchase or sell shares through the commission-free purchase and sale program beginning 21 days following the date on which sponsored demutualization becomes effective.


The Closed Block

  Establishment of the Closed Block

   In connection with the conversion, Provident will establish an accounting mechanism known as a "closed block," for dividend purposes only, for the exclusive benefit of the policies included within the closed block. Certain assets of Provident's general account will be allocated to the closed block. The objective of the closed block is to provide reasonable assurance to owners of policies included in the closed block that assets will be available to provide for the continuation of dividend scales in effect for 2001 if the experience underlying such scales continues, and for appropriate adjustments if such experience changes.

  Policies Included in the Closed Block

   The closed block will be composed primarily of those individual life insurance policies for which Provident had a dividend scale payable in 2001 or which were issued under a plan which had a dividend scale payable for 2001. The closed block will also be composed of:

    . policies of extended term insurance issued pursuant to a nonforfeiture provision in a policy that otherwise would have been included in the closed block;


    . any policy issued under a plan for which dividends were not payable in 2001 solely because the recent issuance of such a plan resulted in no dividends for an initial period; and



    . any group life insurance certificates that are being treated as a policy in accordance with the plan of conversion which were issued under a plan that had a dividend scale payable for 2001.


   These policies are referred to collectively as the "closed block business."

   Policies are only included in the closed block business to the extent that they were in force on any date during the period beginning on the closed block funding date, which was September 30, 2001, and ending on the day before the date on which the merger becomes effective. The amount of assets needed to fund the closed block as of the closed block funding date was determined as set forth in the closed block memorandum, which is attached as Exhibit E to the plan of conversion, which is itself included as Annex B to this joint proxy statement/prospectus.

  Purpose of the Closed Block


   The closed block is designed to give reasonable assurance to holders of policies included in the closed block that policy dividends will not be changed as a result of the sponsored demutualization and that policy dividend scales following the sponsored demutualization will be determined on a basis consistent with the way they were determined prior to the sponsored demutualization. After the sponsored demutualization, policies will continue to be eligible for policy dividends as declared by the board of directors of Provident though policy dividends will be managed in the aggregate so as to (1) exhaust closed block assets at the same time the last closed block policy terminates, and (2) avoid an outcome where the relatively few last surviving owners of closed block policies receive dividends that are substantially higher or lower than those previously received by prior owners of closed block policies. Dividend scales are rates for payment of policy dividends, which reflect mortality experience, persistency experience, taxes and investment results, among other things.


  Assets of the Closed Block


   The amount of assets used to fund the closed block as of the closed block funding date was $1,661.9 million. The cash flows on these assets, together with anticipated revenues from the closed block business, are expected to be sufficient to support the closed block business including provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable for 2001, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes.



   The closed block will be initially funded with bonds (including mortgage-backed and asset-backed securities), due and accrued investment income on such bonds, mortgages, cash, policy loans on closed block business, accrued interest and due and deferred premiums on closed block business. The composition of assets in the closed block will change over time as a result of new investments, which will be made in accordance with the investment objectives for the closed block set forth in the plan of conversion and in the investment guidelines statement for the closed block.


  Dividend Policy of the Closed Block


   Dividends on closed block business, as in the past, may vary from time to time and are not guaranteed. To the extent that, over time, cash flows for the closed block are, in the aggregate, more favorable than assumed in setting up the closed block, total policy dividends paid to policyholders owning policies included in the closed block in future years should be greater than the total dividends that would have been paid to such policyholders if the policy dividend scales payable in 2001 had been continued. Favorable experience may result if actual investment income exceeds that assumed in setting up the closed block or if actual mortality experience is better than that assumed in establishing the closed block. However, to the extent that, over time, such cash flows are, in the aggregate, less favorable than assumed in establishing the closed block, total policy dividends paid to policyholders owning policies included in the closed block in future years should be less than the total policy dividends that would have been paid to such policyholders if the policy scales payable in 2001 had been continued. Unfavorable experience may result if actual investment income is less than that assumed in establishing the closed block or if actual mortality experience is worse than that assumed in setting up the block.



   While in some past years, Provident provided enhancements to the dividend scales based on gains from non-participating policies, such enhancements have not been provided since 1991. (From 1987 to 1991, Provident increased the interest rate used to calculate the dividends paid to certain participating dividend-receiving policyholders by 0.5%. This 0.5% enhancement was a special program designed to last for the limited period of time from 1987 to 1991.) Since the funding of the closed block was based on the 2001 dividend scale, which was the scale in effect when the Provident board adopted the plan of conversion, and since such scale did not include any such enhancements, the funding calculations for the closed block do not assume any future gains from general funds will be used to support the closed block dividend scales. The closed block is designed to continue the 2001 dividend scale into the future, assuming the investment, mortality and other actuarial experience underlying that dividend scale continues. The closed block does not contemplate any future increases in, or special bonuses in addition to, the 2001 dividend scale. Provident is not required to support the payment of dividends on closed block business from its general funds, although Provident could choose to provide such support.


  Actuarial Opinion


   Provident has retained independent actuaries from the firm of Milliman USA to opine on whether or not the assets set aside to establish the closed block are adequate and appropriate to meet the objective of the closed block, among other things. The written opinion of the independent actuaries is included in this joint proxy statement/prospectus as Annex G.


  Operation of the Closed Block

   The closed block is labeled "closed" because no new policies will be added to it after the closing date. Thus, over time, the number of policies in the closed block will decrease as policies included in the closed block mature, are surrendered or are otherwise terminated. The closed block is expected to remain in existence for at least 80 years, but can be terminated sooner with the approval of the Pennsylvania Insurance Department. If the closed block is dissolved, the remaining assets allocated to the closed block will become part of Provident's general funds. However, policies included in the closed block at the time of dissolution will remain obligations of Provident and dividends on those policies will be apportioned by Provident's board of directors in accordance with policy provisions.

   Cash premiums, cash repayments of policy loans and policy loan interest paid in cash with respect to policies included in the closed block will be received by the closed block. Death, surrender, withdrawal and maturity benefits paid in cash, policy loans taken in cash and other income benefits and dividends paid in cash will be withdrawn from the closed block. Federal income taxes will be received by or withdrawn from the closed block in accordance with the tax sharing procedure described in the closed block memorandum, which is attached to the plan of conversion in Annex B as Exhibit E. As described in the closed block memorandum, premium taxes incurred by Provident in a given year will be allocated between closed block business and non-closed block business, and those allocated to the closed block will be paid out of the closed block.

  Guaranteed Benefits

   Provident will continue to pay guaranteed benefits under all policies in accordance with their terms, including those policies in the closed block. If the assets allocated to the closed block, the cash flows from those assets and the revenues from the closed block business prove to be insufficient to pay the benefits guaranteed under the policies included in the closed block, Provident will make such payments from its general funds outside the closed block.

  Closed Block Assets are General Account Assets


   The assets allocated to the closed block are Provident's assets and are subject to the same liabilities, in the same priority, as all assets in Provident's general account. Accordingly, in the unlikely event Provident is liquidated, assets in the closed block will be used to satisfy policyholder and general creditor claims of Provident generally, with no priority provided to owners of policies included in the closed block. However, none of the assets of the closed block may be used for the benefit of shareholders, except if Provident terminates the closed block. Such termination may only occur in accordance with the plan of conversion and applicable law, and only with the prior written approval of the Pennsylvania Insurance Department, upon such terms and conditions as the Pennsylvania Insurance Department may require. Even if the closed block is terminated, the closed block business will remain an obligation of Provident and dividends on such business will be apportioned by Provident's board of directors in accordance with the terms of the policies included therein.


  Dividends on Certain Policies Not Included in the Closed Block.




   As the purpose of the closed block is to protect the reasonable dividend expectations of holders of individual dividend-paying insurance policies, policies on which no dividends are paid or expected to be paid are not included in the closed block. Examples of such policies include universal life, variable life, deferred annuities and group annuities. As the holders of such policies do not have any dividend expectations, the exclusion of such policies from the closed block has no effect on these policyholders.



   For administrative reasons, a small number of policies that otherwise would have been included in the closed block have not been included, but, instead, the plan of conversion provides an alternative dividend protection mechanism. Such polices include those supplementary contracts, annuity contracts and health policies that were in force on the date on which the merger becomes effective for which Provident had dividend scales and for which dividends were due, paid or accrued during 2001 by action of Provident's board of directors. For such policies, Provident will maintain and continue the dividend scale in effect for 2001 unless or until Provident obtains the prior approval of the Pennsylvania Insurance Department to change or discontinue such dividend scales.



  Conditions to the Order of the Pennsylvania Insurance Department Related to the Closed Block



   A number of the conditions to the Pennsylvania Insurance Department's Order relate to the establishment and maintenance of the closed block, including, among others, requirements that:



  . Provident present a plan to the Pennsylvania Insurance Department for reporting the results of the closed block on an ongoing basis within three months of the date of the Order and pay the expenses of the Department's advisors hired to monitor the closed block;



  . the investment policy for the closed block be filed annually with the Pennsylvania Insurance Department and cannot be changed without the Department's prior approval;



  . an independent actuary perform a review of the closed block every three years, beginning in 2004;



  . Provident maintain assets sufficient to support the closed block policies, and that the closed block not be terminated without the approval of the Pennsylvania Insurance Department; and



  . Pursuant to the plan of conversion, Provident maintain and continue the dividend scales in effect with respect to dividend paying policies excluded from the closed block at 2001 levels, unless a change is approved by the Pennsylvania Insurance Department.

Amendments to Articles of Incorporation and By-Laws

  Amendment and Restatement of Provident's Articles of Incorporation before the Closing Date


   In connection with the plan of conversion, members will be asked at the special meeting to consider and vote upon the articles amendment. The purpose of the articles amendment is to explicitly permit the aggregate consideration received by eligible members under a plan of conversion to be allocated among eligible members using a formula that takes into account the contribution to Provident's surplus of the various classes of policies and contracts of the eligible members and such other factors as the board of directors of Provident may deem appropriate. The proposal to approve the articles amendment will require a separate vote from the proposal to approve the plan of conversion and the transactions contemplated by the plan of conversion and the merger agreement. All members of record on August 1, 2002 may vote on this proposal in person or by proxy at the special meeting. Members who are not eligible members will not be sent a copy of this joint proxy statement/prospectus by Provident or NFS, but will instead receive notice of the Provident special meeting by publication according to Pennsylvania law. If the articles amendment is approved, the amended and restated articles of incorporation as amended by the articles amendment will become effective on the day they are filed with the Office of the Secretary of State of the Commonwealth of Pennsylvania which will be prior to the date on which the merger becomes effective. The articles amendment would then be in effect until the date on which the merger becomes effective. The approval and adoption of the articles amendment is a condition to the effectiveness of the merger agreement, which must be satisfied or waived for the merger agreement and the plan of conversion to become effective.


  Amendment and Restatement of Provident's Articles of Incorporation and By-Laws on the Closing Date


   Provident plans to amend its articles of incorporation and by-laws on the closing date of the sponsored demutualization to reflect, among other things, Provident's new status as a stock company. These amendments to the articles of incorporation and by-laws of Provident are among the transactions contemplated by the plan of conversion and the merger agreement and a vote of eligible members to approve the plan of conversion will also act to approve the amendments to the articles of incorporation and by-laws of Provident.


Conditions to Effectiveness of the Plan of Conversion

   In order for the plan of conversion to become effective, the following conditions must be met:

  Approval of Members


   The plan of conversion must be approved by not less than two-thirds of the votes cast by eligible members voting by proxy or in person at the special meeting. The articles amendment must also be approved and adopted by not less than a majority of the votes cast by members voting by proxy or in person at the special meeting. Any member, and not only an eligible member, who was a member of record on August 1, 2002, may vote on the articles amendment at the special meeting.




  Receipt of Actuarial Opinions

   Provident must have received opinions of Daniel J. McCarthy, F.S.A., or another consulting actuary associated with Milliman USA, as to certain actuarial matters relating to the allocation of policyholder consideration under the plan of conversion and to the closed block. Provident has received these opinions and a copy of these opinions are included in this joint proxy statement/prospectus as Annex G.


  Receipt of Fairness Opinion



   It is a condition to the effectiveness of the plan that Morgan Stanley deliver an opinion to Provident as of the closing date. The opinion must state that, as of the closing date, and based on the assumptions made in the opinion, the aggregate consideration to be received by eligible members, as a group, in exchange for their aggregate membership interests pursuant to the merger agreement is fair from a financial point of view to such eligible members, as a group.



   Provident has received an opinion of Morgan Stanley to the effect that, as of the date of the merger agreement, and based upon and subject to the considerations set forth in its opinion, the aggregate consideration to be received by the eligible members, as a group, in exchange for their aggregate membership interests pursuant to the merger agreement was fair, from a financial point of view, to the eligible members as a group. The full text of this opinion is included in this joint proxy statement/prospectus as Annex C and a summary of this opinion is provided in the section entitled "Opinion of Financial Advisor to Provident" beginning on page 66. You are urged to read the opinion of Morgan Stanley carefully and in its entirety.

  Receipt of Sponsored Demutualization Tax Opinion


   Provident has received an opinion of Debevoise & Plimpton regarding the matters described below. This opinion is based on the accuracy of certain representations and undertakings by Provident and NFS and the facts, tax laws, regulations and other authorities as they exist on the date of the opinion. The opinion is reprinted in this joint proxy statement/prospectus in Annex H.

   In order for Provident to complete the sponsored demutualization, Debevoise & Plimpton must confirm that this opinion continues to be true under the facts, tax laws, regulations and other authorities as they exist on the date on which the merger becomes effective.

   The opinion of Debevoise & Plimpton is generally to the effect that:

    . Policies issued by Provident prior to the date on which the merger becomes effective will not be deemed newly-issued, issued in exchange for existing policies or newly purchased for any material federal tax purpose as a result of the consummation of the sponsored demutualization.


    . For policies that are (i) tax-sheltered annuities, (ii) individual retirement annuities, (iii) Roth IRAs or (iv) individual life insurance policies or individual annuity contracts issued to participants in qualified retirement plans, the consummation of the transactions contemplated by the plan of conversion, including the crediting of compensation in the form of policy credits, will not result in any transaction that will (1) be treated as a contribution to or distribution from such policies that will result in penalties to the holder or that will be subject to withholding, (2) adversely affect the favorable tax status of a tax sheltered annuity policy or an individual retirement annuity policy or (3) otherwise result in penalties or any other material adverse federal tax consequences to the holders of these policies under the Internal Revenue Code (This aspect of the opinion will not apply to policies held by eligible members asserting dissenters rights.);



    . For policies that are part of tax-qualified pension or profit-sharing plans described in Section 401(a) or Section 403(a) of the Internal Revenue Code and that will be credited with compensation in the form of policy credits, the consummation of the transactions contemplated by the plan of conversion, including the crediting of compensation in the form of policy credits, will not result in any transaction that will disqualify the plan, give rise to a prohibited transaction between the plan and the individual for whose benefit it is established, or his or her beneficiary, or otherwise adversely affect the tax-favored status of the policies under the Internal Revenue Code or result in penalties or any other material adverse federal tax consequences to the holders of these policies under the Internal Revenue Code;


    . Eligible members receiving solely NFS Class A common stock in the sponsored demutualization will not recognize income, gain or loss for federal income tax purposes as a result of their receipt of the NFS Class A common stock;

    . The conversion and the merger will each qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and


    . The summary of the federal tax consequences to eligible members, Provident and its affiliates resulting from the consummation of the sponsored demutualization, that is contained under the heading "The Sponsored Demutualization--Material Federal Income Tax Consequences" on page 57 of this joint proxy statement/prospectus, is, to the extent it describes matters of law or legal conclusion and subject to the limitations and assumptions described in that section, correct and complete in all material respects.



  Satisfaction of Conditions to Effectiveness of the Merger Agreement



   All conditions contained in Article VIII of the merger agreement must be satisfied or waived. A description of these conditions is included in "Conditions to the Completion of the Merger" on page 102.



  Approval of the Pennsylvania Insurance Commissioner



   The plan of conversion must receive the approval of the Pennsylvania Insurance Commissioner, which was granted by the Pennsylvania Insurance Commissioner on July 31, 2002. For a description of this approval, please see "The Sponsored Demutualization--Regulatory Matters--State Insurance Laws--Pennsylvania Insurance Commissioner Approval and Review" on page 61. Further, before the plan of conversion can become effective, the Pennsylvania Insurance Department must determine that all conditions to its approval have been satisfied, except for those conditions with respect to which the Pennsylvania Insurance Department has received written commitments from Provident and NFS to satisfy at a later date. See "The Sponsored Demutualization--Regulatory Matters--State Insurance Laws--Pennsylvania Insurance Commissioner Approval and Review."

Effectiveness of the Plan

  Closing Date


   If the conditions described above are met, the plan of conversion will become effective. The plan of conversion will become effective on the date on which the merger becomes effective. The plan of conversion provides that the date on which the merger becomes effective will occur on the date the articles of merger and the amended and restated articles of incorporation are filed in the Office of the Secretary of State of the Commonwealth of Pennsylvania. We currently anticipate that these events will take place in the third quarter of 2002.


   On the date on which the merger becomes effective, Provident will convert from a mutual insurance company into a stock insurance company and all membership interests will be extinguished. In exchange for their membership interests, eligible members will receive consideration in the form of NFS Class A common stock, cash or policy credits.


   If the plan of conversion does not become effective for any reason, Provident will remain a mutual company, the interests of its members will remain unchanged and no consideration will be distributed to members. The failure to consummate the plan of conversion could have serious adverse financial consequences for Provident, including the possibility of reduced ratings. See "Risk Factors" beginning on page 34.


  Amendment or Withdrawal of Plan of Conversion


   At any time prior to the date on which the merger becomes effective, Provident may, with the prior written approval of the Pennsylvania Insurance Department, amend or withdraw the plan of conversion by a resolution in a form approved by the Pennsylvania Insurance Department that is approved by at least two-thirds of the board of directors of Provident. Provident may, by complying with the terms set forth in the plan of conversion, amend the plan of conversion to include any changes the Pennsylvania Insurance Department may require as a further condition of approval of the plan of conversion.


   After the date on which the merger becomes effective, Provident may, with the approval of the Pennsylvania Insurance Department, amend the plan of conversion by a resolution approved by at least two-thirds of the board of directors of Provident. The amended and restated articles of incorporation and amended and restated by-laws of Provident may be amended after the date on which the merger becomes effective in accordance with applicable law. Regardless of any amendment to the plan of conversion, the adoption date of the plan of conversion will remain December 14, 2001. Any amendment to the plan of conversion will relate back to the adoption date and be considered to take effect as of the adoption date.

   Provident may also, with the prior consent of the Pennsylvania Insurance Department, make any modifications to the plan of conversion that are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in the plan of conversion.

Dissenters Right of Appraisal


   Pursuant to Subchapter 15D of the Pennsylvania Business Corporation Law of 1988, as amended, which we refer to as the PBCL, Provident's board of directors elected to make dissenters rights available to eligible members in the sponsored demutualization. If you are an eligible member and do not wish to accept the consideration allocated to you in the sponsored demutualization, you may dissent and alternatively elect to receive payment for the "fair value" of your membership interest in Provident, as determined in accordance with each of the provisions of Subchapter 15D of the PBCL. Fair value for these purposes means the fair value of your membership interest before giving effect to the sponsored demutualization, and excluding any appreciation (or depreciation) in anticipation of the sponsored demutualization. As a result, the fair value that a dissenting eligible member receives as a result of this process may be equal to, higher than or lower than the value that such member would have received in the sponsored demutualization. The exercise of dissenters rights will not adversely affect your policy or contract, which will remain in force in accordance with its terms. In addition, the exercise of dissenters rights will not affect your premiums, policy benefits, dividends or values.



   Pursuant to the PBCL, Provident must notify you of your right to dissent and provide you with a copy of Subchapter 15D as part of the notice of the special meeting. This joint proxy statement/prospectus constitutes such notice, and the applicable statutory provisions of the PBCL are attached to this joint proxy statement/prospectus as Annex I. Provident will not give any notice of the following requirements other than as described in this joint proxy statement/prospectus and as otherwise required by the PBCL.

   The following discussion is not a complete statement of the law pertaining to dissenters rights under the PBCL, and is qualified in its entirety by the full text of Subchapter 15D, a copy of which (as well as a copy of Section 1930 of the PBCL) is attached to this joint proxy statement/prospectus as Annex I and incorporated herein by reference. You should note that, unless all the required procedures for exercising dissenters rights are followed with particularity, dissenters rights will be lost and, in that event, you will receive the amount of consideration awarded under the plan of conversion.



   If you wish to exercise dissenters rights, or preserve the right to do so, you should review carefully the following discussion and Annex I of this joint proxy statement/prospectus. Moreover, given the complexity of the procedures for exercising dissenters rights, Provident suggests that if you are considering whether to exercise dissenters rights, you should also consider whether to consult with legal counsel and a tax advisor of your own choosing and at your own expense before attempting to exercise dissenters rights. In addition, you should consult your tax advisor with respect to the federal, state, local and foreign tax consequences of the exercise of dissenters rights in your particular circumstances. In particular, the exercise of dissenters rights could result in increased federal income tax liability, excise taxes and tax penalties if you would otherwise be required or entitled to receive consideration in the form of policy credits under the terms of the plan of conversion. If you exercise dissenters rights, you will be taxed on your receipt of cash in generally the same manner as if you received cash as consideration in the sponsored demutualization (other than amounts designated and paid as interest which will be taxed at ordinary income rates). See "The Sponsored Demutualization--Material Federal Income Tax Consequences" on page 57.



   If you have duly demanded payment of the fair value of your membership interest in Provident under Subchapter 15D, you will not, after the date on which the merger becomes effective, be entitled to receive NFS Class A common stock or policy credits. If you own certain tax-advantaged policies for which you would receive policy credits under the plan of conversion, your receipt of cash or consideration other than policy credits may cause adverse tax consequences for you under federal tax laws. If you have dissented from approval of the sponsored demutualization and have exercised your dissenters rights in accordance with Subchapter 15D, your membership interest in Provident will be converted into the right to receive the fair value of that membership interest, determined in accordance with Subchapter 15D, on the date on which the merger becomes effective. Voting against the approval of the plan of conversion and the transactions contemplated in the plan of conversion and in the agreement and plan of merger, whether in person or by proxy, is not sufficient notice to exercise dissenters rights. However, a vote to approve the plan of conversion and the transactions contemplated in the plan of conversion and in the agreement and plan of merger will effectively waive your dissenters rights.


  Filing Notice of Intention to Demand Fair Value


   If you intend to demand the fair value of your membership interest in Provident, you must deliver a written notice of such intention to Provident by or before the vote to take place at the special meeting. This written notice should be sent to the Office of General Counsel, Provident Mutual Life Insurance Company, 1000 Chesterbrook Boulevard, Berwyn, Pennsylvania 19312-1811. If you duly submit this notice, you will only be entitled to receive cash in the sponsored demutualization, and will not be entitled to receive NFS Class A common stock or policy credits even if you later fail to properly exercise dissenters rights. If you would otherwise be required to receive policy credits under the plan of conversion, your receipt of cash may result in adverse tax consequences.



   Neither a vote against the approval of the sponsored demutualization, whether in person or by proxy, nor an abstention from voting on the approval of the sponsored demutualization, is sufficient to satisfy the requirement of delivering to Provident a written notice of your intention to demand payment of the fair value of your membership interest in Provident if the sponsored demutualization is effected.



   If you wish to dissent, you must not vote in favor of the approval of the sponsored demutualization. The submission of a signed blank proxy will serve to waive dissenters rights if not revoked, but a failure to vote, a vote against or an abstention from voting on the approval of the sponsored demutualization will not waive such rights. Proper revocation of a signed blank proxy or a signed proxy instructing a vote for approval of the sponsored demutualization will also preserve an eligible member's dissenters rights under the PBCL. Failure to comply with any of the foregoing will result in your forfeiture of any right to payment of the fair value of your membership interest in Provident. In that event, you will receive the cash consideration awarded under the plan of conversion.


  Notice to Demand Payment

   If the sponsored demutualization is approved by the requisite vote at the special meeting of members, Provident will mail to all dissenting eligible members who gave due notice of their intention to demand payment of the fair value of their membership interest in Provident and refrained from voting for the approval and adoption of the sponsored demutualization a notice stating where and when a demand for payment must be sent. The notice will be accompanied by a copy of Subchapter 15D of the PBCL and will include a form for demanding payment. Provident has waived the

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statutory requirement set forth in Section 1575(a)(3) of the PBCL that would require the form to include a request for certification of the date that beneficial ownership of the membership interest was acquired by the dissenting eligible member or the person on whose behalf the eligible member dissents. The time set for the receipt of an eligible member's demand for payment will not be less than 30 days from the date Provident mails the notice to eligible members. Provident, however, may at any later time send a new notice regarding demand for payment with like effect. If you are a dissenting eligible member, failure to timely demand payment pursuant to such notice will cause you to lose all right to receive payment of the fair value of your membership interest in Provident. All mailings from a dissenting eligible member to Provident are at the risk of the dissenting eligible member. Accordingly, Provident recommends that the notice of intention to dissent and the form for demanding payment of fair value be sent by certified mail.


  Payment of the Fair Value of Membership

   Promptly after the date on which the merger becomes effective, or upon timely receipt of demand for payment if the merger has already been effected, Provident will either remit to dissenting eligible members who have duly made demand for payment the amount that Provident estimates to be the fair value of the membership interest, or give written notice that no remittance will be made under Section 1577 of the PBCL. Such remittance or notice will be accompanied by:

      (i) Provident's closing balance sheet and statement of income for a fiscal year ending not more than 16 months prior to the date of remittance or notice, together with the latest available interim financial statements;

      (ii) a statement of Provident's estimate of the fair value of the membership interest in Provident; and

      (iii) a notice of the right of a dissenting eligible member to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D of the PBCL.

  Estimate by Dissenting Eligible Member of the Fair Value of Membership
  Interest


   If you are a dissenting eligible member and you believe that the amount estimated or remitted by Provident for your membership interest in Provident is less than its fair value, you may send to Provident your own estimate of the fair value, which will be deemed a demand for payment of the amount of the deficiency. If you do not file your own estimate of the fair value within 30 days after remittance or notice has been mailed by Provident, you will be entitled to no more than the amount estimated in such notice or remitted by Provident.


  Valuation Proceedings


   Within 60 days after the latest of (i) the date on which the merger becomes effective, (ii) timely receipt by Provident of any demands for payment, or
(iii) timely receipt by Provident of any dissenting eligible member estimates of fair value, if any demands for payment remain unsettled, Provident may file in court an application for relief requesting that the fair value of membership interest in Provident be determined by the court. The Court of Common Pleas, Chester County, Pennsylvania, will have jurisdiction over any valuation proceedings. Each dissenting eligible member whose demands have not been settled will be made a party to the proceeding and will be entitled to recover the amount of the fair value of the dissenting eligible member's membership interest in Provident or the amount by which that fair value exceeds the amount, if any, previously remitted by Provident. The dissenting eligible member will also be entitled to interest on the amount from the date on which the merger becomes effective until the date of payment. There is no assurance, however, that Provident will file an application for relief. If Provident fails to file an application within the 60-day period, any dissenting eligible member with an unsettled claim may file an application in Provident's name within 30 days after the expiration of the 60-day period. If a dissenting eligible member does not file an application within the 30-day period, each dissenting eligible member entitled to file an application will be entitled to no more than Provident's estimate of the fair value of membership interest in Provident, and may bring an action to recover any amount not previously remitted.


   In determining the fair value of membership interest in Provident, a court may take into account all relevant factors, excluding any appreciation or depreciation in the NFS Class A common stock in anticipation of the sponsored demutualization. A court may determine that the fair value of membership interest in Provident is more than, less than or equal to the sponsored demutualization consideration.

  Costs and Expenses of Valuation Proceedings

   The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against Provident, except that any part of such costs and expenses may be assessed as the court deems appropriate against all or some of the dissenting eligible members whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary,

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vexatious or in bad faith. The court may also assess against Provident the fees and expenses of counsel and experts for any or all of the dissenting eligible members if Provident fails to comply substantially with Subchapter 15D or acts in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. Likewise, the court can assess any fees or expenses incurred by Provident against any dissenting eligible member, if the dissenting eligible member is found to have acted in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. If the court finds that the services of counsel for any dissenting eligible member were of substantial benefit to the other dissenting eligible members and should not be assessed against Provident, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenting eligible members who were benefited.


   Under the PBCL, an eligible member of Provident has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the sponsored demutualization nor any right to valuation and payment of the fair value of the eligible member's membership interest in Provident as a result of the sponsored demutualization, except to the extent provided by the provisions of Subchapter 15D. The PBCL also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive. However, a court may disagree as to whether dissenters rights are the exclusive remedy available to an eligible member who is opposed to a corporate transaction, such as the sponsored demutualization.

   Failure to comply strictly with all of the procedures set forth in Subchapter 15D of the PBCL may result in the loss of an eligible member's statutory dissenters rights. In addition, for some eligible members (who would otherwise receive policy credits under the terms of the plan of conversion), the exercise of dissenters rights may result in adverse tax consequences, including the possible imposition of excise taxes and federal tax penalties. Consequently, any eligible member wishing to exercise dissenters rights is urged to consult legal counsel and a tax advisor before attempting to exercise dissenters rights.

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                    PRINCIPAL TERMS OF THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement. A copy of the merger agreement, as amended and restated, is attached as Annex A to this document and is incorporated in this document by reference. We urge you to read the merger agreement carefully and in its entirety.

General


   The merger agreement contemplates the conversion of Provident from a mutual insurance company to a stock insurance company, as described in the previous section, and the subsequent merger of a subsidiary of NFS with and into Provident, which will be the surviving entity. After the merger, Provident, which will be renamed Nationwide Life Insurance Company of America, will be a wholly owned subsidiary of NFS. The merger will be completed when the articles of merger filed with the Secretary of the Commonwealth of Pennsylvania have become effective. We believe that the articles of merger will be filed at the same time as the closing under the merger agreement which, unless NFS and Provident agree otherwise, will occur on the fifth trading day after the satisfaction or waiver of the conditions set forth in the merger agreement. A trading day refers to a day on which the New York Stock Exchange is open for trading.


Demutualization of Provident

   Pursuant to the merger agreement, Provident agreed to consult with NFS in connection with the preparation and implementation of the plan of conversion, and both Provident and NFS have agreed to use their reasonable best efforts to cause the plan of conversion to become effective prior to December 31, 2002. In the event that the conversion cannot be completed as structured in the merger agreement and the conversion term sheet, NFS and Provident have agreed to use their reasonable best efforts to consummate the transaction using a different structure that is reasonably acceptable to both of them, that preserves for each of them the material benefits of the merger agreement, and otherwise satisfies the conditions to closing in the merger agreement.


Consideration



   The merger agreement sets forth the aggregate consideration to be provided in the merger. A description of these provisions are included in "Principal Terms of the Plan of Conversion--Allocation of Consideration" on page 81.



   The merger agreement also sets forth the form of consideration to be provided to eligible members in the merger. For a discussion of the forms of consideration see the "Principal Terms of the Plan of Conversion--Forms of Consideration" section on page 83.


Limitations on Policy Credits and Cash Distributions


   There are limitations under the merger agreement designed to ensure that the transaction qualifies as a tax-free reorganization. Pursuant to the terms of the merger agreement, up to approximately 10% of the aggregate amount of consideration may be paid or funded by Provident, after reduction for expenses that Provident incurs in connection with the reorganization. The amount of cash and policy credits that may be paid or funded with cash provided by NFS is limited to 20% of the remaining aggregate consideration (after taking into account the approximately 10% of the aggregate amount of consideration to be paid or funded by Provident described above). Thus, no more than approximately 28% of the aggregate consideration (that is, approximately 10% that may be funded by Provident plus approximately 18% that may be funded by NFS, which is equal to 20% of the 90% of the aggregate amount of consideration remaining after taking into account the approximately 10% of the consideration funded by Provident), less any reorganization expenses Provident incurs, could be paid in cash or policy credits. In the event that the applicable limitations would otherwise be exceeded by the receipt of elective cash or optional policy credits after taking into account the amount of cash and policy credits paid to eligible members required to receive such consideration and the amount of cash expected to be paid to dissenters, consideration in the form of elective cash and optional policy credits will be distributed to the eligible members who elected to receive elective cash or optional policy credits beginning with the eligible members allocated the smallest number of Provident common shares and continuing to the eligible members allocated the largest number of Provident common shares for which all of the electing eligible members allocated that number of Provident common shares can be paid with the amounts that may be used to fund elective cash and optional policy credits after taking into account the limit described above. Eligible members that elect to receive elective cash or optional policy credits as merger consideration but are above this limit will receive NFS Class A common stock.



   Provident estimates that even if 25% of eligible members receiving any particular amount of consideration for which they can make an election, elect to receive cash or optional policy credits, approximately 99% of eligible members making an election for cash or policy credits will receive their chosen consideration.


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Representations and Warranties

   The merger agreement contains customary reciprocal representations and warranties of NFS and Provident as to, among other things,

    .  governmental and other consents and approvals;

    .  absence of conflicts with organizational documents and agreements;

    .  financial statements;

    .  absence of changes or events;

    .  absence of undisclosed litigation and liabilities;

    .  insurance practices, permits and licenses;


    .  regulatory and tax filings;


    .  insurer financial strength ratings;

    .  employee matters; and

    .  independent review and analysis of the counterparty.


   In addition, NFS has made representations regarding, among other matters, securities law disclosures, its capitalization, a voting agreement entered into by Nationwide Corporation, the majority shareholder of NFS, and the consent of Nationwide Mutual, the parent of Nationwide Corporation. Provident has also made additional representations regarding, among other matters,


    .  investments and reserves;

    .  intellectual property rights;

    .  applicability of state takeover statutes;


    .  material contracts;


    .  environmental matters;

    .  investment advisory clients and contracts; and

    .  regulatory compliance.

   Except for the representations with respect to the review and analysis of the counterparty, none of the representations and warranties in the merger agreement will survive the effective time of the merger.

Conduct of Provident's Business Pending the Merger

   Pursuant to the merger agreement, Provident has agreed that from August 7, 2001, the date of the merger agreement, until the effective time of the merger, except as provided for in the merger agreement or the related conversion term sheet, post-merger integration plan and plan of conversion, Provident and its subsidiaries will conduct their businesses in the ordinary course, consistent with past practice and will use all reasonable best efforts to preserve intact their business organizations and goodwill and relationships with third parties, such as policyholders, insureds, agents, underwriters, brokers and investment customers, and to keep available the services of their key employees and maintain their rights and franchises.

   Among other restrictions, specifically, from the date of the merger agreement until the effective time of the merger, without the consent of NFS, and except as otherwise permitted under the merger agreement, Provident may not, nor may it permit any Provident subsidiary to, among other things:

    .  amend or propose to amend its constituent documents;

    . pay, or allow any wholly owned subsidiary to pay, any dividends or other distributions other than policy dividends in the ordinary course;

    . except as otherwise permitted by the merger agreement, merge with, consolidate with or acquire a material amount of assets or equity of any other entity, or, other than in the ordinary course of business, make or commit to make any capital expenditure;

    . sell, lease, license, encumber or otherwise dispose of any facilities or assets except in the ordinary course of business;

    . issue, sell, grant, pledge or otherwise encumber any of its securities, or split, combine, reclassify any of its securities, or issue any securities in respect of its securities, or amend any material term of its outstanding securities;

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    .  incur or assume any indebtedness or any other liabilities except in the ordinary course of business consistent with past practice or pursuant to existing credit facilities;


    . except in the ordinary course of business consistent with past practices, accelerate the payment or vesting of the amounts payable or to become payable under, or fail to make any required contribution to, any employee benefit plan or materially increase any non-salary benefits payable to any employee;

    . except in the ordinary course of business consistent with past practices, grant any increases in the compensation or benefits of any director, officer, consultant or agent or enter into or amend any employment agreements or arrangements;

    . change any of its accounting practices or methods, except as required by changes in generally accepted accounting principles or by changes in statutory accounting practices;


    . take any action that would reasonably be expected to cause the merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;


    . purchase or redeem any of its shares of capital stock or other equity interests, except in the case of wholly owned subsidiaries;


    . pay or otherwise settle any claim, liability or obligations other than in the ordinary course of business, and in the case of settlements of litigation or payments of indebtedness, not to exceed $1 million dollars individually or $5 million dollars in the aggregate;



    . make or rescind a material tax election, settle any tax controversy in excess of $500,000, make a request for a tax ruling, or materially change its methods of reporting income or taxes;



    .  materially amend or terminate specific contracts;



    . take any actions that would cause its representations and warranties in the merger agreement to become untrue;



    . take any action that would reasonably be expected to result in a reduction of the insurer financial strength ratings of Provident or its insurance subsidiaries;


    . terminate or otherwise change any of the insurance licenses of any of its insurance company subsidiaries, except to comply with applicable law or as would not restrict the business or operations of the subsidiary in any material respect; or

    . make any material change in its underwriting, claims management, pricing or reserving practices.

Conduct of NFS' Business Pending the Merger

   Pursuant to the merger agreement, NFS has agreed that from the date of the merger agreement until the effective time of the merger, except as provided for in the merger agreement, NFS and its subsidiaries will conduct their businesses in all material respects in the ordinary course consistent with past practice and shall use all reasonable best efforts to substantially preserve intact their business organizations and goodwill and relationships with third parties, such as policyholders, insureds, agents, underwriters, brokers and investment customers. Specifically, during this period, without the consent of Provident, and except as otherwise permitted under the merger agreement, NFS and its subsidiaries may not take the actions listed below, among others:


    . NFS and Eagle Aquisition Corporation, the merger subsidiary, may not amend or propose to amend their respective articles of incorporation or charter if the change would materially delay the merger;



    . NFS shall not declare or pay any dividend, other than in the ordinary course of business consistent with past practice, or effect any stock split;


    . neither NFS, nor any of its subsidiaries, may merge or consolidate with a non-affiliate, or, except in the ordinary course of business, acquire a material amount of assets or equity of any other entity, or dispose of any assets material to NFS if the transaction could reasonably be expected to have a material impact on the ability of NFS to consummate the merger with Provident, or if the transaction could reasonably be expected to result in a reduction in the insurer financial strength ratings of NFS' insurance subsidiaries by any two rating agencies;


    . NFS may not take any action that would reasonably be expected to cause the merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;



    . NFS may not take any action that would reasonably be expected to result in a reduction of the insurer financial strength ratings of NFS or its insurance subsidiaries by any two rating agencies;


    . NFS may not enter into any agreement to consummate any merger, consolidation, acquisition or disposition if the announcement of that transaction would be required to be reported in a Current Report on Form 8-K during the period beginning on the thirtieth day preceding the date of Provident's meeting of eligible members to approve the plan of conversion and the transactions contemplated by the plan of conversion and merger agreement; or

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    .  NFS may not issue any capital stock, except in connection with employee benefits plans or the exercise of employee stock options, unless Nationwide Corporation will continue to own beneficially a sufficient number of shares to exercise a majority of voting power at any meeting of NFS' shareholders, and the closing of the issuance occurs prior to the thirtieth day preceding the date of Provident's meeting of eligible members to approve the plan of conversion and transactions contemplated by the plan of conversion and merger agreement.


No Solicitation of Transactions


   Provident agreed that until the effectiveness of the merger, it would not:
(1) solicit, initiate or encourage any proposals from third parties regarding a potential business combination or (2) participate in any negotiations or discussions or take any other action regarding any potential business combination with any party other than NFS. However, provided that an appropriate confidentiality agreement had been entered into, this restriction did not prohibit Provident from furnishing information to or entering into discussions or negotiations with any person that made an unsolicited proposal regarding a potential business combination within 45 days after the merger agreement was made public if Provident's board of directors determined that the failure to do so would be inconsistent with its fiduciary duties.


   The board of directors of Provident also agreed not to withdraw or modify in a manner adverse to NFS its recommendation for the merger, or approve, recommend or enter into an agreement with respect to a potential business combination transaction with a third party, subject to an exception with regard to superior proposals. This exception provided that the board of directors of Provident could take action with respect to a proposal if it:

    . received a proposal that it determined in good faith, after consulting with its independent financial advisors, that the proposal was more favorable to Provident than the merger; and

    . entered into an agreement with respect to that proposal within 60 days after the merger agreement was made public.


   As of the date of this joint proxy statement/prospectus, each of the relevant time periods noted above with respect to Provident's consideration of alternative proposals has expired and Provident has not received, or notified NFS that it has received, any proposals, as would have been required by the merger agreement.


Indemnification and Insurance


   For a period of six years following the effectiveness of the merger, with respect to present and former directors, officers and employees of Provident as well as other persons who have served at Provident's request as directors, officers or in other positions at another company, NFS has agreed to cause Provident to maintain its existing indemnification provisions for any losses, claims or liabilities arising prior to the effectiveness of the merger. NFS has also agreed to maintain in effect the current directors' and officers' liability insurance policies with respect to claims arising from circumstances occurring prior to the effectiveness of the merger for a period of six years, provided that NFS may substitute policies providing no less coverage, and NFS shall not be required to maintain directors' and officers' liability insurance at an annual premium exceeding 250% of the last aggregate annual premium paid by Provident prior to the merger. In the event of a merger, consolidation or transfer of all or substantially all of the assets of NFS or Provident after the effectiveness of the merger, NFS has agreed to make appropriate provisions to continue this indemnification and insurance.


Post-Merger Continuation of Benefits


   NFS has agreed that, until December 31, 2003, NFS will or will cause Provident to maintain the same compensation and benefit levels as were in effect immediately prior to the effective time of the merger for continuing employees and former employees of Provident that are entitled to receive compensation and/or benefits. For the same period, employees of Provident who were entitled to long-term incentive opportunities immediately prior to the effective time of the merger and who continue to be employed by NFS or Provident after the merger will be entitled to receive similar incentive opportunities. NFS has also agreed to provide to each continuing employee of Provident credit for all service with Provident or its subsidiaries for all purposes, other than the accrual of benefits, with respect to the benefit plans, programs and arrangements of NFS or Provident after the effective time of the merger. In addition, NFS has agreed that continuing employees of Provident that have been continuously employed by NFS or Provident following the merger whose employment is involuntarily terminated, including following a reduction in pay or benefits or a requested relocation to more than 25 miles from the employee's current principal office (other than a transfer to or from Provident's current offices in Berwyn, Pennsylvania or Newark, Delaware), within 18 months following the effectiveness of the merger will be entitled to receive severance benefits in an amount equal to the greater of three weeks of pay per year of service, with a minimum of three months pay and a maximum of one year, or the severance benefits payable under NFS' severance plans applicable to similarly situated employees, plus additional payments relating to continuing health care coverage for the same period.


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Conditions to the Completion of the Merger

   NFS' and Provident's obligations to effect the merger are subject to, among other things, satisfaction of the following conditions by the effective time of the merger:

    . the termination or expiration of any waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and no action having been taken and not withdrawn by the Federal Trade Commission or Department of Justice challenging the merger;

    . no statute, regulation, order, decree or injunction enacted or issued by any court or agency preventing the completion of the merger is in effect;

    . all third party consents and approvals required by the merger agreement to be obtained have been obtained;

    . either a registration statement with respect to the Class A common stock to be issued by NFS as merger consideration is in effect, or a no action letter with respect to the transaction has been received by NFS;

    . all regulatory approvals required to complete the merger have been obtained, provided that those approvals may only be subject to:


       . customary conditions imposed by insurance regulatory authorities in connection with demutualization and sponsored demutualization transactions;


       . conditions with respect to the plan of conversion not materially inconsistent with the terms contained in the conversion term sheet attached to the merger agreement in a manner that adversely affects the economic value of the transaction to NFS; and

       . conditions that would not reasonably be expected to have a material adverse effect on NFS or Provident, after giving effect to the merger;

    . member approval of the plan of conversion and the amendments to the articles of incorporation of Provident;

    . the shares of NFS Class A common stock to be issued in the merger have been authorized for listing on the New York Stock Exchange; and

    . each of the conditions in Provident's plan of conversion has been satisfied or waived.

   NFS' obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by NFS, at or prior to the closing of the merger, of the following conditions:

    . Provident has performed in all material respects all requirements required to be performed by it under the merger agreement;

    . the representations and warranties of Provident set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions), except where, in the aggregate, any failures of the representations and warranties to be true and correct would not have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Provident;

    . Provident has obtained all approvals and consents relating to the Market Street Fund required under the merger agreement; and

    . NFS has received an opinion from LeBoeuf, with respect to qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code.


   For a discussion as to why consents and approvals relating to the Market Street Fund are required, please see "The Sponsored Demutualization--Market Street Consents and Approvals" on page 64.


   Provident's obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by Provident, at or prior to the closing of the merger, of the following conditions:

    . NFS has performed in all material respects all requirements required to be performed by it under the merger agreement;

    . the representations and warranties of NFS set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions) except where, in the aggregate, any failures of the representations and warranties to be true and correct would not have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of NFS; and

    . Provident has received an opinion from Debevoise & Plimpton with respect to qualification of the merger as a tax-free reorganization under
       Section 368(a) of the Internal Revenue Code and with respect to the absence of material adverse federal income tax consequences to certain policyholders resulting from the crediting of policy credits in the conversion and merger.

   The Pennsylvania Insurance Department has also conditioned its Order approving the sponsored demutualization on certain actions that must be taken by NFS and Provident prior to the effective time of the merger. See "The Sponsored Demutualization--Regulatory Matters--State Insurance
Laws--Pennsylvania Insurance Commissioner Approval and Review."



Provisions of the Merger Agreement Relating to Amendment of the Plan of Conversion



   The merger agreement provides that Provident may amend the plan of conversion, subject to some restrictions. For example, Provident will be required to obtain the written consent of NFS for any amendment that:



    . materially changes any of the terms in the previously agreed term sheet regarding the plan of conversion which adversely affect the economic value of the merger to NFS; or



    . would reasonably be expected to have a material adverse effect on Provident.



   However, the written consent of NFS will not be required for:



    . amendments to the plan of conversion whose impacts are provided for in the formula in the merger agreement under which the final aggregate consideration is determined (with the exception of some specified terms); or



    . amendments which affect the amount of cash and policy credits to be paid by NFS under the limitations in the merger agreement.



   For more information about the plan of conversion, please see "Principal Terms of The Plan of Conversion."

Termination of the Merger Agreement

   NFS and Provident may terminate the merger agreement by mutual consent. The merger agreement may also be terminated by either NFS or by Provident:

    . if the merger agreement, the plan of conversion and the merger are not approved by the appropriate governmental authorities or the plan of conversion and related amendments to the Articles of Incorporation of Provident do not receive member approval;

    . if the merger is not completed before December 31, 2002, and the terminating party is not responsible for the failure to complete the merger by that date;

    .  if any government authority permanently enjoins the merger; or

    . in certain events involving a material and uncured or uncurable breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement.

   In addition, Provident may terminate the merger agreement:

    . if two rating agencies have reduced their insurer financial strength ratings of NFS' insurance subsidiaries below those of the corresponding ratings given to Provident and its insurance subsidiaries; or

    .  if the following test is met:


       . the average closing price divided by the volume weighted average of the sales prices of NFS Class A common stock for the 15 consecutive trading days ending on the trading day immediately preceding August 7, 2001 (which was $43.37, but may be adjusted for a reclassification, recapitalization or similar transaction) is less than 85% of the result obtained when performing the same calculation on NFS' peer group; and the average closing price is less than $32.53, or 75% of $43.37, (which may be adjusted as described above). For example, if the merger had closed on July 30, 2002, the average closing price would have been $34.08 and the calculation for the peer group would have been 92.8%. Therefore, the test would not have been met.



   The average closing price refers to the volume weighted average sales price of NFS Class A common stock for the 15 consecutive trading days ending on the fifth trading day immediately preceding the date of the closing of the merger.


   Provident's right to terminate the merger agreement on the basis of its accepting a competing proposal that it has determined is superior to the merger agreement has expired, as described above.

   In addition, although Provident may no longer consider alternative proposals made by third parties under the terms of the merger agreement, NFS may terminate the merger agreement if the board of directors of Provident, notwithstanding the limitations in the merger agreement, withdraws or modifies in a manner adverse to NFS its recommendation for the merger or approves, recommends or enters into an agreement with respect to a potential business combination transaction with a third party.

Termination Fee

   If the merger agreement is terminated as a result of a decision by the Provident board of directors to pursue a competing proposal for a business combination transaction rather than the merger with NFS, NFS will be entitled to a payment by Provident of $55 million within five business days, unless (1) the merger agreement is terminated because the merger agreement, the plan of conversion and the merger are not approved by the eligible members of Provident and the appropriate governmental authorities, or the merger has not been completed by December 31, 2002, and (2) prior to the termination, a competing proposal for a potential business combination transaction had been publicly disclosed, in which case, NFS would be entitled to a payment upon the consummation of an agreement with respect to such competing proposal, if the consummation occurs within 18 months of the termination.

                             THE VOTING AGREEMENT


   Nationwide Corporation has entered into a voting agreement with Provident. Pursuant to the voting agreement, Nationwide Corporation, which as of June 30, 2002 owned approximately 79.8% of the voting common stock of NFS representing approximately 97.5% of the outstanding voting power, has agreed to vote all of the shares of Class B common stock that it owns at the time of the special meeting for the merger at any meeting of shareholders or in any action by written consent of the shareholders of NFS. Nationwide Corporation has further agreed not to transfer or encumber its shares of NFS until the completion of the merger or the termination of the merger agreement without the consent of Provident, subject to certain exceptions for transfers to affiliates and transfers pursuant to a public offering of the shares through Nationwide Corporation's exercise of its registration rights and after which Nationwide Corporation will retain a majority of the outstanding voting power.


         MANAGEMENT AND OPERATIONS AFTER THE SPONSORED DEMUTUALIZATION

   After the sponsored demutualization, the business and operations of Provident will be managed and operated as a wholly owned subsidiary of NFS. The directors of Eagle Acquisition Corporation immediately prior to the merger will be the directors of Provident after the merger and the officers of Provident immediately prior to the merger will be the officers of Provident after the merger. The directors and officers of Provident shall hold office until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of Provident.


   We anticipate that Robert W. Kloss, Chairman, President and Chief Executive Officer, Mehran Assadi, Executive Vice President, Distribution/Marketing and Chief Information Officer, Mary Lynn Finelli, Executive Vice President and Chief Financial Officer, Alan F. Hinkle, Executive Vice President and Chief Actuary, Joan C. Tucker, Executive Vice President, Corporate Operations, and Linda M. Springer, Senior Vice President and Controller, will each terminate employment with Provident following the close of the merger.



   The Pennsylvania Insurance Department has also conditioned its Order on the requirement that neither NFS nor Provident nor any of their affiliates hire or retain in any capacity any of these individuals or pay, directly or indirectly, any fees, confer any benefit or make other payments to these individuals for three years following the sponsored demutualization, other than pursuant to the change of control agreements, consulting agreements and other plans described in this joint proxy statement/prospectus and related material. See "The Sponsored Demutualization--Regulatory Matters--State Insurance Laws--Pennsylvania Insurance Commissioner Approval and Review."





   We have currently named replacements for all of the departing executives except for Mr. Kloss. NFS will name a new President prior to the closing of the merger. James Benson, currently Provident Vice President, Strategic Planning and Corporate Relations, will assume many of the responsibilities of Ms. Finelli and Ms. Springer. Denise Sortino, currently Provident Vice President, Application Development, will assume the information technology duties of Mr. Assadi. Scott Carney, currently Provident Vice President and Actuary, will assume many of the responsibilities of Mr. Hinkle. William E. Mabe, currently NFS Vice President, Strategic Projects/Operations, will assume many of the responsibilities of Ms. Tucker.



   The new executive management team will work with the current executive management to transition knowledge and responsibilities through the close of the merger. However, the new executive management team may not have the same level of knowledge of Provident as the current executive management team and may not be as successful as the current executive management team in managing Provident's operations. The change in executive management may also delay or adversely affect the successful integration of the companies and the anticipated benefits from the merger may not be realized. As a result, Provident's future financial performance could be adversely affected, which could in turn adversely affect the value of NFS Class A common stock.

   The directors of Provident following the merger have not been identified at this time.





   In addition, the Pennsylvania Insurance Department has conditioned its Order on the requirement that for three years following the sponsored demutualizaton:



  . NFS shall provide notice to the Pennsylvania Insurance Department of any planned staff reductions that would affect 10% or more (determined based on a rolling twelve month period) of the employees of Provident principally located in Pennsylvania as of or within six months prior to the effective date of the sponsored demutualization, other than with respect to the first 60 terminations;



  . Nationwide Mutual, Nationwide Corporation, NFS, Eagle Acquisition Corporation and Provident shall not voluntarily withdraw their certificates of authority to engage in the insurance business in Pennsylvania, Provident shall not redomesticate to another jurisdiction, and Provident shall not close any offices in Pennsylvania without the Pennsylvania Insurance Department's approval, except that Provident may close sales offices without approval if all licensed agents in the sales office no longer work there, or in connection with the consolidation of sales offices where the employees residing in the resulting office at a minimum would consist of the employees of the consolidated offices; and



  . Provident shall not enter into any agreements with NFS or its affiliates that would provide for the payment by Provident to NFS or its affiliate of more than $250,000 in a year without the approval of the Pennsylvania Insurance Department.



   Furthermore, for six months following the sponsored demutualization, NFS shall not reduce the number of employees of Provident principally located in Pennsylvania as of or within six months prior to the effective date of the sponsored demutualization by more than 60 employees without the Pennsylvania Insurance Department's approval.

                                DIVIDEND POLICY

   NFS currently expects to continue to pay quarterly dividends, consistent with its current dividend policy. NFS' payment of dividends is subject to the discretion of NFS' Board of Directors and will depend upon general business conditions, the effect on claims paying and debt ratings, legal restrictions on the payment of dividends by its insurance subsidiaries and other factors NFS' Board of Directors deems relevant. Additionally, under the Intercompany Agreement, until Nationwide Mutual and its affiliates no longer own at least 50% of the combined voting power of the outstanding voting stock of NFS, NFS must obtain prior written consent from Nationwide Mutual for the declaration of dividends on any class or series of capital stock of NFS, except dividends not in excess of the most recent regular cash dividend or any dividend per share not in excess of 15% of the then current per share market price of NFS Class A common stock. NFS is not required to pay any dividends and cannot assure you that any dividends will be paid.


   As an insurance holding company, NFS depends primarily on dividends and other permitted payments from its principal operating subsidiary, Nationwide Life, to pay cash dividends to shareholders as well as to meet debt service requirements and pay operating expenses. Payment of dividends and other payments by Nationwide Life, an Ohio-domiciled life insurance company, are subject to restrictions contained in the Ohio insurance laws and may be subject to restrictions contained in the New York insurance laws.



   The state of Ohio insurance laws require Ohio-domiciled life insurance companies to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding 12 months, exceeds the greater of (i) 10% of statutory-basis policyholders' surplus as of the prior December 31 or (ii) the statutory-basis net income of the insurer for the 12-month period ending as of the prior December 31. The state of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned surplus. Earned surplus is defined under the state of Ohio insurance laws as the amount equal to a company's unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer's policyholder surplus must be reasonable in relation to the insurer's outstanding liabilities and adequate for its financial needs. The insurance laws of the state of New York limit the amount of statutory profits on a company's participating policies (measured before dividends to policyholders) that can inure to the benefit of NFS and its shareholders.



   Under Pennsylvania law, after it becomes a subsidiary of NFS, Provident will not be able to pay a cash dividend or make a distribution of property to NFS if as a result Provident would become insolvent. In addition, unless the Pennsylvania Insurance Department either approves the payment or fails to disapprove the payment within 30 days after being notified, Provident will not be able to pay any cash dividends or other non-stock distributions to NFS during any 12 month period if the total payments would exceed the greater of Provident's statutory net income for the preceding year or 10% of Provident's preceding year-end policyholders' surplus.



   The Pennsylvania Insurance Department has also conditioned its Order on the compliance of NFS and Provident with the following restrictions on dividend payments:



  . for a period of three years following the sponsored demutualization, Provident shall not pay any dividend, return of capital or other distribution on its capital stock unless approved by the Pennsylvania Insurance Department; and



  . for a period of one year following the sponsored demutualization, NFS shall not pay any dividend, return of capital or other cash distribution (other than stock dividends or stock splits) to its shareholders which, cumulatively, on a per share basis, would be more than 110% of the aggregate dividends per share that it paid over the preceding four quarters, without the approval of the Pennsylvania Insurance Department.

                      DESCRIPTION OF CAPITAL STOCK OF NFS

Authorized Capital Stock

   The following statements are subject to and qualified in their entirety by reference to the applicable provisions of the Delaware General Corporation Law, which we refer to as the DGCL, and the provisions of NFS' Restated Certificate of Incorporation, which we refer to as the Certificate, and NFS' Restated Bylaws (copies of which have been incorporated by reference as exhibits to the Registration Statement of which this joint proxy statement/prospectus forms a part).


   NFS is currently authorized to issue (a) 750 million shares of Class A common stock, par value of $0.01 per share, (b) 750 million shares of Class B common stock, par value of $0.01 per share and (c) 50 million shares of preferred stock, par value of $0.01 per share. The shares of Class A common stock and Class B common stock are identical in all respects except for voting rights and certain conversion rights and transfer restrictions regarding the shares of Class B common stock as described below. As of June 30, 2002, NFS had outstanding 24,256,301 shares of Class A common stock and 95,643,144 shares of Class B common stock. As of June 30, 2002, none of the shares of preferred stock were outstanding.


Class A Common Stock and Class B Common Stock

   All outstanding shares of common stock are fully paid and nonassessable. Except for the equity purchase rights described below, holders of common stock do not have any preemptive rights to subscribe for or purchase any additional securities issued by NFS. No redemption or sinking fund provisions are associated with the common stock. Cumulative voting is not permitted by holders of common stock of NFS.

  Voting


   The holders of Class B common stock are entitled to ten votes per share. The holders of Class A common stock are entitled to one vote per share. Proposals submitted to a vote of NFS shareholders are voted on by holders of Class A common stock and Class B common stock voting together as a single class. At all meetings of the shareholders of NFS, the presence of holders of record entitled to exercise at least a majority of the voting power of NFS, represented in person or by proxy, shall constitute a quorum for the transaction of business; and the affirmative vote of the holders, represented in person or by proxy, of a majority of the common stock present at a meeting at which a quorum is in existence shall be the act of the shareholders of NFS. The superior voting rights of the Class B common stock can be expected to discourage unsolicited merger proposals and unfriendly tender offers because it gives Nationwide Corporation a large voting interest in NFS, which currently amounts to voting control, and means that any potential acquirer could not obtain enough of the voting power of NFS to be able to acquire complete control without the approval of Nationwide Corporation.


  Equity Purchase Rights


   Pursuant to the Intercompany Agreement among Nationwide Mutual, Nationwide Corporation and NFS, NFS has agreed that, to the extent permitted by The New York Stock Exchange, Inc. and so long as Nationwide Mutual, together with its direct and indirect subsidiaries and affiliates, (other than NFS and its subsidiaries), controls at least 50% of the combined voting power of the outstanding voting stock of NFS, Nationwide Corporation may purchase its pro rata share (based on its then current percentage voting interest in NFS) of any voting equity securities to be issued by NFS (excluding any such securities offered pursuant to employee stock options or other benefit plans, divided reinvestment plans and other issuances other than for cash, such as issuances in connection with mergers and acquisitions). These equity purchase rights are inapplicable to the issuance of NFS Class A common stock in the merger.


  Transfer


   The NFS Certificate does not contain any restrictions on the transfer of shares of Class A common stock. Upon any sale or other transfer of shares of Class B common stock to any person or persons other than a member of the Nationwide group of companies (excluding NFS and its subsidiaries), such shares of Class B common stock will be automatically converted into an equal number of shares of Class A common stock.


  Conversion

   Class A common stock has no conversion rights. Class B common stock is convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock converted. If at any time after the initial issuance of shares of Class A common stock the number of outstanding shares of Class B common stock falls below 5% of the aggregate number of issued and outstanding shares of common stock, then each outstanding share of Class B common stock will automatically convert into one share of Class A common stock. In the event of any sale or transfer of shares of Class B common stock to any person or persons other than a member of the Nationwide group of companies (excluding NFS and its subsidiaries), shares of Class B common stock so transferred will be automatically converted into an equal number of shares of Class A common stock.

  Dividends


   Holders of common stock are entitled to receive cash dividends pro rata on a per share basis if and when such dividends are declared by the board of directors of NFS from funds legally available for this purpose. In the case of any dividend paid other than in cash or common stock (or securities convertible into or exchangeable for common stock), holders of Class A common stock and Class B common stock are entitled to receive such dividend pro rata on a per share basis. Dividends paid in common stock (or securities convertible into or exchangeable for common stock) may be paid in shares of Class A common stock (or securities convertible into or exchangeable for Class A common stock) on the Class A common stock and in shares of Class B common stock or securities convertible into or exchangeable for Class B common stock) on the Class B common stock.


  Liquidation, Merger or Consolidation

   Holders of Class A common stock and Class B common stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of the common stock in the event of liquidation or any payments made on the common stock in the event of a merger or consolidation of NFS.

Preferred Stock


   Under the Certificate, the Board of Directors of NFS is authorized, without further shareholder action, to provide for the issuance of up to 50 million shares of preferred stock. As of June 30, 2002, no shares of preferred stock were outstanding. The NFS Board of Directors may from time to time authorize issuance of shares of preferred stock in series, and each series shall have the dividend and liquidation preferences, redemption prices, conversion rights, and other terms and provisions as may be contained in the resolutions of the Board of Directors providing for their issuance. The issuance of preferred stock by NFS with terms favorable to the existing management of NFS could, to the extent consistent with the fiduciary obligations of the NFS board of directors, be used as a method of delaying or preventing a change of control of NFS, thereby making the removal of present management more difficult.


Certificate Provision Relating to Corporate Opportunities


   NFS' Certificate provides that except as Nationwide Mutual (or its successors or assigns) may otherwise agree in writing and except as set forth in the Intercompany Agreement:


      (i) no member of the Nationwide group of companies, which in this section refers to Nationwide Mutual and its subsidiaries and affiliates (excluding NFS and its subsidiaries), shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as NFS; and


      (ii) no member of the Nationwide group of companies, nor any director, officer, employee or agent or any member of the Nationwide group of companies (except as provided below), will be liable to NFS or to its shareholders for breach of any fiduciary duty by reason of any such activities of such member's or of such person's participation therein.


   The Certificate also provides that if in the event any member of the Nationwide group of companies acquires knowledge of a potential transaction or matter which may be a corporate opportunity both for a member of the Nationwide group of companies and NFS, no member of the Nationwide group of companies shall have any duty to communicate or offer such corporate opportunity to NFS nor shall any such member be liable to NFS or its shareholders for breach of any fiduciary duty as a shareholder of NFS or controlling person of a shareholder by reason of the fact that any such member of the Nationwide group of companies pursues or acquires such opportunity for itself, directs such corporate opportunity to another person or entity or does not communicate information regarding, or offer such corporate opportunity to NFS.

   Further, the Certificate provides that in the event that a director, officer, employee or agent of NFS who is also a director, officer, employee or agent of any member of the Nationwide group of companies acquires knowledge of a potential transaction or matter that may be a corporate opportunity for NFS or any member of the Nationwide group of companies (whether such potential transaction or matter is proposed by a third party or is conceived of by such director, officer, employee or agent of NFS), such director, officer, employee or agent shall be entitled to offer such corporate opportunity to NFS or such member of the Nationwide group of companies as such director, officer, employee or agent deems appropriate under the circumstances in his or her sole discretion, and no such director, officer, employee or agent shall be liable to NFS or its shareholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of NFS or the derivation of any improper personal benefit by reason of the fact that (i) such director, officer, employee or agent offered such corporate opportunity to such member of the Nationwide group of companies (rather than NFS) or did not communicate information regarding such corporate opportunity to NFS or (ii) such member of the Nationwide group of companies pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to NFS. While the DGCL allows a corporation to renounce any interest or expectancy of the corporation in, or being offered an opportunity to participate in, specified business opportunities in its certificate of incorporation, the enforceability of the specific provisions discussed above has not been established. These provisions of the Certificate eliminate certain rights that might have been available to shareholders under the DGCL had such provisions not been included in the Certificate.



   NFS' board of directors currently consists of twelve members, six of whom serve concurrently on the boards of directors of other companies within the Nationwide group of companies. In addition, a significant number of officers of NFS also are officers of other companies within the Nationwide group of companies.


   The foregoing provisions of the Certificate shall expire on the date that the members of the Nationwide group of companies cease to beneficially own (directly or indirectly) in the aggregate common stock representing at least 50% of the voting power of the outstanding shares of common stock.

           DIFFERENCES BETWEEN MUTUAL AND STOCK INSURANCE COMPANIES


   A mutual insurance company is structured and operated differently from a stock insurance company. The chart that follows contrasts the general characteristics of mutual insurance companies as compared to stock insurance companies. The chart also illustrates how the rights of policyholders differ in the two structures and the effects on policyholders of a demutualization. In one instance, this general comparison has been supplemented with specific references to the sponsored demutualization. We have done this to clarify the fact that although a Provident eligible member may become an NFS shareholder as a result of the sponsored demutualization, NFS will still be controlled by Nationwide Corporation, a holding company controlled by Nationwide Mutual, a mutual company controlled by its members.



                              Mutual Insurance Companies             Stock Insurance Companies
                         ------------------------------------- -------------------------------------
Policy Benefits          As provided in policy.                Remain as provided in policy.

Who Controls the Company Policyholders are members of the      Shareholders own and control the
                         company, and, as its members,         company through the election of
                         control the company through the       the board of directors;
                         election of the board of directors;   policyholders do not.
                         there are no shareholders.

Membership/ Ownership    Eligible members do not have the      Eligible members will receive
Interests--Financial     right to, but may receive,            consideration in a sponsored
                         consideration upon the                demutualization and their
                         extinguishment of membership          membership interests will
                         interests through a sponsored         terminate. The shareholders of the
                         demutualization. Policyholders, as    insurer (not its policyholders) have
                         members of the company, have the      the right to the remaining value of
                         right to the remaining value of the   the insurer in liquidation (after
                         insurer in a liquidation (after       satisfaction of all claims for policy
                         satisfaction of all claims for policy benefits and other creditor claims).
                         benefits and other creditor claims).

Membership/ Ownership    Policyholders, as members of the      Policyholders do not have the right
Interests--Voting        company, may vote on director         to vote on director elections,
                         elections, demutualization and        mergers or other matters. Only
                         mergers.                              shareholders have the right to vote.

                                                               All matters required to be
                                                               submitted to a vote of Provident's
                                                               shareholders (including the election
                                                               of directors) will be voted on by its
                                                               sole shareholder, NFS. All matters
                                                               submitted to a vote of NFS'
                                                               shareholders will be voted on by
                                                               the shareholders of NFS.
                                                               Shareholders of NFS include (i)
                                                               former Provident eligible members
                                                               who receive and hold NFS Class A
                                                               common stock, (ii) Nationwide
                                                               Corporation and (iii) others who
                                                               have purchased NFS Class A
                                                               common stock. On the closing date,
                                                               Nationwide Corporation is
                                                               expected to control at least 95.0%
                                                               of the voting power of NFS stock.

                                   Mutual Insurance Companies           Stock Insurance Companies
                               ----------------------------------- ------------------------------------
Transferability of Membership/ Not transferable; an individual's   Stock received as consideration in a
Ownership Interests            membership interest terminates      sponsored demutualization may be
                               when he or she no longer owns any   sold or transferred even though the
                               policy.                             policy is retained. Also, the stock
                                                                   may be retained even if the policy
                                                                   is cancelled or transferred.

Policy Dividends               Policy dividends are payable as     Policy dividends are payable as
                               declared by the board of directors. declared by the board of directors.
                                                                   Additional protection is provided
                                                                   for policies that are in a closed
                                                                   block.

Dividends to Stockholders      Not applicable.                     Dividends on stock are payable if
                                                                   and as declared by the board of
                                                                   directors.

Ability to Conduct Capital     Limited--can only raise capital     Increased ability to raise capital--
Transactions                   through borrowing or through sale   by selling stock and other
                               of assets or the stock of a         securities--and can use stock and
                               subsidiary.                         other securities to pay for
                                                                   acquisitions.

           COMPARISON OF NFS SHAREHOLDER AND PROVIDENT MEMBER RIGHTS

   The following discussion summarizes the material differences between the rights of holders of shares of common stock of NFS and the membership interests of eligible members of Provident. This summary is qualified in its entirety by reference to NFS' Certificate and Restated Bylaws, Provident's Articles of Incorporation and By-Laws and the relevant provisions of Pennsylvania and Delaware law, respectively.

   Certain provisions of NFS' Certificate and Restated Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a shareholder might consider to be in the best interest of shareholders, including such an attempt as might result in payment of a premium over the market price for shares held by shareholders.


   Provident is a Pennsylvania nonstock corporation. Pennsylvania law contains a few statutory provisions that specifically apply to nonstock corporations such as Provident. Other than these few provisions, however, the general stock corporation provisions apply. The text of the stock corporation provisions necessarily refers to "shares" or "shareholders." The following descriptions of these provisions of Pennsylvania law as they are currently applicable to the members of Provident use the terms "membership interests" and "members" rather than "shares" and "shareholders."


Action without a Meeting

   Provident: Under Pennsylvania law, unless a corporation's by-laws provide otherwise, any action required or permitted to be taken at a meeting of members may be taken without a meeting if, prior or subsequent to the action, consents to the action by all of the members who would be entitled to vote at the meeting are filed with the secretary of the corporation. Provident's by-laws do not contain any provisions with respect to member action without a meeting of members. Due to the number of Provident members, however, it is effectively impossible to receive the consents from all members that would be required to have a member action without a meeting of members.


   Pennsylvania law permits an action required or permitted to be taken at a meeting of members to be taken without a meeting if, prior to or subsequent to the action, consents to the action by not less than all of the members who would have been entitled to cast the minimum number of votes necessary to authorize the action at the meeting are filed with the secretary of the corporation if the articles of incorporation or by-laws so provide. However, neither the articles of incorporation nor the by-laws of Provident permit this type of action by less than unanimous consent of the members.


   NFS: Under Delaware law, unless a corporation's certificate of incorporation provides otherwise, any action required to be taken at any annual or special shareholders' meeting may be taken without a meeting, without prior notice and without a vote if approved by written consent of shareholders with not less than the minimum number of votes necessary to take the action at a meeting at which all shares entitled to vote on the action were present and voted. NFS' Certificate requires shareholder action to be effected at a meeting of shareholders and does not allow the shareholders of NFS to take action by written consent in lieu of a meeting.

Inspection Rights


   Provident: Pennsylvania law provides that every member has the right to examine for any proper purpose and subject to possible exceptions, in person or by attorney or other agent, the member register, books and records of account, and records of the proceedings of the incorporators, members and directors and to make copies or extracts therefrom. In order to make such an examination the member must provide a written verified demand stating the purpose of the examination. A proper purpose is a purpose reasonably related to the interest of the person as a member. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand must be accompanied by a verified power of attorney or other writing that authorizes the attorney or other agent to act on behalf of the member. The articles of incorporation and by-laws of Provident do not modify these provisions.



   NFS: Delaware law provides that any shareholder of record, in person or by attorney or other agent, upon a written demand under oath, stating the shareholder's purpose, has the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts from those records. A proper purpose means a purpose reasonably related to the person's interest as a shareholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath must be accompanied by a power of attorney or another writing that authorizes the attorney or other agent to act on behalf of the shareholder. The demand under oath must be directed to the corporation at its registered office in Delaware or at its principal place of business. NFS' Certificate and Restated Bylaws do not contain any provisions which modify Delaware law in connection with shareholders' inspection rights.


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Required Votes for Certain Reorganizations


   Provident: Pennsylvania law generally requires the approval of members entitled to vote for mergers, consolidations, share exchanges, sales of all or substantially all of the assets of a corporation or liquidations or dissolutions of the corporation. Member approval is not required, and the board of directors, unless restricted in the articles or bylaws of the corporation, may authorize a sale of all or substantially all the property and assets of a corporation if it is made in the usual course of business or for the purpose of relocating all or substantially all of the business, or between parent and subsidiary corporations or in a sale and leaseback transaction. Subject to conditions set forth under Pennsylvania law, approval is also not required by members of a constituent corporation in a merger or consolidation if (1) the following three conditions are satisfied: (i) the surviving or new corporation is a Pennsylvania corporation and its articles of incorporation are identical to the articles of incorporation of the constituent corporation (except for such changes as could be made under the Pennsylvania law without member approval), (ii) each membership interest of the constituent corporation outstanding immediately prior to the merger or consolidation is to continue as or be converted into an identical membership interest of the surviving or new corporation, except as may be otherwise agreed by the holder thereof, and (iii) the members of the constituent corporation will hold in the aggregate membership interests in the surviving or new corporation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors; or (2) immediately prior to the adoption of the plan of merger or consolidation and at all times thereafter prior to its effective date, another corporation that is a party to the plan owns directly or indirectly 80% or more of the outstanding membership interests of the constituent corporation (which is not the case with Provident as no other party to the plan of merger owns 80% or more of the outstanding membership interests of Provident); or (3) no membership interests of the constituent corporation have been issued prior to the adoption of the plan by the board of directors. The articles and by-laws of Provident do not modify these provisions.



   NFS: Delaware law generally requires shareholder approval of mergers and consolidations, sales of all or substantially all of a corporation's assets, and dissolution by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Such shareholder approval is required for mergers or consolidations to which a Delaware corporation is a constituent corporation, except in some cases for mergers involving a parent company and its 90% owned subsidiaries, mergers where a Delaware corporation's stock remains outstanding in a merger and the corporation issues less than 20% of its stock outstanding immediately prior to the merger pursuant to the merger and mergers involving a holding company reorganization. NFS' Certificate does not require a different vote than that required by Delaware law to approve an extraordinary transaction.


Anti-Takeover Laws and Provisions

   Provident: Pennsylvania law has several anti-takeover provisions that apply to corporations with securities registered under the Securities Exchange Act of 1934. However, the provisions applicable to such registered corporations do not apply to nonstock mutual insurance corporations such as Provident.


   Although it is not subject to the provisions governing fundamental changes of registered corporations, Provident is subject to several provisions applicable to Pennsylvania corporations that may have an anti-takeover effect. Pennsylvania law imposes a fiduciary duty on directors of a corporation to that corporation. Under Pennsylvania law, directors of a corporation are not required to regard the interests of the members as being dominant or controlling in considering the best interests of the corporation. The directors may consider, to the extent they deem appropriate, such factors as: the effects of action upon a group affected by that action, including members, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located; the short term and long term interests of the corporation, including benefits that may accrue to the corporation from its long term plans and the possibility that these interests may be best served by the continued independence of the corporation; the resources, intent and conduct of any person seeking to acquire control of the corporation; and all other pertinent factors. Pennsylvania law also provides directors with much broader discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control than Delaware law provides to directors of Delaware corporations in comparable transactions. These provisions of Pennsylvania law may be considered disadvantageous by a member who would seek to participate in a proposed fundamental transaction.


   NFS: NFS is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a Delaware corporation from engaging in any "business combination" with any "interested shareholder" for a period of three years following the time that such shareholder became an interested shareholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or (ii) upon the consummation of the transaction which resulted in the shareholder becoming an interested shareholder owned at least 85% of the voting stock of the corporation, as defined in Section 203 of the DGCL; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative

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vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder. For these purposes, the term "business combination" includes but is not limited to mergers, asset or stock sales and other similar transactions with an "interested shareholder." An "interested shareholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. NFS' Certificate and Restated Bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL.


Dissenters' Appraisal Rights


   Provident: For a discussion of dissenters rights of appraisal under Pennsylvania law, please refer to "Principle Terms of the Plan of Conversion--Dissenters Rights of Appraisal" beginning on page 94.


   NFS: Delaware law entitles the holders of a corporation's stock to dissent from and obtain a judicial appraisal of the fair value for their shares in the event of specified corporate actions. Subject to specified exceptions, limitations and conditions, shareholders of corporations incorporated in Delaware may dissent from an agreement of merger. Delaware law provides that shares listed on a national securities exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers and shares that are held of record by more than 2,000 holders shall not have dissenters' appraisal rights unless the holders thereof are required to accept in consideration of their shares anything other than shares of stock of the corporation surviving or resulting from the merger, listed securities or cash in lieu of fractional shares.

Size, Classification and Terms of Board of Directors


   Provident: Under Pennsylvania law, there must be at least seven directors of an insurance corporation, and two-thirds of the directors must be United States citizens. The by-laws of Provident provide that the corporation will have nine to twenty-one directors, as the board determines from time to time. The board of directors currently consists of ten members. All but one of Provident's current directors are independent directors and Pennsylvania law requires that at least one-third of the members of the board of directors be independent directors.


   The articles of incorporation of a Pennsylvania corporation or bylaws adopted by the members may provide for the classification of the board of directors to stagger the terms of directors. The by-laws of Provident provide for the board of directors of Provident to be classified into three classes of as nearly equal number as possible. At each annual meeting, approximately one third of the board of directors of Provident is elected to serve for three years and until the election of their successors.


   NFS: Delaware law provides that a corporation can have one or more directors, as provided in its certificate of incorporation or bylaws. NFS' Restated Bylaws provide that the NFS board of directors will consist of one to fifteen members, the exact number to be fixed from time to time by resolution adopted by a majority of the entire board of directors assuming no vacancies. The NFS board of directors currently consists of twelve directors. NFS' Certificate also provides for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year at the annual meeting of shareholders. The board of directors believes that a classified board of directors helps to assure the continuity and stability of the board of directors and the business strategies and policies of NFS as determined by the board of directors because continuity and stability in the composition of the board of directors and in the policies formulated by it are enhanced by the staggered three-year terms.


   The classified board provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of NFS, even though such an attempt might be beneficial to NFS and its shareholders. In addition, the classified board provisions could delay shareholders who do not like the policies of the board of directors from removing a majority of the board of directors for two years.

Director and Officer Liability; Indemnification

   Provident: Under Pennsylvania law, a corporation may include in its bylaws a provision, if it is adopted by a vote of its members, that eliminates the personal liability of its directors, as such, for monetary damages for any action taken, or for the failure to take any action, unless: (i) such directors have breached or failed to perform their duties under Pennsylvania corporate law; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A Pennsylvania corporation cannot eliminate personal liability where the responsibility or liability of a director is pursuant to any criminal statute or is for the payment of taxes pursuant to any federal, state or local law. The by-laws of Provident track the relevant provisions of Pennsylvania law.

   The Provident by-laws also replicate the standard of care for a director from the statute, which provides that a director stands in a fiduciary relation to the corporation and must perform his or her duties as a director in good faith,

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in a manner he or she reasonably believes to be in the best interest of the corporation and with such care, including reasonably inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and may consider the effects of any action upon employees, suppliers, customers, communities in which offices or other establishments of the corporation are located and all other pertinent factors. The by-laws repeat the statutory provision that absent breach of fiduciary duty, lack of good faith or self-dealing, acts of directors are presumed to be in the best interests of the corporation.

   Pennsylvania law provides that a corporation may, and in certain circumstances must, indemnify its representatives for expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If authorized by its board of directors, a corporation may adopt procedures for advancing expenses to representatives upon receipt of an undertaking by the indemnified party to repay the amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation. This statutory indemnification is not exclusive of rights to indemnification which may be provided in a corporation's articles of incorporation or bylaws or, when authorized by the articles of incorporation or bylaws, through resolutions of its members or board of directors or by agreement, but no indemnification can be made where the act or failure to act giving rise to a claim constituted willful misconduct or recklessness.

   The by-laws of Provident provide that it shall, to the fullest extent permitted by law, indemnify directors, officers and employees of Provident or any person who may have served at its request as a director or officer of, or in any other capacity with, another corporation or entity against expenses, settlements, or judgments incurred defending any threatened, pending or completed action because of such service, except if such individual were adjudged liable for willful misconduct or recklessness. The by-laws provide for advancement of expenses upon receipt of an undertaking to repay such advanced amounts if the individual is not entitled to indemnification. There is no indemnification for actions initiated by a representative or in which such representative participated unless authorized in advance by the board. The by-laws state that the indemnification provided thereunder is not exclusive of any other rights to which an individual may be entitled, and Provident may create a fund to secure or insure its indemnification obligations.


   Because the duties of the board of directors are solely to the corporation, Pennsylvania law limits the ability of members to bring claims against directors for breach of their duties. The duties of the board may be enforced only directly by the corporation or by a member on behalf of the corporation.





   NFS: Under Delaware law, directors and officers have a fiduciary duty to act in good faith and in what they believe to be in, or not opposed to, the best interests of the corporation and its shareholders. Such duties include the duty of loyalty to refrain from impermissible self-dealing and to deal fairly with respect to transactions in which such directors or officers, or other companies with which they are affiliated, have an interest. Such duties also include the duty of care, which means directors and officers must appropriately inform themselves before making a decision and must act with a good faith belief that the decision was in the best interests of the corporation and its shareholders. Delaware law provides that the certificate of incorporation may include a provision eliminating or limiting the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except for breach of the duty of loyalty, for acts not in good faith or involving intentional misconduct or a knowing violation of law, for acts from which the director derived an improper personal benefit, or for the unlawful declaration of dividends or the unlawful repurchase or redemption of capital stock. NFS' Certificate contains a provision that is designed to limit the directors' liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be held liable to NFS or its shareholders for an act or omission in such capacity as a director, except for liability as a result of (i) a breach of the duty of loyalty to NFS or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of NFS' stock under Section 174 of the DGCL, or (iv) transactions from which the director received an improper personal benefit. The principal effect of the limitation on liability provision is that a shareholder is unable to prosecute an action for monetary damages against a director of NFS unless the shareholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. NFS' Certificate does not eliminate its directors' duty of care. The inclusion of this provision in NFS' Certificate may, however, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited NFS and its shareholders.


   Delaware law provides that a corporation may indemnify against liabilities and expenses an officer, director, employee or agent of the corporation, or a person serving at the request of the corporation as a director, officer, employee or agent of another entity, who is made a party to certain proceedings by reason of his or her service in such capacity if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, under Delaware law, a corporation may not indemnify any person with respect to

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any claim or issue as to which such person was found liable to the corporation in a proceeding by or in the right of the corporation, unless indemnification of expenses is ordered by a court. Delaware law provides that a corporation must indemnify against reasonable expenses a present or former director or officer of the corporation who is made a party to any proceeding by reason of his or her service in such capacity and who is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein. Delaware law permits a corporation to advance expenses to a director or officer under specified conditions.

   NFS' Restated Bylaws provide that NFS will indemnify its directors and officers to the fullest extent permitted by Delaware law. NFS is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with NFS or another entity that the director or officer serves at NFS' request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner in NFS' best interest.

Corporate Opportunities


   Provident: Pennsylvania law does not include an express statutory provision enabling a corporation to disavow corporate opportunities to which it might otherwise have some entitlement, and no provision to this effect is included in Provident's articles of incorporation or by-laws.



   NFS: Pursuant to Section 122(17) of the DGCL, a corporation is expressly granted the power to renounce any interest or expectancy of the corporation in, or being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or shareholders. NFS' Certificate contains provisions which effectively provide that NFS renounces any interests or expectancies in these corporate opportunities. The NFS Certificate provides that no other member of the Nationwide group of companies, or those member's directors, officers, employees and agents, will be liable to NFS or its shareholders for not informing NFS of the corporate opportunity or for acquiring the corporate opportunity for themselves or another person.



   The NFS Certificate also provides that if one of NFS' directors, officers, employees and agents who are also directors, officers, employees or agents of a member of the Nationwide group of companies acquire knowledge of a potential corporate opportunity for NFS or a member of the Nationwide group of companies, that person is entitled to offer the corporate opportunity to NFS or to the other member of the Nationwide group of companies. The NFS Certificate provides that no director, officer, employee or agent shall be liable to NFS or its shareholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of NFS or the derivation of any improper personal benefit by reason of the fact that (i) such director, officer, employee or agent offered such corporate opportunity to such member of the Nationwide group of companies (rather than NFS) or did not communicate information regarding such corporate opportunity to NFS or (ii) such member of the Nationwide group of companies pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to NFS. See "Description of Capital Stock--Certificate Provision Relating to Corporate Opportunities" beginning on page 108.



Voting For Directors



   Provident: Unless otherwise provided in a bylaw adopted by the members of a nonstock corporation or in a written document evidencing membership, every member of record of a nonstock corporation shall have the right, at every meeting of members, to one vote. Provident's by-laws do not vary the provisions of Pennsylvania law, and thus members of Provident have one vote each at meetings of members for the election of directors. Directors are elected by plurality vote of the members voting at a meeting. Upon election, a director must become an eligible voting member through purchase of a Provident policy if the individual has not already done so.



   NFS: Under Delaware law, unless otherwise provided in the certificate of incorporation, each shareholder of a corporation is entitled to one vote for each share of stock held by the shareholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders, and directors are elected by a plurality of the votes of the shares present, in person or represented by proxy, at the meeting and entitled to vote on the election of directors.


     Under NFS' Certificate and Restated Bylaws, holders of NFS Class A common stock are entitled to one vote per share and holders of NFS Class B common stock are entitled to ten votes per share in elections of directors. Directors are elected by a plurality of the votes of the shares of NFS common stock that are present, in person or by proxy, and entitled to vote in the election. Under Delaware law, shareholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation. NFS' Certificate does not provide for cumulative voting in elections of directors.


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Cumulative Voting



   Provident: Under Pennsylvania law, unless otherwise provided in the articles of incorporation, the members of a mutual life insurance company are entitled to cumulate their votes in the election of directors, by multiplying their vote by the number of directors to be elected and casting the whole number of votes for one candidate or distributing them among two or more candidates. Provident's articles of incorporation do not eliminate cumulative voting, and accordingly the Provident members are entitled to cumulate their votes in the election of directors.



   NFS:   Delaware law provides that a corporation's certificate of
incorporation may provide that at all elections of directors of the corporation, or at elections held under specified circumstances, each holder of any class or series of stock will be entitled to cumulatively vote their shares. Cumulative voting rights entitle each shareholder to the number of votes equal to the number of shares of common stock the shareholder owns multiplied by the number of directors to be elected. All votes can be cast for one nominee or divided among more than one.



   NFS' Certificate does not provide for cumulative voting.




Removal of Directors


   Provident: Pennsylvania law states that, unless otherwise provided in the articles of incorporation or a bylaw adopted by the members, the entire board of directors or a class of directors or any individual director may be removed without cause by a vote of the members entitled to elect such directors or director. Under Pennsylvania law, unless otherwise provided in a by-law adopted by the members, the board of directors may remove a director who has been declared to be of unsound mind by a court or who has been convicted of a crime punishable by more than one year in prison or for any other proper reason specified by the by-laws. In addition, a court may remove a director if the director commits fraudulent or dishonest acts, grossly abuses his or her authority or discretion related to the company, or for any other proper cause. Member removal of directors is restricted if the board of directors is classified pursuant to a bylaw adopted by the members. The articles of incorporation may not prohibit removal of directors by the members for cause. Provident's articles and by-laws do not modify these provisions of Pennsylvania law.


   There are no provisions of the articles or by-laws of Provident that address the removal of directors, so the applicable provisions of Pennsylvania law apply. Because Provident's by-laws provide for a classified board and its articles do not expressly provide for removal of directors without cause, the members may remove a director or directors only for cause.


   NFS:   Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. When the corporation has a classified board, unless the certificate of incorporation otherwise provides, shareholders may only remove a director for cause. When a corporation's certificate of incorporation provides for cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which such director is a part. Whenever the certificate of incorporation gives holders of a particular class or series of shares the right to elect one or more directors, only the holders of the outstanding shares of that class or series (and not the vote of the outstanding shares as a whole) are entitled to vote to remove a director so elected without cause.



   NFS' Certificate provides that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the outstanding voting power of NFS, subject to the rights of the holders of any series of preferred stock then outstanding. NFS' Certificate does not provide for cumulative voting.


Vacancies on the Board and Newly Created Directorships

   Provident: Under Pennsylvania law, the board of directors may fill any vacancy on the board of directors, unless the articles of incorporation or the bylaws provide otherwise. The by-laws of Provident provide that in case of any vacancy in any class of the board of directors, the remaining members of the board may elect a new member for the unexpired term of the vacancy.


   NFS: Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. In the case of a corporation with a classified board, any directors so chosen shall hold office until the next election of the class for which the directors were chosen, and until their successors are elected and qualified.


   NFS' Certificate provides that any vacancy on NFS' board that results from an increase in the authorized number of directors may be filled by a majority of the board of directors then in office, provided that a quorum is present. NFS'

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Certificate provides that all other vacancies in NFS' board may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

Dividend and Distribution Rights

   Provident: Under Pennsylvania law, a corporation is prohibited from making a distribution to its members if, after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of business; or the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if that corporation were then dissolved, to satisfy the rights of members having superior preferential rights upon dissolution to the members receiving the distribution. The board of directors may base this determination on one or more of the following: the book or current value of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets and liabilities or any other method that is reasonable in the circumstances. The foregoing restriction on distributions applies to dividend payments as well as to transfers of money or other property or incurrence of indebtedness by a corporation to purchase, redeem or otherwise acquire its membership interests.

   The articles and by-laws of Provident do not contain any provisions addressing dividends or other distributions. Thus, Provident may pay dividends out of surplus, provided it does not violate the statutory restriction on distributions discussed above.

   NFS: Delaware law provides that, subject to any restrictions contained in a corporation's certificate of incorporation, the directors may declare and pay dividends either:

    .  out of the corporation's surplus; or

    . if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividends is declared and/or the preceding fiscal year, unless the corporation's capital is diminished by depreciation to an amount less than the aggregate capital represented by the corporation's issued and outstanding stock having a distribution preference.

   NFS' Certificate further limits the declaration and payment of dividends on NFS Class A common stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B common stock. The same restriction applies to the declaration and payment of dividends on NFS Class B common stock with respect to the Class A common stock.


Preemptive Rights



   Provident: Since Provident is a nonstock corporation, Pennsylvania law with respect to preemptive rights is generally not applicable. Additional membership interests in Provident may be issued at any time without being first offered to existing members.






   NFS: Delaware law provides that a corporation may give its shareholders preemptive rights by providing so in the certificate of incorporation. Preemptive rights give a shareholder the right to acquire additional shares of stock in the event that the company decides to issue additional shares so as to maintain the shareholder's percentage of ownership. NFS' Certificate does not provide for preemptive rights.



Issuances of Stock



   Provident: Since Provident is a nonstock corporation, Pennsylvania law with respect to the issuance of stock is generally not applicable. Additional membership interests in Provident are obtained by the purchase of policies.






   NFS: Delaware law provides that, if all of the shares of capital stock which the corporation is authorized by its certificate of incorporation to issue have not been issued, subscribed for, or otherwise committed to be issued, the directors of a corporation may issue or take subscriptions for additional shares of the corporation's capital stock up to the amount authorized in its certificate of incorporation. NFS' Certificate authorizes the issuance of 750,000,000 shares of Class A common stock and 750,000,000 shares of Class B common stock. To date, not all of either class of common stock has been issued.

Calling Special Meetings

   Provident: Pennsylvania law provides that special meetings of members may be called at any time (a) by the board of directors; (b) unless otherwise provided in the articles, by members entitled to cast at least 20% of the votes that all members are entitled to cast at the particular meeting; or (c) by such officers or other persons as may be

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


provided in the by-laws. Provident's by-laws provide that special meetings of members may be called by the board of directors. Because Provident's articles of incorporation do not currently provide otherwise, members are entitled to call a special meeting, as described in clause (b) above.



   NFS: Delaware law provides that special meetings of the shareholders may be called by the board of directors or by any person authorized by the certificate of incorporation or by the bylaws to do so. NFS' Restated Bylaws provide that special meetings of shareholders may be called by the Chairman of the board of directors, the Chairman and Chief Executive Officer or the President and Chief Operating Officer and shall be called by the Secretary at the request in writing of a majority of the members of the board of directors. Shareholders are not authorized to call special meetings of shareholders.


Shareholder or Member Proposal and Nomination Procedures


   Provident: Pennsylvania law does not include a provision restricting the manner in which nominations for directors may be made by members or the manner in which business may be brought before a meeting. Pennsylvania law requires that each director be a natural person of full age and Provident's by-laws do not establish any additional qualifications. Under Pennsylvania law, two-thirds of the directors of Provident must be citizens of the United States of America.



   Under the by-laws of Provident, a member may be nominated to the board of directors if such nomination is made in writing by 7,500 or more members on or before the December 15th preceding the next annual meeting and delivered to the Chief Executive Officer or the board. Nominations must be accompanied by written acceptance of the nomination by the candidate. If such member is not qualified, a majority of the members signing such nomination may substitute another candidate. With the exception of nominations, the by-laws of Provident do not contain a requirement of advance notice for proposals made by members for the annual meeting of members. Provident's by-laws do not provide for a procedure by which members may make proposals for business to be conducted at members' meetings.



   NFS: Delaware law provides that the bylaws of a corporation may contain any provision relating to the conduct of the affairs of the corporation which is not inconsistent with the law or with the certificate of incorporation and, therefore, NFS' Restated Bylaws provide for the procedure by which shareholders may nominate directors or make proposals for business to be conducted at shareholders' meetings. NFS' Restated Bylaws provide in order to properly submit any business to, or to nominate any person for election to the board of directors at an annual meeting of shareholders, a shareholder must provide timely notice thereof in writing to the Secretary of NFS. To be considered timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of NFS (i) not less than 60 days nor more than 90 days before the first anniversary date of NFS' proxy statement in connection with the last annual meeting of shareholders or (ii) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, not less than a reasonable time, as determined by the board of directors, prior to the date of the applicable annual meeting. The Restated Bylaws also specify certain requirements pertaining to the form and substance of a shareholder's notice. These provisions may preclude some shareholders from making nominations for directors at an annual or special meeting or from bringing other matters before the shareholders at a meeting.



Amendment of Articles of Incorporation/Certificate of Incorporation



   Provident: Pennsylvania law provides that every amendment of the articles of incorporation must be proposed either by a resolution of the board of directors or unless otherwise provided in the articles, by petition of members entitled to cast at least 10% of the votes that all members are entitled to cast. Under Pennsylvania law, which is not modified by the articles and by-laws of Provident, a proposed amendment of the articles of incorporation requires the affirmative vote of a majority of the votes cast by all members entitled to vote thereon (at a meeting at which a quorum is present in person or by proxy). Some changes to the articles of incorporation, which generally would not materially affect the rights of existing members, may be adopted by the board of directors without member approval. Provident's articles and by-laws contain no provision regarding who can propose an amendment or change to the articles. Provident's articles provide that the company has the right to amend, alter, change or repeal any provisions of the articles in the way provided for in the Pennsylvania statute.



   NFS: Delaware law provides that the board of directors may propose amendments to a corporation's certificate of incorporation. In addition, NFS' Restated Bylaws, as discussed above under "Shareholder or Member Proposal and Nominating Procedures," provide that shareholders may propose business, which may include proposals to amend the certificate of incorporation, for a vote at an annual or special meeting of the shareholders. Unless otherwise provided in the certificate of incorporation, Delaware law provides that proposed amendments must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote, and a majority of each class entitled to vote thereon as a separate class, unless the corporation's certificate of incorporation requires a larger percentage. Additionally, Delaware law requires that, subject to specified exceptions, amendments must be approved by a separate vote of a class or series


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

of stock whether or note entitled to vote thereon by the certificate of incorporation, if, among other things, the amendment would adversely affect the rights or preferences of such class or series.


   Furthermore, under NFS' Certificate, any provision within Articles FIFTH (related to the board of directors), NINTH (related to special meetings of shareholders), TENTH (related to amendment of the bylaws) and ELEVENTH (related to amendment of certificate) of NFS' Certificate may be altered, amended, terminated or repealed only upon the affirmative vote of the holders of 66 2/3% of the voting power of the shares entitled to vote at an election of directors.


Amendment of Bylaws


   Provident: Pennsylvania law permits, subject to certain limited exceptions relating to fundamental matters such as action by shareholders, the board of directors of an insurance corporation to adopt, amend and repeal by-laws, subject to the power of the members to change such an action.



   Provident's by-laws authorize the board of directors to change, alter and amend the by-laws so long as the proposal to amend is made in writing at a regular meeting of the board and the proposal is not acted upon until at least the first regular meeting after the meeting at which the proposal was first made in writing and the notice of the meeting at which the vote on the proposed amendment will take place contains a statement that the proposed amendment will be considered.




   NFS: Delaware law provides that the power to adopt, amend, and repeal bylaws shall be in the shareholders entitled to vote; provided that any corporation may in its certificate of incorporation, confer upon the directors, in addition to the shareholders, the power to adopt, amend, and repeal bylaws.


   NFS' Certificate authorizes NFS' board to adopt, alter, amend or terminate NFS' Restated Bylaws by the affirmative vote of 66 2/3% of the entire board. Pursuant to Article ELEVENTH of NFS' Certificate, Article II, Section 11 (Advance Notice of Shareholder Proposals and Shareholder Nominations of Directors), the Restated Bylaws may be altered, amended, terminated or repealed only upon the affirmative vote of the holders of 66 2/3% of the voting power of the shares entitled to vote at an election of directors. Otherwise, pursuant to NFS' Restated Bylaws, the bylaws may be altered or amended by shareholders at any meeting of the shareholders by the affirmative vote of holders of a majority of the voting power of the shares entitled to vote thereon at such meeting.



Requirements of the New York Stock Exchange for Shareholder Consent



   Provident: Since Provident does not have shares, it is not subject to any of the requirements of any stock exchange.



   NFS: NFS, as a New York Stock Exchange-listed company, is subject to the requirements of the New York Stock Exchange which provide that certain actions taken by a corporation must have the consent of the shareholders. Specifically, the consent of the company's shareholders is required:



    . with respect to a stock option or purchase plan, or any other arrangement, under which officers or directors may acquire stock (except for warrants or rights issued generally to security holders of the company; or issued under some plans related to employment matters);



    . prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, to a director, officer or substantial security holder of the company, to a subsidiary, affiliate or other closely-related person of these people, or to any company or entity in which these people have a substantial direct or indirect interest; if the stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent, or, in some cases, five percent, of the number of shares of common stock or one percent of the voting power outstanding before the issuance;



    . prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the voting power or number of shares of the common stock to be issued is equal to at least 20 percent of the voting power or number of shares outstanding before the issuance of the stock or of the securities convertible into or exercisable for common stock (with the exception that shareholder approval in these situations is not required for any issuance to the public for cash or for some financing transactions; and



    . prior to an issuance that will result in a change of control of the issuer.





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

                    INTERESTS OF DIRECTORS AND OFFICERS OF
                  PROVIDENT IN THE SPONSORED DEMUTUALIZATION


Executive Officer Change in Control Agreements



   In August 2000, the compensation committee of Provident's board of directors approved the current change in control agreements for Robert W. Kloss, Mehran Assadi, Mary Lynn Finelli, Alan F. Hinkle, Joan C. Tucker and Linda M. Springer as part of Provident's ongoing Comprehensive Review Project. These change in control agreements were authorized by the board of directors and, except in the case of Linda M. Springer, amended prior agreements. The purpose of the current change in control agreements was to continue to provide financial protection for senior executives in the event of a change in control of Provident, thereby making it more likely that an executive would view a potential merger or sale which could result in a change in control from the perspective of the company and its constituencies rather than from his or her own viewpoint.



   The terms of the current change in control agreements vary between the Chief Executive Officer, Mr. Kloss, and the remaining senior officers. With respect to the Chief Executive Officer, the change in control agreement is triggered upon the occurrence of any of the following events: (1) termination by Provident (other than for cause) prior to a change in control at the request of the acquiror, (2) termination of Mr. Kloss by Provident any time within two years of a change in control, other than for cause; (3) termination of employment at the initiative of Mr. Kloss for "good reason" following a change in control; or (4) termination of employment at the initiative of Mr. Kloss for any reason during a 30-day period immediately following the six-month anniversary of a change in control. "Good reason," for this purpose includes, among other things, a substantial adverse change of responsibilities, a reduction in compensation or benefits, and relocation requirements. The change in control agreements with the other senior executives are triggered under the same circumstances, except that there is no "walkaway" provision permitting the triggering of payments under the change in control agreements upon the executive-initiated termination of employment for any reason within a set period of time following a change in control.



   The benefits available under the change in control agreements include the following principal components:



    . A severance payment generally consisting of an amount equal to the executive's base compensation that would be due for a period of 30 months following termination, determined on the basis of the average base compensation paid for the three years preceding termination; plus
       2.5 times the average of the prior three years' aggregate performance bonus amounts received; plus a pro rata portion of any performance or incentive bonus earned but not yet paid (except that for Linda Springer, who is a Senior Vice President, the severance payment is based on compensation due for 21 months rather than 30 months and the multiplier for performance bonuses is 1.75 rather than 2.5).



    . Immediate vesting of any benefits to which the executive is entitled under the Supplemental Employee Retirement Plan (the "SERP"), with a continuation of the executive's pension coverage for two years following termination, payable on a monthly basis for the life of the executive reduced for payments beginning at age 55;



    . Accelerated vesting of any benefits to which the executive is entitled under the Excess Defined Benefit Plan, with a continuation of the executive's pension coverage for two years following termination, payable on a monthly basis for the life of the executive reduced for payment beginning at age 55;



    . Two years of continued life, medical, and dental insurance, split dollar life insurance, 401(k) company matches, six months of executive-level outplacement services, and reimbursement of various expenses and fees; and



    . A non-compete obligation on the part of the executive with a corresponding consulting agreement for services to be rendered at the buyer's request following termination. Remuneration for consulting services are determined as a percentage of the sum of the base compensation and aggregate performance bonus amounts determined on the basis of the average of base compensation and aggregate performance bonus amounts paid in the prior three years. For Mr. Kloss the percentage equals 100% and for other senior executives 50%.



   Mr. Kloss is also entitled to a gross-up payment to reimburse him for any tax penalties incurred as a result of Internal Revenue Code Section 280G. With respect to the other senior executives, benefits under the change in control agreements are capped at the maximum amount payable without incurring Section 280G tax penalties. Executive officers of Provident are not entitled to any direct or indirect payments or benefits from either Provident or NFS in connection with the proposed sponsored demutualization of Provident other than the payments and benefits described in this section and the other benefits that are described in this joint proxy statement/prospectus. In addition, there is no present intent on the part of NFS or Provident to engage in any capacity, or to make any other payments to or to confer any other benefits, directly or indirectly, upon, these executive officers. See "Provident Manager and Director Compensation--Executive Officers" beginning on page 128.

   The total cost of the benefits provided under Provident change in control agreements, if triggered, in excess of the amount that would be payable to executive officers on a termination of employment that does not follow a change in control is approximately $24.6 million. This amount represents approximately 1.6% of the estimated $1.527 billion of total consideration payable to eligible members in the proposed sponsored demutualization. This estimate of total consideration assumes that the average sales price of NFS Class A common stock during a specified period near the effective time of the merger is between $36.86 and $47.71. However, if the average sales price of NFS Class A common stock during the period is lower than the beginning point or higher than the ending point of this range, the value of the aggregate consideration will either decrease or increase accordingly.



   By letter dated June 17, 2002, Towers Perrin reaffirmed its conclusion that the compensation potentially payable under the change in control agreements is reasonable in the aggregate, and on an individual-by-individual basis, in light of comparable practices of employers of comparable size generally, of stock insurance companies of varying sizes and of mutual insurance companies of varying sizes for which data is publicly available. Towers Perrin's methodology to reach its conclusion is adjusted for variations in the size of the peer group through statistical techniques. Finally, in addition to analyzing change in control agreements from the perspective of how the various terms compare with competitive practice, Towers Perrin also advised Provident that the total cost of the agreements as a percent of the market capitalization or transaction price, approximately 1.6%, is within generally accepted guidelines.



   The current change in control agreements differ from the previous change in control agreements in several ways. For Mr. Kloss, the trigger under the previous agreement was the termination of his employment by Provident within 24 months following a change in control, unless termination was for cause or was due to death, disability or retirement or was by Mr. Kloss for other than good reason. The severance benefits to which Mr. Kloss was entitled under the previous change in control agreement included an amount equal to 2.99 times his base earnings, determined on the basis of the average of his base earnings for the five years prior to the calendar year in which the change in control occurred, payable in bi-weekly installments over a 24 month period or until Mr. Kloss's retirement date. In addition, Mr. Kloss would have become fully vested under the previous change in control agreement under the Provident Mutual Excess Benefit Plan, the Supplemental Savings Plan and the SERP, and would also have received continuation of other benefits for up to two years. Unlike the current change in control agreement, the previous change in control agreement for Mr. Kloss did not provide for a gross-up payment for any tax penalties incurred as a result of Internal Revenue Code Section 280G nor did it contain a non-compete obligation with a corresponding consulting agreement.



   Under the previous change in control agreements for Mr. Assadi, Ms. Finelli, Mr. Hinkle and Ms. Tucker, benefits were triggered if Provident, within a 24 month period following a change in control, terminated employment for other than: (a) cause; or (b) by reason of death or disability. Benefits were also triggered if: (a) the executive's salary was reduced from what it was immediately prior to the change in control; (b) if the benefits provided to the executive by Provident were not at least as favorable as those enjoyed by similarly situated executives under Provident's benefit plans; or (c) if Provident materially breached the change in control agreement. The previous change in control agreements did not contain the term "good reason," but the concept was incorporated into the events that triggered termination. Severance benefits under the previous agreements also included the continuation of life, medical and dental insurance for up to two years and either: (a) severance pay in an amount equal to 2.99 times his or her base earnings, determined on the basis of the average of earnings for the five years prior to the calendar year in which the change in control occurred, payable in 52 equal bi-weekly installments, which would cease when normal retirement age was reached; or (b) benefits under Provident's SERP, in which case the right to receive benefits under SERP would accelerate to the date of termination, with benefits not payable until the executive reached age 62. In no case could the severance pay be more than the amount calculated based on 2.99 times base earnings. Severance benefits under the previous change in control agreements for these senior executives were in lieu of unused vacation to which the executive was otherwise entitled. The previous change in control agreements did not contain a non-compete obligation with a corresponding consulting agreement.



   The principal advisor to Provident in connection with the development of the terms and conditions of the current change in control agreements that were executed in September 2000 was the law firm of Morgan Lewis & Bockius LLP. After the terms and conditions of the change in control agreements were developed and tentatively approved by the compensation committee of Provident's board of directors, the compensation committee asked the consulting firm of Towers Perrin to review the agreements and express an opinion as to their reasonableness. By letter dated October 23, 2000, Towers Perrin opined that the change in control agreements were reasonable in light of the compensation committee's objectives and in light of the practices of similar companies. By letter dated June 17, 2002, Towers Perrin expressed its further opinion that the change in control agreements are reasonable in the aggregate, and individually as to each executive.



   The following table describes the total payment due to executive officers upon the change in control and the expected value of any fully or partially vested retirement benefits to which these officers are entitled. NFS informed Provident that Ms. Finelli and Mr. Hinkle would not have employment opportunities with NFS after the merger. By April 2002, following discussions regarding new roles and responsibilities after the merger, Mr. Kloss, Mr. Assadi, Ms. Tucker and Ms. Springer had each informed NFS of plans to terminate employment with Provident following the


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


merger. Accordingly, for Ms. Finelli and Mr. Hinkle, the trigger for payment under the change in control agreements will be termination of the executive's employment by NFS, and for Mr. Kloss, Mr. Assadi, Ms. Tucker, and Ms. Springer, it is anticipated that the trigger for payment under the change in control agreements will be their resignation for good reason. NFS has informed Provident that, except for consulting services under each applicable change in control agreement, NFS has no intention to rehire Mr. Kloss, Mr. Assadi, Ms. Finelli, Ms. Tucker, Mr. Hinkle, or Ms. Springer as an officer, director, employee or consultant of Provident or NFS or any affiliate of Provident or NFS during the three-year period immediately following the closing of the sponsored demutualization. NFS intends to utilize these executives' consulting services under the applicable change of control agreements if and to the extent that NFS needs those services. This table does not reflect any reduction in amounts payable to the individual executive officers which may apply on account of the deduction limitations under the Internal Revenue Code, as more fully described below. The column "Other" in the table below is the aggregate of amounts due (or total cost to Provident) for: outplacement services, health and welfare benefits, accrued and unused vacation time. The specific terms of each executive officer's change in control agreement are detailed in the paragraphs following the table. The terms of Provident's retirement benefits plans are described under "Provident Management and Director Compensation."



                                                                       2002
                                                                     Pro-Rata
                                                                     Payments
                                                                       Under
                                                                     Short-and
                                                                     Long-Term                     Retirement
                                                                     Incentive Consulting           Benefits
Name and Position                                         Severance    Plans    Payment    Other    Value/1/   Total/2/
-----------------                                         ---------- --------- ---------- -------- ---------- -----------
Robert W. Kloss.......................................... $4,994,691 $615,767  $1,997,880 $456,716 $9,824,423 $17,889,477
  Chairman, President and Chief Executive Officer
Mehran Assadi............................................ $1,654,697 $177,394  $  330,936 $149,076 $1,712,044 $ 4,024,147
  Executive Vice President, Distribution / Marketing and
   Chief Information Officer
Mary Lynn Finelli........................................ $1,853,630 $185,885  $  370,728 $191,260 $2,526,890 $ 5,128,393
  Executive Vice President and Chief Financial Officer
Alan F. Hinkle........................................... $1,258,173 $124,600  $  251,640 $155,943 $2,388,294 $ 4,178,650
  Executive Vice President and Chief Actuary
Joan C. Tucker........................................... $1,288,310 $136,444  $  257,670 $157,806 $1,710,404 $ 3,550,634
  Executive Vice President, Corporate Operations
Linda M. Springer........................................ $  556,279 $ 63,077  $       -- $ 70,527 $  394,807 $ 1,084,690
  Senior Vice President and Controller

--------

/1/ The value of retirement benefits throughout this section is calculated by using the present value of payments for the life of the executive.



/2/ The total for each of the executive officers listed in the table under the previous change in control agreements would have been, for Mr. Kloss, $14,332,124; for Mr. Assadi, $2,201,295; for Ms. Finelli, $3,554,720; for
     Mr. Hinkle, $4,281,145, and for Ms. Tucker, $2,784,899. The aggregate total amount payable under the previous change in control agreements would have been $27,154,183. As stated above, Ms. Springer was not a party to any previous change in control agreement with Provident.



   The aggregate total of the amounts listed above is $35,855,991. Of this amount, $11,280,733 was partially or fully vested without regard to the change in control agreements.



  Robert W. Kloss



   The estimated total cash value of payments at termination (including amounts partially or fully vested without regard to the change in control agreement) for Mr. Kloss is $17,889,477. Payment under Mr. Kloss's change in control agreement is triggered by (a) a termination by Provident (other than for cause) prior to a change in control at the request of the acquiror, (b) a termination by Provident (other than for cause) following the change of control, (c) a termination by Mr. Kloss for good reason following a change in control, or (d) a termination by Mr. Kloss during the period between six and seven months after the date of the change in control.



   In the event Mr. Kloss's employment is terminated or constructively terminated in the manner described above, he would be entitled to the following: (a) a lump-sum payment equal to 30 months of base compensation, determined on the basis of the average of base compensation paid for the 36 months preceding termination; (b) a lump-sum payment equal to 2.5 times the average aggregate performance bonus amounts received for the period of 36 months preceding termination; (c) a pro rata portion of any performance or special incentive bonus earned but not yet paid (based upon target numbers);
(d) reimbursement for reasonable and properly incurred out-of-pocket business expenses not yet reimbursed; (e) any other compensation and benefits to which he is entitled at the date of termination under applicable plans, programs and agreements with Provident and continuation of participation in employee benefit programs for twenty-four months following termination; and (f) not less than six months of executive-level outplacement services. On the date of termination, Mr. Kloss would be fully and automatically vested under the Excess Defined Benefit Plan, the Supplemental Savings Plan and the Supplemental Employee Retirement Plan and would receive two years of continued coverage under the Split Dollar Life Insurance Plan. For purposes of calculating the amount payable under the agreement, Mr. Kloss's average base compensation and average aggregate performance bonus are based on the average of base compensation and performance bonus, respectively, actually paid during the 36-month period preceding termination of employment.



   In addition, if any payment of compensation would constitute an "excess parachute payment," Mr. Kloss would be entitled to an additional "gross-up" payment such that any excise tax, and any income or excise tax due on such gross-up payment, would not reduce the amount actually paid to Mr. Kloss. A "parachute payment" is any payment in the nature of compensation made to a disqualified individual that is contingent on a change in control of a corporation if the aggregate present value of all such payments made to the disqualified individual equals or exceeds an amount equal to three times his or her base amount. An "excess parachute payment" is any portion of the "parachute payment" in excess of one times the base amount. The IRS imposes a 20% excise tax on the recipient of any "excess parachute payment," and such amounts are not deductible by the company making the payment.



   Based on Provident's analysis, no amount payable to Mr. Kloss will constitute an excess parachute payment and, therefore, no "gross-up" will be due to him under the terms of his change in control agreement. This analysis is premised upon, among other things, the valuation of a commitment by Mr. Kloss not to work for any competitor (or to otherwise compete with Provident or its successor) for one year following the termination of his employment. An independent expert, Standard & Poors Corporate Value Consulting, has appraised the value of that commitment at $11,000,000 and Provident has utilized that appraisal in its analysis.



   However, it is possible that the IRS could disagree and challenge the valuation. If the IRS concludes that the value of Mr. Kloss's commitment not to compete is less than approximately $5,100,000 (that is, if the IRS determined that the independent expert overvalued the commitment by more than 115%), it might assert that some of the payments to Mr. Kloss are excess parachute payments. If such a position were ultimately upheld, Provident or its successor would be obligated to make a gross-up payment to Mr. Kloss under the terms of his change in control agreement to protect him from the impact of the excess parachute payment excise tax. If the IRS were to successfully argue that the commitment not to compete had no value for this purpose, the gross-up payment due to Mr. Kloss under his agreement would be approximately $4,600,000. In addition, in that case, Provident or its successor could be denied a tax deduction of approximately $5,200,000.



   Following termination upon a change in control, Mr. Kloss has agreed to provide consulting services for one year, for which he will receive, in bi-weekly payments, an amount equal to one year's base compensation and aggregate performance bonus amounts, determined on the basis of the average of the base compensation and aggregate performance bonus amounts paid for the 36 months preceding termination. Mr. Kloss is also subject to a non-compete agreement for one year following termination of employment.



  Mehran Assadi, Mary Lynn Finelli, Alan F. Hinkle and Joan C. Tucker



   The estimated total cash values of payments at termination (including amounts partially or fully vested without regard to the change in control agreements) for the executives named above are: Mr. Assadi--$4,024,147; Ms. Finelli--$5,128,393; Mr. Hinkle--$4,178,650; and Ms. Tucker--$3,550,634.
Payment under each of Mr. Assadi, Ms. Finelli, Mr. Hinkle, and Ms. Tucker's change in control agreements are triggered by (a) a termination by Provident (other than for cause) prior to a change in control at the request of the acquiror, (b) a termination by Provident (other than for cause) within two years following the change of control, or (c) a termination by the executive for good reason following a change in control.



   In the event the executive's employment is terminated or constructively terminated in the manner described above, he/she would be entitled to the following: (a) a lump-sum payment equal to 30 months of base compensation, determined on the basis of the average of base compensation paid for the 36 months preceding termination; (b) a lump-sum payment equal to 2.5 times the average aggregate performance bonus amounts received for the period of 36 months preceding termination; (c) a pro rata portion of any performance or special incentive bonus earned but not yet paid (based upon target numbers);
(d) reimbursement for reasonable and properly incurred out-of-pocket business expenses not yet reimbursed; (e) any other compensation and benefits to which he/she is entitled at the date of termination under applicable plans, programs and agreements with Provident and continuation of participation in employee benefit programs for twenty-four months following termination; and (f) not less than six months of executive-level outplacement services. Also, at the date of termination, the executive would be fully and automatically vested under the Excess Defined Benefit Plan, the Supplemental Savings Plan and the Supplemental Employee Retirement Plan and would receive two years of continued coverage under the Split Dollar Life Insurance Plan.

   In addition, if any payment of compensation would constitute an "excess parachute payment" then the amount of such payment shall be reduced to the maximum amount which is not subject to a limitation of deduction under the Internal Revenue Code.



   The change in control agreements of Mr. Assadi, Ms. Finelli, Mr. Hinkle, Ms. Tucker and Ms. Springer each provide that, notwithstanding any other provision of the agreement, the payments otherwise due to the executive will be limited to an amount that does not trigger the excess parachute payment excise tax. For Mr. Assadi, Ms. Finelli, Ms. Tucker and Ms. Springer, Provident has concluded that this limit is not applicable because the amounts payable, in each case, are less than the amount that would trigger the excess parachute payment excise tax. For Mr. Hinkle, Provident has concluded that the application of the limit will reduce the amount he would have otherwise received but for the limit.



   In the cases of Mr. Assadi, Ms. Finelli and Ms. Tucker, this conclusion is again based on, among other things, a determination by Standard & Poors Corporate Value Consulting that commitments made by the executives not to compete with NFS during the six months following their termination of employment are worth at least $1,450,000, $1,320,000 and $925,000, respectively. These numbers represent the minimum amounts necessary to conclude that the excess parachute payment excise tax is not implicated. In fact, the independent appraiser concluded that Mr. Assadi's, Ms. Finelli's and Ms. Tucker's commitments not to compete are worth approximately $3,400,000, $3,100,000 and $1,500,000, respectively.



   In each of these cases, if the IRS were to successfully challenge the appraisal of the commitment not to compete, the executive would be required to repay Provident or its successor any amount received by him or her in excess of the excess parachute payment excise tax threshold, no additional payment would be due to the executive and after repayment by the executive no tax deduction taken with respect to amounts retained by the executive would be denied.



   Following termination upon a change in control, each executive has agreed to provide consulting services for six months, for which he/she will receive, in bi-weekly payments, an amount equal to 50% of one year's base compensation and aggregate performance bonus amounts, determined on the basis of the average of the base compensation and aggregate performance bonus amounts paid for the 36 months preceding termination. Each executive is also subject to a non-compete agreement for six months following termination of employment.



   Mr. Hinkle also received an advance payment of $900,000 that would otherwise become payable under his change in control agreement in the event of Mr. Hinkle's termination in connection with a change in control. This amount was paid subject to Mr. Hinkle's obligation to repay Provident if his employment is not terminated following completion of the sponsored demutualization under circumstances triggering the right to payment under his change in control agreement.



  Linda M. Springer



   The estimated total cash value of payments at termination (including amounts partially or fully vested without regard to the change in control agreement) for Ms. Springer is $1,084,690. Payment under Ms. Springer's change in control agreement is triggered by (a) a termination by Provident (other than for cause) within two years following the change of control or (b) a termination by Ms. Springer for good reason following a change in control.



   In the event Ms. Springer's employment is terminated or constructively terminated in a manner described above following a change in control, she would be entitled to the following: (a) a lump-sum payment equal to 21 months of base compensation, determined on the basis of the average of base compensation paid for the 36 months preceding termination; (b) a lump-sum payment equal to 1.75 times the average aggregate performance bonus amounts received for the period of 36 months preceding termination; (c) a pro rata portion of any performance or special incentive bonus earned but not yet paid (based upon target numbers);
(d) reimbursement for reasonable and properly incurred out-of-pocket business expenses not yet reimbursed; (e) any other compensation and benefits to which she is entitled at the date of termination under applicable plans, programs and agreements with Provident and continuation of participation in employee benefit programs for eighteen months following termination; and (f) not less than six months of outplacement services. Also, at the date of termination, Ms. Springer would be fully and automatically vested under the Excess Defined Benefit Plan and the Supplemental Savings Plan and would receive two years of continued coverage under the Split Dollar Life Insurance Plan.



   In addition, if any payment of compensation would constitute an "excess parachute payment," then the amount of such payment shall be reduced to the maximum amount which is not subject to a limitation of deduction under the Internal Revenue Code.

Reports of Consultants and Advisors



   Towers Perrin testified at the public informational hearing held by the Pennsylvania Insurance Department on May 23, 2002, and also provided letters dated June 17, 2002 and July 8, 2002 to the effect that the current change in control agreements are reasonable in the aggregate and on an individual-by-individual basis. In addition, Towers Perrin issued a report dated July 3, 2002 that summarized and detailed the amounts payable under Provident's qualified and non-qualified retirement plans. This report provides the background information for the analysis of the extent to which benefits potentially payable under certain non-qualified deferred compensation programs to the executives who are parties to change in control agreements are potentially subject to reduction under the agreements for executives other than Mr. Kloss, and potentially part of a tax indemnification, or "gross up," for Mr. Kloss.




Acceleration of Directors' Advisory Fees


   As described under "Provident Management and Director Compensation; Advisory Committee," Provident maintains an advisory committee for retired directors to provide advisory services to Provident and to receive retirement benefits. Advisory services include conferring with the CEO on an annual or more frequent basis regarding the business and management of Provident. The resolution of the Provident board of directors and documents relating to the creation of the advisory committee, including studies of director retirement programs of competing companies, show that the fees to be paid for service on the advisory committee were considered retirement benefits of directors.



   Prior to the negotiation of the merger agreement, Provident had agreements in place with some of its current and retired directors for them to provide post-retirement advisory services as members of the advisory committee. These agreements arose in 1992 out of Provident's survey of competitors' director retirement plans. These agreements were effectuated by the Provident board of directors' creation of the advisory committee and the appointment of directors to the advisory committee based on the recommendations of the nominating committee of the Provident board of directors. Provident views these agreements as a legally binding component of its overall compensation package for directors. At the time of the execution of the merger agreement, the role of the advisory committee following the merger was uncertain, so Provident sought to protect the retirement benefits of former and current directors by either maintaining the advisory committee or by arranging to pay at the closing of the merger the advisory fees which would become payable if the sponsored demutualization had not occurred and the directors continued to serve on the advisory committee for the maximum period permitted under Provident's current by-laws. NFS has determined that it will not appoint any of the current directors of Provident to the board of directors of the surviving company in the merger nor will it maintain the advisory committee after the sponsored demutualization. Accordingly, Provident will accelerate and pay at closing these advisory fees and this acceleration was approved by Provident's board of directors on August 7, 2001. Provident received opinions from Towers Perrin, dated April 5, 2002, June 17, 2002 and July 8, 2002, that the compensation (including the accelerated payment of advisory fees) paid by Provident to its directors is reasonable in light of competitive practice.



   Because the accelerated payment of the advisory fees provides the equivalent value of the directors' reasonable expectations of retirement benefits otherwise due, the directors cannot receive anything more in the context of the transaction than the amount they would have received had they not approved the proposed merger agreement and instead retained their positions as Provident directors, if they continued to serve on the advisory committee for the maximum period. In fact, accelerating payment of the advisory fees alleviates any concerns of director entrenchment motivated by a desire to preserve both ongoing directors fees and retirement benefits.

   The following table lists fees to be distributed to all current and retired directors of Provident that will be paid in exchange for the cancellation of their respective retirement agreements. The fee paid to each director is the sum of all fees remaining to be paid under their retirement agreements. Because these fees have historically been increased at successive intervals, Provident has not sought to reduce, or discount to present value, the total amount of each payment.




                                 ADVISORY FEES



                                                                                  Total Advisory Fees to
Name of Current Directors           First Year as Director  Years as a Director  be paid after 12/31/01/1/
-------------------------           ---------------------- --------------------- ------------------------
Bernard E. Anderson................            1988                 6/3/              $      162,000
Dorothy M. Brown...................            1982                   20                     270,000
Robert J. Casale...................            1992                   10                     270,000
Nicholas DeBenedictis..............            1995                    7                     189,000
Philip C. Herr, II.................            1994                10/4/                     270,000
J. Richard Jones...................            1985                   17                     270,000
John P. Nealsey....................            1983                   19                     270,000
Charles L. Orr.....................            1995                    7                     189,000
Harold A. Sorgenti.................            1980                   22                     270,000
Robert W. Kloss/2/.................             N/A                  N/A                          --
                                                                                 ------------------------
   Subtotal for Current Directors..                                                   $    2,160,000
                                                                                 ------------------------

                                                           Years Remaining as an
                                                             Advisory Director    Total Advisory Fees to
Retired Directors                     Date of Retirement      after 12/31/01     be paid after 12/31/01/1/
-----------------                   ---------------------- --------------------- ------------------------
Edward R. Book.....................        6/1/2001                  9.4              $      254,244
G. Morris Dorrance.................        1/1/1993                  1.0                      26,926
Claire M. Fagin....................        3/1/1996                  4.2                     112,364
Theodore B. Palmer, III............        3/1/1995                  3.2                      85,290
William A. Pollard.................        1/1/1998                  6.0                     162,000
Donald A. Scott....................       11/1/1999                  7.8                     211,488
John J.F. Sherrerd.................        4/1/2000                  8.2                     222,732
William R. Wilson..................        5/1/1997                  5.3                     143,877
John A. Miller/2/..................             N/A                  N/A                          --
                                                                                 ------------------------
   Subtotal for Retired Directors..                                                        1,218,921
                                                                                 ------------------------
       Total for All Directors.....                                                   $    3,378,921
                                                                                 ========================



Notes:


/1/ Advisory fee is $27,000 annually for a period of up to 10 years (or a lesser period equal to the number of years of service as a director).


/2/  Not entitled to an advisory fee.


/3/  Credited for time served from 1988 to 1993.


/4/ Credited for time served on the board of directors of The Covenant Life Insurance Company, which merged with Provident in 1994.

                PROVIDENT MANAGEMENT AND DIRECTOR COMPENSATION

Basic Compensation Structure

   In the ordinary course of business, Provident pays cash salaries to officers and employees that are competitive with standard market practices. This section describes the compensation and benefits available to both executive officers and certain non-executive officer employees.

   Provident offers all employees and officers comprehensive medical, vision, dental, life, accidental death, and disability insurance. All employees and officers meeting minimum service and eligibility requirements may also participate in the Savings Plan and Retirement Pension Plan. The Savings Plan is tax-qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The Retirement Pension Plan is a tax-qualified defined benefit plan.

   In addition, executive officers may participate in the Split Dollar Life Insurance Plan, Excess Defined Benefit Plan, and Supplemental Savings Plan. Executive officers are the president, any vice president in charge of a principal business unit, division or function, and any other officer who performs a policy making function or any other person who performs similar policy making functions for Provident. The President of Provident and each Executive Vice President may also participate in the Supplemental Employee Retirement Plan. Vice Presidents of Provident are also eligible for the Supplemental Savings Plan.

  Health and Welfare Benefits

   Provident makes the following benefits available to all regular full-time employees working 20 or more hours per week:

    .  Medical/Prescription Drug Coverage

    .  Dental Coverage

    .  Flexible Spending Accounts

    .  Accidental Death and Dismemberment Coverage

    .  Life Insurance--group term life plan and optional life plan

    .  Dependent Life Insurance--group term life plan and optional life plan

    .  Vision Coverage

    .  Disability Coverage

    .  Long Term Care

    .  Post-Employment Benefit Plans

  Retirement Benefits


   In addition to health and welfare benefits, Provident offers all eligible full-time employees the opportunity to participate in the Retirement Pension Plan and the 401(k) Savings Plan. In addition to the foregoing retirement benefits, executive officers and certain other employees of Provident are eligible to participate in the following supplemental plans. Please refer to "Executive Officers" on page 130 for a description of these plans.



      Plan                                     Eligible Participants
      ----                                     ---------------------
      Supplemental Employee Retirement Plan... President and Executive
                                               Vice Presidents
      Split Dollar Life Insurance Plan........ All Executive Officers
      Excess Defined Benefit Plan............. All Executive Officers
      Supplemental Savings Plan............... All Executive Officers,
                                               Vice Presidents and
                                               Managing Partners
      Long-Term Incentive Plan................ All Executive Officers
      Short-Term Incentive Plan............... All salaried employees as determined by the
                                               compensation committee of
                                               Provident's board of
                                               directors



Reports of Consultants and Advisors



   Provident engaged Towers Perrin to advise it in connection with executive compensation matters. Towers Perrin reviewed the compensation paid from 1999 through 2001 to Provident's executive officers. A representative of Towers

Perrin testified at the Pennsylvania Insurance Department's public informational hearing held on May 23, 2002 that Provident's executive compensation, as reflected in compensation paid to these executive officers, has been maintained at conservative competitive levels in comparison to market. Towers Perrin testified that it utilized three sources of market data to reach this assessment:



    . Towers Perrin's Financial Services Executive Compensation Database, which is maintained by Towers Perrin and was reviewed for stock and mutual life insurance companies with regressed corporate assets of $9.3 billion;



    . Towers Perrin's Diversified Insurance Study of Executive Compensation, which is maintained by Towers Perrin and was reviewed for insurance companies with corporate assets of less than $25 billion; and



    . Life Office Management Association's Executive Compensation Survey, a insurance and financial services trade association publication which was reviewed for companies with corporate assets of $5 to $15 billion.



   Towers Perrin evaluated four categories of compensation: (1) base salary, representing the cash salary paid; (2) total cash, representing base salary plus any cash bonus paid under the Short-Term Incentive Plan; (3) target payments under the Long-Term Incentive Plan; and (4) total direct compensation, representing total cash payments plus target Long-Term Incentive Plan payments. Towers Perrin testified that it concluded that Provident's aggregate executive compensation is generally at, and frequently below, competitive market levels. For this purpose, Towers Perrin testified that it considers compensation levels to be "competitive" if they fall within +/-15% of the median market level. Towers Perrin concluded that in 1999, Provident's aggregate total direct compensation was 24% below market level; in 2000, aggregate total direct compensation was approximately equal to the competitive median; and in 2001, Provident's aggregate total direct compensation for the listed executives was approximately 4% below market level (excluding one-time extraordinary short-term incentive plan awards).


Directors

   Directors who are not employees of Provident receive an annual retainer, a fee for each board and committee meeting attended, and reimbursement of expenses for attending such meetings. The chairperson of each committee receives an annual retainer for serving in such capacity.

   Provident's board of directors has eight regular meetings per year, and in recent years, two to three special meetings have been called each year. The investment committee meets 12 times per year and the executive, audit and compensation committees each have three regularly scheduled meetings per year. The nominating and dividend committees meet once per year.

  Fee Schedule

                                                      Chair Annual
  Board of Directors           Board Committees       Retainer
  ------------------           ----------------       --------
  Annual Retainer..... $30,000 Audit.......... $3,500 Executive...... $10,000
  Board Meeting Fee... $ 1,500 Compensation... $3,500 Investment..... $ 3,500
                               Dividend....... $3,500 Nominating..... $ 1,500
                               Meeting Fee.... $1,250

   Two or three directors are appointed as proxies for Provident's annual meeting of members, for which each director receives an additional $500.

  Advisory Committee


   Upon retirement, directors who have served for at least five years on the board of directors are eligible to serve on an advisory committee for a period of up to 10 years (or a lesser period equal to the number of years of service on the board of directors). Currently, the advisory fee is $27,000 annually. Former directors who were also employees of Provident are eligible for appointment to the advisory committee, but are prohibited from receiving the annual fee as they receive retirement benefits under Provident's pension plan. Please refer to "Interests of Directors and Officers of Provident in the Sponsored Demutualization; Acceleration of Directors' Advisory Fees" on page 126 for further discussion of advisory fees.

Executive Officers



  Compensation Table



   The following table describes the base salary and other compensation earned by Provident's executive officers for services rendered as executive officers of Provident during 2000 and 2001. Base salary and target incentive levels for 2002 are also provided. Please read the table in conjunction with the notes that follow.



                                  Annual Compensation  Long-Term Compensation/1/
                                  -------------------  ------------------------
                                                                                               Other
                                                                  Long-Term                Extraordinary
                                                       Long-Term  Incentive                  Short-Term        Other
                                          Short-Term   Incentive  Plan Open    Other Cash  Incentive Plan     Annual
                                  Salary  Incentive/1/  Plan/2/   Cycle/3/    Compensation   Awards/11/   Compensation/12/
     Name and Position       Year  ($)        ($)         ($)        ($)          ($)           ($)             ($)
     -----------------       ---- ------- -----------  --------- ---------    ------------ -------------- ---------------
Robert W. Kloss............. 2002 728,000   546,000     509,600        --            --            --         152,482
  Chairman, President and    2001 700,000   515,000     686,000   560,415/4/         --       475,000         152,482
   Chief Executive Officer   2000 660,025   515,000     658,027        --            --            --         117,671
Mehran Assadi............... 2002 405,600   202,800     101,310        --            --            --          63,789
  Executive Vice President,  2001 390,000   195,000     122,850   111,550/5/         --            --          63,789
   Distribution Marketing    2000 375,000   206,250      87,900        --            --            --          52,310
   and Chief Information
   Officer
Mary Lynn Finelli........... 2002 270,400   135,300     189,840        --            --            --          65,137
  Executive Vice President   2001 260,000   130,000     254,800   200,200/6/         --       263,945          65,137
   and Chief Financial       2000 244,450   155,000     256,673        --            --            --          51,868
   Officer
Alan F. Hinkle.............. 2002 225,000   112,500     101,100        --            --            --          66,653
  Executive Vice President   2001 225,000   112,500     127,575   111,350/7/    900,000/8/         --          66,653
   and Chief Actuary         2000 218,400   103,750     147,420        --                          --          52,641
Joan C. Tucker.............. 2002 234,000   117,000     116,900        --            --            --          52,022
  Executive Vice President,  2001 225,000   112,500     157,500   128,710/9/         --            --          52,022
   Corporate Operations      2000 215,225   110,000     161,400        --            --
Linda M. Springer........... 2002 216,325    64,898      43,230        --            --            --          30,877
  Senior Vice President and  2001 208,000    62,400      42,735    47,600/10/        --       125,000          30,877
   Controller                2000 190,000    60,800      28,500        --            --            --          14,071



Notes to Executive Officer Compensation Table:


/1/ See "Executive Officer Change in Control Agreements" on page 121 for a discussion of certain accelerated payments.


/2/ Long-Term Incentive Plan (LTIP) payout amounts set forth in the year 2000 relate to the 1998-2000 LTIP Cycle. LTIP payout amounts set forth in the year 2001 relate to the 1999-2001 LTIP Cycle. The LTIP amounts set forth in the year 2002 relate to the final third of the 2000-2002 LTIP Cycle, the second third of the 2001-2003 LTIP Cycle and the first third of the 2002 to 2004 LTIP Cycle that may be earned in 2002.


/3/ LTIP Open Cycle vested amounts set forth in 2001 relate to the pro-rata amounts for two-thirds of the 2000-2002 LTIP Cycle and one-third of the 2001-2003 LTIP Cycle that were earned through 2001. At December 31, 2002 one-third of the 2001-2003 LTIP Cycle will be open and two-thirds of the 2002-2004 LTIP Cycle will remain open and unearned.


/4/  Includes $390,715 and $169,700 from the 2000-2002 and 2001-2003 LTIP Open
     Cycles earned as of December 31, 2001, respectively, which were paid in 2002.


/5/  Includes $77,780 and $33,770 from the 2000-2002 and 2001-2003 LTIP Open
     Cycles earned as of December 31, 2001, respectively, which were paid in 2002.


/6/  Includes $139,600 and $60,600 from the 2000-2002 and 2001-2003 LTIP Cycles earned as of December 31, 2001, respectively which were also paid in 2001.


/7/  Includes $77,650 and $33,700 from the 2000-2002 and 2001-2003 LTIP Cycles earned as of December 31, 2001, respectively which were also paid in 2001.


/8/ Represents an advanced severance payment of $900,000. See " Executive Officer Change in Control Agreements--Mehran Assadi, Mary Lynn Finelli, Alan F. Hinkle and Joan C. Tucker" beginning on page 124 for a discussion of the payment.


/9/  Includes $89,750 and $39,960 from the 2000-2002 and 2001-2003 LTIP Cycles earned as of December 31, 2001, respectively, which were paid in 2002.


/10/ Includes $33,190 and $14,410 from the 2000-2002 and 2001-2003 LTIP Cycles earned as of December 31, 2001, respectively, which were paid in 2002.


/11/ See the "Short-Term Incentive Compensation Plan" discussion on page 131.


/12 /Includes the cost of split dollar life insurance coverage under Provident's Split Dollar Life Insurance Plan.

  Incentive Compensation Plans



  Short Term Incentive Compensation Plan



   Under the Short Term Incentive Compensation Plan, or STIP, Provident provides lump sum cash awards at the end of each annual cycle to those participants who meet specific predetermined performance objectives. The amount awarded to a participant during a particular cycle can range from 0 to 90% of a participant's base salary based on the achievement of specific individual and company performance results. Under the STIP, incentive awards and base salary are managed as two separate components of total cash compensation. Award levels and performance measures vary by job title. The number of participants may vary with each award period, depending on the business and compensation strategies for that period. The STIP is an unfunded plan, and is administered by the compensation committee of Provident's board. All employees who hold qualifying positions with Provident for at least 3 full months of the plan cycle are eligible for participation in the STIP. Pro-rated awards are paid to those employees who are eligible for participation but have not completed a full year of service.



   Each participant in the STIP has an established incentive "target" percentage pay out determined by their position with Provident. The award mix is determined under two tiers (corporate and individual). Factors such as Provident's GAAP net income determine the corporate tier, while the individual tier is tied to the achievement of goals designed to support the division's overall objectives. The award mix between the two performance tiers is weighted to reflect the impact the employee has over the performance results for that tier. There are three levels of performance standards: maximum, target, and threshold. The maximum bonus opportunity is assigned based on the individual's position with Provident.



   The compensation committee has absolute discretion under the plan to determine to whom awards are given, the size and terms of awards, and the timing of the grant of awards.



   From time to time, the compensation committee has authorized one-time additional awards in addition to the annual incentive award. For example, in August 2001, the compensation committee (ratifying action taken in July 2001 by the executive committee of the board of directors of Provident) approved an increased bonus pool under the STIP to be awarded to individuals for extraordinary efforts in connection with completion of a comprehensive review project to explore Provident's strategic and business opportunities. Based on the recommendation of Mr. Kloss as to specific amounts, and in recognition of the extraordinary efforts above and beyond even superior levels of expected job performance described by Mr. Kloss to the committee the compensation committee allocated a portion of that pool in August 2001 to Mary Lynn Finelli, Linda Springer and three non-executive officer employees. In August 2001, the compensation committee deferred decision on an allocation to Mr. Kloss. These awards preceded the proposed sponsored demutualization and were not contingent upon the execution of an agreement or the closing of any transaction. At its own initiative, the compensation committee later allocated a portion of a special STIP pool to Robert W. Kloss in December 2001 in recognition of his extraordinary efforts in connection with the comprehensive review project.



  Long-Term Incentive Plan



   Provident has a Long-Term Incentive Plan, or LTIP, designed to provide a competitive compensation opportunity for executive officers. The LTIP is based on two measures: return on equity and growth in profit, both measured against targets established at the outset, and approved by Provident's board of directors.



   Target awards are determined for each executive officer based on competitive market practice, and expressed as a percentage of salary. Actual awards are made at the end of the cycle according to company results, and subject to a modest modification for personal performance. The compensation committee of Provident's board of directors may increase or reduce individual awards by up to 10%, but only within the award pool. The LTIP also allows the compensation committee to "adjust previously established performance targets and other terms and conditions to reflect major unforeseen events."



   The LTIP is a conventional cash performance plan. Performance objectives are established at the beginning of a multi-year performance cycle, expressed in terms of a threshold GAAP return on equity before equity tax, and GAAP net income growth measured on a cumulative basis during the period. If return on equity exceeds the threshold, an award as a percentage of the target is determined by cumulative profit growth. No payout is made below a threshold profit growth or return on equity.

   Payout at the end of the cycle, expressed as a percentage of the target, is determined by a scale which correlates cumulative profit as a percentage of objective with award. For example, the 2001-2003 correlation is as follows:



                        Cumulative Profit as Payout as a
                           % of Objective    % of Target
                           --------------    -----------
                                90%             50%
                                95%             75%
                                100%            100%
                                105%            125%
                                110%            150%



   In that the LTIP provides for performance awards based on overlapping three-year performance cycles, three performance award cycles are potentially affected by the proposed sponsored demutualization: (1) the cycle extending from January 1, 2000 through December 31, 2002; (2) the cycle extending from January 1, 2001 through December 31, 2003; and (3) the cycle extending from January 1, 2002 through December 31, 2004. After consulting with its advisors, Provident's board of directors authorized, and NFS agreed, that the plan would continue open cycles, and that incomplete cycles would be paid out pro rata for terminated employees based on actual performance but no more than 115% of target levels based on the number of months completed in the cycle.



   The amounts paid to Provident's executive officers on account of the incomplete performance award cycles originally scheduled to end on December 31, 2002 and December 31, 2003 were paid by Provident on a pro rated basis based on the actual performance of Provident through December 31, 2001. The payments were consistent with the historic method for determining payment of LTIP performance awards, other than the 115% of target cap as agreed between Provident and NFS. The amounts summarized in the chart below were paid in 2001, or in 2002 after each of the executive officers receiving a payment in 2002 announced their intention to resign for good reason under their change in control agreements following the completion of the sponsored demutualization.

   Provident's historical practice has been to pay the bonus attributable to the STIP early in the calendar year following the end of the calendar year for which the bonus was earned, and to pay the bonus attributable to each three-year LTIP performance award cycle early in the calendar year following the end of the last calendar year in the performance cycle. The following amounts would have been payable in 2002 or later years under Provident's historic practice, but were instead paid in 2001 or 2002, as summarized below:



                                                          2001      2002
                                                       ---------- --------

     Robert W. Kloss   LTI cycle for 1999-2001........ $  686,000 $     --
                        2/3 of LTI cycle for 2000-2002         --  390,715
                        1/3 of LTI cycle for 2001-2003         --  169,700
                                                       ---------- --------
                          Total for Kloss............. $  686,000 $560,415
                                                       ========== ========

     Mary Lynn Finelli 2001 STI....................... $  130,000 $     --
                       LTI cycle for 1999-2001........    254,800       --
                        2/3 of LTI cycle for 2000-2002    139,600       --
                        1/3 of LTI cycle for 2001-2003     60,600       --
                                                       ---------- --------
                          Total for Finelli........... $  585,000 $     --
                                                       ========== ========

     Alan F. Hinkle    2001 STI....................... $  127,575 $     --
                       LTI cycle for 1999-2001........    112,500       --
                        2/3 of LTI cycle for 2000-2002     77,650       --
                        1/3 of LTI cycle for 2001-2003     33,750       --
                       Advance Payment of Severance...    900,000       --
                                                       ---------- --------
                          Total for Hinkle............ $1,251,475 $     --
                                                       ========== ========

     Mehran Assadi     LTI cycle for 1999-2001........ $  122,850 $     --
                        2/3 of LTI cycle for 2000-2002         --   77,780
                        1/3 of LTI cycle for 2001-2003         --   33,770
                                                       ---------- --------
                        Total for Assadi.............. $  122,850 $111,550
                                                       ========== ========

     Joan C. Tucker    2001 STI....................... $  112,500 $     --
                       LTI cycle for 1999-2001........    157,500       --
                        2/3 of LTI cycle for 2000-2002         --   89,750
                        1/3 of LTI cycle for 2001-2003         --   38,960
                                                       ---------- --------
                          Total for Tucker............ $  270,000 $128,710
                                                       ========== ========

     Linda Springer    2001 STI....................... $   62,400 $     --
                       LTI cycle for 1999-2001........     42,735       --
                        2/3 of LTI cycle for 2000-2002         --   33,190
                        1/3 of LTI cycle for 2001-2003         --   14,410
                                                       ---------- --------
                          Total for Springer.......... $  105,135 $ 47,600
                                                       ========== ========



   As to Mr. Kloss, Mr. Assadi, Ms. Finelli and Ms. Tucker, the acceleration of payments is not likely to have any effect on the amount payable under the executives' change in control agreements. This conclusion is based on the assumption that the valuation of each of their commitments not to compete exceeds the amount that would, but for the value of the commitments for each executive, potentially be treated as a payment subject to the "golden parachute" excise tax under the federal tax laws.



   As to Mr. Hinkle and Ms Springer, the acceleration of payments to 2001 may have the result of increasing the amount that would have been payable under the executives' change in control agreements over what would otherwise have been payable absent the acceleration of payments. The acceleration of payments to 2001 has the effect of increasing the average of the executives' taxable compensation from Provident for the five-calendar-year period ended December 31, 2001. If a change in control of Provident is completed in 2002, the change in control agreements provide that the maximum amount of payments that are contingent on the change in control that can be paid to any executive officer (other than Mr. Kloss) must be less than three times the executives' average compensation for the five-calendar-year period ending December 31, 2001. Accordingly, the potential increase in the amount that may become payable under the change in control agreements as a result of the acceleration of payments otherwise payable after 2001 into

2001 is 60 percent of the accelerated amount. Thus, the acceleration of payments otherwise payable after 2001 into 2001 has the effect of increasing the amount payable to Mr. Hinkle following a covered termination of employment by approximately $750,885. The acceleration of payments otherwise payable after 2001 into 2001 has the effect of increasing the amount payable to Ms. Springer following a covered termination of employment by approximately $63,081.



  Retirement Benefits



   The following table summarizes the present value of each executive officer's vested interest under Provident's various retirement benefit plans, in the event of a change in control. With the exception of the Supplemental Employee Retirement Plan, or SERP, the benefit amounts shown in the table for the retirement benefit plans are either fully or partially vested prior to the change in control. Under the terms of the SERP (as more fully described in the text following the table) participants do not commence participation and are not vested in their benefit under the SERP until reaching age 62 as an active employee with at least 10 years of service with Provident; however, upon a change in control all individuals eligible to participate in the SERP automatically vest and commence participation upon a change in control. Despite the accelerated vesting of benefits, participants in the various retirement benefit plans (including the SERP) will not commence distribution of their benefits under the various plans until attaining retirement age. Full descriptions of the retirement benefit plans follow the table.



                                                                         401(k) and
                                                                        Supplemental
                                              Home Office     Excess    Savings Plan
                                               Retirement    Defined      Company
Name and Position                             Pension Plan Benefit Plan    Match        SERP      TOTAL
-----------------                             ------------ ------------ ------------ ---------- ----------
Robert W. Kloss..............................  $1,123,779   $4,406,546    $417,051   $3,877,047 $9,824,423
 Chairman, President and Chief Executive
   Officer
Mehran Assadi................................  $  267,092   $   41,798    $ 48,205   $1,354,949 $1,712,044
 Executive Vice President, Distribution/
   Marketing and Chief Information Officer
Mary Lynn Finelli............................  $  792,579   $  504,213    $148,865   $1,081,233 $2,526,890
 Executive Vice President and Chief Financial
   Officer
Alan F. Hinkle...............................  $  999,218   $1,168,543    $167,300   $   53,233 $2,388,294
 Executive Vice President and Chief Actuary
Joan C. Tucker...............................  $  748,422   $  662,276    $147,959   $  151,747 $1,710,404
 Executive Vice President, Corporate
   Operations
Linda M. Springer............................  $  300,904   $   32,717    $ 61,186   $       -- $  394,807
 Senior Vice President and Controller



   The key assumptions used to determine the present value of retirement benefits shown above include the election by participants to elect a lump sum payment to be made at the earliest date of retirement/distribution eligibility (which is immediate for the qualified plan and at age 55 for the Excess Defined Benefit Plan and SERP). Lump sum payments determined under the terms of the plan are based on the interest rate and mortality table assumptions as prescribed by the IRS for qualified plans. For the Home Office Retirement Pension Plan lump sum, a 5.40% interest rate was used along with the IRS applicable mortality table for distributions from a qualified plan. The Excess Defined Benefit Plan and SERP lump sum amounts payable at age 55 and discounted to current age are determined based on assumptions for interest and mortality risk as selected by the company for financial reporting under GAAP and statutory accounting standards (6.5% long-term lump sum interest rate at age 55 and 7.25% discount from age 55 to current age).

   This table shows the estimated annual retirement benefits payable to a covered participant under the Retirement Pension Plan, Excess Defined Benefit Plan, and the Supplemental Employee Retirement Plan (SERP). Participants in these plans may elect to receive their accrued benefits in the form of either a lump sum or an annuity when first eligible for payment. The estimates shown in the table below assume that benefits are received in the form of a reduced single life annuity at age 55, when benefits are payable under the amended terms of the SERP pursuant to the merger agreement.



                                  Estimated Annual Pension
                              Reduced Upon Retirement at Age 55
      Final Average  After Completion of the Following Years of Service
       Total Cash   -----------------------------------------------------
      Compensation  15 Years 20 Years 25 Years 30 Years 35 Years 40 Years
      ------------  -------- -------- -------- -------- -------- --------
       $  200,000   $ 79,000 $ 79,000 $ 79,000 $ 81,000 $ 89,000 $ 95,000
          400,000    158,000  158,000  158,000  166,000  182,000  190,000
          600,000    237,000  237,000  237,000  252,000  275,000  284,000
          800,000    316,000  316,000  316,000  337,000  369,000  379,000
        1,000,000    395,000  395,000  395,000  422,000  462,000  474,000
        1,200,000    474,000  474,000  474,000  508,000  555,000  569,000
        1,400,000    553,000  553,000  553,000  593,000  648,000  664,000
        1,600,000    632,000  632,000  632,000  678,000  742,000  758,000
        1,800,000    711,000  711,000  711,000  764,000  835,000  853,000
        2,000,000    790,000  790,000  790,000  849,000  928,000  948,000



   Any SERP benefit payable to an eligible executive will be offset by accrued benefits from the Retirement Pension Plan and Excess Defined Benefit Plan. Assuming a retirement age of 55 and the satisfaction of conditions under the change in control agreements, the estimated total annual benefit under Provident's plans to be paid to each executive at age 55 is $853,853 for Mr. Kloss, $289,276 for Mr. Assadi, $316,163 for Ms. Finelli, $225,897 for Mr. Hinkle and $218,754 for Ms. Tucker.



   Years of service credited under these plans for the above-named executives when taking into account the provisions of the change in control agreements are as follows:



                       Name              Years of Service
                       ----              ----------------
                       Robert K. Kloss..        21
                       Mehran Assadi....         6
                       Mary Lynn Finelli        19
                       Alan F. Hinkle...        30
                       Joan C. Tucker...        26



  Home Office Retirement Pension Plan



   The Home Office Retirement Pension Plan, referred to as the Retirement Pension Plan, is a tax-qualified Defined Benefit plan under the Internal Revenue Code. Participants are entitled to receive a lump sum payment or to commence benefits in any other form available under the Home Office Retirement Pension Plan at any time following termination of employment, regardless of whether they have reached a retirement age under the plan. The Retirement Pension Plan provides employees with a retirement benefit amount based on a formula, which takes into account Final Average Compensation and years of service with Provident. The benefit formula for years 1-30 of service equals 1.35% of Final Average Compensation up to the amount of Covered Compensation, as defined below, plus 1.8% of Final Average Compensation in excess of covered compensation. For years 31-40 of service, the benefit formula equals 1.0% of Final Average Compensation multiplied by the number of years of service in excess of 30 years. For purposes of the Retirement Pension Plan, Final Average Compensation is the average compensation of the highest 60 consecutive full months of service within the last 120 months of service. Covered Compensation is an amount calculated by the Social Security Administration. For 2001, the Covered Compensation amount was $37,212.00.



   All full-time employees who are age 21 and over are eligible to participate. All benefits provided under this plan are paid from contributions made by Provident. Employees are fully vested in the Retirement Pension Plan after completing 5 years of service with Provident.



   Pursuant to the merger agreement, Provident amended the Retirement Pension Plan on February 7, 2002. The amendments, as adopted, provide all participants in the Retirement Pension Plan who are still active employees on the closing date with a 100% nonforfeitable interest in his or her accrued benefit under the plan. In addition, the amendments provide the following (i) that for the period beginning on the closing date until December 31, 2003, NFS may not amend the benefit formula of the plan so as to provide benefits on terms that are less generous for employees who were active as of the closing date; (ii) that NFS may not merge the Retirement Pension Plan into a qualified pension plan maintained by NFS or one of its affiliates unless each participant who was an active employee as of the closing date participates in a qualified defined benefit pension plan that provides all of the following: (A) for service credited to the participant before December 31, 2003, the successor plan provides a benefit formula that is "not less valuable" than the existing formula, (B) for service credited to the participant after December 31, 2003, the successor plan provides benefit accruals with respect to service with NFS on a basis that is not less favorable than for similarly situated employees of NFS, and (C) the successor plan provides a specified minimum benefit; and (iii) participants in the plan who are active employees as of the closing date shall be entitled to receive distribution of the accrued benefits under the plan in the form of a lump sum payable on the same basis as under the plan.



  401(k) Savings Plan



   The 401(k) Savings Plan is a tax-qualified plan under Section 401 of the Internal Revenue Code. The 401(k) Savings Plan allows employees to invest for retirement on a pre-tax basis or post-tax basis. Employees are eligible to sign up for the plan on their first day of employment. Up to 15% of an employee's annual salary (subject to maximum limitations set by the Internal Revenue Code) can be invested in a wide selection of funds. Provident matches, on a dollar for dollar basis, the first 3% of an employee's pre-tax contributions, starting with the first day of the calendar quarter following one year of service. Employees are fully vested in the 401(k) Savings Plan as soon as they begin contributing to the plan.



  Supplemental Employee Retirement Plan



   The Supplemental Employee Retirement Plan, or SERP, as amended on December 7, 2001, provides each eligible employee (the President and each Executive Vice President are the only eligible employees) with an annual retirement benefit ranging from 50% to 60% of Final Average Compensation. Any employee who is a participant in the LTIP who has been approved for participation by the board of directors of Provident is eligible to participate in the SERP. Each participant in the SERP is generally entitled to begin receiving payments under the SERP at the later of age 62 or at the time he or she is first eligible for distribution from the Retirement Pension Plan. Employees are fully vested and commence participation in the SERP upon reaching age 62 as an active employee with at least 10 years of service, or in accordance with a separate agreement approved by Provident's board of directors.



   Pursuant to the merger agreement, Provident approved amendments to the SERP on February 7, 2002. The amendments, as approved, provide that all individuals who are eligible to participate in the SERP shall automatically vest and commence participation in the SERP on the closing date. In addition, the amendments provide that any participant who terminates employment after the closing date shall be permitted to commence distributions from the SERP after attaining age 55; provided, however, that any distributions that commence before the participant attains age 62 shall be subject to actuarial reduction for early retirement. In accordance with the terms of the SERP, and as amended February 7, 2002, participants who commence participation in the SERP prior to closing date are not eligible to commence benefits at age 55, unless otherwise specified under an individual agreement. For the period beginning on the closing date until December 31, 2003, the SERP benefit formula may not be amended to provide benefits on terms that are less generous for employees who are active as of the closing date. From and after the closing date, the SERP may not be terminated or frozen unless each participant who was an active employee on the closing date is entitled to participate in a nonqualified deferred compensation plan that provides the following: (i) a benefit formula that is "not less valuable" than the SERP formula in effect on the closing date, (ii) for service credited to the participant after December 31, 2003, benefit accruals that are not less favorable than for similarly-situated employees of NFS, (iii) a minimum SERP benefit equal to the difference between
(A) the SERP benefit if such benefit had been calculated using the participant's Final Average Compensation (as defined on the closing date) and
(B) the amount of the SERP benefit payable under a successor plan.



  Split Dollar Life Insurance



   Provident offers a Split Dollar Life Insurance Plan, or SDLIP, to provide life insurance protection for eligible employees of Provident and their families. All executive officers of Provident are eligible to participate in the SDLIP. Participants in the split dollar plan include active and retired senior officers, including both senior vice presidents and executive vice presidents. Subject to a determination of insurability, a participant in this SDLIP is entitled to basic life coverage under the Provident group term life insurance plan but not optional life coverage under the optional life insurance plan. Under the SDLIP, Provident pays the annual premium sufficient to maintain the policy and holds a collateral assignment of the life insurance policy. For retired participants, any premiums paid by Provident are deducted from benefits paid at the participant's death and are refunded to Provident. Upon retirement, active participants in the SDLIP must reimburse Provident an amount equal to the lesser of Provident's investment in the policy or the cash surrender value. The participant's death benefit under this plan equals the excess of the policy proceeds over the premiums paid by Provident, unless the participant has already reimbursed Provident for all premiums paid in, which case the death benefit equals the policy proceeds. The amount of insurance on each participant is determined by the board of directors of Provident and is not necessarily the same for all participants.

Upon termination of the applicable split dollar agreement governing each arrangement, Provident will recover an amount attributable to its aggregate premium payments with respect to the split dollar policy, or the cash surrender value, if less. For the retired officers, the plan calls for the agreements to be terminated at the death of the executive. For the active officers, the plan calls for the agreements to be terminated at age 65.



   At the end of the two-year benefit continuation period (18 months for Ms. Springer), Provident will cease to be obligated to continue to make premium payments. The participating executive officers other than Mr. Kloss will have the option to reimburse Provident for the lower of the cash surrender value or the company's investment in the policy, in exchange for release from the collateral assignment with Provident. This option is available at any time up until the end of the two-year period. If the executive does not elect to reimburse Provident at the end of the two-year period, Provident will surrender the policy and the executive will receive the excess, if any, of the cash surrender value over Provident's investment in the policy.



   At the end of Mr. Kloss's two-year benefit continuation period, he will retire under the terms of the SDLIP. Thereafter, the company will continue to be obligated to pay premiums for the remaining five years of the ten-year premium payment period. The annual SDLIP premium for Mr. Kloss is $52,480.62. After Mr. Kloss reaches age 65, he must reimburse Provident an amount equal to the lesser of Provident's investment in the policy or the cash surrender value.



   Pursuant to the merger agreement, Provident approved amendments to the SDLIP on February 7, 2002. The amendments, as approved, provide that the plan may not be amended or terminated before December 31, 2003 without the consent of any participant who was a participant on the closing date.



  Excess Defined Benefit Plan



   Certain employees' benefits under the Retirement Pension Plan are reduced by compensation limits applicable to qualified benefit plans through application of Section 415(b) of the Internal Revenue Code. The Excess Defined Benefit Plan, as amended and restated, effective March 5, 1999, operates to restore the benefits that would otherwise have been payable under the Retirement Pension Plan, but were limited because of the contribution limitations in Section 415(b) of the Internal Revenue Code. All employees that are subject to the
Section 415(b) limit are eligible to participate in the Excess Defined Benefit Plan.



   Pursuant to the merger agreement, Provident amended the Excess Defined Benefit Plan on February 7, 2002. The amendments, as approved, provide all participants in the Excess Defined Benefit Plan who are still active employees on the closing date with a 100% nonforfeitable interest in his or her accrued benefit under the plan. In addition, the amendments provide that for the period beginning on the closing date until December 31, 2003, NFS may not amend the benefit formula of the plan so as to provide benefits on terms that are less generous for employees who were active as of the closing date. From and after the closing date, the Excess Defined Benefit Plan may not be terminated or frozen unless each participant who was an active employee on the closing date is entitled to participate in a nonqualified deferred compensation plan that provides the following: (1) a benefit formula that is "not less valuable" than the Excess Defined Benefit Plan formula in effect on the closing date, (2) for service credited to the participant after December 31, 2003, benefit accruals that are not less favorable than for similarly-situated employees of NFS, (3) a minimum Excess Defined Benefit Plan benefit equal to the difference between (A) the Excess Defined Benefit Plan benefit as if such benefit had been calculated using the participant's Final Average Compensation (as defined on closing date) and (B) the amount of the benefit payable under a successor plan, and (4) Participants in the Plan who are active employees on the closing date shall be entitled to receive benefits under the Excess Defined Benefit Plan, or successor plan, in the form of a lump sum.



   The estimated actuarial liability increase associated with the pension plan amendments as approved is $5.2 million for the Home Office Retirement Pension Plan, $3.2 million for the Excess Defined Benefit Plan and $6.1 million for the SERP. The actuarial liability is that used for the company's GAAP accounting obligations for pensions and includes the immediate effect of change in control agreements.



  Supplemental Savings Plan



   The Supplemental Savings Plan, effective January 1, 1996, and as amended and restated, effective January 1, 1999, entitles participants to defer up to 15% of annual compensation, less amounts deferred into the 401(k) Savings Plan. Provident matches up to 3% of the participant's compensation, less the match given to the participant under the 401(k) Savings Plan. Employees eligible to participate in the Supplemental Savings Plan include executive officers, Vice Presidents, and Managing Partners.

   Pursuant to the merger agreement, Provident approved amendments to the Supplemental Savings Plan on February 7, 2002. The amendments, as approved, provide that neither Provident nor NFS may terminate or freeze the Supplemental Savings Plan, or reduce the supplemental deferral amount or employer matching contributions under the plan unless each participant who was an active employee on the closing date is entitled to participate in one or more plans that, in the aggregate, permit the participant to defer salary and receive employer contributions on a basis that is not less favorable than for similarly situated employees of NFS who are eligible to participate in a comparable arrangement.

    OWNERSHIP OF VOTING SECURITIES OF NFS BY CERTAIN BENEFICIAL OWNERS AND
                                  MANAGEMENT

Security Ownership of Certain Beneficial Owners

                             CLASS A COMMON STOCK


                                              Amount And Nature Of
Name And Address Of Beneficial Owner/1/       Beneficial Ownership Percent Of Class/5/
---------------------------------------       -------------------- ------------------
Neuberger Berman Inc./2/.....................      2,062,300              8.54%
605 Third Ave. New York, NY 10158
INVESCO Funds Group, Inc./3/.................      1,758,700              7.28%
4350 South Monaco Street Denver, CO 80237
Goldman Sachs Asset Management/4/............      1,418,340              5.87%
32 Old Slip New York, NY 10005

--------



/1/ This table reflects the holdings of each of the beneficial owners of 5% or more of NFS' Class A common stock as reported on the most recent Schedule 13Gs received by NFS relating to these beneficial owners. NFS has not received any other Schedule 13Ds or 13Gs with respect to holders of 5% or more of the Class A common stock as of the date of this joint proxy statement/prospectus.


/2/ Based on a Schedule 13G dated February 11, 2002, Neuberger Berman, Inc. reported sole voting power with respect to 347,800 shares, shared voting power with respect to 1,572,500 shares and shared dispositive power with respect to 2,062,300 shares.



/3/ Based on a Schedule 13G dated January 31, 2002, INVESCO Funds Group, Inc. reported sole voting power and sole dispositive power with respect to 1,758,700 shares.



/4/ Based on a Schedule 13G dated February 14, 2002, Goldman Sachs Asset Management reported sole voting power with respect to 1,354,440 shares and sole dispositive power with respect to 1,418,340 shares.



/5/  As of December 31, 2001.


                             CLASS B COMMON STOCK

                                        Amount And Nature Of
   Name And Address Of Beneficial Owner Beneficial Ownership Percent Of Class
   ------------------------------------ -------------------- ----------------
        Nationwide Corporation/1/......     104,745,000            100%
        One Nationwide Plaza
        Columbus, Ohio 43215

--------
/1/  As of the date of this joint proxy statement/prospectus.


   The Class B common stock is convertible into Class A common stock at any time by the holder on the basis of one share of Class A common stock for each share of Class B common stock converted.

Security Ownership of Management


   The table below sets forth the number of shares of NFS Class A common stock owned beneficially as of July 9, 2002, by each of the directors, NFS' Chairman and Chief Executive Officer, the four other most highly paid executive officers for the fiscal year ended December 31, 2001 and all directors and executive officers of NFS as a group.



                                              Amount And
                                         Nature Of Beneficial Options Exerciseable
Name Of Beneficial Owner                  Ownership/1 and 2/     Within 60 Days
------------------------                 -------------------- --------------------
Joseph A. Alutto........................            101                   --
James G. Brocksmith, Jr.................          6,895                2,333
Joseph J. Gasper........................        368,849/3/           241,576
Henry S. Holloway.......................      10,974/3/                4,333
W. G. Jurgensen.........................        259,119              218,852
Richard A. Karas........................        108,477               78,091
Lydia M. Marshall.......................          8,649                2,333
Donald L. McWhorter.....................          7,974                2,333
David O. Miller.........................          9,957                4,333
James F. Patterson......................          9,767/3/             4,333
Mark D. Phelan..........................         31,628               28,551
Gerald D. Prothro.......................          6,974                2,333
Arden L. Shisler........................         10,974                4,333
Alex Shumate............................            101                   --
Mark R. Thresher........................      66,829/3/               40,718

Directors and Executive Officers as a
  Group (Total of 31)...................      1,678,857            1,225,389

--------

/1/ The shares of NFS Class A common stock beneficially owned by each person named above do not exceed one percent of the outstanding shares of NFS Class A common stock as of July 9, 2002, except for the shares beneficially owned by Mr. Gasper, Mr. Jurgensen and the group of directors and executive officers as a whole which represent 1.5%, 1.1% and 6.9% respectively.



/2/  Total includes options exercisable within 60 days of July 9, 2002.


/3/  Total includes shares jointly owned with spouse for the following persons:
     Mr. Gasper--17,972 shares; Mr. Holloway--2,000 shares; Mr.
     Patterson--1,000 shares; Mr. Thresher--8,450 shares.

            DESCRIPTION OF PROVIDENT MUTUAL LIFE INSURANCE COMPANY

Description of Provident's Business

   Provident provides life insurance and financial services to individuals, small businesses, corporations and religious communities throughout the United States and has been a leading provider of variable life insurance since the 1980s. Provident is licensed in all 50 states, the District of Columbia and Puerto Rico. Together with its subsidiaries, Provident offers life insurance, individual annuities, group annuities and related retirement services, mutual funds, and a wide range of financial services.

Products and Services

   Provident offers a wide variety of individual and group life insurance, annuities, and investment products designed to satisfy its customers' needs for protection, asset accumulation and preservation of wealth over the course of a long-term relationship with Provident. Provident manages and reports its business through three business segments: Insurance Protection; Asset Accumulation; and Other.

  Insurance Protection


   Provident offers a broad range of life insurance for individuals and businesses. The Insurance Protection segment consists of the variable life and other life units. The variable life unit includes Provident's variable life, variable universal life and variable joint and last survivorship products. The other life unit includes Provident's traditional life insurance products including term insurance, whole life, universal life and a block of direct response business (as opposed to business primarily sold by agents). Provident's product mix continually evolves to meet the insurance, savings and estate planning needs of its target markets. Some of these product developments include survivorship variable universal life insurance, long term care benefit riders, automatic asset rebalancing, and dollar cost average.


  Asset Accumulation

   The Asset Accumulation segment consists of the individual variable annuities, individual fixed annuities, group variable annuities and other group annuities units.

   The individual variable annuities unit includes Provident's flexible premium variable annuities, while the individual fixed annuities unit includes single premium deferred annuity and immediate annuity offerings. Group variable annuities include Provident's current pension product, Selector+, while the other group annuities unit includes guaranteed investment contracts and other pension products.

   The group variable annuities and other group annuities units include both product and service offerings of Provident Mutual Retirement Services. Currently, Provident Mutual Retirement Services uses its Selector+ group annuity product to fund qualified retirement plans. With over 45 investment options, Selector+ provides plan sponsors and participants with the tools to develop a balanced investment strategy and offers six investment strategies with pre-determined asset-allocations called the Lifestyle Allocation Strategies. Recently, Provident expanded its service offerings to include participant-level recordkeeping services, including daily valuations of accounts.

  Other

   The Other segment includes certain products no longer marketed by Provident, noninsurance operations and net investment income and revenue/expenses not attributable to the Insurance Protection and Asset Accumulation operating segments. The noninsurance operations consist of several subsidiaries operating in the broker-dealer, mutual fund and investment advisory industries.

Marketing and Distribution

   Provident targets affluent and emerging affluent individuals, owners of small businesses and executives of small to medium-sized companies. It also has a tradition of and commitment to selling its products in the religious community. Provident distributes insurance and financial products through a diverse array of financial professionals. These producers include: career life insurance agents who are part of Provident's Professional Consultants Group, which we refer to as PCG; a network of Personal Producing General Agents, which we refer to as PPGA; registered representatives appointed by 1717 Capital Management Company (Provident's registered broker-dealer and Registered Investment Advisor subsidiary, which we refer to as 1717 Capital Management); pension brokers and other Retirement Services' sales representatives; and the Brokerage and Special Markets team which serves independent life insurance brokerage agencies, marketing groups and outside broker-dealers.

   The Professional Consultants Group career agency system had approximately 600 agents in 23 agencies on March 31, 2002. The PCG system is designed to attract full service financial professionals who, as registered representatives, can offer investment products in addition to Provident's life insurance and annuity products. On March 31, 2002, the PPGA system had approximately 1,100 appointed agents selling Provident life insurance and annuity products, including nearly 300 who are also registered representatives of 1717 Capital Management. Personal Producing General Agents are independent contractors and are generally responsible for the expenses of operating their offices, including overhead expenses and the recruiting, selection, contracting, training, and development of agents and brokers in their offices. PPGA recruiting and wholesaling efforts are directed from 12 regional offices.


   Through 1717 Capital Management, registered representatives can offer mutual funds, unit investment trusts, money market funds and other securities. Investment Advisor Representatives can offer asset management programs and other financial services. 1717 Capital Management had approximately 1,400 registered representatives as of March 31, 2002, most of whom are also part of either Provident's PCG or PPGA distribution systems. Provident also has selling agreements with over 350 independent broker-dealers to distribute its variable life insurance and annuity products.


   Provident's Retirement Services professionals seek to support the retirement goals of plan sponsors and participants. Under the Selector+ group annuity contract, Provident has developed products and services that are designed for retirement plans of all sizes. From trustee-directed defined benefit plans to participant-directed defined contribution plans, the Provident Retirement Services division seeks to offer a comprehensive investment menu and superior service to help meet its clients' needs.

Ratings


   Insurer financial strength ratings, sometimes referred to as claims paying ability ratings, indicate a rating agency's view of an insurance company's ability to meet its obligations to its insureds. These ratings are therefore key factors underlying the competitive position of life insurers. The current insurer financial strength ratings of Provident are listed in the table below:


              Rating Agency                     Rating                    Rating Structure
              -------------                     ------                    ----------------
A.M. Best Company, Inc................... A ("Excellent")    Second highest of nine ratings categories
                                                             and highest within the category based on
                                                             modifiers (i.e., A and A- are
                                                             "Excellent")

Standard & Poor's Ratings Services....... AA-("Very Strong") Second highest of nine rating categories and lowest within the category based on
                                                             modifiers (i.e., AA+, AA and AA- are
                                                             "Very Strong")

Fitch IBCA (Formerly Duff & Phelps Credit
Rating Company).......................... AA ("Very Strong") Second highest of eight ratings categories and second highest within the category
                                                             based on modifiers (i.e., AA+, AA and
                                                             AA- are "Very Strong")

Moody's Investors Service, Inc........... A2 ("Good")        Third highest of nine ratings categories
                                                             and second highest within the category
                                                             based on modifiers (i.e., A1, A2 and A3
                                                             are "Good")

Corporate Information

   Headquartered in Berwyn, Pennsylvania, Provident was organized in 1865 to operate on combined mutual and stock principles under the name Provident Life and Trust Company of Philadelphia. In 1922, Provident was reorganized into a mutual life insurance company. In 1993, Provident merged with Continental American Life Insurance Company, and in 1994, Provident merged with The Covenant Life Insurance Company. In each case, Provident was the surviving corporation. Provident's home office is located at 1000 Chesterbrook Boulevard, Berwyn, Pennsylvania 19312.

   On a GAAP basis, as of March 31, 2002, Provident had consolidated total assets of approximately $9.18 billion and consolidated total equity of approximately $1.19 billion.

  Principal Subsidiaries

   Providentmutual Life and Annuity Company of America, referred to as PLACA, a Delaware stock life insurance company, is a wholly owned subsidiary of Provident. PLACA offers individual annuities and life insurance products in all states (except New York) and the District of Columbia.


   Providentmutual Holding Company, referred to as PHC, a wholly owned subsidiary of Provident, serves as the holding company for Provident's non-insurance company businesses. 1717 Capital Management, a wholly owned subsidiary of PHC, is a registered broker-dealer and registered investment adviser, and is the principal underwriter of Provident's and PLACA's variable insurance products.


   Provident's associated mutual fund, the Market Street Fund, provides several portfolios that are available as investment options in Provident's variable life insurance and annuity products. Market Street Investment Management Company, a wholly owned subsidiary of PHC, is a registered investment advisor that serves as the investment adviser for the Market Street Fund. Market Street Fund is an open-end diversified management company that serves as an investment medium for the variable life insurance policies and the variable annuity contracts issued primarily by Provident and PLACA.


  Legal Proceedings



   On January 11, 1999, a class action complaint was filed by a number of Provident policyholders in the Court of Common Pleas for Philadelphia County, Pennsylvania. The complaint claimed that Provident's directors breached their duty to the policyholders by approving a plan to convert Provident to a mutual holding company structure and misrepresenting information related to the reorganization in a policyholder information statement. The complaint claimed fundamental unfairness, unfair self-dealing and failure to provide and disclose dissenters' rights and requested that the policyholder vote related to the proposed mutual holding company structure be enjoined. In the alternative, the complaint sought $2 billion in damages.



   On February 1, 1999, the court heard legal argument on plaintiffs' motion to enjoin the policyholder vote on the mutual holding company plan. On February 9, 1999, the policyholders approved the plan. On February 11, 1999, the Court issued a preliminary injunction preventing Provident from putting the plan into effect. Provident immediately appealed the order granting the preliminary injunction to the Commonwealth Court of Pennsylvania.



   After extensive briefing and a hearing to determine whether Provident should be permanently enjoined from putting the plan into effect, on September 16, 1999 the Court of Common Pleas ruled that, pending further briefing by the parties, Provident would be enjoined from effectuating the plan until it (1) distributed to its policyholders a revised policyholder information statement disclosing certain information that the court found should have been included in the original policyholder information statement; (2) submitted the plan to policyholders after the distribution of the revised policyholder information statement; (3) re-solicited proxies from the policyholders to vote on the plan; and (4) conducted a special meeting where policyholders may again vote on the plan.



   On October 4, 1999, Provident filed a motion for post-trial relief to vacate or modify the September 16, 1999 decision. Provident argued that: the court exceeded its jurisdiction in making several rulings; the court erred in finding the original policyholder information statement deficient; the court failed to rule on numerous procedural issues governing a re-solicitation of the policyholders; and the court erred in ruling on a permanent injunction before deciding numerous preliminary issues such as plaintiffs' standing to bring suit.



   On October 28, 1999, Provident's board of directors voted to recommend that Provident's management withdraw the mutual holding company restructuring plan and management withdrew the plan on October 29, 1999. Accordingly, on November 1, 1999, Provident filed a motion in the Commonwealth Court to discontinue its appeal of the preliminary injunction because the withdrawal of the mutual holding company restructuring plan made the appeal moot. Further, on November 3, 1999, Provident filed a motion to dismiss plaintiffs' complaint as moot in the Court of Common Pleas. Plaintiffs opposed Provident's motion and on December 16, 1999, plaintiffs moved for leave to file an amended complaint. That proposed new complaint requested relief based on plaintiffs' claim that Provident's directors failed to consider the participating policyholders' alleged ownership interests in Provident when declaring policy dividends and attempting to restructure into a mutual holding company. The Court has not ruled on Provident's motion to dismiss and plaintiffs' motion to amend their complaint.



   While plaintiffs' initial motion to amend was still pending, on July 18, 2002, plaintiffs filed a second motion for leave to file an amended complaint. Plaintiffs' latest proposed amended complaint seeks (1) a declaration from the court that defendants' pursuit of the mutual holding company restructuring plan was fundamentally unfair and in violation of defendants' duties; (2) to require defendants to complete the proposed sponsored demutualization in accordance with the plan of conversion and the anticipated order of the Pennsylvania Insurance Department; (3) to enjoin defendants from adopting any plan of conversion without considering appropriately the policyholders' membership and alleged ownership interests; and (4) to enjoin defendants from issuing new disclosure materials that do not fully and fairly inform Provident's members of the material facts regarding any demutualization transaction, including the proposed sponsored demutualization. The court has not yet ruled on plaintiffs' second motion for leave to file an amended complaint.

   Provident is subject to various litigation, claims and assessments in addition to that discussed above that have arisen in the course of Provident's business, including but not limited to, its activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other federal and state authorities regularly make inquiries and conduct investigations concerning compliance with applicable insurance and other laws and regulations. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, after consideration of available insurance and reinsurance and the provisions made in its consolidated financial statements, it is the opinion of Provident's management that their outcomes will not have a material adverse effect on Provident's financial position or results of operations.

                        SUPPLEMENTARY FINANCIAL DATA OF
                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                       Summary of Operations by Quarter

                                      March 31, December 31, September 30, June 30, March 31,
                                        2002        2001         2001        2001     2001
                                      --------- ------------ ------------- -------- ---------
                                                       (dollars in millions)
Revenues
   Policy and contract charges.......  $ 44.5      $ 45.5       $ 42.2      $ 45.4   $ 44.8
   Premiums..........................    37.3        43.2         39.6        42.5     41.3
   Net investment income.............    72.5        70.4         76.9        75.0     74.1
   Other income......................    11.6        10.2          9.7        13.4     15.7
   Net realized (losses)
     gains on investments............    (9.8)       (2.3)        (1.3)       (0.8)    (7.2)
                                       ------      ------       ------      ------   ------
       Total revenues................   156.1       167.0        167.1       175.5    168.7
                                       ------      ------       ------      ------   ------
Benefits and Expenses
   Policy and contract
     benefits........................    48.6        45.8         64.6        48.3     51.1
   Change in future
     policyholder benefits...........    17.9        22.5         18.3        19.1     15.9
   Amortization of deferred
     policy acquisition costs........    20.8        13.4          1.2        23.9     24.6
   Other benefits and expenses.......    48.1        58.8         55.9        44.4     47.0
                                       ------      ------       ------      ------   ------
       Total benefits and
         expenses....................   135.4       140.5        140.0       135.7    138.6
                                       ------      ------       ------      ------   ------
          Income before
            income taxes.............    20.7        26.5         27.1        39.8     30.1
   Income tax expense................     2.0         2.4         12.3        14.7      0.6
                                       ------      ------       ------      ------   ------
          Net income.................  $ 18.7      $ 24.1       $ 14.8      $ 25.1   $ 29.5
                                       ======      ======       ======      ======   ======

                                      December 31, September 30, June 30, March 31,
                                          2000         2000        2000     2000
                                      ------------ ------------- -------- ---------
                                                  (dollars in millions)
Revenues
   Policy and contract charges.......    $ 44.2       $ 44.3      $ 42.8   $ 42.3
   Premiums..........................      51.4         44.2        48.4     45.9
   Net investment income.............      76.6         79.0        76.8     84.8
   Other income......................      12.6         12.8        12.8     13.6
   Net realized (losses)
     gains on investments............      (2.0)         0.3        (0.9)    (0.3)
                                         ------       ------      ------   ------
       Total revenues................     182.8        180.6       179.9    186.3
                                         ------       ------      ------   ------
Benefits and Expenses
   Policy and contract
     benefits........................      57.1         47.3        55.3     58.0
   Change in future
     policyholder benefits...........      19.8         25.6        19.6     20.1
   Amortization of deferred
     policy acquisition costs........      22.4         22.1        21.5     20.3
   Other benefits and expenses.......      47.0         45.6        47.4     45.6
                                         ------       ------      ------   ------
       Total benefits and
         expenses....................     146.3        140.6       143.8    144.0
                                         ------       ------      ------   ------
          Income before
            income taxes.............      36.5         40.0        36.1     42.3
   Income tax expense................       9.6         15.1        14.1     10.7
                                         ------       ------      ------   ------
          Net income.................    $ 26.9       $ 24.9      $ 22.0   $ 31.6
                                         ======       ======      ======   ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY

Introduction

   The following discussion provides management's assessment of the financial condition of Provident and its subsidiaries as of December 31, 2001, compared to December 31, 2000 and its results of operations for the years ended December 31, 2001, 2000 and 1999. This discussion should be read in conjunction with the Selected Historical Financial Data and the Consolidated Financial Statements and related notes included elsewhere in this joint proxy statement/prospectus.




   Provident specializes in satisfying its customers' needs for protection, asset accumulation and wealth protection by marketing insurance, retirement and investment products. The product portfolio continues to evolve to support long-term relationships with target markets and existing customers. Provident has been a leader in providing variable life insurance since the 1980s and has an established supporting infrastructure. The variable product culture has expanded to include profitable individual and group variable annuity businesses.



   Products are marketed through a diversified distribution network which includes a dedicated career agency force, personal producing general agents, pension brokers and other independent marketing groups and brokers. Provident's target markets include affluent individuals, small businesses, corporations and religious communities throughout the United States. Provident is licensed in all 50 states, the District of Columbia and Puerto Rico. Together with its subsidiaries, Provident offers insurance, individual variable and fixed annuities, group variable annuities and related retirement services, mutual funds and a wide variety of financial services.



   Provident manages its operations through three business segments: Insurance Protection, Asset Accumulation and Other. See "Business Segments" beginning on page 151 for a description of each of these segments.


   Provident's revenues are derived principally from policy and contract charges, premium payments, and net investment income from general account assets. Policy and contract charges include: asset fees, which are primarily earned from separate account assets generated from sales of variable life and variable annuity products; cost of insurance charges earned on variable life and universal life insurance products; administrative fees, which include fees charged per contract on a variety of Provident's products and premium loads on universal life insurance products; and surrender fees, which are charged on funds withdrawn during a specified period of time after issuance of annuity contracts and certain life insurance policies. Premium revenues are derived from traditional products (i.e., whole and term life insurance policies, limited-payment life insurance policies and immediate annuities with life contingencies). Net investment income includes investment income earned on investments supporting fixed annuities and certain life insurance products as well as income generated on funds that do not support product liabilities.

   Provident's expenses consist principally of insurance benefits provided to policyholders, interest credited on policyholders' general account balances, dividends to policyholders, other operating costs and expenses (which include commissions and general business expenses, net of expenses deferred), amortization of deferred policy acquisition costs, and premium and income taxes.

Critical Accounting Policies and Recently Issued Accounting Pronouncements

   In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

   The most critical estimates include those used in determining deferred policy acquisition costs, impairment losses on investments, valuation allowances for mortgage loans and federal income taxes.


   See note 1 to the consolidated financial statements, beginning on page E-7, for a discussion of Provident's accounting policies, including recently issued accounting pronouncements.


  Deferred Policy Acquisition Costs

   The costs that vary with and are directly related to the production of new and renewal business, principally commissions, certain policy issuance and underwriting expenses and certain variable sales expenses have been deferred. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period. The effect on the amortization of deferred policy acquisition costs of revisions in estimated experience is reflected in earnings in the period such estimates are revised. In addition, the effect on the deferred policy acquisition cost asset that would result from the realization of unrealized gains and losses is recognized through an offset to other comprehensive income as of the balance sheet date.

   Deferred policy acquisition costs on traditional participating life insurance policies are amortized in proportion to the present value of expected gross margins. Gross margins include margins from mortality, investments and expenses, net of policyholder dividends. Expected gross margins are redetermined regularly, based on actual experience and current assumptions of mortality, persistency, expenses, and investment experience. The average expected investment yields, before realized capital gains and losses, in the calculation of expected gross margins is 7.8%.

   Deferred policy acquisition costs for variable life and investment-type products are amortized in relation to the incidence of expected gross profits, including realized investment gains and losses, over the expected lives of the policies. Expected gross profits include assumptions regarding financial market growth rates, lapse rates and expected mortality. Financial market growth rates anticipated in the calculation of expected gross profits are based on a long-term mean currently estimated at 9.3%. Provident's most recent and prospective five-year average growth rates are 6.7% and 11.9%, respectively. Lapse rates and expected mortality are based on historical experience.

  Impairment Losses on Investments

   Provident regularly reviews its fixed maturity and equity securities portfolio to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. A number of criteria are considered during this process including, but not limited to, violations of financial covenants, public securities trading at a substantial discount to par as a result of credit concerns, securities with a market value less than carrying value for an extended period of time and other subjective factors relating to the issuer.

   Significant changes in the criteria Provident considers when evaluating investments for impairment losses could result in a significant change in impairment losses reported in the consolidated financial statements.

  Valuation Allowances on Mortgage Loans

   Provident establishes valuation allowances for impairments of mortgage loans based on a review by portfolio managers. Mortgage loans are considered impaired when, based on current information and events, it is probable that Provident will be unable to collect all amounts due according to the contractual terms of the loan agreement. When Provident determines that a loan is impaired, a provision for loss is established equal to the difference between the carrying value and the estimated value of the mortgage loan. Estimated value is based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, if the loan is collateral dependent. In addition to valuation allowances recorded on specifically identified mortgage loans, a non-specific estimate of probable losses on all other mortgage loans is made based on historical loss experience. Interest on loans in foreclosure and loans considered impaired is included in net investment income in the period received.

   The valuation allowances for mortgage loans represent management's best estimate of impairments at that point in time. Provident's periodic evaluation of the adequacy of the allowance for losses is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, current economic conditions and other relevant factors. Significant changes in the factors Provident considers in determining the valuation allowance on mortgage loans could result in a significant change in the provision for valuation allowance reported in the consolidated financial statements.

  Federal Income Taxes

   Provident provides for federal income taxes based on amounts it believes it will ultimately owe. Inherent in the provision for federal income taxes are uncertainties regarding the deductibility of certain expenses and the availability of certain tax credits. In the event the ultimate deductibility of certain expenses or the availability of certain tax credits differ from the return positions taken by Provident, then Provident may be required to significantly change the provision for federal income taxes recorded in the consolidated financial statements.

Sponsored Demutualization


   The board of directors of Provident unanimously adopted and approved the plan of conversion on December 14, 2001. Under the terms of the plan of conversion and the merger agreement, on the effective date, Provident will convert to a stock insurance company from a mutual insurance company and merge with a newly formed subsidiary of NFS. Provident will operate as a wholly owned subsidiary of NFS. See "Questions and Answers About the Sponsored Demutualization" beginning on page 1.

   Provident estimates that costs relating to the sponsored demutualization will be approximately $44 million, of which approximately $23 million were recognized through March 31, 2002. Sponsored demutualization expenses generally consist of costs relating to independent accounting, actuarial, financial, investment banking, legal and other consultants, as well as printing and mailing costs. In addition, these costs include the costs of the advisors of the Pennsylvania Insurance Department, the New York Insurance Department, and potentially other regulatory authorities as to the demutualization process and related matters.

   Under the plan of conversion, as of the effective date, Provident will be obligated to create and operate the closed block for the benefit of the policies included therein. The policies generally include individual life insurance policies that are currently paying or expected to pay policy dividends and that are in force on the effective date of the transaction. The purpose of the closed block is to provide reasonable assurance to owners of policies and certificates included in the closed block that, after the effective date, assets will be available to provide for the continuation of dividend scales in effect for 2001 if the experience underlying such scales continues, and for appropriate adjustments in such dividend scales if experience changes.


   The closed block is a mechanism whereby Provident will separately track the results of the policies included in the closed block on the effective date. The contribution of the closed block will be included in the consolidated financial statements of Provident and NFS. Many operating costs and expenses associated with the closed block business will be paid by Provident and not by the closed block. The assets allocated to the closed block and any cash flows provided by these assets will benefit the holders of policies included in the closed block. These assets will not revert to the benefit of Provident, NFS or any shareholder of NFS unless Provident, acting in accordance with applicable law and with the prior approval of, and upon the terms and conditions required by the Pennsylvania Insurance Department, ceases to maintain the closed block. However, these closed block assets will be available to satisfy claims of Provident's creditors (including Provident's policyholders) in the same priority in liquidation as the other assets in Provident's general account.


Results of Operations

   The following table presents Provident's consolidated results of operations for the each of the three years ending December 31, 2001:

                                                       Year Ended December 31,
                                                       ----------------------
                                                        2001    2000    1999
                                                       ------  ------  ------
                                                            (in millions)
 Revenues
    Policy and contract charges....................... $177.9  $173.6  $156.5
    Premiums..........................................  166.6   189.9   197.4
    Net investment income.............................  296.4   317.2   328.4
    Other income......................................   49.0    51.8    49.2
    Net realized losses on investments................  (11.6)   (2.9)   (2.0)
                                                       ------  ------  ------
        Total revenues................................  678.3   729.6   729.5
                                                       ------  ------  ------
 Benefits and Expenses
    Policy and contract benefits......................  209.7   217.7   211.4
    Change in future policyholder benefits............   75.8    85.1   112.1
    Operating expenses................................   76.0    69.7    71.4
    Amortization of deferred policy acquisition costs.   63.2    86.3    80.4
    Policyholder dividends............................   70.4    68.5    67.6
    Demutualization expenses..........................   17.8      --      --
    Noninsurance commissions and expenses.............   41.9    47.4    45.0
                                                       ------  ------  ------
        Total benefits and expenses...................  554.8   574.7   587.9
                                                       ------  ------  ------
        Income before income taxes....................  123.5   154.9   141.6
    Income tax expense................................   30.0    49.5    47.6
                                                       ------  ------  ------
           Net income................................. $ 93.5  $105.4  $ 94.0
                                                       ======  ======  ======

   In managing its business, Provident analyzes its operating performance using a non-GAAP measure which we refer to as "net operating income." Provident calculates net operating income by adjusting its net income to exclude non-recurring items unrelated to core operations, net realized gains and losses on investments, net of tax and the differential earnings tax applicable to mutual insurance companies. Net operating income or similar measures are commonly used in the insurance industry as a measure of ongoing earnings performance. The excluded items are important to an understanding of Provident's overall results of operations. Net operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and you should note that Provident's definition of net operating income may differ from that used by other companies. However, Provident believes that the presentation of net operating income as it measures it for management purposes enhances the understanding of its results of operations by highlighting the results from ongoing operations and the underlying profitability factors of its business. Provident excludes demutualization expenses, net of tax, from net operating income due to the non-recurring, unusual nature of these charges. Provident also excludes net realized gains and losses on investments, net of tax, from net operating income because the timing of transactions resulting in recognition of gains or losses is largely at its discretion and the amount of these gains and losses is heavily influenced by and fluctuates in part according to the availability of market opportunities. Provident excludes the differential earnings tax because it has no control over the amount of the tax and the rate of taxation can vary significantly from year to year. Including the fluctuating effects of these transactions could distort trends in the underlying profitability of Provident's business.

   The following table reconciles Provident's reported net income to net operating income for each of the three years ending December 31, 2001:

                                                     2001    2000    1999
                                                    ------  ------  -----
                                                        (in millions)
     Net income.................................... $ 93.5  $105.4  $94.0
     Demutualization expenses, net of tax..........   17.7      --     --
     Net realized losses on investments, net of tax    7.5     1.9    1.3
     Differential earnings tax.....................   (5.8)   (0.1)  (1.0)
                                                    ------  ------  -----
     Net operating income.......................... $112.9  $107.2  $94.3
                                                    ======  ======  =====

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

  Revenue

   Total revenue was $678.3 million in 2001 compared to $729.6 million in 2000. Excluding net realized losses on investments, operating revenues declined $42.6 million in 2001 compared to the same period in 2000. The decline in operating revenues is primarily due to lower premiums and investment income, offset in part by increased policy and contract charges.

   The growth in policy and contract charges of $4.3 million in 2001 compared to 2000 is primarily due to growth of in force business as a result of new sales in Provident's variable life unit, offset in part by declines in separate account assets as a result of adverse financial market conditions.

   The decline in premiums of $23.3 million in 2001 compared to 2000 is due to lower renewal premiums in traditional lines and annuities and limited new production as Provident has directed its focus to variable life insurance and annuity products. These trends are expected to continue in the future.

   The decline in net investment income of $20.8 million in 2001 compared to 2000 is primarily attributable to lower average yields on invested assets in the general account. The lower average yields on general account assets generally follow market interest rate trends.

   Other income was $49.0 million in 2001, declining $2.8 million from 2000. This decrease is primarily due to lower fees caused by a sales decline in Provident's broker/dealer operation as a result of general financial market uncertainties.

  Benefits and Expenses


   Benefits and expenses were $554.8 million in 2001, declining $19.9 million from 2000. Benefits and expenses in 2001 include $17.8 million of expenses and accruals for costs related to the announced sponsored demutualization involving NFS. These results also include $6.4 million of benefits and expenses related to the September 11, 2001 terrorist attacks and $9.7 million of reduced deferred acquisition cost amortization (net of related increased reserves in the amount of $3.4 million) as a result of a refinement in Provident's deferred policy acquisition cost amortization model. The decline in benefits and expenses, excluding the items outlined above, is primarily due to declining policy and contract benefits, including future policyholder benefits, lower operating expenses, reduced deferred acquisition cost amortization and lower noninsurance commissions and expenses.

   Policy and contract benefits, including future policyholder benefits (collectively "benefits"), declined $17.3 million in 2001 compared to 2000. The lower benefits are primarily due to reduced benefits in the fixed annuity and other life units. The lower fixed annuity benefits are primarily due to lower average credited rates in 2001 compared to 2000 as well as lower surrender and annuity and endowment benefits. The lower benefits in other life are due to an overall decline in the in force block of traditional life insurance. Partially offsetting the lower benefits is increased benefits of $10 million related to the September 11, 2001 terrorist attacks and increased reserves of $3.4 million related to a refinement in Provident's deferred policy acquisition cost amortization model.



   Operating expenses in 2001 include $3.8 million of employee termination benefits as a result of a reduction in workforce program designed to increase efficiencies and reduce future costs. Excluding the termination benefits, operating expenses increased slightly in 2001 compared to 2000. The 2001 increase in operating expenses is primarily due to expenditures on privacy and security projects as well as other strategic initiatives undertaken by Provident in 2001. Operating expenses were offset by the inclusion of net periodic pension income of $10.3 million in 2001 compared to $11.0 million in 2000 as a result of the overfunded status of a Provident-sponsored pension plan. The components of net periodic pension income are presented in note 7 to the Notes to Consolidated Financial Statements in the "Consolidated Financial Statements and Financial Statement Schedules of Provident," included as Annex E to this joint proxy statement/prospectus.



   Amortization of deferred policy acquisition costs during 2001 includes $13.1 million of reduced amortization in the other life unit as a result of a refinement to eliminate a model redundancy in the deferred policy acquisition cost amortization model. These results also include $3.6 million of lower amortization as a result of reduced earnings stemming from the September 11, 2001 terrorist attacks. Excluding the effects of the items outlined above, amortized policy acquisition costs declined slightly in 2001 compared to 2000. The decline is primarily due to lower overall margins achieved in 2001 compared to 2000.


   Demutualization expenses in 2001 are related to the previously mentioned proposed sponsored demutualization involving NFS.

   Noninsurance commissions and expenses for 2001 are lower than 2000 as a result of the lower sales through Provident's broker/dealer operation.

   Income tax expense is principally composed of two components. The first component is a differential earnings tax applicable to mutual insurance companies. Provident recorded a net differential earnings credit of $5.8 million in 2001 compared to a net credit of $0.1 million in 2000. The second component is federal income tax on earnings. Provident's federal income tax rate on earnings was 29.0% in 2001 compared to 32.0% in 2000. The decline in the 2001 rate is primarily due to permanent tax benefits related to recent purchases of investments that generate federal tax credits and the recognition of benefits associated with separate account dividends received deductions. The permanent tax benefits associated with investments that generate federal tax credits and the dividends received deduction are expected to continue in the future. Partially offsetting these favorable 2001 comparisons are certain non-deductible expenses related to the proposed sponsored demutualization involving NFS.

  Net Realized Losses on Investments

   Provident recognized net realized losses on investments of $11.6 million and $2.9 million during 2001 and 2000, respectively. In 2001, net realized losses on investments included impairments of fixed maturity securities in the amount of $28.8 million and gains on sales of fixed maturity securities and limited partnerships of $15.6 million and $1.9 million, respectively. Net realized losses on investments in 2000 consist of impairments of fixed maturity securities, mortgage loans and real estate of $3.2 million, $1.4 million and $1.8 million, respectively, and gains on sales of equities and limited partnerships of $1.4 million and $1.6 million, respectively. Provident regularly reviews its investment portfolio and recognizes an impairment charge on investments deemed to have experienced an other-than-temporary decline in value. In determining the need for impairments, Provident considers general economic conditions and factors specific to its individual investments. While Provident believes that it has established appropriate impairments, future economic and market conditions may require additional charges.

  Sales and Renewals

   In managing its business, Provident regularly monitors and reports a non-GAAP measure which we refer to as "sales and renewals." Sales and renewals or similar measures are commonly used in the insurance industry as a measure of business generated in the period. Sales and renewals should not be viewed as a substitute for revenues determined in accordance with GAAP, and it should be noted that Provident's definition of sales and renewals might differ from that used by other companies. Sales and renewals generate assets, which ultimately generate revenues from policy charges and investment income. Sales and renewals are comprised of premiums or deposits on annuities, pension plans and life insurance products sold to a wide variety of customer bases.

   Provident believes that the presentation of sales and renewals enhances the understanding of its business and helps depict trends that may not be apparent in the results of operations due to differences between the timing of sales and renewals and revenue recognition. The following table summarizes sales and renewals for Provident's Insurance Protection and Asset Accumulation segments. Sales and renewals for Provident's Other segment are not presented. Sales and renewals in the Other segment are principally related to Provident's broker/dealer, the sales of which primarily relate to third party products.

                                           For the Year Ended December 31,
                                           -------------------------------
                                             2001       2000       1999
                                            --------   --------  --------
                                                 (in millions)
Insurance Protection
   Variable life.......................... $  317.8   $  333.4   $  316.0
   Other life.............................    164.7      175.2      189.2
                                            --------   --------  --------
       Total Insurance Protection.........    482.5      508.6      505.2
                                            --------   --------  --------
Asset Accumulation
   Individual variable annuities..........    106.8      161.9      189.4
   Individual fixed annuities.............    183.5       49.6       28.7
   Group variable annuities...............    358.4      407.7      293.3
   Other group annuities..................      2.3        4.3        6.8
                                            --------   --------  --------
       Total Asset Accumulation...........    651.0      623.5      518.2
                                            --------   --------  --------
          Total sales and renewals........ $1,133.5   $1,132.1   $1,023.4
                                            ========   ========  ========

   Sales and renewals in the Insurance Protection segment have declined slightly in 2001 compared to 2000. This decline is primarily due to lower sales in the variable life unit as a result of uncertainties in the financial markets and concerns over the repeal of estate taxes. Sales and renewals also declined in the other life unit as a result of Provident's emphasis on variable product sales. Provident expects that sales and renewal premiums will continue to decline in the other life unit as Provident focuses on variable products.

   Sales and renewals in the Asset Accumulation segment are showing a marginal increase in 2001 compared to 2000. This increase is primarily due to increased production in the individual fixed annuities unit as a result of a recently introduced competitive fixed annuity product and a consumer shift to fixed products as a result of uncertainties in the equity markets. Partially offsetting the increased individual fixed annuity sales is lower production in variable products, both individual and group. These declines are due to uncertainties in the financial markets and the aforementioned shift to fixed annuity products.

  Business Segments

   Provident manages and reports its business through three business segments:
Insurance Protection, Asset Accumulation, and Other, based on the products and services offered. The following table summarizes pre-tax operating income (which excludes demutualization expenses and net realized gains (losses) on investments) for each of Provident's business segments for the periods indicated:

                                                                                 For the Year
                                                                                     Ended
                                                                                 December 31,
                                                                                 -------------
                                                                                  2001   2000
                                                                                 ------ ------
                                                                                 (in millions)
Insurance Protection............................................................ $106.4 $ 85.7
Asset Accumulation..............................................................   29.0   31.2
Other...........................................................................   17.5   40.9
                                                                                 ------ ------
   Pre-tax operating income..................................................... $152.9 $157.8
                                                                                 ====== ======

  Insurance Protection Segment

   The Insurance Protection segment consists of the variable life and other life units. The variable life unit includes Provident's variable life, variable universal life and variable joint and last survivorship products. The other life unit includes Provident's traditional life insurance products, including term life, whole life, universal life and a direct response block. The following table summarizes selected operating data for the Insurance Protection segment for the periods indicated:

                                                                                 For the Year
                                                                                     Ended
                                                                                 December 31,
                                                                                 -------------
                                                                                  2001   2000
                                                                                 ------ ------
                                                                                 (in millions)
Policy and contract charges..................................................... $144.1 $136.2
Premiums........................................................................  164.7  175.2
Net investment income...........................................................  164.4  166.9
Other income....................................................................    2.5    0.4
                                                                                 ------ ------
   Total revenues...............................................................  475.7  478.7
                                                                                 ------ ------
Policy and contract benefits, including change in future policyholder benefits..  202.7  200.2
Other expenses..................................................................  166.6  192.8
                                                                                 ------ ------
   Total benefits and expenses..................................................  369.3  393.0
                                                                                 ------ ------
       Pre-tax operating income................................................. $106.4 $ 85.7
                                                                                 ====== ======

   Pre-tax operating income for the Insurance Protection segment increased $20.7 million in 2001 compared to 2000. The 2001 results include a $9.7 million net benefit resulting from a refinement in Provident's deferred policy acquisition cost amortization model and $4.2 million of benefits and expenses related to the September 11, 2001 terrorist attacks. The remaining improvement is primarily due to growth in the variable life unit as Provident focuses on these products.

  Asset Accumulation Segment

   The Asset Accumulation segment consists of the individual variable annuities, individual fixed annuities, group variable annuities and other group annuities units. The individual variable annuities unit includes Provident's flexible premium deferred variable annuities, while the individual fixed annuities unit includes single premium deferred annuity and immediate annuity offerings (collectively "individual annuities"). Group variable annuities include Provident's current pension product, Selector+, while the other group annuities unit includes guaranteed investment contracts and other pension products. The following table summarizes selected operating data for the Asset Accumulation segment for the periods indicated:

                                                                  For the Year
                                                                      Ended
                                                                  December 31,
                                                                  -------------
                                                                   2001   2000
                                                                  ------ ------
                                                                  (in millions)
Policy and contract charges...................................... $ 33.8 $ 37.4
Net investment income............................................  106.4  113.9
Other income.....................................................    6.2   15.7
                                                                  ------ ------
   Total revenues................................................  146.4  167.0
                                                                  ------ ------
Policy and contract benefits, including change in future
  policyholder benefits..........................................   84.2  101.0
Other expenses...................................................   33.2   34.8
                                                                  ------ ------
   Total benefits and expenses...................................  117.4  135.8
                                                                  ------ ------
       Pre-tax operating income.................................. $ 29.0 $ 31.2
                                                                  ====== ======

   Pre-tax operating income for the Asset Accumulation segment decreased $2.2 million in 2001 compared to 2000. The slight deterioration is primarily due to lower operating results in the other group annuities unit. This deterioration is the result of a declining block of business in this unit, as Provident does not actively market any products in this unit. Provident's individual annuities businesses were relatively flat between the two years as lower annuity and endowment benefits and a slight increase in net interest margins were offset by lower policy and contract charges due to adverse financial market conditions.

  Other

   The Other segment includes certain products no longer marketed by Provident, noninsurance operations and net investment income and revenues/expenses not attributable to the Insurance Protection and Asset Accumulation operating segments. The noninsurance operations consist of several subsidiaries operating in the broker/dealer, mutual fund and investment advisory industries. The following table summarizes certain financial data for the Other segment for the periods indicated:

                                                                  For the Year
                                                                     Ended
                                                                  December 31,
                                                                  -------------
                                                                  2001   2000
                                                                  -----  -----
                                                                  (in millions)
Net investment income............................................ $25.6  $36.4
Other income.....................................................  42.2   50.4
                                                                  -----  -----
   Total revenues................................................  67.8   86.8
   Total benefits and expenses...................................  50.3   45.9
                                                                  -----  -----
       Pre-tax operating income.................................. $17.5  $40.9
                                                                  =====  =====

   Pre-tax operating income for the Other segment decreased $23.4 million in 2001 compared to 2000. The 2001 results include $3.8 million of early termination benefits related to Provident's reduction in workforce program. Excluding these costs, pre-tax operating income in 2001 decreased $19.6 million compared to 2000. This decrease is due to large distributions received from certain limited partnerships in 2000 that did not recur in 2001. Also contributing to the 2001 decrease are higher expense levels in this segment in 2001 compared to 2000. The higher expense levels were due to expenditures on privacy and security projects as well as costs incurred related to strategic initiatives undertaken by Provident.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

  Revenue

   Total revenue was $729.6 million and $729.5 million for 2000 and 1999, respectively, essentially flat between the two periods. Excluding net realized (losses) gains on investments, operating revenue was $732.5 million in 2000, an increase of $1.0 million over 1999. The growth in operating revenue is primarily due to increased policy and contract charges and increased other income offset, in part, by lower net investment income and premiums.

   Policy and contract charges were $173.6 million in 2000, an increase of $17.1 million over 1999. The growth in policy and contract charges reflects an increase in average separate account assets in 2000 of $388.0 million, or 11%. Growth in average separate account assets is due to the growth in the financial markets during this time frame and sales of variable products.

   Premiums were $189.9 million in 2000, a decrease of $7.5 million from 1999. This decrease is attributable to lower renewal premiums and limited new production of traditional products as Provident redirects its focus to variable life and annuity products. These trends are expected to continue in the future.

   Net investment income was $317.2 million in 2000, a decline of $11.2 million from 1999. The decline in net investment income is primarily attributable to lower average invested assets in the general account. Average invested assets declined $275.2 million, or 6.4% in 2000. Net investment income was also affected by average yields on Provident's general account assets that were slightly higher in 2000. The decline in general account invested assets is due to declining blocks of traditional life policies and fixed annuity policies that are supported by general account invested assets.

   Other income was $51.8 million in 2000, an increase of $2.6 million from 1999. This increase is primarily attributable to increased sales in Provident's broker/dealer operation.

  Benefits and Expenses

   Benefits and expenses were $574.7 million and $587.9 million in 2000 and 1999, respectively. The decline in benefits and expenses is primarily related to declining policy and contract benefits, including future policyholder benefits, and reductions in operating expenses, offset in part by increased amortization of deferred policy acquisition costs and increased noninsurance commissions and expenses.

   Policy and contract benefits, including future policyholder benefits, were $302.8 million in 2000, declining $20.7 million from 1999. This decline is primarily due to reduced benefits in the other life unit, certain fixed annuity products, both individual and group, and in products that are no longer marketed by Provident. These reduced benefits are generally due to declining reserve balances in these units as Provident places increased emphasis on marketing variable products. These declines are partially offset by increased variable life benefits in 2000 primarily as a result of an increase in total in force business.

   Operating expenses were $69.7 million in 2000, declining $1.7 million from 1999. Operating expenses include pension credits of approximately $11.0 million and $14.9 million in 2000 and 1999, respectively, as a result of the overfunded status of a Provident-sponsored pension plan. Excluding net periodic pension income, operating expenses decreased $6.2 million as a result of ongoing expense management efforts.

   Amortization of deferred policy acquisition costs have increased in 2000 as a result of general growth in the business and increased profitability by Provident.

   Noninsurance commissions and expenses have increased as a result of the increased sales in the broker/dealer operation.

   Income tax expense is principally composed of two components. The first component is a differential earnings tax applicable to mutual insurance companies. Provident recorded net differential earnings credits of $0.1 million and $1.0 million in 2000 and 1999, respectively. The second component is federal income tax on earnings. Provident's federal income tax rate was 32.0% and 34.3% in 2000 and 1999, respectively. The decline in 2000 is due to recent purchases of investments that generate tax-exempt income and the recognition of current year permanent tax benefits associated with a tax position that Provident reserved for in prior years. These permanent tax benefits are expected to continue in the future.

  Net Realized Losses on Investments

   Provident recognized net realized losses on investments of $2.9 million and $2.0 million during the years ended December 31, 2000 and 1999, respectively. Net realized losses on investments in 2000 consist of impairments of fixed maturity securities, mortgage loans and real estate of $3.2 million, $1.4 million and $1.8 million, respectively, and gains on sales of equities and limited partnerships of $1.4 million and $1.6 million, respectively. In 1999, net realized losses on investments included impairments of fixed maturity securities, equities and real estate of $12.5 million, $2.0 million and $0.9 million, respectively and gains on sales of fixed maturity securities, equities, real estate and limited partnerships of $3.5 million, $3.5 million, $0.3 million and $6.1 million, respectively. Provident regularly reviews its investment portfolio and recognizes an impairment charge on investments deemed to have experienced an other-than-temporary decline in value. In determining the need for impairments, Provident considers general economic conditions and factors specific to its individual investments. While Provident believes that it has established appropriate impairments, future economic and market conditions may require additional charges.

  Sales and Renewals

   Sales and renewals, a non-GAAP measure, in the Insurance Protection segment increased slightly in 2000 as compared to 1999. This increase is primarily due to increased variable life renewal premiums of $15.5 million as well as a slight increase in new sales. Lower other life renewals of $16.3 million in 2000 partially offset the increased variable life sales and renewals. These trends are expected to continue as Provident places a greater emphasis on variable life product sales.

   Sales and renewals increased $105.3 million in 2000 in the Asset Accumulation segment. The increased production in 2000 is principally due to an increase of $114.4 million in group variable annuities as well as a $20.9 million increase in individual fixed annuities, offset in part by a $27.5 million decline in individual variable annuity sales. The strong group variable annuity production is primarily due to the appointment of new distributors. The decline in individual variable annuity sales is primarily due to a delay in the introduction of a more competitive product as well as a consumer shift to fixed products.

  Business Segments

   The following table summarizes pre-tax operating income (which excludes demutualization expenses and net realized gains (losses) on investments) for each of Provident's business segments for the years indicated:

                                                                                2000   1999
                                                                               ------ ------
                                                                               (in millions)
Insurance Protection.......................................................... $ 85.7 $ 79.6
Asset Accumulation............................................................   31.2   39.4
Other.........................................................................   40.9   24.6
                                                                               ------ ------
   Pre-tax operating income................................................... $157.8 $143.6
                                                                               ====== ======

  Insurance Protection Segment

   The following table summarizes certain selected operating data for the Insurance Protection segment for the years indicated:

                                                                                2000   1999
                                                                               ------ ------
                                                                               (in millions)
Policy and contract charges................................................... $136.2 $117.5
Premiums......................................................................  175.2  189.1
Net investment income.........................................................  166.9  168.6
Other income..................................................................    0.4    1.2
                                                                               ------ ------
   Total revenues.............................................................  478.7  476.4
                                                                               ------ ------
Policy and contract benefits, including change in future policyholder benefits  200.2  202.7
Other expenses................................................................  192.8  194.1
                                                                               ------ ------
   Total benefits and expenses................................................  393.0  396.8
                                                                               ------ ------
       Pre-tax operating income............................................... $ 85.7 $ 79.6
                                                                               ====== ======

   Pre-tax operating income for the Insurance Protection segment increased to $85.7 million in 2000 from $79.6 million in 1999. The increase in 2000 was primarily due to an increase in the operating results of the other life unit. The improved results in the other life unit are primarily due to improved mortality and lower expenses as a result of Provident's ongoing expense control efforts. The variable life unit's 2000 results were flat because increased product policy charges were offset by higher benefits, primarily as a result of a deterioration in mortality experience compared to 1999.

  Asset Accumulation Segment

   The following table summarizes selected operating data for the Asset Accumulation segment for the years indicated:

                                                                                2000   1999
                                                                               ------ ------
                                                                               (in millions)
Policy and contract charges................................................... $ 37.4 $ 39.0
Net investment income.........................................................  113.9  132.0
Other income..................................................................   15.7   11.0
                                                                               ------ ------
   Total revenues.............................................................  167.0  182.0
                                                                               ------ ------
Policy and contract benefits, including change in future policyholder benefits  101.0  112.5
Other expenses................................................................   34.8   30.1
                                                                               ------ ------
   Total benefits and expenses................................................  135.8  142.6
                                                                               ------ ------
       Pre-tax operating income............................................... $ 31.2 $ 39.4
                                                                               ====== ======

   Pre-tax operating income declined to $31.2 million in 2000 from $39.4 million in 1999. The decline in 2000 is primarily related to a deterioration in 2000 in the individual variable and individual fixed annuities business units compared to 1999. The lower results in individual variable annuities are due to lower surrender charges while the deterioration in the individual fixed annuity units are primarily due to tightening net investment margins.

  Other

   The following table summarizes certain financial data for the Other segment for the years indicated:

                                                                               2000   1999
                                                                               -----  -----
                                                                               (in millions)
Net investment income......................................................... $36.4  $27.8
Other income..................................................................  50.4   45.3
                                                                               -----  -----
   Total revenues.............................................................  86.8   73.1
   Total benefits and expenses................................................  45.9   48.5
                                                                               -----  -----
       Pre-tax operating income............................................... $40.9  $24.6
                                                                               =====  =====


   The increase in pre-tax operating income in 2000 compared to 1999 was attributable to increased distributions from real estate joint venture partnerships in 2000 and the establishment of certain reserves during 1999 primarily for sales practices litigation exposures.


Investments

  General

   The investment unit, in connection with the actuarial unit, is responsible for determining, within specified risk tolerances and investment guidelines, the general asset allocations, duration, and other characteristics of Provident's investment portfolio. Provident employs sophisticated asset management techniques in order to achieve competitive yields, while maintaining an acceptable risk level. The portfolio is segmented by liability type, with investment strategies tailored for specific product lines. Management regularly monitors individual assets and asset groups in addition to monitoring its overall investment portfolio. Provident's primary investment objective seeks to maximize after-tax investment returns consistent with acceptable risk parameters by employing an integrated asset/liability management approach.

   Provident manages the relationship between risk and expected return by maintaining a prudent balance between the two. The two main sources of investment risk that Provident must manage are credit risk and interest rate risk. Credit risk relates to the uncertainty associated with the ability of a given obligor to make timely payments of principal and interest. Provident manages credit risk by careful analysis of the creditworthiness of each issuer, and industry sector, and through issuer diversification and asset allocation. Interest rate risk relates to the market price and/or cash flow variability associated with changes in market yields and yield curves. Provident manages interest rate risk as part of its asset/liability management strategies, through product design (such as the use of market value adjustment features and surrender charges) and the selective use of derivative instruments. Provident had general account invested assets of $4.0 billion at December 31, 2001, while Provident's separate account, for which Provident does not generally bear investment risk, represented approximately $3.7 billion.


   Due to the resignation of key investment personnel at Provident, Provident and Nationwide Mutual entered into an agreement for Nationwide Mutual's Office of Investments to manage Provident's investment portfolio effective July 15, 2002. Nationwide Mutual will charge Provident a fee of $250,000 per quarter under this agreement. The fee represents Nationwide Mutual's marginal costs and is less than historical levels of investment department expenses at Provident. Nationwide Mutual will manage Provident's investments in accordance with all existing investment policies and guidelines. The agreement with Nationwide Mutual may be terminated by any party on either 30 days prior notice or within seven days of the completion of the sponsored demutualization.

   The following table details the invested assets held by Provident in its general account at each of the dates indicated:

                                              As of December 31,
                                    ---------------------------------------
                                           2001                2000
                                    ------------------- -------------------
                                    Carrying            Carrying
                                     Value   % of Total  Value   % of Total
                                    -------- ---------- -------- ----------
                                             (dollars in millions)
     Fixed maturities.............. $2,999.3    74.2    $2,872.4    72.4
     Mortgage loans................    563.4    13.9       594.8    15.0
     Policy loans and premium notes    365.2     9.0       374.7     9.4
     Real estate...................     25.0     0.6        29.1     0.7
     Equity securities.............     22.0     0.6        18.9     0.5
     Other invested assets.........     70.1     1.7        78.6     2.0
                                    --------   -----    --------   -----
        Total invested assets...... $4,045.0   100.0    $3,968.5   100.0
                                    ========   =====    ========   =====

  Fixed Maturities

   Provident seeks to maintain a high quality, well diversified fixed maturities portfolio that provides competitive investment returns and liquidity. The portfolio consists of publicly traded corporate securities, mortgage-backed securities, obligations of states and political subdivisions, U.S. Treasury securities and obligations of U.S. government-sponsored agencies and limited foreign government debt. The following table presents the composition of the fixed maturities portfolio as of the dates indicated:

                                                                                As of December 31,
                                                                      ---------------------------------------
                                                                             2001                2000
                                                                      ------------------- -------------------
                                                                      Carrying            Carrying
                                                                       Value   % of Total  Value   % of Total
                                                                      -------- ---------- -------- ----------
                                                                               (dollars in millions)
Corporate securities................................................. $2,568.1    85.6    $2,426.4    84.5
Mortgage-backed securities...........................................    261.3     8.7       248.6     8.7
Asset-backed securities..............................................    112.6     3.8       118.7     4.1
Obligations of states and political subdivisions.....................     23.8     0.8        38.4     1.3
U.S. Treasury securities and obligations of U.S. government sponsored
  agencies...........................................................     27.8     0.9        33.6     1.2
Debt securities of foreign governments...............................      5.7     0.2         6.7     0.2
                                                                      --------   -----    --------   -----
   Total............................................................. $2,999.3   100.0    $2,872.4   100.0
                                                                      ========   =====    ========   =====

   Provident recognizes that adequate diversification of the fixed maturities portfolio, and in particular the corporate securities portion of the portfolio, is essential in order to reduce the risk of adverse events in specific industries or economic sectors. No issuer represents more than 1.0% of Provident's invested assets. Provident believes its portfolio of corporate securities is well diversified among industry classifications. The following table presents the corporate securities portfolio by industry classification as of the dates indicated:

                                              As of December 31,
                                    ---------------------------------------
                                           2001                2000
                                    ------------------- -------------------
                                    Carrying            Carrying
                                     Value   % of Total  Value   % of Total
                                    -------- ---------- -------- ----------
                                             (dollars in millions)
     Industry Classification:
     Finance....................... $  579.8    22.6    $  677.9    28.0
     Materials and services........    405.0    15.8       390.8    16.1
     Consumer non-durables.........    394.2    15.3       351.4    14.5
     Technology....................    250.6     9.8       244.3    10.1
     Energy........................    278.2    10.8       216.5     8.9
     Utilities.....................    289.7    11.3       204.7     8.4
     Transportation................    154.2     6.0       167.8     6.9
     Consumer durables.............     80.6     3.1        90.3     3.7
     Capital goods.................    135.8     5.3        82.7     3.4
                                    --------   -----    --------   -----
        Total corporate securities. $2,568.1   100.0    $2,426.4   100.0
                                    ========   =====    ========   =====

   The Securities Valuation Office (SVO) of the National Association of Insurance Commissioners, which is referred to as the NAIC, evaluates bond investments of insurers for regulatory reporting purposes and assigns ratings, which are broken down into six investment categories called "NAIC Designations." Designations of 1 or 2 by the NAIC are considered investment grade securities, and typically include bonds rated Baa3 or higher by Moody's Investors Service, Inc., which we refer to as Moody's, or BBB- or higher by Standard & Poor's Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc., which we refer to as Standard & Poor's. NAIC designations of 3 through 6 are referred to as below investment grade, which typically includes bonds rated Ba1 or lower by Moody's and BB+ or lower by Standard & Poor's. At December 31, 2001, 90% of the fixed maturities portfolio was invested in securities that were designated as investment grade securities as compared to 93% at December 31, 2000.

   The following table presents the fixed maturities portfolio by NAIC designation and the rating agency equivalent designation for the dates indicated:

                                                           As of December 31,
                                   ------------------------------------------------------------------
                                                  2001                              2000
                                   ----------------------------------- ------------------------------
   NAIC         Rating Agency                               Estimated  Carrying            Estimated
Designation Equivalent Designation CarryingValue % of Total Fair Value  Value   % of Total Fair Value
----------- ---------------------- ------------- ---------- ---------- -------- ---------- ----------
                                                         (dollars in millions)
     1        A or higher.........   $  948.0       31.6     $  948.0  $1,069.4    37.2     $1,074.1
     2        BBB/Baa.............    1,756.0       58.6      1,756.0   1,596.3    55.6      1,599.5
     3        BB/Ba...............      198.5        6.6        198.5     126.1     4.4        126.3
     4        B...................       42.6        1.4         42.6      54.7     1.9         54.0
     5        Caa and lower.......       35.2        1.2         35.2      10.0     0.3         10.2
     6        In or near default..       19.0        0.6         19.0      15.9     0.6         15.2
                                     --------      -----     --------  --------   -----     --------
              Total...............   $2,999.3      100.0     $2,999.3  $2,872.4   100.0     $2,879.3
                                     ========      =====     ========  ========   =====     ========

   The estimated fair value of fixed maturities is based on quoted market prices, when available, or on values obtained from independent pricing services. Provident believes that the maturity distribution of its fixed maturities portfolio is sufficiently diversified and adequately matches the duration and cash flow requirements of the liabilities that it supports. Provident regularly monitors and manages the maturity distribution of its fixed maturities portfolio, taking into consideration investment return requirements, asset and liability durations, risk tolerance, and cash flow requirements.

   Provident reviews all fixed maturity securities at least quarterly and identifies investments deemed to require additional monitoring. Criteria used in this determination include violations of financial covenants, public securities trading at a substantial discount to par as a result of credit concerns, securities with a market value less than carrying value for an extended period of time and other subjective factors relating to the issuer.

   Mortgage-backed securities (MBS) represent $261.3 million and $248.6 million of Provident's investment portfolio at December 31, 2001 and 2000, respectively. The principal risk inherent in holding MBS are prepayment and extension risks arising from changing market interest rates. In declining interest rate environments, the mortgages underlying the MBS are prepaid more rapidly than anticipated, causing reinvestment of the proceeds at lower rates than anticipated. In rising interest rate environments, the underlying mortgages are prepaid at a slower rate than anticipated, causing payments to be extended. Provident manages this prepayment and extension risk by the type of structure of the MBS it purchases. MBS that have more stable and predictable cash flow characteristics are targeted for purchase.

   Asset-backed securities (ABS) represent $112.6 million and $118.7 million at December 31, 2001 and 2000, respectively, of Provident's investment portfolio. The types of ABS held include securities backed by auto loans, credit card receivables, home equity loans, manufactured housing loans, equipment leases, and collateralized bond obligations that are backed by high yield and emerging market debt. The risks in holding ABS include prepayment and extension risks arising from changing market interest rates or from general economic conditions. Many of the ABS are also exposed to the risk of credit deterioration of the underlying collateral or obligations securing the ABS due to economic or credit conditions. Provident manages these risks by the type of structure of ABS it purchases and by maintaining a diversified portfolio of ABS by collateral type.

   The approximate average duration and average maturity of Provident's general account fixed maturities securities as of December 31, 2001 were approximately
5.1 years and 10.6 years, respectively. Provident believes that the maturity distribution of the fixed maturities portfolio is sufficiently diversified and adequately matches the duration and cash flow requirements of the liabilities that it supports. Provident regularly monitors and manages the maturity distribution of its fixed maturities portfolio, taking into consideration investment return requirements, asset and liability durations, risk tolerance, and cash flow requirements. The following table represents the fixed maturities portfolio contractual maturity distribution as of the dates indicated:

                                          As of December 31,
                                ---------------------------------------
                                       2001                2000
                                ------------------- -------------------
                                Carrying            Carrying
                                 Value   % of Total  Value   % of Total
                                -------- ---------- -------- ----------
                                         (dollars in millions)
        One year or less....... $  163.0     5.4    $  117.7     4.1
        One year to five years.    897.7    30.0       903.2    31.4
        Five years to ten years    798.0    26.6       671.1    23.4
        Over ten years.........  1,140.6    38.0     1,180.4    41.1
                                --------   -----    --------   -----
           Total............... $2,999.3   100.0    $2,872.4   100.0
                                ========   =====    ========   =====

  Mortgage Loans

   Provident had mortgage loans of $563.4 million representing 13.9% of its total general account invested assets at December 31, 2001, as compared to $594.8 million, representing 15.0% at December 31, 2000. Substantially all of the mortgage loans were commercial mortgage loans. As of December 31, 2001, 0.07% of Provident's mortgage loans were classified as delinquent compared to 0.15% at December 31, 2000.


   During the periods presented, Provident's mortgage loan portfolio was managed by Legg Mason Real Estate Services, Inc., which we refer to as Legg Mason. Legg Mason also provided commercial mortgage loan origination and administration services to Provident. Legg Mason originated mortgage loans for Provident through its correspondent network and through brokerage relationships. In addition, Legg Mason monitored and serviced Provident's foreclosed real estate holdings. The mortgage loan portfolio of Provident is currently managed by Nationwide Life. Under the terms of the relevant agreements, Nationwide Life provides the same services as Legg Mason on an arms-length basis under a fee structure that is expected to result in lower costs compared to the Legg Mason arrangement. The relevant two agreements with Nationwide Life may, in one case, be terminated by either party on 90 days notice, and in the other case, be terminated by Provident on 90 days notice or by Nationwide Life on 180 days notice.


   The following table sets forth additions to and reductions in the mortgage loan portfolio for the periods indicated:

                                                             For the Year Ended
                                                               December 31,
                                                             -----------------
                                                               2001     2000
                                                             -------   ------
                                                              (in millions)
  Mortgage loan balance, beginning of period................ $ 594.8   $559.8
  Plus additions during period..............................   129.3    113.5
  Less:
     Payments and other credits.............................  (162.0)   (72.7)
     Foreclosures...........................................      --     (7.1)
     Other..................................................     1.3      1.3
                                                             -------   ------
         Mortgage loan balance, end of period............... $ 563.4   $594.8
                                                             =======   ======

   Provident believes that diversification of its mortgage loan portfolio, both geographic and by property type, is important in reducing the risk of adverse credit events. Provident typically invests in mortgage loans of $2.0 million to $10.0 million in size across a wide range of geographic regions and property types. The total number of loans outstanding at December 31, 2001 and 2000 was 260 and 285, respectively.

   The following tables present the mortgage loan portfolio by geographic region and by property type as of the dates indicated:

                                                  As of December 31,
                                        ---------------------------------------
                                               2001                2000
                                        ------------------- -------------------
                                        Carrying            Carrying
                                         Value   % of Total  Value   % of Total
                                        -------- ---------- -------- ----------
                                                 (dollars in millions)
Mortgage loan portfolio by geographic
  area
Middle Atlantic........................  $141.6     25.1     $159.0     26.7
East North Central.....................   104.5     18.6      120.1     20.2
South Atlantic.........................   103.0     18.3      118.6     20.0
Pacific................................    71.7     12.7       73.1     12.3
Mountain...............................    61.0     10.8       48.2      8.1
All other..............................    81.6     14.5       75.8     12.7
                                         ------    -----     ------    -----
   Total...............................  $563.4    100.0     $594.8    100.0
                                         ======    =====     ======    =====
Mortgage loan portfolio by type
Office.................................  $194.1     34.5     $190.5     32.0
Retail.................................   130.2     23.1      151.8     25.5
Industrial.............................   142.1     25.2      119.4     20.1
Apartments.............................    84.7     15.0      116.1     19.5
Other..................................    12.3      2.2       17.0      2.9
                                         ------    -----     ------    -----
   Total...............................  $563.4    100.0     $594.8    100.0
                                         ======    =====     ======    =====

   Provident carefully monitors its mortgage lending exposure to individual borrowers. No single borrower had a total dollar amount outstanding of more than $10.0 million at December 31, 2001.


   Provident's mortgage loan portfolio is subject to credit risk and the resultant delinquencies and defaults. Provident's delinquency rate has historically been lower than the industry average. At December 31, 2001, Provident's delinquency rate, or loans that were in the process of foreclosure represented 0.17% of the mortgage portfolio, compared to an industry average of 0.19% according to the American Council of Life Insurers. Provident continually reviews its mortgage loan portfolio and analyzes the need for a valuation allowance. On a quarterly basis, all mortgage loans on the "watch list" are formally reviewed by Provident. Any loan that is delinquent for more than 60 days, is in the process of foreclosure, restructured, on a "watch list" for other reasons, or currently has a valuation allowance assigned to it, is reviewed by Provident and a valuation allowance determined. A valuation allowance is determined by comparing a complete analysis and appraisal of an existing property with the outstanding loan balance held by Provident. The carrying value of loans requiring a valuation allowance was $3.6 million and $3.1 million at December 31, 2001 and 2000, respectively, net of valuation allowances of $0.6 million and $0.3 million, respectively. In addition to valuation allowances recorded on specifically identified mortgage loans, a non-specific estimate of expected losses on all other mortgage loans is made based on historical loss experience. Provident has total valuation allowances of $6.9 million and $8.1 million, respectively, at December 31, 2001 and 2000, which represents management's best estimate of impairments at those dates.


  Equity Securities

   Provident's equity securities primarily consist of investments in mutual funds, which invest in common stocks. The equity securities portfolio also consists of a limited number of individual common stocks. The equity securities portfolio is classified as available for sale and is reported at fair value.

  Real Estate

   Provident held real estate properties valued at $25.0 million and $29.1 million at December 31, 2001 and 2000, respectively. As of December 31, 2001, the real estate portfolio consisted of one property occupied by Provident and two properties acquired through foreclosure of mortgage loans. The properties acquired through foreclosure are held for sale. The following table presents the carrying values of the properties by classification:

                                                            As of December 31,
                                                            ------------------
                                                            2001      2000
                                                              -----    -----
                                                            (in millions)
         Occupied by Provident............................. $17.5     $17.9
         Foreclosed........................................   7.5      11.2
                                                              -----    -----
            Total.......................................... $25.0     $29.1
                                                              =====    =====

   During 2001, Provident sold one foreclosed property. During 2000, Provident acquired two properties through foreclosure and sold two foreclosed properties.


  Policy Loans



   Provident held $365.2 million and $374.7 million of policy loans at December 31, 2001 and 2000, respectively. Policy loans are permitted to the extent of a policy's contractual limits and are fully collateralized by the cash value of the policies. Loan rates are contractually fixed and range from 5.0% to 8.0%.


  Other Invested Assets

   Provident held investments of $70.1 million and $78.6 million in other invested assets at December 31, 2001 and 2000. These investments primarily consist of interests in securities and oil and gas limited partnerships, affordable housing tax credit limited partnerships, real estate joint ventures and Provident's separate account seed money.

Liquidity and Capital Resources

   Liquidity describes the ability of a company to generate sufficient cash flows to meet cash requirements of its business operations. Provident's cash inflows consist primarily of deposits into policyholder/contractowner accounts, premium income, product charges assessed, investment income (including dividends from subsidiaries) and proceeds from sales, maturities and calls of investments and repayments of investment principal. Cash outflows include payment of benefits, dividends to policyholders, withdrawals from policyholder/contractowner accounts, purchases of investments, and payments for operating expenses, product acquisition costs, and income taxes as well as investments in new processes and technologies.

   In order to ensure that obligations will be met when they fall due, asset/liability cash flow management techniques are employed, taking into consideration current and total investment return requirements, asset and liability durations, risk tolerance and cash flow requirements. In the event that subsequent developments prove to be inconsistent with earlier assumptions, maturing liabilities and maturing investment assets may no longer be matched to the degree originally anticipated, placing unanticipated demands on cash flow and liquidity. The general account assets are closely monitored to assess liability matching and to rebalance the investment portfolio as conditions warrant.

   The liquidity needs of Provident vary according to business segments. Factors within each business segment affecting relative liquidity needs include, but are not limited to, interest rate levels, customer size and sophistication, termination and surrender charges, federal income tax treatment, benefit payments and level of underwriting risk.

   Liabilities are primarily from annuity and life contracts that generate fairly predictable cash flows. These cash flows are usually matched by fixed income securities with durations that follow the anticipated liability outflows.

   While cash flows associated with this business are relatively predictable, Provident and its insurance subsidiaries minimize liquidity risk on the liability side by seeking to limit discretionary withdrawals and by assessing market value adjustments or surrender charges on contract withdrawal privileges.


   Cash used in operations (see "Consolidated Statements of Cash Flows" on page E-6) remains negative due to the declining block of traditional life business, which is maintained in the general account.


   Provident continues to maintain substantial sources of liquidity, including cash and short-term investments and an available and unused bank credit line totaling $50 million. Management believes Provident's sources of liquidity are adequate to meet its needs.


   The risk based capital standards for life insurance companies, as prescribed by the NAIC, establish a risk based capital ratio comparing adjusted surplus to required surplus for each of Provident's United States domiciled insurance subsidiaries. If the risk based capital ratio falls outside of acceptable ranges, regulatory action may be taken ranging from increased information requirements to mandatory control by the domiciliary insurance department. Provident currently meets all regulatory requirements on statutory capital and surplus. The risk based capital ratios of all Provident's insurance subsidiaries as of December 31, 2001, were above the ranges that would require regulatory action.


   Provident maintains reinsurance programs designed to protect against large or unusual losses. Based on its review of its reinsurers' financial statements and reputations in the reinsurance marketplace, Provident believes that its reinsurers are financially sound and, therefore, that it has no significant exposure to uncollectible reinsurance.

   The following table presents each of Provident's major reinsurers and their A.M. Best Company, Inc. rating, as well as Provident's total reinsurance recoverables:



                                                            A.M. Best
                                              Reinsurance Company, Inc.
                  Reinsurer                   Recoverable    Rating
                  ---------                   ----------- --------------
                                                   ($ in millions)
Lincoln National Life Insurance Company......   $ 64.2    A+ (Superior)
Employers Reassurance Corporation............     31.6    A++ (Superior)
Provident Life and Accident Insurance Company     22.4    A (Excellent)
General & Cologne Life Re of America.........     11.3    A+ (Superior)
General American Life Insurance Company......     10.6    A+ (Superior)
AUSA Life Insurance Company, Inc.............      8.6    A+ (Superior)
Swiss Re Life & Health America, Inc..........      6.0    A++ (Superior)
All Others...................................      7.5
                                                ------
Total Reinsurance Recoverables...............   $162.2
                                                ======



   Rating agencies assign financial strength ratings to insurance companies. The ratings serve as indicators of an insurance company's ability to meet its future obligations to policyholders. At December 31, 2001, Provident and PLACA were each rated A (Excellent) by A.M. Best Company, Inc., AA (Very Strong) by Fitch, Inc., A2 (Good) by Moody's; and AA- (Very Strong) by Standard & Poor's (see "Ratings" on page 142).


Quantitative and Qualitative Disclosures about Market Risk

   Market risk represents the potential economic loss from adverse changes in fair value of financial instruments. Provident's exposure to market risk relates primarily to its investment portfolio and annuities contracts, which are exposed to interest rate and credit risk. Provident is also exposed, to a lesser extent, to a sharp drop in equity market values. Provident utilizes a comprehensive approach to manage risks associated with capital markets, as well as other risks, in an integrated asset/liability management process that takes diversification into account.

  Interest Rate Risk

   Provident's general account and guaranteed separate account investments and liabilities are exposed to fluctuations in interest rates, which may have an impact on Provident's earnings, cash flows and the fair value of its investments and liabilities. In certain circumstances, interest rate volatility could expose Provident to disintermediation risk and a reduction in net interest rate spread or profit margins. Provident's exposure to interest rate fluctuations in its non-guaranteed separate accounts is not significant as the policyholder assumes substantially all of the investment risk.

   Provident's general account and guaranteed separate account investments primarily consist of investment grade, fixed maturity securities, including corporate bonds, collateralized mortgage loans and mortgage-backed securities. The fair value of these investments fluctuates depending on the interest rate environment and general economic conditions. In a declining interest rate environment, Provident may be required to reinvest proceeds from matured or prepaid investments at rates lower than the existing portfolio yield, which could reduce interest spread income. Provident uses various actuarial models in an attempt to align the duration of invested assets to the projected cash flows of policyholder liabilities. In a rising interest rate environment, the rate of prepayments on investments could decline, while policy surrenders could increase, exposing Provident to the possibility of asset/liability cash flow mismatch or reduced interest spreads. If prepayments declined to a greater extent than anticipated and to the extent Provident sets renewal rates based on current market rates, this could result in reduced interest income spreads. If Provident were to set renewal interest rates such that interest income spreads were maintained, this may result in rates that are below rates offered by competitors, increasing the likelihood of surrenders. If Provident could not fund the surrenders from cash flow from operations, Provident may have to sell investments that probably declined in value due to the rise in interest rates. Risks associated with rising interest rates are mitigated by offering products that assess market value adjustments and surrender charges at the time of withdrawal and by investing in assets with maturities and durations that match the expected characteristics of the liabilities.

  Asset/Liability Management Strategies to Manage Interest Rate Risk

   Provident employs several asset/liability risk management techniques to quantify and manage market risk arising from its investments and interest rate sensitive liabilities. The techniques and investment strategies employed are tailored to meet the specific risks inherent in each of its products. Asset duration and maturity, credit quality, and other guidelines are established for each of its products.

   Because the timing of the payment of future benefits on the majority of Provident's business can be changed by the policyholder, Provident employs cash flow testing techniques in its asset/liability management process. In addition, each year Provident's annuity and insurance business is analyzed to determine the adequacy of the reserves supporting such business. This analysis is accomplished by projecting the anticipated cash flows from such business and the assets supporting such business under a number of possible future interest rate scenarios. The first seven of these scenarios are required by state insurance regulation. Additional scenarios were also run; 50 stochastically generated scenarios for individual annuities; and 18 deterministic scenarios for group annuities. The projected future gains and losses from Provident's annuity and insurance business are used to determine the adequacy of Provident's reserves over the entire projection period. The results of Provident's cash flow testing indicated that Provident's reserves were adequate as of December 31, 2001.

  Characteristics of Interest Rate Sensitive Financial Instruments

   The following table provides principal amounts along with the weighted average interest rates by estimated maturity date for Provident's financial instruments that are interest rate sensitive as of December 31, 2001. Expected maturities may differ from contractual maturities due to call or prepayment provisions. Callable securities are distributed to either call date or maturity date depending on which date produces the most conservative yield. Mortgage and other asset-backed securities are distributed to maturity year based on estimates of the rate of prepayment of the underlying pools of assets. Individual and group deferred fixed annuities maturities are distributed to years based on the expected date of contract withdrawal, taking into account actual experience, current interest rates and contract terms. Interest rates shown for liabilities are the credited rates at December 31, 2001. For most individual fixed deferred annuities, interest rates are guaranteed at issue for a period of up to 6 years, and then are redetermined annually on the contract anniversary, based on the existing credited rate, the portfolio yield, and the current interest rate environment. For most immediate annuities, rates are set at issue and never changed. Insurance contracts that include significant mortality risk, including life insurance contracts and supplementary contracts with life contingencies, do not meet the definition of a financial instrument and are not included in the table.

                                                                                                       2001     2000
                                                                                                       Fair     Fair
                                          2002    2003    2004    2005    2006   Thereafter   Total    Value    Value
                                         ------  ------  ------  ------  ------  ---------- --------  -------- --------
                                                                     (dollars in millions)
Assets
Fixed maturity securities:
 Corporate and other bonds:
   Principal............................ $235.8  $295.9  $231.3  $217.0  $193.5   $1,490.5  $2,664.0  $2,625.4 $2,510.8
   Average interest rate................    8.0%    7.2%    7.3%    6.5%    7.1%       8.0%      7.6%
 Mortgage and other asset-backed
   securities:
   Principal............................ $ 25.1  $ 39.9  $ 32.0  $ 18.8  $ 23.3   $  254.9  $  394.0  $  373.9 $  368.5
   Average interest rate................    7.1%    6.7%    6.7%    6.7%    6.8%       7.4%      7.2%
 Mortgage loans on real estate:
   Principal............................ $ 82.4  $ 55.8  $ 66.7  $ 48.3  $ 47.8   $  269.3  $  570.3  $  588.7 $  617.2
   Average interest rate................    8.6%    8.4%    8.4%    8.2%    8.1%       8.3%      8.3%
Liabilities
Group deferred fixed annuities
   Principal............................ $ 83.2  $ 49.3  $ 43.5  $ 36.3  $ 30.4   $  274.2  $  516.9  $  500.1 $  531.0
   Average interest rate................    5.5%    5.9%    5.8%    5.7%    5.6%       5.3%      5.5%
Individual deferred fixed annuities:
   Principal............................ $172.4  $138.6  $108.8  $ 85.6  $ 71.9   $  305.4  $  882.7  $  876.7 $  805.0
   Average interest rate................    4.9%    4.9%    4.9%    4.9%    4.9%       4.9%      4.9%
Immediate annuities:
   Principal............................ $ 12.2  $ 10.0  $  7.8  $  5.6  $  3.9   $   11.5  $   51.0  $   52.9 $   35.1
   Average interest rate................    6.1%    6.1%    6.1%    6.1%    5.9%       5.6%      6.0%

  Credit Risk

   Provident manages the credit risk inherent in its fixed income portfolio by applying strict credit and underwriting guidelines, with specific limits regarding the proportion of permissible below investment grade holdings. Provident invests primarily in securities rated investment grade. Provident also diversifies its fixed income portfolio with respect to investment quality and credit concentration. Credit concentrations are monitored with respect to issuer, industry, geographic location and loan property-type. Provident has established exposure limits and review procedures for all credit risks including borrower, issuer and counterparty. Creditworthiness of specific obligors is determined by an internal credit assessment and ratings assigned by nationally recognized ratings agencies. Provident is not exposed to any significant concentration risk of a single issuer.

  Equity Risk

   Provident has equity market risk exposure primarily as it relates to fees earned from variable life insurance and variable annuity products where the underlying assets are invested in equity funds. One component of fees generated from these products is computed as a fixed percentage of the market value of the assets under management. In a severe equity market decline, fee income could be reduced by not only reduced market valuations but by customer withdrawals and redemptions. In some cases, these withdrawals and redemptions would generate revenues from surrender charges. Such withdrawals and redemptions from equity funds might be partially offset by transfers to Provident's fixed income investments or by the transfer of funds to Provident from its competitors' customers. On variable life insurance products, equity market declines may generate higher revenues for the insurance protection element of the contracts. In addition to fee income exposure, a decline in separate account assets may decrease the expected future profits of Provident, which may require Provident to accelerate the amortization of deferred policy acquisition costs.

  Effects Of Inflation

   Inflation has not been a material factor in Provident's operations during 2001, 2000 or 1999.

Results of Operations for the Three Months Ended March 31, 2002 and 2001

   The following discussion provides management's assessment of material changes in the financial condition of Provident and its subsidiaries as of March 31, 2002 compared to December 31, 2001 and its results of operations for the three months ended March 31, 2002 as compared to the three months ended March 31, 2001. This discussion should be read in conjunction with the unaudited consolidated financial statements and related notes for the period ended March 31, 2002 included elsewhere herein.



  Results of Operations

  Overview

   The following table presents Provident's consolidated results of operations for the periods indicated:

                                                              Three Months
                                                                  Ended
                                                                March 31,
                                                             --------------
                                                              2002    2001
                                                              (in millions)
Revenues
   Policy and contract charges.............................. $ 44.5  $ 44.8
   Premiums.................................................   37.3    41.3
   Net investment income....................................   72.5    74.1
   Other income.............................................   11.6    15.7
   Net realized losses on investments.......................   (9.8)   (7.2)
                                                             ------  ------
       Total revenues.......................................  156.1   168.7
                                                             ------  ------
Benefits and Expenses
   Policy and contract benefits.............................   48.6    51.1
   Change in future policyholder benefits...................   17.9    15.9
   Operating expenses.......................................   16.7    19.7
   Amortization of deferred policy acquisition costs........   20.8    24.6
   Policyholder dividends...................................   16.1    15.9
   Demutualization expenses.................................    5.4      --
   Noninsurance commissions and expenses....................    9.9    11.4
                                                             ------  ------
       Total benefits and expenses..........................  135.4   138.6
                                                             ------  ------
       Income before income taxes...........................   20.7    30.1
Income tax expense..........................................    2.0     0.6
                                                             ------  ------
          Net income........................................ $ 18.7  $ 29.5
                                                             ======  ======

   Provident analyzes its operating performance using net operating income, a non-GAAP measure, as described on page 148. The following table reconciles Provident's reported net income to net operating income for the periods indicated:


                                                             Three Months
                                                                 Ended
                                                               March 31,
                                                             ------------
                                                              2002   2001
                                                             -----  -----
                                                             (in millions)
Net income.................................................. $18.7  $29.5
Demutualization expenses, net of tax........................   5.4     --
Net realized losses on investments, net of tax..............   6.4    4.7
Differential earnings tax...................................  (5.5)  (7.6)
                                                             -----  -----
Net operating income........................................ $25.0  $26.6
                                                             =====  =====

  Revenue

   Total revenue was $156.1 million for the first quarter of 2002, compared to $168.7 million for the respective 2001 period. Excluding net realized losses on investments, operating revenues declined $10.0 million in the first quarter of 2002, compared to the corresponding 2001 period. The decline in operating revenues is primarily due to lower premiums, investment income and other income.

   Policy and contract charges were relatively flat in the first quarter of 2002 compared to 2001. Growth in in force business as a result of new sales in Provident's variable life unit were offset in part by declines in separate account assets as a result of adverse financial market conditions.

   The decline in premiums of $4.0 million in the first quarter of 2002 compared to 2001 is due to lower renewal premiums in traditional lines and limited new production as Provident has directed its focus to variable life and annuity products. These trends are expected to continue in the future.

   The decline in net investment income of $1.6 million in the first quarter of 2002 compared to 2001 is attributable to lower average yields available on new funds invested offset, in part, by growth in invested assets. The lower average yields on Provident's general account assets generally follow interest rate trends. The growth in general account invested assets is primarily due to sales of individual fixed annuity contracts that are supported by general account invested assets.

   The decline in other income of $4.1 million in the first quarter of 2002 compared to 2001 is primarily due to lower fees on a sales decline in Provident's broker/dealer operation and lower income derived from separate account seed money.

  Benefits and Expenses

   Benefits and expenses were $135.4 million in the first quarter of 2002, declining $3.2 million compared to the corresponding 2001 period. The first quarter results for 2002 include $5.4 million of expenses related to the announced sponsored demutualization and merger with NFS. Excluding the 2002 merger-related costs, benefits and expenses declined $8.6 million for the first quarter of 2002 compared to the corresponding period for 2001. The decline in benefits and expenses, excluding the merger-related costs, is primarily due to lower amortization of deferred policy acquisition costs, operating expenses and noninsurance commissions and expenses.

   Policy and contract benefits, including future policyholder benefits, were relatively flat in the first quarter of 2002 compared to the corresponding 2001 period.

   Operating expenses for the first quarter of 2002 declined $3.0 million compared to the corresponding 2001 period as a result of Provident's ongoing expense control efforts. Operating expenses include net periodic pension income of $1.3 million in the first quarter of 2002, compared to $2.2 million in the corresponding 2001 period.

   During the first quarter of 2002, amortization of deferred policy acquisition costs declined $3.8 million compared to the corresponding 2001 period. This decline is primarily due to lower overall margins achieved in the Insurance Protection Segment and in the individual variable annuities unit.

   Noninsurance commissions and expenses for 2002 are lower than the corresponding period of 2001 as a result of the lower sales in Provident's broker/dealer operation.

   Income tax expense is principally composed of two components. The first component is a differential earnings tax applicable to mutual insurance companies. Provident recorded net differential earnings credits of $5.5 million for the first quarter of 2002, compared to net differential earnings credits of $7.6 million in the corresponding 2001 period. The second component is federal income tax on earnings. Provident's effective federal income tax rate on earnings was 36.2% in the first quarter of 2002, compared to 27.3% for the corresponding 2001 period. The increase in the 2002 effective rate is primarily due to $5.4 million in non-deductible expenses related to the proposed sponsored demutualization and merger with NFS. Partially offsetting this increase are permanent tax benefits related to recent purchases of investments that generate federal tax credits and the recognition of current year benefits associated with separate account dividends received deductions. These permanent tax benefits affected both periods and are expected to continue in the future.

  Net Realized Capital Losses on Investments

   Provident recognized net realized capital losses of $9.8 million during the three months ended March 31, 2002 and $7.2 million during the first quarter of 2001. For the three months ended March 31, 2002, net realized capital losses included impairments of fixed maturity securities in the amount of $6.9 million. Net realized capital losses for the three months ended March 31, 2001 consist of impairments of fixed maturity securities of $12.5 million, partially offset by realized gains of $5.2 million on the sale of bonds.

   Provident regularly reviews its investment portfolio and impairs investments deemed to have experienced an other-than-temporary decline in value. In determining the need for impairments, Provident considers general economic conditions and factors specific to the individual entities/properties in which it has invested. While Provident believes that it has established appropriate impairments, future economic and market conditions may require additional charges.

  Sales and Renewals

   Provident believes that the presentation of sales and renewals, a non-GAAP measure, enhances the understanding of its business and helps depict trends that may not be apparent in the results of operations due to differences between the timing of sales and renewals and revenue recognition. The following table summarizes sales and renewals for Provident's Insurance Protection and Asset Accumulation segments. Sales and renewals for Provident's Other segment are not presented. Sales and renewals in the Other segment are principally related to Provident's broker/dealer, the sales of which primarily relate to third party products.

                                                                Three Months Ended
                                                                  March 31,
                                                                ------------------
                                                                 2002      2001
                                                                 ------    ------
                                                                (in millions)
   Insurance Protection
      Variable life............................................ $ 73.7    $ 86.3
      Other life...............................................   36.4      39.6
                                                                 ------    ------
          Total Insurance Protection...........................  110.1     125.9
                                                                 ------    ------
   Asset Accumulation
      Individual variable annuities............................   15.7      33.2
      Individual fixed annuities...............................    7.7      35.5
      Group variable annuities.................................   71.6     120.0
      Other group annuities....................................    1.3       0.9
                                                                 ------    ------
          Total Asset Accumulation.............................   96.3     189.6
                                                                 ------    ------
             Total sales and renewals.......................... $206.4    $315.5
                                                                 ======    ======

   Sales and renewals in the Insurance Protection segment have declined $15.8 million in the first quarter of 2002 compared to 2001. This decline is primarily due to lower sales in the variable life unit as a result of uncertainties in the financial markets and with regard to the repeal of estate taxes. Sales and renewals also declined in the other life unit as a result of Provident's focus on variable product sales. Provident expects that sales and renewal premiums will continue to decline in the other life unit as Provident focuses on variable products.

   Sales and renewals in the Asset Accumulation segment declined $93.3 million in the first quarter of 2002 compared to 2001. This decline is attributable to lower sales and renewals in the group variable annuities, individual fixed annuities and individual variable annuities units. The lower sales and renewals noted in the group variable annuities unit is due to general uncertainties in the financial markets and the decision by sponsoring companies to delay moving their retirement plans until a clearer picture emerges in the financial markets. The declines in the individual fixed and variable annuities units are due to a heightened competitive environment in the individual fixed annuities market and due to uncertainties in the financial markets in the individual variable annuities market.

  Business Segments

   Provident manages and reports its business through three business segments:
Insurance Protection, Asset Accumulation, and Other, based on the products and services offered. The following table summarizes pretax operating income (which excludes demutualization expenses and net realized losses on investments) for each of Provident's business segments for the periods indicated:

                                                                                 Three Months Ended
                                                                                  March 31,
                                                                                 ------------------
                                                                                 2002      2001
                                                                                   -----    -----
                                                                                 (in millions)
Insurance Protection............................................................ $21.1     $22.2
Asset Accumulation..............................................................   8.6       7.1
Other...........................................................................   6.2       8.0
                                                                                   -----    -----
   Pre-tax operating income..................................................... $35.9     $37.3
                                                                                   =====    =====

  Insurance Protection Segment

   The Insurance Protection segment consists of the variable life and other life units. The variable life unit includes Provident's variable life, variable universal life and variable joint and last survivorship products. The other life unit includes Provident's traditional life insurance products, including term life, whole life, universal life and a direct response block. The following table summarizes selected operating data for the Insurance Protection segment for the periods indicated:

                                                                               Three Months Ended
                                                                                 March 31,
                                                                               ------------------
                                                                                2002      2001
                                                                                ------    ------
                                                                               (in millions)
Policy and contract charges................................................... $ 35.9    $ 36.2
Premiums......................................................................   36.4      39.6
Net investment income.........................................................   40.8      40.1
Other income..................................................................    0.1       2.0
                                                                                ------    ------
   Total revenues.............................................................  113.2     117.9
                                                                                ------    ------
Policy and contract benefits, including change in future policyholder benefits   45.8      44.1
Other expenses................................................................   46.3      51.6
                                                                                ------    ------
   Total benefits and expenses................................................   92.1      95.7
                                                                                ------    ------
       Pre-tax operating income............................................... $ 21.1    $ 22.2
                                                                                ======    ======

   Pretax operating income for the Insurance Protection segment declined $1.1 million during the first quarter of 2002, compared to the corresponding 2001 period. This decline is primarily related to a slight decline in the other life unit as this is a mature block of business with limited new production. The variable life unit was relatively flat, however asset growth and in force policies expanded due to new sales, offset by a deterioration in the financial markets.

  Asset Accumulation Segment

   The Asset Accumulation segment consists of the individual variable annuities, individual fixed annuities, group variable annuities and other group annuities units. The individual variable annuities unit includes Provident's flexible premium deferred variable annuities, while the individual fixed annuities unit includes single premium deferred annuity and immediate annuity offerings. Group variable annuities include Provident's current pension product, Selector+, while the other group annuities unit includes guaranteed investment contracts and other pension products. The following table summarizes selected operating data for the Asset Accumulation segment for the periods indicated:

                                                                               Three Months
                                                                                  Ended
                                                                                March 31,
                                                                               -------------
                                                                               2002   2001
                                                                               -----  -----
                                                                               (in millions)
Policy and contract charges................................................... $ 8.6  $ 8.6
Net investment income.........................................................  26.3   25.5
Other income..................................................................   2.2    3.8
                                                                               -----  -----
   Total revenues.............................................................  37.1   37.9
                                                                               -----  -----
Policy and contract benefits, including change in future policyholder benefits  20.5   22.5
Other expenses................................................................   8.0    8.3
                                                                               -----  -----
   Total benefits and expenses................................................  28.5   30.8
                                                                               -----  -----
       Pre-tax operating income............................................... $ 8.6  $ 7.1
                                                                               =====  =====

   Pretax operating income for the Asset Accumulation segment increased $1.5 million in the first quarter of 2002 compared to the corresponding 2001 period. The improvement in 2002 is primarily related to the group variable annuities and the individual fixed annuities units. The improvement in the group variable annuities unit is due to growth in overall assets under management as a result of new sales, offset in part by declines due to adverse financial market returns. The improvement in the individual fixed annuities is due to growth in account values due to new sales and a slight increase in overall margins.

  Other

   The Other segment includes certain products no longer marketed by Provident, noninsurance operations and net investment income and revenues/expenses not attributable to the Insurance Protection and Asset Accumulation operating segments. The noninsurance operations consist of several subsidiaries operating in the broker/dealer, mutual fund and investment advisory industries. The following table summarizes certain financial data for the Other segment for the periods indicated:

                                                   Three Months
                                                      Ended
                                                    March 31,
                                                   -------------
                                                   2002   2001
                                                   -----  -----
                                                   (in millions)
Net investment income............................. $ 5.4  $ 8.5
Other income......................................  10.2   11.6
                                                   -----  -----
   Total revenues.................................  15.6   20.1
   Total benefits and expenses....................   9.4   12.1
                                                   -----  -----
       Pre-tax operating income................... $ 6.2  $ 8.0
                                                   =====  =====

   Pretax operating income for the Other segment deteriorated $1.8 million in the first quarter of 2002 compared to the corresponding 2001 period. This deterioration is due to lower income earned on bonds and limited partnership investments.

  Investments

  General

   Provident's primary investment objective seeks to maximize after-tax investment returns consistent with acceptable risk parameters by employing an integrated asset/liability management approach. The table below details the invested assets held by Provident in its general account for each of the dates indicated:

                                    As of March 31, 2002 As of December 31, 2001
                                    -------------------  -----------------------
                                    Carrying             Carrying
                                     Value    % of Total  Value     % of Total
                                    --------  ---------- --------   ----------
                                             (dollars in millions)
     Fixed maturities.............. $3,075.1     75.1    $2,999.3      74.2
     Mortgage loans................    538.7     13.2       563.4      13.9
     Policy loans and premium notes    361.4      8.8       365.2       9.0
     Real estate...................     24.9      0.6        25.0       0.6
     Equity securities.............     22.2      0.6        22.0       0.6
     Other invested assets.........     71.3      1.7        70.1       1.7
                                    --------    -----     --------    -----
        Total invested assets...... $4,093.6    100.0    $4,045.0     100.0
                                    ========    =====     ========    =====

  Fixed Maturities

   Provident seeks to maintain a high quality, well diversified fixed income portfolio that provides competitive investment returns and liquidity. The portfolio consists of publicly traded corporate securities, mortgage-backed securities, obligations of states and political subdivisions, U.S. Treasury securities and obligations of U.S. government-sponsored agencies and limited foreign government debt. The following table presents the composition of its fixed maturities portfolio as of the dates indicated:

                                                                      As of March 31, 2002 As of December 31, 2001
                                                                      -------------------  -----------------------
                                                                      Carrying             Carrying
                                                                       Value    % of Total  Value     % of Total
                                                                      --------  ---------- --------   ----------
                                                                               (dollars in millions)
Corporate securities................................................. $2,616.7     85.1    $2,568.1      85.6
Mortgage-backed securities...........................................    284.0      9.2       261.3       8.7
Asset-backed securities..............................................    108.1      3.5       112.6       3.8
Obligations of states and political subdivisions.....................     32.7      1.1        23.8       0.8
U.S. Treasury securities and obligations of U.S. government sponsored
  agencies...........................................................     28.0      0.9        27.8       0.9
Debt securities of foreign governments...............................      5.6      0.2         5.7       0.2
                                                                      --------    -----     --------    -----
   Total............................................................. $3,075.1    100.0    $2,999.3     100.0
                                                                      ========    =====     ========    =====

   The Securities Valuation Office (SVO) of the NAIC evaluates bond investments of insurers for regulatory reporting purposes and assigns ratings, which are broken down into six investment categories called "NAIC Designations." Designations of "1" or "2" by the NAIC are considered investment grade securities, and typically include bonds rated Baa3 or higher by Moody's Investors Service or BBB- or higher by Standard and Poor's. NAIC designations of "3" through "6" are referred to as below investment grade, which typically includes bonds rated Ba1 or lower by Moody's Investors Service and BB+ or lower by Standard and Poor's. At March 31, 2002, 90.4% of the fixed maturities portfolio was invested in securities that were designated as investment grade securities.

   The following table presents the fixed maturities portfolio by NAIC designation and the rating agency equivalent designation for the dates indicated ($ in millions):

                                      As of March 31, 2002     As of December 31, 2001
                   Rating Agency    ------------------------- -------------------------
                    Equivalent      Carrying % of  Estimated  Carrying % of  Estimated
NAIC Designation    Designation      Value   Total Fair Value  Value   Total Fair Value
---------------- ------------------ -------- ----- ---------- -------- ----- ----------
                                                   (dollars in millions)
       1         A or higher        $  958.7  31.2  $  958.7  $  948.0  31.6  $  948.0
       2         BBB/Baa             1,822.5  59.3   1,822.5   1,756.0  58.6   1,756.0
       3         BB/Ba                 191.2   6.2     191.2     198.5   6.6     198.5
       4         B                      44.1   1.4      44.1      42.6   1.4      42.6
       5         Caa and lower          36.0   1.2      36.0      35.2   1.2      35.2
       6         In or near default     22.6   0.7      22.6      19.0   0.6      19.0
                                    -------- -----  --------  -------- -----  --------
                 Total              $3,075.1 100.0  $3,075.1  $2,999.3 100.0  $2,999.3
                                    ======== =====  ========  ======== =====  ========

   The estimated fair value of fixed maturities is based on quoted market prices, when available, or on values obtained from independent pricing services.

   The approximate average duration and average maturity of Provident's general account fixed maturities securities as of March 31, 2002 were approximately 4.9 years and 10.2 years, respectively. Provident believes that the maturity distribution of its fixed maturities portfolio is sufficiently diversified and adequately matches the duration and cash flow requirements of the liabilities that it supports. Provident continuously monitors and manages the maturity distribution of its fixed maturities portfolio, taking into consideration investment return requirements, asset and liability durations, risk tolerance, and cash flow requirements.

  Mortgage Loans

   Mortgage loans of $538.7 million represented 13.2% of Provident's total general account invested assets at March 31, 2002. Substantially all of the mortgage loans were commercial mortgage loans. As of March 31, 2002, 0.11% of Provident's mortgage loans were classified as delinquent compared to 0.07% at December 31, 2001.

  Liquidity and Capital Resources

   Liquidity describes the ability of a company to generate sufficient cash flows to meet cash requirements of its business operations. PMLIC's cash inflows consist primarily of deposits into policyholder/contractowner accounts, premium income, product charges assessed, investment income (including dividends from subsidiaries) and proceeds from sales, maturities and calls of investments and repayments of investment principal. Cash outflows include payment of benefits, dividends to policyholders, withdrawals from policyholder/contractowner accounts, purchases of investments, and payments for operating expenses, product acquisition costs, and income taxes as well as investments in new processes and technologies.

   In order to ensure that obligations will be met when they fall due, asset/liability cash flow management techniques are employed, taking into consideration current and total investment return requirements, asset and liability durations, risk tolerance and cash flow requirements. In the event that subsequent developments prove to be inconsistent with earlier assumptions, maturing liabilities and maturing investment assets may no longer be matched to the degree originally anticipated, placing unanticipated demands on cash flow and liquidity. The general account assets are closely monitored to assess liability matching and to rebalance the investment portfolio as conditions warrant.

   The liquidity needs of Provident vary according to business segments. Factors within each business segment affecting relative liquidity needs include, but are not limited to, interest rate levels, customer size and sophistication, termination and surrender charges, federal income tax treatment, benefit payments and level of underwriting risk.

   Liabilities are primarily from annuity and life contracts that generate fairly predictable cash flows. These cash flows are usually matched by fixed income securities with durations that follow the anticipated liability outflows.

   While cash flows associated with this business are relatively predictable, Provident and its insurance subsidiaries minimize liquidity risk on the liability side by seeking to limit discretionary withdrawals and by assessing market value adjustments or surrender charges on contract withdrawal privileges.

   Cash used in operations remains negative due to the declining block of traditional life business, which is maintained in the general account.

   Provident continues to maintain substantial sources of liquidity, including cash and short-term investments and an available and unused bank credit line totaling $50 million. Management believes Provident's sources of liquidity are adequate to meet its needs.

  Quantitative and Qualitative Disclosures About Market Risk

   There have been no material changes in market risk exposures that affect the quantitative and qualitative disclosures presented in Provident's Management's Discussion and Analysis of Financial Condition and Results of Operations for the three years ended December 31, 2001.

  Recently Issued Accounting Pronouncements

   See note 2 to the unaudited consolidated financial statements for a discussion of recently issued accounting pronouncements.

                                    EXPERTS


   The consolidated financial statements for the year ended December 31, 2001 of NFS incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 and the Current Report on Form 8-K filed on June 21, 2002, have been so incorporated in reliance on the reports of KPMG LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.


   The consolidated financial statements of Provident included as Annex E to this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS


   LeBoeuf, Lamb, Greene & MacRae, L.L.P., special counsel to NFS,will pass on the legality of the shares of NFS Class A common stock to be issued in connection with the conversion and merger.


                         FUTURE SHAREHOLDER PROPOSALS

   NFS' Restated Bylaws provide that in order to submit any business to or nominate any person for election to the Board of Directors, a shareholder must give written notice to the Secretary of NFS (containing certain information specified in the Restated Bylaws) not less than 60 days and not more than 90 days prior to the first anniversary date of NFS' proxy statement in connection with the last annual meeting.

   For the NFS Annual Meeting expected to be held on May 7, 2003, shareholders are required to submit such written notice to the Secretary of NFS not earlier than December 30, 2002 and not later than January 28, 2003.


   Rule 14a-4 of the Securities Exchange Act of 1934, as amended, allows NFS to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if NFS does not have notice of the matter at least 45 days before the anniversary of the date on which NFS first mailed its proxy materials for the prior year's annual meeting of shareholders or the date specified by an advance notice provision in NFS' Restated Bylaws. NFS' Restated Bylaws contain such an advance notice provision as described above.


   These requirements are separate and apart from and in addition to the requirements of the SEC that a shareholder must meet in order to have a shareholder proposal included in the NFS proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended. For purposes of the 2003 Annual Meeting, any shareholder who wishes to submit a proposal for inclusion in the NFS proxy statement is required to submit such proposal to the Secretary of NFS on or before November 29, 2002.

                      WHAT INFORMATION YOU SHOULD RELY ON

   We have not authorized any person to give any information or to make any representation that differs from, or adds to, the information discussed in this joint proxy statement/prospectus or in the other documents that we specifically incorporate by reference, or in the other documents NFS has publicly filed with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

   The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. This joint proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, NFS Class A common stock or to ask for proxies, to or from any person to whom it is unlawful to direct these activities. Under those circumstances, the solicitation and offer presented by this joint proxy statement/prospectus does not apply to you.

                      WHERE YOU CAN FIND MORE INFORMATION

   NFS files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information NFS files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20459. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. NFS' SEC filings are also available to the public from the Internet web site maintained by the SEC at "http://www.sec.gov." In addition, certain of NFS' securities are listed on the New York Stock Exchange. You may read and copy any of these reports, proxy statements and other information about NFS at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   The SEC allows NFS to "incorporate by reference" information into this joint proxy statement/prospectus, which means that NFS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in any other subsequently filed document which is deemed to be incorporated by reference herein. NFS has incorporated by reference the following documents:


            NFS Securities and Exchange
            Commission Filings (File No. 1-12785) Period/As of Date
            ------------------------------------- -----------------
                Annual Report on Form 10-K....... December 31, 2001
                Current Report on Form 8-K.......  February 6, 2002
                Quarterly Report on Form 10-Q....    March 31, 2002
                Current Report on Form 8-K.......       May 2, 2002
                Current Report on Form 8-K.......      May 22, 2002
                Current Report on Form 8-K.......     June 21, 2002
                Current Report on Form 8-K.......     June 24, 2002
                Current Report on Form 8-K.......      July 1, 2002
                Current Report on Form 8-K.......     July 30, 2002



   NFS is also incorporating by reference the description of its Class A common stock contained in the registration statement of NFS on Form 8-A, dated February 28, 1997, filed under the 1934 Act, including any amendment or report filed for the purpose of updating such description, as well as any additional documents that NFS files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and up until the date of the special meeting of NFS shareholders and the date of the special meeting of Provident's members.



   NFS hereby undertakes to deliver promptly, upon written or oral request, a separate copy of this joint proxy statement/prospectus to a shareholder or eligible member at a shared address to which a single copy of the document was delivered. Requests should be addressed to Kevin G. O'Brien, Vice President--Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215,
(614) 249-7111.



   NFS will supply you free of charge with any documents incorporated by reference in this joint proxy statement/prospectus, excluding the exhibits to the documents, unless they are specifically incorporated by reference. To request copies, please write or telephone Kevin G. O'Brien, Vice President--Investor Relations, One Nationwide Plaza, Columbus, Ohio 43215,
(614) 249-7111.

================================================================================


                                    Annex A


                             AMENDED AND RESTATED

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                      NATIONWIDE FINANCIAL SERVICES, INC.

                         EAGLE ACQUISITION CORPORATION

                                      AND

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                          DATED AS OF AUGUST 7, 2001

================================================================================

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER..............................................  A-1

ARTICLE I        THE MERGER....................................................................  A-1
   Section 1.1   The Merger....................................................................  A-1
   Section 1.2   Closing.......................................................................  A-2
   Section 1.3   Effective Time of the Merger..................................................  A-2
   Section 1.4   Directors and Officers of the Surviving Corporation...........................  A-2

ARTICLE II       DEMUTUALIZATION; MEMBER APPROVAL..............................................  A-2
   Section 2.1   Plan of Conversion............................................................  A-2
   Section 2.2   No-Action Letter; Information Statement; Registration Statement...............  A-3
   Section 2.3   Special Meeting of Members....................................................  A-3
   Section 2.4   Sponsor Proxy Statement.......................................................  A-3
   Section 2.5   No False or Misleading Statements.............................................  A-4

ARTICLE III      CONVERSION AND EXCHANGE OF SECURITIES.........................................  A-4
   Section 3.1   Aggregate Consideration.......................................................  A-4
   Section 3.2   Conversion of Membership Interests............................................  A-5
   Section 3.3   Approval and Adoption of the Plan of Merger...................................  A-6
   Section 3.4   Exchange of Company Shares for Merger Consideration...........................  A-6
   Section 3.5   Election Procedure............................................................  A-6
   Section 3.6   Funding of and Limitations on Policy Credits and Cash.........................  A-7
   Section 3.7   Payment of Merger Consideration; Conversion Agent.............................  A-7

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF SPONSOR AND MERGER SUB......................  A-8
   Section 4.1   Organization..................................................................  A-8
   Section 4.2   Capitalization................................................................  A-9
   Section 4.3   Merger Sub and Sponsor Subsidiaries...........................................  A-9
   Section 4.4   Authority Relative to this Agreement.......................................... A-10
   Section 4.5   Consents and Approvals; No Violations......................................... A-10
   Section 4.6   Sponsor Financial Statements.................................................. A-11
   Section 4.7   Statutory Financial Statements................................................ A-11
   Section 4.8   Absence of Certain Changes.................................................... A-11
   Section 4.9   SEC Filings................................................................... A-12
   Section 4.10  Litigation.................................................................... A-12
   Section 4.11  Absence of Undisclosed Liabilities............................................ A-12
   Section 4.12  Taxes......................................................................... A-12
   Section 4.13  Title to Property............................................................. A-12
   Section 4.14  Insurance Practices; Permit and Insurance Licenses............................ A-13
   Section 4.15  Regulatory Filings............................................................ A-13
   Section 4.16  Post-Merger Integration....................................................... A-13
   Section 4.17  Information in Information Statement, Registration Statement and Sponsor Proxy
                   Statement................................................................... A-13
   Section 4.18  Brokers....................................................................... A-13
   Section 4.19  Employee Benefit Plans; ERISA................................................. A-14
   Section 4.20  Rating........................................................................ A-14
   Section 4.21  Financing..................................................................... A-14
   Section 4.22  Voting Agreement; Nationwide Mutual Consent................................... A-14
   Section 4.23  Investigation by Sponsor...................................................... A-14

ARTICLE V        REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................. A-14
   Section 5.1   Organization.................................................................. A-15
   Section 5.2   Company Subsidiaries; Licensing............................................... A-15
   Section 5.3   Authority Relative to this Agreement and the Plan of Conversion............... A-16
   Section 5.4   Consents and Approvals; No Violations......................................... A-16
   Section 5.5   Company Financial Statements.................................................. A-17
   Section 5.6   Statutory Financial Statements................................................ A-17
   Section 5.7   Absence of Certain Changes.................................................... A-17
   Section 5.8   Litigation.................................................................... A-18
   Section 5.9   Absence of Undisclosed Liabilities............................................ A-18
   Section 5.10  Taxes......................................................................... A-18
   Section 5.11  Title to Property............................................................. A-18
   Section 5.12  Insurance Practices; Permits and Insurance Licenses........................... A-18

   Section 5.13  Ratings................................................................. A-19
   Section 5.14  Regulatory Filings...................................................... A-19
   Section 5.15  Investments............................................................. A-19
   Section 5.16  Reserves................................................................ A-20
   Section 5.17  Information in Information Statement and Registration Statement......... A-20
   Section 5.18  Brokers................................................................. A-20
   Section 5.19  Employee Benefit Plans; ERISA........................................... A-20
   Section 5.20  Labor Relations; Employees.............................................. A-22
   Section 5.21  Intellectual Property Rights............................................ A-22
   Section 5.22  Takeover Statute........................................................ A-22
   Section 5.23  Opinion of Financial Advisor............................................ A-22
   Section 5.24  Contracts............................................................... A-22
   Section 5.25  Environmental Laws and Regulations...................................... A-23
   Section 5.26  Insurance Coverage...................................................... A-23
   Section 5.27  Clients................................................................. A-23
   Section 5.28  Client Contracts........................................................ A-24
   Section 5.29  Registered Fund Clients................................................. A-24
   Section 5.30  Regulatory Compliance................................................... A-24
   Section 5.31  Compliance with Privacy Laws and Policies............................... A-24
   Section 5.32  Investigation by the Company............................................ A-24

ARTICLE VI       CONDUCT OF BUSINESS PENDING THE MERGER.................................. A-24
   Section 6.1   Conduct of Business by the Company Pending the Merger................... A-24
   Section 6.2   Conduct of Business by Sponsor Pending the Merger....................... A-26

ARTICLE VII      ADDITIONAL AGREEMENTS................................................... A-27
   Section 7.1   Access and Information.................................................. A-27
   Section 7.2   Acquisition Proposals................................................... A-27
   Section 7.3   Fiduciary Duties........................................................ A-28
   Section 7.4   Filings; Other Action................................................... A-28
   Section 7.5   Public Announcements; Public Disclosures; Privacy Laws.................. A-29
   Section 7.6   Stock Exchange Listing.................................................. A-29
   Section 7.7   Company Indemnification Provisions...................................... A-29
   Section 7.8   Comfort Letters......................................................... A-30
   Section 7.9   Tax Matters............................................................. A-30
   Section 7.10  Reorganization.......................................................... A-30
   Section 7.11  Additional Matters...................................................... A-30
   Section 7.12  Continued Listing of Sponsor Common Stock............................... A-30
   Section 7.13  Employee Matters........................................................ A-30
   Section 7.14  Undertakings to the Insurance Commissioner.............................. A-31
   Section 7.15  Approval of New Fund Contracts.......................................... A-31
   Section 7.16  Non-Fund Consents....................................................... A-31
   Section 7.17  Information in Registered Fund Proxy Materials.......................... A-32

ARTICLE VIII     CONDITIONS TO CONSUMMATION OF THE MERGER................................ A-32
   Section 8.1   Conditions to Each Party's Obligation to Effect the Merger.............. A-32
   Section 8.2   Conditions to Obligation of the Company to Effect the Merger............ A-33
   Section 8.3   Conditions to Obligations of Sponsor and Merger Sub to Effect the Merger A-33

ARTICLE IX       TERMINATION, AMENDMENT AND WAIVER....................................... A-34
   Section 9.1   Termination by Mutual Consent........................................... A-34
   Section 9.2   Termination by Either Sponsor or the Company............................ A-34
   Section 9.3   Termination by the Company.............................................. A-34
   Section 9.4   Termination by Sponsor.................................................. A-34
   Section 9.5   Effect of Termination and Abandonment................................... A-34
   Section 9.6   Termination Fee......................................................... A-35

ARTICLE X        GENERAL PROVISIONS...................................................... A-35
   Section 10.1  Survival of Representations, Warranties and Agreements.................. A-35
   Section 10.2  Notices................................................................. A-35
   Section 10.3  Descriptive Headings.................................................... A-36
   Section 10.4  Entire Agreement; Assignment............................................ A-36
   Section 10.5  Governing Law; Consent to Jurisdiction.................................. A-36

          Section 10.6   Expenses................................... A-36
          Section 10.7   Amendment.................................. A-36
          Section 10.8   Waiver..................................... A-37
          Section 10.9   Counterparts; Effectiveness................ A-37
          Section 10.10  Severability; Validity; Parties in Interest A-37
          Section 10.11  Enforcement of Agreement................... A-37
          Section 10.12  Definitions................................ A-37


  Exhibits
   Exhibit A--Nationwide Mutual Consent
   Exhibit B--Voting Agreement
   Exhibit C--Conversion Term Sheet

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

   AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2001, by and among NATIONWIDE FINANCIAL SERVICES, INC., a Delaware corporation ("Sponsor"), EAGLE ACQUISITION CORPORATION, a Pennsylvania corporation and a wholly-owned subsidiary of Sponsor ("Merger Sub"), and PROVIDENT MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual insurance company (the "Company") as amended and restated by this amendment dated July 8, 2002 and effective as of August 7, 2001.

   WHEREAS, the parties hereto have agreed to amend and restate the Agreement and Plan of Merger (the "Original Merger Agreement") dated as of August 7, 2001, among the parties hereto;

   WHEREAS, the parties intend, notwithstanding such amendment and restatements, that this Agreement continues to speak as of August 7, 2001 and unless otherwise expressly provided herein, the phrase "the date hereof" as used herein shall mean August 7, 2001;

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, effective as of August 7, 2001, hereby amend and restate the Original Merger Agreement in its entirety as follows:

   WHEREAS, the Board of Directors of the Company intends to adopt a Plan of Conversion (as amended or supplemented from time to time, the "Plan of Conversion"), pursuant to which the Company shall be converted (the "Conversion") from a mutual insurance company to a stock corporation pursuant to Section 807-A of the Pennsylvania Insurance Company Law of 1921, as amended (the "Insurance Code"), 40 P.S. (S) 917-A;

   WHEREAS, the respective Boards of Directors of Sponsor, Merger Sub, and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger (this "Agreement");

   WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement and as a condition and inducement to the Company's execution and delivery of the Original Merger Agreement, (A) Nationwide Mutual Insurance Company, an Ohio mutual company ("Nationwide Mutual"), has executed and delivered to the Company a written consent, dated the date hereof and attached hereto as Exhibit A (the "Nationwide Mutual Consent") to the transactions contemplated by this Agreement as required by Section 3.1 of the Intercompany Agreement, dated as of March 10, 1997, among Nationwide Mutual. Nationwide Corporation, an Ohio corporation ("Nationwide Corporation"), and Sponsor, and
(B) Nationwide Corporation, which is the holder of all of the outstanding shares of Sponsor Class B Common Stock (which represents at least a majority of the combined voting power of the shareholders of Sponsor), and the Company have entered into a Voting Agreement, dated as of the date hereof and attached hereto as Exhibit B (the "Voting Agreement"), pursuant to which Nationwide Corporation has agreed, among other things, to vote its shares of Sponsor Class B Common Stock in favor of the issuance of shares of Sponsor Common Stock pursuant to this Agreement; and

   WHEREAS, Sponsor, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

   Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1998 (the "PBCL") and the Insurance Code, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in the PBCL and the Insurance Code. Pursuant to the Merger and the Plan of Conversion, (a) the Articles of Incorporation of the Company as in effect immediately following the Conversion (the "Amended Articles of Incorporation") and immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and by the terms of such Articles of Incorporation, and (b) the Bylaws of the Company as in effect immediately following the Conversion and immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law and by the terms of such Bylaws and the Articles of Incorporation of the Surviving Corporation.

   Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, at 10:00 a.m., New York City time, on the fifth Trading Day after the day on which the last to be fulfilled or waived of the conditions set forth in
Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or
(b) at such other place and time and/or on such other date as the Company and Sponsor may agree in writing (such date, the "Closing Date").

   Section 1.3 Effective Time of the Merger. Concurrently with the Closing, the Company and Merger Sub, as required, will deliver for filing to the office of the Secretary of the Commonwealth of Pennsylvania such documents as are required to be filed pursuant to Section 808-A of the Insurance Code and
Section 1927 of the PBCL in order to effect the Merger (the "Pennsylvania Filings"). The Merger shall become effective at 12:01 a.m. on the date on which the Pennsylvania Filings have become effective (the "Effective Time").

   Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Merger shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Merger shall be the officers of the Surviving Corporation. The directors and officers of the Surviving Corporation following the Merger shall hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.

                                  ARTICLE II

                       DEMUTUALIZATION; MEMBER APPROVAL

   Section 2.1  Plan of Conversion.

   (a) As promptly as practicable after the date hereof, the Company shall prepare and adopt the Plan of Conversion, which shall implement the terms set forth in Article III and the terms set forth on Exhibit C (the "Conversion Term Sheet"). The Company shall file the Plan of Conversion with the Insurance Commissioner of the Commonwealth of Pennsylvania (the "Insurance Commissioner") in accordance with the Insurance Company Mutual-to-Stock Conversion Act as codified in the Insurance Code (the "Conversion Statute"). Following such filing, the Company shall take such additional actions, consistent with the Conversion Term Sheet, as may be required under the Conversion Statute to complete its demutualization pursuant to the provisions hereof and the Plan of Conversion. The Plan of Conversion may contain such additional terms not set forth in the Conversion Term Sheet or modifications to terms set forth in the Conversion Term Sheet as the Company may determine; provided, however, that any such additional term or modification that (i) is materially inconsistent with any material term set forth in the Conversion Term Sheet in a manner that adversely affects the economic value to Sponsor of the Merger, or (ii) would reasonably be expected to have a Company Material Adverse Effect, shall require the prior written consent of Sponsor; and provided, further, that the consent of Sponsor shall not be required for any modification or additional term (x) the impact of which is addressed by the formula set forth in Section 3.1(b) (other than the terms set forth in Sections 9(a)(iii), 9(a)(iv), 9(a)(v) and 9(a)(vi) of the Conversion Term Sheet) or (y) which affects the amount of cash and Policy Credits to be paid by the Company pursuant to Section 3.6(a).

   (b) The Company shall consult with and inform Sponsor from time to time concerning developments relating to the Plan of Conversion and shall permit Sponsor and its representatives to participate in all aspects of the preparation and implementation of the Plan (including without limitation by permitting Sponsor to review and comment on all documents to be filed with or delivered to any Governmental Entity or otherwise to be used in connection with the Plan); provided, however, that representatives of Sponsor shall not have a right to attend or participate in any meeting, conference or similar event with a Government Entity regarding any Superior Proposal or any Acquisition Proposal that the Board of Directors of the Company in good faith believes is reasonably likely to lead to a Superior Proposal. Each party shall provide the other party with reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event. Notwithstanding the foregoing provisions of this
Section 2.1(b), nothing herein is intended to supersede the provisions set forth in Section 7.2 hereof.

   (c) Each of the Company and Sponsor shall use its reasonable best efforts to cause the Plan of Conversion to become effective prior to December 31, 2002 in accordance with its terms and the provisions of the Conversion Statute.

   (d) In the event that the Plan of Conversion or the Merger cannot be consummated in accordance with the transaction structure for the Merger provided for in this Agreement, despite the parties' exercise of their reasonable best efforts to obtain regulatory approvals and opinions of counsel as provided in this Agreement, the parties will use their reasonable best efforts to consummate the acquisition of the Company by Sponsor using a different structure that is reasonably acceptable to both the Company and Sponsor, substantially preserves for the parties the economic and other material benefits of the Merger and satisfies all other conditions to closing set forth in Article VIII hereof.

   Section 2.2  No-Action Letter; Information Statement; Registration Statement.

   (a) No-Action Letter. As promptly as practicable after the date hereof, Sponsor shall prepare a letter to the staff of the Securities and Exchange Commission (the "SEC") requesting a letter (the "No-Action Letter") from the SEC staff taking a "no-action" position with respect to Sponsor's not registering the offer and sale of the shares of Sponsor Common Stock to be issued in the Merger under the Securities Act of 1933, as amended (the "Securities Act"). The Company and Sponsor shall consult with each other with respect to such request and shall cooperate to file such request with the SEC staff as promptly as practicable. The Company and Sponsor, after consultation with each other, shall respond as promptly as practicable to any questions or comments made by the SEC.

   (b) Information Statement. As promptly as practicable after the date of this Agreement, the Company and Sponsor shall, in connection with the solicitation of approval and adoption by the Members of the Plan of Conversion and the amendment to the Articles of Incorporation described in Section 2.2(b)(i) of the Company Disclosure Letter (the "Articles Amendment"), prepare an information statement relating to the Plan of Conversion, the Merger and the other transactions contemplated by this Agreement and use reasonable best efforts to obtain and furnish the information required to be included by state and federal law, including the Insurance Code, and to submit the information statement to the Pennsylvania Department of Insurance (the "Department"). Such information statement shall also constitute an offering memorandum (or prospectus as described in Section 2.2(c), if applicable) of Sponsor with respect to the shares of Sponsor Common Stock (the "Sponsor Shares") to be issued in the Merger (such information statement and offering memorandum (or prospectus, as described in Section 2.2(c), if applicable) are referred to herein as the "Information Statement").

   (c) Registration Statement. If the SEC staff has not issued the No-Action Letter by June 24, 2002, Sponsor shall, after providing the Company with a reasonable opportunity to review and comment, promptly file with the SEC a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering the Sponsor Shares under the Securities Act and shall use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Registration Statement, which shall include the Information Statement. The Company shall furnish Sponsor with all information concerning the Company and shall take such other action as Sponsor may reasonably request in connection with such Registration Statement and the issuance of the Sponsor Shares. Sponsor, after consultation with the Company, shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement (copies of which Sponsor shall provide to the Company), and shall use reasonable best efforts to have the Registration Statement declared effective by the SEC.

   (d) Further Actions. Sponsor shall take any reasonable action required to be taken under applicable securities laws in connection with the issuance of the Sponsor Shares, and the Company shall furnish all information concerning the Company and the Members as may be reasonably requested by Sponsor in connection with such action.

   Section 2.3 Special Meeting of Members. The Company, acting through its Board of Directors and subject to Section 7.3, shall duly call, send notice of, convene and hold a special meeting of its Members (the "Company Special Meeting"), as soon as practicable after the later of (a) the date of the approval by the Insurance Commissioner of the Plan of Conversion, and (b) either (i) the date of the receipt by Sponsor and the Company of the No-Action Letter or (ii) the date upon which the Registration Statement is declared effective, whichever is applicable, for the purpose of voting upon (i) a single proposal to adopt the Plan of Conversion and the transactions contemplated by the Plan of Conversion, including without limitation (x) the transactions contemplated by this Agreement and (y) the vote or written consent of the Conversion Agent of the Issued Company Shares in favor of the adoption of this Agreement, and (ii) a proposal to adopt the Articles Amendment. The Company shall mail the Information Statement to its Members and, subject to Section 7.3, shall include in the Information Statement the recommendation of the Board of Directors of the Company that Members vote in favor of the approval and adoption of the Plan of Conversion and the Articles Amendment.

   Section 2.4 Sponsor Proxy Statement. As soon as is reasonably practicable after the execution of this Agreement, (i) Sponsor shall duly call, send notice of, convene and hold a meeting of its stockholders (the "Sponsor Stockholder Meeting") for the purpose of voting upon a proposal to approve the issuance of the Sponsor Shares pursuant to the transactions contemplated by this Agreement (the "Sponsor Proposal") and (ii) Sponsor shall prepare and, after providing the Company with a reasonable opportunity to review and comment, file with the SEC a proxy statement under the Exchange Act with respect to the Sponsor Proposal (the "Sponsor Proxy Statement") and shall use its reasonable best efforts to respond, after consultation with the Company, to any comments of the SEC (copies of which Sponsor shall provide to the Company) as promptly as practicable after such filing. Sponsor will cause the Sponsor Proxy Statement to be mailed to all stockholders of Sponsor, at the earliest practicable time after the expiration of the period of time prescribed by Rule 14a-6 of the Exchange Act (or such extended time period as requested by SEC staff) or if comments are received by the SEC prior to the expiration of such period of time, upon receipt of written notice from the SEC advising Sponsor of the SEC's permission to file the Sponsor Proxy Statement in definitive form. Sponsor shall include in the Sponsor Proxy Statement a recommendation of the Board of Directors of Sponsor that stockholders vote in favor of the Sponsor Proposal. The Company shall furnish all information concerning the Company and shall take such other actions as Sponsor may reasonably request in connection with the filing of the Sponsor Proxy Statement.

   Section 2.5  No False or Misleading Statements.

   (a) Each of Sponsor and the Company agrees that the information provided and to be provided by Sponsor or the Company, as the case may be, specifically for use in the Registration Statement (if applicable), the Information Statement and the Sponsor Proxy Statement, shall not, with respect to the information supplied by such party:

      (i) in the case of the Registration Statement, on the date the Registration Statement becomes effective;

      (ii) in the case of the Information Statement, on the date upon which the Information Statement is mailed to the Members of the Company or on the date upon which the approval and adoption of the Plan of Conversion and the Articles Amendment by the Members of the Company is obtained; and

      (iii) in the case of the Sponsor Proxy Statement, on the date upon which the Sponsor Proxy Statement is mailed to stockholders of Sponsor and at the time of the Sponsor Stockholder Meeting,

contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) If at any time prior to the applicable dates referred to in Section 2.5(a), any information relating to Sponsor or the Company, or any of their respective affiliates, officers or directors, is discovered by Sponsor or the Company which should be set forth in an amendment or supplement to the Information Statement, the Registration Statement or the Sponsor Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly prepared and, if applicable, filed with the SEC and disseminated to the Company's Members or stockholders of Sponsor, as the case may be.

                                  ARTICLE III

                     CONVERSION AND EXCHANGE OF SECURITIES

   Section 3.1  Aggregate Consideration.

   (a) The aggregate consideration to be paid to Eligible Policyholders in the Conversion and the Merger is $1.555 billion (the "Initial Aggregate Consideration"), subject to adjustment in accordance with this Section 3.1 (the Initial Aggregate Consideration, as adjusted in accordance with Section 3.1(b), the "Final Aggregate Consideration").

   (b) The Final Aggregate Consideration shall be calculated pursuant to the following formula:

      A = B + 0.6 X ((C-D)-((E-F) X G))

where

      A = Final Aggregate Consideration

B = $1.555 billion

C = excess of the amount of liabilities allocated to the Closed Block over the amount of assets allocated to the Closed Block (the "Closed Block Funding Deficit"), as of December 31, 2000, as set forth in the analysis of Milliman USA supporting the establishment of the Closed Block (the "Milliman Analysis"), where the amount of such liabilities and assets are determined in accordance with accounting practices prescribed or permitted by the Department ("Pennsylvania Statutory Accounting Practices") and have been agreed by the Department and where such assets include, without limitation, cash, invested assets, accrued investment income, net due and deferred premiums and policy loans

D = $461.9 million


E = the annual effective yield, gross of investment expenses and expected defaults, expressed in basis points, of the invested assets (excluding policy loans) allocated to the Closed Block, as of the date of its establishment, as set forth in the Milliman Analysis, where the denominator used in determining such yield is the carrying value of such invested assets as of such date determined in accordance with
    Pennsylvania Statutory Accounting Practices

F = 815

G = $1.36 million

   (c) The Plan of Conversion shall provide for the allocation (but not necessarily the issuance) among all Eligible Policyholders of shares of common stock of the Company, as converted, par value $1.00 per share (each, a "Company Share"). The aggregate number of Company Shares to be allocated among all Eligible Policyholders (the "Aggregate Allocable Company Shares") shall be determined as follows:

      (i) if the Sponsor Final Stock Price is equal to or greater than 115% of the Sponsor Initial Stock Price, the Aggregate Allocable Company Shares shall equal the number determined by dividing (1) the Final Aggregate Consideration by (2) 1.125 times the Sponsor Initial Stock Price;

      (ii) if the Sponsor Final Stock Price is equal to or greater than 110% of the Sponsor Initial Stock Price but less than 115% of the Sponsor Initial Stock Price, the Aggregate Allocable Company Shares shall equal the number determined by dividing (1) the Final Aggregate Consideration by (2) the average of (A) the Sponsor Final Stock Price and (B) 110% of the Sponsor Initial Stock Price;

      (iii) if the Sponsor Final Stock Price is greater than 85% of the Sponsor Initial Stock Price but less than 110% of the Sponsor Initial Stock Price, the Aggregate Allocable Company Shares shall equal the number determined by dividing (1) the Final Aggregate Consideration by (2) the Sponsor Final Stock Price; and

      (iv) if the Sponsor Final Stock Price is equal to or less than 85% of the Sponsor Initial Stock Price, the Aggregate Allocable Company Shares shall equal the number determined by dividing (1) the Final Aggregate Consideration by (2) 0.85 times the Sponsor Initial Stock Price.

For the purposes of this Section 3.1(c), "Sponsor Final Stock Price" means the volume weighted average of the sale prices of the Sponsor Common Stock as published by Bloomberg Professional Service for the 15 consecutive Trading Days ending on the fifth Trading Day immediately preceding the Closing Date, and "Sponsor Initial Stock Price" is equal to $43.37, which represents the volume weighted average of the sale prices of the Sponsor Common Stock as published by Bloomberg Professional Service for the 15 consecutive Trading Days ending on the Trading Day immediately preceding the date of this Agreement, as adjusted in accordance with Section 3.1(e).

   (d) The aggregate allocation to each Eligible Policyholder in respect of all eligible policies or contracts held by such Eligible Policyholder shall be rounded to the nearest whole number of shares (with one-half of a share being rounded upwards).

   (e) If between the date of this Agreement and the Effective Time, the outstanding shares of Sponsor Common Stock are changed into a different number of shares, by reason of a reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared with regard to the Sponsor Common Stock with a record date between the date of this Agreement and the Effective Time, the Sponsor Initial Stock Price will be adjusted to such number as if the reclassification, recapitalization, split-up, combination, exchange or dividend had occurred prior to the 16th Trading Day immediately preceding the date of this Agreement.

   Section 3.2 Conversion of Membership Interests. Immediately prior to the Effective Time, all Membership Interests shall be extinguished in the Conversion, and, pursuant to the Plan of Conversion, the consideration to be paid in the Conversion to each Eligible Policyholder in exchange for its Membership Interests shall be Company Shares, cash or Policy Credits determined as follows:

   (a) Eligible Policyholders who hold policies or contracts whose tax-advantaged status would be jeopardized by the distribution of Sponsor Shares or cash in the Merger in respect of such policies or contracts ("Tax Advantaged Policies") shall, subject to Section 3.2(d) and pursuant to the Plan of Conversion, receive in the Conversion Policy Credits in lieu of Company Shares allocated to them in respect of such Tax Advantaged Policies, the value of such Policy Credits to equal the number of such Company Shares multiplied by the Sponsor Final Stock Price;

   (b) Eligible Policyholders who hold Mandatory Cash Policies shall, subject to Section 3.2(d) and pursuant to the Plan of Conversion, receive in the Conversion cash in lieu of Company Shares allocated to them in respect of such Mandatory Cash Policies, the amount of such cash to equal the number of such Company Shares multiplied by the Sponsor Final Stock Price;

   (c) the Company shall issue to the Eligible Policyholders who hold policies or contracts that are not Tax Advantaged Policies or Mandatory Cash Policies the Company Shares allocated to them in respect of such policies or contracts (each Company Share so issued, an "Issued Company Share", the aggregate number of such Issued Company Shares, the "Aggregate Issued Company Shares", and each such Eligible Policyholder, an "Eligible Shareholder"). The Aggregate Issued Company Shares shall be evidenced by a single global certificate delivered to the Conversion Agent, registered in the name of the Conversion Agent, as agent for the Eligible Shareholders (the "Company Share Certificate"); and

   (d) Eligible Policyholders duly exercising dissenters' rights shall be ineligible to receive any consideration other than any consideration awarded pursuant to a final, valid, binding and non-appealable judgment or order of a court of final jurisdiction or arbitrator or arbitral panel pursuant to Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. Cash consideration which would otherwise be awarded to such Eligible Policyholders pursuant to Section 3.2(b) shall revert to the benefit of the Company pending such judgment or order.

   Section 3.3 Approval and Adoption of the Plan of Merger. Immediately prior to the Effective Time, provided that the condition set forth in Section 8.1(e) has been satisfied, the Conversion Agent shall vote in favor of, or shall deliver to the Company an instrument duly executed by it, as sole shareholder of record of the Company, consenting, in lieu of a meeting of shareholders, to the adoption of resolutions adopting this Agreement.

   Section 3.4 Exchange of Company Shares for Merger Consideration. At the Effective Time, by virtue of the Merger:

   (a) each Issued Company Share held for the account of an Eligible Shareholder shall be converted into one of the following: (A) the right to receive one Sponsor Share, (B) the right to receive cash in an amount equal to the Sponsor Final Stock Price (the "Cash Consideration"), or (C) the right to be credited Optional Policy Credits in an amount equal to the Sponsor Final Stock Price (Optional Policy Credits, together with the Cash Consideration and Sponsor Shares issued in the Merger, the "Merger Consideration") as determined pursuant to Section 3.5 and, in accordance with and subject to the limitations set forth in Section 3.6;

   (b) the Conversion Agent shall deliver to the Company the Company Share Certificate for cancellation;

   (c) all Issued Company Shares converted or exchanged into Merger Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist;

   (d) each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into 10,000 validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation; and

   (e) except as otherwise provided under the PBCL, each Eligible Shareholder will cease to have any rights as shareholders of the Company, other than the right to receive the Merger Consideration for each Issued Company Share issued to it.


   Section 3.5 Election Procedure. The notice of the special meeting of members shall be accompanied by a form of proxy and an election form (the "Election Form") on which (i) an Eligible Shareholder may request to receive, with respect to all (but not less than all) of its Issued Company Shares, Cash Consideration instead of Sponsor Shares or, in the case of qualified plan customers, Cash Consideration instead of Optional Policy Credits (such request, a "Cash Election") pursuant to the Merger or (ii) a qualified plan customer may request to receive, with respect to all (but not less than all) of its Issued Company Shares, Sponsor Shares instead of Optional Policy Credits (a "Stock Election"). Any qualified plan customer who does not make a Cash Election or a Stock Election by the Election Deadline shall be deemed to have elected to receive Optional Policy Credits (a "PC Election"). Any Cash Election, Stock Election or PC Election shall be made subject to and in accordance with the following:


   (a) If the amount available to be paid in the form of cash and Policy Credits as determined under Section 3.6 is inadequate, after the crediting of Policy Credits and payment of cash pursuant to Section 3.2, to pay cash and credit Optional Policy Credits to all the Eligible Shareholders who make or are deemed to have made a Cash Election or PC Election, the amount available shall be paid or credited to such Eligible Shareholders in accordance with the number of Issued Company Shares owned by such Eligible Shareholders, beginning with the Eligible Shareholders issued the smallest number of Issued Company Shares and continuing to the Eligible Shareholders issued the largest number of Issued Company Shares at which cash or Optional Policy Credits can be completely satisfied using such amount of available funds. Eligible Shareholders who have made or are deemed to have made a Cash Election or a PC Election but who are not entitled to receive cash or Optional Policy Credits pursuant to the operation of the previous sentence shall receive Sponsor Shares in respect of their Issued Company Shares.

   (b) Any Cash Election or Stock Election will have been made properly only if the Conversion Agent receives, in the city in which the principal office of the Conversion Agent is located, and by 5:00 p.m. local time on the date of the Company Special Meeting (the "Election Deadline"), the Election Form properly completed and signed.

   (c) Any Eligible Shareholder may revoke its Cash Election or Stock Election by written notice received by the Conversion Agent at any time prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form. All Cash Elections, Stock Elections and PC Elections will be revoked automatically if the Conversion Agent is notified in writing by Sponsor or the Company that this Agreement has been terminated.

   (d) Sponsor will have reasonable discretion, which it may delegate in whole or in part to the Conversion Agent, to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Sponsor or the Conversion Agent (if applicable) regarding such matters will be binding and conclusive.


   (e) All Issued Company Shares in respect of which (i) a Cash Election is not made by the Election Deadline, (ii) a Cash Election or PC Election is made or deemed to have been made, but in respect of which cash or Optional Policy Credits may not be paid as a result of the limitation set forth in Sections 3.5(a) and 3.6, or (iii) Sponsor or the Conversion Agent (if applicable) determines a Cash Election has not been properly or timely made, shall be exchanged in the Merger for Sponsor Shares or, with respect to qualified plan customers, Optional Policy Credits, as the case may be.


   (f) Neither Sponsor nor the Conversion Agent will have any obligation to notify any Person of any defect in an Election Form.

   Section 3.6  Funding of and Limitations on Policy Credits and Cash.

   (a) Prior to the Effective Time, Sponsor shall make a capital contribution in cash to Merger Sub in an amount equal to the excess of (x) the total amount of cash and Policy Credits that are to be paid or credited in respect of Issued Company Shares or Membership Interests, over (y) the total amount of cash and Policy Credits permitted to be paid or credited by the Company pursuant to the Plan of Conversion. The amount permitted to be paid or credited by the Company pursuant to the Plan of Conversion shall, subject to Section 3.6(d), be equal to the excess of (i) 10% of the Total Consideration Value over (ii) 90% of the sum of (A) the amounts paid or payable by the Company pursuant to Section 10.6 plus (B) the other amounts payable by the Company that are properly attributable, for federal income tax purposes, to the consummation of the Plan of Conversion and the Merger. Sponsor and the Company together shall not fund less than the amounts required to pay or fund all mandatory cash pursuant to
Section 3.2(b), mandatory Policy Credits pursuant to Section 3.2(a), Optional Policy Credits and elective cash required pursuant to the Plan of Conversion, as limited by this Section 3.6 and the Plan of Conversion.

   (b) The aggregate amount of cash and Policy Credits that may be paid by or credited with funds supplied by Sponsor in respect of Issued Company Shares or Membership Interests shall not exceed 20% of the excess of (i) the Total Consideration Value over (ii) the aggregate amount of cash and Policy Credits paid by or credited with funds supplied by the Company in respect of Issued Company Shares or Membership Interests.

   (c) Unless otherwise agreed to in writing on or prior to the Closing Date by the Company and Sponsor, the number of Eligible Policyholders who may receive cash or Policy Credits paid by or credited with funds supplied by Sponsor in respect of Issued Company Shares or Membership Interests shall not exceed 20% of the total number of Eligible Policyholders who receive cash, Sponsor Shares or Policy Credits paid by or credited with funds (or Sponsor Shares) supplied by Sponsor in respect of Issued Company Shares or Membership Interests, as the case may be.

   (d) Notwithstanding any other provision of this Agreement or the Plan of Conversion, the total amount of cash and Policy Credits that may be paid or credited in respect of Issued Company Shares or Membership Interests in connection with the transactions contemplated by this Agreement and the Plan of Conversion (and the portion of such total that may be paid or credited with funds supplied by the Company or Sponsor) shall not exceed the amounts necessary in order for special counsel to the Company and special counsel to Sponsor to deliver the opinions required by Section 8.2(b) and Section 8.3(b).

   Section 3.7  Payment of Merger Consideration; Conversion Agent.

   (a) As soon as practicable after the execution and delivery of the Original Merger Agreement and, in any event, not less than five days prior to the mailing of the Information Statement to Members, Sponsor shall designate a bank or trust company (or such other Person or Persons) reasonably acceptable to the Company to act as conversion agent (the "Conversion Agent") in effecting the distribution of the Merger Consideration (in the form of Sponsor Shares and cash) pursuant to the Merger and the mandatory cash consideration pursuant to the Conversion, and as a condition to such designation the Conversion Agent shall irrevocably agree to deliver the consent as set forth in Section 3.3.

   (b) As promptly as practicable after the Effective Time, the Conversion Agent shall distribute to each Eligible Shareholder the Merger Consideration in the form of Sponsor Shares or cash applicable to that Eligible Shareholder, and shall distribute to each Eligible Policyholder receiving mandatory cash pursuant to Section 3.2(b) the cash required to be paid to such Eligible Policyholder. No interest shall be paid or accrued on Merger Consideration.

   (c) As of the Effective Time, Sponsor and/or the Company, as required, shall deposit or cause to be deposited in trust with the Conversion Agent, for the benefit of the Eligible Policyholders receiving mandatory cash pursuant to
Section 3.2(b) and the Eligible Shareholders, the Sponsor Shares and cash in an amount equal to the aggregate cash to be distributed under this Article III and the Plan of Conversion, for distribution to such Eligible Policyholders and Eligible Shareholders in accordance with this Article III and the Plan of Conversion.

   (d) The cash portion of the Merger Consideration and the mandatory cash to be paid to Eligible Policyholders pursuant to Section 3.2(b) shall be invested by the Conversion Agent for the benefit of Sponsor in either the Dreyfus Treasury Prime Cash Management Fund, as distributed by Dreyfus Service Corporation, or as otherwise directed by Sponsor, provided that such alternative investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investor Services, Inc. ("Moody's") or Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc. ("S&P"), certificates of deposit issued by a commercial bank whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of one year or such other investments as the parties mutually agree. Any interest or other income resulting from such investments shall be paid to the Sponsor.

   (e) The Conversion Agent, Sponsor and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Eligible Policyholder such amounts as the Conversion Agent, Sponsor or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any other provision of federal, state, local or foreign tax law, including, without limitation, back up withholding under Section 3406 of the Code. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Eligible Policyholder in respect of which such deduction and withholding was made.

   (f) As promptly as practicable following the date that is six months after the Effective Time, the Conversion Agent shall deliver to Sponsor all cash, Sponsor Shares and other documents in its possession relating to the transactions contemplated in this Agreement and the Conversion Agent's duties shall terminate. Thereafter and subject to applicable abandoned property, escheat and similar laws, each Eligible Shareholder that has not yet received the Merger Consideration to which it is entitled to pursuant to Section 3.4 and each Eligible Policyholder that has not yet received the mandatory cash to which it is entitled pursuant to Section 3.2(b) may contact Sponsor and Sponsor shall pay to such Eligible Shareholder or Eligible Policyholder the Merger Consideration or mandatory cash to which it is entitled. None of Sponsor, the Surviving Corporation or the Conversion Agent shall be liable to any Person in respect of any such Sponsor Shares, cash or other funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law unless the failure to pay such Merger Consideration or mandatory cash to such Person is due to a violation by the Sponsor, the Surviving Corporation or the Conversion Agent of the requirements of the Conversion Act, the Plan of Conversion or any order of the Insurance Commissioner.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                           OF SPONSOR AND MERGER SUB

   Except as otherwise disclosed to the Company in a letter (the "Sponsor Disclosure Letter") delivered to it by Sponsor and Merger Sub prior to the execution of the Original Merger Agreement (either with specific reference to the representations and warranties contained in this Article IV to which the information in such letter relates or otherwise where it is reasonably apparent to which representations and warranties such disclosure is reasonably applicable), Sponsor and Merger Sub jointly and severally represent and warrant to the Company, as follows:

   Section 4.1 Organization. Sponsor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Sponsor and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect. The copies of Sponsor's and Merger Sub's respective Constituent Documents which have been delivered to the Company are complete and correct and in full force and effect.

   Section 4.2  Capitalization.

   (a) As of the date hereof, the authorized capital stock of Sponsor consists of 750,000,000 shares of Sponsor Common Stock, of which, as of August 3, 2001, 24,126,755 shares are issued and outstanding, 750,000,000 shares of Sponsor Class B Common Stock of which 104,745,000 shares are issued and outstanding and 50,000,000 shares of Preferred Stock, of which none are issued and outstanding. All of the issued and outstanding shares of Sponsor Common Stock and Sponsor Class B Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2 of the Sponsor Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of Sponsor issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Sponsor to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

   (b) The Board of Directors of Sponsor has duly authorized and reserved 33,700,000 shares of Sponsor Common Stock for issuance pursuant to the Merger. The Sponsor Shares, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and free of preemptive rights with respect thereto.

   Section 4.3  Merger Sub and Sponsor Subsidiaries.

   (a) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. As of the date hereof, 1,000 shares of common stock of Merger Sub are issued and outstanding and are owned by Sponsor. Since the date of its incorporation, Merger Sub has conducted no operations and incurred no liabilities or other obligations except as permitted or required under this Agreement.

   (b) Each Sponsor Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect. Each Sponsor Material Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect. Section 4.3(b) of the Sponsor Disclosure Letter sets forth the name of each of the subsidiaries of Sponsor (the "Sponsor Subsidiaries") that is as of the date hereof a significant subsidiary as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act (the "Sponsor Material Subsidiaries") and the state or jurisdiction of its incorporation.

   (c) Section 4.3(c) of the Sponsor Disclosure Letter sets forth the name of each of the Sponsor Subsidiaries that is as of the date hereof an insurance company (collectively, the "Sponsor Insurance Subsidiaries"). Each of the Sponsor Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, except, in each case, where such failure to be licensed or authorized would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect. Each of Sponsor and the Sponsor Insurance Subsidiaries has made all required filings under applicable insurance holding company statutes except where the failure to file would not individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect.

   (d) Sponsor is, directly or indirectly, the record and beneficial owner of all of the outstanding shares or other equity interests of Merger Sub and of each of the Sponsor Material Subsidiaries, there are no proxies with respect to any such shares or equity interests, and no equity securities of Merger Sub or of any Sponsor Material Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares or other equity interests of Merger Sub or of any Sponsor Material Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Sponsor or any Sponsor Material Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares or other equity interests of Merger Sub or of any Sponsor Material Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or equity interests.

All of such shares or equity interests so owned by Sponsor are validly issued, fully paid and nonassessable and are owned by it free and clear of Encumbrances.

   Section 4.4 Authority Relative to this Agreement. Each of Sponsor and Merger Sub has the corporate power and authority to enter into this Agreement and, subject to the receipt of Sponsor's stockholders' approval described in
Section 4.5(d), to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Sponsor and Merger Sub and the consummation by Sponsor and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Sponsor and Merger Sub, and by Sponsor as the sole shareholder of Merger Sub by written consent, and no other corporate proceedings on the part of Sponsor or Merger Sub other than obtaining stockholder approval of the Sponsor Proposal pursuant to Section 2.4 are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Sponsor and Merger Sub and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding agreement of each of Sponsor and Merger Sub, enforceable against Sponsor and Merger Sub in accordance with its terms.

   Section 4.5  Consents and Approvals; No Violations.

   (a) Except (i) for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), NASD, state laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder and the filing of the Pennsylvania Filings and the Articles of Merger under Applicable Law,
(B) filings required to be made with the New York Stock Exchange ("NYSE"), (C) exemptions by the U.S. Department of Labor under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or (D) the filing of appropriate documents with, and approval of, the insurance regulatory authorities in Pennsylvania, Delaware, New York and any other relevant jurisdiction (the requirements in clauses (A), (B), (C) and (D), collectively, the "Governmental Requirements"), or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority (each, a "Government Entity") would not prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or otherwise prevent Sponsor or Merger Sub from performing their respective obligations under this Agreement, or individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement by Sponsor and Merger Sub and the consummation of the transactions contemplated hereby.

   (b) No consent or approval of any other party (other than any Government Entity) is required to be obtained by Sponsor or Merger Sub for the execution, delivery or performance of this Agreement or the performance by Sponsor or Merger Sub of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or otherwise prevent Sponsor or Merger Sub from performing their respective obligations under this Agreement, or individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect.

   (c) Neither the execution, delivery or performance of this Agreement by Sponsor or Merger Sub nor the consummation by Sponsor or Merger Sub of the transactions contemplated hereby, nor compliance by Sponsor or Merger Sub with any of the provisions hereof, will:

      (i) conflict with or result in any breach of any provisions of the Constituent Documents of Sponsor or Merger Sub or any of the Sponsor Subsidiaries;

      (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Sponsor, Merger Sub or any of the Sponsor Subsidiaries is a party or by which any of them or any of their properties or assets may be bound;

      (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sponsor, Merger Sub, any Sponsor Subsidiary or any of their properties or assets;

      (iv) result in the creation or imposition of any Encumbrance on any asset of Sponsor, Merger Sub or any Sponsor Subsidiary; or

      (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Sponsor, Merger Sub or any of the Sponsor Subsidiaries, or the Company or any of the Company Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, vestings, exercises, violations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Sponsor Material Adverse Effect.

   (d) Except for the stockholder approval of the Sponsor Proposal, no approval of the holders of any Class or Series of Sponsor Capital Stock is required in order for Sponsor to consummate the Merger and the transactions contemplated hereby.

   Section 4.6  Sponsor Financial Statements.

   (a) Sponsor has delivered to the Company complete and correct copies of the Sponsor Financial Statements. The Sponsor Financial Statements have been derived from the accounting books and records of Sponsor and the Sponsor Subsidiaries and have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Sponsor Financial Statements, only to normal recurring year-end adjustments. The consolidated balance sheets included in the Sponsor Financial Statements present fairly in all material respects the financial position of Sponsor and the Sponsor Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders' equity, and consolidated statements of cash flows included in such Sponsor Financial Statements present fairly in all material respects the results of operations, shareholders' equity and cash flows of Sponsor and the Sponsor Subsidiaries for the respective periods indicated.

   (b) The term "Sponsor Financial Statements" means the unaudited consolidated financial statements of Sponsor and the Sponsor Subsidiaries as at and for the six-month period ended June 30, 2001, and the audited consolidated financial statements of Sponsor and the Sponsor Subsidiaries as at and for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, together with reports on such year-end statements by the independent auditors of Sponsor, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

   Section 4.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of each of the Sponsor Insurance Subsidiaries domiciled in the United States, as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 (the "Sponsor Annual Statutory Statements") and the quarters ended March 31 and June 30, 2001 (collectively, the "Sponsor Quarterly Statutory Statements"), respectively, together with all exhibits and schedules thereto (all Sponsor Annual Statutory Statements and all Sponsor Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 4.7 are hereinafter referred to as the "Sponsor Statutory Financial Statements"), have been prepared in accordance with the applicable accounting practices prescribed or permitted by the departments of insurance for respective domiciliary states for purposes of financial reporting ("State Statutory Accounting Practices"), and such accounting practices have been applied on a basis consistent with such State Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Sponsor Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the respective Sponsor Insurance Subsidiaries as of the dates and for the periods therein in accordance with applicable State Statutory Accounting Practices. The financial statements contained in the Sponsor Annual Statutory Statements have been audited by KPMG, LLP, the independent auditors of Sponsor, and Sponsor has made available to the Company true and complete copies of all audit opinions related thereto. Sponsor has made available to the Company true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1998 relating to the Sponsor Insurance Subsidiaries. Sponsor has delivered to the Company true and complete copies of the Sponsor Annual Statutory Statements and the Sponsor Quarterly Statutory Statements.

   Section 4.8 Absence of Certain Changes. Since June 30, 2001, there has been no event or condition (other than (a) any event or condition resulting from general economic or financial market conditions or changes (including changes in interest rates or general equity market levels), (b) any occurrence or condition affecting any segment of the life insurance, annuity or retirement products industries generally in which Sponsor or any of the Sponsor Insurance Subsidiaries competes (including any change in laws or regulations in any jurisdiction), and, in the case of each of clauses (a) and (b), not having a unique or disproportionate effect on the Sponsor and the Sponsor Insurance Subsidiaries, taken as a whole, or (c) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof) which has had (or is reasonably likely to result in) a Sponsor Material Adverse Effect, and Sponsor and the Sponsor Material Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice and have not taken any action which, if taken after the date hereof, would violate Section 6.2.

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   Section 4.9  SEC Filings.  Since January 1, 1998, Sponsor has timely filed with the SEC all forms, reports, statements, schedules and other documents (including all exhibits and other information incorporated in such documents) required to be filed with the SEC under the Securities Act and the Exchange Act (collectively, the "Sponsor SEC Filings"). As of their respective filing dates, the Sponsor SEC Filings complied as to form, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filings or necessary to make the statements in such filings, in light of the circumstances under they were made, not misleading.

   Section 4.10 Litigation. Other than as disclosed in the Sponsor SEC Filings filed prior to the date hereof, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Best Knowledge of Sponsor, threatened against or affecting Sponsor, Merger Sub or any of the Sponsor Subsidiaries, the outcome of which would individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against Sponsor, Merger Sub or any of the Sponsor Subsidiaries which would individually or in the aggregate have or be reasonably likely to result in a Sponsor Material Adverse Effect.

   Section 4.11 Absence of Undisclosed Liabilities. Sponsor and the Sponsor Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in Sponsor's consolidated balance sheet of June 30, 2001 included in the Sponsor Financial Statements, (b) liabilities and obligations not required by U.S. GAAP to be reflected in such consolidated balance sheet (other than any such liabilities and obligations which were not reflected or reserved against because they were contingent at June 30, 2001, but which would be reflected or reserved against in such a balance sheet prepared in accordance with U.S. GAAP because they are no longer contingent as of the date hereof), (c) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement, and (d) liabilities and obligations which would not, individually or in the aggregate, have or be reasonably likely to result in a Sponsor Material Adverse Effect.

   Section 4.12  Taxes.

   (a) Sponsor and the Sponsor Material Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate Government Entity all material Tax Returns required to be filed by them (determined after giving effect to any applicable extensions), and (ii) all Taxes required to be shown on such Tax Returns have been timely paid and all material Taxes otherwise due have been timely paid or if not paid such Taxes have been properly provided for in accordance with U.S. GAAP.

   (b) No federal, state, local or foreign audits, actions, or administrative or court proceedings are pending or have been threatened in writing with regard to any Taxes or Tax Returns of Sponsor or the Sponsor Material Subsidiaries wherein an adverse determination or ruling in any one such action or proceeding or in all such actions and proceedings in the aggregate would have or are reasonably likely, individually or in the aggregate, to result in a Sponsor Material Adverse Effect.

   (c) There are not any unresolved questions or claims regarding the Sponsor's or any Sponsor Material Subsidiary's Tax liability that are reasonably likely, individually or in the aggregate, to result in a Sponsor Material Adverse Effect.

   (d) To the Best Knowledge of Sponsor, no insurance or annuity contracts or insurance policies issued by the Sponsor or any Sponsor Material Subsidiary fail to comply with the applicable requirements under the Code or other applicable Tax law that are required to be met in order for the beneficiary or owner thereof to receive Tax treatment that is no less favorable than the Tax treatment that the issuer represented would be received in any written material provided by the issuer to the owner, where the failure to so comply would, individually or in the aggregate, have or reasonably be expected to result in a Sponsor Material Adverse Effect.

   (e) "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto. "Tax Returns" shall mean all returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

   Section 4.13 Title to Property. Each of Sponsor and the Sponsor Subsidiaries (a) has good and valid title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances as would not, individually or in the aggregate, have or be reasonably likely to result in a Sponsor Material Adverse Effect, and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in a Sponsor Material Adverse Effect.

   Section 4.14  Insurance Practices; Permit and Insurance Licenses.

   (a) The business of Sponsor and each of the Sponsor Material Subsidiaries is being conducted in compliance, in all material respects, with all Applicable Laws, including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws, except where failure to have so filed or to be in such compliance would not, individually or in the aggregate, have or be reasonably likely to result in a Sponsor Material Adverse Effect.

   (b) Sponsor and the Sponsor Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, have or be reasonably likely to result in Sponsor Material Adverse Effect. The business of Sponsor and each of the Sponsor Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or, to the Best Knowledge of Sponsor, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

   Section 4.15 Regulatory Filings. Sponsor and the Sponsor Material Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Government Entity, except where the failure to file, in the aggregate, would not have or be reasonably likely to result in a Sponsor Material Adverse Effect. To the Best Knowledge of Sponsor, all such reports, statements, documents, registrations, filings and submissions were in all material respects true, complete and accurate when filed.

   Section 4.16 Post-Merger Integration. Sponsor has delivered a complete and correct copy of a post-merger integration plan setting forth Sponsor's intentions regarding the integration, operation and management of the respective businesses of Sponsor and the Surviving Corporation upon and following the Merger, a copy of which is set forth in Section 4.16 of the Sponsor Disclosure Letter (the "Post-Merger Integration Plan"). The Post-Merger Integration Plan has been duly approved by the Board of Directors of Sponsor.

   Section 4.17 Information in Information Statement, Registration Statement and Sponsor Proxy Statement.

   (a) None of the information supplied by Sponsor for inclusion or incorporation by reference in the Information Statement will, on the date mailed to Members and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   (b) If the Registration Statement is filed pursuant to Section 2.2(c), the Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Sponsor with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Registration Statement. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

   (c) The Sponsor Proxy Statement (or any amendment thereof or supplement thereto), on the date mailed to stockholders of Sponsor and at the time of the Sponsor Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Sponsor with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Sponsor Proxy Statement. The Sponsor Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

   Section 4.18 Brokers. Other than Salomon Smith Barney Inc., no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by Sponsor in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Sponsor.

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

   Section 4.19  Employee Benefit Plans; ERISA.

   (a) Section 4.19(a) of the Sponsor Disclosure Letter sets forth a list which is complete and accurate in all material respects, of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by Sponsor or the Sponsor Subsidiaries or by any trade or business, whether or not incorporated, that together with Sponsor, would or would have been at any date of determination occurring within the preceding six years, deemed a "single employer" within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA, in each case for the benefit of any employee or terminated employee of Sponsor or any of the Sponsor Subsidiaries (the "Sponsor Plans").

   (b) To the Best Knowledge of Sponsor, each Sponsor Plan has been operated and administered in all material respects in accordance with its terms and with Applicable Law, including ERISA and the Code, except where such noncompliance, individually or taken together with any amounts arising as a result of noncompliance with Section 4.19(c), would not have or be reasonably likely to result in a Sponsor Material Adverse Effect.

   (c) To the Best Knowledge of Sponsor, all contributions required to be made with respect to any Sponsor Plan that is subject to Section 302 of ERISA and
Section 413 of the Code (whether pursuant to the terms of any Sponsor Plan or otherwise) on or prior to the Effective Time have been timely made.

   Section 4.20 Rating. As of the date of this Agreement, the Sponsor Insurance Subsidiaries domiciled in the United States have been given an "AA" insurer financial strength rating by S&P, "Aa3" insurer financial strength rating by Moody's and "A+" insurer financial strength rating by A. M. Best Co. ("Best's"). As of the date of this Agreement, to the Best Knowledge of Sponsor, there exists no reason (other than the public announcement of this Agreement and the transactions contemplated hereby) why S&P, Moody's or Best's would lower its rating or put the Sponsor Insurance Subsidiaries on a "watch" list to determine whether to lower its rating.

   Section 4.21 Financing. Sponsor has, and will have at the Effective Time, sufficient funds to pay any cash payable with funds supplied by Sponsor in respect of Membership Interests pursuant to Article III or the Conversion Term Sheet, on the terms and subject to the conditions contemplated by this Agreement.

   Section 4.22 Voting Agreement; Nationwide Mutual Consent. Sponsor has delivered to the Company a complete and correct copy of the Voting Agreement, duly executed by Nationwide Corporation and a complete and correct copy of a letter, dated the date hereof from Nationwide Mutual to the Company relating to, and enclosing a complete and correct copy of, the Nationwide Mutual Consent.

   Section 4.23 Investigation by Sponsor. Sponsor has conducted its own independent review and analysis of the businesses, assets, financial condition, and operations of the Company and the Company Subsidiaries and acknowledges that Sponsor has been provided access to certain officers and certain books and records of the Company and the Company Subsidiaries for this purpose. Sponsor agrees, to the fullest extent permitted by law, that none of the Company, the Company Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Sponsor on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Sponsor prior to the execution of the Original Merger Agreement, except that the foregoing limitation shall not apply to the Company to the extent the Company makes the specific representations and warranties set forth in Article V of this Agreement and in the Company Disclosure Letter, but always subject to the limitations and restrictions contained herein and therein.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as otherwise disclosed to Sponsor in a letter (the "Company Disclosure Letter") delivered to it by the Company prior to the execution of the Original Merger Agreement (either with specific reference to the representations and warranties in this Article V to which the information in such letter relates or otherwise where it is reasonably apparent to which representations and warranties such disclosure is reasonably applicable), the Company represents and warrants to Sponsor and Merger Sub as follows:

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

   Section 5.1 Organization. The Company is a mutual life insurer duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. The copies of the Company's Constituent Documents which have been made available for Sponsor's inspection are complete and correct and in full force and effect.

   Section 5.2  Company Subsidiaries; Licensing.

   (a) Section 5.2(a) of the Company Disclosure Letter sets forth the name of each subsidiary owned (whether directly or indirectly) by the Company (collectively, the "Company Subsidiaries") and the state or jurisdiction of its organization. Each Company Subsidiary is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. Section 5.2(a) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is a material subsidiary of the Company (the "Company Material Subsidiaries").

   (b) Section 5.2(b) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is an insurance company (collectively, the "Company Insurance Subsidiaries"). The Company and each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, (ii) duly licensed or authorized to carry on an insurance business in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write its lines of business as required by Applicable Law except, in each case, where such failure to be so licensed or authorized would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. The Company and the Company Insurance Subsidiaries have made all required filings under applicable insurance holding company statutes except where the failure to file would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect. Section 5.2(b) of the Company Disclosure Letter sets forth the states where the Company and the Company Insurance Subsidiaries are domiciled or "commercially domiciled" for insurance regulatory purposes and such other states where the transactions contemplated by this Agreement will require Sponsor to obtain prior approval of an acquisition of control from state insurance regulators.

   (c) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances.

   (d) Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

   (e) Complete and correct copies of the Constituent Documents of each Company Material Subsidiary have been made available for Sponsor's inspection and such Constituent Documents are in full force and effect.

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

   (f) The Company, as well as each Company Subsidiary that is an "investment adviser" as defined in the Investment Advisers Act (a "Company Adviser Subsidiary"), is registered as an investment adviser under the Investment Advisers Act or is not required to be so registered. Each investment adviser representative (as defined in the Investment Advisers Act) of the Company or a Company Subsidiary, if any, who is required to be registered under applicable state laws is so registered.

   Section 5.3 Authority Relative to this Agreement and the Plan of Conversion. The Company has the corporate power and the authority to enter into this Agreement and to carry out its obligations hereunder, and the Company has the authority, assuming the Governmental Requirements are duly satisfied, to adopt the Plan of Conversion and to carry out its obligations thereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company, other than obtaining the Company's Board of Directors affirmative vote for the adoption of the Plan of Conversion by the Company pursuant to Section 2.1(a), the Member approval and adoption pursuant to Section 2.3 and the consent by the Conversion Agent pursuant to Section 3.3, are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of Sponsor and Merger Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

   Section 5.4  Consents and Approvals; No Violations.

   (a) Except (i) for the Governmental Requirements or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Government Entity would not prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or otherwise prevent the Company from performing its obligations under this Agreement, or individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect, or have a material adverse effect on the ability of the Surviving Corporation, following the Effective Time, to conduct the business of the Company and the Company Subsidiaries as presently conducted, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution, delivery and performance of this Agreement and the Plan of Conversion by the Company and the consummation by the Company of the transactions contemplated hereby and thereby.

   (b) No consent or approval of any other party (other than any Government Entity) is required to be obtained by the Company or any Company Subsidiary for the execution, delivery or performance of this Agreement or the Plan of Conversion or the performance by the Company of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the Merger or the transactions contemplated by this Agreement, or otherwise prevent the Company from performing its obligations under this Agreement or the Plan of Conversion or, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect.

   (c) Neither the execution, delivery or performance of this Agreement or the Plan of Conversion by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will:

      (i) conflict with or result in any breach of any provisions of the Constituent Documents of the Company or any of the Company Subsidiaries;

      (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected;

      (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, of the Company Subsidiaries or any of their properties or assets;

      (iv) result in the creation or imposition of any Encumbrance on any asset of the Company or any Company Subsidiary; or

      (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect.

   (d) Except for the vote in respect of the Plan of Conversion and the Articles Amendment to be taken at the Company Special Meeting and the consent by the Conversion Agent pursuant to Section 3.3, no vote of any holder of equity of the Company or of the holders of any other securities of the Company (equity or otherwise), is required by law, the Constituent Documents of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement and the Conversion Term Sheet.

   Section 5.5  Company Financial Statements.

   (a) The Company has delivered to Sponsor complete and correct copies of the Company Financial Statements. The Company Financial Statements have been derived from the accounting books and records of the Company and the Company Subsidiaries and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Company Financial Statements, only to normal recurring year-end adjustments and the absence of notes. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders' equity, and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, shareholders' equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated.

   (b) The term "Company Financial Statements" means the unaudited consolidated financial statements of the Company and the Company Subsidiaries as at and for the six-month period ended June 30, 2001 and the audited consolidated financial statements of the Company and the Company Subsidiaries as at and for the years ended December 31, 2000, December 31, 1999 and December 31, 1998, together with reports on such year-end statements by PricewaterhouseCoopers LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and (except for the interim unaudited financial statements) accompanying notes.

   Section 5.6 Statutory Financial Statements. The Annual Statements and Quarterly Statements of each of the Company and the Company Insurance Subsidiaries, as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 2000, December 31, 1999 and December 31, 1998 (the "Company Annual Statutory Statements") and the quarters ended March 31 and June 30, 2001 (collectively, the "Company Quarterly Statutory Statements"), respectively, together with all exhibits and schedules thereto (all Company Annual Statutory Statements and all Company Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 5.6 are hereinafter referred to as the "Company Statutory Financial Statements"), have been prepared in accordance with the applicable accounting practices prescribed or permitted by State Statutory Accounting Practices, and such accounting practices have been applied on a basis consistent with such State Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Company Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the Company and the Company Insurance Subsidiaries as of the dates and for the periods therein in accordance with applicable State Statutory Accounting Practices. The financial statements contained in the Company Annual Statutory Statements have been audited by PricewaterhouseCoopers LLP, the independent auditors of the Company, and the Company has made available to Sponsor true and complete copies of all audit opinions related thereto. The Company has made available to Sponsor true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1998 relating to the Company and the Company Insurance Subsidiaries. The Company has delivered to Sponsor true and complete copies of the Company Annual Statutory Statements and the Company Quarterly Statutory Statements.

   Section 5.7 Absence of Certain Changes. Since June 30, 2001, there has been no event or condition (other than (a) any event or condition resulting from general economic or financial market conditions or changes (including changes in interest rates or general equity market levels), (b) any occurrence or condition affecting any segment of the life insurance, annuity or retirement products industries generally in which the Company or any of the Company Insurance Subsidiaries competes (including any change in laws or regulations in any jurisdiction), and, in the case of each of clauses (a) and (b), not having a unique or disproportionate effect on the Company and the Company Insurance Subsidiaries, taken as a whole, or (c) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof) which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice and have not taken any action which, if taken after the date hereof, would violate Section 6.1.

   Section 5.8 Litigation. There is no suit, action, proceeding or investigation (whether at law or equity, before or by any Government Entity or before any arbitrator) pending or, to the Best Knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which would individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Government Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which would individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect.

   Section 5.9 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in the Company's consolidated balance sheet of June 30, 2001 included in the Company Financial Statements, (b) liabilities and obligations not required by U.S. GAAP to be reflected in such consolidated balance sheet (other than any such liabilities and obligations which were not reflected or reserved against because they were contingent at June 30, 2001, but which would be reflected or reserved against in such a balance sheet prepared in accordance with U.S. GAAP because they are no longer contingent as of the date hereof), (c) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which would not be prohibited by this Agreement, and (d) liabilities and obligations which would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect.

   Section 5.10  Taxes.

   (a) The Company and the Company Material Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate Government Entities all material Tax Returns required to be filed by them (determined after giving effect to any applicable extensions), and (ii) all Taxes required to be shown on such Tax Returns have been timely paid and all material Taxes otherwise due have been timely paid or if not paid such Taxes have been properly provided for in accordance with U.S. GAAP.

   (b) No federal, state, local or foreign audits, actions or administrative or court proceedings are pending or have been threatened in writing with regard to any Taxes or Tax Returns of the Company or any Company Material Subsidiary wherein an adverse determination or ruling in any one such action or proceeding or in all such actions and proceedings in the aggregate would have or are reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect.

   (c) The federal income Tax Returns of the Company and the Company Material Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1995, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid or provided for in accordance with U.S. GAAP (or there has been paid or provision has been made on their behalf).

   (d) There are not any unresolved questions or claims concerning the Company's or any Company Material Subsidiary's Tax liability that would have or are reasonably likely, individually or in the aggregate, to result in a Company Material Adverse Effect.

   (e) To the Best Knowledge of the Company, no insurance or annuity contracts or insurance policies issued by the Company or any Company Material Subsidiary fail to comply with the applicable requirements under the Code that are required to be met in order for the beneficiary or owner thereof to receive Tax treatment that is no less favorable than the Tax treatment that the issuer represented would be received in any written material provided by the issuer to the owner, where the failure to so comply would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

   Section 5.11 Title to Property. Each of the Company and the Company Subsidiaries (a) has good and valid title to all of its properties, assets and other rights that would not constitute real property, free and clear of all Encumbrances, except for Permitted Encumbrances, and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect.

   Section 5.12  Insurance Practices; Permits and Insurance Licenses.

   (a) Except as otherwise would not individually or in the aggregate have or be reasonably likely to result in a Company Material Adverse Effect, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the "Forms"). The Forms comply in all material respects with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the insurance statutes, regulations and rules applicable thereto.

   (b) The business of the Company and each of the Company Material Subsidiaries is being conducted in compliance in all material respects with all Applicable Laws including all insurance laws, ordinances, rules, regulations, decrees and orders of any Government Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws, except where failure to have so filed or to be in such compliance would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect.

   (c) The Company and each of the Company Insurance Subsidiaries have all permits and insurance licenses the use and exercise of which are necessary for the conduct of their respective business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect. The business of the Company and each of the Company Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. All such permits and insurance licenses are in full force and effect, and there is no proceeding or, to the Best Knowledge of the Company, investigation pending or, to the Best Knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

   (d) Except where failure to do so would not individually or in the aggregate have or be reasonably be likely to result in a Company Material Adverse Effect, each Company Insurance Subsidiary has marketed, sold and issued insurance products in compliance with all Applicable Laws and all applicable orders and directives of insurance regulatory authorities, and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with all Applicable Laws relating to (i) the disclosure of the nature of insurance products as policies of insurance, (ii) insurance product projections, and
(iii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.

   Section 5.13 Ratings. As of the date hereof, the Company and the Company Insurance Subsidiaries have been given an "AA-" insurer financial strength rating by S&P, "A2" insurer financial strength rating by Moody's and "A" insurer financial rating by Best's. As of the date of this Agreement and to the Best Knowledge of the Company, none of S&P, Moody's or Best's has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of the Company or any Company Insurance Subsidiary, and there exists no reason (other than the public announcement of this Agreement and the transactions contemplated hereby) why S&P, Moody's or Best's would lower its rating or put the Company and the Company Insurance Subsidiaries on a "watch" list to determine whether to lower its rating.

   Section 5.14 Regulatory Filings. The Company has made available for inspection by Sponsor complete copies of all material registrations, filings and submissions made since January 1, 1998 by the Company or any of the Company Subsidiaries with any Government Entity and any reports of examinations issued since January 1, 1998 by any such Government Entity that relate to the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Government Entity, except where the failure to file, in the aggregate, would not have or be reasonably likely to result in a Company Material Adverse Effect. To the Best Knowledge of the Company, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed. This Section 5.14 does not apply to Taxes, which are covered exclusively by Section 5.10.

   Section 5.15  Investments.

   (a) The Company Statutory Financial Statements set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "Company Investments") owned by the Company or any of the Company Insurance Subsidiaries as of December 31, 2000, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2000, and the changes in the Company Investments from January 1, 2001 through June 30, 2001. All transactions in Company Investments by the Company and by each Company Insurance Subsidiary from July 1, 2001 to the date hereof have complied in all material respects with the Consolidated Investment Policy of the Company and the Company Insurance Subsidiaries.

   (b) Except as set forth in the Company Statutory Financial Statements, the Company and the Company Insurance Subsidiaries, as applicable, have good and marketable title to the Company Investments listed in the Company Statutory Financial Statements or acquired in the ordinary course of business from July 1, 2001 other than with respect to those Company Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

   (c) A complete list of all investments owned, directly or indirectly, by the Company and the Company Insurance Subsidiaries as of June 30, 2001 which are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or which are included on any "watch list" is set forth in Section 5.15(c) of the Company Disclosure Letter, and there have been no changes since that date that would have or be reasonably likely to result in a Company Material Adverse Effect.

   (d) Except as set forth in the Company Statutory Financial Statements, there are no Encumbrances on any of the Company Investments, other than Permitted Encumbrances and special deposits reflected in the Company Statutory Financial Statements.

   Section 5.16 Reserves. The aggregate reserves of the Company and the Company Insurance Subsidiaries as recorded in the Statutory Accounting Statements of the Company have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). The insurance reserving practices and polices of the Company and the Company Insurance Subsidiaries have not changed, in any material respect, since June 30, 2001 and the results of the application of such practices and policies are reflected in the Statutory Accounting Statements of the Company. All reserves of the Company and the Company Insurance Subsidiaries set forth in the Statutory Accounting Statements of the Company are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements would not have or be reasonably likely to result in a Company Material Adverse Effect.

   Section  5.17  Information in Information Statement and Registration
Statement.

   (a) The Information Statement (or any amendment thereof or supplement thereto), at the date mailed to Members and at the time of the Company Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Sponsor in writing for inclusion in the Information Statement. The Information Statement will comply as to form in all material respects with all Applicable Laws.

   (b) None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, at the date it becomes effective and at the time of the Company Special Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   (c) None of the information supplied by the Company for inclusion or incorporation by reference in the Sponsor Proxy Statement, on the date it is mailed to stockholders of Sponsor and at the time of the Sponsor Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   Section 5.18 Brokers. Except for Morgan Stanley & Co. Incorporated, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

   Section  5.19  Employee Benefit Plans; ERISA.

   (a) Section 5.19(a) of the Company Disclosure Letter sets forth a list, which is complete and accurate in all material respects, of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by the Company or the Company Subsidiaries or by any trade or business, whether or not incorporated, that, together with the Company, would or would have been at any date of determination occurring within the preceding six years, deemed a "single employer" within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA (each such Company Subsidiary, trade, business or Member an "ERISA Affiliate"), in each case for the benefit of any employee or terminated employee of the Company or any of the Company Subsidiaries (the "Plans"). No Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any Plan a plan described in
Section 4063(a) of ERISA.

   (b) With respect to each Plan listed in Section 5.19(a) of the Company Disclosure Letter, to the extent applicable, the Company has heretofore made available or has caused to be made available, or will make available or cause to be made available prior to the Closing, to Sponsor true and complete copies of the following documents:

      (i) a copy of each written Plan;

      (ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA;

      (iii) a copy of the most recent summary plan description required under ERISA with respect thereto;

      (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

      (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

   (c) Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to such Plan since the date of such determination letter that could reasonably be expected to result in a Company Material Adverse Effect.

   (d) No material liability under Title IV of ERISA has been incurred by the Company or, the Best Knowledge of the Company, any ERISA Affiliate, that has not been satisfied in full, and to the Best Knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation which premiums have been paid when due).

   (e) No ERISA Plan or any trust established thereunder that is subject to
Section 302 of ERISA and Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Effective Time. To the Best Knowledge of the Company, all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Effective Time have been timely made.

   (f) Neither the Company, nor, to the Best Knowledge of the Company, any ERISA Affiliate, has engaged in a transaction in connection with which the Company or the ERISA Affiliate could be subject to penalties under the excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this
Section 5.19, have or be reasonably likely to result in a Company Material Adverse Effect.

   (g) To the Best Knowledge of the Company, each Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 5.19, would not have or be reasonably likely to result in a Company Material Adverse Effect.

   (h) The consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee, director or officer of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (y) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

   (i) There are no pending or, to the Best Knowledge of the Company, threatened or anticipated actions, suits or claims by or on behalf of any Plan, by any employee or beneficiary covered under any Plan, or otherwise involving any such Plan (other than routine claims for benefits) that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 5.19, have or be reasonably likely to result in a Company Material Adverse Effect.

   (j) No Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

   Section 5.20 Labor Relations; Employees. None of the employees of the Company or the Company Subsidiaries are represented by any labor organization and, to the Best Knowledge of the Company, no union claims to represent these employees have been made. To the Best Knowledge of the Company, there have been no union organizing activities with respect to employees of the Company or the Company Subsidiaries within the past five years. To the Best Knowledge of the Company, the Company and Company Subsidiaries are not, and have not been, engaged in any unfair labor practices as defined in the National Labor Relations Act or similar Applicable Law, ordinance or regulation, nor is there pending any unfair labor practice charge.

   Section 5.21  Intellectual Property Rights.

   (a) The Company and the Company Subsidiaries own, free of Encumbrances other than Permitted Encumbrances, or have a valid and binding license to use, all Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

   (b) Except for defaults and infringements which would not, individually or in the aggregate, have or be reasonably likely to result in a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (ii) to the Best Knowledge of the Company, (A) all Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole and owned by the Company or any of the Company Subsidiaries is not being infringed by any third party, and (B) neither the Company nor any Company Subsidiary is infringing any Intellectual Property of any third party.

   (c) There is no pending or, to the Best Knowledge of the Company, threatened significant claim or dispute regarding the ownership of, or use by, the Company or any Company Subsidiary of any Intellectual Property, and to the Best Knowledge of the Company, consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property material to the Company's business.

   (d) For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.

   Section 5.22 Takeover Statute. To the Best Knowledge of the Company, no state "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute (other than the Conversion Statute and the PBCL) is applicable to the Merger or the other transactions contemplated hereby. Subchapters D, E, F, G, H, I and J of Chapter 25 of the PBCL do not apply to this Agreement or the transactions contemplated hereby.

   Section 5.23 Opinion of Financial Advisor. The Company has received an opinion from Morgan Stanley & Co. Incorporated, dated as of the date hereof, to the effect that the exchange of the aggregate Membership Interests for Sponsor Shares, cash and Policy Credits pursuant to the Conversion and the Merger is fair, from a financial point of view, to the Eligible Policyholders as a group.

   Section 5.24  Contracts.

   (a) Section 5.24 of the Company Disclosure Letter sets forth a list of each contract (collectively, the "Company Contracts") to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

      (i) contains obligations in excess of $500,000 or is otherwise material to the current business of the Company and its subsidiaries taken as a whole; or

      (ii) is a reinsurance or retrocession contract which requires the payment of premiums by the Company or the Company Subsidiaries of amounts in excess of $500,000 per year; or

      (iii) contains covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of the Company or any of the Company Subsidiaries to acquire equity securities of any person or entity; or

      (iv) is an employment or severance contract applicable to any employee of the Company or the Company Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than agent contracts with insurance agents and any such contract which by its terms is terminable by the Company or any of the Company Subsidiaries on not more than 60 days' notice without material liability.

   (b) With respect to each of the Company Contracts:

      (i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary and, to the Best Knowledge of the Company, each other party thereto and is in full force and effect;

      (ii) there is no material default or claim of material default thereunder by the Company, or the Best Knowledge of the Company, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company, or to the Best Knowledge of the Company, by any other party thereto, or would permit material modification, acceleration or termination thereof; and

      (iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on the Company or any of the Company Subsidiaries.

   Section 5.25  Environmental Laws and Regulations.

   (a) The Company and each of the Company Subsidiaries and their respective properties and operations are in compliance with all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Company Material Adverse Effect.

   (b) Neither the Company nor any of the Company Subsidiaries has received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting personal injury, property damages or the Company or any Company Subsidiary's obligation to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws (collectively, "Environmental Claims") which, individually or in the aggregate, has had, or is reasonably likely to result in, a Company Material Adverse Effect.

   (c) To the Best Knowledge of the Company, there are no facts, circumstances or conditions in connection with the operation of its business or any currently or formerly owned, leased or operated facilities or properties or any investment properties or any other properties that have led to or are reasonably likely to lead to any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or is reasonably likely to result in, a Company Material Adverse Effect.

   Section 5.26 Insurance Coverage. The Company maintains insurance coverage reasonably adequate for the operation of the businesses of the Company and the Company Subsidiaries taken as a whole. The insurance maintained by the Company insures against risks to the extent and in the manner reasonably deemed appropriate and sufficient by the Company, and the coverage provided thereunder will not be materially and adversely affected by the Merger.

   Section 5.27 Clients. The Market Street Fund is the only investment company registered or required to be registered under the Investment Company Act (the "Registered Fund") for which the Company or a Company Adviser Subsidiary acts as investment adviser or subadviser. As of June 30, 2001, all other clients ("Non-Fund Clients") for which the Company or a Company Adviser Subsidiary acts as investment adviser represent no more than 20% of the assets managed under investment advisory agreements (as defined in the Investment Advisers Act) with the Company or a Company Adviser Subsidiary.

   Section 5.28 Client Contracts. Except as would not have a Company Material Adverse Effect, each investment advisory agreement, and any material variation, entered into by the Company or any Company Adviser Subsidiary with the Registered Fund or each Non-Fund Client (each a "Client Contract") and any subsequent renewals have been duly authorized, executed and delivered by the Company or Company Adviser Subsidiary and, to the extent applicable, have been adopted in compliance with Section 15 of the Investment Company Act, and are valid and legally binding agreements, enforceable against the Company or Company Adviser Subsidiary.

   Section 5.29  Registered Fund Clients.

   (a) The Registered Fund is, and at all times during the past three years has been, duly registered with the Commission as an investment company under the Investment Company Act.

   (b) Each contract, including each Client Contract, each administration agreement between the Registered Fund and the Company or a Company Adviser Subsidiary, and each underwriting agreement (the "Underwriting Agreement") between the Company or a Company Adviser Subsidiary, on the one hand, and the Registered Fund, on the other hand, and any subsequent renewal of any such agreement, has been duly authorized, executed and delivered by the Company, Company Adviser Subsidiary, or the Registered Fund, as the case may be, and is a valid and legally binding agreement.

   Section 5.30 Regulatory Compliance. To the Best Knowledge of the Company, neither the Company, a Company Adviser Subsidiary, nor any other "person associated with" (as defined under the Investment Advisers Act) the Company or a Company Adviser Subsidiary, has been convicted of any felony or has been subject to any disqualification that would be a basis for denial, suspension, or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, or of a broker-dealer under Section 15(b)(4) of the Exchange Act or for disqualification as an investment adviser or a principal underwriter for any Investment Company pursuant to Section 9(a) of the Investment Company Act, during the ten year period immediately preceding the date hereof.

   Section 5.31 Compliance with Privacy Laws and Policies. The Company is in compliance with (i) the terms of the Company's own privacy policy as it exists on the date of this Agreement, a true and correct copy of which has been provided to Sponsor (the "Company Privacy Policy") and (ii) all Applicable Laws concerning the protection of confidential personal information received from individual policyholders, except in each case for any non-compliance that, individually or in the aggregate, has not had or is not reasonably likely to result in, a Company Material Adverse Effect.

   Section 5.32 Investigation by the Company. The Company has conducted its own independent review and analysis of the businesses, assets, financial condition, and operations of Sponsor and the Sponsor Subsidiaries and acknowledges that the Company has been provided access to certain officers and certain books and records of Sponsor and the Sponsor Subsidiaries for this purpose. The Company agrees, to the fullest extent permitted by law, that none of Sponsor, the Sponsor Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to the Company on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company prior to the execution of the Original Merger Agreement, except that the foregoing limitation shall not apply to Sponsor to the extent Sponsor makes the specific representations and warranties set forth in Article IV of this Agreement and in the Sponsor Disclosure Letter, but always subject to the limitations and restrictions contained herein and therein.

                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

   Section 6.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless Sponsor shall otherwise consent in writing, or except as set forth in the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, the Conversion Term Sheet, the Post-Merger Integration Plan, or, if approved by the Department and approved and adopted by the requisite vote of the Members, the Plan of Conversion, the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable best efforts to preserve intact their business organizations and goodwill and relationships with third parties (including their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their current key employees and maintain their current rights and franchises, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Letter or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Sponsor:

   (a) the Company shall not adopt or propose, and shall not permit any Company Subsidiary to adopt or propose, any change in its Constituent Documents (other than the Articles Amendment adopted in connection with the Conversion);

   (b) the Company shall not and shall not permit any Company Subsidiary that is not wholly-owned to declare, set aside or pay any dividend or other distribution except to policyholders in the ordinary course of business consistent with past practice;

   (c) subject to Section 7.2, the Company shall not, and shall not permit any Company Subsidiary to, (i) merge or consolidate with any other Person other than another subsidiary of the Company, (ii) acquire a material amount of the assets or equity of any other Person, or (iii) other than in the ordinary course of business, make or commit to make any capital expenditure;

   (d) the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license, subject to an Encumbrance other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of (i) any facility owned or leased by the Company or any Company Subsidiary or (ii) any assets or property except, (x) with respect to clause (ii), pursuant to existing written contracts or commitments (the terms of which have been disclosed to Sponsor prior to the date hereof), or (y) with respect to clauses (i) and (ii), in the ordinary course of business consistent with past practice;

   (e) the Company shall not, and shall not permit any Company Insurance Subsidiary to, conduct transactions in Company Investments except in compliance with the Consolidated Investment Policy of the Company and the Company Insurance Subsidiaries, in effect on the date hereof, a copy of which has previously been delivered to Sponsor;

   (f) the Company shall not and shall not permit any Company Subsidiary (i) to issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities, or split, combine or reclassify any of its capital stock or issue securities in respect of its capital stock or enter into any amendment of any material term of any of its outstanding securities, (ii) incur or assume any indebtedness or any other liabilities except in the ordinary course of business consistent with past practice or pursuant to existing credit facilities, or (iii) amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any Plan or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice;

   (g) the Company shall not, and shall not permit any Company Subsidiary to, grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary other than increases in the ordinary course of business consistent with past practice;

   (h) other than in the ordinary course of business consistent with past practices with respect to field management and support personnel, the Company shall not, and shall not permit any Company Subsidiary to, enter into or amend any employment agreement or other employment arrangements with any employee of the Company or any Company Subsidiary;

   (i) the Company shall not change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such required change in U.S. GAAP or the applicable State Statutory Accounting Practices as agreed by PricewaterhouseCoopers LLP, the Company's independent auditors;

   (j) the Company shall not, and shall not permit any Company Subsidiary to, take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

   (k) the Company shall not permit any Company Subsidiary to purchase or redeem any shares of its capital stock, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for any such purchases or redemptions by a wholly-owned subsidiary of the Company;

   (l) the Company shall not, and shall not permit any Company Subsidiary to pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (i) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (ii) settlements of litigation that individually do not exceed $1,000,000 or, in the aggregate, $5,000,000, or (iii) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practices but not individually in excess of $1,000,000 or in the aggregate in excess of $5,000,000;

   (m) the Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business consistent with past practices,
(i) make or rescind any material express or deemed election relating to Taxes,
(ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, which, individually or in the aggregate, exceeds $500,000, (iii) make a request for a written ruling of a taxing authority relating to Taxes, other than any request for a determination concerning qualified status of any Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a taxing authority relating to Taxes, or (v) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2000;

   (n) the Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any Company Contract or enter into any new agreement which would have been considered a Company Contract if it were entered into at or prior to the date hereof;

   (o) the Company shall not, and shall not permit any Company Subsidiary to, terminate, amend, modify or waive any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party, and the Company shall, and shall cause each Company Subsidiary to, enforce the provisions of any such agreements;

   (p) the Company shall not, and shall not permit any Company Insurance Subsidiary to, forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (i) as may be required in order to comply with Applicable Law or (ii) such modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of such Company Insurance Subsidiary in any material respect;

   (q) the Company shall not, and shall not permit or cause any Company Subsidiary to, take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue in any material respect or that would cause or reasonably be expected to cause a Company Material Adverse Effect;

   (r) the Company shall not terminate, cancel or amend any insurance coverage maintained by it or any Company Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

   (s) the Company shall not, and shall not permit any Company Subsidiary to, take any action that is not expressly permitted by or provided for in this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of the Company and the Company Insurance Subsidiaries;

   (t) the Company will not amend the Company Privacy Policy, except as may be required by Applicable Law or except as would not have or be reasonably likely to result in a Company Material Adverse Effect;

   (u) the Company shall not, and shall not permit any of the Company Insurance Subsidiaries to, make any material change in its underwriting, claims management, pricing or reserving practices; and

   (v) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing.

   Section 6.2 Conduct of Business by Sponsor Pending the Merger. From the date hereof until the Effective Time, unless the Company shall otherwise consent in writing, or as otherwise contemplated by this Agreement, Sponsor, Merger Sub and the Sponsor Subsidiaries shall conduct their respective businesses in all material respects in the ordinary course consistent with past practice and shall use all reasonable best efforts to substantially preserve intact their business organizations and relationships with third parties (including their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers), subject to the terms of this Agreement. Except as otherwise provided in this Agreement, from the date hereof until the Effective Time (unless a different time is specified below), without the prior written consent of the Company:

   (a) Sponsor shall not adopt or propose, and shall not permit Merger Sub to adopt or propose, any change in its Articles of Incorporation or Charter, which changes would materially delay or impede the Merger;

   (b) After the date of the hearing (the "Hearing Date") on the Plan before the Insurance Commissioner, Sponsor shall not declare, set aside or pay any dividend or other distribution with respect to any share of capital stock of Sponsor except in the ordinary course of business consistent with past practice, or split, combine or reclassify the Sponsor Common Stock;

   (c) Sponsor shall not, and shall not permit any Sponsor Subsidiary to, (i) merge or consolidate with any other Person which is not an affiliate of Sponsor, (ii) (except in the ordinary course of business) acquire a material amount of assets or a material portion of the equity of any other Person, or
(iii) (except in the ordinary course of business) dispose of any assets or property which are material to Sponsor and the Sponsor Subsidiaries taken as a whole, if such merger, consolidation, acquisition or disposition (1) could reasonably be expected to have a material impact on the ability of Sponsor to consummate the transactions contemplated by this Agreement, or (2) could reasonably be expected to result in a reduction in the insurer financial strength ratings of the Sponsor Insurance Subsidiaries by any two of S&P, Moody's and Best's below the then current corresponding insurer financial strength ratings of the Company and the Company Insurance Subsidiaries. Notwithstanding the foregoing, Sponsor shall not enter into any agreement to consummate any merger, consolidation, acquisition or disposition, if the announcement of such agreement or the consummation of such merger, consolidation, acquisition or disposition would be required to be reported by Sponsor on a Current Report on Form 8-K at any time during the period beginning on the 30th calendar day prior to the date of the Company Special Meeting;

   (d) Sponsor shall not, and shall not permit any Sponsor Subsidiary to, take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

   (e) Sponsor shall not, and shall not permit any Sponsor Subsidiary to, take any action that is not explicitly permitted by this Agreement that would reasonably be expected to result in a reduction of the insurer financial strength ratings of the Sponsor Insurance Subsidiaries by any two of S&P, Moody's and Best's below the then current corresponding insurer financial strength ratings of the Company and the Company Insurance Subsidiaries;

   (f) Sponsor shall not issue any capital stock (other than pursuant to employee benefits plan or the exercise of employee stock options) or register any shares of its capital stock for sale, either through a primary or a secondary offering of such shares, unless (x) after giving effect to such issuance or sale and to the issuance of Class A Common Stock in the Merger, Nationwide Corporation will continue to own beneficially at least such number of shares of capital stock as is necessary to exercise a majority of the voting power at any meeting, and in any action by written consent, of the stockholders of Sponsor and (y) the closing of any such issuance or sale shall occur prior to the period beginning on the 30/th/ calendar day prior to the date of the Company Special Meeting.

   (g) Sponsor shall not, and shall not permit Merger Sub or any Sponsor Subsidiary to, agree or commit to do any of the foregoing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

   Section 7.1 Access and Information. The Company and Sponsor shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as such other party reasonably may request, provided that neither party shall disclose to the other any competitively sensitive information and no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. The Company and Sponsor agree to schedule and convene meetings of officers, producers and employees at reasonable intervals to discuss Company and Sponsor business developments, status of efforts related to the closing of the Merger and other matters of mutual interest. Each party shall continue to abide by the terms of the two confidentiality agreements between Sponsor and the Company, dated May 8, 2001 and July 10, 2001, (the "Confidentiality Agreements").

   Section 7.2 Acquisition Proposals. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any

Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 7.2 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal if, (A) the Board of Directors of the Company received the Acquisition Proposal prior to the expiration of 45 days following the date on which a copy of this Agreement is made publicly available, (B) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under Applicable Law and (C) prior to taking such action, the Company (x) provides reasonable notice to Sponsor to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement having terms no less favorable (in the aggregate and except as to standstill provisions) to the Company, than the terms of the Confidentiality Agreement, dated May 8, 2001, between the Company and Sponsor. Notwithstanding anything in this Agreement to the contrary, the Company shall as promptly as practicable advise Sponsor orally and in writing of the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Sponsor fully informed of the status and details of any such Acquisition Proposal or inquiry. The term "Acquisition Proposal" as used herein means any proposal for a merger, consolidation or other business combination involving the Company or any of the Company Material Subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any of the Company Material Subsidiaries (provided any transaction permitted under Section 6.1(c) shall not be deemed to be an Acquisition Proposal), any proposal or offer with respect to any recapitalization or restructuring of the Company or any of the Company Material Subsidiaries, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any of the Company Material Subsidiaries, other than the Merger contemplated by this Agreement and the transactions contemplated by the Conversion Term Sheet and the Post-Merger Integration Plan. Immediately after the execution and delivery of this Agreement, the Company will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

   Section 7.3 Fiduciary Duties. The Board of Directors of the Company shall not (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Sponsor or Merger Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and (i) the Board of Directors of the Company determines in good faith that such Acquisition Proposal is a Superior Proposal,
(ii) the Company provides at least two Business Days' notice to Sponsor of its intention to do so and, if requested by Sponsor, negotiates in good faith with Sponsor regarding any proposed amendments to this Agreement offered by Sponsor during this period, and after taking into account such proposed amendments, the Board of Directors of the Company determines in good faith that such Acquisition Proposal continues to be a Superior Proposal, and (iii) the Company enters into an agreement with respect to such Superior Proposal prior to the expiration of 60 days following the date on which a copy of this Agreement is made publicly available. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section
7.3 shall not constitute a breach of this Agreement by the Company. The term "Superior Proposal" as used herein means any bona fide Acquisition Proposal made by any third party that the Company's Board of Directors determines in good faith (x) following consultation with its independent financial advisers, is more favorable to the Company (including consideration of its constituencies and other pertinent factors) than the Merger, (y) has commitments for any necessary financing (or for which, in the good faith judgment of the Company's Board of Directors, following consultation with its independent financial advisers, any necessary financing is reasonably capable of being obtained by such third party), and (z) constitutes a transaction that is reasonably likely to be consummated on the terms set forth in the proposal, taking into account all legal, financial, regulatory and other aspects of the proposal.

   Section 7.4  Filings; Other Action.

   (a) Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Sponsor and Merger Sub shall: (i) make all filings and submissions under the HSR Act and ERISA and all filings required by the insurance regulatory authorities in Pennsylvania, Delaware and any other relevant jurisdiction, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Government Entities of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico and foreign jurisdictions in connection with the execution and delivery of this Agreement and related agreements and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. In connection with the foregoing, the Company will provide Sponsor, and Sponsor will provide the Company, with copies of material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Government Entity or members of their respective staffs, on the other hand, with respect to this Agreement or related agreements and the transactions contemplated hereby or thereby.

   (b) Sponsor will cooperate with the Company with respect to all matters coming before the Department in connection with this Agreement, the Plan of Conversion and the transactions contemplated hereby and thereby.

   Section 7.5  Public Announcements; Public Disclosures; Privacy Laws.

   (a) Until the Effective Time, Sponsor, on the one hand, and the Company, on the other hand, agree that they will not issue any press release or otherwise make any public statement, make any public filing or any submission to any rating agency or respond to any press inquiry in each case with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval not to be unreasonably withheld), except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

   (b) As promptly as practicable after the date of this Agreement, Sponsor shall file a copy of this Agreement with the SEC as an exhibit to a Current Report on Form 8-K.

   (c) Each of Sponsor and the Company will use its reasonable best efforts to ensure that the consummation of the Merger and the transactions contemplated by this Agreement and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any Applicable Law concerning the protection of confidential personal information received from individual policyholders or (ii) the Company Privacy Policy or the privacy policy of Sponsor.

   Section 7.6 Stock Exchange Listing. Sponsor shall (i) as promptly as practicable prepare and submit to the NYSE a listing application covering the Sponsor Shares to be issued in connection with the Merger and this Agreement, and (ii) use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Sponsor Shares on the NYSE, subject to official notice of issuance.

   Section 7.7  Company Indemnification Provisions.

   (a) Sponsor shall cause the Surviving Corporation to maintain the Company's existing indemnification provisions as of the date hereof with respect to and to have it perform in the same manner as the Company's existing indemnification provisions with respect to present and former directors, officers and employees of the Company and all other persons who may presently serve or have served at the Company's request as a director, officer, employee, member, fiduciary, trustee or agent of another corporation, partnership, joint venture trust or other enterprise or association (collectively, the "Indemnified Parties") for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under Applicable Law and the Company's Constituent Documents in effect as of the date of this Agreement (to the extent consistent with Applicable Law), for a period of not less than six years after the Effective Time.

   (b) For a period of six years after the Effective Time, Sponsor shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company ("D&O Insurance") with respect to claims arising from facts or events which occurred before the Effective Time, provided that:

      (i) Sponsor may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous or provide tail coverage for such persons covered by the D&O Insurance which tail coverage shall provide coverage for a period of six years after the Effective Time for acts taken prior to the Effective Time on terms no less favorable than the terms of such current D&O Insurance coverage; and

      (ii) nothing contained herein shall require Sponsor or the Surviving Corporation to incur any annual premium in excess of 250% of the last annual estimated aggregate premium paid prior to the date of this Agreement for all current D&O Insurance policies maintained by the Company, which the Company estimates to be $300,000 (the "Current Premium"), and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then Sponsor shall cause to be maintained policies of insurance which, in Sponsor's good faith determination, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium.

   (c) If Sponsor, Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Sponsor or Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 7.7.

   (d) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

   Section 7.8  Comfort Letters.

   (a) Sponsor shall use all reasonable best efforts to cause KPMG LLP, Sponsor's independent auditors, to deliver to the Company a letter dated as of the date of the Information Statement and addressed to the Company, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Sponsor contained in the Registration Statement (if any) and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

   (b) The Company shall use all reasonable best efforts to cause PricewaterhouseCoopers, LLP, the Company's independent auditors, to deliver to Sponsor a letter dated as of the date of the Information Statement and addressed to Sponsor, in form and substance reasonably satisfactory to Sponsor, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of the Company and the Company Subsidiaries contained in the Registration Statement (if any) and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

   Section 7.9 Tax Matters. The Company and Sponsor shall each reasonably cooperate in connection with obtaining the opinions of special counsel described in Section 8.2(b) and Section 8.3(b) including providing to special counsel such representations as are reasonably required by special counsel to enable them to render such opinions.

   Section 7.10 Reorganization. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code; each party and its affiliates shall use all reasonable best efforts to cause the Merger to so qualify; neither party shall or shall permit any of its affiliates to take any action that would reasonably be expected to cause the Merger not to so qualify; and the parties will take the position for all purposes that the Merger so qualifies.

   Section 7.11 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Sponsor, Merger Sub and the Company shall take all such necessary action.

   Section 7.12 Continued Listing of Sponsor Common Stock. Sponsor shall use its reasonable best efforts to maintain the listing of the Sponsor Common Stock on the NYSE, and shall timely file all periodic reports required under the Exchange Act.

   Section 7.13  Employee Matters.

   (a) Until the Transition Date, Sponsor or the Surviving Corporation shall provide each Employee continuously employed by Sponsor, Surviving Corporation or the Company Subsidiaries since the Effective Time and each former employee of the Company or any of the Company Subsidiaries entitled as of the Effective Time to receive continued compensation and/or benefits, for so long as they are entitled thereto, with not less than the same basic compensation (including base salary, wages or commission rates) and annual short term incentive opportunity, to the extent applicable, as in effect immediately before the Effective Time. Notwithstanding the preceding sentence, nothing in this Agreement shall be construed as limiting in any way the right of the Sponsor, Surviving Corporation or the Company Subsidiaries to terminate the employment of any Employee at any time after the Effective Time.

   (b) Until the Transition Date, Employees who were entitled to long-term incentive opportunities immediately prior to the Effective Time and who have been continuously employed by Sponsor, Surviving Corporation or the Company Subsidiaries since the Effective Time, shall be entitled to receive long-term incentive opportunities under equity-based or other long-term incentive programs maintained by the Surviving Corporation or the Sponsor which are not less than the long-term incentive opportunities to which such Employees were entitled immediately prior to the Effective Time.

   (c) Sponsor shall recognize, or cause to be recognized, for all purposes (other than the accrual of benefits) under any employee benefit plan, program or arrangement of Sponsor or the Surviving Corporation as in effect from time to time, the service and earnings with the Company or any Company Subsidiary of each Employee who has been continuously employed by a Sponsor Affiliate since the Effective Time to the same extent recognized under any comparable plan or program maintained by the Company or the Company Subsidiaries immediately prior to the Effective Time.

   (d) On or before the Effective Time, the Company may amend the Plans as contemplated by Section 7.13 of the Company Disclosure Schedule. From and after the Closing Date, Sponsor shall cause such Plans to provide the applicable benefits to the current or former employees of the Company, as the case may be, for the time periods so specified in Section 7.13 of the Company Disclosure Schedule.

   (e) For a period of at least eighteen months following the Effective Time, any Employee who has been continuously employed by a Sponsor Affiliate since the Effective Time whose employment is involuntarily terminated (including any termination of employment following a reduction in compensation or benefits or a requested relocation to more than 25 miles from such employee's current principal office (other than a transfer to or from the Company's current offices in Berwyn, Pennsylvania or Newark, Delaware)) shall be entitled to severance benefits equal to the greater of (i) the severance benefits payable under the severance plan of the Sponsor for similarly situated employees of the Sponsor or (ii) three weeks pay per year of service, with a minimum of three months pay and a maximum of one year, together with outplacement and career counseling through the applicable severance period. In addition, the Sponsor or Surviving Corporation shall also pay a portion of the monthly cost, if any, of continuation coverage described in Section 602 of ERISA, equal to the monthly contribution of the Sponsor or Surviving Corporation, or any of their subsidiaries or affiliates, for health care coverage for such Employee immediately prior to the termination of such Employee's employment. Such payments shall continue for a period equal to the lesser of (i) the period for which severance pay is due, or (ii) the period for which such Employee elects to receive and qualifies for such continuation coverage. The Employee shall be responsible for paying any remaining cost of such continuation coverage, including the full cost of such coverage for any remaining period for which coverage is available after the severance payments terminate. In no event will any severance benefit be paid for any termination where such termination is the result in whole or in part of any disciplinary action with respect to the Employee, a violation of company policy by the Employee, or other issue related to the job performance of the Employee.

   (f) From and after the Effective Time, each Employee who has been continuously employed by a Sponsor Affiliate since the Effective Time shall be entitled to the same number of vacation days and holidays per year as such Employee was entitled to under the policies of the Company or Company Subsidiaries in effect immediately prior to the execution of the Original Merger Agreement until such time as such Employee would be entitled to a higher number of vacation days and holidays under the policies of Sponsor and Surviving Corporation as in effect from time to time following the Effective Time.

   Section 7.14 Undertakings to the Insurance Commissioner. Sponsor shall undertake in writing to the Insurance Commissioner, in connection with the request for approval of the Insurance Commissioner of the Plan of Conversion and the Merger, to perform its obligations under Section 7.13.

   Section 7.15 Approval of New Fund Contracts. Sponsor and the Company recognize that the transaction contemplated by this Agreement shall constitute an assignment and termination of the Client Contracts and the Underwriting Agreements under the terms thereof and the Investment Company Act. Sponsor and the Company agree to use all their reasonable best efforts to cooperate in obtaining such authorizations and approvals of the Board of Directors or Trustee of the Market Street Fund (including any separate approvals of disinterested directors or trustees) and the shareholders thereof, as may be reasonably required by the Investment Company Act for new contracts (the "Fund Approvals"). Sponsor agrees to provide the Company such information, for provision to the Board of Directors or Trustee of the Market Street Fund or for inclusion in a proxy statement to the shareholders thereof, as may reasonably be required.

   Section 7.16 Non-Fund Consents. As promptly as practicable after execution of the Original Merger Agreement, the Company or a Company Adviser Subsidiary shall cause all Non-Fund Clients, and any Non-Fund Client in respect of all Client Contracts entered into by the Company or a Company Adviser Subsidiary between the date of this Agreement and the Closing Date ("New Clients"), to be informed of the transactions contemplated by this Agreement. In addition, the Company or a Company Adviser Subsidiary shall request from all Non-Fund Clients, including all existing clients and New Clients, a signed written consent to the transaction contemplated by this Agreement in such form as may be reasonably satisfactory to Sponsor ("Affirmative Consent"). The Company or a Company Adviser Subsidiary may seek the consent of a Non-Fund Client in the form of an implied consent ("Negative Consent") by sending a notice and request-for-consent letter to each relevant client not later than 60 days prior to the Closing in such form as may be reasonably satisfactory to Sponsor. The Company shall (i) use reasonable best efforts to keep Sponsor informed of the status of obtaining Affirmative Consents and Negative Consents and (ii) deliver to Sponsor prior to the Closing copies of all Affirmative Consents and make available for inspection the originals of such Affirmative Consents prior to the Closing.

   Section 7.17 Information in Registered Fund Proxy Materials. The Company will use its reasonable best efforts to ensure that each of the proxy solicitation materials to be distributed to the shareholders of the Market Street Fund in connection with the approvals required under the Investment Company Act as described in Section 7.15 will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the Exchange Act, Section 20 of the Investment Company Act and the rules and regulations thereunder, and that such materials (except to the extent supplied by Sponsor or any of its officers) will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be and at the time of the applicable shareholder vote or action, including any supplement thereto) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

                                 ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

   Section 8.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

   (b) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or Government Entity having jurisdiction which prohibits, restrains or enjoins consummation of the Merger;

   (c) each of the Company and Sponsor shall have obtained the third party consents and approvals (other than consents and approvals required by Governmental Requirements) listed in Section 4.5 of the Sponsor Disclosure Letter or in Section 5.4 of the Company Disclosure Letter and, in each case, indicated therein as being a condition to the Closing;

   (d) each of the Company and Sponsor shall have made such filings, and obtained such permits, authorizations, consents, or approvals (including the consent of the Insurance Commissioner approving the Merger and the Plan of Conversion under Pennsylvania law), required by Governmental Requirements to consummate the transactions contemplated hereby, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the applicable jurisdictions, including Pennsylvania, New York and Delaware, which permits, authorizations, consents, and approvals may be subject only to (i) conditions customarily imposed by insurance regulatory authorities in demutualization or sponsored demutualization transactions, (ii) conditions with respect to the Plan of Conversion that, unless approved in writing by Sponsor in accordance with and if required by Section 2.1(a), do not impose terms that are materially inconsistent with any material term contained in the Conversion Term Sheet in a manner that adversely affects the economic value to Sponsor of the Merger, or would not reasonably be expected to have a Company Material Adverse Effect, and
(iii) other conditions that would not reasonably be expected to have a Company Material Adverse Effect or a Sponsor Material Adverse Effect (after giving effect to the consummation of the Merger);

   (e) the Plan of Conversion and the Articles Amendment shall have been approved and adopted by the requisite vote of the Members in accordance with Applicable Law;

   (f) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; provided, that the conditions set forth in this Section 8.1(f) shall be deemed waived by all parties hereto upon receipt by Sponsor of the No-Action Letter;

   (g) the Sponsor Common Stock issuable to the Company's Eligible Policyholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance thereof; and

   (h) each of the conditions set forth in the Plan of Conversion shall have been satisfied or waived.

   Section 8.2  Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

   (a) each of Sponsor and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of Sponsor and Merger Sub contained in this Agreement shall be true and correct in all respects (but without regard to any qualifications as to materiality or Sponsor Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Sponsor Material Adverse Effect; and the Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Sponsor as to the satisfaction of this condition; and

   (b) the Company shall have received an opinion from Debevoise & Plimpton, special counsel to the Company, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, (A) either (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or (ii) if, pursuant to Section 2.1(d), a different structure is used to consummate the acquisition of the Company by the Sponsor, Eligible Policyholders receiving solely common stock of the Sponsor (or any corporation specifically formed for the purpose of consummating the acquisition) will not recognize gain or loss for federal income tax purposes as a result of the consummation of the acquisition and (B) the crediting of Policy Credits pursuant to the Conversion and the Merger will not, with respect to any Tax Advantaged Policy issued by the Company before the Effective Time, constitute a distribution from, or a contribution to, such policy for federal income tax purposes that would adversely affect the tax-favored status accorded such policy under the Code or result in penalties or any other material adverse federal income tax consequence to the holders of such policy under the Code; provided that the condition contained in this Section 8.2(b)(B) may only be waived by both the Company and Sponsor.

   Section 8.3 Conditions to Obligations of Sponsor and Merger Sub to Effect the Merger. The obligations of Sponsor and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Sponsor and Merger Sub at or prior to the Effective Time of the following additional conditions:

   (a) the Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of the Company contained in this agreement shall be true and correct in all respects (but without regard to any qualifications as to materiality or Company Material Adverse Effect contained in any specific representation or warranty) as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Company Material Adverse Effect; and Sponsor and Merger Sub shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company as to the satisfaction of this condition;

   (b) Sponsor shall have received an opinion from LeBoeuf, Lamb, Greene & MacRae, L.L.P., special counsel to Sponsor, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, either (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or (ii) if, pursuant to Section 2.1(d), a different structure is used to consummate the acquisition of the Company by the Sponsor, Eligible Policyholders receiving solely common stock of the Sponsor (or any corporation specifically formed for the purpose of consummating the acquisition) will not recognize gain or loss for federal income tax purposes as a result of the consummation of the acquisition; and

   (c) The Company shall have obtained the Fund Approvals and any shareholder approvals, other approvals or consents contemplated by Section 7.15 shall have been received, and shall be in full force and effect, from the Market Street Fund.

                                  ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

   Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written agreement of Sponsor and the Company.

   Section 9.2 Termination by Either Sponsor or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Sponsor or the Company if:

   (a) the Plan of Conversion, this Agreement and the Merger shall fail to receive the requisite approval of the appropriate Government Entities, or the Plan of Conversion and the Articles Amendment shall fail to receive the requisite vote for approval and adoption by the Members;

   (b) the Merger shall not have been consummated before December 31, 2002; provided that the party seeking to terminate this Agreement pursuant to this
Section 9.2(b) shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the cause of, or resulted in, the failure of the Effective Time to occur by such date;

   (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.1 shall have used all reasonable best efforts to remove such injunction, order or decree; or

   (d) there shall have been a material breach by any other party of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, not to be satisfied, and such breach is incapable of being cured or shall not have been cured within 45 days after written notice thereof shall have been received by the party alleged to be in breach, provided, that the party seeking to terminate this Agreement pursuant to this Section 9.2(d) shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.

   Section 9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if:

   (a) the Company exercises its right pursuant to Section 7.3 to enter into an agreement with respect to a Superior Proposal; provided that in order for a termination pursuant to this Section 9.3(a) to be effective, the Company shall have complied with all the provisions of Section 7.3, including the notice provisions therein, and shall have paid the Termination Fee pursuant to Section 9.6;

   (b) any two of S&P, Moody's and Best's shall have reduced their insurer financial strength ratings of the Sponsor Insurance Subsidiaries domiciled in the United States to below the then current corresponding insurer financial strength ratings of the Company and the Company Insurance Subsidiaries; or

   (c) the Sponsor Stock Price Quotient is less than 85% of the Index Group Price Quotient and the Sponsor Final Stock Price is less than 75% of the Sponsor Initial Stock Price.

   Section 9.4 Termination by Sponsor. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Sponsor, if the Board of Directors of the Company shall have taken or resolved to take any of the actions specified in clauses (a), (b) or (c) of Section 7.3, whether or not in compliance with the terms of Section 7.3.

   Section 9.5 Effect of Termination and Abandonment. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this
Article IX, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) there shall be no liability or obligation on the part of Sponsor, the Sponsor Subsidiaries, the Company or the Company Subsidiaries or their respective officers and directors, and all obligations of the parties shall terminate, except for (i) the obligations of the parties pursuant to this
Section 9.5, Section 9.6 and the provisions of Section 4.18, Section 5.18,
Section 7.2, Section 7.5, and Article X, (ii) the obligations of the parties set forth in the Confidentiality Agreement referred to in Section 7.1, and
(iii) any liabilities for any breach by the parties of the terms and conditions of this Agreement; and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

   Section 9.6 Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if:

   (a) this Agreement is terminated by the Company pursuant to Section 9.3(a);

   (b) this Agreement is terminated by Sponsor pursuant to Section 9.4; or

   (c) (i) prior to the termination of this Agreement, an Acquisition Proposal is publicly proposed or publicly disclosed, (ii) this Agreement is terminated by Sponsor or the Company pursuant to Section 9.2(a) or Section 9.2(b) and
(iii) concurrently with or within 18 months after the date of such termination, the Company shall have entered into an agreement with any Person (other than Sponsor) with respect to, and consummated, an Acquisition Proposal, then, in each case, the Company shall pay to Sponsor, by wire transfer of immediately available funds, a fee in cash (the "Termination Fee") equal to $55 million. Payment of the Termination Fee shall be made simultaneously with such termination in the case of a termination by the Company pursuant to Section 9.3(a) and promptly, but in no event later than the fifth Business Day following a termination by Sponsor pursuant to Section 9.4 and, in the case of
Section 9.6(c), upon the consummation of any Acquisition Proposal.

                                   ARTICLE X

                              GENERAL PROVISIONS

   Section 10.1 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive beyond the Effective Time except for
Section 4.23 and Section 5.32 and as otherwise set forth in Section 9.6. This
Section 10.1 shall not limit any covenant or agreement set forth in this Agreement, which covenants and agreements shall survive the Effective Time.

   Section 10.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

   (a) If to Sponsor or Merger Sub, to:

      Nationwide Financial Services, Inc.
      One Nationwide Plaza
      Columbus, Ohio 43215
      Telecopy:  (614) 249-7254
      Telephone: (614) 249-7683
      Attention:   Roger Craig
                 Associate Vice President--Associate General Counsel

      With a copy to:

      Blank Rome Comisky & McCauley LLP
      One Logan Square
      Philadelphia, PA 19103
      Telecopy:  (215) 569-5555
      Telephone: (215) 569-5514
      Attention:   Barry H. Genkin

      and

      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
      125 West 55th Street
      New York, NY 10019
      Telecopy:  (212) 424-8500
      Telephone: (212) 428-8000
      Attention:   Michael Groll

   (b) If to the Company, to:

      Provident Mutual Life Insurance Company
      1000 Chesterbrook Boulevard
      Berwyn, PA 19312-1181
      Telecopy:  (610) 407-1600
      Telephone: (610) 889-1717
      Attention:   Robert W. Kloss
                 President and Chief Executive Officer

      with a copy to:

      Debevoise & Plimpton
      919 Third Avenue
      New York, NY 10022
      Telecopy:  (212) 909-6836
      Telephone: (212) 909-6000

Attention: Wolcott B. Dunham, Jr. &
           Paul S. Bird

   Section 10.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   Section 10.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Company Disclosure Letter, Sponsor Disclosure Letter, Post-Merger Integration Plan and other documents and instruments referred to herein), the Voting Agreement and the Conversion Term Sheet and, when duly approved and adopted by all requisite parties, the Plan of Conversion constitute the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreements, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of Sponsor which shall then be substituted for Merger Sub for all purposes hereof; provided, however, that no such assignment shall be made if such assignment would have a Company Material Adverse Effect or a material adverse effect on the Company's Members or adversely affect the likelihood that the transaction contemplated hereby would be consummated.

   Section 10.5  Governing Law; Consent to Jurisdiction.

   (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

   (b) By execution and delivery of this Agreement, each of the parties hereto accepts and consents to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania sitting in the County of Chester and the federal courts sitting in the Eastern District of Pennsylvania, for itself and in respect of its property, and waives in respect of both itself and its property any defense it may have as to or based on sovereign immunity, jurisdiction, improper venue or inconvenient forum. Each of the parties hereto irrevocably consents to the service of any process or other papers by the use of any of the methods and to the addresses set for the giving of notices pursuant to this Agreement. Nothing herein shall affect the right of any party hereto to serve such process or papers in any other manner permitted by law.

   Section 10.6 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Plan of Conversion and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

   Section 10.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 10.8 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

   Section 10.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.

   Section 10.10 Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Except as provided in Section 7.7, nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 10.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   Section 10.12  Definitions.

   (a) Terms Generally. The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Disclosure Letters delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Disclosure Letters shall be deemed references to Sections of, and Exhibits to, Disclosure Letters with this Agreement unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in this Section 10.12 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.

   (b) Certain Terms. Whenever used in this Agreement (including in the Schedules and Disclosure Letters), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

      Applicable Law: any applicable order, law, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective Subsidiaries, properties or assets as the case may be.

      Best Knowledge of the Company: the actual knowledge of any executive officer of the Company or any lawyer in the Office of General Counsel of the Company.

      Best Knowledge of Sponsor: the actual knowledge of any executive officer of Sponsor or any lawyer in the Office of General Counsel of Sponsor.

      Business Day: any day other than a Saturday, Sunday or a day on which banking institutions in Pennsylvania are permitted or obligated by law to be closed for regular banking business.

      Closed Block: the closed block for participating policies and contracts established pursuant to the Plan of Conversion.

      Company Material Adverse Effect: a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole.

      Constituent Documents: with respect to any entity, the Certificate or Articles of Incorporation and Bylaws of such entity, or any similar charter or other organizational documents of such entity.

      Eligible Policyholder: each Person eligible under the Plan of Conversion to receive consideration in exchange for Membership Interests.

      Employee: an individual who was a home office or field service employee of the Company or Company Subsidiary immediately prior to the Effective Time.

      Encumbrance: any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other restrictions or limitations of any nature whatsoever, including such Encumbrances as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

      IRS:  Internal Revenue Service.

      Index Group: Allmerica Financial Corporation; AFLAC Inc.; Jefferson Pilot Corporation; John Hancock Financial Services, Inc.; Lincoln National Corporation; MetLife Inc.; Protective Life Corporation; and T. Rowe Price Associates, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Closing Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company within the Index Group ceases to be publicly traded or any such announcement is made with respect to any such transaction, such company shall be eliminated from the Index Group, and the Index Group Price Quotient shall be calculated as if such company was not in the Index Group for all relevant periods.

      Index Group Price Quotient: the quotient obtained by dividing (x) the market capitalization weighted average trading price of the companies in the Index Group for 15 consecutive Trading Days ending on the fifth Trading Day immediately preceding the Closing Date by (y) the market capitalization weighted average trading price of the companies in the Index Group for the 15 consecutive Trading Days ending on the Trading Day immediately preceding the date of this Agreement.

      Mandatory Cash Policy: a policy (other than, in relation to items (i) through (iv) below, a Tax Advantaged Policy) held by an Eligible Policyholder; (i) whose address for mailing purposes as shown on the Company's records is an address at which mail is undeliverable or deemed to be undeliverable; (ii) with respect to whom the Company and the Sponsor determine in good faith to the satisfaction of the Insurance Commissioner that it is not reasonably feasible or appropriate to provide Company Shares;
   (iii) which is known to the Company to be subject as of the Closing Date to a judgment lien, creditor lien (other than a policy loan made by the Company), court order, divorce or separation proceeding, or bankruptcy proceeding; (iv) whose address for mailing purposes as shown on the Company's records is located outside the States of the United States of America or (v) who has asserted dissenters' rights.

      Member: a Person who, in accordance with the records of the Company, the Company's Constituent Documents, and Applicable Law is a member of the Company.

      Membership Interests: membership interests in the Company, including all Rights in Surplus in the Company.

      NASD:  National Association of Securities Dealers, Inc.


      Optional Policy Credit: means a Policy Credit available on an optional basis to a qualified plan customer pursuant to Section 3.5(a).


      PC Election:  has the meaning specified in Section 3.5(a).

      Permitted Encumbrances: (i) Encumbrances reflected in the Company Financial Statements or in the Company Disclosure Letter, (ii) Encumbrances under the Credit Facility Agreement, dated September 16, 1996 among the Company, PNC Bank, Corestates Bank and Fleet National Bank, (iii) Encumbrances for Taxes (x) not yet due and payable, or (y) which are being contested in good faith by appropriate proceedings, (iv) Encumbrances for warehousemen, mechanics and materialmen and other similar statutory Encumbrances incurred in the ordinary course of business and (v) Encumbrances that do not materially interfere with the current use of the assets of the business conducted by the Company and the Company Subsidiaries taken as a whole.

      Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Government Entity or other entity.

      Policy Credits: consideration to be paid in the form of an adjustment of policy values for certain policies under the Plan of Conversion.


      Qualified Plan Customer: means an owner of a policy or contract issued by the Company, other than any Tax Advantaged Policy, which policy or contract is designed to fund benefits under a retirement plan which is qualified under Section 401(a) or Section 403(a) of the Code (including a plan covering employees described in Section 401(c) of the Code) excluding group annuity contracts that fund only guaranteed deferred annuities or annuities in the course of payments.

      Rights in Surplus: rights of Members to a return of that portion of the surplus that has not been apportioned or declared by the Board of Directors of the Company for policyholder dividends. Rights in Surplus includes rights of Members to a distribution of surplus in liquidation or conservation of the Company. Rights in Surplus does not include any right expressly conferred solely by the terms of an insurance policy.

      Sponsor Affiliate: the Sponsor, Surviving Corporation, or any of their subsidiaries and affiliates.

      Sponsor Common Stock: the Class A common stock, par value $.01 per share, of Sponsor.

      Sponsor Class B Common Stock: the Class B common stock, par value $.01 per share, of Sponsor.

      Sponsor Material Adverse Effect: a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Sponsor, Merger Sub and the Sponsor Subsidiaries, taken as a whole.

      Sponsor Stock Price Quotient: the quotient obtained by dividing (a) the Sponsor Final Stock Price by (b) the Sponsor Initial Stock Price.

      Starting Date: the fifteenth Trading Day immediately preceding the date of this Agreement.

      subsidiary: with respect to any Person, any entity, whether a corporation, limited liability company, partnership or otherwise, of which such person controls at least a majority of the voting power.

      Successor Employer: any employer which acquires assets, stock or operations from any Sponsor Affiliate, either directly or indirectly, and continues the existing operations in whole or in part.

      Total Consideration Value: the sum of (i) the amount of cash and Policy Credits paid by the Company or Sponsor in respect of Issued Company Shares or Membership Interests in connection with the transactions contemplated by this Agreement, and (ii) the value as of the Closing Date of the Sponsor Shares issued by the Sponsor in respect of the Issued Company Shares in connection with the transactions contemplated by this Agreement (as determined under federal income tax principles).

      Trading Day:  any day on which the NYSE is open for trading.

      Transition Date: the last day of the calendar year which includes the first anniversary of the Closing Date, but not later than December 31, 2003.

      U.S. GAAP:  United States generally accepted accounting principles.

   (c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

             Term                                Section Reference
             ----                                -----------------
             Acquisition Proposal                Section 7.2
             Affirmative Consent                 Section 7.16
             Aggregate Allocable Company Shares  Section 3.1
             Aggregate Issued Company Shares     Section 3.2
             Agreement                           Recitals
             Amended Articles of Incorporation   Section 1.1
             Articles Amendment                  Section 2.2(b)
             Applicable Law                      Section 10.12(b)
             Best Knowledge of the Company       Section 10.12(b)
             Best Knowledge of Sponsor           Section 10.12(b)
             Best's                              Section 4.20
             Business Day                        Section 10.12(b)
             Cash Consideration                  Section 3.4(a)
             Cash Election                       Section 3.5
             Client Contract                     Section 5.27
             Closed Block                        Section 10.12(b)
             Closed Block Funding Deficit        Section 3.1(b)
             Closing                             Section 1.2
             Closing Date                        Section 1.2
             Code                                Recitals
             Company                             First Paragraph
             Company Adviser Subsidiary          Section 5.2(f)
             Company Annual Statutory Statements Section 5.6
             Company Contract                    Section 5.24(a)
             Company Disclosure Letter           Article V
             Company Financial Statements        Section 5.5(b)

            Term                                   Section Reference
            ----                                   -----------------
            Company Insurance Contracts            Section 5.12(a)
            Company Insurance Subsidiary           Section 5.2(b)
            Company Investments                    Section 5.15(a)
            Company Material Adverse Effect        Section 10.12(b)
            Company Material Subsidiary            Section 5.2(a)
            Company Quarterly Statutory Statements Section 5.6
            Company Privacy Policy                 Section 5.31
            Company Share                          Section 3.1(c)
            Company Share Certificate              Section 3.2(c)
            Company Special Meeting                Section 2.3
            Company Statutory Financial Statements Section 5.6
            Company Subsidiary                     Section 5.2(a)
            Confidentiality Agreements             Section 7.1
            Constituent Documents                  Section 10.12(b)
            Conversion                             Recitals
            Conversion Agent                       Section 3.7(a)
            Conversion Statute                     Section 2.1(a)
            Conversion Term Sheet                  Section 2.1(a)
            Current Premium                        Section 7.7(b)
            Department                             Section 2.2(b)
            D&O Insurance                          Section 7.7(b)
            Effective Time                         Section 1.3
            Election Deadline                      Section 3.5(b)
            Election Form                          Section 3.5
            Eligible Policyholder                  Section 10.12(b)
            Eligible Shareholder                   Section 3.2(c)
            Employee                               Section 10.12(b)
            Environmental Claims                   Section 5.25(b)
            Environmental Laws                     Section 5.25(a)
            Encumbrance                            Section 10.12(b)
            ERISA                                  Section 4.5(a)
            ERISA Affiliate                        Section 5.19(a)
            Exchange Act                           Section 4.5(a)
            Final Aggregate Consideration          Section 3.1(a)
            Forms                                  Section 5.12(a)
            Fund Approvals                         Section 7.15
            Government Entity                      Section 4.5(a)
            Governmental Requirements              Section 4.5(a)
            Hearing Date                           Section 6.2(b)
            HSR Act                                Section 4.5(a)
            Indemnified Parties                    Section 7.7(a)
            Index Group                            Section 10.12(b)
            Index Group Price Quotient             Section 10.12(b)
            Information Statement                  Section 2.2(b)
            Initial Aggregate Consideration        Section 3.1(a)
            Insurance Code                         Recitals
            Insurance Commissioner                 Section 2.1(a)
            Intellectual Property                  Section 5.21(d)
            IRS                                    Section 10.12(b)
            Investment Advisers Act                Section 4.5(a)
            Investment Company Act                 Section 4.5(a)
            Issued Company Share                   Section 3.2(c)
            Mandatory Cash Policy                  Section 10.12(b)
            Member                                 Section 10.12(b)
            Membership Interest                    Section 10.12(b)
            Merger                                 Recitals
            Merger Consideration                   Section 3.4(a)
            Merger Sub                             First Paragraph
            Milliman Analysis                      Section 3.1(b)
            Moody's                                Section 3.7(d)

         Term                                        Section Reference
         ----                                        -----------------
         NASD                                        Section 10.12(b)
         Nationwide Corporation                      Recitals
         Nationwide Mutual                           Recitals
         Nationwide Mutual Consent                   Recitals
         Negative Consent                            Section 7.16
         New Clients                                 Section 7.16
         No-Action Letter                            Section 2.2(a)
         Non-Fund Clients                            Section 5.27
         NYSE                                        Section 4.5(a)
         Optional Policy Credit                      Section 10.12(b)
         Original Merger Agreement                   Recitals
         PBCL                                        Section 1.1
         PC Election                                 Section 10.12(b)
         Pennsylvania Filings                        Section 1.3
         Pennsylvania Statutory Accounting Practices Section 3.1(b)
         Permitted Encumbrances                      Section 10.12(b)
         Person                                      Section 10.12(b)
         Plan of Conversion                          Recitals
         Plans                                       Section 5.19(a)
         Policy Credit                               Section 10.12(b)
         Post-Merger Integration Plan                Section 4.16
         Qualified Plan Customer                     Section 10.12(b)
         Registered Fund                             Section 5.27
         Registration Statement                      Section 2.2(c)
         Rights in Surplus                           Section 10.12(b)
         S&P                                         Section 3.7(d)
         SEC                                         Section 2.2(a)
         Securities Act                              Section 2.2(a)
         Sponsor                                     First Paragraph
         Sponsor Affiliate                           Section 10.12(b)
         Sponsor Annual Statutory Statements         Section 4.7
         Sponsor Common Stock                        Section 10.12(b)
         Sponsor Class B Common Stock                Section 10.12(b)
         Sponsor Disclosure Letter                   Article IV
         Sponsor Final Stock Price                   Section 3.1(c)
         Sponsor Financial Statements                Section 4.6(b)
         Sponsor Initial Stock Price                 Section 3.1(c)
         Sponsor Insurance Subsidiary                Section 4.3(c)
         Sponsor Material Adverse Effect             Section 10.12(b)
         Sponsor Material Subsidiary                 Section 4.3(b)
         Sponsor Plans                               Section 4.19(a)
         Sponsor Proposal                            Section 2.4
         Sponsor Proxy Statement                     Section 2.4
         Sponsor Quarterly Statutory Statements      Section 4.7
         Sponsor SEC Filings                         Section 4.9
         Sponsor Shares                              Section 2.2(b)
         Sponsor Statutory Financial Statements      Section 4.7
         Sponsor Stock Price Quotient                Section 10.12(b)
         Sponsor Stockholder Meeting                 Section 2.4
         Sponsor Subsidiary                          Section 4.3(b)
         Starting Date                               Section 10.12(b)
         State Statutory Accounting Practices        Section 4.7
         Stock Election                              Section 3.5
         Subsidiary                                  Section 10.12(b)
         Successor Employer                          Section 10.12(b)
         Superior Proposal                           Section 7.3
         Surviving Corporation                       Section 1.1
         Tax                                         Section 4.12(e)
         Tax Advantaged Policies                     Section 3.2(b)
         Tax Return                                  Section 4.12(e)

                  Term                      Section Reference
                  ----                      -----------------
                  Termination Fee           Section 9.6(c)
                  Termination Notice        Section 9.3(c)
                  Termination Date          Section 10.12(b)
                  Total Consideration Value Section 10.12(b)
                  Trading Day               Section 10.12(b)
                  Transition Date           Section 10.12(b)
                  Underwriting Agreement    Section 5.29(b)
                  U.S. GAAP                 Section 10.12(b)
                  Voting Agreement          Recitals

   IN WITNESS WHEREOF, each of Sponsor, Merger Sub, and the Company has caused this Amended and Restated Agreement to be executed on July 8, 2002.

                                              NATIONWIDE FINANCIAL SERVICES,
                                              INC.

                                              By:     /s/  ROBERT A. OAKLEY
                                                  -----------------------------
                                                     Name:  Robert A. Oakley
                                                      Title:  Executive Vice
                                                   President-- Chief Financial
                                                             Officer

                                              EAGLE ACQUISITION CORPORATION

                                              By:     /s/  DAVID A. JACOBY
                                                  -----------------------------
                                                     Name:  David A. Jacoby
                                                        Title:  President

                                              PROVIDENT MUTUAL LIFE INSURANCE
                                              COMPANY

                                              By:     /s/  ROBERT W. KLOSS
                                                  -----------------------------
                                                     Name:  Robert W. Kloss
                                                   Title:  President and Chief
                                                        Executive Officer

================================================================================

                                    Annex B

                             AMENDED AND RESTATED

                              PLAN OF CONVERSION

                                      OF

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                               -----------------

                          Under the Insurance Company
                        Mutual-to-Stock Conversion Act,
                            as amended, codified at
                         40 P.S. (S)(S) 911-A to 929-A

                         Dated as of December 14, 2001
                  and amended and restated on August 1, 2002



================================================================================

     ARTICLE I:  PURPOSE OF CONVERSION................................  B-1

     ARTICLE II:  DEFINITIONS.........................................  B-2
      2.1   Certain Terms.............................................  B-2
      2.2   Terms Generally...........................................  B-6

     ARTICLE III:  ADOPTION BY THE BOARD..............................  B-6

     ARTICLE IV:  APPROVAL BY THE COMMISSIONER........................  B-6
      4.1   Application...............................................  B-6
      4.2   Commissioner's Approval; Hearing..........................  B-7
      4.3   Notice of Hearing.........................................  B-7

     ARTICLE V:  APPROVAL BY ELIGIBLE MEMBERS.........................  B-7
      5.1   Special Meeting...........................................  B-7
      5.2   Notice of Special Meeting.................................  B-7
      5.3   Minutes...................................................  B-8

     ARTICLE VI:  THE CONVERSION AND MERGER...........................  B-9
      6.1   Effect on the Company.....................................  B-9
      6.2   Effect on Existing Policies...............................  B-9
      6.3   Filing of Plan of Conversion and Articles of Merger.......  B-9
      6.4   Effectiveness of Plan of Conversion and Merger............  B-9
      6.5   Tax Considerations........................................ B-10
      6.6   Other Opinions............................................ B-11

     ARTICLE VII:  POLICIES........................................... B-12
      7.1   Policies.................................................. B-12
      7.2   Determination of Ownership................................ B-12
      7.3   In Force.................................................. B-13
      7.4   Certain Group Policies and Contracts...................... B-13

     ARTICLE VIII:  ALLOCATION OF CONSIDERATION TO ELIGIBLE MEMBERS... B-14
      8.1   Allocation of Allocable Company Shares.................... B-14
      8.2   Allocation of Aggregate Variable Component................ B-14
      8.3   Payment of Consideration.................................. B-14
      8.4   ERISA Plans............................................... B-16

     ARTICLE IX:  CLOSED BLOCK........................................ B-16
      9.1   Establishment of the Closed Block......................... B-16
      9.2   Operation of the Closed Block............................. B-17
      9.3   Guaranteed Benefits....................................... B-19
      9.4   Closed Block Assets as General Account Assets............. B-19
      9.5   Dividends on Certain Policies Not Included in Closed Block B-19

     ARTICLE X:  ADDITIONAL PROVISIONS................................ B-19
     10.1   Officers, Directors and Employees......................... B-19
     10.2   No Preemptive Rights...................................... B-20
     10.3   Notices................................................... B-20
     10.4   Amendment or Withdrawal of Plan of Conversion............. B-20
     10.5   Corrections............................................... B-20
     10.6   Costs and Expenses........................................ B-20
     10.7   Governing Law............................................. B-20



EXHIBITS



A.. Amended and Restated Agreement and Plan of Merger, as executed on July 8, 2002 and effective as of August 7, 2001
B.. Form of Amended and Restated Articles of Incorporation of the Company
C.. Form of Amended and Restated Bylaws of the Company
D.. Actuarial Contribution Principles and Methodologies
E.. Closed Block Memorandum
F.. Actuarial Contribution Memorandum

                             AMENDED AND RESTATED


                              PLAN OF CONVERSION


                                      OF



                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY



                          Under the Insurance Company


                        Mutual-to-Stock Conversion Act,


                            as amended, codified at


                         40 P.S. (S)(S) 911-A to 929-A



   This Plan of Conversion has been unanimously approved and adopted by the Board of Directors (the "Board") of Provident Mutual Life Insurance Company, a mutual life insurance company organized under the laws of Pennsylvania (the "Company"), acting by unanimous written consent on August 1, 2002, and amends and restates in its entirety, effective as of December 14, 2001, the plan of conversion adopted by the Board at a meeting duly called and held on December 14, 2001 (the "Adoption Date") and amended and restated at meetings duly called and held on May 21, 2002 and July 11, 2002. This Plan of Conversion provides for the conversion (the "Conversion") of the Company into a stock life insurance company in accordance with the requirements of the Insurance Company Mutual-to-Stock Conversion Act, as amended, codified at 40 P.S. (S)(S) 911-A to 929-A (the "Conversion Act"). Immediately following the Conversion, Eagle Acquisition Corporation ("Merger Sub"), a wholly owned subsidiary of Nationwide Financial Services, Inc. ("Sponsor"), will merge with and into the Company (the "Merger") in accordance with the Merger Agreement; and pursuant to the Conversion and the Merger (the "Conversion and the Merger", or the "Sponsored Demutualization"), Eligible Members (as defined herein) will receive Sponsor Shares or cash or be credited Policy Credits.



                       ARTICLE I:  PURPOSE OF CONVERSION



   The principal purpose of the Conversion of the Company is to convert the Company from a mutual life insurance company into a stock life insurance company in order to enhance its strategic and financial flexibility and make possible a distribution of value to Eligible Members pursuant to this Plan of Conversion and the Merger Agreement. The Board believes that the Sponsored Demutualization will allow a distribution of Sponsor Shares, cash and Policy Credits to Eligible Members, and is in the best interest of the Company. The Board further believes that the transaction is fair and equitable; is consistent with the purpose and intent of the Conversion Act; and will not prejudice the interests of the Members. The distribution made possible by a demutualization could not have occurred under the current mutual life insurance company structure of the Company, other than in the unlikely event of a liquidation of the Company.



   Although the amounts distributed to Eligible Members will vary in part according to the nature of their Policies and a variety of other factors, the Company intends that all Eligible Members will receive fair and equitable consideration, as described in Article VIII of this Plan of Conversion and in the Merger Agreement, in respect of the extinguishment of all Membership Interests.



   In its present structure as a mutual company, the Company can increase its capital primarily through earnings contributed by its operating businesses, through the issuance of surplus notes or by divestiture of all or a portion of interests in subsidiaries or other investments. None of these methods, however, may be able to provide a long-term source of permanent capital to allow the Company to develop new businesses or provide greater stability and protection for its policyholders.



   Through the series of transactions contemplated by this Plan of Conversion and the Merger Agreement, the Company will become a wholly owned subsidiary of Sponsor. The Board believes that this affiliation with Sponsor will be in the best interests of the Company because, among other things:



  . this affiliation will help assure the continuity of the Company's life insurance and other business, will enhance the competitiveness of the Company and will generate greater efficiencies and significant opportunities for improved financial performance;



  . the Board has considered the Company's position as an independent company, and the constraints on the Company's ability to pursue its strategic objectives due to its present size and status as a mutual life insurance company, and believes that the Company's ability to pursue its strategic objectives would be enhanced by this affiliation;



  . this affiliation will provide the Company with greater flexibility to obtain capital through Sponsor as compared to the current mutual life insurance company structure, will significantly enhance the Company's financial strength and will provide the Company with greater resources to back its obligations to policyholders;


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  .   this affiliation will provide the Company with increased flexibility to fund the growth of existing product lines, expand into new product lines, and take advantage of investment and acquisition opportunities;

  . this affiliation will benefit both the short-term and long-term interests of the Company, its policyholders, its employees, the communities in which the Company does business, and its other constituents;

  . this affiliation will allow the Company to become affiliated with Sponsor, a larger enterprise with significant financial strength as well as strong business, operations, financial condition, operating results and prospects;

  . this affiliation will establish a strategic fit, matching the compatible corporate cultures and visions of the future of the Company and Sponsor; and

  . the Board will receive, in addition to an opinion of Daniel J. McCarthy, F.S.A. and Harris N. Bak, F.S.A., as to actuarial matters received on December 14, 2001, an opinion of Daniel J. McCarthy, F.S.A., or another consulting actuary associated with Milliman USA or any other nationally-recognized independent actuarial firm to the effect that (A) the assumptions underlying the allocation of consideration, as described in the Actuarial Contribution Memorandum, are reasonable and appropriate and that the allocation of consideration among Eligible Members is fair and equitable, and (B) the funding of the Closed Block has been completed in accordance with this Plan of Conversion and the reasonable dividend expectations, as defined by applicable standards of actuarial practice, of the participating policyholders are adequately protected; and

  . the Board has received, and shall be required as a condition to the effectiveness of the Plan of Conversion to receive, the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") to the effect that, as of the date of the Merger Agreement, the date on which the Decision and Order is issued by the Commissioner or other date prior to the date on which the Decision and Order is issued as requested by the Department, and a date within five days prior to the Plan Effective Date, and based upon the assumptions made therein, the aggregate consideration to be received by Eligible Members, as a group, in exchange for their aggregate Membership Interests pursuant to the Merger Agreement is fair from a financial point of view to such Eligible Members, as a group.

   The Board has also considered a number of potential risks involved in the fundamental change to the structure and control of the Company that would take place in the Sponsored Demutualization but believes the benefits of this affiliation with Sponsor outweigh the potential risks. The potential risks considered by the Board include, among other things:

  . Membership Interests, including any voting rights of a policyholder in the Company provided under or as a result of a policy, will be extinguished;

  .   the Company will be controlled by Sponsor; and

  . Sponsor is a public company and, as such, the interests of its stockholders may not coincide with the interests of the Company's policyholders.

   As a result of the Sponsored Demutualization, however, Eligible Members will receive consideration. In addition, Sponsor is a larger company with greater economies of scale, a wider variety of products, stronger ratings and an excellent record of providing service to policyholders. Certain structures and procedures, such as the Closed Block, have been designed to mitigate the potential conflict between stockholders of a public company and policyholders and the Board has also determined that both policyholders and stockholders will benefit from business opportunities that the Sponsored Demutualization will make possible because of, among other things, increased access to the financial markets, enhanced financial flexibility and the resources of Sponsor.

   The Sponsored Demutualization will not, in any way, change premiums or reduce policy benefits, values, guarantees or other policy obligations of the Company to its policyholders. Also, the Company will continue to pay policyholder dividends as declared annually (although, as always, policyholder dividends are not guaranteed and may vary from year to year due to changes in experience). Certain participating Policies, generally those individual Policies with an expectation of dividends, will participate in a Closed Block of assets to be established as part of the Conversion.

                           ARTICLE II:  DEFINITIONS

   2.1 Certain Terms. As used in this Plan of Conversion, the following terms have the following meanings:

   "Actuarial Contribution" means, with respect to an Eligible Policy, the estimated past contribution of such Eligible Policy to the Company's statutory surplus and asset valuation reserve, plus the contribution that such policy is expected to make in the future, as calculated according to the principles, assumptions and methodologies set forth in this Plan of Conversion, the Actuarial Contribution Principles and Methodologies and the Actuarial Contribution Memorandum.

   "Actuarial Contribution Date" means December 31, 2000.

   "Actuarial Contribution Memorandum" means the memorandum, attached to this Plan of Conversion as Exhibit F, setting forth the principles, assumptions and methodologies for the calculation of the Actuarial Contribution of Eligible Policies.



   "Actuarial Contribution Principles and Methodologies" means the document, attached to this Plan of Conversion as Exhibit D, setting forth the principles and methodologies that will be followed in determining actuarial contributions.



   "Adoption Date" has the meaning specified in the preamble.



   "Aggregate Variable Component" has the meaning specified in Section 8.1(b).



   "Allocable Company Shares" means the number of Company Shares determined in accordance with Section 3.1(c) of the Merger Agreement, representing the total number of Company Shares that will be notionally allocated to Eligible Members in accordance with this Plan of Conversion and the Actuarial Contribution Memorandum (for purposes of allocating among Eligible Members the consideration that is actually to be distributed to Eligible Members in the form of Sponsor Shares, cash or Policy Credits).



   "Application" has the meaning specified in Section 4.1(a).



   "Beneficial Owner" has the meaning specified in Section 10.1(b).



   "Board" has the meaning specified in the preamble.



   "Cash Consideration" has the meaning specified in Section 6.4(d).



   "Cash Election" has the meaning set forth in Section 5.2(c).



   "Closed Block" has the meaning specified in Section 9.1(a).



   "Closed Block Business" means those individual life insurance Policies for which the Company had a dividend scale payable for 2001 or which were issued under a plan which had a dividend scale payable for 2001. The "Closed Block Business" also includes:



      (i) extended term insurance pursuant to a nonforfeiture provision in a Policy that otherwise would have been included in the Closed Block;



      (ii) any Policy issued under a plan for which dividends are not payable in 2001 solely because the recent issuance of such plan results in no dividends for an initial period; and



      (iii) any group life insurance certificate that is being treated as a Policy in accordance with Section 7.1(a)(ii) or (iii) which was issued under a plan which had a dividend scale payable for 2001.



Such Policies are included in the Closed Block Business only to the extent such Policies are In Force on any date during the period beginning on the Closed Block Funding Date and ending on the day before the Plan Effective Date. In addition, all supplementary benefits and riders attached to such Policies are included in the Closed Block.



   "Closed Block Financial Statements" has the meaning specified in Section 9.2(f).



   "Closed Block Funding Date" has the meaning specified in Section 9.1(b).



   "Closed Block Memorandum" has the meaning specified in Section 9.1(a).



   "Closed Block Policyholder" has the meaning specified in Section 9.1(b).



   "Closing Date" means the date of closing of the Merger.



   "Code" means the Internal Revenue Code of 1986, as amended.



   "Commissioner" means the Insurance Commissioner of the Commonwealth of Pennsylvania or her designee, or such governmental officer, body or authority as may succeed such Commissioner as the primary regulator of the Company's insurance business under applicable law.

   "Company" has the meaning specified in the preamble prior to the Merger and, following the Merger, means the surviving corporation in the Merger.



   "Company Records" means the books, records and accounts of the Company.



   "Company Shares" has the meaning specified in Section 8.1.



   "Company Trust" means any trust or other vehicle established by the Company for its own administrative convenience in its capacity as an insurer.



   "Conversion" has the meaning specified in the preamble.



   "Conversion Act" has the meaning specified in the preamble.



   "Conversion Agent" shall be Mellon Investor Services LLC or a bank or trust company (or such other Person or Persons) designated by Sponsor, and reasonably acceptable to the Company, to act as conversion agent in effecting the distributions of consideration pursuant to this Plan of Conversion and the Merger Agreement, and in holding and voting, or providing written consent with respect to, the Issued Company Shares.



   "Conversion and the Merger" has the meaning specified in the preamble.



   "Decision and Order" means the final and effective decision and order issued by the Commissioner and evidencing the Commissioner's approval of the Application, the Plan of Conversion and the Merger.



   "Department" means the Insurance Department of the Commonwealth of Pennsylvania, or such governmental body or authority that may succeed such Department as the primary regulator of the Company's insurance business under applicable law.



   "Election Deadline" has the meaning specified in Section 5.2(c).



   "Election Form" has the meaning specified in Section 5.2(c).



   "Eligible Member" means a Member who is the Owner of an Eligible Policy. The Company and any of its subsidiaries will not be Eligible Members with respect to any Policy that entitles the policyholder to receive consideration, unless the consideration is to be utilized in whole or in part for a plan or program funded by that Policy for the benefit of participants or employees who have coverage under that plan or program. The Company may deem a Person to be an Eligible Member in order to correct any immaterial administrative errors or oversights in the context of the Conversion.



   "Executive Officer" means the President and the Chief Executive Officer of the Company, any Executive Vice President of the Company or any Senior Vice President of the Company and any other officer of the Company equal to or higher than a Senior Vice President in position or rank.



   "Eligible Policy" means a Policy that is In Force on the Adoption Date.



   "Eligible Shareholder" means an Eligible Member other than a Person who is an Eligible Member solely through ownership of a Policy described in Section 8.3(b) or Section 8.3(c).



   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.



   "Final Aggregate Consideration" means the aggregate consideration to be distributed to Eligible Members in the Conversion and the Merger, as adjusted in accordance with the Merger Agreement.



   "Fixed Component" has the meaning specified in Section 8.1(b).



   "Hearing" means any public informational hearing to consider or related to this Plan of Conversion as contemplated under Section 803-A (40 P.S. (S) 913-A) of the Conversion Act and as specified in Section 4.2(b).



   "In Force" has the meaning specified in Section 7.3.



   "Issue Date" means, with respect to any Policy, the date specified in the Policy as the date of issue of the Policy.

   "Issued Company Shares" means Company Shares issued to the Conversion Agent and allocated with respect to Policies other than those described in Section 8.3(b) and Section 8.3(c).



   "Mandatory Cash" has the meaning specified in Section 8.3(c).



   "Member" means a Person who, as provided by the Company Records, its articles of incorporation and bylaws, and Pennsylvania law, is deemed to be a member of the Company.



   "Membership Interests" means, with respect to the Company, the interests of Members arising under Pennsylvania law and the articles of incorporation and bylaws of the Company. These include the right to vote and the right to participate in any distribution of surplus in the event that the Company is liquidated. "Membership Interests" do not include the rights expressly conferred upon Members by their policies or contracts, such as the right to any declared policyholder dividends.



   "Merger" has the meaning specified in the preamble.



   "Merger Agreement" means the Amended and Restated Agreement and Plan of Merger, dated as of August 7, 2001, as amended and restated on July 8, 2002, by and among the Company, Merger Sub and Sponsor, a copy of which is attached hereto as Exhibit A, including any amendment or restatement to the Merger Agreement made in accordance with the terms thereof whether occurring before or after the date hereof.



   "Merger Consideration" means Cash Consideration, Optional Policy Credits and the Sponsor Shares distributed in the Merger.



   "Merger Sub" has the meaning specified in the preamble.



   "Morgan Stanley" has the meaning specified in Article I.



   "Optional Policy Credit" means a Policy Credit available on an optional basis to a qualified plan customer pursuant to Section 8.3(d).



   "Owner" means, with respect to any Policy, the Person or Persons specified or determined pursuant to Section 7.2.



   "PC Election" has the meaning specified in Section 5.2(c).



   "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.



   "Person" means an individual, corporation, limited liability company, partnership, association, joint stock company, trust, unincorporated organization, any other entity or a combination of the foregoing acting in concert. A Person who is the Owner of Policies in more than one legal capacity (e.g., a trustee under separate trusts) shall be deemed to be a separate Person in each such capacity.



   "Plan Effective Date" has the meaning specified in Section 6.4(a).



   "Plan Effective Time" has the meaning specified in Section 6.4(b).



   "Plan of Conversion" means this Amended and Restated Plan of Conversion (including all Exhibits hereto), as it may be further amended and restated from time to time in accordance with Section 10.4 and the Merger Agreement. In the event of any conflict or inconsistency between the terms of the Plan of Conversion (excluding the Exhibits) and any of the Exhibits, the terms of the Plan of Conversion (excluding the Exhibits) shall control; provided, however, that the Plan of Conversion shall not be deemed to control over the Articles of Incorporation or By-Laws of Provident, as adopted.



   "Policy" has the meaning specified in Section 7.1(a).



   "Policy Credit" means consideration to be paid in the form of an increase in cash value, account value, dividend accumulations, face amount, extended term period or benefit payment, as appropriate, depending on the Policy.



   "Qualified Plan Customer" means an Owner of a policy or contract issued by the Company, other than policies or contracts described in Sections 8.3(b)(ii) and (iii) or 8.3(c), which policy or contract is designed to fund benefits under a retirement plan which is qualified under Section 401(a) or Section 403(a) of the Code (including a plan covering employees described in Section 401(c) of the Code) excluding group annuity contracts that fund only guaranteed deferred annuities or annuities in the course of payments.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



   "Special Meeting" has the meaning specified in Section 5.1(a).



   "Sponsor" has the meaning specified in the preamble.



   "Sponsor Final Stock Price" means the volume-weighted average of the sale prices of Sponsor Shares as published by Bloomberg Professional Service for the 15 consecutive Trading Days ending on the fifth Trading Day immediately preceding the Closing Date.



   "Sponsor Shares" means the shares of Class A common stock, par value $.01 per share, of Sponsor.



   "Sponsored Demutualization" has the meaning specified in the preamble.



   "State" means the District of Columbia and any state, territory or insular possession of the United States of America.



   "Stock Election" has the meaning specified in Section 5.2(c).



   "Total Consideration Value" means the sum of (i) the amount of cash and Policy Credits paid by the Company or Sponsor in respect of Issued Company Shares or Membership Interests in connection with the transactions contemplated by this Plan of Conversion and the Merger Agreement, and (ii) the value as of the Closing Date of the Sponsor Shares issued by the Sponsor in respect of the Issued Company Shares in connection with the transactions contemplated by this Plan of Conversion and the Merger Agreement (as determined under federal income tax principles).



   "Trading Day" means any day on which equity securities are regularly traded on the New York Stock Exchange.



   "Variable Equity Share" of an Eligible Member means the proportion of the Aggregate Variable Component that is allocated to that Eligible Member, as more fully described in Section 8.2.



   2.2 Terms Generally. The words "hereby", "herein", "hereof", "hereunder" and words of similar import refer to this Plan of Conversion as a whole (including any Exhibits hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections and Exhibits shall be deemed references to Sections of, and Exhibits to, this Plan of Conversion unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in Section 2.1 and elsewhere in this Plan of Conversion shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.



                      ARTICLE III:  ADOPTION BY THE BOARD



   This Plan of Conversion has been unanimously approved and adopted by the Board acting by unanimous written consent on August 1, 2002 and amends and restates in its entirety, effective as of December 14, 2001, the plan of conversion approved and adopted by the Board at a meeting duly called and held on December 14, 2001, and amended and restated at meetings duly called and held on May 21, 2002 and July 11, 2002. This Plan of Conversion provides for the conversion of the Company into a stock life insurance company, in accordance with the requirements of the Conversion Act. The resolution of the Board specifies the reasons for and the purposes of the proposed Conversion and the manner in which the Conversion is expected to benefit and serve the best interests of the Company, and specifies the basis on which the Board believes that this Plan of Conversion does not prejudice the interests of Members, is fair and equitable and is consistent with the purpose and intent of the Conversion Act. Immediately following the Conversion, the Company shall consummate the Merger pursuant to the Merger Agreement. The Company shall promptly file this Plan of Conversion with the Department for approval. The Company shall also file all other necessary documents with the Department in connection therewith.



                   ARTICLE IV: APPROVAL BY THE COMMISSIONER



   4.1  Application.



   (a) Within 90 days after the adoption of this Plan of Conversion by the Board, the Company shall file an application (the "Application") with the Commissioner for the Commissioner's approval in accordance with Sections

803-A and 807-A (40 P.S. (S)(S)913-A and 917-A) of the Conversion Act. As required by the Conversion Act, the Application shall be accompanied by true and correct copies of the following documents:



      (i) this Plan of Conversion;



      (ii) the form of notice of the Special Meeting;



      (iii) the form of proxy to be solicited from Eligible Members;



      (iv) the form of notice to persons whose policies are issued after the Adoption Date but before the Plan Effective Date;



      (v) the proposed amended and restated articles of incorporation and bylaws of the Company;



      (vi) the acquisition of control statement; and



      (vii) any other information or documentation as the Commissioner may request.



   (b) Promptly after filing of the Application with the Commissioner, the Company shall send to Eligible Members a notice advising them of the adoption and filing of this Plan of Conversion, and their ability to provide the Commissioner and the Company with comments on this Plan of Conversion within 30 days of the date of such notice and the procedure therefor.



   4.2  Commissioner's Approval; Hearing.



   (a) This Plan of Conversion is subject to the approval of the Commissioner.



   (b) The Commissioner has ordered a Hearing and has given written notice of such Hearing to the Company and other interested persons in accordance with the Conversion Act. The Commissioner shall have the right to cancel and reschedule such Hearing.



   (c) The Company and its directors, officers and Members shall have the right to appear and be heard at the Hearing.



   4.3 Notice of Hearing. Written notice by the Company of the Hearing, in a form satisfactory to the Commissioner, has been sent by first class mail or international courier service at least 30 days prior to the Hearing, at the expense of the Company to each Eligible Member, and other interested persons as determined by the Commissioner. A copy of the Plan of Conversion as adopted on December 14, 2001 is available to all Eligible Members and all interested parties on the website maintained by the Company, and any amendment or restatement of the Plan of Conversion shall be available on such website the day after such amendment or restatement has been adopted by the Board.



                   ARTICLE V:  APPROVAL BY ELIGIBLE MEMBERS



   5.1  Special Meeting.



   (a) The Company shall hold a special meeting of Eligible Members to vote on this Plan of Conversion (the "Special Meeting"). At the Special Meeting, each Eligible Member shall be entitled to one vote on a single proposal to (i) adopt and approve this Plan of Conversion and the other transactions contemplated by this Plan of Conversion, including without limitation (x) the transactions contemplated by the Merger Agreement and (y) the vote or written consent by the Conversion Agent of the Issued Company Shares in favor of the adoption of the Merger Agreement, and (ii) amend and restate the articles of incorporation of the Company to read in the form attached as Exhibit B. An Eligible Member authorized to vote may vote at the Special Meeting in person or by proxy if the form of proxy expressly authorizes the Conversion Agent or other proxy agent designated by the Eligible Member to vote on such proposal.



   (b) Adoption of this Plan of Conversion and the amended and restated articles of incorporation of the Company is subject to the approval of not less than two-thirds of the Eligible Members voting thereon in person or by proxy at the Special Meeting.



   5.2  Notice of Special Meeting.



   (a) The Company shall mail or send by international courier notice of the Special Meeting to all Eligible Members. The notice shall inform each Eligible Member of such Eligible Member's right to vote upon the Plan of Conversion and set forth the place, the day, and the hour of the Special Meeting, shall briefly but fairly describe this Plan of Conversion and the transactions contemplated hereby, and shall be accompanied by a form of written proxy allowing the Eligible Member to vote for or against the proposal described in
Section 5.1(a). Such notice and form of proxy shall be sent by first class or priority mail or an equivalent of first class or priority mail or by international courier service, to the last-known address of each Eligible Member as it appears on the Company Records, at least 40 days prior to the Special Meeting, and shall be in a form satisfactory to the Department.



   (b) The notice sent to Eligible Members as provided in subsection (a) of this Section 5.2 shall be accompanied by information relevant to the Special Meeting, including a copy of this Plan of Conversion (with a summary of the exhibits thereto), a form of proxy, policyholder information materials regarding this Plan of Conversion and the Merger Agreement and such other explanatory information that the Department approves or requires, all of which shall be in a form satisfactory to the Department. With the approval of the Department, the Company may also send supplemental information relating to this Plan of Conversion to Eligible Members either before or after the date of the Special Meeting.



   (c) The notice of the Special Meeting shall be accompanied by an election form (the "Election Form") on which an Eligible Shareholder may request to receive, with respect to all (but not less than all) of its Issued Company Shares, Cash Consideration instead of Sponsor Shares or, in the case of qualified plan customers, Cash Consideration instead of Optional Policy Credits (such request, a "Cash Election"). qualified plan customers shall also, pursuant to Section 8.3(d), be able to elect on the Election Form to receive Sponsor Shares instead of receiving Optional Policy Credits (a "Stock Election"). Any qualified plan customer not making a Cash Election or a Stock Election shall be deemed to elect Optional Policy Credits (a "PC Election"). Any Cash Election, Stock Election or PC Election shall be made subject to and in accordance with the following:



      (i) If the amount available to be paid in the form of cash and Policy Credits as determined under Section 3.6 of the Merger Agreement is inadequate, after the crediting of Policy Credits and payment of cash pursuant to Section 8.3(b) and (c) of this Plan of Conversion and Section
   3.2 of the Merger Agreement, to pay cash or credit Policy Credits to all the Eligible Shareholders who make a Cash Election or PC Election, the amount available shall be paid or credited to such Eligible Shareholders in accordance with the number of Issued Company Shares owned by such Eligible Shareholders, beginning with the Eligible Shareholders issued the smallest number of Issued Company Shares and continuing to the Eligible Shareholders issued the largest number of Issued Company Shares at which cash or Optional Policy Credits can be completely satisfied using such amount of available funds. Eligible Shareholders who have made a Cash Election or a PC Election but who are not entitled to receive cash or Policy Credits pursuant to the operation of the previous sentence shall receive Sponsor Shares in respect of their Issued Company Shares.



      (ii) Any Cash Election or Stock Election will have been made properly only if the Conversion Agent receives, in the city in which the principal office of the Conversion Agent is located, and by 5:00 p.m. local time on the date of the Special Meeting (the "Election Deadline"), the Election Form properly completed and signed.



      (iii) Any Eligible Member may revoke its Cash Election or Stock Election by written notice received by the Conversion Agent at any time prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form. All Cash Elections and Stock Elections will be revoked automatically if the Conversion Agent is notified in writing by Sponsor or the Company that the Merger Agreement has been terminated.



      (iv) Sponsor will have reasonable discretion, which it may delegate in whole or in part to the Conversion Agent, to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Sponsor (or the Conversion Agent if delegated to it) regarding such matters will be binding and conclusive.



      (v) All Issued Company Shares in respect of which a Cash Election is not made by the Election Deadline or in respect of which a Cash Election or a PC Election is made or is deemed to have been made but in respect of which cash or Optional Policy Credits may not be paid as a result of the limitation set forth in Section 5.2(c)(i) of this Plan of Conversion and Section 3.6 of the Merger Agreement or in respect of which the Sponsor or the Conversion Agent (if discretion is delegated by the Sponsor) determines a Cash Election or Stock Election has not been properly or timely made, shall be surrendered in the Merger for Sponsor Shares or Optional Policy Credits, as the case may be.



   5.3 Minutes. If this Plan of Conversion and the amended and restated articles of incorporation are adopted by the Eligible Members at the Special Meeting, the Secretary of the Company shall, within thirty (30) days after such approval, file with the Department (a) the minutes of the Special Meeting and
(b) the amended and restated articles of incorporation and bylaws of the Company which, subject to such approval, shall be in substantially the forms attached hereto as Exhibits B and C.

                    ARTICLE VI:  THE CONVERSION AND MERGER



   6.1 Effect on the Company. On the Plan Effective Date, the Company shall be converted from a mutual life insurance company into a stock life insurance company in accordance with the Conversion Act and, immediately thereafter, the Merger shall occur in accordance with the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company and the Company will succeed to all of the assets, rights, franchises, liabilities and title and interests of Merger Sub prior to the Merger.



   6.2  Effect on Existing Policies.



   (a) Any Policy In Force on the Plan Effective Date will remain In Force under the terms of the Policy, except that the following rights, to the extent they existed in the Company, shall be extinguished on the Plan Effective Date:



      (i) any voting rights of the policyholder provided under or as a result of the Policy;



      (ii) any right to share in the surplus of the Company, except as provided in subsection (b) of this Section 6.2.



   (b) Except as otherwise provided in subsection (c) of this Section 6.2, an Owner of a participating Policy In Force on the Plan Effective Date will continue to have a right to receive policyholder dividends as provided in the participating Policy, if any.



   (c) Except for the Company's life insurance policies, guaranteed renewable accident and health policies and guaranteed renewable, noncancelable accident and health policies, upon the renewal date of a participating Policy that occurs after the Plan Effective Date, the Company may issue the insured a nonparticipating Policy as a substitute for the participating Policy. The Company shall not issue any such insured a nonparticipating Policy as a substitute for a participating Policy pursuant to this Section 6.2(c) without the prior written approval of the Department.



   6.3 Filing of Plan of Conversion and Articles of Merger. As soon as practicable following (i) the receipt of the Commissioner's approval of the Application, the Plan of Conversion and the Merger, (ii) the Department's determination that all conditions to such approval contained in the Decision and Order have been satisfied, except for those conditions required by the Decision and Order to be satisfied after the Plan Effective Date and with respect to which the Department has received the Company's and Sponsor's written commitment to satisfy after the Plan Effective Date, (iii) the adoption of this Plan of Conversion and the amended and restated articles of incorporation by the Eligible Members as provided in this Plan of Conversion, and (iv) the satisfaction or waiver of all of the conditions contained in
Article VIII of the Merger Agreement:



   (a) the Company shall file the amended and restated articles of incorporation in the Office of the Secretary of the Commonwealth of Pennsylvania; and



   (b) the Company shall, in accordance with Section 1.3 of the Merger Agreement cause to be executed, acknowledged, delivered and filed with the Office of the Secretary of the Commonwealth of Pennsylvania, Articles of Merger as provided in the PBCL.



6.4 Effectiveness of Plan of Conversion and Merger.



   (a) The effective date of the Conversion and the Merger (the "Plan Effective Date") shall be the date of the filings described in Section 6.3.



   (b) The Conversion and the Merger shall be deemed to have become effective at 12:01 a.m., Eastern Time, on the Plan Effective Date (the "Plan Effective Time") and the Conversion shall be deemed to have occurred immediately prior to the Merger.



   (c) Prior to the Plan Effective Date, and as a condition to the Company's obligation to complete the transactions contemplated by the Plan of Conversion and the Merger Agreement, Sponsor shall make a capital contribution in cash to Merger Sub in an amount equal to the excess of (x) the total amount of cash and Policy Credits that are to be paid or credited in respect of Issued Company Shares or Membership Interests, over (y) the total amount of cash and Policy Credits permitted to be paid or credited by the Company from its surplus as it existed prior to the Merger. The amount permitted to be paid or credited by the Company from its surplus as it existed prior to the Merger shall, subject to the limitation set forth in Section 3.6(d) of the Merger Agreement, be equal to the excess of (x) 10 % of the Total Consideration Value over (y) 90% of the sum of (i) the amounts paid or payable by the Company pursuant to Section 10.6 of the Merger Agreement and (ii) the other amounts payable by the Company that are properly attributable for federal income tax purposes to the consummation of the Sponsored Demutualization.

   (d) On the Plan Effective Date:



      (i) all the Membership Interests shall be extinguished and Eligible Members shall be entitled to receive or be credited, in respect thereof, Issued Company Shares, cash or Policy Credits, as provided in this Plan of Conversion;



      (ii) the Company shall issue the Issued Company Shares to the Conversion Agent, as record holder and nominee for the Eligible Shareholders in the Conversion;



      (iii) the Conversion Agent shall vote the Issued Company Shares in favor of, or shall consent to, as sole shareholder of record of the Company, the adoption of the Agreement and Plan of Merger;



      (iv) Merger Sub shall merge with and into the Company, with the Company to be the surviving entity, pursuant to the Merger Agreement;



      (v) each Issued Company Share held for the account of an Eligible Shareholder shall be converted into one of the following: (A) the right to receive one Sponsor Share; (B) the right to receive cash in an amount equal to the Sponsor Final Stock Price (the "Cash Consideration") or (C) the right to be credited Optional Policy Credits in an amount equal to the Sponsor Final Stock Price, as determined pursuant to Sections 5.2(c) and 8.3(d) of this Plan of Conversion and Section 3.5 of the Merger Agreement in accordance with and subject to the limitations set forth in Section 3.6 of the Merger Agreement;



      (vi) Sponsor shall deposit or shall have deposited Sponsor Shares, and the Company and Merger Sub shall deposit or shall have deposited, or cause to be deposited, cash with the Conversion Agent for distribution to those Eligible Members receiving Sponsor Shares or cash in accordance with Section
   3.7 of the Merger Agreement or Sections 5.2(c) and 8.3(c) of this Plan of Conversion, and upon receipt the Conversion Agent, as agent for the Eligible Shareholders, shall surrender the Issued Company Shares, pursuant to the Merger Agreement; and



      (vii) the Conversion Agent, Sponsor and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan of Conversion and the Merger Agreement to any Eligible Member such amounts as the Conversion Agent, Sponsor or the Company, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any other provision of federal, state, local or foreign tax law, including, without limitation, back up withholding under Section 3406 of the Code. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Eligible Member in respect of which such deduction and withholding was made.



   (e) As soon as reasonably practicable following the Plan Effective Date, but in any event no more than 60 days following the Plan Effective Date, unless the Department approves a later date, and except as provided in Sections 8.3(a)(ii) and 8.3(c)(iv):



      (i) the Company shall credit Policy Credits to the Eligible Members that are entitled to be credited Policy Credits under this Plan of Conversion and the Merger Agreement and deliver a notice thereof to each of these Eligible Members (which notice shall be sent to such Eligible Members within 60 days following the Plan Effective Date); and



      (ii) the Conversion Agent shall distribute cash, by check, net of any applicable withholding tax, and Sponsor Shares to the Eligible Members that are to receive such consideration pursuant to this Plan of Conversion or in accordance with the Merger Agreement. No interest shall be payable on Merger Consideration, Mandatory Cash or Policy Credits. Concurrently with the distribution of the Sponsor Shares, the Conversion Agent shall send a transmittal form to each Eligible Member receiving Sponsor Shares hereunder notifying each Eligible Member of the number of Sponsor Shares that have been distributed to such Eligible Member and containing instructions as to the certificates evidencing such shares and other related matters; and



      (iii) The Company shall send to each Eligible Member being credited Policy Credits or receiving a cash payment (at the time of the notice of crediting of Policy Credits or the payment of cash, as the case may be) a summary notice of how the amount of such credits or cash payment was derived from that Eligible Member's allocation of Company Shares. Such notice shall be subject to the prior review and comment of the Department.



   6.5 Tax Considerations. This Plan of Conversion shall not become effective and the Conversion and the Merger shall not occur, unless, on or prior to the Plan Effective Date:



   (a) The Company shall have received a favorable opinion of Debevoise & Plimpton, special counsel to the Company, or other nationally-recognized independent tax counsel to the Company, dated as of the Plan Effective Date, addressed to the Board and in form and substance satisfactory to the Company, which, notwithstanding any qualifications expressed therein, is substantially to the effect that:



      (i) Policies issued by the Company prior to the Plan Effective Date will not be deemed newly issued, issued in exchange for existing policies or newly purchased for any material federal tax purpose as a result of the consummation of the transactions contemplated by this Plan of Conversion, provided that such opinion will not address any nonparticipating Policy issued as a substitute for any participating Policy pursuant to Section 6.2(c) hereof;



      (ii) With respect to any Policy issued by the Company prior to the Plan Effective Date that is part of a tax-qualified retirement funding arrangement described in Section 403(b), Section 408 or Section 408A of the Code (other than any policy held by an Eligible Member described in Section 8.3(a)(ii)), the consummation of the transactions contemplated by this Plan of Conversion, including the crediting of consideration in the form of Policy Credits to such Policy pursuant to Section 8.3(b), will not:



          (A) result in a distribution to the employee or beneficiary of the arrangement under Section 72 or 403(b)(11) of the Code, or a designated distribution, defined in Section 3405(e)(1) of the Code, that is subject to withholding under Section 3405(b)(1) of the Code;



          (B) adversely affect the favorable tax status of any such Policy which qualifies as a "tax sheltered annuity" or an "individual retirement annuity" within the meaning of Section 403(b), 408(b) or 408A of the Code;



          (C) result in the imposition of a penalty for a premature distribution under Section 72(t) of the Code or a penalty for excess contributions to certain qualified retirement plans under Section 4973 or 4979 of the Code; or



          (D) otherwise adversely affect the tax-favored status accorded such Policy under the Code or result in penalties or any other material adverse tax consequences to the Owner of such Policy under the Code;



      (iii) With respect to any Policy issued by the Company prior to the Plan Effective Date that is part of a tax-qualified pension or profit-sharing plan described in Section 401(a) or Section 403(a) of the Code that will be credited with consideration in the form of Policy Credits pursuant to this Plan of Conversion, the consummation of this Plan of Conversion, including the crediting of such Policy Credits, will not result in any transaction that disqualifies such plan under Section 401(a) or Section 403(a) of the Code, whichever is applicable, gives rise to a prohibited transaction under
   Section 4975 of the Code, or otherwise adversely affects the tax-favored status accorded such Policy under the Code or results in penalties or any other material adverse tax consequences to the Owner of such Policy under the Code;



      (iv) Eligible Shareholders receiving solely Sponsor Shares pursuant to the Merger Agreement will not recognize gain or loss for federal income tax purposes as a result of their receipt of such Sponsor Shares; and



      (v) The Conversion and the Merger will each qualify as a reorganization within the meaning of Section 368(a) of the Code



   (b) The Company shall have received a favorable opinion of Debevoise & Plimpton, special counsel to the Company, or other nationally-recognized independent tax counsel to the Company, addressed to the Board and in form and substance satisfactory to the Company, which, notwithstanding any qualifications expressed therein, is substantially to the effect that the summary of the federal tax consequences to Eligible Members, the Company and its affiliates resulting from the consummation of this Plan of Conversion and the Merger Agreement, set forth in the information provided to Eligible Members pursuant to Section 5.2, was correct and complete in all material respects as of the date of commencement of the mailing of such information to Eligible Members and remains correct and complete in all material respects as of the Plan Effective Date, except for any changes in law, regulations or official interpretations occurring after the date thereof and before the Plan Effective Date, the effect of which the Board, in its reasonable discretion, has determined (taking into account any remedial action the Board may authorize or direct) to be not materially adverse to the interests of the Eligible Members.



   (c) The Department shall have received copies of the opinions described in this Section 6.5, together with a statement that the Department shall be entitled to rely upon such opinions as though they were addressed to it in connection with its review of this Plan of Conversion, the Application and the Merger.



   6.6 Other Opinions. This Plan of Conversion shall not become effective and the Conversion and Merger shall not occur, unless, on or prior to the Plan Effective Date, the Company shall have received (i) an opinion of Daniel J. McCarthy, F.S.A., or another consulting actuary associated with Milliman USA or any other nationally-recognized independent actuarial firm, addressed to the Board, that (A) the assumptions underlying the allocation of consideration, as described in the Actuarial Contribution Memorandum, are reasonable and appropriate and that the allocation of consideration among Eligible Members is fair and equitable, and (B) the funding of the Closed Block has been completed in accordance with this Plan of Conversion and the reasonable dividend expectations, as defined by applicable standards of actuarial practice, of the holders of the Policies included in the Closed Block are adequately protected, and (ii) the opinion of Morgan Stanley that, as of a date within five days prior to the Plan Effective Date, and based upon the assumptions made therein, the aggregate consideration to be received by Eligible Members, as a group, in exchange for their aggregate Membership Interests pursuant to the Merger Agreement is fair from a financial point of view to such Eligible Members, as a group.

                            ARTICLE VII:  POLICIES



   7.1  Policies.



   (a) For the purposes of this Plan of Conversion, the term "Policy" means:



      (i) each life, health or accident insurance policy or annuity contract (including each annuity contract issued to an employer funding the termination of a pension plan) that has been issued (or, in the case of Policies described in Section 7.3(a)(i)(B), will be issued) or assumed through assumption reinsurance by the Company, and any supplementary contract or settlement option contract;



      (ii) each certificate of insurance issued by the Company to an employer plan or employer policy that participates under any of the Company's group insurance policies or group annuity contracts issued to a Company Trust; and



      (iii) each certificate of insurance issued by the Company to an insured or an annuitant, as applicable, under a group insurance policy or group annuity contract issued to a Company Trust, provided that such certificates shall not include any certificates issued under a Policy referred to in
   Section 7.1(a)(ii).



   (b) The following policies and contracts shall be deemed not to be Policies for purposes of this Plan:



      (i) except as provided in Section 7.1(a)(ii) or (iii), any certificate of insurance or coverage issued to an insured or an annuitant, as applicable, under a group insurance policy or group annuity contract;



      (ii) any reinsurance assumed by the Company as a reinsurer on an indemnity basis (but assumption certificates may constitute Policies if they otherwise fall within the definition of Policies as provided in Section 7.1(a));



      (iii) all administrative services agreements;



      (iv) any policy or contract issued by the Company and ceded to another insurance company through assumption reinsurance;



      (v) any life insurance policy, a right to payment under which has been assigned to the Company by any director, officer or employee of the Company under an assignment agreement relating to the contribution of the Company to such Policy; and



      (vi) any group policy issued to a Company Trust (provided that certificates of insurance with respect to such group policy qualify as Policies pursuant to Section 7.1(a)(ii) or (iii)).



   7.2 Determination of Ownership. Unless otherwise stated herein, the Owner of any Policy as of any date shall be determined on the basis of the Company Records as of such date in accordance with the following provisions:



   (a) The Owner shall be the owner of the Policy as shown on the Company
Records.



   (b) Except as specified in Section 7.4 below, the Owner of a Policy that is a group insurance policy or a group annuity contract shall be the Person or Persons specified in the group master policy or contract as the policyowner or contract owner, unless no policy owner or contract owner is so specified, in which case the Owner shall be the Person or Persons to whom or in whose name the group master policy or contract shall have been issued, as shown on the Company Records.



   (c) Notwithstanding subsections (a) and (b) of this Section 7.2, the Owner of a Policy that has been assigned to another Person by an assignment of ownership thereof absolute on its face and filed with the Company, in accordance with the provisions of such Policy and the Company's rules with respect to the assignment of such Policy in effect at the time of such assignment, shall be the assignee of such Policy as shown on the Company Records. Unless an assignment satisfies the requirements specified for such an assignment in this subsection (c), the determination of the Owner of a Policy shall be made without giving effect to such assignment.



   (d) Notwithstanding subsections (a), (b) or (c) of this Section 7.2, with respect to a Policy that funds an employee benefit plan and that has been assigned by an assignment absolute on its face after the Adoption Date and before the Plan Effective Date as provided above to a trust for such plan that is qualified under Section 401(a), 403(a) or 501(c)(9) of the Code, such trust shall be deemed to have been the Owner on the Adoption Date.



   (e) Except as otherwise set forth in this Article VII, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy.



   (f) In any situation not expressly covered by the foregoing provisions of this Section 7.2, the owner of the policy, as reflected on the Company Records, and as determined in good faith by the Company, shall, after consultation with and subject to a contrary decision of the Department, conclusively be presumed to be the Owner of such Policy for purposes of this Section 7.2, and except for administrative errors, the Company shall not be required to examine or consider any other facts or circumstances.



   (g) The mailing address of an Owner as of any date for purposes of this Plan of Conversion shall be the Owner's last known address as shown on the Company Records as of such date.



   (h) In no event may there be more than one Owner of a Policy, although more than one Person may constitute a single Owner. If a Person owns a Policy with one or more other Persons, they will constitute a single Owner with respect to the Policy.



   (i) Any dispute as to the identity of the Owner of a Policy or the right to vote or receive compensation shall be resolved in accordance with the foregoing and such other procedures or in such manner as may be acceptable to the Department.



   7.3  In Force.



   (a) Except as otherwise provided in Section 7.4 below, a Policy shall be deemed to be "In Force" as of any date if, as shown on the Company Records,
(i)(A) such Policy has been issued, or (B) the Company's administrative office has received in respect of such Policy an application, complete on its face, together with all required underwriting information (including all required medical information), and payment of the full initial premium (or such lesser amount required by the Company's normal administrative procedures), provided that any Policy referred to in this clause (B) is subsequently issued as applied for and delivered in accordance with the terms of the application, and
(ii) such Policy has not matured by death or otherwise or been surrendered or otherwise terminated; provided that a Policy shall be deemed to be In Force after lapse for nonpayment of premiums until expiration of any applicable grace period (or other similar period however designated in such Policy) during which the Policy is in full force for its basic benefits.



   (b) In the case of any Policy reinstated on or prior to the Adoption Date, the determination of such Policy's variable component, if any, pursuant to
Section 8.2 shall be made based on the original issue date of such Policy and without regard to any lapse and reinstatement.



   (c) A Policy shall not be deemed to be In Force merely because, prior to the date on which the Policy was issued, insurance coverage may have been provided by a temporary insurance agreement.



   (d) A Policy shall be deemed not to have matured by death as of any date unless the Company shall have knowledge of such death on or prior to such date, as shown on the Company Records, except that for Closed Block purposes a Policy shall, upon the Company's knowledge of such death, be deemed to have matured by death as of the date of death. The date of the surrender or lapse of a Policy shall be as shown on the Company Records.



   (e) A Policy shall not be deemed to be In Force as of a given date if such Eligible Member's Policy was issued within 60 days prior to such date and is returned to the Company and all premiums are refunded within 60 days following such date.



   (f) Any dispute as to whether a Policy is In Force shall be resolved in accordance with the foregoing.



   7.4  Certain Group Policies and Contracts.



   (a) Each employer plan or employer policy that participates under any of the Company's group insurance policies or group annuity contracts issued to a Company Trust shall be deemed to be an Owner of a Policy that shall be deemed to be In Force as of any date, if such employer plan or employer policy has adopted the master trust to which the Company's group life policy or group annuity contract is issued and such employer plan or employer policy is in effect as of such date, as shown on the Company Records. The trustee of any such Company Trust shall not be an Eligible Member or an Owner.



   (b) Each holder of a certificate of insurance issued to an insured or an annuitant, as applicable, under a group insurance policy or group annuity contract issued to a Company Trust shall be deemed to be an Owner of a Policy and the holder of such certificate. The trustee of any such Company Trust shall not be deemed an Eligible Member or Owner. Such certificate holders shall not include any Persons issued certificates under Policies referred to in Section 7.4(a).

        ARTICLE VIII:  ALLOCATION OF CONSIDERATION TO ELIGIBLE MEMBERS



   8.1  Allocation of Allocable Company Shares.



   (a) The consideration to be given to Eligible Members in respect of their Membership Interests pursuant to this Plan of Conversion shall be Issued Company Shares, cash or Policy Credits as provided in this Article VIII and the Merger Agreement. Solely for purposes of calculating the amount of this consideration, each Eligible Member will be allocated (but not necessarily issued) shares of common stock of the Company, as converted, par value $1.00 per share (each, a "Company Share") in accordance with this Article VIII and the Actuarial Contribution Memorandum.



   (b) Each Eligible Member shall be allocated out of the Allocable Company Shares a number of Company Shares equal to the sum of:



      (i) a fixed component of consideration equal to the quotient of (A) 20% of the Allocable Company Shares divided by (B) the total number of Eligible Members, provided that any resulting fractional number of Company Shares shall be rounded to the nearest whole number of Company Shares (with one-half being rounded upward) (the "Fixed Component"); and



      (ii) a variable component of consideration equal to the portion, if any, of the Aggregate Variable Component which is allocated in respect of the Eligible Policies of which the Eligible Member is the Owner on the Adoption Date.



   The Allocable Company Shares shall be allocated first to provide for the number of Company Shares required for the aggregate fixed component of consideration allocable to all Eligible Members, and the remainder of the Allocable Company Shares shall constitute the aggregate variable component of consideration (the "Aggregate Variable Component"). The Aggregate Variable Component shall be allocated to determine the Variable Equity Shares in respect of the Eligible Policies in accordance with Section 8.2 and the Actuarial Contribution Principles and Methodologies and the Actuarial Contribution Memorandum.



   8.2  Allocation of Aggregate Variable Component.



   The Aggregate Variable Component shall be allocated to Eligible Members in respect of their Eligible Policies as follows:



   (a) The allocation to each Eligible Member shall be made by multiplying the Variable Equity Share determined in accordance with this subsection (a) for the Eligible Member by the number of Allocable Company Shares constituting the Aggregate Variable Component, rounding such result to the nearest whole number of shares (with one-half being rounded upward). Because of such rounding, the aggregate of Eligible Members' variable components will not necessarily be equal to the Aggregate Variable Component. In the event the aggregate of Eligible Members' variable components is different from the Aggregate Variable Component, the rounding of the Eligible Members' variable components will be redone using a different criterion as to the point at or above which partial shares are rounded upwards. This point will be chosen such that the aggregate of Eligible Members' variable components is as large as possible while remaining not greater than the Aggregate Variable Component. For the purpose of determining the Variable Equity Shares of Eligible Policies with a positive Actuarial Contribution, negative Actuarial Contributions of Eligible Policies will be adjusted by setting them to zero. The Variable Equity Share for each Eligible Member shall be equal to the sum of the Actuarial Contributions of all of that Eligible Member's Eligible Policies, as so adjusted, divided by the sum of the Actuarial Contributions of all Eligible Policies, as so adjusted. If an Eligible Member owns more than one Eligible Policy, the Variable Component relating to such Eligible Policies will be allocated to each Eligible Policy in proportion to such Eligible Policy's Actuarial Contribution.



   (b) From determinations of (A) the estimated past contributions of Eligible Policies to the Company's surplus and (B) expected future contributions to surplus of those Eligible Policies, the Company shall make reasonable determinations of the dollar amount of the Actuarial Contribution, both positive and negative, for each Eligible Policy, according to the Actuarial Contribution Memorandum and the Actuarial Contribution Principles and Methodologies.



   (c) Each Actuarial Contribution shall be determined on the basis of the Company Records as of the Actuarial Contribution Date, unless the Eligible Policy shall have been issued after the Actuarial Contribution Date, in which case the Actuarial Contribution for the Eligible Policy shall be equivalent to the present value as of the Actuarial Contribution Date of its expected future contribution to the surplus of the Company, as estimated by the Company in accordance with the Actuarial Contribution Memorandum.



   8.3  Payment of Consideration.



   (a) (i) Except as otherwise provided in the succeeding subsections of this
Section 8.3, each Eligible Member shall receive consideration in the form of Issued Company Shares allocated to such Eligible Member in accordance with Section 8.1. Upon consummation of the Merger, all such Issued Company Shares shall be surrendered for Sponsor Shares, cash or Optional Policy Credits in accordance with Section 3.4 of the Merger Agreement and Sections 6.4 and 8.3(d) of this Plan of Conversion.



      (ii) Notwithstanding any other provision in this Plan of Conversion, Eligible Members duly exercising dissenters' rights in the Sponsored Demutualization shall be ineligible to receive any consideration other than any consideration awarded pursuant to a final, valid, binding and non-appealable judgment or order of a court of final jurisdiction or arbitrator or arbitral panel pursuant to Chapter 15, Subchapter D of the PBCL. Cash consideration otherwise awarded, pursuant to Section 8.3(c)(v), to such Eligible Members duly exercising dissenters' rights shall revert to the benefit of the Company pending such judgment or order. In the event an Eligible Member asserts but fails to duly exercise dissenters' rights, or the Company reasonably believes such Eligible Member has failed to duly exercise dissenters' rights, the Company shall distribute the cash consideration allocated to such Eligible Member pursuant to Section 8.3(c)(v) within a reasonable time, but no later than the later of 30 days following such failure or believed failure, in accordance with the PBCL and applicable law, and the date on which Mandatory Cash is otherwise paid to Eligible Members pursuant to Section 6.4(e).



   (b) To the extent Company Shares are allocable with respect to a Policy of a type described below, the Eligible Member who is the Owner of such Policy shall not be issued Issued Company Shares and shall instead be credited Policy Credits based on the number of Company Shares allocated to such Eligible Member as provided in this Article VIII:



      (i) a Policy that is an individual retirement annuity contract within the meaning of Section 408(b) or 408A of the Code or a tax sheltered annuity contract within the meaning of Section 403(b) of the Code;



      (ii) a Policy that is an individual annuity contract that has been issued pursuant to a plan qualified under Section 401(a) or 403(a) of the Code directly to the plan participant; or



      (iii) a Policy that is an individual life insurance policy that has been issued pursuant to a plan qualified under Section 401(a) or 403(a) of the Code directly to the plan participant.



   If any such Policy has matured by death or otherwise been surrendered or terminated prior to the date on which the Policy Credits would have been credited, however, cash in the amount of the Policy Credits shall be paid in lieu of the Policy Credits to the Person to whom the death benefit, surrender value or other payment at termination was made under such Policy.



   (c) To the extent Company Shares are allocable with respect to a Policy or Policies owned by an Eligible Member of a type described below, such Eligible Member shall not be issued Issued Company Shares and shall instead, subject to
Section 8.3(a)(ii), be paid cash ("Mandatory Cash") based on the number of Company Shares allocated to such Eligible Member as provided in this Article
VIII:



      (i) an Eligible Member whose address for mailing purposes as shown on Company Records is located outside the United States, except, with respect to each such Eligible Member, to the extent that such Eligible Member is required to be credited Policy Credits pursuant to Section 8.3(b);



      (ii) an Eligible Member whose address for mailing purposes as shown on the Company Records on the Plan Effective Date is an address at which mail is undeliverable or deemed to be undeliverable in accordance with guidelines approved by the Commissioner, except, with respect to each such Eligible Member, to the extent that such Eligible Member is required to be credited Policy Credits pursuant to Section 8.3(b);



      (iii) an Eligible Member, with respect to whom the Company determines in good faith to the satisfaction of the Commissioner that it is not reasonably feasible or appropriate to provide consideration in the form that such Eligible Member would otherwise receive except with respect to such Eligible Member to the extent that such Eligible Member is required to be credited Policy Credits pursuant to Section 8.3(b);



      (iv) an Eligible Member in respect of a Policy which is known to the Company to be subject as of the Plan Effective Date to a judgment lien, creditor lien (other than a policy loan made by the Company), court order, divorce or separation proceeding, or bankruptcy proceeding (except with respect to such Eligible Member to the extent that such Eligible Member is required to be credited Policy Credits pursuant to Section 8.3(b)); provided that such cash shall be payable to the Eligible Member only (a) when the Company has received written evidence reasonably satisfactory to it that such Policy is no longer subject to a judgment lien, creditor lien, court order or bankruptcy proceeding or (b) pursuant to the requirements of a judgment or court order (or settlement); or



      (v) an Eligible Member who has asserted dissenters' rights, even if such Eligible Member would otherwise receive Policy Credits.



   (d) To the extent Issued Company Shares are issued with respect to a Policy owned by a qualified plan customer, subject to the limitations set forth in
Section 5.2(c) of this Plan of Conversion and Section 3.6 of the Merger

Agreement, such qualified plan customer shall not receive Sponsor Shares or cash and shall instead be credited Optional Policy Credits, unless such qualified plan customer has affirmatively elected, in accordance with the requirements of Section 5.2(c) of this Plan of Conversion, to receive Sponsor Shares or cash instead.



   (e) If an Eligible Member who is an Owner of more than one Policy is entitled to receive consideration under this Article VIII both in the form of Policy Credits and in the form of cash or Issued Company Shares, the Fixed Component shall be payable only with respect to one of the Policies for which such Eligible Member is entitled to receive cash or be issued Issued Company Shares. In the event an Eligible Member is the Owner of two or more Policies, all of which would be credited Policy Credits pursuant to this Section 8.3, then the Fixed Component shall be applied only to the Policy with the earliest Issue Date.



   (f) If consideration is to be paid or credited to an Eligible Member in Mandatory Cash or Policy Credits, as the case may be, pursuant to this Plan of Conversion and the Merger Agreement, the amount of such consideration shall be equal to the number of Allocable Company Shares allocated to the Eligible Member, as determined in accordance with this Article VIII and the Actuarial Contribution Memorandum, multiplied by the Sponsor Final Stock Price. Payment of Mandatory Cash shall be made by check, net of any applicable withholding tax. If the Policy Credit is in the form of an increase in the amount of payments distributed under a Policy that is in the course of annuity payments, the amount of increase in payments shall be determined by applying the amount of consideration in a manner that is consistent with the then current product pricing, excluding any sales or similar charges. If the Policy Credit is in the form of additional insurance or dividends with interest, as appropriate, under a Policy that is a life insurance policy, the amount of the Policy Credit shall be determined by applying the amount of consideration in a manner that is consistent with the application of dividends towards additional insurance or dividends with interest, as appropriate.



   (g) In the event that more than one Person constitutes a single Owner of a Policy, consideration allocated pursuant to this Article VIII shall be distributed jointly to such Persons.



   (h) Sponsor shall establish a commission-free purchase and sale program which shall begin no later than the day that is sixty (60) days after the Plan Effective Date and shall continue for at least ninety (90) days. Pursuant to such purchase and sale program, each Eligible Shareholder or other shareholder who holds 99 or fewer Sponsor Shares shall have the opportunity to sell at prevailing market prices all, but not less than all, the Sponsor Shares owned by such shareholder, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. Sponsor shall concurrently offer each shareholder entitled to participate in the commission-free purchase and sale program the opportunity to purchase at prevailing market prices that number of Sponsor Shares necessary in order to increase such shareholder's holdings to a 100-share round lot, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses.



   8.4 ERISA Plans. The Company has applied to the Department of Labor for an exemption from Section 406(a) of the Employee Retirement Income Security Act of 1974 and Section 4975 of the Code with respect to the receipt of consideration pursuant to this Plan of Conversion by employee benefit plans subject to the provisions of such sections. Notwithstanding any other provision of this Plan of Conversion, if such exemption is not received prior to the Plan Effective Date, the Company shall, subject to the Commissioner's prior review, either pay such consideration to such Eligible Members or delay payment of such consideration to such Eligible Members and may place such consideration in an escrow or similar arrangement subject to terms and conditions reviewed by the Commissioner. Any such escrow or arrangement shall provide for payment to Eligible Members of such consideration plus interest earned thereon from the Plan Effective Date to a date not later than the third anniversary of the Plan Effective Date and all costs and expenses of such escrow or arrangement shall be borne by the Company.



                           ARTICLE IX:  CLOSED BLOCK



   9.1  Establishment of the Closed Block.



   (a) Subject to Section 9.4, the Company shall, for policyholder dividend purposes, operate the closed block of participating business referred to herein (the "Closed Block") for the exclusive benefit of the Closed Block Business. As set forth in the Closed Block Memorandum attached as Exhibit E (the "Closed Block Memorandum"), assets of the Company will be allocated to the Closed Block in an amount that produces cash flows which, together with anticipated revenues from the Closed Block Business, are expected to be sufficient to support the Closed Block Business including provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable for 2001, if the experience underlying such scales (including the portfolio interest rate) continues, and for appropriate adjustments in such scales if the experience changes.

   (b) The Closed Block Memorandum sets forth how certain of the Company's assets have been allocated to the Closed Block as of September 30, 2001 (the "Closed Block Funding Date"). Bonds (including mortgage-backed and asset-backed securities), due and accrued investment income on such bonds, mortgages, cash and policy loans, accrued interest and due and deferred premiums have been allocated to the Closed Block as of the Closed Block Funding Date as described in the Closed Block Memorandum. The amount of the Company's assets required to support the Closed Block as of the Closed Block Funding Date is determined as set forth in the Closed Block Memorandum.



   Except for the rights set forth in Section 9.1(a), an Owner of a Policy that is included in the Closed Block Business ("Closed Block Policyholder") does not have any additional interests (ownership, membership, proprietary or otherwise) in the Company by virtue of being a Closed Block Policyholder.



   (c) While the Company allocated certain assets to the Closed Block as of the Closed Block Funding Date and has tracked cash flows for the Closed Block Business beginning as of the Closed Block Funding Date, the Closed Block does not become effective until the Plan Effective Time.



   9.2  Operation of the Closed Block.



   (a) After the Closed Block Funding Date, insurance and investment cash flows from operations of the Closed Block Business, the cash and other assets allocated to the Closed Block and, as described in the Closed Block Memorandum, all other assets acquired by or allocated to the Closed Block shall be received by or withdrawn from the Closed Block in accordance with the principles set forth in this Section 9.2(a).



      (i) With respect to insurance cash flows:



          (A) Cash premiums, cash repayments of policy loans and policy loan interest paid in cash on Closed Block Business, and amounts paid for reinstatement of Closed Block Policies into the Closed Block, shall be received by the Closed Block. Death, surrender, withdrawal and maturity benefits (including any interest allowed for delayed payment of benefits) paid in cash, policy loans taken in cash or other income benefits and dividends paid in cash on Closed Block Business shall be withdrawn from the Closed Block. Cash payments with respect to reinsurance on Closed Block Business shall be withdrawn from or received by the Closed Block as provided in Section V.H of the Closed Block Memorandum.



          (B) Cash shall be withdrawn from the Closed Block in the amount of State and local premium taxes (including franchise taxes to the extent measured solely by premiums) paid in cash on premiums received in respect of Closed Block Business and retaliatory taxes incurred on premiums received in respect of Closed Block Business in accordance with the tax allocation procedures described in Section V.E of the Closed Block Memorandum.



          (C) Cash payments shall be received by or withdrawn from the Closed Block for Federal income taxes in accordance with the tax sharing procedure described in Section VI of the Closed Block Memorandum.



          (D) No cash shall be withdrawn from the Closed Block with respect to expenses other than taxes, except as provided in this Section 9.2(a)(i) and Section 9.2(a)(ii).



          (E) With respect to increases in coverage (including unscheduled premiums) on Closed Block Business after the Closed Block Funding Date, cash shall be withdrawn from the Closed Block for funding adjustment charges in accordance with Section VII.A of the Closed Block Memorandum.



          (F) With respect to Closed Block Business issued after the Closed Block Funding Date, cash shall be withdrawn from the Closed Block for funding adjustment charges in accordance with Section VII.A of the Closed Block Memorandum.



          (G) With respect to death claims incurred prior to the Closed Block Funding Date but reported after the Closing Block Funding Date, cash shall be withdrawn from the Closed Block in accordance with Section VII.B of the Closed Block Memorandum. No cash shall be withdrawn from the Closed Block with respect to death claims incurred and reported prior to the Closed Block Funding Date, but not paid as of the Closed Block Funding Date.



          (H) With respect to Policy Credits provided pursuant to Article VIII for Policies included in the Closed Block, after the Plan Effective Date, the Company shall transfer to the Closed Block an amount of assets equal to the consideration distributed to such Policies as Policy Credits pursuant to Section 8.3(f).



          (I) No cash shall be withdrawn from the Closed Block with respect to damages or legal costs arising from any lawsuit, other than legal actions arising in connection with death claims actually or allegedly incurred after the Closed Block Funding Date and relating to Closed Block Business. If the Company is obligated to pay a premium or credit an enhancement on a Closed Block Policy after the Closed Block Funding Date in respect of any lawsuit, other than legal actions arising in connection with death claims actually or allegedly incurred after the Closed Block Funding Date and relating to Closed Block Business, then the Company will credit cash to the Closed Block to pay such premiums or to cover the cost of such enhancements.



      (ii) With respect to investment cash flows:



          (A) Investment cash flows from operations of the Closed Block Business shall be received by or withdrawn from the Closed Block.



          (B) Cash received on dispositions of investments shall be net of all reasonable and customary brokerage and other transaction expenses that are deducted in reporting gross proceeds of such sales in the Company's Annual Statement to the Department.



          (C) Cash paid for expenses in acquiring an investment shall be withdrawn from the Closed Block to the extent included in the cost of such investment in the Company's Annual Statement to the Department.



   (b) As of the Closed Block Funding Date, new investments acquired on behalf of the Closed Block shall be acquired in conformity with an investment guideline statement for the Closed Block that is approved by the Department and that is consistent with the Consolidated Investment Policy approved from time to time by the Investment Committee of the Board or its successor. Such investment guideline statement shall address, to the extent applicable, investment objectives, permissible asset class categories, permissible investments, qualitative and quantitative limits on the various classes of investments, valuation methodology, internal reporting, risk limits and performance factors and measurement. Assets in the Closed Block shall be managed in the aggregate to seek a high level of return consistent with the preservation of principal. The assets allocated to the Closed Block shall reflect the duration and risk characteristics consistent with the nature of the Closed Block and the investment objectives outlined in this Section 9.2(b).



   (c) (i) No assets shall be reallocated, exchanged or transferred between the Closed Block and any other portion of the Company's general account, any of the Company's separate accounts, or any affiliate of the Sponsor, except (A) in connection with the funding of the Closed Block, (B) as approved in writing by the Commissioner, or (C) pursuant to this Section 9.2(c)(i). To facilitate the management of the Closed Block cash flows, the Closed Block may participate in pooled short term investments in securities of unaffiliated third parties which investments are maintained by the Company on a basis no less favorable than any other portion of the Company's general account. Subject to compliance with
Section 9.2(c)(ii) of this Plan of Conversion, any other transfers, exchanges, investments, purchases or sales of assets between the Closed Block and any other portion of the Company's general account, any of the Company's separate accounts or any affiliate of Sponsor may be effected only if such transactions
(a) are executed primarily for the purpose of benefiting the Closed Block, (b) are consistent with the Closed Block investment policy statement and guidelines, (c) are executed at demonstrable fair market values, (d) do not exceed, in any calendar year, more than 10% of the statutory statement value of the invested assets of the Closed Block as of the beginning of that calendar year and (e) are in accordance with applicable Pennsylvania law. The Company shall annually prepare and file with the Department a schedule of all such transfers that individually or in a series of similar transactions are in excess of $100,000 in value.



   (ii) The Company shall not execute any reinsurance agreements affecting the Closed Block Business without the prior written approval of the Department. Notwithstanding, anything to the contrary contained herein, the Company shall not permit any transaction between the Closed Block and any portion of the Company's general account, or any of its separate accounts, or any affiliate of Sponsor, which, if entered into between the Company and any other member of a holding company system to which the Company was a party, would, pursuant to 40 P.S. (S) 991.1405(a)(2), be subject to the Department's prior notice and disapproval, without notifying the Department at least thirty (30) days prior to such transaction. The Department may disapprove in writing any such transaction during the thirty (30) day notice period. For purposes of this paragraph, in applying the percentages referred to in 40 P.S. 991.1405(a)(2), references to the "insurer's admitted assets" in that section shall be deemed to refer to admitted assets of the Closed Block.



   (d) No amounts shall be withdrawn from or received by the Closed Block for any taxes, including Federal, State, local or foreign taxes, resulting from the operations of the Company or any of its subsidiaries prior to the Closed Block Funding Date. No asset valuation reserve or interest maintenance reserve (other than interest maintenance reserve arising from the sale after the Closed Block Funding Date of assets allocated to the Closed Block) or any similar reserve, or any increases or decreases therein shall be charged or credited to the Closed Block. The Company may, however, consider potential investment defaults in apportioning dividends on Closed Block Business.



   (e) (i) Dividends on Closed Block Business shall be apportioned by the Board in accordance with applicable law and applicable standards of actuarial practice as promulgated by the Actuarial Standards Board or its successor with the objective of minimizing tontine effects and exhausting assets allocated to the Closed Block with the final payment under the last Policy or certificate contained in the Closed Block Business.

      (ii) Subject to the provisions of clause (i) of this subsection (e), dividends on Closed Block Business shall be apportioned, and shall be allocated among Policies and certificates in the Closed Block Business, so as to reflect the underlying experience of the Closed Block, and the degree to which the various classes of Closed Block Policies and certificates have contributed to such experience.



   (f) (i) The Company shall prepare, on an annual basis, an income statement and balance sheet for the Closed Block (the "Closed Block Financial Statements"). The Closed Block Financial Statements shall be filed annually with the Commissioner and shall be prepared in a manner consistent with the preparation of the financial statements of the Company submitted annually to the Department.



      (ii) Each of the Closed Block Financial Statements and a recommendation of the management of the Company as to dividends on Closed Block Business shall be reported annually to the Board.



      (iii) The Closed Block shall be subject to the internal and external audit processes established by the Company for its operations generally.



      (iv) The Company shall furnish the Department such further financial reports with respect to the Closed Block, reflecting such additional tests, as the Department may from time to time request.



      (v) The Company shall submit to the Commissioner by July 1 of the second calendar year following the calendar year of the Plan Effective Date and every three years thereafter a report, prepared in accordance with applicable actuarial standards, of an independent actuary, who shall be a member of the American Academy of Actuaries. The actuary shall opine whether the Company, in setting dividend scales for the Closed Block Business, has acted in accordance with the provisions of this Article IX.



   (g) The Company may, in accordance with applicable law and only with the prior written approval of the Department, cease to maintain the Closed Block, upon such terms and conditions as the Department may require, but the Closed Block Business (as then constituted) shall remain an obligation of the Company and dividends on such Closed Block Business shall be apportioned by the Board in accordance with the terms of the Policies and certificates included therein.



   (h) Except as provided in subsection (g) of this Section 9.2, none of the assets, including the revenue therefrom, allocated to the Closed Block or acquired by the Closed Block shall revert to the benefit of the shareholder of the Company.



   9.3 Guaranteed Benefits. All guaranteed benefits under Policies and certificates contained in the Closed Block shall remain general obligations of the Company and shall be paid by the Company in accordance with the terms of such Policies and certificates.



   9.4  Closed Block Assets as General Account Assets.   The assets allocated
to the Closed Block are the Company's assets and are subject to the same liabilities (in the same priority) as all assets in the Company's general account. Accordingly, in the event the Company is liquidated, assets in the Closed Block will be used to satisfy policyholder and general creditor claims of the Company generally, with no priority provided to Closed Block Policyholders.



   9.5  Dividends on Certain Policies Not Included in Closed Block.   The
Company shall maintain and continue the dividend scale in effect in 2001 for those supplementary contracts, annuity contracts, and health policies In Force on the Plan Effective Date for which the Company has dividend scales and for which dividends are due, paid or accrued during 2001 by action of the Board, unless or until the Company shall have obtained the prior approval of the Commissioner to change or discontinue such dividend scales. Changes in future dividends paid on riders attached to Policies that are not included in the Closed Block Business shall be identical to changes in future dividends on such riders issued on the same form that are attached to Policies that are included in the Closed Block Business. This Section 9.5 applies to any such riders issued prior to the Plan Effective Date that are attached to Policies issued by the Company that are In Force on the Plan Effective Date.



                       ARTICLE X:  ADDITIONAL PROVISIONS



   10.1  Officers, Directors and Employees.



   (a) A director, officer, agent or employee of the Company shall not receive, at any time (whether prior to, on or after the Plan Effective Date), any fee, commission or other valuable consideration, other than his or her regular salary and compensation, for aiding, promoting or assisting in the Conversion. This provision shall not be deemed to prohibit the payment of reasonable fees and compensation to attorneys at law, accountants and actuaries for services performed in the independent practice of their professions, even if the attorney, accountant or actuary is also a director or officer of the Company.

   (b) Individuals who are Executive Officers of the Company immediately prior to the Plan Effective Date or who were Executive Officers of the Company within three months prior to the Plan Effective Date or who were or are directors of the Company on the Plan Adoption Date or immediately prior to the Plan Effective Date, a spouse or other family member of any such Executive Officer or director residing in the same household as such Executive Officer or director, and any corporation, partnership, trust, association, joint venture, limited liability company, unincorporated organization, joint-stock company or similar organization of which any such Executive Officer or director is a controlling shareholder, partner, member, trustee or management official shall not, during the six month period immediately following the Closing Date, directly or indirectly acquire or offer to acquire, or sell, or offer to sell, in any manner, any shares of common stock of Sponsor, any security convertible (with or without consideration) into such common stock, or carrying any warrant, option or right to subscribe for or purchase or otherwise acquire such common stock, or any such warrant, option or right (including without limitation the vesting rights of "restricted stock"), of which he is or by such acquisition will be the Beneficial Owner, except for an acquisition (i) made pursuant to an employee benefit plan qualified under Section 401(a) or Section 403(a) of the Code established by Sponsor or the Company, the terms of which are disclosed to and reviewed by the Department, or (ii) made as an Eligible Member pursuant to this Plan of Conversion. For purposes of this paragraph, the term "Beneficial Owner" with respect to any security, includes any Person who directly or indirectly, through any contract, arrangement, relationship, understanding or otherwise, has, or within 60 days will have, sole or shared power to vote, or to direct the voting of, such security and/or the sole or shared power to dispose, or direct the disposition, of such security.



   10.2 No Preemptive Rights. No Member or other Person shall have any preemptive right to acquire Company Shares in connection with this Plan of Conversion.



   10.3 Notices. If the Company complies substantially and in good faith with the requirements of the Conversion Act or the terms of this Plan of Conversion with respect to the giving of any required notice, its failure in any case to give such notice to any Person or Persons entitled thereto shall not impair the validity of the actions and proceedings taken under the Conversion Act or this Plan of Conversion or entitle such Person to any injunctive or other equitable relief with respect thereto.



   10.4  Amendment or Withdrawal of Plan of Conversion.



   (a) At any time prior to approval of this Plan of Conversion by the Commissioner in accordance with applicable law, the Company may, by resolution approved by at least two-thirds of the Board, amend and restate or withdraw this Plan of Conversion (including the Exhibits), provided that with respect to an amendment and restatement, a copy of such amendment and restatement is submitted to the Commissioner. At any time following approval of this Plan of Conversion by the Commissioner and prior to the Plan Effective Date, the Company may, with prior written approval by the Department, amend and restate or withdraw this Plan of Conversion by a resolution in a form approved by the Department that is approved by at least two-thirds of the Board.



   (b) At any time following the Plan Effective Date, the Company may, with the prior written approval of the Department, amend and restate this Plan of Conversion by a resolution approved by at least two-thirds of the Board.



   (c) The amended and restated certificate of incorporation and amended and restated bylaws of the Company may be amended from time to time after the Plan Effective Date pursuant to applicable law.



   (d) Notwithstanding any modification of or amendment to this Plan of Conversion, including without limitation any Exhibit, the Adoption Date shall be and remain December 14, 2001. All such modifications and amendments shall relate back to and be considered to take effect as of such Adoption Date for purposes of this Plan of Conversion.



   10.5 Corrections. The Company, with the prior consent of the Department, may make such modifications as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in this Plan of Conversion.



   10.6 Costs and Expenses. All reasonable costs of the Company and those fees, expenses and costs attributable to the use of outside advisors, related to this Plan of Conversion, including the costs of the Pennsylvania Insurance Department and the New York State Insurance Department and consultants of the Pennsylvania Insurance Department and the New York State Insurance Department, shall be borne by the Company.



   10.7 Governing Law. The terms of this Plan of Conversion shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to such Commonwealth's principles of conflicts of laws.

   IN WITNESS WHEREOF, Provident Mutual Life Insurance Company, by authority of its Board, has caused this Amended and Restated Plan of Conversion to be duly executed this 1st day of August, 2002.



                                              PROVIDENT MUTUAL LIFE INSURANCE
                                                COMPANY

                                              By      /s/  ROBERT W. KLOSS
                                                  -----------------------------
                                                         Robert W. Kloss
                                                  Chairman, President and Chief
                                                        Executive Officer



Attest:




By      /s/  JOHN P. DUKE
    -------------------------
          John P. Duke
        Assistant General
      Counsel and Assistant
            Secretary

                    Provident Mutual Life Insurance Company
                               Exhibit A to the
                              Plan of Conversion

                         Agreement and Plan of Merger,
                          Dated as of August 7, 2001
                  (See Annex A to the Joint Proxy Statement/
              Prospectus contained in the Registration Statement)

                    Provident Mutual Life Insurance Company
                               Exhibit B to the
                              Plan of Conversion

                                    Form of
                             Amended and Restated
                         Articles of Incorporation of
                 Nationwide Life Insurance Company of America

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                 NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA

   WHEREAS, Nationwide Life Insurance Company of America ( the "Corporation") was incorporated as Provident Life and Trust Company of Philadelphia by Letters Patent duly granted pursuant to the act of March 22, 1865 (P.L. 555, No. 539), with power to write life insurance and grant annuities on the combined stock and mutual principle and to receive deposits and act as trustee, with certain other rights, powers, privileges and franchises conferred and imposed by specifically enumerated sections of the act of April 2, 1856 (P.L. 211, No.
236); and

   WHEREAS, the laws applicable to the Corporation were amended and supplemented by the acts of March 12, 1866 (P.L. 184, No. 156), February 18, 1869 (P.L. 194, No. 170), February 1, 1871 (P.L. 14, No. 17), and April 1, 1873
(P.L. 466, No. 488); and

   WHEREAS, on December 29, 1922 pursuant to a plan for acquisition of shares adopted under the act of April 20, 1921 (P.L. 175, No. 103) the name of the Corporation was changed to Provident Mutual Life Insurance Company of Philadelphia and the Corporation was converted into a mutual insurance company without power to receive deposits subject to the provisions of, and having the rights, privileges and powers of a mutual life insurance company incorporated under, The Insurance Company Law of 1921, act of May 17, 1921 (P.L. 682, No.
284); and

   WHEREAS, on June 19, 1991, the Corporation became subject to the Business Corporation Law of 1988 by reason of enactment of the act of December 19, 1990 (P.L. 834, No. 198), known as the GAA Amendments Act of 1990; and

   WHEREAS, in November, 1994, the name of the Corporation was changed to Provident Mutual Life Insurance Company; and

   WHEREAS, the Corporation is currently incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"); and

   WHEREAS, as of the date hereof, pursuant to the Plan of Conversion, dated as of December 14, 2001 and amended and restated on May 21, 2002, under the Insurance Company Mutual-to-Stock Conversion Act, as amended, codified at 40 Pa. Stat. Ann. (S)(S) 911-A -- 929-A (the "Plan of Conversion"), and pursuant to the Agreement and Plan of Merger, dated as of August 7, 2001, by and among the Corporation, Nationwide Financial Services, Inc. ("Nationwide"), and Eagle Acquisition Corporation, a wholly-owned subsidiary of Nationwide (the "Merger Agreement"), the Corporation is being converted from a mutual life insurance company into a stock life insurance company, the name of which is Nationwide Life Insurance Company of America, which will merge with Eagle Acquisition Corporation; and

   WHEREAS, the Plan of Conversion, the Merger Agreement and these Amended and Restated Articles of Incorporation have been unanimously approved and adopted by the Board of Directors of the Corporation and have been approved by the affirmative vote of at least two-thirds of the votes cast by eligible members of the Corporation voting on the Plan of Conversion, the Merger Agreement and these Amended and Restated Articles of Incorporation; and

   WHEREAS, these Amended and Restated Articles of Incorporation shall become effective on the effective date of the Plan of Conversion;

   NOW THEREFORE:

                                   ARTICLE I

   These Amended and Restated Articles of Incorporation amend and restate the Articles of Incorporation of the Corporation and supersede the original Articles of Incorporation of the Corporation and all previous amendments thereto and restatements thereof. The name of the Corporation is Nationwide Life Insurance Company of America. The registered office of the Corporation is
Nationwide Life Insurance Company of America, c/o [      ], a corporation which
is in the business of maintaining registered offices in this Commonwealth for
corporations or other associations. The registered office of [      ] shall be
deemed for venue and official publication purposes to be Chester County.


                                     B-B-1

                                  ARTICLE II

   The Corporation shall be authorized to engage in any lawful act or activity. The class of insurance for which the Corporation is constituted is Clauses (1) and (2) of Subdivision (a) of Section 202 of the act of May 17, 1921 (P.L. 682, No. 284), known as the Insurance Company Law of 1921, as amended, viz.:

   (a) To insure the lives of persons, and every insurance appertaining thereto; to grant and dispose of annuities; including variable life insurance contracts and variable annuity contracts under which values or payments or both vary in relation to the investment experience of the issuer or a separate account or accounts maintained by the issuer and to insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto, when written as part of a policy of life insurance;

   (b) To insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto.

   The Corporation has a surplus in lieu of guaranty capital exceeding $250,000 above its reinsurance reserve and all its other liabilities. The term of the Corporation is perpetual.

                                  ARTICLE III

   (1) The Corporation is a stock corporation incorporated under the provisions of the PBCL. The aggregate number of shares that the Corporation is authorized to issue is [____] shares of Common Stock [with a par value of one dollar ($1.00) per share, having an aggregate par value of [______] ($[___]).] Shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares, provided that such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.

   (2) No shareholder of the Corporation shall be entitled to exercise any right of cumulative voting.

                                  ARTICLE IV

   (1) To the fullest extent permitted by law, the Corporation shall indemnify any present, former or future director, officer, employee or agent of the Corporation or any person who may serve or have served at its request as a director, officer, employee, member, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise or association, against the reasonable expenses, including attorney's fees, actually incurred in connection with the defense of any threatened, pending or completed action, suit or other proceeding whether civil, criminal, administrative or investigative to which any of them is made a party because of service as a director, officer or employee of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise or association, or in connection with any appeal therein, and against any amounts paid by such director, officer or employee in settlement of, or in satisfaction of a judgment, penalty, damage, settlement amount, excise tax assessed with respect to an employee benefit plan or fine in any such action, suit or other proceeding including one by or in the right of the Corporation, a class of shareholders or otherwise; except expenses incurred in the defense of or amounts paid in connection with any action, suit or other proceeding where the act or failure to act that gives rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness by such director, officer, employee or agent in the performance of his or her duty. The termination of any such action, suit or other proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption of willful misconduct or recklessness.

   (2) The Corporation is authorized to provide indemnification of agents for breach of duty to the Corporation and its shareholders through by-law provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 1743 of the PBCL, provided that any such excess indemnification involving a breach of duty to the Corporation and its shareholders shall be subject to the limitations set forth in Section 1746(b) of the PBCL.

   (3) Notwithstanding the provisions of this Article IV, the Corporation shall not indemnify a director, officer or employee for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of directors in office.


                                     B-B-2

                                   ARTICLE V

   The power to alter, amend or repeal the Corporation's By-Laws shall be vested in the Board of Directors, subject to the power of the shareholders to change such action.

                                  ARTICLE VI

   (1) These articles may be amended from time to time in any manner which may now or hereafter be permitted by the PBCL at any annual or special meeting of the shareholders by an affirmative vote of two-thirds of the shareholders present in person or by proxy at any annual meeting of shareholders or at a special meeting of shareholders called for that purpose, provided that such amendment shall be approved by the Pennsylvania Insurance Department if and to the extent such approval is required by applicable law.

   (2) The shareholders of the Corporation shall not be entitled to petition or otherwise to propose an amendment to these articles.

                                     B-B-3

                    Provident Mutual Life Insurance Company


                               Exhibit C to the


                              Plan of Conversion



                         Form of Amended and Restated


                                  By-Laws of


                 Nationwide Life Insurance Company of America


                      As Adopted on [            ], 2002

                 NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA


                                    BY-LAWS



                               Table of Contents



                                                                                        Page
                                                                                        ----
ARTICLE I          SHAREHOLDERS' MEETINGS..............................................  1
   Section 1.01.   Regular and Special Meetings........................................  1
   Section 1.02.   Consent to Shareholders' Meetings                                     1
   Section 1.03.   Quorum..............................................................  1
   Section 1.04.   Proxies.............................................................  1
   Section 1.05.   Conduct of Meeting..................................................  1
   Section 1.06.   Action without a Meeting............................................  1

ARTICLE II         DIRECTORS...........................................................  2
   Section 2.01.   Number and Election of Directors....................................  2
   Section 2.02.   Meetings of the Board of Directors..................................  2
   Section 2.03.   Chairperson of Meetings.............................................  2
   Section 2.04.   Powers of Directors.................................................  2
   Section 2.05.   Action by Telephonic Communications.................................  2
   Section 2.06.   Action Without a Meeting............................................  2
   Section 2.07.   Compensation........................................................  2
   Section 2.08.   Reliance on Accounts and Reports, etc...............................  2

ARTICLE III        OFFICERS............................................................  3
   Section 3.01.   Officers............................................................  3
   Section 3.02.   Time of Holding Office..............................................  3
   Section 3.03.   Chief Executive Officer.............................................  3
   Section 3.04.   Removal and Resignation; Vacancies..................................  3

ARTICLE IV         COMMITTEES OF THE BOARD.............................................  3
   Section 4.01.   Committees..........................................................  3
   Section 4.02.   Action by Telephonic Communications.................................  4

ARTICLE V          CAPITAL STOCK.......................................................  4
   Section 5.01.   Certificates of Stock, Uncertificated Shares........................  4
   Section 5.02.   Signatures; Facsimile...............................................  4
   Section 5.03.   Lost, Stolen or Destroyed Certificates..............................  4
   Section 5.04.   Transfer of Stock...................................................  4
   Section 5.05.   Registered Stockholders.............................................  4

ARTICLE VI         DEPOSITS OF MONEY...................................................  4
   Section 6.01.   Uninvested Money....................................................  4
   Section 6.02.   Withdrawal of Deposits..............................................  5

ARTICLE VII        CONTRACTS OF INSURANCE AND ANNUITIES................................  5
   Section 7.01.   Execution of Contracts of Insurance and Annuities...................  5

ARTICLE VIII       OTHER CONTRACTS, TRANSFERS AND CONVEYANCES..........................  5
   Section 8.01.   Execution of Contracts, Transfers, Conveyances and Other Instruments  5
   Section 8.02.   Other Designees.....................................................  5
   Section 8.03.   Corporate Seal......................................................  5

ARTICLE IX         INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS............  5
   Section 9.01.   Indemnification.....................................................  5
   Section 9.02.   Non-exclusivity and Supplementary Coverage..........................  6
   Section 9.03.   Payment of Indemnification..........................................  6
   Section 9.04.   Payment of Expenses.................................................  6
   Section 9.05.   Proceedings Initiated by a Director, Officer and Other Persons......  6

ARTICLE X          LIMITATION ON LIABILITIES OF DIRECTORS..............................  6
   Section 10.01.  Limitation of Liability.............................................  6
   Section 10.02.  Exclusions..........................................................  6
   Section 10.03.  Standard of Care....................................................  6
   Section 10.04.  Factors that May be Considered......................................  7
   Section 10.05.  Presumption of Good Faith...........................................  7

ARTICLE XI         AMENDMENTS TO BY-LAWS...............................................  7
   Section 11.01.  Amendments..........................................................  7

                 NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA



                                    BY-LAWS



                      As adopted on [            ], 2002



                                   ARTICLE I



                            SHAREHOLDERS' MEETINGS



   Section 1.01. Regular and Special Meetings. The annual meeting of the shareholders shall be held on the date and place designated by the Board of Directors, and if no such date is designated, the first Thursday of June in each year at such place, and at such hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting. When the meeting date shall fall on a legal holiday, the annual meeting shall be held on the next succeeding business day or on such other date as may be fixed by the Board of Directors. Special meetings may be called by the Board of Directors. Shareholders may participate in a meeting by means of conference telephone or other electronic means, including, without limitation, the Internet.



   Section 1.02. Consent to Shareholders' Meetings. The transactions of any meeting of shareholders, however called and noticed, shall be valid as though had at a meeting duly held after regular call and notice if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the shareholders entitled to vote, not present in person or by proxy, signs a written waiver of notice, or a consent to the holding of such a meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the Corporation's records or made a part of the minutes of the meeting. Any action which may be taken at a meeting of the shareholders, may be taken without a meeting (a) if, prior or subsequent to the action, a consent or consents thereto by all of the shareholders who would be entitled to vote at a meeting for such purpose shall be filed with the Secretary; or (b) upon the consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting, which consents shall be filed with the Secretary. Such an action made by a writing pursuant to part (b) of the immediately previous sentence shall not become effective until after at least ten days' notice of the action has been given to each shareholder entitled to vote thereon who has not consented thereto.



   Section 1.03. Quorum. Except as otherwise provided by law or the Corporation's Articles of Incorporation, a quorum for the transaction of business at any meeting of shareholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any shareholder.



   Section 1.04. Proxies. Every shareholder entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such shareholder or his or her duly authorized agent and filed with the secretary of the Corporation. A stockholder may revoke any revocable proxy by attending the meeting and voting in person or by filing another duly executed proxy bearing a later date with the secretary of the Corporation. Any proxy duly executed is not revoked, and continues in full force and effect, until an instrument revoking it, or a duly executed proxy bearing a later date, is filed with the secretary.



   Section 1.05. Conduct of Meeting. The Chairperson of the Board shall preside as chairperson at all meetings of the shareholders. The Chairperson shall conduct each such meeting in a businesslike and fair manner, but shall not be obligated to follow any technical, formal or parliamentary rules or principles of procedure. The Chairperson's rulings on procedural matters shall be conclusive and binding on all shareholders unless at the time of a ruling a request for a vote is made to the shareholders entitled to vote and which are represented in person or by proxy at the meeting, in which case the decision of a majority of such shareholders shall be conclusive and binding. Without limiting the generality of the foregoing, the Chairperson shall have all the powers usually vested in the chairperson of a meeting of shareholders.



   Section 1.06. Action without a Meeting. Any action which may be taken by the shareholders at a meeting of the shareholders may, in lieu thereof, be taken by written consent of all of the shareholders of record entitled to vote thereon. The record date for any action by written consent of a sole shareholder of record shall be the date that such written consent is filed with the secretary of the corporation.


                                     B-C-1

                                  ARTICLE II



                                   DIRECTORS



   Section 2.01. Number and Election of Directors. The Board of Directors shall consist of such number of Directors, not fewer than seven nor more than twenty-one, as the Board shall from time to time determine. Two-thirds of the directors of the Corporation shall be citizens of the United States. The term of office for each Director shall be one year and until a successor has been selected and qualified or the earlier of a Director's death, resignation or removal. In the case of any vacancy as a result of an increase in the number of Directors, or as a result of a Director's death, resignation or removal, the remaining members of the Board though less than a quorum or by a sole remaining director may elect a new member to hold office for the unexpired term of the vacancy which exists.



   No Director may be elected to a term commencing on or after his or her attainment of age 70.



   Not less than one-third of the Directors shall be persons who are not officers or employees of the Corporation or of any entity controlling, controlled by or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such affiliated entity. At least one such person must be included in any quorum for the transaction of business at any meeting of the Board of Directors. The foregoing provisions of this paragraph shall not apply if the person controlling the Corporation is an insurer or a publicly held corporation having a board of directors which meets the requirements of the foregoing provisions.



   Section 2.02. Meetings of the Board of Directors. Regular meetings of the Board of Directors shall be held at such times as the Board shall direct. There shall be at least one such regular meeting in each calendar year. Notice of such meeting need not be given. Such regular meetings shall be held at such locations as the Board shall designate from time to time. When the time fixed for any regular meeting shall fall on a legal holiday, the meeting shall be held on the next succeeding business day, unless otherwise ordered by the Board.



   Special meetings may be called at any time by the Chairperson of the Board or the President, and shall be called on request of any two Directors.



   The Secretary shall notify the Directors of all meetings of the Board, specifying in the case of special meetings the subject to be acted upon.



   A majority of the Board of Directors shall constitute a quorum.



   Section 2.03. Chairperson of Meetings. The Chairperson of the Board, if one has been elected by the Board, shall preside at meetings of the Board. If no Chairperson of the Board has been elected, or in his absence, the President or Chief Executive Officer shall preside at meetings of the Board.



   Section 2.04. Powers of Directors. The Board of Directors shall have power to adopt such measures and to prescribe from time to time such rules and regulations for the management of the Corporation as the Board shall deem proper. When no Chairperson of the Board is serving as an officer of the Corporation as provided in Article III below, the Board may elect one of its members as honorary Board Chairperson who shall not be an officer of the Corporation and shall have no duties or responsibilities as such.



   Section 2.05. Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.



   Section 2.06. Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Directors may be taken without a meeting, if, prior or subsequent to the action, a consent or consents thereto by all of the Directors in office is filed with the Secretary.



   Section 2.07. Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for his or her services as such shall be fixed from time to time by resolution of the Board of Directors.



   Section 2.08. Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees whom the Director or member reasonably believes to be reliable and competent in the matters presented, or Committees designated by the Board of Directors upon which such Director or


                                     B-C-2
member does not serve as to matters within the Committees' designated authority, which Committees the director or member reasonably believes to merit confidence, or by any other person as to the matters the Director or member reasonably believes to be within the professional or expert competence of such person.



                                  ARTICLE III



                                   OFFICERS



   Section 3.01. Officers. The officers of the Corporation may include a Chairperson of the Board, and shall consist of a Chief Executive Officer, President, one or more Vice Presidents, an Actuary, a General Counsel, a Treasurer, one or more Assistant Treasurers, a Secretary and one or more Assistant Secretaries, and such other officers as the Board of Directors shall deem necessary or desirable. The President, Secretary and Treasurer shall be natural persons of full age. Except for the person holding the office of Treasurer, who may also hold either the office of the President or the office of the Secretary of the Corporation but may not hold all three such offices, any number of offices may be held by the same person. The President shall be a director of the Corporation.



   Section 3.02. Time of Holding Office. All officers shall be elected annually by the Board of Directors and shall hold their offices at the pleasure of the Board.



   Section 3.03. Chief Executive Officer. The Chief Executive Officer shall be the Chairperson of the Board or the President as the Board may from time to time designate. Under the direction of the Board, he shall exercise a general supervision and control of all the affairs of the Corporation. The work of all other officers and employees of the Corporation shall at all times be subject to his control and direction. He shall be ex-officio a member of all Committees of the Board unless otherwise directed herein or by the Board.



   Section 3.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering notice of resignation, either in writing signed by such officer or by electronic transmission, to the Board of Directors or the President. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof by the Corporation. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.



                                  ARTICLE IV



                            COMMITTEES OF THE BOARD



   Section 4.01. Committees. The Board may create by resolution or written action such Committees as the Board may determine from time to time to be necessary or desirable for the conduct of the Corporation's affairs.



   Unless otherwise specified, the following shall apply to all Committees of the Board: a Committee shall consist of at least three members, all of whom shall be Directors of the Corporation, and all members shall be appointed annually by the Board; all regular meetings shall be held at such times and places as the Committee may determine; at all meetings, the presence of at least a majority of a Committee shall be necessary to constitute a quorum, and all actions taken by a Committee shall be by the affirmative vote of a majority of the members present; and all actions taken by the Committee shall be reported to the Board. The Board may delegate to such Committees, by resolution, such of its authority as it shall determine from time to time.



   Not less than one-third of the members of each committee of the Board of Directors shall be persons who are not officers or employees of the Corporation or of any entity controlling, controlled by or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such affiliated entity. At least one such person must be included in any quorum for the transaction of business at any meeting of such committee. In addition, the Board of Directors shall establish one or more committees comprised solely of directors who are not officers or employees of the Corporation or of any entity controlling, controlled by or under common control with the Corporation and who are not beneficial owners of a controlling interest in the voting stock of the Corporation or any such entity. Such committee or committees shall have responsibility for recommending the selection of independent certified public accountants, reviewing the Corporation's financial condition, the scope and results of the independent audit and any internal audit, nominating candidates for director for election by shareholders, evaluating the performance of officers deemed to be principal officers of the Corporation and recommending to the Board of Directors the selection and compensation of the principal officers. The foregoing provisions of this paragraph shall not apply if the person controlling the Corporation is an insurer or a publicly held corporation having committees of the board of directors which meet the requirements of the foregoing provisions.


                                     B-C-3

   Section 4.02. Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.



                                   ARTICLE V



                                 CAPITAL STOCK



   Section 5.01. Certificates of Stock, Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation, by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Articles of Incorporation and these By-Laws.



   Section 5.02. Signatures; Facsimile. All signatures on the certificate referred to in Section 5.01 of these By-Laws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.



   Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.



   Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Section 1528 of the Pennsylvania Business Corporation Law of 1988, as amended. Subject to the provisions of the Articles of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.



   Section 5.05. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.



                                  ARTICLE VI



                               DEPOSITS OF MONEY



   Section 6.01. Uninvested Money. All uninvested money, except such amounts as may be needed for current use, shall be deposited in the name of the Corporation in such depositories as the Board of Directors may designate from time to time.


                                     B-C-4

   Section 6.02. Withdrawal of Deposits. No money shall be withdrawn from the depositories authorized under the preceding section, except by check, draft or other authorization signed by any one of the following officers: the President, the Chief Executive Officer, a Vice President, an Assistant Vice President, a Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, unless special authority be given therefor by resolution of the Board of Directors.



                                  ARTICLE VII



                     CONTRACTS OF INSURANCE AND ANNUITIES



   Section 7.01. Execution of Contracts of Insurance and Annuities. All contracts for insurance and for annuities, all permits and other instruments subsidiary thereto, and all endorsements and impression stamps thereon, shall be signed by the President, the Chief Executive Officer, a Vice President, or the Treasurer, or such other officers as the Board may by resolution designate, or signed with the facsimile signature of one of the aforementioned officers engraved, lithographed or impressioned thereon, and, if required, attested or countersigned by the actual signature of any one of the following officers: the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer, the Chief Actuary, an Associate Actuary, an Assistant Actuary, the General Counsel, an Assistant General Counsel, an Associate Counsel, an Assistant Counsel, a Registrar, or an Assistant Registrar.



                                 ARTICLE VIII



                  OTHER CONTRACTS, TRANSFERS AND CONVEYANCES



   Section 8.01. Execution of Contracts, Transfers, Conveyances and Other Instruments. The President, the Chief Executive Officer, a Vice President, the Treasurer, the Secretary or such other officers as the Board may by resolution designate, is hereby authorized and empowered:



      (a) to assign or transfer, either in person or by attorney, all loans of the United States of America, the Commonwealth of Pennsylvania, the City of Philadelphia, or of any other Government, State, County, Municipality, or Governmental Unit or Agency, and all other bonds, notes, loans, stocks, or other securities registered in the name of the Corporation;



      (b) to execute all transfers, conveyances and leases of real estate, assignments of mortgages, extensions of mortgages, releases of mortgages, letters of attorney to satisfy mortgages of record, assignments and extinguishments of ground rents, and generally all instruments touching upon or affecting the title of real estate held or owned by the Corporation, the authority to execute all of the foregoing hereby being conferred upon said officers as fully, amply and entirely and with the same and like force and effect as if a special Resolution of the Board of Directors were adopted in each case; and



      (c) to execute all other contracts or instruments in connection with the business of the Corporation, other than contracts of Insurance and Annuities provided for under Article VII.



   Section 8.02. Other Designees. In addition to the officers authorized and empowered to perform all of the acts referred to in the preceding section, the Board may from time to time by resolution authorize and empower other designated officers to perform all or any of such acts.



   Section 8.03. Corporate Seal. Whenever circumstances require that the corporate seal of the Corporation be affixed to a contract or other instrument, said contract or other instrument shall be signed by an authorized officer as provided in Section 7.01, and may be attested by the President, a Vice President, the Chairperson of the Board, the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer, or an Actuary.



                                  ARTICLE IX



           INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS



   Section 9.01. Indemnification. The Corporation shall indemnify any present, former or future Director, officer, employee or agent of the Corporation or any person who may serve or have served at its request as a Director, officer, employee, member, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise or association, to the extent provided in the Corporation's Articles of Incorporation.


                                     B-C-5

   Section 9.02. Non-exclusivity and Supplementary Coverage. The indemnification and advancement of expenses provided for in this Article IX and the Corporation's Articles of Incorporation shall not be deemed exclusive of any other rights to which those persons seeking indemnification and advancement of expenses may be entitled under any By-Law, agreement, vote of the shareholders or disinterested Directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding that office, and shall continue as to a person who has ceased to be a Director, officer or employee and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person; provided, however that indemnification pursuant to this Article IX and the Articles of Incorporation shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The Corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or ensure in any manner its indemnification obligations.



   Section 9.03. Payment of Indemnification. An indemnified Director, officer or employee shall be entitled to indemnification within thirty days after a determination that such Director, officer or employee is so entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise as permitted under Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended, or any successor provision.



   Section 9.04. Payment of Expenses. Expenses incurred by a Director, officer or employee in defending any such action, suit or other proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that said Director, officer or employee is not entitled to be indemnified by the Corporation. Advancement of expenses shall be authorized by the Board of Directors.



   Section 9.05. Proceedings Initiated by a Director, Officer and Other Persons. Notwithstanding the provisions of Sections 9.01 and 9.02, the Corporation shall not indemnify a Director, officer or employee for any liability incurred in an action, suit or proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of Directors in office.



                                   ARTICLE X



                    LIMITATION ON LIABILITIES OF DIRECTORS



   Section 10.01. Limitation of Liability. A Director of the Corporation shall not be liable as such, to the Corporation or shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan arising from any action taken or any failure to take any action) unless:



      (a) the Director has breached or failed to perform the duties of his or her office under Chapter 17: Subchapter B (relating to fiduciary duty) of Title 15 of Pennsylvania Consolidated Statutes Annotated; and



      (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.



   Section 10.02. Exclusions. The provisions of section 10.1 above shall not apply to:



      (a) the responsibility or liability of a Director pursuant to any criminal statute; or



      (b) the liability of a Director for the payment of taxes pursuant to local, state or Federal law.



   Section 10.03. Standard of Care. A Director of the Corporation shall stand in a fiduciary relation to the Corporation and shall perform his or her duties as a Director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his or her duties, a Director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (i) one or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented; (ii) counsel, public accountants or other persons as to matters which the Director reasonably believes to be within the professional or expert competence of such persons; or (iii) a committee of the Board of Directors upon which he or she does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the Director reasonably believes to merit confidence. A Director shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause his or her reliance to be unwarranted.


                                     B-C-6

   Section 10.04. Factors that May be Considered. In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual Directors may, in considering the best interests of the Corporation, consider, to the extent they deem appropriate, all factors permitted by law.



   Section 10.05. Presumption of Good Faith. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a Director or any failure to take any action shall be presumed to be in the best interests of the Corporation.



                                  ARTICLE XI



                             AMENDMENTS TO BY-LAWS



   Section 11.01. Amendments. The By-Laws of the Corporation may be changed, altered and amended from time to time by action of the Board of Directors, subject to the power of the shareholders to change such action. The notice of the Board of Directors' meeting at which the By-Law is to be finally passed upon shall contain a statement that such action is to be taken.


                                     B-C-7

                    Provident Mutual Life Insurance Company
                               Exhibit D to the
                              Plan of Conversion

                            Actuarial Contribution
                         Principles and Methodologies

Overview

   This Actuarial Contribution Principles and Methodologies Exhibit describes the principles and methods by which the Actuarial Contribution ("AC") of Eligible Policies of Provident Mutual Life Insurance Company ("Provident" or the "Company") will be calculated, as required by Section 8.2 of the Plan of Conversion (the "Plan"). Exhibit F to the Plan contains the Actuarial Contribution Memorandum, which describes the assumptions and methodologies for calculating the Actuarial Contributions.

   Unless otherwise specified, terms defined in the Plan have the same meaning herein.

Principles

   For each Eligible Member, the amount of consideration will be based on an allocation of notional Company Shares. As described in Section 8.3 of the Plan, these allocated notional Company Shares will be converted to Sponsor Shares, cash, or policy credits for the actual distribution to Eligible Members. Each Eligible Member, regardless of the number or size of Policies owned by such Eligible Member in the same capacity, will be allocated a fixed component of consideration in Allocable Company Shares equal to the quotient of (A) 20% of the Allocable Company Shares divided by (B) the total number of Eligible Members, provided that any resulting fractional number of notional Company Shares shall be rounded to the nearest whole number of Company Shares. In addition, a variable component of consideration will be allocated in respect of the Eligible Policies of which the Eligible Member is the Owner on the Adoption Date (though such variable component may equal zero allocated shares with respect to an individual Eligible Policy).

   As described in Section 8.2 of the Plan, the Aggregate Variable Component shall be allocated to Eligible Members for their Eligible Policies by multiplying the Variable Equity Share for each Eligible Member by the number of Allocable Company Shares constituting the Aggregate Variable Component. The Variable Equity Share for each Eligible Member shall be equal to the sum of the ACs of all of that Eligible Member's Eligible Policies divided by the sum of the ACs of all Eligible Policies. However, for purposes of this allocation, any negative AC for an Eligible Policy will be adjusted by setting it to zero.

   The objective of the AC calculation is to estimate the contributions to the Company's statutory surplus and asset valuation reserve (the sum of which is referred to as "surplus") made by each Eligible Policy. The AC of a particular policy is the accumulated contribution that policy is estimated to have made in the past to the Company's surplus ("past contribution") plus the present value of the contribution that the same policy is expected to make in the future ("future contribution"), with values as of December 31, 2000, which is defined as the "AC Date." If the Eligible Policy was issued after the AC Date but before the Adoption Date, the AC will be calculated as the present value as of the AC Date of such Eligible Policy's expected future contribution to the surplus of the Company.

   For Eligible Policies that were originally issued by Continental American Life Insurance Company ("CALIC"), a stock company which simultaneously mutualized and merged into Provident, past contributions will be calculated beginning on the date the policy was originally issued by CALIC. For Eligible Policies that were originally issued by Covenant Life Insurance Company ("Covenant"), a mutual company which merged into Provident, past contributions will be calculated beginning on the date the policy was originally issued by Covenant.

Basic Methodology Used in Development of Actuarial Contributions

   Provident will classify each Eligible Policy into one of the following product lines (each, a "Product Line"): (i) individual life insurance, (ii) individual annuities / supplementary contracts, (iii) group annuities, and
(iv) individual and group health insurance.

   Within each Product Line, Eligible Policies will be further divided into classes of Eligible Policies that are reasonably homogeneous with regard to their experience and risk characteristics. As an initial step, Product Lines have been subcategorized both by (i) major product groupings (e.g., for individual life, major product groupings include traditional life and universal life/variable universal life) as well as by (ii) major grouping based on how the contract was issued (e.g., issued by Provident, issued by Covenant, or issued by CALIC). Within these subcategories, the classes of Eligible Policies are determined primarily by the following, as appropriate given materiality considerations and based upon the way the classes of Eligible Policies are managed: (i) insurance plan (for example, whole life), issue year, issue age, and dividend class for individual life insurance; (ii) issue year and plan type for individual annuities and supplementary contracts, (iii) contract for group annuities, and (iv) issue year and plan type for individual and group health insurance. For most business other than group annuity contracts, where calculations will be performed on a contract specific basis, interpolation and extrapolation methods will be used to develop results for each policy based on model cell calculations for the corresponding class of Eligible Policies.

                                     B-D-1

   Premiums, benefits, expenses, investment income, federal income taxes and dividends are reflected in both the past and future AC calculations.

   Input to historical calculations will be based on a combination of published financial reports, detailed historical experience, and estimates derived from more recent experience applied to prior years. The past contribution calculations will include a charge for past mortality and morbidity based on experience for each class of Eligible Policies, but will not reflect any gain or loss on surrender or lapse on other policies in the same class which are no longer in force. In determining past contributions, payments to policyholders and other costs associated with the settlement of two recent class-action lawsuits (in which Provident denied all allegations but settled in order to avoid lengthy, time-consuming and costly litigation) will be regarded as general corporate costs and will not be treated as deductions in calculating contributions to surplus for any Eligible Policy.

   The future contribution calculations will be based on assumptions set for various classes of Eligible Policies for mortality, morbidity, persistency, expenses, investment income, federal income taxes and other actuarial factors. For the Closed Block Business, prospective assumptions will be consistent with those used to develop closed block funding with the exception of expenses, for which assumptions will be based on recent experience because no expenses (other than premium taxes and federal income taxes) will be charged to the Closed Block.

   Assumptions will be derived in such a way that they are consistent across Product Lines, as well as for classes of Eligible Policies within a Product Line. Consistency of assumptions is an important objective since the sole use of the AC calculations will be to allocate value to a given policy relative to all other policies. The basis for assumptions and methodologies, including those for policy riders and other supplemental product features, will reflect the way the classes of Eligible Policies were managed historically as well as the way they are currently managed.

   The information required for all of these calculations comes from a variety of proprietary files and reports including policy records maintained in electronic media, internal analyses and memoranda and also from public documents such as annual statements.

   Policy level data and aggregate data were used where available and credible. To the extent that data were not available or were not credible for certain periods of time, reasonable approximations were made to fill in either the missing data or the results of certain interim calculations using such data.

                                     B-D-2

                    Provident Mutual Life Insurance Company


                               Exhibit E to the
                              Plan of Conversion



                            Closed Block Memorandum

I.  INTRODUCTION

   The objective of the Closed Block is to provide reasonable assurance to owners of policies and certificates included in the Closed Block Business that, after the Plan Effective Date, assets will be available to provide for the continuation of dividend scales in effect for 2001 if the experience underlying such scales continues, and for appropriate adjustments in such dividend scales if experience changes. This Closed Block Memorandum sets forth how Provident Mutual Life Insurance Company ("Provident" or the "Company") seeks to meet that objective in its funding of the Closed Block and how the Closed Block will actually operate with respect to certain charges to be assessed against the Closed Block in the future. Article IX of the Plan of Conversion (the "Plan") describes, in general, how the dividends shall be apportioned after the Plan Effective Date.

   Unless otherwise specified, terms defined in the Plan have the same meaning herein.

   Provident is a mutual life insurance company domiciled in the Commonwealth of Pennsylvania. In 1993, Provident merged with Continental American Life Insurance Company ("CALIC"), a former stock subsidiary of Provident that converted to a mutual company immediately prior to merging into Provident. In 1994, Covenant Life Insurance Company ("Covenant"), a mutual life insurance company, merged into Provident. At the time of each of these mergers, Provident agreed to maintain, for a certain period of time, separate experience for the CALIC block, the Covenant block, and all other Provident business (hereinafter referred to as the "PMLIC block"), for the purpose of distributing surplus to policyholders. Provident currently maintains separate dividend scales for the PMLIC block, the CALIC block and the Covenant block based on the separate experience of each block. In light of these commitments, Provident will develop funding separately for the PMLIC block, the CALIC block, and the Covenant block.

   This Memorandum sets forth the following with respect to the Closed Block:

     II. Basis for Determining Closed Block Funding

    III. Liability Assumptions Used in Determining Closed Block Funding

     IV. Asset Assumptions Used in Determining Closed Block Funding

     V. Basis for Charging Expenses and Taxes Other Than Federal Income Taxes to the Closed Block after the Closed Block Is Established.

     VI. Basis for Charging Federal Income Taxes to the Closed Block after the Closed Block Is Established.

    VII. Basis for Adjusting Closed Block Funding for Changes in Closed Block In Force Policies

                                     B-E-1

II.  BASIS FOR DETERMINING CLOSED BLOCK FUNDING

   The calculation of Closed Block funding results in an amount of initial assets that produces cash flows which, together with anticipated revenues from Closed Block Business, is reasonably expected to be sufficient to provide for
(a) payment of policy benefits, specified expenses and taxes and (b) the continuation of dividends throughout the life of the policies included in the Closed Block based upon the dividend scales payable for 2001, if the experience underlying such dividend scales (including the portfolio interest rates) continues.

   The amount of initial Closed Block assets is determined based on assets and liabilities as of December 31, 2000. The specific selection and allocation of assets, as well as determination of the final amount of initial assets, is made as of the Closed Block Funding Date. The Closed Block Funding Date, September 30, 2001, is the date on which the accounting processes begin to track all Closed Block cash flows. Because the calculation of the final amount of initial assets cannot be completed until several months after the Closed Block Funding Date, the Closed Block begins operations based on a provisional amount of assets. The process is discussed below.

A.  Provisional Closed Block Funding Based on December 31, 2000 Data

   Provident developed a model of the liabilities and assets present on December 31, 2000 to estimate the assets needed on the Closed Block Funding Date. This earlier projection model was used to estimate the assets needed to allow the accounting of closed block operations to begin on the Closed Block Funding Date. This process identified an approximate amount of initial assets needed to fund the Closed Block.

   Using this model, the assets needed to fund the Closed Block as if it had been established as of December 31, 2000 were determined, and the ratio of needed assets to liabilities as of the same date was also determined. That ratio was applied to the estimated liabilities as of the Closed Block Funding Date to calculate the estimated needed assets as of the Closed Block Funding Date. This amount of assets is referred to as the provisional initial assets.

   Based on the model as of December 31, 2000 and the calculations described above, Provident established a provisional funding of the Closed Block as of the Closed Block Funding Date. The provisional Closed Block funding consists of all policy loans and due and deferred premium assets on the Closed Block policies in force, plus bonds and certain other assets owned by Provident on the Closed Block Funding Date, which have similar characteristics to those used in the December 31, 2000 funding model.

B.  Final Closed Block Funding

   As soon after the Closed Block Funding Date as possible, using a model based on the business and assets present on the Closed Block Funding Date, Provident will calculate the assets needed to fund the Closed Block to complete its establishment as of the Closed Block Funding Date. The actual initial assets will be determined using a new model reflecting the actual insurance business in force and actual assets owned by Provident and available to fund the Closed Block. If there is a shortfall of the provisional funding below the actual initial assets needed, additional assets will be identified and allocated from the balance of Provident's general account (the "open block"), with interest, to complete the funding. If there is an excess of the provisional funding over the actual initial assets needed, assets will be transferred from the Closed Block to the open block, with interest, to complete the funding.

C.  Closed Block Model

   Provident will calculate the actual assets needed to fund the Closed Block as of the Closed Block Funding Date, by:

    1. building a model that projects all insurance cash flows from the liabilities included in the Closed Block as of the Closed Block Funding Date (including interest on and increases in, policy loans);

    2. selecting a provisional set of initial assets that approximately funds the Closed Block; and

    3. projecting the cash flows on these assets, together with assets purchased by reinvested cash until the Closed Block liabilities all expire, terminate, or otherwise mature.

   Steps 2 and 3 are repeated iteratively, testing different amounts of assets to be added or to be removed from the provisional assets, until the value of assets remaining after the last policy has expired, terminated or otherwise matured is approximately zero. This calculation is done separately for the PMLIC block, the CALIC block, and the Covenant block.

                                     B-E-2

   The following describes the three steps for determining the final funding of the Closed Block.

   1.  Insurance Cash Flows.

   A description of the policies to be included in the Closed Block is included in the definition of Closed Block Business in the Plan. Detailed cell-based actuarial models are created for the majority of policies in the Closed Block Business. For other Closed Block liabilities, alternative funding methods are used, as described later in this memorandum.

   The model of Provident's Closed Block Business is developed from Provident's policy records. Separate models are developed for three segments of traditional life business: (1) PMLIC block; (2) CALIC block, and (3) Covenant block. The primary cell-based models consist of several thousand model cells, defined by plan, rate book, valuation basis, sex, underwriting basis, issue year and issue age. These models also provide for paid up additions, dividend accumulations, and some one year term ("OYT").

   The liability model for inforce business is designed to generate pre Federal Income Tax insurance cash flows as follows:

    a. Cash premiums, plus policy loan interest paid in cash, plus dividends applied to dividend accumulation, to purchase additional paid-up insurance, to purchase additional one-year term insurance, and to reduce premiums, minus

    b. Benefits paid in cash, and all policyholder dividends, minus

    c. State and local premium taxes, and minus

    d. The cash increase in (or, plus the cash repayment of) policy loans.

   Certain aspects of these items are commented on below.

    a. Premiums are assumed to be received on a modal basis when due.

          The model assumes a certain distribution of business by premium-paying mode, based on recent experience. As such, there may be a difference between the model and actual premium payments that are due for the remaining policy year at the start of the projection. The adjustment to needed invested assets to account for this difference is equal to the difference between model and actual gross deferred and uncollected premiums less applicable premium taxes and income taxes. The assets of the Closed Block on the Closed Block Funding Date will include the due and deferred premium assets on the Closed Block policies in force.

    b. Benefits

          "Benefits" include death, withdrawal and maturity benefits (including any interest allowed for benefits paid after the date incurred) plus waived premiums (to the extent waived premiums are included in the cash premium income). Deaths are modeled as being evenly distributed throughout the year. Policy surrenders are modeled to occur on premium due dates, consistent with the modal assumptions for premium payments.

    c. Dividends

          Dividends are projected assuming a continuation of the 2001 dividend scales. The experience assumptions described in Sections II and III are based on the experience rates underlying the 2001 dividend scale.

    d. Expenses and Taxes (other than Federal Income Taxes)

          There is no provision in the funding calculation for commissions, administrative expenses, other taxes, licenses and fees, state and local income taxes, and investment management expenses, as the Closed Block will not be charged for these items. The funding model assumes a provision for state and local premium taxes based on recent premium tax experience, as the Closed Block will be charged for such taxes.

   2.  Closed Block Assets.

   The assets that support Provident's traditional life insurance business, other than policy-related assets such as policy loans, are held in the Company's general account. The Closed Block will be funded initially with bonds (including mortgage-backed and asset-backed securities), mortgages, policy loans on Closed Block Business, due or accrued investment income on all such assets, and due and deferred premiums on Closed Block Business. The initial Closed Block assets will be chosen from the appropriate portfolios for the PMLIC block, the CALIC block and the Covenant block.

                                     B-E-3

   3.  Asset Cash Flows and Federal Income Taxes.

   Projected asset cash flows include coupons (or other forms of interest), and any repayments of principal. A yearly default charge (based on estimated default costs) is assumed for the fixed income assets initially funding the Closed Block. Investment cash flow is added to insurance cash flow and Federal Income Taxes for the period (calculated as discussed below) are subtracted from the cash flow. The net cash flow is then assumed to be reinvested at gross interest rates that underlie the current dividend scale. The reinvestment rates are determined after deducting a provision for estimated default costs and vary for the PMLIC block, the CALIC block, and the Covenant block.

   Federal Income Taxes in each period are calculated as follows:

    1. The tax basis profit or loss associated with Closed Block activities is calculated. This consists of the statutory income effect of insurance cash flows (adjusted to a tax basis by substituting tax reserves for statutory reserves and net due and deferred premiums and excluding the liability for dividends apportioned) and including investment income on policy loans, investment income on initial Closed Block assets and investment income on reinvestments in the Closed Block.

    2. The tax effect of Section 848 of the Internal Revenue Code ("DAC tax") was calculated based on life insurance premiums received after the Closed Block Funding Date. Reversals of this tax, as provided for under current tax law (but excluding reversals on premiums paid prior to the Closed Block Funding Date) were reflected over the statutory ten-year period.

    3. The tax on (1) and (2) above was calculated as 35% of the tax base.

   The initial assets as determined from the above-described modeling process are adjusted for other differences between the balance sheet for the Closed Block as represented by the model and the actual balance sheet for the Closed Block, both balance sheets taken as of the Closed Block Funding Date. These include adjustments to funding for advance premiums and dividends due and unpaid.

                                     B-E-4

III.  LIABILITY ASSUMPTIONS USED IN DETERMINING CLOSED BLOCK FUNDING

A.  PMLIC Block

   The traditional life insurance in force (other than "Intersector"- type plans) for the PMLIC block consists of participating permanent and term insurance plans issued from 1915 to the present. The permanent plans include a variety of whole life, limited pay, and endowment plans. The participating term plans ( with less than 1% of total in force reserves) consists primarily of renewable level term and decreasing term plans. Other business in this segment includes policies resulting from the election of nonforfeiture options -- Reduced Paid-Up ("RPU"), and Extended Term Insurance ("ETI").

   "Intersector" plans are enhancement-type plans of insurance comprising a base plan of whole life insurance and a blend of paid up additions ("PUAs") and one year term additions ("OYT"). Dividends on the base policy and PUAs and, in some cases, a specified additional premium, are used to purchase a combination of PUA and OYT insurance that produces a specified blended insurance amount.

   Dividends based on the 2001 scale are currently payable on the participating traditional life plans in the Closed Block except ETI. The factors composing the assumed experience underlying the calculation of the Closed Block funding for the PMLIC block are as follows:

   Mortality

   In the development of the 2001 dividend scale for the PMLIC block, the 1999 mortality study, covering five years of mortality experience for calendar years 1993 through 1997, was used. This mortality study is net of reinsurance, covers traditional, variable and universal life business, and excludes ETI, substandard, and group and term conversions. The funding mortality assumptions for standard business excluding ETI are based on the 1999 mortality study. The rates vary by sex, issue age,duration since issue, series, and premium underwriting basis (for example, smoker/nonsmoker versus aggregate).

   The funding mortality assumption for ETI is based on a study of ETI experience for the period 1991-1995.

   Death benefits include face amount plus refund of unearned premiums.

   Policy Lapse

   In the development of the dividend scales for permanent premium paying business, Provident incorporates current lapse experience in testing dividend scale revisions. For the 2001 scale for the PMLIC block, lapse assumptions based on the lapse experience for calendar years 1996 and 1997 were used. The funding lapse assumptions for premium paying business are the same assumptions used in the development of the 2001 dividend scale. Lapse rates vary by plan, issue age and duration.

   Lapse rates for term insurance business are based on lapse experience for calendar years 1993 and 1994, and include term conversions as a lapse. New permanent policies issued from a term conversion will be issued outside the Closed Block. Lapse rates for non-premium paying business are consistent with the experience lapse rates for premium paying business in the ultimate period. For dividend accumulations, lapses in excess of the base policy lapses are projected based on recent experience.

   Surrender benefits are calculated as cash values interpolated to the paid-to-date based on the modal assumptions.

   Policy Loan Utilization

   Policy loan utilization rates, as a percentage of base policy and paid up addition cash values, are developed by policy series based on recent experience. Loan balances are projected as a level percent of base policy and paid up addition cash values.

   Average policy loan interest rates are developed by policy series reflecting the mix of various fixed rate loans and variable rate loans as of December 31, 2000.

   Dividends

   Dividends reflect the current dividend scales effective January 1, 2001. The PMLIC block includes: 1) business originally written at various fixed policy loan rates or at a variable loan interest rate and no direct recognition of policy loans in the dividend scales; 2) business originally written with no direct recognition of policy loans that elected to

                                     B-E-5
update to an 8% fixed policy loan rate with direct recognition of policy loans in the dividend scales; and 3) business originally written with an 8% fixed policy loan rate or a variable policy loan rate and direct recognition of policy loans in the dividend scales. Actual dividends vary depending on the policy loan rate and whether the policy is direct recognition or not.

   The dividend rates for each cell in the model are a weighted average of the dividend rates for the various policy loan rates and direct recognition and non-direct recognition business by policy series. The per policy charge in the 2001 dividend scale is projected based on the average size for each model plan. No terminal dividends are paid. Pro-rata annual dividends are paid on death.

   Dividend Option Utilization

   Dividends on permanent base policies (excluding Intersector) are applied to various dividend options based on recent experience. Dividends on PUAs are assumed to purchase additional PUAs. Dividends on term policies are assumed to be paid in cash.

   Dividends on Intersector plans are assumed to use dividends to purchase a combination of PUA and OYT insurance.

   Expenses and Taxes (other than Federal Income Tax)

   The only expenses which are to be paid from the Closed Block are state and local premium taxes. Commissions, other administrative expenses, other taxes, licenses and fees, and state and local income taxes will not be charged to the Closed Block. Premium tax rates in the funding are based upon Provident's data for 1999 and 2000 and are applied to base policy premiums (whether paid in cash or by application of dividends) less a percentage of dividends paid in cash, dividends applied to pay premiums, or dividends left on deposit, consistent with the development of the premium tax rate.

   Reserves

   Terminal reserve and net premium factors are input for each model cell in the model reflecting the appropriate statutory valuation basis and method. Year-end reserves (in the model) are calculated as mean reserves.

   Tax Reserves
   Tax basis terminal reserves and tax basis net premiums are input for most model cells in the model reflecting the appropriate tax valuation basis and method. For some model cells where the tax values were not available, the cash values were used as the tax reserves.

   Federal Income Tax

   Federal Income Taxes are calculated assuming a tax rate of 35% and reflecting the difference between statutory reserves and tax reserves as described previously. Capital gains are also taxed at 35%. Changes in dividend apportionment liability are assumed to affect statutory income but not taxable income. No Section 809 "equity tax" is charged.

   In calculating the DAC proxy taxable income, the following assumptions are made:

    a. Dividends used to purchase paid-up additions are treated as excluded premiums for DAC proxy taxable income.

    b. Dividends applied to dividend accumulations are treated as excluded premiums for DAC proxy taxable income.

    c. Dividends used to reduce premiums also reduce premiums for the DAC proxy taxable income.

   The DAC proxy taxable income is based on capitalizing 7.70% of non-qualified premiums, net of the adjustments above. The DAC amortization period is ten years for the Closed Block.

   The amortization of any DAC proxy taxable income arising from premiums paid before the Closed Block Funding Date is excluded from this calculation.

                                     B-E-6

   Reinsurance Ceded

   For the PMLIC block, business reinsured under YRT reinsurance is modeled on the basis of the terms of the reinsurance treaties and the characteristics of the reinsured plans. Business reinsured under Modco reinsurance treaties is funded at 100% of the liability, assuming all gains and losses flow to the reinsurer. Business reinsured under coinsurance treaties is funded at the base funding percentage, assuming the reinsurer shares proportionally in gains and losses.

   Miscellaneous Liabilities

   The miscellaneous liabilities consist primarily of waiver of premium ("WP"), accidental death benefits ("ADB"), guaranteed purchase option ("GPO"), extra reserve on substandard lives and some one-year term (OYT) not modeled with the base policies.

   The method used to project WP cash flows involved deriving certain ratios from data supporting the Exhibit of the Analysis of Increase in Reserves in the statutory Annual Statement and applying these ratios to the beginning WP premiums and reserves. Ratios derived for the entire individual life line of business on a gross of reinsurance basis are applied to the Closed Block business, net of reinsurance.

   The ADB cash flows for the PMLIC block are projected using a single cell model with lapse and mortality rates based on historical information.

   The substandard insurance cash flows are projected by running off the substandard premiums and reserves consistently with the premiums and reserves in the Closed Block projections for the base plans. Substandard death claims are projected as a percentage of the substandard premiums, based on Provident's pricing assumptions.

   The GPO cash flows for the PMLIC block are projected using a single cell model reflecting historical lapse information. The statutory reserves for pre-election benefits are runoff in proportion to the projected GPO premiums. New policies issued as a result of a group conversion will be issued outside of the Closed Block.

   For the OYT not modeled with the base policies, the liability is assumed to run off in the first year. Death benefits are projected assuming average mortality from the cell based projections.

B.  CALIC Block

   In 1993, Provident merged with CALIC, a former stock subsidiary that converted to a mutual company immediately prior to the time of the merger. The CALIC block consists of two categories of business: (1) Agency Produced Traditional Life: and (2) Direct Response Life. The Agency Produced Traditional Life accounts for over 85% of CALIC's Closed Block liabilities and includes a variety of whole life, limited pay, and endowment plans. The Agency produced term insurance is primarily annually renewable term.

   The Direct Response business includes participating and non participating plans issued through Broad Market and Third Party direct response marketing channels and includes a wide variety of permanent and term insurance plans. Only those Direct Response policies that are currently receiving dividends, approximately 25% (by reserves) of the Direct Response in force, are included in the Closed Block.

   Dividends based on the 2001 scale are currently payable on the participating traditional life plans in the Closed Block, except ETI. The factors composing the assumed experience underlying the calculation of the Closed Block funding for the CALIC block are as follows:

   Mortality

   For Agency business, the mortality assumption in funding is based on the experience mortality rates assumed in the 2001 dividend scale, as the Company did not have a recent credible mortality experience study for this business. For Direct Response business, the mortality assumption in funding is based on the most recent credible mortality study for this business.

   Death benefits include face amount plus, where appropriate, refund of unearned premiums.

   Policy Lapse

   Lapse assumptions used in the Closed Block funding for the CALIC block are based on the most recent lapse study for CALIC traditional business, covering experience years 1989-1994. The assumptions vary by distribution channel (Agency vs. Direct Response) and within distribution channel, by plan type and plan. For term insurance, the

                                     B-E-7
lapse rates include term conversions as a lapse. New permanent policies issued from a term conversion will be issued outside the Closed Block.

   Surrender benefits are calculated as cash values interpolated to the paid to date based on the modal assumptions.

   Policy Loan Utilization

   Policy loan utilization rates, as a percentage of base policy cash values, are developed by plan group and distribution channel based on recent experience. Loan balances are projected as a level percent of base policy cash values. The model assumes loan interest is earned at the appropriate policy loan rate for each model cell.

   Dividends

   Dividends reflect the current dividend scales effective January 1, 2001. There are no termination dividends and no pro rata dividends on death.

   Dividend Option Utilization

   Dividends on permanent base policies are applied to various dividend options based on recent experience. Dividends on PUAs are assumed to purchase additional PUAs. Dividends on term policies are assumed to be paid in cash.

   Expenses and Taxes (other than Federal Income Tax)

   The treatment of expenses and taxes (other than Federal Income Taxes) is the same as described for the PMLIC block.

   Reserves

   Terminal reserve and net premium factors are input for each model cell in the model reflecting the appropriate statutory valuation basis and method. Year-end reserves (in the model) were calculated as mean reserves.

   Tax Reserves

   Tax basis terminal reserves and tax basis net premiums are input for most model cells in the model reflecting the appropriate tax valuation basis and method. For some model cells where the tax values were not available, the cash values were used as the tax reserves.

   Federal Income Tax

   The calculation of federal income taxes is the same as described for the PMLIC block.

   Reinsurance Ceded

   Reinsurance on CALIC's Closed Block liabilities was examined and determined to be immaterial. Funding is reduced for reinsurance reserves ceded based on the average funding ratio (needed assets to liabilities) on the direct modeled business.

   Miscellaneous Liabilities

   The miscellaneous liabilities consist primarily of waiver of premium ("WP"), and accidental death benefits ("ADB") and dividend accumulations. The funding for WP and ADB is developed on a basis consistent with the funding for the PMLIC block. In some cases, experience for the PMLIC block was used, as CALIC experience was not available. For CALIC, gains on the small amount of existing dividend accumulations is projected using a simplified model.

C.  Covenant Block

   In 1994, Covenant merged into Provident. Covenant's traditional life insurance inforce included in the Covenant segment of the Closed Block consists of participating permanent and term insurance plans issued from 1929 to 1994. The permanent insurance includes a variety of whole life, limited pay and endowment plans. The term insurance consists mainly of annually renewable plans.

                                     B-E-8

   The Covenant block includes premium-paying contracts and premium-paying contracts which are now fully paid by the terms of the contract ("Fully Paid policies"). Other business in this block includes policies resulting from the election of nonforfeiture options -- Reduced Paid-Up, ("RPU") and Extended Term Insurance ("ETI") -- existing paid up additions and miscellaneous liabilities. The premium paying policies include ordinary life, graded premium life, life paid up at 65, endowment policies, some term policies and the riders associated with the base policies in this group. The miscellaneous liabilities include disability waiver (both active and disabled lives), substandard reserves, and accidental death benefits.

   Dividends based on the 2001 scale are currently payable on the participating traditional life plans in the Closed Block except ETI. The factors composing the assumed experience underlying the calculation of the Closed Block funding for the Covenant block are as follows:

   Mortality

   The mortality assumption in funding is based on the experience mortality rates assumed in the 2001 dividend scale, as the Company did not have a recent credible mortality experience study for this business.

   Policy Lapse

   For permanent business, the lapse assumptions in funding are based on the lapse assumptions used in testing the 2001 dividend scale. A study of Covenant's lapse experience for calendar year 1999 was in line with this assumption. Lapse rates for the term business are based on PMLIC block lapse rates for a similar term plan.

   Policy Loan Utilization

   Policy loan utilization rates, as a percentage of base policy cash values, are developed for each model cell based on recent experience. Loan balances are projected as a level percent of base policy cash values. The model assumes loan interest is earned at the appropriate policy loan rate for each model cell.

   Dividends

   Dividends reflect the current dividend scales effective January 1, 2001. There are no termination dividends and no pro rata dividends on death.

   Dividend Option Utilization

   Dividends on permanent base policies are applied to various dividend options based on recent experience. Dividends on PUAs and RPU are assumed to purchase additional PUAs. Dividends on term policies are assumed to be paid in cash.

   Expenses and Taxes (other than Federal Income Tax)

   The treatment of expenses and taxes (other than Federal Income Taxes) is the same as described for the PMLIC block.

   Reserves

   Terminal reserve and net premium factors are input for each model cell in the model reflecting the appropriate statutory valuation basis and method. Year-end reserves (in the model) were calculated as mean reserves.

   Tax Reserves

   Tax basis terminal reserves and tax basis net premiums are input for most model cells in the model reflecting the appropriate tax valuation basis and method. For some model cells where the tax values were not available, the cash values were used as the tax reserves.

   Federal Income Tax

   The calculation of federal income taxes is the same as described for the PMLIC block.

                                     B-E-9

   Reinsurance Ceded

   Reinsurance on Covenant's Closed Block liabilities was examined and determined to be immaterial. Funding is reduced for reinsurance reserves ceded based on the average funding ratio (needed assets to liabilities) on the direct modeled business.

   Miscellaneous Liabilities

   The miscellaneous liabilities consist primarily of waiver of premium ("WP"), and accidental death benefits ("ADB") and extra reserves on substandard lives. The funding for these miscellaneous liabilities is developed on a basis consistent with the funding for the PMLIC block. In some cases, PMLIC block experience was used, as Covenant experience was not available.

                                    B-E-10

IV.  ASSET ASSUMPTIONS USED IN DETERMINING CLOSED BLOCK FUNDING

   The asset assumptions used in the calculation of Closed Block funding are as follows:

   Default Costs

   Asset default costs are projected on the initial assets in the models based on the quality rating of each asset, and are reflected in the asset cash flows by reducing asset investment income each year. Projected default costs for the initial assets included in the Closed Block are shown below.

                                                        Asset Default
                                                        Charge (annual
          Asset Type                                    basis points)
          ----------                                    --------------
          Cash.........................................       0.00
          Bonds
             Treasuries................................       0.00
             Aaa.......................................       2.53
             Aa........................................       7.22
             A.........................................      15.78
             Baa.......................................      38.63
             Ba........................................     121.28
          Mortgages....................................      56.25

   For the bonds, the default charges are developed using the average annual default rate derived from the January 2000 Moody's Study (Historical Default Rates of Corporate Bond Issuers, 1920-1999), along with the loss rate based upon an Altman Study for the period 1971-1995. For the mortgages, the default charge is based on a number of factors including the probability of foreclosure, the write-down upon foreclosure, the average holding period from foreclosure until disposition, the rate earned during the holding period, and the disposition value. These factors are developed from an industry study on commercial mortgage loan defaults.

   Calls and Prepayments

   On bonds that have call options, calls are determined using appropriate call premiums and transaction costs when comparing the call value to market value. Similarly, for mortgage-backed securities, prepayments are determined based on the relationship between the interest rate on the underlying mortgage, and the yield curve in the projection. The projections assume a continuation of the Treasury yield curve as of the Closed Block Funding Date.

   For those bonds that include a sinking fund, the schedule of sinking fund payments was reflected.

   Investment Expenses

   Investment management expenses will not be charged to the Closed Block and were not reflected in the Closed Block funding calculations.

   Yield Enhancement from Securities Lending

   There is no provision in the asset assumptions for yield enhancement from securities lending. However, the Closed Block will receive any income from securities lending associated with Closed Block assets.

   Reinvestment Rates

   Separate reinvestment rates were developed for each of the three segments of the Closed Block. In each case, the reinvestment rate is the gross rate of investment return (net of a provision for defaults) underlying the current dividend scales:

                                                         Reinvestment
           Block                                             Rate
           -----                                         ------------
           PMLIC........................................     8.10%
           CALIC........................................     8.22%
           Covenant.....................................     8.06%

                                    B-E-11

V. BASIS FOR CHARGING CERTAIN EXPENSES AND TAXES, OTHER THAN FEDERAL INCOME TAXES, TO THE CLOSED BLOCK AFTER THE CLOSED BLOCK IS ESTABLISHED.

   Under the actual operations of the Closed Block, cash shall be withdrawn from the Closed Block for expenses in accordance with the following rules:

   A. Commissions. Actual commissions paid with respect to Closed Block policies will be paid outside the Closed Block, so that no charges will be made to the Closed Block.

   B. Investment management expenses. Investment management expenses will be paid outside the Closed Block, except for those operating expenses related to real estate acquired as a result of future foreclosures, which will be charged to the Closed Block.

   C. Securities Lending. Any yield enhancement from securities lending on Closed Block assets will be credited to the Closed Block.

   D. Administrative expenses. There will be no charge to the Closed Block for administrative expenses of the type currently reported in Exhibit 5 of the NAIC blank.

   E. State and local premium taxes. The Closed Block will be charged for state and local premium taxes, but will not be charged for other taxes, licenses and fees or U.S. Social Security Taxes (of the type currently reported in Exhibit 6 of the NAIC Blank). The state and local premium tax incurred by the Company in a given year will be allocated between Closed Block Business and non-Closed Block Business, according to the laws of the various jurisdictions charging such tax. This allocation may consider dividends and collected premiums, among other items.

   Guarantee Fund assessments (and any premium tax credits that may result) will not be charged to the Closed Block.

   F. State and Local Income Taxes. There will be no charge to the Closed Block for state and local income taxes. However, in the case of a significant change in the manner in which the Company is taxed by state or local governments, the tax charge to the Closed Block will be modified to be consistent with any such change, subject to the approval of the Commissioner of Insurance.

   G. Legal Costs and Settlements. The Closed Block will not be charged for damages or legal costs arising from any lawsuit, other than legal actions arising in connection with death claims actually or allegedly incurred after the Closed Block Funding Date and relating to Closed Block Business.

   H. Reinsurance. Risk-sharing reinsurance on policies in the Closed Block will be included in the operation of the Closed Block, except that the reinsurance agreement between Provident and Provident Mutual International Life Insurance Company, a wholly owned subsidiary, will be excluded. Expense allowances paid to Provident which represent the reinsurers' portion of premium taxes will be included in Closed Block cash flows, but all other expense allowances, including commission allowances, will not be included.

                                    B-E-12

VI.  BASIS FOR CHARGING FEDERAL INCOME TAXES TO THE CLOSED BLOCK AFTER THE
           CLOSED BLOCK IS ESTABLISHED

   Under the actual operations of the Closed Block, cash shall be withdrawn from or added to the Closed Block for Federal Income Taxes, in accordance with the rules described below.

A.  Computation of Federal Tax Liability of the Closed Block.

   Except as otherwise provided for in this Closed Block Memorandum, a Federal Income Tax liability will be determined for the Closed Block business as if the Closed Block were a separate life insurance corporation with the same character as Provident under the Internal Revenue Code (having only those items and amounts of income, gain, loss and expense as are provided for in the Plan of Conversion) filing separate Federal tax returns for each taxable year after the Closed Block Funding Date. Items not charged to the Closed Block, such as expenses, are ignored for the calculation of tax to be charged to the Closed Block. Such Federal Income Tax assumes that 100% of the business is U. S. business; no charges are made for any foreign taxes or foreign tax credits. This Closed Block tax calculation will be based on the following:

    1. The tax rates will be the applicable maximum corporate income tax rates then in effect.

    2. Ordinary taxable income (loss) for the Closed Block will be deemed to be its statutory gain from operation after policyholder dividends, but excluding any effect of Interest Maintenance Reserve (IMR), less (plus) the increase (decrease) in net due and deferred premiums, plus (less) the increase (decrease) in statutory reserves, less (plus) the increase (decrease) in tax reserves calculated under Section 807 of the Internal Revenue Code, plus capitalized policy acquisition expense arising under
       Section 848 of the Internal Revenue Code, less amortization of such amounts, plus (less) any nondeductible increase (decrease) in the policyholder dividend liability. Statutory reserves are mean reserves and tax reserves are net of due and deferred premiums. No other adjustments will be made.

    3. The taxable realized capital gains (losses) will be deemed to be equal to statutory realized capital gains (losses), before any adjustment due to the IMR. Differences, if any, between tax and statutory asset bases will not be reflected.

   There will be no charge for tax under Section 809 of the Internal Revenue Code. That is, the deduction for dividends paid shall not be limited by Section 809 in the separate tax calculation for the Closed Block.

   Any intercompany transactions and distributions between the Closed Block and the "open block" (or any affiliate of the Company) will be recognized in determining the Closed Block separate return tax liability, without regard to consolidated tax return principles and whether or not such transactions are ignored, deferred or actually recognized for Federal tax purposes.

   Section 848 of the Internal Revenue Code (relating to the capitalization of policy acquisition expense) will be taken into account by increasing the Closed Block's taxable income by an amount equal to the "specified policy acquisition expense" under Section 848(c)(1) (determined without regard to any limitation based on the amount of the Closed Block's "general deductions", and allowing an amortization deduction in a corresponding amount ratably over a 120-month period as provided in Section 848(a). The Closed Block's hypothetical separate return will reflect any amortization relating to only those policy acquisition expenses newly capitalized after the Closed Block Funding Date.

   In the case of a significant change in the manner in which the Company is taxed, the tax charge to the Closed Block will be modified to be consistent with any such change, subject to the approval of the Commissioner of Insurance.

B.  Charges to the Closed Block for its Positive Separate Return Tax Liability.

   The Closed Block will be charged an amount equal to the Closed Block's positive separate tax liability not later than 60 days after the filing of the Company's Federal Income Tax return. If payments of estimated Federal Income Tax are at any time required to be made to the Internal Revenue Service, then the Closed Block will be charged the estimated amount of its share (based on the payments which would have been required of the Closed Block on a separate return basis) by the due date for such required payment. The Closed Block will credited for any excess of prior estimated payments over the final actual payment required for a given year.

C.  Credit to the Closed Block for Losses and Tax Credits.

   The Closed Block will be credited an amount equal to the absolute value of the Closed Block's negative separate return tax liability (taxable loss times the maximum corporate tax rate), if any. The credit for the Closed Block's negative separate return liability will be made whether or not such losses would actually reduce the tax liability of the

                                    B-E-13

Company or of the affiliated group of which the Company is a member. The credit for Closed Block net capital loss will be made whether or not such losses would actually reduce the tax liability of the Company or of the affiliated group of which the Company is a member.

   Charges and credits to the Closed Block will be made no later than 60 days after the filing of the consolidated Federal Income Tax return.

D.  Audit Adjustments.

   Adjustments to the consolidated Federal Income Tax return as filed by reason of an amended return, a claim for refund or an audit by the Internal Revenue Service will be reflected in a recomputation of the Closed Block separate return tax liability, only to the extent that the adjustments affect the computation of the Federal Tax liability of the Closed Block as described in paragraph A above. Charges and credits will also reflect any statutory interest, additions to tax, and penalties that relate to the Closed Block. In no event will the Closed Block be responsible for any adjustments to taxable periods prior to the Closed Block Funding Date.

                                    B-E-14

VII. BASIS FOR ADJUSTING CLOSED BLOCK FUNDING FOR CHANGES IN CLOSED BLOCK IN FORCE POLICIES

   A. Funding adjustment charges for new policies issued after the Closed Block Funding Date, but before the Plan Effective Date.

   For Closed Block business issued on or after the Closed Block Funding Date and prior to the Plan Effective Date, assets will be withdrawn from the Closed Block. Such charges shall be as adopted by the Board of Directors of Provident. Funding Adjustment Charges represent the estimated excess of the present value of premiums over the present value of benefits (including dividends) plus those expenses and taxes to be charged to the Closed Block. These are the amounts that would not be necessary to fund for if the business were already in force on the Closed Block Funding Date.

   The charges will vary (1) by product and (2) by whether the charge is for a base policy or for a rider. The charges will be expressed as a combination of dollars per policy issued, plus dollars per unit of face amount issued, plus percentage of premium issued.

   For increases in face amounts on Closed Block Business which are effective after the Closed Block Funding Date, assets will be withdrawn from the Closed Block so that the funding for the increases will be comparable to the funding for the rest of the Closed Block Business.

B.  Unreported Deaths.

   For death claims on Closed Block Business which were incurred prior to the Closed Block Funding Date, but reported after the Closed Block Funding Date, assets will be withdrawn from the Closed Block in an amount equal to the reserves on the affected policies times the ratio of the Closed Block assets to Closed Block liabilities as of the Closed Block Funding Date, adjusted for interest. The death benefits for these policies will be paid from assets not included in the Closed Block assets.

   The Closed Block will not be charged for any death claims incurred and reported before, and not paid as of, the Closed Block Funding Date.

                                    B-E-15

                    Provident Mutual Life Insurance Company
                               Exhibit F to the
                              Plan of Conversion


                       Actuarial Contribution Memorandum

                               TABLE OF CONTENTS

A.  OVERVIEW....................................................................  1

B.  GENERAL METHODOLOGY AND ASSUMPTIONS.........................................  1

1. General Description of Methodology...........................................  1
2. Assumptions that Cross Lines of Business.....................................  1

C.  TRADITIONAL LIFE - POLICIES IN THE CLOSED BLOCK.............................  4

1. PMLIC - Traditional..........................................................  4
2. CALIC - Traditional..........................................................  6
3. Covenant - Traditional.......................................................  7

D.  TRADITIONAL LIFE - POLICIES NOT IN THE CLOSED BLOCK.........................  8

1. PMLIC - Traditional..........................................................  8
2. CALIC - Traditional..........................................................  9
3. Covenant - Traditional.......................................................  9

E.  OTHER INDIVIDUAL LIFE....................................................... 10

1. PMLIC - Variable Universal Life (VUL) and Universal Life(UL)................. 10
2. CALIC - Universal Life (UL).................................................. 11
3. Covenant - Universal Life (UL)............................................... 12

F.  INDIVIDUAL ANNUITIES AND SUPPLEMENTARY CONTRACTS............................ 13

1. PMLIC - Individual Deferred Annuities........................................ 13
2. PMLIC Single Premium Immediate Annuities and Supplementary Contracts......... 15
3. CALIC - Individual Deferred Annuities........................................ 16
4. CALIC Single Premium Immediate Annuities and Supplementary Contracts......... 16
5. Covenant - Individual Deferred Annuities..................................... 16
6. Covenant Single Premium Immediate Annuities and Supplementary Contracts...... 17

G.  GROUP ANNUITIES............................................................. 17

1. PMLIC - Group Accumulation Contracts......................................... 17
2. PMLIC - Group Payout Annuities............................................... 19

H.  GROUP AND INDIVIDUAL HEALTH................................................. 20

1. PMLIC Individual and Group Health............................................ 20
2. CALIC Individual and Group Health............................................ 22

A.  OVERVIEW

   This memorandum describes the assumptions and methodology for calculating the Actuarial Contribution ("AC") of Eligible Policies of Provident Mutual Life Insurance Company ("the Company") pursuant to Article VIII of the Plan of Conversion ("Plan") and in accordance with Exhibit D to the Plan (the Actuarial Contribution Principles and Methodologies exhibit). This memorandum should be read in conjunction with Article VIII and Exhibit D of the Plan.

   This memorandum contains separate sections for each major line of business. The general methodology and experience data that apply to more than one line of business are described in section B of this memorandum. Aspects specific to a particular line of business are included in the sections specific to that line.

   Each line of business section contains descriptions of the following:

    1. the products covered by the line;

    2. the methodology used to calculate ACs for policies in that line;

    3. the assumptions for the historical experience; and

    4. the assumptions for the prospective experience.

   Capitalized terms used in this Exhibit have the meanings ascribed to them in the Plan or in this Exhibit. The terms "assumption" and "experience factor" are used interchangeably in this Exhibit.

   References to "Provident" or "the Company" encompass the entire entity, including PMLIC, CALIC and Covenant. References to PMLIC exclude CALIC and Covenant.

B.  GENERAL METHODOLOGY AND ASSUMPTIONS

1. General Description of Methodology

   The Plan of Conversion defines "Actuarial Contribution" as the estimated past contribution of an Eligible Policy to the Company's statutory surplus and asset valuation reserve, plus the contribution that such policy is expected to make in the future, as calculated according to the principles, assumptions and methodologies set forth in the Plan of Conversion, the Actuarial Contribution Principles and Methodologies Exhibit, and this Actuarial Contribution Memorandum.

   The principles and general methodology used to calculate ACs are described in Exhibit D and in Section VIII of the Plan of Conversion. This Actuarial Contribution Memorandum describes the methodologies in more detail and discusses the assumptions used in the Actuarial Contribution calculations.

2. Assumptions that Cross Lines of Business

   The following assumptions apply to more than one line of business. Aspects specific to a particular line of business are included in the sections specific to that line. In general, the historical experience factors for taxes, investment returns (investment income and capital gains or losses), and expenses were developed based on the results as allocated in statutory annual statements. The data sources included annual statement data and certain other sources developed for internal reporting.

   The prospective expense and investment income assumptions reflected recent experience. The prospective tax assumptions were based on the current corporate tax rate and reflected the fact that after demutualization, Provident, as a stock company, will no longer be subject to the equity tax that is charged to mutual companies.

a. Investment Returns

   The interest rates used in the historical AC calculations were derived from the assets and investment income and capital gains allocated to each line of business. The rates were developed consistent with the Company's management practices with regard to investment income allocation during the historical period, and are net of defaults and investment expense. Separate rates were developed for business originally issued in CALIC and Covenant.

   Consistent with the Company's financial management practices, the recognition of capital gains and losses was spread, generally over four years. Realized and unrealized capital gains (and losses) were adjusted to reflect capital gains taxes. With the introduction of the Interest Maintenance Reserve
(IMR) in statutory reporting, IMR gains and losses were spread consistent with the IMR treatment, but the prior treatment was continued for other gains and losses. Any unamortized gains or losses at the end of the historical period were credited or charged to the ACs at that time.

                                     B-F-1

   Prior to 1969, the Company was a portfolio rate company and earned rates were calculated including the results from policy loans. In 1969 and later, the income from policy loans was allocated directly to the individual life line, so the financial impact of policy loans was removed from the earned rate calculation since policy loan assets were handled separately in the individual life insurance models during this era.

   Historical earned rates for separate account products reflect actual Company data.

   The rates used to accumulate the historical ACs to the Actuarial Contribution Date ("AC Date") were set equal to the after-tax historical investment income rates, including the effect of capital gains as explained above, for each line of business.

   For business in the Closed Block, assumed investment income rates for prospective ACs were based on assumptions consistent with the assumptions used in determining the funding of the Closed Block.

   For business not in the Closed Block, assumed investment income rates on general account business for prospective ACs were developed by asset segment, using a model based on the inventories of bonds and mortgage assets in each segment. Rates were developed net of investment expenses and defaults. The model was used to develop future earnings rates, based on the runoff of existing assets (by maturity date) and new money rates for reinvestment. The reinvestment rates were based on a yield curve as of December 31, 2000. No future capital gains were assumed in developing these prospective investment income assumptions.

   Prospective separate account earned rates were based on the assumptions used by the Company in its 2000 Asset Adequacy Analysis testing.

   The rates used to discount the prospective ACs to the AC Date were set equal to the after-tax general account investment income rates used in the prospective AC calculations.

b. Expenses

   The unit expense assumptions used in the AC calculations were developed by starting with all expenses reported in Exhibits 5 and 6 of the annual statement, other than investment expenses. Exhibit 5 and 6 investment expenses were generally netted against investment income.

   Exhibit 5 expenses, by line of business, were adjusted as described below and were then compared with pricing expenses (also described below). The pricing expenses were then scaled up or down to match the adjusted Exhibit 5 expenses. Additional adjustments, where applicable (and as discussed in the specific line of business sections), were then made before converting the scaled expenses to unit expenses for AC calculation purposes.

   Adjusted Exhibit 5 expenses were determined at a line of business level. The
Exhibit 5 statement expenses were increased (1) by adding back retirement plan gains (which the Company had deducted from expenses and capitalized as non-admitted assets for statutory reporting purposes) and (2) by adding back third-party reimbursements associated with the marketing of separate account business (which the Company has generally treated as offsets to annual statement expenses), and were reduced for the individual life line of business to reflect gains from miscellaneous sources (consistent with the Company's financial management practices).

   The third-party reimbursements from item (2) above were added back to the
Exhibit 5 expenses to remove their impact from the expense calculations. The third-party reimbursements were then treated as income in the AC calculations for products affected by such reimbursements. The gains from miscellaneous sources discussed above include gains on waiver of premium, accidental death benefit, substandard premiums, guaranteed purchase option, modal loadings and claim reserves.

   Pricing expenses were developed for each year by multiplying unit expense factors from unit expense studies or pricing studies by corresponding annual statement in force units for each year.

   Exhibit 6 insurance expenses were converted to unit expenses for AC calculation purposes by expressing them as a percentage of premium.

   Expense assumptions used in calculating prospective ACs were based on recent experience. Specifically, the ultimate prospective unit expense assumptions used in 2001 and later years were derived from the average experience of 1996-2000.

                                     B-F-2

c. Federal Income Tax

   The applicable US tax law for life insurance companies is complex and has changed over time. The derivation of tax factors followed both the dynamics of the law in each time period and also the Company's approach for allocating taxes. Inputs were tied to actual taxes incurred as reported in the annual statement, where available.

   For 1957 and prior years, taxes were reflected as a reduction in investment income.

   For the years 1958 through 1981, the 1959 Tax Act was in effect. Marginal tax rates were developed as functions of assets, investment income, interest paid credits, and tax reserves, and applied to corresponding bases. The marginal tax rates on reserves varied by valuation interest rate and tax qualification status.

   After 1981, the tax was calculated by adjusting each year's statutory gain to a tax basis (primarily by substituting reserves and dividend liability defined by the prevailing tax law for statutory reserves and dividend liability), and then applying the appropriate tax rate. In 1982 and 1983, a special limitation on the deductibility of policyholder dividends was applicable and was recognized. In 1984 the "fresh start" reserve adjustment under the new tax law was reflected and the new equity tax applicable to mutual company surplus began to be reflected. The new tax which began in 1990 under
Section 848 of the Internal Revenue Code (known as the DAC proxy tax) was reflected in the calculations for business to which this tax applied, and, along with all time value of reversal effects, was allocated to the premium income that triggered them.

   Taxes in all years 1958 through 2000 were adjusted year by year to reconcile to total company tax, with the adjustment applied to statutory reserves.

   Historical tax calculations for Covenant in years prior to the merger were a simplified but consistent version of those described above.

   For the prospective AC calculations, the current corporate tax rate was applied to taxable income after reflecting the difference between statutory and tax basis liabilities. No equity tax was applied after 2001, since the equity tax does not apply to stock companies.

d. Reinsurance

   The Company has entered into various reinsurance agreements with reinsurers, some of which were affiliated with the Company and some of which were nonaffiliated. The treatment of these reinsurance agreements in the AC calculations was consistent with the Company's practice in managing these businesses, as described below.

   The Company has ceded amounts of mortality and morbidity risks in excess of its retention limits to a number of nonaffiliated reinsurers. These reinsurance programs were designed to cover a wide range of policies. The Company's management practice has generally been to spread the net cost of this reinsurance, within a line of business, over all of the plans of insurance within the line that participated in the reinsurance program. This practice was reflected in the calculation of the ACs, except as specifically noted.

   Certain surplus relief reinsurance transactions were for corporate purposes and were not reflected in the AC calculations.

   In some cases where the block of business would not have been issued without the reinsurance, the Company entered into reinsurance agreements that ceded between 50% and 100% of certain blocks of business on an indemnity coinsurance basis, and the net cost was reflected directly in the calculation of the ACs for only those policies in the reinsured grouping.

e. Treatment of Certain Group Policies and Contracts

   As a general rule, the contribution to surplus was determined for group policies and contracts at the policy or contract level and not for the group certificateholders. However, in certain situations, the owner of a group policy or contract was an entity created to facilitate administration of policies or contracts that were marketed and managed as though they were individually owned. In such cases, the certificates were treated as individual policies and contracts for purposes of determining ACs. That is, the calculation "looked through" to the certificateholders.

f. Continuity

   As a general rule, contributions to surplus were determined only for policies and contracts that were in force as of the Adoption Date. However, in some cases, the contribution to surplus for inforce policies included part of the financial experience of prior policies that they replaced. In such cases, the experience of the prior policy was

                                     B-F-3
considered to be part of the experience of the current policy. The financial management practices within each line of business were examined to determine when a current policy should be deemed to be a continuation of a prior policy for purposes of determining actuarial contributions. Based on this examination, the AC calculations reflected the following:

  .   Individual supplementary contracts resulting from the annuitization of
      (i) a retirement annuity contract, (ii) an income endowment policy, or
      (iii) a deferred annuity contract, and group payout annuities are, by the terms of the contract, a continuation of the original contract. Accordingly, the AC calculations for such annuitized contracts reflected estimated contributions to surplus during both the deferred period and the payout period.

  . For certain group annuity contracts, the Company identified several types of situations in which a contract currently in force should be viewed as having been issued in continuation of a previous contract. These involved situations in which the Company, in agreement with its customers, issued replacement contracts while carrying forward elements of financial experience from the prior contract.

g. Number of Prospective Years Recognized in the AC Calculation

   For the individual lines of business and the group health business, the prospective AC calculation generally ran through the end of the mortality or morbidity table or maturity or expiry of the modeled policy. For group annuity accumulation contracts, the prospective AC calculation generally ran for 30 years from the AC Date. For group payout annuities, the prospective AC calculation ran though the end of the mortality table.

C.  TRADITIONAL LIFE - POLICIES IN THE CLOSED BLOCK

1. PMLIC-Traditional

a. Description of Business

   PMLIC's traditional life insurance business in the Closed Block consists of Intersector plans (described below), other participating permanent plans and term insurance plans issued from 1915 to the present. The permanent plans include a variety of whole life, limited pay and endowment plans. The participating term plans (which are less than 1% of total inforce reserves) are primarily renewable level term and decreasing term plans. Other business includes policies resulting from the election of reduced paid up ("RPU") and extended term insurance ("ETI") nonforfeiture options.

   Intersector plans are plans of insurance consisting of a base plan of whole life insurance and a blend of paid up additions ("PUAs") and one year term additions ("OYT"). Dividends on the base policy and PUAs (and on newer Intersector plans, a specified additional premium) are used to purchase a combination of PUA and OYT insurance that produces a specified total insurance amount.

b. Methodology

   A model cell approach was used to calculate ACs for the PMLIC traditional business in the Closed Block. Actuarial contributions were determined for model cells, which consisted of combinations of model plan, issue year, issue age, gender, and underwriting status. Model plans included representative base policy coverages and dividend addition coverages.

   For each model cell, contributions to surplus were developed for each year using statutory gain from operations. Annual historical contributions were accumulated with interest to the AC Date and annual prospective contributions were discounted with interest to the AC Date. Total actuarial contributions for various model cells were then combined, where appropriate, and converted to AC factors. The AC factors were expressed as a function of an appropriate base, such as face amount, per policy, reserve (or account value) or premium.

   Each base policy was assigned to a representative plan and the ACs for the policy were determined by multiplying the appropriate AC factor by the appropriate policy driver (e.g., face, reserve, premium). Where AC factors for a policy did not exist directly from the model, they were determined using interpolation or extrapolation. Similar calculations were performed for any dividend additions or dividend accumulations associated with a policy, and the total AC for the policy was then the sum of the ACs for the base, any dividend additions, and any dividend accumulations. If the resulting AC was negative, it was set to zero.

c. Experience Factors - Historical

Mortality

   Based on Company mortality studies, the mortality experience over time was related to the prevailing industry select and ultimate mortality table (or pricing mortality or valuation mortality when historical study results were not

                                     B-F-4
available). The appropriate mortality rate from these tables was used to calculate a cost of insurance charge for the net amount at risk for each year. Consistent with the Company's financial management practice, the experience of traditional and non-traditional products was combined in this analysis.

Commissions

   Historical average commission scales (reflecting the commissions paid in the Company's various sales distribution channels) were developed for each model cell from commission schedules provided by Provident. In addition, formula fees were developed from agent contract schedules; these schedules varied by calendar year. Both commissions and fees were adjusted to reflect agent termination rates, the vesting provisions in the agents' contracts and the Company's policy of transferring service and collection commissions on policies written by agents who were no longer active.

Expenses and Taxes (Other Than Federal Income Tax)

   Unit expense assumptions were developed as described in section B.2.b., except as noted below.

   The pricing expenses that were scaled to match adjusted Exhibit 5 expenses, as described in section B.2.b., reflected combined expenses of PMLIC, CALIC and Covenant, after CALIC and Covenant were merged into Provident.

   After the scaled expenses were determined, there was an additional adjustment made to reduce those expenses by reflecting gains from other miscellaneous sources. The gains from miscellaneous sources described in section B.2.b. applied to all of the individual life business, but, consistent with the Company's financial management practices, expense gains from paid-up additions and excess interest gains from dividend accumulations have been used as an offset to expenses for the traditional business only.

Dividends

   Dividends for model cells were based on the actual dividend scales in effect in a calendar year. Where complete historical scales were not available, reasonable approximations were made.

Term Conversions

   Term conversion costs and rates were derived from available pricing assumptions.

Federal Income Tax

   Federal income tax rates were developed consistently with the general approach described in section B.2.c.

   Gains in 1980 and 1981 arising from PMLIC's modified coinsurance ("MODCO") treaties were reflected explicitly in the ACs as a percentage of reserves.

   In 1982, PMLIC offered to update the nonforfeiture interest rate on inforce policies to 4.5% and increase the policy's death benefit commensurately. This resulted in a claim for a Federal income tax reduction. The case was settled in PMLIC's favor in 1996. The value of the settlement was expressed as a percentage of 1982 reserves and reflected in the PMLIC AC calculations as a credit in 1996.

   In the calculation of the DAC proxy tax for base policies, it was assumed that a certain percentage of base policy dividends was used to reduce premiums (consistent with actual company experience). The AC calculations for PUA cells used dividends from the base policy and existing PUA amounts as premiums. However, there is no DAC proxy tax on dividends used to purchase PUAs.

d. Experience Factors - Prospective

   Experience factors for the prospective AC calculations for policies in the Closed Block were consistent with those used to develop Closed Block funding, except for those factors that were not relevant to the Closed Block. The bases for the factors for items not used in Closed Block funding are described below.

Expenses and Taxes (Other Than Federal Income Tax and Premium Taxes)

   Commissions, administrative expenses, other taxes, licenses and fees, state and local income taxes, and investment management expenses will not be charged to the Closed Block. The prospective commission assumptions

                                     B-F-5
were based on applicable commission scales, and the other expense assumptions were based on recent experience as described in section B.2.b.

   Prospective gains from miscellaneous sources were treated in the same manner as in the historical calculations and were based on recent experience.

2. CALIC-Traditional

a. Description of Business

   The CALIC traditional life insurance policies in the Closed Block consist of two categories of business: (1) agency-produced traditional life and (2) direct response life.

   The agency-produced business accounts for over 85% CALIC's Closed Block business, and includes a variety of whole life, limited pay and endowment plans. The agency-produced term insurance business is primarily annually renewable term.

   The Closed Block direct response business consists of various participating permanent plans that were issued through a third-party direct response marketing channel, and which are currently receiving dividends.

b. Methodology

   CALIC was mutualized and merged into Provident on February 1, 1993. Because of limited data availability for the years before the merger, CALIC's ACs as of December 31, 1992 were assumed to be equal to those of similar PMLIC policies with similar issue dates. In other respects the modeling approach for CALIC was similar to that for PMLIC.

c. Experience Factors - Historical

   The assumptions in this section were used to develop contributions to surplus for the years 1993 and later in the historical period.

Mortality

   Mortality studies for CALIC experience, separately for agency and direct response business, covering the period 1991-1995, were used to calculate a cost of insurance charge for the net amount at risk each year.

Commissions

   For agency business, commission assumptions were based on commission contracts and general agent override arrangements as well as pricing commission schedules. The pricing studies contained schedules of agent termination rates but did not include experience under the various production and persistency bonuses paid by CALIC over time. Estimates of the average value of these payments were made from the available schedules.

   For direct response business, commission assumptions were based on the Asset Adequacy Analysis testing.

Expenses and Taxes (Other Than Federal Income Tax)

   For each year in the historical AC calculation after the 1993 merger, unit expense assumptions were developed as described in section B.2.b., except as noted below.

   The pricing expenses that were scaled to match adjusted Exhibit 5 expenses, as described in section B.2.b., reflected combined expenses of PMLIC, CALIC and Covenant, after CALIC and Covenant were merged into Provident.

   After the scaled expenses were determined, there was an additional adjustment made to reduce those expenses to reflect gains from other miscellaneous sources. The gains from miscellaneous sources described in section B.2.b. applied to all of the individual life business, but, consistent with the Company's financial management practices, expense gains from paid-up additions and excess interest gains on dividend accumulations have been used as an offset to expenses for the traditional business only.

Dividends

   Dividends for model cells for 1993 and later were based on the actual dividend scales in effect in a calendar year.

                                     B-F-6

Term Conversions

   Because no CALIC information was available, the PMLIC term conversion costs and rates were used.

Federal Income Tax

   Federal income tax rates were developed consistent with the general approach described in section B.2.c.

   In the calculation of the DAC proxy tax for base policies, it was assumed that a certain percentage of base policy dividends was used to reduce premiums (consistent with actual company experience). In the AC calculations for PUA cells, dividends from the base policy and existing PUA amounts were used as premiums. However, there is no DAC proxy tax on dividends used to purchase PUAs.

d. Experience Factors - Prospective

   Experience factors for the prospective AC calculation for CALIC policies in the Closed Block were consistent with those used to develop Closed Block funding, except for those factors that were not relevant to the Closed Block. The bases for the factors for items not used in Closed Block funding are described below.

Expenses and Taxes (Other than Federal Income Tax and Premium Tax)

   Commissions, administrative expenses, other taxes, licenses and fees, state and local income taxes, and investment management expenses will not be charged to the Closed Block. The prospective commission assumptions were based on current commission scales, and the other expense assumptions were based on recent experience as described in section B.2.b.

   Prospective gains from miscellaneous sources were treated in the same manner as in the historical calculations and were based on recent experience.

3. Covenant-Traditional

a. Description of Business

   Covenant's traditional life insurance policies in the Closed Block consist of participating permanent and term plans issued from 1929 to 1994. The permanent insurance includes a variety of whole life, limited pay life and endowment plans. The term insurance consists primarily of annually renewable term and five-year renewable term.

   The Covenant business includes premium-paying contracts, as well as contracts where the premiums are now fully paid up by the terms of the contract. Other business includes policies resulting from the election of nonforfeiture options (RPU and ETI). The premium-paying policies include ordinary life, graded premium life, life paid up at 65, endowment policies, some term policies and the riders associated with the base policies.

b. Methodology

   The modeling approach for Covenant was similar to that for PMLIC.

c. Experience Factors - Historical

Mortality

   Based on Covenant mortality studies, the mortality experience over time was related to the prevailing industry select and ultimate mortality table (or valuation mortality when historical study results were expressed in this manner). The appropriate mortality rate from these tables was used to calculate a cost of insurance charge for the net amount at risk for each year.

Commissions

   The total amount of historical commission paid is not known since Covenant reported commissions in Exhibit 5 of the statutory annual statement rather than
Exhibit 1 and only limited information on commission schedules is available from pricing documents. Covenant pricing documents contained the rates for total field compensation for certain major products. The rates shown for whole life were used as an estimate of the rates for all traditional products and the rates shown for universal life were used for that product. These rates were added to pricing unit expense rates and used in the expense analysis described in the next section. Commissions following the merger of Covenant into Provident were de minimus and were assumed to be zero.

                                     B-F-7

Expenses and Taxes (Other Than Federal Income Tax)

   Unit expense assumptions were developed as described in section B.2.b., except as noted below.

   The pricing expenses that were scaled to match adjusted Exhibit 5 expenses, as described in section B.2.b., reflected combined expenses of PMLIC, CALIC and Covenant, after CALIC and Covenant were merged into Provident and reflected Covenant's own expenses prior to the merger.

   After the scaled expenses were determined, there was an additional adjustment made to reduce those expenses to reflect gains from other miscellaneous sources. The gains from miscellaneous sources described in section B.2.b. applied to all of the individual life business, but, consistent with the Company's financial management practices, excess interest gains from Covenant's dividend accumulations and policy loans have been used as an offset to expenses for the traditional business only. Finally, first year per premium expenses for graded premium whole life and traditional term products were adjusted by the difference between the field compensation pricing charge for these products and that of whole life.

Dividends

   Dividends for model cells were based on the actual dividend scales in effect in a calendar year. Where complete historical scales were not available, reasonable approximations were made.

Term Conversions

   Because no Covenant information was available, the PMLIC term conversion costs and rates were used.

Federal Income Tax

   Federal income tax rates were developed consistent with the general approach described in section B.2.c.

   In the early 1980s, Covenant entered into a MODCO agreement, but no explicit record of the resulting savings was available. Therefore, the Covenant savings were reflected implicitly in Covenant ACs in the development of the tax rate on reserves.

   In the calculation of the DAC proxy tax for base policies, it was assumed that a certain percentage of base policy dividends was used to reduce premiums (consistent with actual company experience). In the AC calculations for PUA cells, dividends from the base policy and existing PUA amounts were used as premiums. However, there is no DAC proxy tax on dividends used to purchase PUAs.

d. Experience Factors - Prospective

   Experience factors for the prospective AC calculation for Closed Block business were consistent with those used to develop Closed Block funding, except for those factors that were not relevant to the Closed Block. The bases for the factors for items not used in Closed Block funding are described below.

Expenses and Taxes (Other Than Federal Income Tax and Premium Tax)

   Commissions, administrative expenses, other taxes, licenses and fees, state and local income taxes, and investment management expenses will not be charged to the Closed Block. The prospective assumptions were based on recent experience as described in section B.2.b.

   Prospective gains from miscellaneous sources were treated in the same manner as in the historical calculations and were based on recent experience.

D.  TRADITIONAL LIFE - POLICIES NOT IN THE CLOSED BLOCK

1. PMLIC-Traditional

a. Description of Business

   This block consists of recently issued term insurance. Plans include annual renewable term and level term with a variety of premium guarantee periods.

                                     B-F-8

b. Methodology

   A model cell approach, similar to that used for comparable PMLIC policies in the Closed Block, was used for this business.

c. Experience Factors - Historical

   Historical assumptions were generally the same as for comparable PMLIC policies in the Closed Block.

d. Experience Factors - Prospective

   Except as noted below, the prospective assumptions were generally the same as for comparable PMLIC policies in the Closed Block.

Investment Income

   Prospective earned rates were developed as described in section B.2.a.

Mortality

   The Company's 2000 mortality study, based on 1994-1998 experience, was used for this block prospectively.

Reinsurance

   For certain term insurance policies that were priced assuming reinsurance support, applicable reinsurance treaties were modeled separately and reflected in the AC calculations.

   For all other products, reinsurance was treated as described in section
B.2.d.

2. CALIC-Traditional

a. Description of Business

   The CALIC open block consists of direct response policies. The majority of the block is graded death benefit permanent life insurance but there is also a variety of level and decreasing term plans.

b. Methodology

   CALIC was mutualized and merged into Provident on February 1, 1993. Because of limited data availability for the years before the merger, CALIC's ACs as of December 31, 1992 were assumed to be equal to those of similar PMLIC policies with similar issue dates. In other respects, the modeling approach for CALIC was similar to that for PMLIC.

c. Experience Factors - Historical

   Historical assumptions for this block were generally the same as for comparable CALIC policies in the Closed Block.

   For one of the direct response plans, reinsurance costs were modeled for that plan. Reinsurance costs associated with the rest of this block were de minimus and were not reflected in the calculations.

d. Experience Factors - Prospective

   Except as noted below, the prospective assumptions were generally the same as for comparable CALIC policies in the Closed Block.

Investment Income

   Prospective earned rates were developed as described in section B.2.a.

3. Covenant-Traditional

a. Description of Business

   This block consists of non-participating annual renewable term, 5-year renewable term, child term rider and family term rider.

                                     B-F-9

b. Methodology

   A model cell approach, similar to that used for comparable Covenant policies in the Closed Block, was used for this business.

c. Experience Factors - Historical

   Historical assumptions were generally the same as for comparable Covenant policies in the Closed Block.

d. Experience Factors - Prospective

   Except as noted below, the prospective assumptions were generally the same as for comparable Covenant policies in the Closed Block.

Investment income

   Prospective earned rates were developed as described in section B.2.a.

Mortality

   No recent experience studies exist. Based on Covenant's favorable mortality relative to PMLIC's in older experience studies, Covenant's mortality was assumed to be 90% of PMLIC's term mortality.

E.  OTHER INDIVIDUAL LIFE

1. PMLIC-Variable Universal Life (VUL) and Universal Life(UL)

a. Description of Business

   The PMLIC VUL and UL business consists of the following types of policies:

  . Fixed premium variable life products (both single premium and recurring premium) which are single life policies with separate account investment options (also offering policy loans in the general account). In addition, there are ETI and RPU policies (in the general account) arising from nonforfeiture options on these policies.

  . A fixed premium VUL product, which is a single life fixed premium (with certain flexible premium features) variable universal life policy with separate account investment options (also offering policy loans in the general account). In addition, there are ETI and RPU policies (in the general account) arising from nonforfeiture options on these policies.
  . Flexible premium VUL products, which are single life flexible premium variable universal life policies with both general account and separate account investment options.

  . Flexible premium joint and last survivor VUL products, which are joint life flexible premium variable universal life policies with both general account and separate account investment options.

  . A universal life product, which is a flexible premium universal life policy with investments only in the general account.

b. Methodology

   The AC methodology and assumptions for the VUL/UL products were comparable to those for the PMLIC traditional Closed Block policies in all material respects except as noted below.

   The model cells consisted of combinations of model plan, issue year, issue age, gender, underwriting status, face amount band (fixed premium plans only), death benefit option and funding level (flexible premium plans only).

   For each model cell, contributions to surplus were developed for each year using a gains by source approach.

c. Experience Factors - Historical

Investment Income - General Account and Separate Account

   Historical earnings rates for general account and separate account products were developed as described in section B.2.a.

                                    B-F-10

Premium Pattern

   Many of these products are flexible premium products. Historical premium patterns were reviewed and historical premium ratios (the ratio of historical premiums to historical target premiums) were determined for each modeled flexible premium product.

Spreads on General Account Products and Product Charges on Separate Account Products

   For general account products, historical spreads were based on pricing spreads for-non-loaned account values. For separate account products, historical product charges were based on historical mortality and expense ("M&E") charges and other product charges for non-loaned account values. For separate account products there was an immaterial amount of non-loaned account value in the general account; these non-loaned account values were treated as separate account account values in the model. Contractual spreads were used for loaned account values for all products.

Tax Reserves

   Tax reserves were calculated as a percentage of cash values, grading to 100% by policy year 11.

d. Experience Factors - Prospective

Investment Income - General Account and Separate Account

   Prospective earnings rates for general account products were developed as described in section B.2.a for business not in the Closed Block. Prospective earnings rates for separate account products were developed as described in section B.2.a.

Mortality

   The Company's 2000 mortality study, based on 1994-1998 experience, was the basis of the prospective mortality rates for this block.

Policy Lapse

   A policy lapse study, based on 1991-2000 experience, was the basis for the prospective lapse rates for this block.

Premium Pattern

   Prospective premium ratios were developed for each modeled product based on historical premium patterns.

Spreads on General Account Products and Product Charges on Separate Account Products

   For general account products, prospective spreads were based on pricing spreads for-non-loaned account values. For separate account products, product charges were based on recent M&E charges and other product charges for non-loaned account values. For separate account products, there was an immaterial amount of non-loaned account value in the general account; these non-loaned account values were treated as separate account account values in the model. Contractual spreads were used for loaned account values for all products.

Tax Reserves

   Tax reserves were projected as a percentage of the projected cash values, grading to 100% by policy year 11.

2. CALIC-Universal Life (UL)

a. Description of Business

   CALIC's UL business consists of agency-produced non-participating pension and non-pension interest sensitive whole life insurance plans. All are general account fixed premium products.

b. Methodology

   The AC methodology and assumptions for the CALIC UL products were comparable to those for the CALIC Closed Block policies in all material respects except as noted below.

   CALIC was mutualized and merged into Provident on February 1, 1993. In calculating CALIC ACs as of December 31, 1992, various approximations were used to determine experience for years prior to 1993.

                                    B-F-11

   AC factors were calculated on a model cell basis. The model cells consisted of combinations of model plan, issue year, issue age, and gender.

   For each model cell, contributions to surplus were developed for each year using a gains by source approach.

   Reinsurance costs associated with these policies were de minimus and were not reflected in the calculations.

c. Experience Factors - Historical

Premium Pattern

   These products have certain flexible premium features. Historical premium patterns were reviewed and historical premium ratios were determined for each modeled product.

Spreads

   The spreads were based on the difference between historical earnings rates and historical crediting rates.

Tax Reserves

   Tax reserves were calculated as a percentage of cash values.

d. Experience Factors - Prospective

Investment Income

   Prospective earned rates were developed as described in section B.2.a.

Mortality

   The prospective mortality assumption was set equal to the historical mortality assumption.

Policy Lapse

   A policy lapse study, based on 1989-1994 experience, was the basis for the prospective lapse rates for this block.

Premium Pattern

   Prospective premium ratios were developed for each modeled product based on historical premium patterns.

Spreads

   Prospective spreads were based on the recent historical spreads, grading to pricing spreads in the fifth projection year.

Tax Reserves

   Tax reserves were projected as a percentage of the projected cash values, grading linearly to 100% in the fifth projection year.

3. Covenant-Universal Life (UL)

a. Description of Business

   The Covenant business consists of two flexible premium universal life products invested in the general account only.

b. Methodology

   The AC methodology and assumptions for the Covenant UL products were comparable to those for the Covenant Closed Block policies in all material respects except as noted below.

   The Covenant UL business was 100% coinsured on December 31, 1995. The ACs for the Covenant UL business in the years after the reinsurance transaction were based on an allocation of the gain that was realized from the transaction. The allocation was based on a calculation of contributions to surplus following the reinsurance transaction, assuming a continuation of historical assumptions into the period after the transaction.

                                    B-F-12

   AC factors were calculated on a model basis. The model cells consisted of combinations of model plan, issue year, issue age, gender, death benefit option and underwriting status.

   For each model cell, contributions to surplus were developed for each year using a gains by source approach.

c. Experience Factors - Historical

   As a result of the 100% coinsurance transaction in 1995, the historical experience information was no longer available. Therefore, product-specific historical assumptions were generally based on the pricing assumptions for the products.

d. Experience Factors - Prospective

   As a result of the 100% coinsurance transaction in 1995, recent experience information was no longer available. Therefore, product-specific prospective assumptions were generally based on the pricing assumptions for the products.

F.  INDIVIDUAL ANNUITIES AND SUPPLEMENTARY CONTRACTS

   The individual annuity line consists of fixed and variable deferred annuities, single premium immediate annuities (SPIAs), and supplementary contracts. There is also some business in this line that are group contracts, but which are treated as individual contracts (i.e., the calculations looked through to the individuals as described in section B.2.e).

1. PMLIC-Individual Deferred Annuities

a. Description of Business

   The PMLIC deferred annuity business consists of fixed and variable business.

   The fixed business is primarily single premium deferred annuities (SPDA) and flexible premium deferred annuities (FPDA). The fixed deferred annuities have interest rate guarantees on the initial deposits, back-end surrender charges (generally with a free partial withdrawal provision), and renewal interest spreads which vary by contract type. Generally the FPDAs have little continuing premium. There is also a small block of old participating deferred annuities.

   The variable deferred annuities offer both general and separate account investment options. A mortality and expense charge is deducted on a daily basis from the separate account returns, while the general account portion is similar to a fixed annuity. There are annual policy fees and back-end surrender charges.

   The deferred annuity block includes certain contracts that were issued under a trust arrangement, where the trust was established for marketing purposes. For AC purposes, the certificates were treated as individual contracts (i.e., the calculations looked through to the individuals as described in section B.2.e).

b. Methodology

   The AC methodology for the PMLIC deferred annuity products was comparable to that for the PMLIC traditional Closed Block policies in all material respects except as noted below.

   The model cells consisted of combinations of model plan, issue year, and tax-qualification status, and, for prospective calculations, issue age.

   For each model cell, contributions to surplus were developed for each year using a gains by source approach.

c. Experience Factors - Historical

Investment Income - General Account and Separate Account

   Historical earnings rates for general account and separate account products were developed as described in section B.2.a.

Commissions

   Historical average commission scales (reflecting the various commissions paid in the Company's sales distribution channels) were used for each model cell.

                                    B-F-13

Expenses and Taxes (Other than Federal Income Tax)

   Unit expense assumptions were developed as described in section B.2.b.

Interest Crediting Rates

   For general account products and the general account portion of separate account products, the average interest crediting rates for each calendar year were used for each model cell. These crediting rates varied by plan and were developed from historical data. Where complete historical data were not available, reasonable approximations were used.

   For the separate account products, the average separate account rates of return (net of M&E charges) for each calendar year were used for each model cell. These "crediting rates" varied by plan and were developed from historical data.

Federal Income Tax

   Federal income tax rates were developed consistent with the general approach described in section B.2.c.

d. Experience Factors - Prospective

Investment Income - General Account and Separate Account

   Prospective earnings rates for general account and separate account products were developed as described in section B.2.a.

Mortality

   Prospective mortality rates for this block were based on the Annuity 2000 Table.

Premium Persistency

   For flexible premium products, assumptions for rates of premium continuance were based on the Company's recent historical experience and assumptions used in the Asset Adequacy Analysis testing. Rates varied by product and year of experience. No renewal premiums were assumed for single premium policies.

Policy Lapse

   Policy lapse, withdrawal of account value, and surrender charge assumptions were based on the Company's recent historical experience and assumptions used in the Asset Adequacy Analysis testing. Surrender benefits were calculated as account values reduced by surrender charges.

Commissions

   Prospective commissions were modeled in a manner similar to historical commissions.

Interest Crediting Rates

   Prospective interest crediting rates for general account products and the general account portion of separate account products were based on the Company's interest rate crediting strategy and recent experience.

   For the separate account business, the assumed separate account rates of return were based on the prospective earned rates less recent M&E charges.

Expenses and Taxes (Other than Federal Income Tax)

   Prospective expense rates were set consistent with the method described in section B.2.b.

Federal Income Tax Rates

   Federal income tax rates were developed consistent with the general approach described in section B.2.c.

                                    B-F-14

2. PMLIC Single Premium Immediate Annuities and Supplementary Contracts

a. Description of Business

   This business consists of single premium immediate annuities (SPIAs) as well as supplementary contracts that arose from maturities or surrenders of individual deferred annuities or from life insurance contracts. The supplementary contract block also includes retained asset accounts, which are deposit accounts established to hold the proceeds of death claims.

b. Methodology

   There were separate methodologies for calculating the AC during the payout phase for two categories of contracts: (i) all supplementary contracts and SPIAs and (ii) retained asset accounts. These are described below.

   For those supplementary contracts that, by the terms of the contract, were considered a continuation of the original contract (as described in section B.2.f), an additional amount of historical AC was determined to recognize gains during the accumulation phase (this is referred to as a "look-back"). Because of limited data availability, this additional amount was determined on an approximate basis. The additional amount was expressed as a function of the reserve at the inception date of each supplementary contract and was then accumulated with interest to the AC Date and added to the policy's AC. ACs for all other supplementary contracts were calculated only from the date of issue of the supplementary contract.

Supplementary Contracts and SPIAs

   For supplementary contracts and SPIAs, ACs for the payout phase were calculated on a seriatim basis. Historical and prospective projections of annual contributions to surplus were based on a statutory gain from operations approach. Historical annual contributions to surplus were accumulated with interest to the AC Date. Prospective annual contributions to surplus were discounted to the AC Date. The AC was the algebraic sum of the historical and prospective AC, plus the gain from the accumulation phase (for contracts involving a look-back).

Retained Asset Accounts

   For retained asset accounts, annual contributions to surplus were developed on a seriatim basis. Gains were based on the spread (investment income less interest credited less expenses incurred). Historical ACs were developed by applying calendar year gain factors to mean account balances and accumulating to the AC Date. Prospective ACs were calculated by projecting gains using assumptions based on recent historical experience. Projected gain factors were applied to mean account balances and the calendar year gains were discounted to the AC Date. Historical and prospective ACs were combined algebraically.

c. Experience Assumptions - Historical

Investment Income

   Investment income rates were developed as described in section B.2.a.

Interest Credited Rate

   Historical interest credited rates were based upon the credited rate histories for the products.

Mortality Gain

   Assumptions for mortality gain were based upon a study of industry experience as compared with valuation mortality.

Commissions

   Historical commission scales were used for SPIAs.

Expenses and Taxes (Other than Federal Income Taxes)

   Expenses incurred were developed as described in section B.2.b.

Federal Income Tax

   Federal income tax was calculated as described in section B.2.c.

                                    B-F-15

d. Experience Assumptions - Prospective

Investment Income

   Prospective investment income rates were developed as described in section B.2.a.

Interest Credited Rate

   Prospective interest credited rates were based upon the prospective earned rate and an interest margin based upon recent historical experience.

Mortality Gain

   Assumptions for mortality gain were based on recent industry experience as compared with valuation mortality.

Expenses and Taxes (Other than Federal Income Tax)

   Expenses incurred were based upon recent historical experience as described in section B.2.b.

Federal Income Tax

   Federal income tax was calculated as described in section B.2.c.

3. CALIC-Individual Deferred Annuities

a. Description of Business

   This business consists primarily of single premium deferred annuities (SPDA) and flexible premium deferred annuities (FPDA). The annuities have interest rate guarantees on the initial deposits, back-end surrender charges (generally with a free partial withdrawal provision), and renewal interest spreads which vary by contract type. Generally the FPDAs have little continuing premiums. CALIC deferred annuity business also includes SPDA business issued through group trusts created for marketing purposes. These certificates were treated as individual contracts for purposes of the AC calculation (i.e., calculations looked through to the individual as described in section B.2.e).

b. Methodology

   The methodology described above for PMLIC was used for CALIC annuities.

c. Experience Factors - Historical

   Assumptions for CALIC annuities were generally similar to those of PMLIC annuities. For the period prior to the merger where limited historical data was available, assumptions were developed based on those for PMLIC annuities or reasonable approximations were made for the missing data.

d. Experience Factors - Prospective

   Assumptions for CALIC annuities were developed in a manner similar to those for PMLIC annuities described above, but using CALIC data, except for mortality and expenses, where the same assumptions were used as for comparable PMLIC policies.

4. CALIC Single Premium Immediate Annuities and Supplementary Contracts

   The AC methodology and assumptions for this CALIC business were the same as those for PMLIC's SPIAs and supplementary contracts, except as noted below.

   For CALIC SPIAs, historical CALIC commission rates were used.

5. Covenant-Individual Deferred Annuities

a. Description of business

   This business consists primarily of Single Premium Deferred Annuities (SPDA) and Flexible Premium Deferred Annuities (FPDA). The annuities have interest rate guarantees on the initial deposits, back-end surrender charges (generally with a free partial withdrawal provision), and renewal interest spreads which vary by contract type.

                                    B-F-16

Covenant also issued group annuity contracts to a small number of groups, and these contracts have been treated as group annuities for financial management purposes, but in all cases, records were kept at the individual life basis. Some contracts were FPDAs that were owned by the group, and were treated as multiple individual contracts with the same owner for AC purposes. Other contracts were issued on a group contract form that required allocation of funds to individuals and in these cases were treated as true group contracts. Both types of group contracts were included in the individual annuity models.

b. Methodology

   The methodology described above for PMLIC was used for Covenant annuities.

c. Experience Factors - Historical

   Except as noted below, the assumptions for Covenant deferred annuities were developed in the same manner as those for PMLIC deferred annuities as described above. Where limited data was available, reasonable approximations were made.

Commissions

   The total amount of historical commission paid is not known since Covenant reported commissions in Exhibit 5 of the statutory annual statement rather than in Exhibit 1. Commission rates by product were developed based on commission schedules for individual annuity contracts. These commission rates were added to pricing unit expense rates and used in the expense analysis as described in section B.2.b.

d. Experience Factors - Prospective

   Prospective assumptions were generally consistent with those for PMLIC annuities as described above.

6. Covenant Single Premium Immediate Annuities and Supplementary Contracts

   The AC methodology and assumptions for this Covenant business were the same as those for PMLIC's SPIAs and supplementary contracts, except as noted below.

   Prior to 1995, assumptions specific to Covenant were used. In 1995 and later, PMLIC assumptions were used (as this small block of business was managed together after the merger).

G.  GROUP ANNUITIES

   This section presents the assumptions and methods for the ACs on PMLIC group annuity business. The discussion of ACs for CALIC and Covenant group annuity business is in section F, the individual annuity section, since that business consists of group contracts that are treated as individual contracts (as described in B.2.e), and has been managed with the individual annuity business.

   The PMLIC group annuity business consists of accumulation contracts that may also include payout annuities (where annuities are used to provide retirement benefits to members of the group). The AC methodology and assumptions for accumulation contracts are discussed in sub-section G.1. below, and the AC methodology and assumptions for the payout annuities are discussed in sub-section G.2. below. The total AC for a particular group annuity contract is the sum of the ACs for the group accumulation portion and the ACs for the payout annuities issued under that contract.

1. PMLIC - Group Accumulation Contracts

a. Description of Business

   There are three types of accumulation contracts: IPG/DA, Selector, and GIC.

   The oldest IPG/DA contract remaining inforce was issued in 1961. The IPG/DA product features a general account deposit fund, separate account investment options (since 1967) and optional purchases of annuities. There have been no new sales of IPG/DA contracts for a number of years, and the block is in runoff mode.

   The first version of the Selector product was offered in the mid-1980s, and it is the only group annuity product currently marketed by the Company. Like IPG/DA, Selector features a general account deposit fund, separate account investment options, and optional purchases of annuities. The current version of the product is called Selector Plus.

                                    B-F-17

   The Guaranteed Investment Contract (GIC) product is a traditional accumulation contract for which the underlying assets at Provident are held in a separate account. Provident began selling the GIC product in the early 1980s, but it is no longer sold. The block is in runoff mode, and only a few contracts remain in force. These are scheduled to mature within the next several years.

b. Methodology

   The ACs for the accumulation phase were calculated on a seriatim basis, based on a gains by source approach as described below. Annual contributions to surplus were calculated by applying pre-tax gain factors (developed for each source of gain) to mean reserves and then tax-effecting the result. These calculations were performed separately for the general account portion and the separate account portions of the contract, except as noted below. Historical annual contributions to surplus were accumulated with interest to the AC Date. Prospective annual contributions to surplus were discounted to the AC Date. The AC was the algebraic sum of the historical and prospective AC.

Historical Contribution

   For 1981 and prior years, the pre-tax gain for each calendar year was developed in a model using annual statement data and internal company records, and was calculated in total for general and separate account components. The pre-tax gain was the net gain from operations including capital gains and losses less interest on surplus. The gains were expressed as a function of the mean reserves (total for general and separate account) for each year to determine a net gain factor for that year.

   For 1982 and later, the net gains for each calendar year were developed separately for general account and separate account. The sources of gain for each year for the general account were interest margin, capital gains and losses, and expense gain.

   The general account interest margin was generally the difference between gross interest earned and the net interest credited, after deduction for investment expense. Interest margins for IPG/DA and Selector were available for 1994 and later from Company records. For 1982-1993, interest margins could not be determined from available Company records so reasonable approximations were used. Specifically, for IPG/DA, margins were calculated by interpolating between the 1994 margin and the underlying 1981 group annuity interest margin and for Selector, the 1994 margin was used for applicable years prior to 1994.

   The separate account gain factor was developed separately for each separate account and was generally the investment management fee plus the expense gain factor, except for the GICs. For GICs (which, although in separate accounts, operated as the equivalent of a general account segment), the separate account gain factor for each year was calculated as the sum of the interest margin and capital gain and loss factor, less the incurred expense factor.

   For 1982-1990, the capital gains factor for each year was the same for the entire group annuity line. For 1991-2000, the capital gains factors were developed separately by product. However, since the capital gains were part of the experience rating formula for IPG/DA and Selector in 1996-2000, capital gains were set to zero for those years for those products.

   Expense gain factors were developed for each year for the group annuity line as the difference between contractual expense charges and expenses incurred, expressed as a percentage of mean reserves (general account plus separate account).

Prospective Contribution

   Prospective AC gain factors were developed in a projection model of each product. Projection factors were then applied to the appropriate base to determine the prospective AC for each contract.

   Account values were projected based on assumptions for lapse, benefit payments, interest credited, taxes and expenses. All assumptions were based on recent experience. Where appropriate, additional deposits were assumed, based on recent deposit experience. For GICs, account balances were projected using contractual terms until maturity, and then 100% withdrawal was assumed at maturity.

   The prospective sources of gain were interest margin and expense gain, and were determined separately by product, and separately for general and separate account. No capital gains or losses were projected.

                                    B-F-18

c. Experience Factors - Historical

   For years prior to 1982, the annual gain factors were calculated in aggregate, based on statutory statement information on gains from operations. These gains were adjusted for interest on surplus and capital gains and losses based on annual statement data and data from the company.

   For 1982 through 2000, gain factors were calculated for the various sources of gain.

Interest Margins

   General account interest margins were based on Company data for the recent historical period and were either held constant back to 1982 or interpolated using the 1981 margin, depending on the product.

Expense Margins

   Expense margins were expense revenues less incurred expenses. Expense revenues were based upon Company data for the recent historical period and were held constant back to 1982. Expenses incurred were based upon annual statement data, adjusted as described in section B.2.b.

Capital Gains and Losses

   Capital gains and losses were developed as described in section B.2.a.

Separate Account Investment Management Fees

   Assumptions for separate account investment management fees were based on recent historical information (by separate account) and were held constant back to 1982.

Federal Income Tax

   Federal income tax rates were developed consistently with the general approach described in section B.2.c.

d. Experience Factors - Prospective

   Prospective assumptions for each of the gain factors described above were based on recent historical experience.

2. PMLIC - Group Payout Annuities

a. Description of Business

   This block consists of payout annuities issued under group contracts written by PMLIC. They are traditional fixed income contracts (such as life only, and joint and survivor), and may be purchased by contractholders with group annuity accumulation contracts on behalf of pension plan participants at retirement or upon plan termination.

b. Methodology

   The gain/loss experience under a contract's payout annuity certificates was aggregated with the gain/loss experience under the contract's deposit fund (accumulation phase) when calculating the total AC for a group annuity contract. In situations where a contractholder has withdrawn the deposit fund but one or more annuity certificates remains in force, the group contract was deemed to be in force.

   ACs for the payout certificates were calculated on a seriatim basis. In a limited number of cases, the initial consideration for payout certificates were not available and reasonable approximations were used. Historical and prospective projections of annual contributions to surplus were based on a statutory gain from operations approach. Historical annual contributions to surplus were accumulated with interest to the AC Date. Prospective annual contributions to surplus were discounted to the AC Date. The AC was the algebraic sum of the historical and prospective AC. For each contract with payout certificates in force, an adjustment was made to the sum of the ACs for in force certificates to give credit for other certificates that emanated from the group contract but are no longer in force.

c. Experience Factors - Historical

Investment Income

   Historical earnings rates were developed as described in section B.2.a.

                                    B-F-19

Mortality Gain

   Assumptions for mortality gain were based upon a study of industry experience as compared with valuation mortality.

Expenses and Taxes (Other than Federal Income Tax)

   Expenses incurred were developed from annual statement data.

Federal Income Tax

   Federal income tax rates were developed consistently with the general approach described in section B.2.c.

d. Experience Factors - Prospective

Investment Income

   Earned rates were developed consistent with the method described in section B.2.a.

Mortality Gain

   Assumptions for mortality gain were based upon a study of industry experience as compared with valuation mortality.

Expenses and Taxes (Other than Federal Income Tax)

   Prospective expense assumptions were based upon recent historical experience.

Federal Income Tax

   Federal income tax rates were developed consistently with the general approach described in section B.2.c.

H.  GROUP AND INDIVIDUAL HEALTH

   This line consists of PMLIC and CALIC individual and group health business. There is no Covenant business.

1. PMLIC Individual and Group Health

a. Description of Business

   This business consists of three distinct types of business. None of the three types has been sold for many years and very little experience data exists, other than what was prepared for annual statement reporting. Therefore, most assumptions were developed from annual statement information (primarily Schedule H) and internal company work papers that provided more detailed breakdowns of annual statement data.

   The first is a block of group medical conversions providing individual coverage to those members who were previously covered under Provident's group medical contracts. PMLIC sold group medical business from 1956 through 1989; the last conversion policy was issued in 1989.

   The second is a block of noncancellable disability income policies issued in the state of New York that is 95% coinsured by UnumProvident Corporation. PMLIC sold noncancellable disability income business from 1953 through 1991.

   The third is a block of individual medical insurance issued in the state of New York that is 95% coinsured by Trustmark. PMLIC sold individual medical business from 1955-1975.

b. Methodology

   The AC methodology for the PMLIC health business was comparable to that for the PMLIC traditional Closed Block policies in all material respects except as noted below.

   A model cell approach was used to calculate ACs for the PMLIC health business. Actuarial contributions were determined for model cells, which consisted of combinations of model plan and issue year.

   For each model cell, contributions to surplus were determined on a "unitized premium" basis. That is, the annual contributions were expressed per $100 of direct calendar year 2000 earned premium. These annual contributions per

                                    B-F-20

$100 of premium were determined for every calendar year for every issue year using a statutory gain from operations approach. The historical factors were accumulated with interest to the AC Date, and the prospective factors were discounted to the AC Date. The historical and prospective unitized AC factors were added to produce the total unitized AC factor.

   Each base policy was assigned to a representative model plan and the total AC for the policy was determined by multiplying the appropriate total unitized AC factor times the policy's unitized premium in force (direct annualized premium in force as of December 31, 2000 divided by 100).

c. Experience Factors - Historical

Morbidity

   Based on Company reports and Schedule H of the annual statement, the morbidity experience was developed as incurred loss ratios. Incurred claims were calculated as the incurred loss ratio times the annualized premium.

Commissions

   Historical average commission factors were developed for each calendar year, calculated as paid commissions divided by earned premiums, based on detailed company reports and statutory annual statements. These calendar factors were adjusted to develop separate factors for issue year commissions and renewal year commissions, based on typical issue year commissions.

Expenses and Taxes (Other Than Federal Income Tax)

   For each year in the historical AC calculation, ratios of actual expenses to earned premium were developed based on Schedule H of the annual statement and applied in the model cells to the unitized premium in force.

Dividends

   The actual dividends paid in a calendar year were compared to the earned premium to develop dividend ratios that were applied to the unitized premiums in the model.

Investment Income

   Because of the relatively small amount of assets associated with this business, investment income rates were based on total PMLIC rates.

d. Experience Factors - Prospective

Morbidity

   Prospective morbidity assumptions were based on recent historical experience, except that for disability income policies, an additional morbidity component was developed to reflect the deterioration of experience over time, consistent with industry experience.

Commissions

   Prospective commissions were based on recent historical experience.

Expenses

   Prospective expense assumptions were based on recent historical experience.

Dividends

   Prospective dividend assumptions were based on recent historical experience.

Lapses

   Based on company premium lapse studies, average calendar year lapse rates across all issue ages were developed for each model cell. Policy duration lapse rates were developed that blended policy maturity into the average calendar year lapse rate to approximate the effect of the issue age distribution of the policies in-force.

                                    B-F-21

Investment Income

   Prospective earned rates were developed as described in section B.2.a.

2. CALIC Individual and Group Health

a. Description of Business

   The CALIC individual health business consists of two basic types of business that are defined by the method of distribution. The first is agency-produced business, consisting of disability income and hospital/surgical business. This first block is the smaller of the two. The other is the direct response business, consisting of business sold directly by CALIC as well as some business acquired from CIGNA and Travelers. The direct response business consists primarily of hospital indemnity policies. There are both participating and nonparticipating policies in this block. Another significant portion of the direct response block includes accidental death, nursing home care, specified disease (e.g., cancer, heart attack, stroke) hospital coverage, and accident-only hospital coverage.

b. Methodology

   A model cell approach, similar to that described for PMLIC health policies, was used for CALIC health business.

c. Experience Factors - Historical

   CALIC was mutualized and merged into Provident on February 1, 1993. Because of limited data availability for the years prior to the merger, many of the assumptions were developed from the post-merger data that was available. Because no new CALIC business has been sold in many years, the same data limitations as described above for PMLIC were also true for CALIC in the years after the merger. Therefore, except for the investment income assumption, the historical experience factors for CALIC business were developed as described above for PMLIC. The investment income assumption for the years following the merger was based on rates associated with the CALIC asset segment.

d. Experience Factors - Prospective

   The prospective experience factors for CALIC business were developed as described above for PMLIC.

                                    B-F-22

                                    Annex C

                          [Morgan Stanley Letterhead]

July 25, 2002

The Board of Directors
Provident Mutual Life Insurance Company
1000 Chesterbrook Blvd.
Berwyn, PA 19312-1181

Members of the Board:

   We understand that Provident Mutual Life Insurance Company ("Provident" or the "Company"), Nationwide Financial Services, Inc. ("Nationwide") and Eagle Acquisition Corporation, a wholly owned subsidiary of Nationwide ("Merger Sub"), have entered into an Amended and Restated Agreement and Plan of Merger, dated as July 8, 2002 and effective as of August 7, 2001 (the "Merger Agreement"), which provides for or contemplates, among other things, (i) the adoption by the Board of Directors of the Company of a Plan of Conversion (the "Plan of Conversion"), pursuant to which Provident shall be converted (the "Conversion") from a mutual insurance company to a stock corporation pursuant to Section 807-A of the Insurance Company Law of 1921, as amended, which Plan of Conversion shall have provisions consistent with the terms set forth in
Article III of the Merger Agreement and substantially the same terms set forth on Exhibit A to the Merger Agreement (the "Conversion Term Sheet") including, the exchange by Eligible Policyholders of their Membership Interests for Company Shares, cash, or Policy Credits as determined pursuant to the terms of the Merger Agreement; and (ii) the merger of Merger Sub with and into Provident (the "Merger"). Pursuant to the Merger Agreement, Provident will become a wholly owned subsidiary of Nationwide and each Issued Company Share held for the account of an Eligible Shareholder will be converted into the right to receive either (A) one Sponsor Share or (B) cash or policy credits in an amount equal to the Sponsor Final Stock Price as determined pursuant to the Merger Agreement. The aggregate consideration to be paid to Eligible Policyholders in the Conversion and the Merger shall be equal to $1.527 billion, subject to adjustment (the "Aggregate Consideration") as described in the Merger Agreement. Capitalized terms not otherwise defined herein are used as defined in the Merger Agreement. The terms and conditions of the Conversion and the Merger are more fully set forth in the Merger Agreement.

   You have asked for our opinion as to whether the Aggregate Consideration to be received by the Eligible Policyholders, as a group, in exchange for their aggregate Membership Interests pursuant to the Merger Agreement is fair from a financial point of view to such Eligible Policyholders, as a group.

   For purposes of our opinion set forth herein we have:

     i) reviewed certain publicly available financial statements and other information of the Company and Nationwide, respectively;

     ii) reviewed certain internal financial statements and other financial and operating data concerning the Company;

    iii) reviewed certain financial forecasts prepared by the management of the Company;

     iv) reviewed certain financial forecasts for Nationwide contained in certain securities analysts' research reports;

     v) reviewed information, including a draft of the Post Merger Integration Plan prepared by Nationwide, relating to certain strategic, financial and operational benefits anticipated from the Merger;

     vi) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

    vii) discussed the past and current operations and financial condition and the prospects of Nationwide, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Nationwide;

   viii) reviewed the reported stock prices and trading activity for the Sponsor Shares;

     ix) compared the financial performance of the Company and Nationwide with that of certain publicly-traded companies comparable with the Company and Nationwide, respectively, and compared the prices and trading activity of the Sponsor Shares with the securities of certain publicly-traded companies comparable with Nationwide;

     x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     xi) participated in discussions and negotiations among representatives of the Company and Nationwide and their financial and legal advisors;

    xii) reviewed the Merger Agreement, the Conversion Term Sheet, a draft of the Post-Merger Integration Plan prepared by Nationwide and certain related documents;

   xiii) reviewed a draft of Amendment No. 1 to the Registration Statement on Form S-4 of Nationwide dated as of July 16, 2002;

    xiv) reviewed certain actuarial analyses (including certain financial forecasts of the Company on a statutory basis) prepared by actuarial consultants retained by the Company, utilizing information, data assumptions and methodologies provided by the Company, including the roll-forward of such actuarial analyses to March 31, 2002 contained in the memoranda prepared by such actuarial consultants dated April 17, 2002 and July 24, 2002 (collectively, the "Updated Actuarial Analyses"); and

     xv) considered such other factors and performed such other analyses as we have deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and Nationwide for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Nationwide, and we express no opinion with respect to such forecasts or the assumptions on which they are based. As you are aware, we were not provided with projections or forecasts of future financial performance of Nationwide. Instead, for the purposes of our analysis, we have relied with your consent on the estimates of certain securities analysts' research reports. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Nationwide. We have reviewed the Updated Actuarial Analyses prepared by actuarial consultants retained by the Company, including an expression of the reliances and limitations on such Updated Actuarial Analyses, and we have relied, with your consent and without independent verification upon such Updated Actuarial Analyses and the conclusions therein for purposes of this opinion. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   We have also assumed that (1) the Conversion and the Merger will comply with all applicable legal and regulatory requirements and that all necessary action will have been taken to comply with all applicable laws and requirements, including the receipt of all required approvals by policyholders, regulators and otherwise; and (2) the terms of the Merger will not affect the legal or tax treatment of the Conversion and the terms of the Conversion will not effect the legal or tax treatment of the Merger. We have also assumed that the Conversion and the Merger will be completed on the basis described in the Merger Agreement and the Conversion Term Sheet, including that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, and that in connection with receiving all applicable legal and regulatory requirements in connection with the Conversion and the Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Conversion and Merger.

   You have not asked for our opinion and we do not express any opinion as to
(1) which of the Company's policyholders are to be included among the Eligible Policyholders, (2) the fairness of the Plan of Conversion or the terms of the Conversion Term Sheet or the proposed consideration to be paid to any particular Eligible Policyholder or to any class of Eligible Policyholders in connection with the Conversion, including any provisions of the Plan of Conversion relating to which Eligible Policyholders receive Common Shares, cash or Policy Credits and other provisions of the Plan of Conversion which distinguish among Eligible Policyholders or (3) any matters relating to the establishment or the operation of the Closed Block. We have been further advised that the Company has retained a consulting actuary to opine on the allocation among the Eligible Policyholders of the consideration such Eligible Policyholders are to receive in the Conversion in exchange for their respective Membership Interests and certain matters relating to the establishment and operation of the Closed Block. In addition, this opinion does not in any manner address the prices at which the Sponsor Shares will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the policyholders of the Company or the shareholders of Nationwide, if a Nationwide shareholder vote is required, should vote at the respective meetings held in connection with the Merger.

   We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial and advisory services for the Company and its affiliates and Nationwide and its affiliates and have received fees for the rendering of these services.

   It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be received by the Eligible Policyholders, as a group, in exchange for their aggregate Membership Interests pursuant to the Merger Agreement is fair from a financial point of view to such Eligible Policyholders, as a group.

                                              Very truly yours,

                                              MORGAN STANLEY & CO. INCORPORATED


                                              By:       /s/ Gary W. Parr
                                                  -----------------------------
                                                          Gary W. Parr
                                                        Managing Director

                                    Annex D

                       [Salomon Smith Barney Letterhead]

August 7, 2001

Board of Directors
Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 43215-2220

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to Nationwide Financial Services, Inc. (the "Company") of the consideration to be paid by the Company in connection with the Proposed Acquisition (as defined below) by the Company of Provident Mutual Life Insurance Company (the "Subject Company") contemplated by the Agreement and Plan of Merger (the "Agreement") to be entered into by and among the Company, Eagle Acquisition Corporation, a wholly owned subsidiary of the Company ("Merger Sub"), and the Subject Company.

   As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, in the Proposed Acquisition, the Subject Company will be converted from a mutual insurance company to a stock corporation (the "Conversion"), following which Merger Sub will be merged with and into the Subject Company (the "Merger" and, collectively with the Conversion, the "Proposed Acquisition"), with the Subject Company surviving as a wholly owned subsidiary of the Company. The aggregate consideration to be paid to Eligible Policyholders (as defined in the Agreement) in the Proposed Acquisition will be $1.555 billion, subject to adjustment in accordance with the Agreement. In the Conversion, shares of the Subject Company common stock, par value $0.01 per share (the "Subject Company Shares") will be allocated (but not necessarily issued as described in the Agreement) to Eligible Policyholders. The total number of Subject Company Shares (the "Share Number") to be allocated to Eligible Policyholders will be determined as follows: (i) if the Sponsor Final Stock Price (as defined in the Agreement) is equal to or greater than 115% of the Sponsor Initial Stock Price (as defined in the Agreement), the Share Number will equal the Final Aggregate Consideration (as defined in the Agreement), divided by 1.125 times the Sponsor Initial Stock Price; (ii) if the Sponsor Final Stock Price is equal to or greater than 110% but less than 115% of the Sponsor Initial Stock Price, the Share Number will equal the Final Aggregate Consideration, divided by the average of the Sponsor Final Stock Price and 110% of the Sponsor Initial Stock Price; (iii) if the Sponsor Final Stock Price is greater than 85% of the Sponsor Initial Stock Price but less than 110% of the Sponsor Initial Stock Price, the Share Number will equal the Final Aggregate Consideration, divided by the Sponsor Final Stock Price; and (iv) if the Sponsor Final Stock Price is equal to or less than 85% of the Sponsor Initial Stock Price, the Share Number will equal the Final Aggregate Consideration, divided by 0.85 times the Sponsor Initial Stock Price. As set out in greater detail in the Agreement, the consideration payable to Eligible Policyholders in the Proposed Acquisition may include cash and policyholder credits from the Subject Company in an amount not to exceed 10% of the aggregate consideration and shall include (i) cash from the Company in an amount equal to or less than 20% of the aggregate consideration, after deducting the cash and policyholder credit consideration from the Subject Company, if any, and (ii) shares of Class A common stock, par value $.01 per share, of the Company ("Company Common Stock"). The type of consideration to be paid to Eligible Policyholders will be based on an election procedure and to the extent Eligible Policyholders receive cash and policyholder credits, the number of shares of Company Common Stock to be issued will be reduced proportionately.

   In arriving at our opinion, we reviewed a draft, dated August 7, 2001, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of the Subject Company concerning the businesses, operations and prospects of the Company and the Subject Company. We examined certain publicly available business and financial information relating to the Company and the Subject Company as well as certain financial forecasts and other information and data for the Company and the Subject Company, including actuarial valuations, which were provided to or otherwise discussed with us by the managements of the Company and the Subject Company, including information relating to certain strategic implications and operational benefits anticipated to result from the Proposed Acquisition. We reviewed the financial terms of the Proposed Acquisition as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company and the Subject Company; and the capitalization and financial condition of the Company and the Subject Company. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Proposed Acquisition and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and the Subject Company. We also evaluated the pro forma financial impact of the Proposed Acquisition on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

   In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of management of the Company and the Subject Company that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts, we have (i) relied on publicly available equity research analysts' estimates with respect to the Company and (ii) been advised by the management of the Subject Company that the forecasts with respect to the Subject Company were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Subject Company as to the future financial performance of the Subject Company. With respect to the forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to the strategic implications and operational benefits anticipated to result from the Proposed Acquisition, we have been advised by the respective managements of the Company and the Subject Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Subject Company as to such anticipated strategic implications and operational benefits. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Subject Company nor have we made any physical inspection of the properties or assets of the Company or the Subject Company. Representatives of the Company have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Proposed Acquisition will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Proposed Acquisition contained in the Agreement.

   We are not actuaries and our services did not include any actuarial determinations or evaluations by us or any attempt to evaluate any actuarial estimates provided to us or any assumptions on which they were based. We are not expressing any opinion with respect to any adjustment to the aggregate consideration to be paid that may result from determinations with respect to the Closed Block (as defined in the Agreement). We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued in the Proposed Acquisition or the price at which the Company Common Stock will trade or otherwise be transferable subsequent to the Proposed Acquisition. We were not requested to consider, and our opinion does not address, the relative merits of the Proposed Acquisition as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

   Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Proposed Acquisition. We will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Proposed Acquisition. We will also receive a fee upon the delivery of this opinion. We have in the past provided and may currently be providing investment banking services to the Company and its affiliates unrelated to the Proposed Acquisition, for which services we have received and may receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company and the Subject Company and their respective affiliates.

   Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the Proposed Acquisition. Our opinion is not intended to be and does not constitute a recommendation of the Proposed Acquisition to the Board of Directors, the Company or to anyone else or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Proposed Acquisition.

   Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be paid by the Company in the Proposed Acquisition is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          /s/  Salomon Smith Barney
                                          SALOMON SMITH BARNEY INC.

                                    Annex E

                    Provident Mutual Life Insurance Company
                               and Subsidiaries



                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants.................................................................  E-2

Consolidated Statements of Financial Condition as of December 2001 and 2000.......................  E-3

Consolidated Statements of Operations for the Years Ended December 31, 2001, 2000 and 1999........  E-4

Consolidated Statements of Equity for the Years Ended December 31, 2001, 2000 and 1999............  E-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999........  E-6

Notes to Consolidated Financial Statements........................................................  E-7

Consolidated Statements of Financial Condition as at March 31, 2002 and December 31, 2001......... E-23

Consolidated Statements of Operations for the Three Months Ended March 31, 2002 and March 31, 2001 E-24

Consolidated Statements of Equity for the Three Months Ended March 31, 2002....................... E-25

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2002 and March 31, 2001 E-26

Notes to Consolidated Financial Statements as of March 31, 2002................................... E-27



                    INDEX TO FINANCIAL STATEMENT SCHEDULES



Schedule I   Consolidated Summary of Investments--Other Than Investments in Related Parties
             as of December 31, 2001....................................................... E-30
Schedule III Supplemental Insurance Information as of December 31, 2001, 2000, and 1999 and
             for each of the years then ended.............................................. E-31
Schedule IV  Reinsurance as of December 31, 2001, 2000, and 1999 and for each of the years then ended.................................................................... E-32
Schedule V   Valuation and Qualifying Accounts for the years ended December 31, 2001, 2000 and 1999...................................................................... E-33

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of


Provident Mutual Life Insurance Company:



   In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Provident Mutual Life Insurance Company and Subsidiaries at December 31, 2001 and 2000, and the results of` their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



PRICEWATERHOUSECOOPERS LLP



Philadelphia, Pennsylvania


January 18, 2002

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                            (Dollars in thousands)

                                                                                   December 31, December 31,
                                                                                       2001         2000
                                                                                   ------------ ------------
Assets
 Investments:
   Fixed maturities:
     Available for sale, at fair value (cost: 2001-$3,024,128; 2000-$2,743,643)...  $2,999,334   $2,610,988
     Held to maturity, at amortized cost (fair value: 2000-$268,295)..............          --      261,399
 Equity securities, at fair value (cost: 2001-$21,661; 2000-$18,549)..............      22,043       18,912
 Mortgage loans...................................................................     563,403      594,805
 Real estate......................................................................      25,005       29,068
 Policy loans and premium notes...................................................     365,175      374,654
 Other invested assets............................................................      70,076       78,658
                                                                                    ----------   ----------
     Total investments............................................................   4,045,036    3,968,484
                                                                                    ----------   ----------
 Cash and cash equivalents........................................................     126,414       64,872
 Premiums due.....................................................................       8,902       10,241
 Investment income due and accrued................................................      68,677       70,984
 Deferred policy acquisition costs................................................     936,084      899,709
 Reinsurance recoverable..........................................................     162,164      161,085
 Separate account assets..........................................................   3,702,984    3,865,636
 Other assets.....................................................................     141,772      122,456
                                                                                    ----------   ----------
     Total assets.................................................................  $9,192,033   $9,163,467
                                                                                    ==========   ==========
Liabilities
 Policy liabilities:
   Future policyholder benefits...................................................  $3,869,907   $3,858,533
   Policyholder funds.............................................................     159,865      145,506
   Policyholder dividends payable.................................................      35,401       34,925
   Other policy obligations.......................................................      21,914       20,695
                                                                                    ----------   ----------
     Total policy liabilities.....................................................   4,087,087    4,059,659
                                                                                    ----------   ----------
 Expenses payable.................................................................      25,351       21,337
 Taxes payable....................................................................       5,101        8,617
 Federal income taxes payable:
   Current........................................................................      16,250       32,201
   Deferred.......................................................................      95,570       45,498
 Separate account liabilities.....................................................   3,702,984    3,865,636
 Other liabilities................................................................      78,628       76,839
                                                                                    ----------   ----------
     Total liabilities............................................................   8,010,971    8,109,787
                                                                                    ----------   ----------
Commitments and Contingencies--Note 10

Equity
 Retained earnings................................................................   1,194,086    1,100,582
 Accumulated other comprehensive income:
   Net unrealized (depreciation) appreciation on securities.......................     (13,024)     (46,902)
                                                                                    ----------   ----------
     Total equity.................................................................   1,181,062    1,053,680
                                                                                    ----------   ----------
     Total liabilities and equity.................................................  $9,192,033   $9,163,467
                                                                                    ==========   ==========

          See accompanying notes to consolidated financial statements

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            (Dollars in thousands)

                                                     Years Ended December 31,
                                                   ----------------------------
                                                     2001      2000      1999
                                                   --------  --------  --------
Revenues
 Policy and contract charges...................... $177,865  $173,597  $156,463
 Premiums.........................................  166,604   189,913   197,454
 Net investment income............................  296,376   317,192   328,393
 Other income.....................................   49,048    51,811    49,179
 Net realized losses on investments...............  (11,574)   (2,889)   (2,037)
                                                   --------  --------  --------
   Total revenues.................................  678,319   729,624   729,452
                                                   --------  --------  --------
Benefits and Expenses
 Policy and contract benefits.....................  209,702   217,722   211,390
 Change in future policyholder benefits...........   75,799    85,121   112,093
 Operating expenses...............................   75,968    69,665    71,384
 Amortization of deferred policy acquisition costs   63,154    86,312    80,420
 Policyholder dividends...........................   70,403    68,529    67,595
 Demutualization expenses.........................   17,831        --        --
 Noninsurance commissions and expenses............   41,963    47,359    44,951
                                                   --------  --------  --------
   Total benefits and expenses....................  554,820   574,708   587,833
                                                   --------  --------  --------
       Income before income taxes.................  123,499   154,916   141,619
                                                   --------  --------  --------
 Income tax expense (benefit):
   Current........................................   (1,836)   29,213    36,646
   Deferred.......................................   31,831    20,271    10,981
                                                   --------  --------  --------
     Total income tax expense.....................   29,995    49,484    47,627
                                                   --------  --------  --------
       Net income................................. $ 93,504  $105,432  $ 93,992
                                                   ========  ========  ========

          See accompanying notes to consolidated financial statements

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EQUITY

             For the Years Ended December 31, 2001, 2000 and 1999

                            (Dollars in thousands)

                                                                                              Net
                                                                                           Unrealized
                                                                                          Appreciation
                                                                               Retained  (Depreciation)
                                                                               Earnings  on Securities  Total Equity
                                                                              ---------- -------------- ------------
Balance at January 1, 1999................................................... $  901,158    $ 33,965     $  935,123
                                                                                                         ----------
 Comprehensive income
   Net income................................................................     93,992          --         93,992
   Other comprehensive income, net of tax:
     Change in unrealized appreciation (depreciation) on securities..........         --     (78,171)       (78,171)
                                                                                                         ----------
 Total comprehensive income..................................................                                15,821
                                                                              ----------    --------     ----------
Balance at December 31, 1999.................................................    995,150     (44,206)       950,944
                                                                                                         ----------
 Comprehensive income
   Net income................................................................    105,432          --        105,432
   Other comprehensive income, net of tax:
     Change in unrealized appreciation (depreciation) on securities..........         --      (2,696)        (2,696)
                                                                                                         ----------
 Total comprehensive income..................................................                               102,736
                                                                              ----------    --------     ----------
Balance at December 31, 2000.................................................  1,100,582     (46,902)     1,053,680
                                                                                                         ----------
 Comprehensive income
   Net income................................................................     93,504          --         93,504
   Other comprehensive income, net of tax:
     Change in unrealized appreciation due to transfer of held to maturity
       securities............................................................         --       2,688          2,688
     Change in unrealized appreciation (depreciation) on securities..........         --      31,190         31,190
                                                                                                         ----------
 Total comprehensive income..................................................                               127,382
                                                                              ----------    --------     ----------
Balance at December 31, 2001................................................. $1,194,086    $(13,024)    $1,181,062
                                                                              ==========    ========     ==========

          See accompanying notes to consolidated financial statements

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in thousands)

                                                                                                    Years Ended December 31,
                                                                                                -------------------------------
                                                                                                   2001       2000       1999
                                                                                                ---------  ---------  ---------
Cash Flows From Operating Activities
  Net income................................................................................... $  93,504  $ 105,432  $  93,992
  Adjustments to reconcile net income to net cash used in operating activities:
    Interest credited to variable universal life and investment products.......................    86,896     99,997    105,104
    Amortization of deferred policy acquisition costs..........................................    63,154     86,312     80,420
    Capitalization of deferred policy acquisition costs........................................  (134,783)  (144,388)  (124,056)
    Deferred income taxes......................................................................    31,831     20,271     10,981
    Net realized losses on investments.........................................................    11,574      2,889      2,037
    Change in reinsurance recoverable..........................................................    (1,079)    (5,214)    (3,040)
    Change in policy liabilities and other policyholders' funds of traditional life products...  (205,671)  (250,522)  (213,642)
    Other, net.................................................................................   (34,349)   (25,551)   (49,595)
                                                                                                ---------  ---------  ---------
     Net cash used in operating activities.....................................................   (88,923)  (110,774)   (97,799)
                                                                                                ---------  ---------  ---------
Cash Flows From Investing Activities
  Proceeds from sales of investments:
    Available for sale securities..............................................................   443,495    296,332    190,329
    Held to maturity securities................................................................        --      5,128         --
    Equity securities..........................................................................         7      2,174     12,860
    Real estate................................................................................     3,862      2,186     17,988
    Other invested assets......................................................................    12,415      6,128      6,052
  Proceeds from maturities of investments:
    Available for sale securities..............................................................   339,112    279,616    332,182
    Held to maturity securities................................................................        --     63,282     58,716
    Mortgage loans.............................................................................   161,973     72,738    154,440
  Purchases of investments:
    Available for sale securities..............................................................  (810,908)  (424,739)  (504,973)
    Held to maturity securities................................................................        --     (6,293)    (1,083)
    Equity securities..........................................................................    (3,127)      (256)       (74)
    Mortgage loans.............................................................................  (129,307)  (113,478)   (78,572)
    Real estate................................................................................      (453)      (697)      (621)
    Other invested assets......................................................................   (16,317)   (26,138)   (18,633)
  Contributions of separate account seed money.................................................      (250)    (2,536)    (1,774)
  Withdrawals of separate account seed money...................................................    15,032         --         --
  Policy loans and premium notes, net..........................................................     9,479     (8,608)    (3,665)
  Additions to property and equipment..........................................................    (3,672)    (8,679)    (4,599)
                                                                                                ---------  ---------  ---------
     Net cash provided by investing activities.................................................    21,341    136,160    158,573
                                                                                                ---------  ---------  ---------
Cash Flows From Financing Activities
  Variable universal life and investment product deposits......................................   970,702    945,308    827,800
  Variable universal life and investment product withdrawals...................................  (841,578)  (966,075)  (909,726)
                                                                                                ---------  ---------  ---------
     Net cash provided by (used in) financing activities.......................................   129,124    (20,767)   (81,926)
                                                                                                ---------  ---------  ---------
     Net change in cash and cash equivalents...................................................    61,542      4,619    (21,152)
  Cash and cash equivalents, beginning of year.................................................    64,872     60,253     81,405
                                                                                                ---------  ---------  ---------
  Cash and cash equivalents, end of year....................................................... $ 126,414  $  64,872  $  60,253
                                                                                                =========  =========  =========
Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for income taxes................................................... $  16,959  $  28,772  $  38,821
                                                                                                =========  =========  =========
  Foreclosure of mortgage loans................................................................ $      --  $   7,050  $   5,394
                                                                                                =========  =========  =========

          See accompanying notes to consolidated financial statements

           PROVIDENT MUTUAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

Organization

   Provident Mutual Life Insurance Company (Provident Mutual) is organized as a mutual life insurance company.

   Provident Mutual's wholly-owned subsidiaries are Providentmutual Life and Annuity Company of America (PLACA), Provident Mutual International Life Insurance Company (PMILIC) and Providentmutual Holding Company (PHC) and, together with Provident Mutual, are defined collectively as the "Company."

   The Company sells individual variable and traditional life insurance products, individual and group annuity products and investment products. The Company also maintains a block of direct response-marketed life and health insurance products. The Company distributes its products through a variety of distribution channels, principally career agents, personal producing general agents and brokers. The Company is licensed to operate in 50 states, Puerto Rico and the District of Columbia, each of which has regulatory oversight. Sales in 16 states accounted for 84% of the Company's sales for the year ended December 31, 2001. No single producer accounted for more than 3% of the Company's sales for the year ended December 31, 2001. For many of the life insurance and annuity products, the insurance departments of the states in which the Company conducts business must approve products and policy forms in advance of sales. In addition, selected benefit elements and policy provisions are determined by statutes and regulations in each of these states.

   PLACA specializes primarily in the development and sale of various annuity products and also sells certain variable and traditional life insurance products, also sold by Provident Mutual, through a personal producing general agency sales force.

   PMILIC's business consists of life insurance assumed from Provident Mutual.

   PHC is a downstream holding company with two major subsidiaries: Sigma American Corporation (Sigma) and 1717 Capital Management Company (1717CMC). Sigma is a general partner in a joint venture that provides investment advisory, mutual fund distribution, trust and administrative services to a group of mutual funds and other parties. 1717CMC is a full-service broker/dealer, operating on a fully disclosed basis, engaged in the distribution of investment company shares, general securities, and other securities and services. 1717CMC is the principal distributor of variable life insurance policies and variable annuity contracts issued by both Provident Mutual and PLACA.

Proposed Merger

   On August 7, 2001, Provident Mutual and Nationwide Financial Services, Inc. (Nationwide Financial) executed a definitive agreement and plan of merger whereby, Nationwide Financial agreed to acquire the Company for $1.555 billion, subject to certain adjustments. In this transaction, Provident Mutual will convert to a stock insurance company and merge with a newly formed subsidiary of Nationwide Financial. Provident Mutual will be the surviving company in the merger and will operate as a wholly-owned subsidiary of Nationwide Financial. On December 14, 2001, the Company's Board of Directors adopted a plan of conversion and filed it with the Pennsylvania Insurance Department. The Plan of Conversion must be approved by the Pennsylvania Insurance Department and, subsequently, by the eligible members of Provident Mutual.

Basis of Presentation

   The consolidated financial statements include the accounts of Provident Mutual and its wholly-owned subsidiaries. Intercompany transactions have been eliminated. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Certain prior year amounts have been reclassified to conform to the current year presentation.

   The Company's insurance subsidiaries separately prepare financial statements for filing with regulatory authorities in conformity with the accounting practices prescribed or permitted by the Insurance Departments of the Commonwealth of Pennsylvania and the State of Delaware (SAP). Practices under SAP vary from GAAP primarily with respect to the deferral and subsequent amortization of policy acquisition costs, the valuation of policy reserves, the accounting for deferred taxes, the accrual of postretirement benefits, the inclusion of statutory asset valuation and interest maintenance reserves and the establishment of certain investment valuation allowances.

   Statutory net income was $44.0 million, $84.5 million and $82.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. Statutory surplus was $526.4 million and $488.2 million as of December 31, 2001 and 2000, respectively.

   The preparation of the accompanying consolidated financial statements required management to make estimates and assumptions that affect the reported values of assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   The Company is subject to interest rate risk to the extent its investment portfolio cash flows are not matched to its insurance liabilities. Management believes it manages this risk through modeling of the cash flows under reasonable scenarios.

Invested Assets

   Fixed maturity securities (bonds) which may be sold are designated as "available for sale" and are reported at fair value. Unrealized appreciation/depreciation on these securities is recorded directly in equity, net of related Federal income taxes and amortization of deferred policy acquisition costs. Fixed maturity securities that the Company has the intent and ability to hold to maturity are designated as "held to maturity" and are reported at amortized cost. As part of the Company's adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001, the Company reclassified its "held to maturity" portfolio as "available for sale".

   Equity securities (common and preferred stocks) are reported at fair value. Unrealized appreciation/depreciation on these securities is recorded directly in equity, net of related Federal income taxes and amortization of deferred policy acquisition costs.

   Fixed maturity and equity securities that have experienced an other-than-temporary decline in value are written down to fair value by a charge to realized losses. This fair value becomes the new cost basis of the particular security.

   Mortgage loans are carried at unpaid principal balances, less impairment reserves. For mortgage loans considered impaired, a specific reserve is established. A general reserve is also established for probable losses arising from the portfolio but not attributable to specific loans. Mortgage loans are considered impaired when it is probable that the Company will be unable to collect amounts due according to the contractual terms of the loan agreement. Upon impairment, a reserve is established for the difference between the unpaid principal of the mortgage loan and its fair value. Fair value is based on either the present value of expected future cash flows discounted at the mortgage loan's effective interest rate or the fair value of the underlying collateral. Changes in the reserve are credited (charged) to operations. Reserves totaled $6.9 million and $8.1 million at December 31, 2001 and 2000, respectively.

   Policy loans are reported at unpaid principal balances.

   Real estate occupied by the Company is carried at cost less accumulated depreciation. Foreclosed real estate is carried at the lower of cost or fair value, less encumbrances. The straight line method of depreciation is used for real estate occupied by the Company.

   Other invested assets consist primarily of real estate joint ventures, limited partnerships and the Company's separate account seed money. The real estate joint ventures are carried on the equity method. The Company receives preferred returns and interest on loans/capital advances made to the real estate joint ventures. The limited partnerships are carried on the cost method, as the Company's investment is of a passive nature. The separate account seed money is carried at fair value.

   Cash and cash equivalents include cash and all highly liquid investments with a maturity of three months or less when purchased.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This Statement requires that all derivatives be recorded at fair value in the statement of financial condition as either assets or liabilities. The accounting for changes in the fair value of a derivative depends on its intended use and its resulting designation. This Statement is effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which changed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. In

June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities effective for fiscal years beginning after June 15, 2000. There was no impact as a result of the adoption of SFAS No. 133 on the consolidated financial statements other than reclassification of securities from "held to maturity" to "available for sale".

   Effective January 1, 1999, the Company adopted Statement of Position (SOP) No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments" (SOP No. 97-3). SOP No. 97-3 provides guidance for determining measurement and recognition of a liability or an asset for insurance-related assessments. The adoption of SOP 97-3 did not have a material effect on the consolidated financial statements of the Company.

   In November 1999, the Emerging Issues Task Force (EITF) issued EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" (EITF 99-20). The Company adopted EITF 99-20 on January 1, 2001. EITF 99-20 establishes the method of recognizing interest income and impairment on asset-backed investment securities. EITF 99-20 requires the Company to update the estimate of cash flows over the life of certain retained beneficial interests in securitization transactions and purchased beneficial interests in securitized financial assets. Pursuant to EITF 99-20, based on current information and events, if the Company estimates that the fair value of its beneficial interests is not greater than or equal to its carrying value and if there has been a decrease in the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment should be recognized. Adoption of EITF 99-20 did not have a material effect on the Company.

   In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141) and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No.
142).

   SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The use of the pooling-of-interests method will be prohibited.

   SFAS No. 142 applies to all acquired intangible assets whether acquired singularly, as part of a group, or in a business combination. SFAS No. 142 supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets" (APB Opinion No. 17), and will carry forward provisions in APB Opinion No. 17 related to internally developed intangible assets. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach. The amortization of goodwill from past business combinations will cease upon adoption of this statement, which will be January 1, 2002 for the Company. The Company will also be required to evaluate its existing goodwill and intangible assets with indefinite lives for impairment within six months of adoption. Any transitional impairment losses would be recognized in the first interim period in the year of adoption and would be recognized as the effect of a change in accounting principle.

   The Company has reviewed the provisions of SFAS No. 141 and SFAS No. 142 and has determined that their impact on the consolidated financial statements will not be material.

   In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" (SFAS No.
144). SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company has reviewed the provisions of SFAS No. 144 and has determined that its impact on the consolidated financial statements will not be material.

Benefit Reserves and Policyholder Contract Deposits

   Variable Life and Investment-Type Products

   Variable life products include fixed premium variable life and flexible premium variable universal life. Investment-type products consist primarily of guaranteed investment contracts (GICs) and single premium and flexible premium annuity contracts.

   Benefit reserves and policyholder contract deposits on these products are determined following the retrospective deposit method and consist of policy values that accrue to the benefit of the policyholder, before deduction of surrender charges.

   Traditional Life Insurance Products

   Traditional life insurance products include those contracts with fixed and guaranteed premiums and benefits, and consist principally of whole life and term insurance policies, limited-payment life insurance policies and certain annuities with life contingencies. Most traditional life insurance policies are participating. In addition to guaranteeing benefits, the policies provide for payment of dividends, as declared annually by the Company based on experience.

   Reserves on traditional life insurance products are calculated by using the net level premium method. For participating traditional life insurance policies, reserve assumptions are based on mortality rates consistent with those underlying the cash values and investment rates consistent with the Company's dividend practices. For most such policies, reserves are based on the 1958 or 1980 Commissioners' Standard Ordinary (CSO) mortality tables at interest rates ranging from 3.5% to 4.5%.

Premiums, Charges and Benefits

   Traditional Life Insurance and Accident and Health Insurance Products

   Premiums for individual life policies are recognized when due; premiums for accident and health and all other policies are reported as earned proportionately over their policy terms.

   Benefit claims (including an estimated provision for claims incurred but not reported), benefit reserve changes, and expenses (except acquisition costs deferred) are charged to income as incurred.

   Variable Life and Investment-Type Products

   Revenues for variable life and investment-type products consist of policy charges for the cost of insurance, policy initiation, administration and surrenders during the period. Premiums received and the accumulated value portion of benefits paid are excluded from the amounts reported in the consolidated statements of operations. Expenses include interest credited to policy account balances and benefit payments made in excess of policy account balances. Many of these policies are variable life or variable annuity policies, in which investment performance credited to the account balance is based on the investment performance of separate accounts chosen by the policyholder. For other policies, the account balances were credited at interest rates that ranged from 2.0% to 8.4%, in 2001.

Deferred Policy Acquisition Costs

   The costs that vary with and are directly related to the production of new business, have been deferred to the extent deemed recoverable. Such costs include commissions and certain costs of underwriting, policy issue and marketing.

   Deferred policy acquisition costs on traditional participating life insurance policies are amortized in proportion to the present value of expected gross margins. Gross margins include margins from mortality, investments and expenses, net of policyholder dividends. Expected gross margins are redetermined regularly, based on actual experience and current assumptions of mortality, persistency, expenses, and investment experience. The average expected investment yields, before realized capital gains and losses, in the calculation of expected gross margins is 7.8%.

   Deferred policy acquisition costs for variable life and investment-type products are amortized in relation to the incidence of expected gross profits, including realized investment gains and losses, over the expected lives of the policies. Financial market growth rates anticipated in the calculation of expected gross profits are based on a long-term mean currently estimated at 9.3%. The Company's most recent and prospective five-year average growth rates are 6.7% and 11.9%, respectively.

   Deferred policy acquisition costs are subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each accounting period. The effect on the amortization of deferred policy acquisition costs of revisions in estimated experience is reflected in earnings in the period such estimates are revised. In addition, the effect on the deferred acquisition cost asset that would result from the realization of unrealized gains and losses is recognized through an offset to other comprehensive income as of the balance sheet date.

Capital Gains and Losses

   Realized capital gains and losses on sales of investments are based upon specific identification of the investments sold. A realized capital loss is recorded at the time a decline in the value of an investment is determined to be other-than-temporary.

Policyholder Dividends

   Annually, the Board of Directors declares the amount of dividends to be paid to participating policyholders in the following calendar year. Dividends are earned by the policyholders ratably over the policy year. Dividends are included in the accompanying consolidated financial statements as a liability and as a charge to operations. Participating life insurance in force was 74% and 86% of face value of total life insurance in force at December 31, 2001 and 2000, respectively.

Reinsurance

   Premiums, benefits and expenses are recorded net of experience refunds, reserve adjustments and amounts assumed from or ceded to reinsurers, including commission and expense allowances.

Separate Accounts

   Separate account assets and liabilities reflect segregated funds administered and invested by the Company for the benefit of variable life insurance policyholders, variable annuity contractowners and several of the Company's retirement plans.

   The contractowners/policyholders bear the investment risk on separate account assets except in instances where the Company guarantees a fixed return and on the Company's seed money. The separate account assets are carried at fair value.

   For guaranteed contracts, the separate account assets and liabilities are carried at historical cost. The guaranteed contracts are maintained in a separate account for statutory purposes. Due to the guaranteed return, this separate account is included in the general account assets and liabilities for GAAP purposes.

Federal Income Taxes

   Deferred income tax assets and liabilities have been recorded for temporary differences between the reported amounts of assets and liabilities in the accompanying consolidated financial statements and those in the Company's income tax returns.

Termination Benefits

   In 2001, the Company initiated a reduction in workforce program to reduce costs and increase future operating efficiencies. The initiative primarily consists of reducing staff in the home office and certain positions outside the home office, through a voluntary early retirement program and involuntary employee termination program.

   In connection with this initiative, approximately 99 employees have been or will be terminated. As of December 31, 2001, the liability for employee termination costs included in other liabilities was $1.0 million. Employee termination costs included in operating expenses were $3.8 million for the year ended December 31, 2001. Of the total number of employees affected, approximately 71 have been terminated and have received benefit payments of approximately $2.8 million.

2.  Fair Value of Financial Investments

   The following table presents the fair values and carrying values of the Company's financial instruments at December 31, 2001 and 2000 (in millions):

                                                    December 31, 2001 December 31, 2000
                                                    ----------------- -----------------
                                                     Fair    Carrying  Fair    Carrying
                                                     Value    Value    Value    Value
                                                    -------- -------- -------- --------
Assets
Fixed maturities:
 Available for sale................................ $2,999.3 $2,999.3 $2,611.0 $2,611.0
 Held to maturity.................................. $     -- $     -- $  268.3 $  261.4
Equity securities.................................. $   22.0 $   22.0 $   18.9 $   18.9
Mortgage loans..................................... $  588.7 $  563.4 $  617.2 $  594.8

Liabilities for Investment-Type Insurance Contracts
Guaranteed interest contracts...................... $   16.7 $   16.3 $   21.1 $   21.0
Group annuities.................................... $1,739.9 $1,757.2 $1,730.2 $1,754.0
Supplementary contracts without life contingencies. $   28.3 $   27.1 $   28.4 $   27.7
Individual annuities............................... $1,799.0 $1,824.1 $1,880.9 $1,923.1

   The underlying investment risk of the Company's variable life and variable annuity contracts is assumed by the policyholders/contractowners. These reserve liabilities are primarily reported in the separate accounts. The liabilities in the separate accounts are recorded at amounts equal to the related assets at fair value.

   Fair values for the Company's insurance contracts other than investment-type contracts are not required to be disclosed under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." However, the estimated fair value and future cash flows of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts. The estimated fair value of all assets without a corresponding revaluation of all liabilities associated with insurance contracts can be misinterpreted.

   The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments:

Investment Securities

   Bonds, common stocks and preferred stocks are valued based upon quoted market prices, where available. If quoted market prices are not available, as in the case of private placements, fair values are based on quoted market prices of comparable instruments (see Note 3).

Mortgage Loans

   Mortgage loans are valued using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For mortgage loans classified as non-performing, the fair value was set equal to the lesser of the unpaid principal balance or the market value of the underlying property.

Policy Loans

   Policy loans are issued with either fixed or variable interest rates, depending upon the terms of the policies. For those loans with fixed rates, the interest rates range from 5% to 8%. For loans with variable interest rates, the interest rates are primarily adjusted quarterly based upon changes in a corporate bond index. Future cash flows of policy loans are uncertain and difficult to predict. As a result, management deems it impractical to calculate the fair value of policy loans.

Guaranteed Interest Contracts

   The fair value of GIC liabilities is based upon discounted future cash flows. Contract account balances are accumulated to the maturity dates at the guaranteed rate of interest. Accumulated values are discounted using interest rates for which liabilities with similar durations could be sold. The carrying value and fair value of the assets underlying the guaranteed interest contract liabilities were $21.3 million and $21.9 million, respectively, at December 31, 2001 and $40.9 million and $41.1 million, respectively, at December 31, 2000.

Group Annuities

   The fair value of group annuities is primarily based upon termination value, which is calculated by applying contractual market value adjustments to the account balances. For those contracts not subject to market value adjustments at termination, book value is most representative of fair value.

Individual Annuities and Supplementary Contracts

   The fair value of individual annuities and supplementary contracts without life contingencies is based primarily on surrender values. For those individual annuities and supplementary contracts that are not surrenderable, discounted future cash flows are used for calculating fair value.

Policyholder Dividends and Accumulations

   The policyholder dividend and accumulation liabilities will ultimately be settled in cash, applied toward the payment of premiums, or left on deposit with the Company at interest. Management deems it impractical to calculate the fair value of these liabilities due to valuation difficulties involving the uncertainties of final settlement.

3.  Marketable Securities

   The amortized cost, gross unrealized gains and losses and estimated fair value of investments in fixed maturity securities and equity securities as of December 31, 2001 and 2000 are as follows (in millions):

                                                                        December 31, 2001
                                                            -----------------------------------------
                                                                        Gross      Gross    Estimated
                                                            Amortized Unrealized Unrealized   Fair
                    Available for Sale                        Cost      Gains      Losses     Value
                    ------------------                      --------- ---------- ---------- ---------
U.S. Treasury securities and obligations of U.S. government
  corporations and agencies................................ $   26.2    $ 1.6      $   --   $   27.8
Obligations of states and political subdivisions...........     23.6       .8          .6       23.8
Debt securities issued by foreign governments..............      5.4       .3          --        5.7
Corporate securities.......................................  2,715.2     72.7       107.2    2,680.7
Mortgage-backed securities.................................    253.7      8.3         0.7      261.3
                                                            --------    -----      ------   --------
   Subtotal--fixed maturities..............................  3,024.1     83.7       108.5    2,999.3
Equity securities..........................................     21.6       .9          .5       22.0
                                                            --------    -----      ------   --------
   Total................................................... $3,045.7    $84.6      $109.0   $3,021.3
                                                            ========    =====      ======   ========

                                                                        December 31, 2000
                                                            -----------------------------------------
                                                                        Gross      Gross    Estimated
                                                            Amortized Unrealized Unrealized   Fair
                    Available for Sale                        Cost      Gains      Losses     Value
                    ------------------                      --------- ---------- ---------- ---------
U.S. Treasury securities and obligations of U.S. government
  corporations and agencies................................ $   20.0    $  .6      $   --   $   20.6
Obligations of states and political Subdivisions...........     32.0       .7          .2       32.5
Debt securities issued by foreign Governments..............      1.0       .1          --        1.1
Corporate securities.......................................  2,447.4     41.0       177.0    2,311.4
Mortgage-backed securities.................................    243.2      5.2         3.0      245.4
                                                            --------    -----      ------   --------
   Subtotal--fixed maturities..............................  2,743.6     47.6       180.2    2,611.0
Equity securities..........................................     18.5      1.3          .9       18.9
                                                            --------    -----      ------   --------
   Total................................................... $2,762.1    $48.9      $181.1   $2,629.9
                                                            ========    =====      ======   ========

                                                                        December 31, 2000
                                                            -----------------------------------------
                                                                        Gross      Gross    Estimated
                                                            Amortized Unrealized Unrealized   Fair
                     Held to Maturity                         Cost      Gains      Losses     Value
                     ----------------                       --------- ---------- ---------- ---------
U.S. Treasury securities and obligations of U.S. government
  corporations and agencies................................ $   13.0    $  .7      $   --   $   13.7
Obligations of states and political subdivisions...........      5.9       .3          --        6.2
Debt securities issued by foreign governments..............      5.6       .7          --        6.3
Corporate securities.......................................    233.7      8.8         3.7      238.8
Mortgage-backed securities.................................      3.2       .1          --        3.3
                                                            --------    -----      ------   --------
   Total................................................... $  261.4    $10.6      $  3.7   $  268.3
                                                            ========    =====      ======   ========

   The amortized cost and estimated fair value of fixed maturity securities at December 31, 2001, by contractual maturity, are as follows (in millions):

                                                            Estimated
                                                  Amortized   Fair
                     Available for Sale             Cost      Value
                     ------------------           --------- ---------
           Due in one year or less............... $  162.1  $  163.0
           Due after one year through five years.    874.1     897.7
           Due after five years through ten years    808.2     798.0
           Due after ten years...................  1,179.7   1,140.6
                                                  --------  --------
              Total.............................. $3,024.1  $2,999.3
                                                  ========  ========

   Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities are included based on their contractual maturity.

   Realized gains (losses) on investments for the years ended December 31, 2001, 2000 and 1999 are summarized as follows (in millions):

                                         2001    2000   1999
                                        ------  -----  -----
                  Fixed maturities..... $(13.5) $(2.7) $(9.0)
                  Equity securities....     --    1.4    1.5
                  Mortgage loans.......     --   (1.4)    --
                  Real estate..........     --   (1.8)   (.6)
                  Other invested assets    1.7    1.6    6.1
                  Other assets.........     .2     --     --
                                        ------  -----  -----
                                        $(11.6) $(2.9) $(2.0)
                                        ======  =====  =====

   Other-than-temporary declines of fair value on fixed maturities were $28.8 million, $3.2 million and $12.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. Gross gains of $17.9 million, $3.0 million and $5.9 million were realized on sales of fixed maturities in 2001, 2000 and 1999, respectively.

   During 2000, the Company sold a held to maturity security with an amortized cost of $5.0 million, resulting in a realized gain of $.1 million. The security was sold in response to significant deterioration in the creditworthiness of the issuer.

   Net unrealized (depreciation) appreciation on available for sale securities as of December 31, 2001 and 2000 is summarized as follows (in millions):

                                                          2001     2000
                                                         ------  -------
      Net unrealized (depreciation) appreciation:
       Fixed maturities................................. $(24.8) $(132.6)
       Equities.........................................     .4       .4
       Separate account seed money......................   (3.4)      --
                                                         ------  -------
                                                          (27.8)  (132.2)
      Adjustments:
       Amortization of deferred policy acquisition costs    7.8     60.1
       Deferred Federal income taxes....................    7.0     25.2
                                                         ------  -------
      Net unrealized (depreciation) appreciation........ $(13.0) $ (46.9)
                                                         ======  =======

   Net investment income, by type of investment, is as follows for the years ending December 31, 2001, 2000 and 1999 (in millions):

                                          2001    2000    1999
                                         ------  ------  ------
               Gross investment income:
               Fixed maturities:
                Available for sale...... $228.4  $219.7  $222.9
                Held to maturity........     --    21.8    30.6
               Equity securities........     .2      .3      .2
               Mortgage loans...........   49.5    50.2    53.9
               Real estate..............    1.5     1.4     1.1
               Policy loans.............   24.7    24.7    23.9
               Other invested assets....    5.6    12.1     7.3
               Cash and cash equivalents    3.0     2.4     2.3
               Other, net...............    1.7      .3      .1
                                         ------  ------  ------
                                          314.6   332.9   342.3
               Less investment expenses.  (18.2)  (15.7)  (13.9)
                                         ------  ------  ------
               Net investment income.... $296.4  $317.2  $328.4
                                         ======  ======  ======

   The Company's portfolio includes an available for sale note carried at $38.0 million acquired in 1998, prior to the effective date of EITF 98-15. Income of $3.7 million was earned each year on this note during 2001, 2000 and 1999. Had the provisions of EITF 98-15 been applicable, the related loss of $10.6 million recorded in 1998 would have been reversed and income recognized would have been $2.4 million for each year during 2001, 2000 and 1999. Interest earned over the lives of the notes would be $8.7 million less had the note been accounted for under EITF 98-15.

4.  Mortgage Loans

   The carrying value of impaired loans was $3.6 million and $3.1 million, which are net of reserves of $.6 million and $.3 million as of December 31, 2001 and 2000, respectively.

   A reconciliation of the reserve balance, including general reserves, for mortgage loans for 2001 and 2000 is as follows (in millions):

                                                 2001   2000
                                                -----  -----
                   Balance at January 1........ $ 8.1  $11.2
                   Provision, net of recoveries  (1.2)  (2.6)
                   Releases due to foreclosure.    --    (.5)
                                                -----  -----
                   Balance at December 31...... $ 6.9  $ 8.1
                                                =====  =====

   The average recorded investment in impaired loans was $3.4 million and $8.7 million during 2001 and 2000, respectively. Interest income recognized on impaired loans during 2001, 2000 and 1999 was $.3 million, $.3 million and $1.7 million, respectively. All interest income on impaired loans was recognized on the cash basis.

5.  Real Estate

   Real estate holdings are as follows at December 31, 2001 and 2000 (in millions):

                                              2001  2000
                                              ----- -----
                      Occupied by the Company $17.5 $17.9
                      Foreclosed.............   7.5  11.2
                                              ----- -----
                                              $25.0 $29.1
                                              ===== =====

   Depreciation expense was $.6 million, $.6 million and $1.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. Accumulated depreciation for real estate totaled $5.6 million and $5.0 million at December 31, 2001 and 2000, respectively. No writedowns to fair value were required in 2001, while fair value writedowns were $1.8 million and $.9 million for the years ended December 31, 2000 and 1999, respectively.

6.  Deferred Policy Acquisition Costs

   A reconciliation of the deferred policy acquisition cost (DAC) asset for 2001, 2000 and 1999 is as follows (in millions):

                                                    2001    2000    1999
                                                   ------  ------  ------
      Balance at January 1,....................... $899.7  $850.7  $705.2
      Expenses deferred...........................  134.8   144.4   124.1
      Amortization of DAC.........................  (63.2)  (86.3)  (80.4)
      Effect on DAC from unrealized (gains) losses  (35.2)   (9.1)  101.8
                                                   ------  ------  ------
      Balance at December 31,..................... $936.1  $899.7  $850.7
                                                   ======  ======  ======

7.  Benefit Plans

   The Company maintains a qualified defined benefit pension plan and several nonqualified defined benefit, supplemental executive retirement, excess benefit and deferred compensation plans. In addition, the Company maintains other postretirement benefit plans which include medical benefits for retirees and their spouses (and Medicare part B reimbursement for certain retirees) and retiree life insurance.

   The following tables present a reconciliation of the changes in the plans' benefit obligations and fair value of assets for the years ended December 31, 2001 and 2000, as well as the funded status as of December 31, 2001 and 2000 (in millions):

                                                Pension Benefits Other Benefits
                                                --------------   --------------
                                                 2001     2000    2001    2000
                                                ------   ------  ------  ------
 Change in Benefit Obligation
 Net benefit obligation at beginning of year... $ 96.3   $ 98.4  $ 25.0  $ 24.5
 Service cost..................................    3.0      3.4      .2      .3
 Interest cost.................................    7.0      7.4     2.0     1.9
 Plan participants' contributions..............     --       --      --      .2
 Plan amendments...............................     --       --    (1.1)     --
 Actuarial (gain) loss.........................    2.2     (1.0)    5.9      .8
 Settlements...................................   (2.6)      --      --      --
 Special termination benefits..................    1.7       --      --      --
 Gross benefits paid...........................  (22.2)   (11.9)   (2.1)   (2.7)
                                                ------   ------  ------  ------
 Net benefit obligation at end of year.........   85.4     96.3    29.9    25.0
                                                ------   ------  ------  ------

 Change in Plan Assets
 Fair value of plan assets at beginning of year  178.4    191.0      --      --
 Actual return on plan assets..................   (8.5)    (3.1)     --      --
 Employer contributions........................     .8       --     2.1     2.5
 Plan participants' contributions..............     --       --      --      .2
 Gross benefits paid...........................  (22.2)    (9.5)   (2.1)   (2.7)
                                                ------   ------  ------  ------
 Fair value of plan assets at end of year......  148.5    178.4      --      --
                                                ------   ------  ------  ------
 Funded status.................................   63.1     82.1   (29.9)  (25.0)
 Unrecognized actuarial gain...................   (4.1)   (31.3)  (11.1)  (18.1)
 Unrecognized prior service cost...............    4.1      4.5     4.1     5.7
 Unrecognized net transition asset.............   (6.7)   (10.1)     --      --
                                                ------   ------  ------  ------
 Net amount recognized......................... $ 56.4   $ 45.2  $(36.9) $(37.4)
                                                ======   ======  ======  ======

   The following table presents the amounts recognized in the consolidated statements of financial condition as of December 31, 2001 and 2000 (in millions):

                                             Pension Benefits Other Benefits
                                             --------------   --------------
                                              2001     2000    2001    2000
                                             ------   ------  ------  ------
    Prepaid benefit cost.................... $ 68.0   $ 55.7  $   --  $   --
    Accrued benefit liability...............  (11.6)   (10.5)  (36.9)  (37.4)
    Additional minimum liability............    (.7)     (.6)     --      --
    Intangible asset........................     .7       .6      --      --
                                             ------   ------  ------  ------
    Net amount recognized................... $ 56.4   $ 45.2  $(36.9) $(37.4)
                                             ======   ======  ======  ======

   The components of net periodic benefit (income) cost for the years ended December 31, 2001, 2000 and 1999 are as follows (in millions):

                                      Pension Benefits        Other Benefits
                                   ----------------------  -------------------
                                    2001    2000    1999    2001   2000   1999
                                   ------  ------  ------  -----  -----  -----
Service cost...................... $  3.0  $  3.4  $  4.3  $  .3  $  .3  $  .3
Interest cost.....................    7.0     7.3     7.6    2.0    1.9    1.9
Expected return on assets.........  (15.6)  (16.8)  (16.1)    --     --     --
Amortization of:
 Transition asset.................   (1.6)   (1.6)   (1.9)    --     --     --
 Prior service cost...............     .4      .4      .3     .4     .4     .4
 Actuarial gain...................   (1.9)   (3.7)   (3.3)  (1.1)  (1.1)  (1.1)
Settlement credit.................   (3.3)     --    (5.8)    --     --     --
Special termination charge........    1.7      --      --     --     --     --
                                   ------  ------  ------  -----  -----  -----
Net periodic benefit (income) cost $(10.3) $(11.0) $(14.9) $ 1.6  $ 1.5  $ 1.5
                                   ======  ======  ======  =====  =====  =====

   During 2001 and 1999, in certain of the Company's defined benefit plans, lump-sum cash payments to employees exceeded the sum of the periodic service cost and interest cost of the related plans. The 2001 lump-sum amount is reflected as "settlements" in the change in benefit obligation table above. Because of this circumstance, the Company amortized additional amounts of the unrecognized actuarial gains and the unamortized transition asset, in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." During 2001 and 1999, pretax income of $3.3 million and $5.8 million, respectively, resulted from additional amortization and is reflected as a "settlement credit" in the pension benefits table above.

   As a result of the voluntary early retirement program undertaken in 2001, the Company incurred expenses for enhanced retirement benefits. In accordance with SFAS No. 88, the Company reported a pretax charge of $1.7 million that is reflected as a "special termination charge" as a component of net periodic pension (income) cost in the table above and as "special termination benefits" in the change in benefit obligation table above.

   The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $13.1 million, $11.1 million, and $0, respectively, at December 31, 2001, and were $13.4 million, $9.7 million, and $0, respectively, at December 31, 2000.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the medical plan. A 1% change in assumed health care cost trend rates would have the following effects (in millions):


                                                                                               1% Increase 1% Decrease
                                                                                               ----------- -----------
Effect on total of service and interest cost components of net periodic postretirement benefit
  cost........................................................................................    $ .1        $ (.1)
Effect on the health care component of the accumulated postretirement benefit obligation......    $1.3        $(1.2)


   The following weighted-average assumptions were used in the measurement of the Company's benefit obligations as of December 31, 2001 and 2000:

                                              Pension Benefits Other Benefits
                                              ---------------  -------------
                                              2001     2000    2001    2000
                                              ----     ----    ----    ----
          Discount rate...................... 7.25%    7.50%   7.25%   7.50%
          Expected return on plan assets..... 9.00%    9.00%    N/A     N/A
          Rate of compensation increase...... 4.25%    4.50%   4.25%   4.50%

   Effective December 31, 2000, the Company decreased its discount rate to 7.50%. Effective December 31, 2001, the Company decreased its discount rate to 7.25% and decreased its rate of compensation increase to 4.25%.

   A 10.25% annual rate of increase in the cost of covered health care benefits was assumed for 2001, decreasing 1% per year to an ultimate rate of 5.25%.

   In January 1991, the Company established a retiree health account under the provisions of Section 401(h) of the Internal Revenue Code. In 1999, the Company transferred $1.4 million of excess assets from the defined benefit pension plan to pay for 1999 qualified retiree health benefits.

   The Company also provides funded noncontributory defined contribution plans that cover substantially all of its agents and a contributory defined contribution plan qualified under section 401(k) of the Internal Revenue Code. The pension cost of the defined contribution plans was $3.7 million, $4.6 million, and $3.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

8.  Federal Income Taxes

   The Company files a consolidated Federal income tax return with its life insurance and non-insurance subsidiaries. The life companies' tax provisions include an equity tax.

   The provision for Federal income taxes from operations differs from the normal relationship of Federal income tax to pretax income as follows (in millions):

                                                      Year Ended December 31,
                                                      --------------------
                                                       2001     2000   1999
                                                      -----    -----  ------
     Federal income tax at statutory rate............ $43.2    $54.2  $ 49.6
      Current year equity tax........................   3.7      6.0     9.0
      True down of prior years' equity tax...........  (9.5)    (6.1)  (10.0)
      Dividend received deduction....................  (9.3)    (3.7)     --
      Merger-related expenses........................   6.1       --      --
      Low income housing credits.....................  (2.2)      --      --
      Other..........................................  (2.0)     (.9)   (1.0)
                                                      -----    -----  ------
     Provision for Federal income tax from operations $30.0    $49.5  $ 47.6
                                                      =====    =====  ======

   Deferred income tax assets and liabilities reflect the income tax effects of cumulative temporary differences between the reported values of assets and liabilities for financial statement purposes and income tax return purposes. Components of the Company's net deferred income tax liability are as follows at December 31, 2001 and 2000 (in millions):

                                                             2001   2000
                                                            ------ ------
       Deferred Tax Liability
       Deferred policy acquisition costs................... $261.2 $237.5
       Prepaid pension asset...............................   24.5   19.8
                                                            ------ ------
        Total deferred tax liability.......................  285.7  257.3
                                                            ------ ------
       Deferred Tax Asset
       Reserves............................................  142.5  145.3
       Net unrealized loss on available for sale securities    7.0   25.3
       Employee benefit accruals...........................   17.3   17.5
       Invested assets.....................................    7.9    4.5
       Policyholder dividends..............................    8.9    8.7
       Other...............................................    6.5   10.5
                                                            ------ ------
        Total deferred tax asset...........................  190.1  211.8
                                                            ------ ------
        Net deferred tax liability......................... $ 95.6 $ 45.5
                                                            ====== ======

   The Company's Federal income tax returns have been audited through 1995. All years through 1985 are closed. Years 1986 through 1995 have been audited and are closed with the exception of several issues for which claims for refund have been filed. Years 1996 and subsequent remain open. In the opinion of management, adequate provision has been made for the possible effect of potential assessments related to prior years' taxes.

9.  Reinsurance

   In the normal course of business, the Company assumes risks from and cedes certain parts of its risks to other insurance companies. The primary purposes of ceded reinsurance is to limit losses from large exposures. For life insurance, the Company retains no more than $1.5 million on any single life.

   Reinsurance contracts do not relieve the Company of its obligations to policyholders. To the extent that reinsuring companies are later unable to meet obligations under reinsurance agreements, the Company would be liable for these obligations. The Company evaluates the financial condition of its reinsurers and limits its exposure to any one reinsurer.

   The tables below highlight the amounts shown in the accompanying consolidated financial statements that are net of reinsurance activity (in millions):

                                            Ceded To   Assumed
                                   Gross      Other   From Other   Net
                                   Amount   Companies Companies   Amount
                                  --------- --------- ---------- ---------
     December 31, 2001:
     Life insurance in force..... $49,904.3 $15,203.2   $ 71.6   $34,772.7
                                  ========= =========   ======   =========
     Premiums.................... $   184.5 $    18.3   $   .4   $   166.6
                                  ========= =========   ======   =========
     Future policyholder benefits $ 3,869.9 $   167.1   $  1.7   $ 3,704.5
                                  ========= =========   ======   =========
     December 31, 2000:
     Life insurance in force..... $46,773.3 $12,377.4   $106.6   $34,502.5
                                  ========= =========   ======   =========
     Premiums.................... $   203.3 $    13.9   $   .5   $   189.9
                                  ========= =========   ======   =========
     Future policyholder benefits $ 3,858.5 $   161.1   $  2.1   $ 3,699.5
                                  ========= =========   ======   =========
     December 31, 1999:
     Life insurance in force..... $42,853.8 $ 9,866.6   $137.5   $33,124.7
                                  ========= =========   ======   =========
     Premiums.................... $   209.5 $    12.7   $   .7   $   197.5
                                  ========= =========   ======   =========
     Future policyholder benefits $ 4,028.8 $   155.9   $  2.7   $ 3,875.6
                                  ========= =========   ======   =========

10. Commitments and Contingencies

   Leases

   The Company leases office space, data processing equipment and certain other furniture and equipment under operating leases expiring on various dates between 2002 and 2009. Most of the leases contain renewal and purchase options based on prevailing fair market values.

   Future minimum rental payments required and related sublease rentals receivable under non-cancelable operating leases in effect at December 31, 2001, and which have initial or remaining terms of one year or more, are summarized as follows (in millions):

                                         Rental  Sublease Rentals
                                        Payments    Receivable
               Year ending December 31: -------- ----------------
                       2002............  $12.5         $ .6
                       2003............   10.6           .3
                       2004............    8.2           .1
                       2005............    6.3           --
                       2006............    5.0           --
                      Thereafter.......   11.6           --
                                         -----         ----
                                         $54.2         $1.0
                                         =====         ====

   Total related rent expense was $12.5 million, $12.8 million and $11.2 million in 2001, 2000 and 1999, respectively, which was net of sublease income of $.3 million, $.9 million and $.5 million in 2001, 2000 and 1999, respectively.

Financial Instruments With Off-Balance-Sheet Risk

   The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its borrowers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include investment commitments related to its interests in real estate and mortgage loans, financial guarantees of indebtedness and marketable securities lending. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

   At December 31, 2001, the Company had outstanding limited partnership commitments of approximately $41.5 million. The Company had no outstanding mortgage loan commitments as of December 31, 2001.

   Periodically, the Company enters securities lending agreements to earn additional investment income on its securities. The borrower must provide cash collateral prior to or at the inception of the loan. For bonds, cash collateral totaling 105% of market value plus accrued interest is required. For equities, cash collateral totaling 105% of market value is required. There were no securities lending positions at December 31, 2001 and 2000.

Investment Portfolio Credit Risk

   Bonds

   The Company's bond investment portfolio is predominately comprised of investment grade securities. At December 31, 2001 and 2000, carrying value of approximately $219.1 million and $276.0 million, respectively, in debt security investments (7.3% and 9.2%, respectively, of the total debt security portfolio) were considered "below investment grade." Securities are classified as "below investment grade" primarily by utilizing rating criteria established by independent bond rating agencies.

   Debt security investments with a carrying value at December 31, 2001 of $15.1 million were non-income producing for the year ended December 31, 2001. Foregone interest related to non-income producing debt security investments totaled $2.7 million, $2.1 million and $1.2 million for the years ended December 31, 2001, 2000 and 1999, respectively.

   The Company had debt security investments that did not exceed 8% of total assets in any industry at both December 31, 2001 and 2000.

   Mortgage Loans

   The Company originates mortgage loans either directly or through mortgage correspondents and brokers throughout the country. Loans are primarily related to underlying real property investments in office and apartment buildings and retail/commercial and industrial facilities. Mortgage loans are collateralized by the related properties and such collateral generally approximates a minimum 133% of the original loan value at the time the loan is made.

   There was one mortgage loan totaling $.4 million and one mortgage loan totaling $.9 million in which payments on principal and/or interest were over 90 days past due as of December 31, 2001 and 2000, respectively. Foregone interest related to loans in default totaled $.2 million, $.3 million and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.

   The Company had no loans outstanding in any state where principal balances in the aggregate exceeded 20% of the Company's equity.

Lines of Credit

   The Company has approximately $50 million of available and unused lines of credit at December 31, 2001.

Litigation and Unasserted Claims

   On January 22, 2001, the Court of Common Pleas, Philadelphia, Pennsylvania, held a hearing on the fairness, reasonableness and adequacy of the proposed settlement relating to the sales practices class action. The settlement was approved by the Court by order dated January 29, 2001. The order became final on February 28, 2001. The Company believes that it has recorded an adequate provision for the cost of the settlement.

   Insurance companies are subject to assessments, up to statutory limits, by state guaranty funds for losses of policyholders of insolvent insurance companies. In the opinion of management, these assessments will not have a material adverse effect on the consolidated financial statements.

   Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's consolidated financial statements, have arisen in the course of the Company's business, including, but not limited to, its activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other Federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of the Company's management that their outcomes will not have a material adverse effect on the Company's financial position or its results of operations.

11.  Comprehensive Income

   The components of other comprehensive income are as follows (in millions):

                                                                      Before     Tax    Net of
                                                                       Tax    (Expense)  Tax
                                                                      Amount   Benefit  Amount
                                                                     -------  --------- ------
Year Ended December 31, 2001:
 Unrealized appreciation (depreciation) on securities............... $  40.5   $(14.1)  $ 26.4
 Less: reclassification adjustment for losses realized in net income    11.6     (4.1)     7.5
                                                                     -------   ------   ------
 Net change in unrealized appreciation (depreciation) on securities. $  52.1   $(18.2)  $ 33.9
                                                                     =======   ======   ======
Year Ended December 31, 2000:
 Unrealized appreciation (depreciation) on securities............... $  (7.1)  $  2.5   $ (4.6)
 Less: reclassification adjustment for losses realized in net income     2.9     (1.0)     1.9
                                                                     -------   ------   ------
 Net change in unrealized appreciation (depreciation) on securities. $  (4.2)  $  1.5   $ (2.7)
                                                                     =======   ======   ======
Year Ended December 31, 1999:
 Unrealized appreciation (depreciation) on securities............... $(122.3)  $ 42.8   $(79.5)
 Less: reclassification adjustment for losses realized in net income     2.0      (.7)     1.3
                                                                     -------   ------   ------
 Net change in unrealized appreciation (depreciation) on securities. $(120.3)  $ 42.1   $(78.2)
                                                                     =======   ======   ======

12.  Segment Information

   The Company has two operating segments: Insurance Protection and Asset Accumulation. The operating segments are distinguished by products and services offered, as well as marketing strategies employed. Substantially all revenues are derived from sales in the United States of America.

   The Insurance Protection segment markets traditional and variable life insurance products and maintains a block of direct response-marketed life and health insurance products. The Asset Accumulation segment sells fixed, variable and group (pension) annuity products. The individual life and annuity products are distributed principally through Company-affiliated financial consultants, personal producing general agents and independent brokers and financial planners whereas the group annuity products are distributed primarily through employee field representatives and brokers.

   In addition to the two operating segments, the Company has an Other segment. The Other segment includes certain products no longer marketed by the Company, noninsurance operations and net investment income, realized capital gains/losses and revenues/expenses not attributable to the operating segments. The noninsurance operations consist of several subsidiaries operating in the broker/dealer, mutual fund and investment advisory industries.

   Management evaluates the performance of each segment independently and allocates resources based on current and anticipated requirements of each segment. Financial results of each segment include earnings from its business operations and earnings on the amount of equity considered necessary to support its business. Accounting policies followed by the segments are the same as those followed by the Company in preparing its consolidated financial statements as disclosed in Note 2. There are no significant intersegment transactions.

   Segment financial data as of and for the years ended December 31, 2001, 2000 and 1999 is as follows (in millions):

                                                    Insurance     Asset
Segment Income for the Year Ended December 31, 2001 Protection Accumulation  Other    Total
--------------------------------------------------- ---------- ------------ ------  --------
 Policy contract charges...........................  $  144.1    $   33.8   $   --  $  177.9
 Premiums..........................................     164.7         1.6       .3     166.6
 Net investment income.............................     164.4       106.4     25.6     296.4
 Other income......................................       2.5         4.6     41.9      49.0
 Net realized gains/(losses) on investments........      (2.5)       (5.7)    (3.4)    (11.6)
                                                     --------    --------   ------  --------
  Total Revenues...................................     473.2       140.7     64.4     678.3
                                                     --------    --------   ------  --------
 Policy and contract benefits......................     201.4         6.7      1.6     209.7
 Change in future policyholder benefits............       1.3        77.5     (3.0)     75.8
 Amortization of deferred policy acquisition costs.      47.4        15.8       --      63.2
 Other benefits and expenses.......................     119.2        17.4     69.5     206.1
                                                     --------    --------   ------  --------
  Total Benefits and Expenses......................     369.3       117.4     68.1     554.8
                                                     --------    --------   ------  --------
 Income Before Income Taxes........................     103.9        23.3     (3.7)    123.5
 Income tax expense................................      34.0         4.3     (8.3)     30.0
                                                     --------    --------   ------  --------
 NET INCOME........................................  $   69.9    $   19.0   $  4.6  $   93.5
                                                     ========    ========   ======  ========
 Segment Assets as of December 31, 2001............  $4,743.7    $3,973.3   $475.0  $9,192.0
                                                     ========    ========   ======  ========

                                                    Insurance     Asset
Segment Income for the Year Ended December 31, 2000 Protection Accumulation  Other    Total
--------------------------------------------------- ---------- ------------ ------  --------
 Policy and contract charges.......................  $  136.2    $   37.4   $   --  $  173.6
 Premiums..........................................     175.2        14.4       .3     189.9
 Net investment income.............................     166.9       113.9     36.4     317.2
 Other income......................................        .4         1.3     50.1      51.8
 Net realized gains/(losses) on investments........       (.7)       (2.5)      .3      (2.9)
                                                     --------    --------   ------  --------
  Total Revenues...................................     478.0       164.5     87.1     729.6
                                                     --------    --------   ------  --------
 Policy and contract benefits......................     203.4        11.9      2.4     217.7
 Change in future policyholder benefits............      (3.2)       89.1      (.8)     85.1
 Amortization of deferred policy acquisition costs.      68.4        17.9       --      86.3
 Other benefits and expenses.......................     124.4        16.9     44.3     185.6
                                                     --------    --------   ------  --------
  Total Benefits and Expenses......................     393.0       135.8     45.9     574.7
                                                     --------    --------   ------  --------
 Income Before Income Taxes........................      85.0        28.7     41.2     154.9
 Income tax expense................................      30.0         8.4     11.1      49.5
                                                     --------    --------   ------  --------
 NET INCOME........................................  $   55.0    $   20.3   $ 30.1  $  105.4
                                                     ========    ========   ======  ========
 Segment Assets as of December 31, 2000............  $4,692.2    $3,997.2   $474.1  $9,163.5
                                                     ========    ========   ======  ========

                                                    Insurance     Asset
Segment Income for the Year Ended December 31, 1999 Protection Accumulation  Other    Total
--------------------------------------------------- ---------- ------------ ------  --------
 Policy contract charges...........................  $  117.5    $   39.0   $   --  $  156.5
 Premiums..........................................     189.1         8.0       .3     197.4
 Net investment income.............................     168.6       132.0     27.8     328.4
 Other income......................................       1.2         3.0     45.0      49.2
 Net realized gains/(losses) on investments........      (1.8)       (6.8)     6.6      (2.0)
                                                     --------    --------   ------  --------
  Total Revenues...................................     474.6       175.2     79.7     729.5
                                                     --------    --------   ------  --------
 Policy and contract benefits......................     198.5        10.9      2.0     211.4
 Change in future policyholder benefits............       4.2       101.6      6.3     112.1
 Amortization of deferred policy acquisition costs.      67.2        13.2       --      80.4
 Other benefits and expenses.......................     126.9        16.9     40.2     184.0
                                                     --------    --------   ------  --------
  Total Benefits and Expenses......................     396.8       142.6     48.5     587.9
                                                     --------    --------   ------  --------
 Income Before Income Taxes........................      77.8        32.6     31.2     141.6
 Income tax expense................................      30.7        13.4      3.5      47.6
                                                     --------    --------   ------  --------
 NET INCOME........................................  $   47.1    $   19.2   $ 27.7  $   94.0
                                                     ========    ========   ======  ========
 Segment Assets as of December 31, 1999............  $4,706.2    $4,268.3   $247.4  $9,221.9
                                                     ========    ========   ======  ========

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                            (Dollars in thousands)

                                                                                   (UNAUDITED)
                                                                                   -----------
                                                                                    March 31,  December 31,
                                                                                      2002         2001
                                                                                   ----------- ------------
Assets
 Investments:
   Fixed maturities:
     Available for sale, at fair value (cost: 2002-$3,141,306; 2001-$3,024,128)... $3,075,134   $2,999,334
 Equity securities, at fair value (cost: 2002-$20,841; 2001-$21,661)..............     22,183       22,043
 Mortgage loans...................................................................    538,721      563,403
 Real estate......................................................................     24,886       25,005
 Policy loans and premium notes...................................................    361,409      365,175
 Other invested assets............................................................     71,320       70,076
                                                                                   ----------   ----------
     Total investments............................................................  4,093,653    4,045,036
                                                                                   ----------   ----------
 Cash and cash equivalents........................................................     21,878      126,414
 Premiums due.....................................................................      6,986        8,902
 Investment income due and accrued................................................     75,284       68,677
 Deferred policy acquisition costs................................................    957,931      936,084
 Reinsurance recoverable..........................................................    154,779      162,164
 Separate account assets..........................................................  3,733,756    3,702,984
 Other assets.....................................................................    133,609      141,772
                                                                                   ----------   ----------
     Total assets................................................................. $9,177,876   $9,192,033
                                                                                   ==========   ==========
Liabilities
 Policy liabilities:
   Future policyholder benefits................................................... $3,829,501   $3,869,907
   Policyholder funds.............................................................    154,229      159,865
   Policyholder dividends payable.................................................     35,461       35,401
   Other policy obligations.......................................................     20,499       21,914
                                                                                   ----------   ----------
     Total policy liabilities.....................................................  4,039,690    4,087,087
                                                                                   ----------   ----------
 Expenses payable.................................................................     19,970       25,351
 Taxes payable....................................................................      4,712        5,101
 Federal income taxes payable:
   Current........................................................................     27,355       16,250
   Deferred.......................................................................     89,944       95,570
 Separate account liabilities.....................................................  3,733,756    3,702,984
 Other liabilities................................................................     74,996       78,628
                                                                                   ----------   ----------
     Total liabilities............................................................  7,990,423    8,010,971
                                                                                   ----------   ----------
Commitments and Contingencies--Note 6
Equity
 Retained earnings................................................................  1,212,821    1,194,086
 Accumulated other comprehensive income:
   Net unrealized (depreciation) appreciation on securities.......................    (25,368)     (13,024)
                                                                                   ----------   ----------
     Total equity.................................................................  1,187,453    1,181,062
                                                                                   ----------   ----------
     Total liabilities and equity................................................. $9,177,876   $9,192,033
                                                                                   ==========   ==========

     See accompanying notes to unaudited consolidated financial statements

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                            (Dollars in thousands)

                                                        Three Months Ended
                                                             March 31,
                                                        ------------------
                                                          2002      2001
                                                        --------  --------
     Revenues
      Policy and contract charges...................... $ 44,524  $ 44,836
      Premiums.........................................   37,301    41,303
      Net investment income............................   72,540    74,083
      Other income.....................................   11,633    15,699
      Net realized losses on investments...............   (9,836)   (7,217)
                                                        --------  --------
            Total revenues.............................  156,162   168,704
                                                        --------  --------
     Benefits and Expenses
      Policy and contract benefits.....................   48,652    51,062
      Change in future policyholder benefits...........   17,947    15,858
      Operating expenses...............................   16,655    19,737
      Amortization of deferred policy acquisition costs   20,796    24,653
      Policyholder dividends...........................   16,115    15,916
      Demutualization expenses.........................    5,446        --
      Noninsurance commissions and expenses............    9,849    11,360
                                                        --------  --------
        Total benefits and expenses....................  135,460   138,586
                                                        --------  --------
            Income before income taxes.................   20,702    30,118

      Income tax expense (benefit):
        Current........................................      946     1,278
        Deferred.......................................    1,021      (688)
                                                        --------  --------
            Total income tax expense...................    1,967       590
                                                        --------  --------
               Net income.............................. $ 18,735  $ 29,528
                                                        ========  ========

     See accompanying notes to unaudited consolidated financial statements

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF EQUITY

                   For the Three Months Ended March 31, 2002

                                  (UNAUDITED)

                            (Dollars in thousands)

                                                                                Net
                                                                             Unrealized
                                                                            Appreciation
                                                                 Retained  (Depreciation)   Total
                                                                 Earnings  on Securities    Equity
                                                                ---------- -------------- ----------
Balance at January 1, 2002..................................... $1,194,086    $(13,024)   $1,181,062
Comprehensive income
Net income.....................................................     18,735          --        18,735
Other comprehensive income, net of tax:
 Change in unrealized (depreciation) appreciation on securities         --     (12,344)      (12,344)
                                                                                          ----------
Total comprehensive income.....................................                                6,391
                                                                ----------    --------    ----------
Balance at March 31, 2002...................................... $1,212,821    $(25,368)   $1,187,453
                                                                ==========    ========    ==========

     See accompanying notes to unaudited consolidated financial statements

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                            (Dollars in thousands)

                                                                                             For the Three Months
                                                                                                Ended March 31,
                                                                                             --------------------
                                                                                                2002       2001
                                                                                             ---------  ---------
Cash Flows From Operating Activities
 Net income................................................................................. $  18,735  $  29,528
 Adjustments to reconcile net income to net cash used in operating activities:
   Interest credited to variable universal life and investment products.....................    19,684     21,522
   Amortization of deferred policy acquisition costs........................................    20,796     24,653
   Capitalization of deferred policy acquisition costs......................................   (26,967)   (34,512)
   Deferred income taxes....................................................................     1,021       (688)
   Net realized losses on investments.......................................................     9,836      7,217
   Change in reinsurance recoverable........................................................     7,385      2,505
   Change in policy liabilities and other policyholders' funds of traditional life products.   (61,006)   (71,983)
   Other, net...............................................................................     5,590     (9,307)
                                                                                             ---------  ---------
     Net cash used in operating activities..................................................    (4,926)   (31,065)
                                                                                             ---------  ---------
Cash Flows From Investing Activities
 Proceeds from sales of investments:
   Available for sale securities............................................................    20,464    145,664
   Equity securities........................................................................     1,002         --
   Real estate..............................................................................        --      3,867
   Other invested assets....................................................................     1,128      3,411
 Proceeds from maturities of investments:
   Available for sale securities............................................................    81,725    101,170
   Mortgage loans...........................................................................    24,517     19,347
 Purchases of investments:
   Available for sale securities............................................................  (229,381)  (253,646)
   Equity securities........................................................................      (311)      (126)
   Mortgage loans...........................................................................        --    (10,180)
   Real estate..............................................................................       (41)      (188)
   Other invested assets....................................................................    (2,595)    (6,352)
 Contributions of separate account seed money...............................................        --       (109)
 Withdrawals of separate account seed money.................................................       639         --
 Policy loans and premium notes, net........................................................     3,766        905
 Additions to property and equipment........................................................      (294)    (1,160)
                                                                                             ---------  ---------
     Net cash (used in) provided by investing activities....................................   (99,381)     2,603
                                                                                             ---------  ---------
Cash Flows From Financing Activities
 Variable universal life and investment product deposits....................................   171,769    154,878
 Variable universal life and investment product withdrawals.................................  (171,998)  (139,388)
                                                                                             ---------  ---------
     Net cash (used in) provided by financing activities....................................      (229)    15,490
                                                                                             ---------  ---------
     Net change in cash and cash equivalents................................................  (104,536)   (12,972)
 Cash and cash equivalents, beginning of year...............................................   126,414     64,872
                                                                                             ---------  ---------
 Cash and cash equivalents, end of year..................................................... $  21,878  $  51,900
                                                                                             =========  =========
Supplemental Disclosures of Cash Flow Information
 Cash (received) paid during the year for income taxes...................................... $  (9,666) $   4,033
                                                                                             =========  =========
 Foreclosure of mortgage loans.............................................................. $      --  $      --
                                                                                             =========  =========

     See accompanying notes to unaudited consolidated financial statements

                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY
                               AND SUBSIDIARIES

             Notes to Unaudited Consolidated Financial Statements
                       Three Months Ended March 31, 2002

1.  Basis of Presentation

   The accompanying unaudited consolidated financial statements of Provident Mutual Life Insurance Company and Subsidiaries (collectively, the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The financial information included herein reflects all adjustments (all of which are normal and recurring in nature) which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations. Operating results for all periods presented are not necessarily indicative of the results that may be expected for the full year. All significant intercompany balances and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current period presentation. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2001.

2.  New Accounting Pronouncements

   In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 applies to all acquired intangible assets whether acquired singularly, as part of a group, or in a business combination. SFAS No. 142 supersedes APB Opinion No. 17, "Intangible Assets" and will carry forward provisions in APB Opinion No. 17 related to internally developed intangible assets. SFAS No. 142 changes the accounting for goodwill and intangible assets with indefinite lives from an amortization method to an impairment-only approach.

   The Company adopted SFAS No. 142 on January 1, 2002. The amortization of goodwill from past business combinations ceased upon adoption of this statement. At the time of adoption, the Company had unamortized goodwill of $5.6 million. In accordance with SFAS No. 142, the Company is required to evaluate its existing goodwill with indefinite lives for impairment within six months of adoption. Any transitional impairment losses will be recognized in the first interim period in the year of adoption and will be recognized as the cumulative effect of a change in accounting principle. The adoption of SFAS No. 142 did not have a material impact on the consolidated financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and a portion of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" related to the disposal of a segment of a business. SFAS No. 144 was adopted by the Company on January 1, 2002 and carries forward many of the provisions of SFAS No. 121 and APB Opinion No. 30 for recognition and measurement of the impairment of long-lived assets to be held and used, and measurement of long-lived assets to be disposed of by sale. Under SFAS No. 144, if a long-lived asset is part of a group that includes other assets and liabilities, then the provisions of SFAS No. 144 apply to the entire group. In addition, SFAS No. 144 does not apply to goodwill and other intangible assets that are not amortized. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on the consolidated financial statements.

3.  Federal Income Taxes

   The Company files a consolidated Federal income tax return with its life insurance and noninsurance subsidiaries. The life companies' tax provisions include an equity tax.

   The provision for Federal income taxes from operations differs from the normal relationship of Federal income tax to pretax income as follows (in millions):

                                                        Three Months Ended
                                                          March 31,
                                                        -----------------
                                                         2002      2001
                                                         -----     -----
          Federal tax at statutory rate................ $ 7.2     $10.5
            Current year equity tax....................    --       1.9
            Truedown of prior years equity tax.........  (5.5)     (9.5)
            Dividends received deduction...............  (1.1)     (1.0)
            Affordable housing tax credits.............  (0.5)     (0.2)
            Non-deductible reorganization expenses.....   1.9        --
            Other......................................    --      (1.1)
                                                         -----     -----
               Total income tax expense................ $ 2.0     $ 0.6
                                                         =====     =====

   During the three months ended March 31, 2002, the Company incurred $5.4 million of reorganization and merger-related expenses that were not deductible for Federal income tax purposes.

4.  Comprehensive Income

   The components of other comprehensive (loss) income are as follows (in millions):

                                                             Before Tax Tax (Expense) Net of Tax
                                                               Amount      Benefit      Amount
                                                             ---------- ------------- ----------
Three Months Ended March 31, 2002:
Unrealized (depreciation) appreciation on securities........   $(28.8)     $ 10.1       $(18.7)
Less: reclassification adjustment for losses realized in
  net income................................................      9.8        (3.4)         6.4
                                                               ------      ------       ------
Net change in unrealized (depreciation) appreciation on
  securities................................................   $(19.0)     $  6.7       $(12.3)
                                                               ======      ======       ======
Three Months Ended March 31, 2001:
Unrealized appreciation (depreciation) on securities........   $ 38.8      $(13.6)      $ 25.2
Less: reclassification adjustment for losses realized in
  net income................................................      7.2        (2.5)         4.7
                                                               ------      ------       ------
Net change in unrealized appreciation (depreciation) on
  securities................................................   $ 46.0      $(16.1)      $ 29.9
                                                               ======      ======       ======

5.  Segment Disclosures

   The Company has two operating segments: Insurance Protection and Asset Accumulation. The operating segments are distinguished by products and services offered, as well as marketing strategies employed. Substantially all revenues are derived from sales in the United States of America.

   The Insurance Protection segment markets traditional and variable life insurance products and maintains a block of direct response-marketed life and health insurance products. The Asset Accumulation segment sells fixed, variable and group (pension) annuity products. The individual life and annuity products are distributed principally through Company-affiliated financial consultants, personal producing general agents and independent brokers and financial planners whereas the group annuity products are distributed primarily through employee field representatives and brokers.

   In addition to the two operating segments, the Company has an Other segment. The Other segment includes certain products no longer marketed by the Company, noninsurance operations and net investment income, realized capital gains/losses and revenues/expenses not attributable to the operating segments. The noninsurance operations consist of several subsidiaries operating in the broker/dealer, mutual fund and investment advisory industries.

   Management evaluates the performance of each segment independently and allocates resources based on current and anticipated requirements of each segment. Financial results of each segment include earnings from its business operations and earnings on the amount of equity considered necessary to support its business. Accounting policies followed by the segments are the same as those followed by the Company in preparing its consolidated financial statements. There are no significant intersegment transactions.

   Segment financial data as of and for the three months ended March 31, 2002 and 2001 is as follows (in millions):

                                                  Insurance     Asset
                                                  Protection Accumulation  Other    Total
Segment income for the year ended March 31, 2002  ---------- ------------ ------  --------
Policy and contract charges......................  $   35.9    $    8.6   $   --  $   44.5
Premiums.........................................      36.4         0.8      0.1      37.3
Net investment income............................      40.8        26.3      5.4      72.5
Other income.....................................       0.1         1.4     10.1      11.6
Net realized losses on investments...............      (3.0)       (3.5)    (3.3)     (9.8)
                                                   --------    --------   ------  --------
   Total Revenues................................     110.2        33.6     12.3     156.1
Policy and contract benefits.....................      46.1         2.2      0.3      48.6
Change in future policyholder benefits...........      (0.3)       18.3     (0.1)     17.9
Amortization of deferred policy acquisition costs      17.1         3.7       --      20.8
Other benefits and expenses......................      29.2         4.3     14.6      48.1
                                                   --------    --------   ------  --------
   Total Benefits and Expenses...................      92.1        28.5     14.8     135.4
Income Before Income Taxes.......................      18.1         5.1     (2.5)     20.7
Income tax expense (benefit).....................       5.7         1.1     (4.8)      2.0
                                                   --------    --------   ------  --------
Net income.......................................  $   12.4    $    4.0   $  2.3  $   18.7
                                                   ========    ========   ======  ========
Segment Assets as of March 31, 2002..............  $4,764.5    $3,924.6   $488.8  $9,177.9
                                                   ========    ========   ======  ========

                                                  Insurance     Asset
                                                  Protection Accumulation  Other    Total
Segment income for the year ended March 31, 2001  ---------- ------------ ------  --------
Policy and contract charges......................  $   36.2    $    8.6   $   --  $   44.8
Premiums.........................................      39.6         1.6      0.1      41.3
Net investment income............................      40.1        25.5      8.5      74.1
Other income.....................................       2.0         2.2     11.5      15.7
Net realized losses on investments...............      (3.8)       (1.4)    (2.0)     (7.2)
                                                   --------    --------   ------  --------
   Total Revenues................................     114.1        36.5     18.1     168.7
                                                   --------    --------   ------  --------
Policy and contract benefits.....................      49.0         1.6      0.5      51.1
Change in future policyholder benefits...........      (4.9)       20.9     (0.1)     15.9
Amortization of deferred policy acquisition costs      20.4         4.2       --      24.6
Other benefits and expenses......................      31.2         4.1     11.7      47.0
                                                   --------    --------   ------  --------
   Total Benefits and Expenses...................      95.7        30.8     12.1     138.6
                                                   --------    --------   ------  --------
Income Before Income Taxes.......................      18.4         5.7      6.0      30.1
Income tax expense (benefit).....................       6.2         1.1     (6.7)      0.6
                                                   --------    --------   ------  --------
Net income.......................................  $   12.2    $    4.6   $ 12.7  $   29.5
                                                   ========    ========   ======  ========
Segment Assets as of March 31, 2001..............  $4,519.4    $3,813.3   $579.1  $8,911.8
                                                   ========    ========   ======  ========

6.  Commitments and Contingencies

   Various litigation, claims and assessments against the Company, in addition to those discussed above and those otherwise provided for in the Company's condensed consolidated financial statements, have arisen in the course of the Company's business, including, but not limited to, its activities as an insurer, employer, investor, investment advisor and taxpayer. Further, state insurance regulatory authorities and other Federal and state authorities regularly make inquiries and conduct investigations concerning the Company's compliance with applicable insurance and other laws and regulations. While it is not feasible to predict or determine the ultimate outcome of all pending investigations and legal proceedings or provide reasonable ranges of potential losses, it is the opinion of the Company's management that their outcomes will not have a material adverse effect on the Company's financial position or its results of operations.

7.  Proposed Merger

   On August 7, 2001, the Company and Nationwide Financial Services, Inc. (Nationwide Financial) executed a definitive agreement and plan of merger whereby, Nationwide Financial agreed to acquire the Company. The purchase price is expected to be approximately $1.527 billion to be paid in a combination of Nationwide Financial stock, policy credits and cash. In this transaction, the Company will convert to a stock insurance company and merge with a newly formed subsidiary of Nationwide Financial. The Company will be the surviving company in the merger and will operate as a wholly-owned subsidiary of Nationwide Financial. On December 14, 2001, the Company's Board of Directors adopted a plan of conversion and filed it with the Pennsylvania Insurance Department. The closing of the transaction is subject to various regulatory, Nationwide Financial shareholder and Company policyholder approvals and is currently expected to occur in the third quarter of 2002.

                                                                     SCHEDULE I

           PROVIDENT MUTUAL LIFE INSURANCE COMPANY AND SUBSIDIARIES

                     CONSOLIDATED SUMMARY OF INVESTMENTS -
                   OTHER THAN INVESTMENTS IN RELATED PARTIES


                             (Dollars in millions)


                            As of December 31, 2001


                  Column A                           Column B Column C   Column D
---------------------------------------------        -------- -------- -------------
                                                                         Amount at
                                                                        which shown
                                                                          in the
                                                               Market  consolidated
             Type of Investment                        Cost    Value   balance sheet
---------------------------------------------        -------- -------- -------------
Fixed maturity securities available for sale:
   Bonds:
       United States Government and
         government agencies and authorities........ $   26.2 $   27.8   $    27.8
       States, municipalities and political
         subdivisions...............................     23.6     23.8        23.8
       Foreign governments..........................      5.4      5.7         5.7
       Public utilities.............................    289.4    289.7       289.7
       Convertibles and bonds with warrants
         attached...................................       --       --          --
       All other corporate bonds....................  2,679.5  2,652.3     2,652.3
   Certificates of deposit..........................       --       --          --
   Redeemable preferred stock.......................       --       --          --
                                                     -------- --------   ---------
          Total fixed maturities available
            for sale................................  3,024.1  2,999.3     2,999.3
                                                     -------- --------   ---------
Fixed maturity securities held to maturity:
   Bonds:
       United States Government and
         government agencies and authorities........       --       --          --
       States, municipalities and political
         subdivisions...............................       --       --          --
       Foreign governments..........................       --       --          --
       Public utilities.............................       --       --          --
       Convertibles and bonds with warrants
         attached...................................       --       --          --
       All other corporate bonds....................       --       --          --
   Certificates of deposit..........................       --       --          --
   Redeemable preferred stock.......................       --       --          --
                                                     -------- --------   ---------
          Total fixed maturities held to
            maturity................................       --       --          --
                                                     -------- --------   ---------
Equity securities available for sale:
   Common stocks....................................     20.2     20.8        20.8
   Nonredeemable preferred stocks...................      1.4      1.2         1.2
                                                     -------- --------   ---------
          Total equity securities available
            for sale................................     21.6     22.0        22.0
                                                     -------- --------   ---------
Mortgage loans on real estate.......................    570.3    588.7    563.4/1/
Real estate:
   Occupied by the Company..........................     17.5                 17.5
   Acquired in satisfaction of debt.................      7.5                  7.5
                                                     --------            ---------
          Total real estate.........................     25.0                 25.0
                                                     --------            ---------
Policy loans........................................    365.2                365.2
Other invested assets...............................     70.1                 70.1
                                                     --------            ---------
          Total investments......................... $4,076.3            $ 4,045.0
                                                     ========            =========

--------

/1/ The difference from Column B is due to valuation allowances on mortgage loans on real estate. See Note 4 to the consolidated financial statements.

                                                                   SCHEDULE III


           PROVIDENT MUTUAL LIFE INSURANCE COMPANY AND SUBSIDIARIES



                      SUPPLEMENTARY INSURANCE INFORMATION



                             (Dollars in millions)



  As of December 31, 2001, 2000 and 1999 and for each of the years then ended



        Column A           Column B       Column C          Column D       Column E   Column F
------------------------- ----------- ---------------- ------------------ ----------  --------
                                                                            Other
                                                                            policy
                           Deferred    Future policy                        claims
                            policy    benefits, losses                       and
                          acquisition claims and loss       Unearned       benefits   Premium
         Segment             costs        expenses          premiums      payable/1/  revenue
------------------------- ----------- ---------------- ------------------ ----------  --------
2001 Insurance Protection   $815.4        $2,462.5              --              --     $164.7
     Asset Accumulation..    120.7         1,583.5              --              --        1.6
     Other...............       --            41.1              --              --        0.3
                            ------        --------           -----          ------     ------
         Total...........   $936.1        $4,087.1              --              --     $166.6
                            ======        ========           =====          ======     ======
2000 Insurance Protection   $777.4        $2,442.4              --              --     $175.2
     Asset Accumulation..    122.3         1,538.2              --              --       14.4
     Other...............                     79.1              --              --        0.3
                            ------        --------           -----          ------     ------
         Total...........   $899.7        $4,059.7              --              --     $189.9
                            ======        ========           =====          ======     ======
1999 Insurance Protection   $730.1        $2,421.4              --              --     $189.1
     Asset Accumulation..    120.6         1,733.8              --              --        8.0
     Other...............       --            75.3              --              --        0.3
                            ------        --------           -----          ------     ------
         Total...........   $850.7        $4,230.5              --              --     $197.4
                            ======        ========           =====          ======     ======

        Column A           Column B       Column C          Column D       Column E   Column F
------------------------- ----------- ---------------- ------------------ ----------  --------
                                      Benefits, claims    Amortization
                              Net        losses and    of deferred policy   Other
                          investment     settlement       acquisition     operating   Premiums
         Segment           income/2/      expenses           costs        expenses/2/ written
------------------------- ----------- ---------------- ------------------ ----------  --------
2001 Insurance Protection   $164.4        $  202.7           $47.4          $119.2         --
     Asset Accumulation..    106.4            84.2            15.8            17.4         --
     Other...............     25.6            (1.4)             --            69.5         --
                            ------        --------           -----          ------     ------
         Total...........   $296.4        $  285.5           $63.2          $206.1         --
                            ======        ========           =====          ======     ======
2000 Insurance Protection   $166.9        $  200.2           $68.4          $124.4         --
     Asset Accumulation..    113.9           101.0            17.9            16.9         --
     Other...............     36.4             1.6              --            44.3         --
                            ------        --------           -----          ------     ------
         Total...........   $317.2        $  302.8           $86.3          $185.6         --
                            ======        ========           =====          ======     ======
1999 Insurance Protection   $168.6        $  202.7           $67.2          $126.9         --
     Asset Accumulation..    132.0           112.5            13.2            16.9         --
     Other...............     27.8             8.3              --            40.2         --
                            ------        --------           -----          ------     ------
         Total...........   $328.4        $  323.5           $80.4          $184.0         --
                            ======        ========           =====          ======     ======

--------

/1/ Other policy claims and benefits payable are included in the Column C amounts.


/2/ The allocation of expenses between operations and investments is based on a number of assumptions and estimates. Results by segment would change if different methods were applied.

                                                                    SCHEDULE IV



           PROVIDENT MUTUAL LIFE INSURANCE COMPANY AND SUBSIDIARIES



                                  REINSURANCE




                             (Dollars in millions)





  As of December 31, 2001, 2000 and 1999 and for each of the years then ended



              Column A               Column B  Column C  Column D  Column E   Column F
------------------------------------ --------- --------- --------- --------- ----------
                                                          Assumed            Percentage
                                               Ceded to    from              of amount
                                      Gross      other     other     Net      assumed
                                      amount   companies companies  amount     to net
                                     --------- --------- --------- --------- ----------
                                     --------- ---------  ------   ---------    ---
2001 Life insurance in force........ $49,904.3 $15,203.2  $ 71.6   $34,772.7    0.2%
                                     ========= =========  ======   =========    ===
     Premiums:
       Life insurance............... $   179.9 $    16.5  $  0.4   $   163.8    0.2%
         Accident and
           health insurance.........       4.6       1.8      --         2.8    0.0%
                                     --------- ---------  ------   ---------    ---
           Total.................... $   184.5 $    18.3  $  0.4   $   166.6    0.2%
                                     ========= =========  ======   =========    ===
2000 Life insurance in force........ $46,773.3 $12,377.4  $106.6   $34,502.5    0.3%
                                     ========= =========  ======   =========    ===
     Premiums:
       Life insurance............... $   198.4 $    12.0  $  0.5   $   186.9    0.3%
       Accident and health insurance       4.9       1.9      --         3.0    0.0%
                                     --------- ---------  ------   ---------    ---
         Total...................... $   203.3 $    13.9  $  0.5   $   189.9    0.3%
                                     ========= =========  ======   =========    ===
1999 Life insurance in force........ $42,853.8 $ 9,866.6  $137.5   $33,124.7    0.4%
                                     ========= =========  ======   =========    ===
     Premiums:
       Life insurance............... $   204.0 $    10.7  $  0.7   $   194.0    0.4%
       Accident and health insurance       5.5       2.0      --         3.5    0.0%
                                     --------- ---------  ------   ---------    ---
         Total...................... $   209.5 $    12.7  $  0.7   $   197.5    0.4%
                                     ========= =========  ======   =========    ===

                                                                     SCHEDULE V


           PROVIDENT MUTUAL LIFE INSURANCE COMPANY AND SUBSIDIARIES


                       VALUATION AND QUALIFYING ACCOUNTS


                             (Dollars in millions)


                 Years ended December 31, 2001, 2000 and 1999


                      Column A                       Column B      Column C       Column D  Column E
---------------------------------------------------- --------- ----------------- ---------- ---------
                                                      Balance  Charged
                                                        at     to costs Charged              Balance
                                                     beginning   and    to other            at end of
                    Description                      of period expenses accounts Deductions  period
---------------------------------------------------- --------- -------- -------- ---------- ---------
2001 Valuation allowances--fixed maturity securities   $  --     $ --     $--       $ --      $  --
     Valuation allowances--mortgage loans on real
       estate.......................................     8.1      1.4      --        2.6        6.9
     Valuation allowances--real estate..............      --       --      --         --         --
                                                       -----     ----     ---       ----      -----
         Total......................................   $ 8.1     $1.4     $--       $2.6      $ 6.9
                                                       =====     ====     ===       ====      =====

2000 Valuation allowances--fixed maturity securities   $  --     $ --     $--       $ --      $  --
     Valuation allowances--mortgage loans on real
       estate.......................................    11.2      1.5      --        4.6        8.1
     Valuation allowances--real estate..............      --       --      --         --         --
                                                       -----     ----     ---       ----      -----
         Total......................................   $11.2     $1.5     $--       $4.6      $ 8.1
                                                       =====     ====     ===       ====      =====

1999 Valuation allowances--fixed maturity securities   $  --     $ --     $--       $ --      $  --
     Valuation allowances--mortgage loans on real
       estate.......................................    10.7      2.2      --        1.7       11.2
     Valuation allowances--real estate..............      --       --      --         --         --
                                                       -----     ----     ---       ----      -----
         Total......................................   $10.7     $2.2     $--       $1.7      $11.2
                                                       =====     ====     ===       ====      =====

                                    Annex F

The Articles of Incorporation of Provident Mutual Life Insurance Company shall be amended and restated in their entirety as follows:

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                    PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                            A Non-Stock Corporation

   WHEREAS, Provident Mutual Life Insurance Company ( the "Corporation") was incorporated as Provident Life and Trust Company of Philadelphia by Letters Patent duly granted pursuant to the act of March 22, 1865 (P.L. 555, No. 539), with power to write life insurance and grant annuities on the combined stock and mutual principle and to receive deposits and act as trustee, with certain other rights, powers, privileges and franchises conferred and imposed by specifically enumerated sections of the act of April 2, 1856 (P.L. 211, No.
236); and

   WHEREAS, the laws applicable to the Corporation were amended and supplemented by the acts of March 12, 1866 (P.L. 184, No. 156), February 18, 1869 (P.L. 194, No. 170), February 1, 1871 (P.L. 14, No. 17), and April 1, 1873
(P.L. 466, No. 488); and

   WHEREAS, on December 29, 1922 pursuant to a plan for acquisition of shares adopted under the act of April 20, 1921 (P.L. 175, No. 103) the name of the Corporation was changed to Provident Mutual Life Insurance Company of Philadelphia and the Corporation was converted into a mutual insurance company without power to receive deposits subject to the provisions of, and having the rights, privileges and powers of a mutual life insurance company incorporated under, The Insurance Company Law of 1921, act of May 17, 1921 (P.L. 682, No.
284); and

   WHEREAS, on June 19, 1991, the Corporation became subject to the Business Corporation Law of 1988 by reason of enactment of the act of December 19, 1990 (P.L. 834, No. 198), known as the GAA Amendments Act of 1990; and

   WHEREAS, the Corporation is the surviving corporation following the merger of Covenant Life Insurance Company ("Covenant Life") with and into Provident Mutual Life Insurance Company of Philadelphia; and

   WHEREAS, Covenant Life, with roots dating back to 1717, was incorporated pursuant to Letters Patent granted January 11, 1759; and the Corporation was incorporated by the Commonwealth of Pennsylvania March 22, 1865; and

   WHEREAS, Covenant Life was America's first life insurance company; and

   WHEREAS, Covenant Life always served the religious community; and

   WHEREAS, the Corporation acknowledges as its predecessors both Provident Mutual Life Insurance Company of Philadelphia and Covenant Life as the constituent corporations to the merger and acknowledges the origins and principles of both such entities;

   WHEREAS, in November, 1994, the name of the Corporation was changed to Provident Mutual Life Insurance Company;

   WHEREAS, the Corporation may enter into a plan of conversion under the Pennsylvania Insurance Company Mutual-to-Stock Conversion Act, as amended (40 P.S. (S)(S) 911-A to 929-A) whereby eligible members may receive consideration;

   NOW THEREFORE,

   SECTION 1. The name of the Corporation is "Provident Mutual Life Insurance Company."

   SECTION 2. The address of the registered office of the Corporation in the Commonwealth of Pennsylvania is 1000 Chesterbrook Boulevard, in the City of Berwyn, County of Chester.

   SECTION 3. The corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended.

   SECTION 4. The Corporation is a mutual life insurance company organized upon a non-stock basis and shall be authorized to engage in any lawful act or activity. The class of insurance for which the corporation is constituted is

Clauses (1) and (2) of Subdivision (a) of Section 202 of the act of May 17, 1921 (P.L. 682, No. 284), known as The Insurance Company Law of 1921, as amended, viz:

      (1) To insure the lives of persons, and every insurance appertaining thereto; to grant and dispose of annuities; including variable life insurance contracts and annuity contracts under which values or payments or both vary in relation to the investment experience of the issuer or a separate account or accounts maintained by the issuer and to insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto, when written as a part of a policy of life insurance.

      (2) To insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto.

The Corporation has a surplus in lieu of guaranty capital exceeding $250,000 above its reinsurance reserve and all its other liabilities.

   SECTION 5. Meetings of members may be held within or without the Commonwealth of Pennsylvania, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provisions of the applicable laws of the Commonwealth of Pennsylvania) outside the State of Pennsylvania at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

   SECTION 6. In the event the Corporation adopts a plan of conversion to convert from a mutual insurance company to a stock insurance company under the Pennsylvania Insurance Company Mutual-to-Stock Conversion Act, as amended (40 P.S. (S)(S) 911-A to 929-A), the aggregate consideration to be received by members of the Corporation eligible to receive consideration under a plan of conversion may be allocated among such Eligible Members using a formula that takes into account the contribution to the Corporation's surplus of the various classes of policies and contracts of the eligible members and such other factors as the Board of Directors of the Corporation may deem appropriate.

   SECTION 7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon members herein are granted subject to this reservation.

   SECTION 8. These Restated Articles of Incorporation supersede the original Articles of Incorporation of the Corporation and all amendments thereto.

December 14, 2001

                                    Annex G

The Board of Directors
Provident Mutual Life Insurance Company
1000 Chesterbrook Blvd.
Berwyn, PA 19312-1181

RE:  Plan of Conversion of Provident Mutual Life Insurance Company

                        STATEMENT OF ACTUARIAL OPINION

Subject of this Opinion Letter


   This opinion letter relates to the actuarial aspects of the proposed reorganization of Provident Mutual Life Insurance Company ("Provident") pursuant to its Plan of Conversion (the "Plan") as presented to the Board of Directors of Provident for its consideration and approval on December 14, 200l. The specific opinions set forth herein relate to the proposed allocation of consideration among Eligible Members and the proposed establishment of a Closed Block, each of which is described in the Plan.

   Capitalized terms have the same meaning in this opinion as they have in the Plan.

Qualifications and Usage


   We, Harris N. Bak and Daniel J. McCarthy, are associated with the firm of Milliman USA ("Milliman") and are Members of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein. We also meet the standards set forth in the insurance regulations of the Commonwealth of Pennsylvania. We, and other Milliman staff acting under our direction, have advised Provident during the course of its development of the Plan, the Actuarial Contribution Principles and Methodologies document (attached as Exhibit D to the Plan), and the Closed Block Memorandum (attached as Exhibit E to the Plan). The Plan is based on authority in Sections 911-A to 929-A (the "Conversion Act") of Title 40 of the Pennsylvania Statutes. The opinions set forth herein are not legal opinions concerning the Plan but rather reflect the application of actuarial concepts and standards of practice to the provisions thereof.

   We are aware that this opinion letter will be furnished to the Pennsylvania Insurance Department for its use in determining the fairness of the Plan, and to Provident's policyholders as part of an information statement that will be delivered to them, and we consent to the use of this letter for those purposes.

Reliance

   In forming the opinions set forth in this memorandum, we have received from Provident extensive information concerning Provident's past and present practices and financial results. We, and other Milliman staff acting under our direction, met with Provident personnel and defined the information we required; in all cases, we were provided with the information we requested to the extent that it was available or could be developed from Provident's records. We have made no independent verification of this information, although we have reviewed it where practicable for general reasonableness and internal consistency. We have relied on this information, which was provided under the general direction of Linda M. Springer, Provident's Senior Vice President & Controller. Our opinions depend on the substantial accuracy of this information.

Process

   In all cases, we and other Milliman staff acting under our direction conducted the analyses on which our opinions rest.

Opinion #1

   In our opinion, the principles and methodologies for allocating consideration among Provident's Eligible Members, as set forth in Article VIII of the Plan (including the Actuarial Contribution Principles and Methodologies exhibit to the Plan) are fair and equitable.

Discussion

   Statutory guidance. While the Conversion Act generally assumes that subscription rights will be provided to Eligible Members of a demutualizing mutual insurer, Section 917-A of the Conversion Act allows a company to "adopt a plan of conversion that does not rely in whole or in part upon issuing nontransferable subscription rights to members to purchase stock of the converted stock company if the commissioner finds that the plan does not prejudice the interests of the members, is fair and equitable and is not inconsistent with the purpose and intent of [the Conversion Act]." Section 917-A also allows a company to adopt an alternative plan that provides for "issuing stock, cash or other consideration to policyholders instead of subscription rights." While no guidance is provided with regard to the allocation of consideration for an alternative plan under Section 917-A, we have used the guidance provided under the subscription rights section of the Conversion Act in considering the reasonableness of the allocation under
Section 917-A. Specifically, Section 914-A(a)(3)(ii) of the Conversion Act states that the "subscription rights shall be allocated . . . among the eligible members using a fair and equitable formula" and that formula "may, but need not, take into account how the different classes of policies of the eligible members contributed to the surplus of the mutual company or any other factors that may be fair or equitable."

   General description of the method of allocation of consideration among Eligible Members. As allowed under Section 917-A of the Conversion Act,
Section 8.3 of Provident's Plan allocates notional Company Shares to each Eligible Member; these allocated notional Company Shares are then converted to Sponsor Shares, cash, or policy credits for the actual distribution to Eligible Members.

   Each Eligible Member will be allocated notional Company Shares equal to the sum of (a) a fixed component of consideration that is the same for all Eligible Members and does not vary based on policy size or number of policies owned, and
(b) a variable component of consideration if the "Actuarial Contribution" of any of the Eligible Policies owned by the Eligible Member is positive. The total number of notional shares to be allocated under the variable component, defined as the Aggregate Variable Component in the Plan, equals the difference between the total number of notional Company Shares and the number of notional Company Shares allocated to Eligible Members as a fixed component.

   "Actuarial Contribution" refers to the sum of the estimated past and future contributions to surplus from an Eligible Policy, and is sometimes referred to as "contribution to surplus". For each Eligible Member who receives a variable component of consideration, that Eligible Member's share of the total Aggregate Variable Component is defined by the ratio of:

   (a) the sum of the positive actuarial contributions of all Eligible Policies owned by the Eligible Member, to

   (b) the sum of all positive actuarial contributions of all Eligible Policies owned by all Eligible Members.

   Appropriateness of the fixed component. As discussed above, each Eligible Member will be allocated a fixed number of notional Company Shares without regard to the actuarial contribution of that Eligible Member or of the class or classes in which policies held by the Eligible Member happen to reside. This element of the allocation assures that each Eligible Member will receive some distribution, and is consistent with overall concepts of equity. Under the Plan, the percentage of the total consideration that is allocated in this manner is small relative to that allocated in proportion to positive contributions, which is appropriate. We find that including a minimum allocation to each Eligible Member using the fixed component is fair and equitable.

   Appropriateness of the "contribution to surplus" method. The majority of the consideration to be distributed to Eligible Members is the Aggregate Variable Component, which is allocated using the "contribution to surplus" method. The contribution to surplus method is recognized in the actuarial literature as an appropriate allocation method. In particular, Actuarial Standard of Practice 37 ("ASOP 37"), which is the most authoritative guidance available to actuaries on this subject, states in part, "The variable component of consideration should be allocated on the basis of the actuarial contribution." ASOP 37 defines "actuarial contribution," in relevant part, to be "The contributions that a particular policy . . . has made to the company's statutory surplus . . . plus the present value of contributions that the same policy . . . is expected to make in the future." This is consistent with the definition in the Plan. We therefore find that the use of "contribution to surplus" as the principal basis underlying the allocation of consideration is fair and equitable.

   Appropriateness of the definition of "Eligible Member": In considering the fairness of the allocation, we have taken into account the definition of "Eligible Member" set forth in the Plan. While Section 912-A of the Conversion Act states that "a person insured under a group policy is not an eligible member", there are a certain number of limited cases, as described in Section
7.4 of the Plan, in which a group policy was issued to a trust or other vehicle established by the Company for its own administrative convenience. The Plan states that the trustee of such trusts shall not be an Eligible Member but instead deems the party with the economic interest in the policy as the Eligible Member. This approach is consistent with the approach followed in all prior major US demutualizations, including those in states with statutory language about group policies similar to that in the Conversion Act. In our opinion, we find it fair and equitable to deem the parties with the economic interest under group policies issued to trusts created by the Company as Eligible Members.

   We have also considered that, under the Plan, Eligible Policies affect the allocation of the Aggregate Variable Component, if their Actuarial Contributions are positive, whether they are "participating" or "non-participating" policies. In light of the fact that the Pennsylvania Law does not differentiate between participating and non-participating policies in any discussion of allocation of consideration or in any rights in the event of a liquidation of a company, and given Provident's facts and circumstances, we find this approach to be fair and equitable.


   The effect of different forms of consideration. As described earlier, the Plan allocates notional Company Shares to all Eligible Members; these notional Company Shares are then converted to Sponsor Shares, cash, or policy credits. A small number of Eligible Members are required to receive either policy credits or cash under Section 8.3(b) or Section 8.3(c), respectively, of the Plan. qualified plan customers will receive policy credits unless they elect to receive Sponsor Shares or cash, and all other Eligible Members will receive Sponsor Shares unless they elect to receive cash. The amounts available to fund the payment of policy credits or cash, other than those amounts required to be paid under Sections 8.3(b) or Section 8.3(c), respectively, of the Plan is limited by the amounts determined under Section 3.6 of the Merger Agreement.


   Each Company Share that is not converted to either cash or policy credits will be converted, on a one-to-one basis, to a Sponsor Share and will have value initially equal to the opening market price of a Sponsor Share on the Plan Effective Date. Each Company Share that is converted to cash or policy credits is converted based on, the Sponsor Final Stock Price, which may be more or less than the opening market price of a Sponsor Share on the Plan Effective Date. The Sponsor Final Stock Price is also used in determining the total number of notional Company Shares to be allocated among all Eligible Members (subject to certain limits as defined in the Merger Agreement).


   It is our understanding that (i) the purpose of the requirement that Eligible Members with Policies defined under Section 8.3(b) of the Plan receive policy credits is to prevent such Eligible Members from suffering adverse tax consequences on their Policies if they received Sponsor Shares or cash, (ii) the purpose of the requirement that Eligible Members defined under Section 8.3(c) of the Plan receive cash is due to the administrative difficulties and cost of providing Sponsor Shares to such Eligible Members, and (iii) the purpose of the option for qualified plan customers to receive policy credits is to minimize the burden that might be associated with such qualified plan customers receiving other forms of consideration.


   It is also our understanding that an averaging mechanism such as the Sponsor Final Stock Price is commonly used for financial calculations in merger transactions to avoid the disruptive effect that could be caused by short-term volatility in share price. The objective of using an averaging mechanism in the Plan to determine the amount to be received by Eligible Members receiving cash or policy credits is similar, i.e., to provide protection for such Eligible Members against volatile swings in the value of a Sponsor Share during the period immediately prior to and including the Plan Effective Date.

   We find that the purposes stated above for providing the various forms of consideration, as well as the objective of using the Sponsor Final Stock Price to convert Company shares to cash or policy credits, are reasonable.

   Mergers with CALIC and Covenant. Continental American Life Insurance Company ("CALIC") was a stock company that was acquired by Provident in 1985 and held as a subsidiary through 1992. In 1993, CALIC was simultaneously mutualized and merged into Provident. Even though CALIC was a stock company, historically it had operated very similarly to a mutual company. Covenant Life Insurance Company ("Covenant") was a mutual life insurance company that was merged into Provident in 1994. Both for policies originally issued by CALIC and for policies originally issued by Covenant, past actuarial contributions will be calculated beginning on the date of original issue of such policies. We find this approach to be reasonable, given the historical practices of each company.

   Further opinion to be provided prior to public hearing. Prior to the public hearing referred to in Section 4.3 of the Plan, an Actuarial Contribution Memorandum, developed in accordance with the principles set forth in Section
8.2 of the Plan and in the Actuarial Contribution Principles and Methodology exhibit, will be provided to Provident's Board of Directors for review and approval. At such time, we will provide an additional opinion to the Board of Directors discussing whether the assumptions underlying the allocation of consideration, as described in the Actuarial Contribution Memorandum, are reasonable and appropriate, and, whether the resulting allocation of consideration, when considered together with the methodology described in the Plan (including the Actuarial Contribution Principles and Methodology exhibit), is fair and equitable.

Opinion #2

   In our opinion:

    A. The objective of the Closed Block, as set forth in the Closed Block Memorandum (attached as Exhibit E to the Plan) is appropriate.

    B. The arrangements for the establishment and operation of the Closed Block as set forth in Article IX of the Plan (including the Closed Block Memorandum, an Exhibit thereto), make adequate provision for allocating to the Closed Block assets which will be reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits, certain expenses and taxes associated with Closed Block policies, and to provide for the continuation of the dividend scales in effect for the year 2001 if the experience underlying those scales (including the portfolio interest rate) continues. In our opinion, Article IX also provides for the appropriate adjustment of the dividend scales if the underlying experience changes from that underlying the dividend scales in effect for 2001 and is in conformity with the provisions of the Conversion Act dealing with closed blocks.

Discussion

   Appropriateness of the objective of the Closed Block.  As to (A) above,
Section 915-A(a) of the Conversion Act requires that "the plan shall provide that a mutual life insurance company's participating life policies in force on the effective date of the conversion shall be operated by the converted stock company for dividend purposes as a closed block of participating business, except that any and all classes of group participating policies may be excluded from the closed block." Section 915-A(b) of the Conversion Act states that "the plan shall provide that sufficient assets of the mutual company shall be allocated for the benefit of the closed block of business so that the assets, together with the revenue from the closed block of business, are sufficient to support the closed block, including, but not limited to, the payment of claims, expenses, taxes and any dividends that are provided for under the terms of the participating policies, with appropriate adjustments in the dividends for experience changes." The Closed Block Memorandum, as well as Article IX of the Plan, makes provision for establishing a Closed Block having an objective consistent with that suggested by the Conversion Act. Our opinion that the objective is appropriate is based on this consistency as well as its consistency with the report of the Society of Actuaries Task Force on Mutual Life Insurance Company Conversion, and with the objectives and purposes of other Closed Blocks that have been established in recent years.

   Appropriateness of establishing the Closed Block based on the 2001 dividend scale. The Conversion Act does not specify which dividend scale to use in determining the initial funding of the closed block. Provident has chosen to fund the closed block based on the 2001 dividend scale. Actuarial Standard of Practice 33 ("ASOP 33") suggests that the "current dividend scale" is the scale to be funded, but does not define "current." However, the approach that has been used in all major demutualizations in the U.S. where a closed block has been formed at the time a company demutualizes is to fund the closed block based on the dividend scale in effect in the year the demutualization plan is adopted by the company's board of directors. This approach is most consistent with the objective of the closed block--to protect the reasonable dividend expectations of policyholders. We find the use of the dividend scale in effect in the year that Provident adopts its Plan of Conversion to be appropriate.

   Appropriateness of the arrangements for the establishment and operation of the Closed Block. As to (B) above, the Closed Block Memorandum describes the process by which the initial amount of assets allocated to the Closed Block has been determined based on assets and liabilities as of December 31, 2000. The Closed Block Memorandum also describes the process for allocating assets to the Closed Block as of the Closed Block Funding Date, September 30, 200l. The process has three essential steps:

    1. Defining the elements that constitute the experience underlying the dividend scales in effect for 2001.

    2. Defining the projection process used, in conjunction with (l), to determine the cash flow requirements of the Closed Block for each year of its projected future existence.

    3. Selecting assets whose cash flows, when taken in conjunction with anticipated future reinvestment of available Closed Block assets, will provide funds to meet the cash requirements of the Closed Block.

   We find that the elements of experience underlying the dividend scales in effect for 2001 have been determined correctly, that the process is consistent with normal actuarial techniques for determining cash flow requirements, and that based on initial estimates using actual assets held as of December 31, 2000, it will be possible to select assets in the required amount and with the required characteristics.

   We also find that the criteria set forth in Article IX for modifying the dividend scales if the experience changes are such that, if followed, the Closed Block Business will be treated in a manner consistent with Provident's current dividend practices. In connection with this finding, we have noted that the Plan requires Provident to submit by July 1 of the fifth calendar year following the calendar year of the Plan Effective Date and every five years thereafter a report, prepared in accordance with applicable actuarial standards, of an independent actuary, who shall be a member of the American Academy of Actuaries, concerning the operations of the Closed Block. The presence of this requirement helps to assure that Closed Block operations in general, and dividend scale changes in particular, are consistent with the objective of the Closed Block.

   Finally, we find that the funding and operation of the Closed Block as set forth in Article IX are consistent with current actuarial practice as set forth in ASOP 33.

   Further opinion to be provided prior to public hearing. Insofar as this Opinion #2 relates to the funding of the Closed Block, it relates to the methods and assumptions to be used in establishing the funding, not to the amount of funding itself. The Closed Block Funding Date was September 30, 2001, but it will be some months thereafter before the actual amount of required funding is determined and verified. When that process is completed, the amount of assets initially determined based on Provident's annual statement for the year ending December 31, 2000 and initially allocated to the Closed Block on September 30, 2001, will be updated to the actual amount required. At that time, we will provide to you an additional Opinion Letter, discussing whether the funding has been completed in accordance with the Plan, and indicating the actual amount of Closed Block funding that has been established.

Opinion #3

   In our opinion, the classes of policies included in the Closed Block under the Plan are reasonable, are consistent with the guidance provided in ASOP 33, and are consistent with the provisions of the Conversion Act.

Discussion

   Statutory requirements. Section 915-A(a) of the Conversion Act requires that "the plan shall provide that a mutual life insurance company's participating life policies in force on the effective date of the conversion shall be operated by the converted stock company for dividend purposes as a closed block of participating business, except that any and all classes of group participating policies may be excluded from the closed block." Section 915-A(f) of the Conversion Act allows the commissioner to "waive from inclusion in the closed block of participating policies those participating policies for which there is no expectation of dividends being paid if it is fair and equitable to do so."

   Appropriateness of policies included in the Closed Block. The Plan provides that certain classes of policies in force on the Closed Block Funding Date, or on any date between that date and the Plan Effective Date, will be included in the Closed Block provided that they are in force on the Plan Effective Date. The policies so provided for are individual life insurance policies in classes for which Provident has a dividend scale payable in 2001. Nominally participating policies for which there is no expectation of dividends being paid are not included in the Closed Block. Given that this is consistent with the purpose of the Closed Block, which is to provide assurance as to the future dividend treatment of dividend-paying policies, we find that the classes of policies included in the Closed Block to be reasonable. In addition, we find that the inclusion of such policies in the Closed Block is consistent with the guidance provided under ASOP 33 and under the Conversion Act.

   Certain small classes of supplementary contracts, annuity contracts, and health policies with current dividend scales are not included in the Closed Block, as the Conversion Act does not require such contracts and policies to be included in the Closed Block. Also, in other demutualizations, for administrative reasons, small classes of policies have often not been included in closed blocks, but assurances of continuation of current dividend practices have been provided outside of the closed blocks. Provident's Plan does provide reasonable assurances as to the continuation of the current dividend practices in the future for such contracts and policies. These assurances are an appropriate way in which to deal with special classes of policies.

                                          Yours sincerely,

                                          /s/ Harris N. Bak
                                          Harris N. Bak
                                          Consulting Actuary

                                          /s/ Daniel J. McCarthy
                                          Daniel J. McCarthy
                                          Consulting Actuary

May 21, 2002

The Board of Directors
Provident Mutual Life Insurance Company
1000 Chesterbrook Blvd.
Berwyn, PA 19312-1181

RE:  Amended and Restated Plan of Conversion of
      Provident Mutual Life Insurance Company

                        STATEMENT OF ACTUARIAL OPINION

Subject of this Opinion Letter

   This opinion letter relates to the actuarial contributions to be used in allocating consideration to Eligible Members and to the amount of Closed Block funding needed for policies to be included in the Closed Block under the proposed reorganization of Provident Mutual Life Insurance Company ("Provident"). The original Plan of Conversion (the "Original Plan") was adopted by the Board of Directors of Provident (the "Board') on December 14, 2001. This opinion letter is provided to the Board as it considers amending and restating the Original Plan to reflect various changes, including the incorporation of the Actuarial Contribution Memorandum as Exhibit F. The proposed Amended and Restated Plan of Conversion, as presented to the Board for its consideration and adoption on May 21, 2002, is referred to as the "Plan" in this opinion letter.

   This opinion letter re-affirms and supplements Opinions #l- #3 from the opinion letter we provided to the Board on December 14, 2001.

   Capitalized terms used in this opinion letter have the meanings ascribed to them in the Plan or in this opinion letter.

Qualifications and Usage

   We, Harris N. Bak and Daniel J. McCarthy, are associated with the firm of Milliman USA ("Milliman") and are Members of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein. We also meet the standards set forth in the insurance regulations of the Commonwealth of Pennsylvania. We, and other Milliman staff acting under our direction, have advised Provident during the course of its development of the Plan, the Actuarial Contribution Principles and Methodologies document (Exhibit D to the Plan), the Closed Block Memorandum (Exhibit E to the Plan), and the Actuarial Contribution Memorandum (presented to the Board for its consideration as an exhibit to the Plan). The Plan is based on authority in Sections 911-A to 929-A (the "Conversion Act") of Title 40 of the Pennsylvania Statutes. The opinions set forth herein are not legal opinions concerning the Plan but rather reflect the application of actuarial concepts and standards of practice to the provisions thereof.

   We are aware that this opinion letter will be furnished to the Pennsylvania Insurance Department for its use in determining the fairness of the Plan, and to Provident's policyholders as part of an information statement that will be delivered to them, and we consent to the use of this letter for those purposes.

Reliance

   In forming the opinion set forth in this letter, we have received from Provident extensive information concerning Provident's past and present practices and financial results. We, and other Milliman staff acting under our direction, met with Provident personnel and defined the information we required; in all cases, we were provided with the information we requested to the extent that it was available or could be developed from Provident's records. We have made no independent verification of this information, although we have reviewed it where practicable for general reasonableness and internal consistency. We have relied on this information, which was provided under the general direction of Linda M. Springer, Provident's Senior Vice President & Controller. Our opinions depend on the substantial accuracy of this information.

Process

   In all cases, we and other Milliman staff acting under our direction either derived the results on which our opinions rest or reviewed derivations carried out by Provident employees.

Opinion #4

   In our opinion, the assumptions underlying the allocation of consideration, as described in the Actuarial Contribution Memorandum, are reasonable and appropriate and, when considered together with the methodology described in
Article VIII of the Plan (including the Actuarial Contribution Principles and Methodologies exhibit to the Plan), result in an allocation of consideration among Eligible Members that is fair and equitable.

Discussion

   Statutory guidance. While the Conversion Act generally assumes that subscription rights will be provided to Eligible Members of a demutualizing mutual insurer, Section 917-A of the Conversion Act allows a company to "adopt a plan of conversion that does not rely in whole or in part upon issuing nontransferable subscription rights to members to purchase stock of the converted stock company if the commissioner finds that the plan does not prejudice the interests of the members, is fair and equitable and is not inconsistent with the purpose and intent of [the Conversion Act]." Section 917-A also allows a company to adopt an alternative plan that provides for "issuing stock, cash or other consideration to policyholders instead of subscription rights." While no guidance is provided with regard to the allocation of consideration for an alternative plan under Section 917-A, we have used the guidance provided under the subscription rights section of the Conversion Act in considering the reasonableness of the allocation under Section 917-A. Specifically, Section 914-A(a)(3)(ii) of the Conversion Act states that the "subscription rights shall be allocated... among the eligible members using a fair and equitable formula" and that formula "may, but need not, take into account how the different classes of policies of the eligible members contributed to the surplus of the mutual company or any other factors that may be fair or equitable."

   Prior opinion. Opinion #l in our opinion letter to the Board dated December 14, 2001, expressed our opinion that the principles and methodologies for allocating consideration among Provident's Eligible Members, as set forth in
Article VIII of the Original Plan (including the Actuarial Contribution Principles and Methodologies exhibit to the Original Plan) are fair and equitable

   We re-affirm our opinions expressed in Opinion #l with respect to the Plan presented to the Board on May 21, 2002.

   Actuarial Contribution Memorandum. The Actuarial Contribution Memorandum provides, for each major product line and for PMLIC business, CALIC business, and Covenant business, where applicable, (1) a description of the business, (2) a discussion of the particular methodology used in calculating Actuarial Contributions, (3) a discussion of the experience factors used in the historical Actuarial Contribution calculations, and (4) a discussion of the experience factors used in the prospective Actuarial Contribution calculations. (In this opinion letter, the experience factors are referred to as "experience-based assumptions" or, simply, "assumptions.") The Actuarial Contribution Memorandum also discusses the assumptions that cross lines of business (such as investment returns, expenses, and federal income taxes).

   Development of Experience-Based Assumptions. The experience-based assumptions for both the historical and prospective calculations were derived in such a way that they are consistent across product lines and issuing companies. This consistency in the derivation of assumptions is important since the sole use of the Actuarial Contribution calculations is to allocate value to a given policy relative to all other policies. Consistency in the derivation of assumptions does not mean that the same assumptions are used across all product lines or issuing companies, but instead means that actual experience by product line and issuing company was used, where available, in the development of the assumptions. The assumptions used in the calculations also reflected the way the classes of Eligible Policies were managed historically as well as the way that they are currently managed.

   The assumptions were developed using a variety of proprietary files and reports (including policy records maintained in electronic media, internal analyses and memoranda) and also using public documents such as statutory annual statements filed by Provident. Policy level data and aggregate data were used where available and credible. To the extent that data were not available or were not credible for certain periods of time, reasonable approximations were made to fill in either the missing data or the results of certain interim calculations using such data.

   We find this approach for developing the experience-based assumptions used in the Actuarial Contribution calculations to be consistent with the guidance provided in Actuarial Standard of Practice No. 37 ("Allocation of Policyholder Consideration in Mutual Life Insurance Company Demutualizations"), the most authoritative guidance available to actuaries on this subject, and to be fair and equitable.

Opinion #5

   In our opinion:

    A. The selection of the assets used to fund the Closed Block as of September 30, 2001 is consistent with the Plan and with the actuarial assumptions (as described in the Closed Block Memorandum) that were used for funding the Closed Block.

    B. The $1,661.9 million of assets used to fund the Closed Block is an amount that is adequate to meet the objective of supporting the policies in the Closed Block (including the payment of claims, certain expenses and taxes) and providing for continuation of the dividend scales in effect on the Adoption Date if the experience underlying such dividend scales continues. Article IX of the Plan also provides for appropriate adjustment of the dividend scales if the underlying experience changes from that underlying the dividend scales in effect for 2001 and is in conformity with the provisions of the Conversion Act dealing with closed blocks. Attachment 1 to this opinion letter provides the Closed Block statutory balance sheet as of September 30, 2001, consistent with the funding of the Closed Block.

    C. The funding adjustment charges specified for the Closed Block (set forth in Attachment 2 to this letter) are consistent with the Plan and with the actuarial assumptions that were used for the establishment of these charges.

   Therefore, based on opinions #5A- #5C above and the discussion which follows, together with opinion #2 and opinion #3 (and the associated discussion) from our opinion letter to the Board dated December 14, 2001, we conclude that the funding of the Closed Block has been completed in accordance with the Plan of Conversion and the reasonable dividend expectations of the participating policyholders are adequately protected.

Discussion

   Statutory Guidance.  Section 915-A(b) of the Conversion Act states:

   The plan shall provide that sufficient assets of the mutual company shall be allocated for the benefit of the closed block of business so that the assets, together with the revenue from the closed block of business, are sufficient to support the closed block, including, but not limited to, the payment of claims, expenses, taxes and any dividends that are provided for under the terms of the participating policies, with appropriate adjustments in the dividends for experience changes. The plan shall be accompanied by an opinion of a qualified actuary or an appointed actuary who meets the standards set forth in the insurance laws or regulations of this Commonwealth for the submission of actuarial opinions as to the adequacy of reserves or assets. The opinion shall relate to the adequacy of the assets allocated in support of the closed block of business. The actuarial opinion shall be based on methods of analysis deemed appropriate for those purposes by the Actuarial Standards Board.

   Prior opinions. Opinion #2 in our opinion letter to the Board dated December 14, 2001, expressed our opinion that the objective of the Closed Block, as set forth in the Closed Block Memorandum, is appropriate and that the arrangements for the establishment and operation of the Closed Block make adequate provision for allocating to the Closed Block assets which will be reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits, certain expenses and taxes and for the continuation of the dividend scales in effect for 2001 if the experience underlying those scales continues. Opinion #2 also expressed our opinion that Article IX of the Original Plan provides for the appropriate adjustment of the dividend scales if the underlying experience changes from that underlying the dividend scales in effect for 2001 and is in conformity with the provisions of the Conversion Act dealing with closed blocks. We re-affirm our opinions expressed in Opinion #2 with respect to the Plan presented to the Board on May 21, 2002.

   Opinion #3 in our opinion letter to the Board dated December 14, 2001, expressed our opinion that the classes of policies included in the Closed Block under the Original Plan are reasonable, are consistent with the guidance provided in Actuarial Standard of Practice 33 ("Actuarial Responsibilities with Respect to Closed Blocks in Mutual Life Insurance Company Conversions", or "ASOP 33"), and are consistent with the provisions of the Conversion Act. We re-affirm our opinion expressed in Opinion #3 with respect to the Plan presented to the Board on May 21, 2002.

   Closed Block funding. At the time of our initial opinion letter, the methodology and experience assumptions to be used in the funding calculations were defined in the Closed Block Memorandum but the actual funding calculations for the Closed Block were not completed, so we were not able to opine on the actual amount of funding.

   The Closed Block Memorandum describes the process by which an approximate initial amount of assets allocated to the Closed Block as of September 30, 2001, was determined based on the assets and liabilities as of December 31, 2000. Based on models reflecting the actual liabilities of the policies included in the Closed Block as of September 30,

2001, the final funding amount for the Closed Block as of September 30, 2001, has been determined. Provident has now completed the necessary adjustment to the initial Closed Block funding to reflect the final amount of assets needed as of September 30, 2001.

   We find that the amount of assets allocated to fund the Closed Block as of September 30, 2001, is adequate because the initial Closed Block assets are reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits, certain expenses and taxes associated with policies in the Closed Block, and to provide for the continuation of the dividend scales in effect for the year 2001 if the experience underlying those scales continues.

   We have also taken into account the fact that the investment guideline statement for the Closed Block is consistent with the Consolidated Investment Policy approved by the Investment Committee of the Board and represents a general continuation of the investment policies and guidelines that have been applicable in the past for the portfolio of assets associated with Provident's obligations for policies that have been placed in the Closed Block.

   Finally, we find that the funding of the Closed Block has been completed in accordance with current actuarial practice as set forth in ASOP 33.

   In forming our conclusion that the reasonable dividend expectations of participating policyholders are adequately protected by the Plan of Conversion, we have used the definition of "reasonable dividend expectations" from ASOP 33. Specifically, Section 2.7 of ASOP 33 defines "reasonable dividend expectations" as follows:

   The expectations that the current dividend scale will be maintained if the experience underlying the current scale continues, and that the dividend scale will be adjusted appropriately if the experience changes.

   Appropriateness of Funding Adjustment Charges. As to (C) above, the funding adjustment charges are appropriate because, with respect to policies in the Closed Block issued after the Closed Block Funding Date and prior to the Plan Effective Date, they will place the Closed Block in a neutral financial position--i.e., the Closed Block's assets will be neither more nor less sufficient in relation to its obligations by virtue of the inclusion of these policies in the Closed Block than would have been the case had the policies not been included in the Closed Block. The funding adjustment charges have been calculated so that they remove from the Closed Block, with respect to policies to which they apply, the sum of (a) expenses and commissions provided for in the pricing of the policies for which the Closed Block is not financially responsible, and (b) the present value of any expected future profits that would enure to Provident after provision for policyholder dividends.

                                          Yours sincerely,

                                          /s/ Harris N. Bak
                                          Harris N. Bak
                                          Consulting Actuary

                                          /s/ Daniel J. McCarthy
                                          Daniel J. McCarthy
                                          Consulting Actuary

                                 Attachment 1

                                 Closed Block
                      Balance Sheet -- September 30, 200l
                           (amounts in $ thousands)

Assets
   Bonds................................................................... 1,101,478
   Mortgage Loans..........................................................   249,262
   Policy Loans............................................................   259,526
   Cash and Other Short-term Investments...................................    (1,699)
   Reinsurance Ceded-Refunds Due...........................................       430
   Premiums Deferred and Uncollected.......................................    19,842
   Accrued Investment Income...............................................    33,057
                                                                            ---------
       Total Assets........................................................ 1,661,896
                                                                            =========
Liabilities
   Aggregate Reserve....................................................... 1,853,916
   Liability for Deposit-Type Contracts (Dividend Accumulations)...........   126,971
   Policyholder Dividends Due and Unpaid...................................       (70)
   Provisions for Policyholder Dividends in Following Calendar Year........    68,641
   Premiums Received in Advance............................................     1,892
   Other Policyholder Related Liabilities (Amounts Payable on Reinsurance).     1,421
                                                                            ---------
       Total Liabilities................................................... 2,052,771
                                                                            =========
Surplus....................................................................  (390,875)
                                                                            =========

                                 Attachment 2

                          Funding Adjustment Charges

   Funding adjustment charges for policies in the Closed Block that are issued after the Closed Block Funding Date but on or before the Plan Effective Date are 190% of first-year gross annual premium including any rider premium. These funding adjustment charges will also be applied to first-year premium increases associated with any increases in face amount on the Intersector Plus product.

                                    Annex H



                     [Letterhead of Debevoise & Plimpton]



                                                                 August 2, 2002



The Board of Directors


Provident Mutual Life Insurance Company


1000 Chesterbrook Boulevard


Berwyn, PA 19312-1181



                  Amended and Restated Plan of Conversion of


               Provident Mutual Life Insurance Company under the


               Insurance Company Mutual-to-Stock Conversion Act,


            as amended, codified at 40 P.S. (S)(S) 911-A to 929-A,


                        dated as of December 14, 2001,


                  and amended and restated on August 1, 2002



Ladies and Gentlemen:



   We have acted as special tax counsel to Provident Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the State of Pennsylvania (the "Company"), and its direct and indirect subsidiaries ("Affiliates"), in connection with (a) the conversion of the Company from a mutual life insurance company into a stock life insurance company pursuant to the Amended and Restated Plan of Conversion of the Company under the Insurance Company Mutual-to-Stock Conversion Act, as amended, codified at 40 P.S. (S)(S) 911-A to 929-A, dated as of December 14, 2001, and amended and restated on August 1, 2002 (the "Plan"), and (b) the merger of Eagle Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of Nationwide Financial Services, Inc. (the "Sponsor"), with and into the Company, pursuant to the Plan and the Amended and Restated Agreement and Plan of Merger by and among the Company, Merger Sub and the Sponsor, dated and effective as of August 7, 2001, as amended and restated on July 8, 2002 (the "Merger Agreement"). In so acting, we have participated in the preparation of the Plan and the Merger Agreement. Capitalized terms used herein without definition have the respective meanings specified in the Plan.



   You have requested that we render the opinions set forth below. In rendering our opinions we have examined and relied upon the accuracy and completeness as of the date hereof and as of the Plan Effective Date of originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates, representations and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.



   Based on the foregoing, and based on the Code, Treasury Regulations issued thereunder, administrative interpretations thereof and judicial interpretations with respect thereto (the "Federal Income Tax Law"), all as in effect on the date hereof, we are of the following opinions:



      1. Policies issued by the Company prior to the Plan Effective Date will not be deemed newly issued, issued in exchange for existing policies or newly purchased for any material federal tax purpose as a result of the consummation of the transactions contemplated by the Plan.



      2. With respect to any Policy issued by the Company prior to the Plan Effective Date that is part of a tax-qualified retirement funding arrangement described in section 403(b), 408 or 408A of the Code (other than any Policy held by an Eligible Member described in Section 8.3(a)(ii) of the
   Plan), the consummation of the transactions contemplated by the Plan, including the crediting of consideration in the form of Policy Credits to such Policy pursuant to Section 8.3(b) of the Plan, will not:



          (a) result in a distribution to the employee or beneficiary of the arrangement under section 72 or 403(b)(11) of the Code, or a designated distribution, defined in section 3405(e)(1) of the Code, that is subject to withholding under section 3405(b)(1) of the Code;



          (b) adversely affect the favorable tax status of any such Policy which qualifies as a "tax sheltered annuity" or an "individual retirement annuity" within the meaning of section 403(b), 408(b) or 408A of the Code;



          (c) result in the imposition of a penalty for a premature distribution under section 72(t) of the Code, a penalty for excess contributions to certain qualified retirement plans under section 4973 or 4979 of the Code; or

          (d) otherwise adversely affect the tax-favored status accorded such Policy under the Code or result in penalties or any other material adverse tax consequences to the Owner of such Policy under the Code.



      3. With respect to any Policy issued by the Company prior to the Plan Effective Date that is part of a tax-qualified pension or profit-sharing plan described in section 401(a) or 403(a) of the Code that will be credited with consideration in the form of Policy Credits pursuant to the Plan, the consummation of the transactions contemplated by the Plan, including the crediting of such Policy Credits, will not result in any transaction that disqualifies such plan under section 401(a) or 403(a) of the Code, whichever is applicable, gives rise to a prohibited transaction under section 4975 of the Code, or otherwise adversely affects the tax-favored status accorded such Policy under the Code or results in penalties or any other material adverse tax consequences to the Owner of such Policy under the Code.



      4. Eligible Shareholders receiving solely Sponsor Shares pursuant to the Merger Agreement will not recognize income, gain or loss for federal income tax purposes as a result of their receipt of such Sponsor Shares.



      5. The Conversion and the Merger will each qualify as a reorganization within the meaning of section 368(a) of the Code.



      6. The summary of federal tax consequences to Eligible Members, the Company and its Affiliates resulting from the consummation of the Plan and the Merger Agreement, set forth under the heading "Material Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus is correct and complete in all material respects under the Federal Income Tax Law in effect as of the date hereof.



      7. The following is a correct and complete summary of the material consequences to the Company and its Affiliates of the Conversion and Merger under the Federal Income Tax Law in effect as of the date hereof: Neither the Company nor its Affiliates will realize any significant income, gain or loss for federal income tax purposes as a result of the conversion of the Company from a mutual insurance company to a stock insurance company, the merger of Merger Sub with and into the Company, and the distribution of Sponsor Shares, cash and policy credits to Eligible Members in exchange for their membership interests in the Company. The federal income tax attributes of the Company and its Affiliates, including their bases and holding periods in their assets, earnings and profits and tax accounting methods, will not be significantly affected by the Sponsored Demutualization. However, as a result of the Merger, the consolidated federal income tax group of which the Company is the "common parent" will terminate. Moreover, the Company and, in their current structure, its Affiliates will not qualify to be included in a consolidated federal income tax return with Sponsor and its subsidiaries for the remainder of the year following the Merger and for the next five taxable years.



   Paragraph 1 above does not address the status of any nonparticipating Policy issued as a substitute for any participating Policy pursuant to Section 6.2(c) of the Plan. This opinion is limited solely to the Federal Income Tax Law as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, with possibly retroactive effect, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.



   We are delivering this opinion to you and, without our prior written consent, no other persons are entitled to rely on this opinion. We hereby consent to the inclusion of this opinion in the Joint Proxy
Statement/Prospectus.



                                          Very truly yours,


                               /s/
                                 Debevoise +
                                 Plimpton

                                    Annex I

                     PENNSYLVANIA BUSINESS CORPORATION LAW

                        Subchapter D. Dissenters Rights

1571  APPLICATION AND EFFECT OF SUBCHAPTER.

   (a) General rule. Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

       Section 1906(c) (relating to dissenters rights upon special treatment).
       Section 1930 (relating to dissenters rights).
       Section 1931(d) (relating to dissenters rights in share exchanges).
       Section 1932(c) (relating to dissenters rights in asset transfers).
       Section 1952(d) (relating to dissenters rights in division).
       Section 1962(c) (relating to dissenters rights in conversion).
       Section 2104(b) (relating to procedure).
       Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
       Section 2325(b) (relating to minimum vote requirement).
       Section 2704(c) (relating to dissenters rights upon election).
       Section 2705(d) (relating to dissenters rights upon renewal of election).
       Section 2904(b) (relating to procedure).
       Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
       Section 7104(b)(3) (relating to procedure).

   (b)  Exceptions.

   (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either.

      (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

      (ii) held beneficially or of record by more than 2,000 persons.

   (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

      (i) (Repealed.)

      (ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

      (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

   (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

   (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

      (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter, and

      (2) a copy of this subchapter.

   (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

   (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

   (g)  Computation of beneficial ownership.  For purposes of subsection
(b)(l)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

   (h) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure). (Last amended by Act 34, L. '01, eff. 8-21-01.)

1572  DEFINITIONS.

   The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

   "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

   "Dissenter." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

   "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

   "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

   "Shareholder." A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution. (Last amended by Act 34, L. '01, eff. 8-12-01.)

1573  RECORD AND BENEFICIAL HOLDERS AND OWNERS.

   (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record bolder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name. (Last amended by Act 169 L. '92, eff. 2-16-93.)

1574  NOTICE OF INTENTION TO DISSENT.

   If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

1575  NOTICE TO DEMAND PAYMENT.

   (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

      (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

      (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

      (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

      (4) Be accompanied by a copy of this subchapter.

   (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

1576  FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

   (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

   (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

   (c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action. (Last amended by Act 198, L. '90, eff. 12-19-90.)

1577  RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

   (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

   (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

   (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

      (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

      (2) A statement of the corporation's estimate of the fair value of the shares.

      (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

   (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value. (Last amended by Act 198, L. '90, eff. 12-19-90.)

1578  ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

   (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

   (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation. (Last amended by Act 198, L. '90, eff. 12-19-90.)

1579  VALUATION PROCEEDINGS GENERALLY.

   (a)  General rule.  Within 60 days after the latest of:

      (1) effectuation of the proposed corporate action;

      (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

      (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

   (b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

   (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

   (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

   (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

1580  COSTS AND EXPENSES OF VALUATION PROCEEDINGS

   (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

   (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

   (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

    Subchapter C. Merger, Consolidation, Share Exchanges and Sale of Assets

1930  DISSENTERS RIGHTS

   (a) General rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

   (b) Plans adopted by directors only. Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(l)(i) (relating to adoption by board of directors).

   (c) Cross references. See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished). 1988, Dec. 21, P.L. 1444, No. 177, (S) 103, effective Oct 1, 1989. Amended 1992, Dec. 18, P.L.
1333, No. 169, (S) 3, effective in 60 days.

                                    Annex J

                   [PENNSYLVANIA INSURANCE DEPARTMENT ORDER]

                        BEFORE THE INSURANCE DEPARTMENT
                                    OF THE
                         COMMONWEALTH OF PENNSYLVANIA

In Re:                                 :              Pursuant to the Insurance
                                       :              Company Mutual-to-Stock
Application of Provident               :              Conversion Act, Article
Mutual Life Insurance                  :              VIII-A of the Insurance
Company, Nationwide                    :              Company Law of 1921, Act
Mutual Insurance Company,              :              of May 17, 1921, P.L.
Nationwide Corporation,                :              682, as amended, added
Nationwide Financial                   :              1995, Dec. 21, P.L. 714,
Services, Inc. and Eagle               :              as amended, 40 P.S.
Acquisition Corporation,               :              (S)(S)911-A et seq.;
Requesting Approval of a               :              Sections 1401, 1402, and
Two-Step Integrated                    :              1403 of the Insurance
Transaction Allowing for               :              Holding Companies Act,
the Conversion of                      :              Article XIV of the
Provident Mutual Life                  :              Insurance Company Law of
Insurance Company to a                 :              1921, Act of May 17,
Stock Insurance Company                :              1921, P.L. 682, as
and the Immediate                      :              amended, 40 P.S. (S)(S)
Acquisition of Control by              :              991. 1401-1403; Sections
Nationwide Mutual                      :              1921 through 1929 of the
Insurance Company                      :              Pennsylvania Business
                                       :              Corporation Law of 1988,
                                       :              15 P.S. (S)(S)1921-1929;
                                       :              Sections 205 and 207 of
                                       :              the GAA Amendments Act of
                                                      1990, Act of December 19,
                                                      1990, P.L. 834, No. 198,
                                                      as amended, 15 P.S.
                                                      (S)(S)21205 and 21207;
                                                      and Chapter 25 of Title
                                                      31 of the Pennsylvania
                                                      Code, 31 Pa. Code
                                                      (S)(S)25.1-.23.

                                                      Order No. ID-RC-02-15

                                     ORDER

   Upon consideration of the Sponsored Demutualization Application and the filings and information related thereto, and based upon the foregoing Findings of Fact and Conclusions of Law, Randolph L. Rohrbaugh, Deputy Insurance Commissioner of the Commonwealth of Pennsylvania ("Deputy Commissioner Rohrbaugh"), hereby makes the following Order:

    1. The application of Provident Mutual Life Insurance Company ("Provident Mutual"), Nationwide Mutual Insurance Company ("Nationwide Mutual"), Nationwide Corporation, Nationwide Financial Services, Inc. ("NFS") and Eagle Acquisition Corporation (collectively, excluding Provident Mutual, hereinafter referenced as "Nationwide") requesting approval of a two-step integrated transaction whereby Provident Mutual will be converted to a stock insurance company ("Provident Stock") and NFS will immediately acquire Provident Stock through the merger of its subsidiary, Eagle Acquisition Corporation, with and into

       Provident Stock, is hereby granted, subject to this Order and the following conditions:

       (a) Provident Mutual shall provide to the Pennsylvania Insurance Department ("Department") for review and comment a copy of the Joint Proxy Statement/Prospectus, any amendments or supplements thereto, and any other notice materials (collectively the "Notice Materials") to be sent to each member whose policy was in force as of December 14, 2001 ("Eligible Member")

            (i) advising of the members' meeting to vote upon the Plan of
                Conversion (the "Special Meeting"); and

           (ii) including full and fair disclosure of the details (including, but not limited to, potential advantages and disadvantages from the perspective of an Eligible Member) of the proposed Plan of Conversion and Merger Agreement and the transactions contemplated thereby (collectively the "Sponsored
                Demutualization").

       (b) Provident Mutual and Nationwide shall not distribute the Notice Materials to any Eligible Members until the Department has notified Provident Mutual in writing that it has no further comments on said materials, including any changes or additions to the Notice Materials that are made after the date hereof.

       (c) Provident Mutual shall include a full copy of the Plan of Conversion, including its exhibits, as approved by the Department, with the Notice Materials.

       (d) Provident Mutual shall mail the Notice Materials by United States Post Office Priority Mail or first class mail, or the equivalent thereof, postage prepaid, to the last known address of each Eligible Member, at least forty (40) days before the date of the Special Meeting.

       (e)  Prior to mailing the Notice Materials to Eligible Members, the U.
            S. Securities and Exchange Commission ("SEC") shall have issued an order declaring NFS' Registration Statement No. 333-90200 on Form S-4 effective under the Securities Act of 1933, as amended, and Nationwide shall have advised the Department in writing of the issuance of the order of the SEC. A copy of such order shall be filed with the Department within one (1) business day of the receipt thereof by NFS.

       (f) Within two (2) business days after the first mailing of the Notice Materials to the Eligible Members, Provident Mutual shall file a full copy of the Notice Materials, exactly as mailed to the Eligible Members, with the Department.

       (g) Prior to the effective date of the Sponsored Demutualization, Provident Mutual shall submit for the Department's prior written approval any

            (i) changes or additions to the Plan of Conversion or the exhibits thereto that are made subsequent to the date of this Order; and

           (ii) waiver of any condition precedent to completion of the transactions contemplated by the Plan of Conversion or the waiver of any other rights, duties or obligations of Provident set forth in the Plan of Conversion.

       (h) Prior to the effective date of the Sponsored Demutualization, Nationwide and Provident Mutual shall submit for the Department's prior written approval any

            (i) changes or additions to the Merger Agreement that are made subsequent to the date of this Order; and

           (ii) waiver of any condition precedent to completion of the transactions contemplated by the Merger Agreement or the waiver of any rights, duties or obligations of either party set forth therein.

       (i) Prior to the effective date of the Sponsored Demutualization, Provident Mutual shall submit for Department review and comment the form of any communications to Eligible Members notifying them of the amount and type of consideration they will receive pursuant to the Plan of Conversion.

       (j) A stock purchase and sale program described in the Joint Proxy Statement/Prospectus, free of all costs and commissions, shall be provided for all Eligible Members receiving less than one hundred
            (100) shares of NFS stock for at least a 90-day period, which will commence no later than twenty-one (21) days after the date on which the Sponsored Demutualization becomes effective. Such program shall be provided by a reputable and financially stable financial institution or NASD licensed broker-dealer, and orders to sell or purchase may be placed by phone, mail or secure internet connection. Prior to effective date of the Sponsored Demutualization, the rules and regulations governing such program shall be submitted to the Department and the Department shall have advised Nationwide that it has no objections to such rules and regulations.

       (k) Prior to the effective date of the Sponsored Demutualization, Nationwide shall file with the Department a copy of the SEC no-action letter concerning the aforesaid commission-free purchase and sale program.

       (l) All Eligible Members receiving one hundred (100) shares or greater of NFS stock in the Sponsored Demutualization shall have the ability to sell their stock no later than twenty-one (21) days after the date on which the Sponsored Demutualization becomes effective, subject to applicable provisions of the federal securities laws and Section 10.1(b) of the Plan of Conversion, as such statutes and provisions may be applicable to directors and officers of Provident Mutual and other persons.

       (m) Within five (5) days after receipt thereof, Provident Mutual shall file with the Department a copy of the document issued by the United States Department of Labor granting an exemption from the prohibited transaction restrictions of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.

       (n) In accordance with Section 918-A of the Insurance Company Mutual-to-Stock Conversion Act, 40 P.S. (S)911-A, et seq., as amended (the "Conversion Act"), the Plan of Conversion of Provident Mutual from a mutual to a stock insurance company shall be approved by the affirmative vote of two-thirds (2/3) of the Eligible Members who cast votes in person or by proxy at the Special Meeting, and such vote shall be certified in writing by a firm of Certified Public Accountants licensed in the Commonwealth of Pennsylvania, before the Sponsored Demutualization becomes effective.

       (o) Within two (2) business days after the conclusion of the Special Meeting, Provident Mutual shall provide written notice to the Department of the results of the votes cast at the Special Meeting, including a copy of the aforesaid Certification by a firm of Certified Public Accountants. Pursuant to Section 5.3 of the Plan of Conversion, Provident Mutual shall file with the Department, within thirty (30) days of the Special Meeting, the minutes of the Special Meeting and the amended and restated articles of incorporation and bylaws of Provident Stock

       (p) Provident Mutual shall notify the Department in writing of the effective date of the Sponsored Demutualization at least five (5) days prior to such date.

       (q) All policies of Provident Mutual in force at the time of the Sponsored Demutualization shall continue in force, and the Sponsored Demutualization shall not change premiums or reduce policy benefits, values, guarantees or other policy obligations of Provident Mutual to its policyholders and, in accordance with
            Section 6.2(c) of the Plan of Conversion, Provident Mutual shall not issue a nonparticipating policy in substitution for a participating policy without the prior written consent of the Department.

       (r) Provident Stock shall file with the Department, within five (5) days after the effective date of the Sponsored Demutualization, a copy of all final documents executed and delivered in connection with the Sponsored Demutualization by or on behalf of Nationwide, Provident Mutual or Provident Stock, including, without limitation, any opinions of counsel and closing documents provided by actuaries, investment bankers, accountants, other consultants, advisors or service providers.

       (s) Provident Stock shall, within thirty (30) days of the effective date of the Sponsored Demutualization, send a notice to its agents, in a form acceptable to the Department, giving notice of the consummation of the Sponsored Demutualization.

       (t) For the three (3) years following the effective date of the Sponsored Demutualization, Provident Stock shall be prohibited from declaring or paying any dividends, returns of capital or any other types of distributions to its shareholder, except upon application to, and receipt of the prior written approval of, the Department.

       (u) Within three (3) months following the date of this Order, Provident Stock shall submit, in a format acceptable to the Department, a plan for reporting the results of the Closed Block on an on-going basis.

       (v) Provident Stock shall file its Closed Block investment policy annually with the Department by March 1 of each year and, pursuant to Section 9.2(c)(i) of the Plan of Conversion, such filing shall be accompanied by a schedule of all transfers between the Closed Block and Provident Stock's general account that individually or in a series of similar transactions are in excess of $100,000 in value.

       (w) Provident Stock shall provide any contemplated changes to its Closed Block investment policy to the Department for review and prior written approval.

       (x) Provident Stock shall retain an independent actuary to review and analyze the adequacy of the assets and reserves of the Closed Block as of December 31, 2003 and every three (3) years thereafter, and shall provide the results of such review and analysis to the Department within ten (10) days of receipt but no later than July 1 of the following year, except that this requirement for an actuarial review and analysis may be waived by the Department upon application for any year in which the Department has retained the services of an independent actuary for the purpose of conducting a financial examination of Provident Stock.

       (y) Provident Stock shall bear the cost of all outside advisors and consultants retained by the Department to monitor the Closed Block after the effective date of the Sponsored Demutualization.

       (z) In accordance with Section 9.5 of the Plan of Conversion, Provident Stock shall maintain and continue the 2001 dividend scales for dividend paying participating policies excluded from the Closed Block and obtain prior written approval from the Department prior to modifying said dividend scales.

       (aa) Provident Stock shall complete a current mortality table for Covenant Life Insurance Company to include experience through December 31, 2001, and file a copy thereof with the Department on or before December 31, 2003.

       (bb) Prior to the effective date of the Sponsored Demutualization, Provident Mutual shall file with the Department, in a form acceptable to the Department, a copy of the Morgan Stanley fairness opinion which:

             i) will be dated as of a date no more than five (5) days prior to the effective date of the sponsored Demutualization; and

            ii) will conclude, without material qualification or exception, that the consideration to be received by the Eligible Members, as a group, in exchange for their aggregate membership interests pursuant to the Merger Agreement, is fair from a financial point of view to such Eligible Members, as a group.

            In the event the effective date is postponed or continued for any reason, such a fairness opinion must be updated to a date within five (5) days prior to the new effective date and filed with the Department prior to the new effective date.

       (cc) Within five (5) business days after receipt, Provident Stock shall provide copies to the Department of the final reports issued by PricewaterhouseCoopers and KPMG with respect to the member file extracts and the calculation of the actuarial equity shares.

       (dd) Neither Nationwide, Provident Stock nor any of their related parties or affiliates shall hire or retain Robert Kloss, Mary Lynn Finelli, Mehran Assadi, Alan Hinkle, Joan Tucker or Linda Springer in any capacity during the three (3) year period immediately following the effective date of the Sponsored Demutualization and during or on account of such period neither Nationwide, Provident Stock nor any related party or affiliate thereof shall pay to or confer upon, or commit to pay to or confer upon, directly or indirectly, the above individuals any fees, monies, benefits, consideration or anything of value, except pursuant to the Change in Control Agreements, the Consulting Agreements and the other employee benefit plans described in the Notice Materials.

       (ee) Nationwide shall, prior to the effective date of the Sponsored Demutualization, provide a detailed schedule of the sources of funds by category for the cash consideration and policy credits to be funded by Nationwide in connection with the Sponsored Demutualization for Department review and comment.

       (ff) The composition of the boards of directors and the committees of the board of Provident Stock shall satisfy the requirements of
            Section 1405 of the Insurance Holding Companies Act, 40 P.S.
            (S)991.1405.

       (gg) Provident Mutual shall publish this Decision and Order on its Internet website within five (5) business days after the date of this Decision and Order.

       (hh) For a period of six (6) months after the effective date of the Sponsored Demutualization, Nationwide shall not reduce the number of Provident Mutual employees principally located in Pennsylvania beyond the involuntary reduction of sixty (60) employees identified at the public informational hearing, without application to and the prior written approval of the Department.

       (ii) For a period of three (3) years after the effective date of the Sponsored Demutualization, Nationwide shall provide written notice to the Department of any planned or proposed reductions in staff that would affect more than ten percent (10%) of the individuals who were former employees of Provident Mutual or its subsidiaries principally located in Pennsylvania as of, or within six months prior to, the effective date of the Sponsored Demutualization. For purposes of this condition, as of any date, the ten percent (10%) threshold shall be determined based upon a rolling twelve month period. Such notice, which shall specify the reasons for the reduction in force and include information regarding planned or proposed severance pay and relocation opportunity arrangements, shall be filed with the Department at least ninety (90) days prior to any such planned or proposed reductions. The notice requirements in this subparagraph (ii) do not apply to the involuntary reductions described in subparagraph (hh) above. The sixty (60) employee reductions contemplated in subparagraph (hh) above are not to be included in the calculations made under this subparagraph
            (ii).

       (jj) For a period of three (3) years after the effective date of the Sponsored Demutualization, Nationwide shall not close or cease actively doing business from

            (i) the corporate office of Provident Stock, located in Berwyn,
                Pennsylvania, or

           (ii) any other office located in Pennsylvania, in each case without application to and the prior written approval of the Department.

            Notwithstanding the foregoing, Provident Stock may close an agency office if all licensed agents in that office have voluntarily terminated their employment with Provident Stock or such closure results from the consolidation of two or more offices and the employees resident in the resulting office, at a minimum, consist of all the employees that were resident in the offices that were consolidated.

       (kk) NFS shall not declare or pay a regular, extraordinary or other cash dividend, return of capital, or other cash distribution to holders of either Class A or Class B common stock for a period of one (1) year from the effective date of the Sponsored Demutualization which cumulatively (over the one year period starting on the effective date of the Sponsored Demutualization) or individually is in excess of 110% of the last four (4) quarterly dividends paid to such shareholders, on a per share basis, prior to the date of this Decision and Order, without application to and the prior written approval of the Department.

       (ll) For a period of three (3) years after the effective date of the Sponsored Demutualization, Provident Stock shall not enter into any management, administrative services, tax sharing or other agreement or other series of agreements with Nationwide or any related party or affiliate of Nationwide that requires the payment of aggregate annual amounts in excess of $250,000 to Nationwide or any related party or affiliate of Nationwide without application to and the prior written approval of the Department.

       (mm) For a period of three (3) years after the effective date of the Sponsored Demutualization, Nationwide and Provident Stock shall not voluntarily withdraw any certificate of authority to engage in the insurance business in the Commonwealth of Pennsylvania.

       (nn) For a period of three (3) years after the effective date of the Sponsored Demutualization, Provident Stock shall not attempt to or actually redomesticate to another jurisdiction.

       (oo) Nationwide shall provide to the Department notice of the hearing to be held by the Delaware Insurance Department relating to the change of control of Providentmutual Life and Annuity Company of America within two (2) business days of receipt of such notice.

       (pp) Nationwide and Provident Mutual shall use their best efforts to ascertain the mailing addresses of Eligible Members prior to mailing of the Notice Materials.

       (qq) On or before the mailing date of the Notice Materials, NFS shall cause its counsel to deliver to the Department a copy of an executed tax opinion addressed to NFS in form and substance satisfactory to the Department.

       (rr) On or before the mailing date of the Notice Materials, Provident Mutual shall cause its counsel to deliver to the Department a copy of an executed tax opinion addressed to Provident Mutual in the form attached as Annex H to the Joint Proxy Statement/Prospectus.

       (ss) On the effective date of the Sponsored Demutualization, Nationwide and Provident Stock shall each file with the Department:

            (i) any certificates and other documents requested by the
                Department in connection with the consummation of the Sponsored Demutualization;

           (ii) written certifications executed each by the President and Senior Vice President--Finance of NFS and by the President and Chief Financial Officer of Provident Mutual that all conditions in the Decision and Order have been satisfied except for those permitted by the Department to be satisfied after the effective date;

          (iii) written certifications of undertakings to satisfy any such post-closing conditions in accordance with the terms of this Decision and Order; and

           (iv) an executed copy of the tax opinions required by the Agreement and Plan of Merger to be delivered to Provident Mutual and Nationwide by their respective counsel and, in accordance with
                Section 6.5(c) of the Plan of Conversion, a statement that the Department shall be entitled to rely upon such opinions as though they were addressed to the Department.

       (tt) Provident Mutual and Provident Stock shall pay, within twenty-five
            (25) days of receipt, any existing or future invoices for fees and expenses of the advisors and consultants to the Department, in their capacity as advisors and consultants in connection with the Sponsored Demutualization, as determined by the Department, in accordance with the Conversion Act.

       (uu) Provident Stock and Nationwide shall not consummate the Sponsored Demutualization until The Blackstone Group L.P. has issued to the Department an opinion or opinions, acceptable to the

            Department, and dated within five (5) days of the effective date of the Sponsored Demutualization, that the aggregate consideration to be received pursuant to the Merger Agreement by the Eligible Members as a group, in exchange for their aggregate membership interests, is fair from a financial point of view to the Eligible Members as a group.

       (vv) Neither Nationwide nor Provident Stock may terminate the Closed Block without application to and the prior written approval of the Department.

       (ww) Nationwide and Provident Stock shall maintain assets in the Closed Block necessary to support the remaining policies in the Closed Block.

       (xx) On the last business day prior to the effective date of the Sponsored Demutualization, and as a condition precedent to the consummation of the Sponsored Demutualization, Provident Mutual and NFS shall each file with the Department a written certification signed respectively by the President and Chief Financial Officer of Provident Mutual and by the President and Senior Vice President--Finance of NFS. Each certification shall state that, based upon a review of the Notice Materials and after reasonable investigation, to the best of their knowledge as of the date of the Special Meeting and as of said effective date, the Notice Materials did not contain any misstatement of a material fact or any omission of a material fact necessary to make the statements made in the Notice Materials, in light of the circumstances under which they were made, not misleading.

       (yy) In the event that Nationwide or Provident Mutual intends to terminate, or is contemplating termination of, the Merger Agreement pursuant to the terms of the Merger Agreement or otherwise, such party shall notify and consult with the Department as soon as practicable and in no event less than three days in advance of taking any such action.

       (zz) Nationwide and Provident Mutual shall notify the Department immediately if any event occurs subsequent to the issuance of this Order and prior to the effective date of the Sponsored Demutualization that does or could cause (a) the Notice Materials or (b) the Findings of Fact set forth in the Decision, to contain any misstatement of a material fact or any omission of a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    2. The request from Provident Mutual to change its name subsequent to its conversion from the mutual to stock form to "Nationwide Life Insurance Company of America" is hereby approved, subject to any requirements of other regulatory authorities, appropriate notice being given promptly to all relevant policyholders, agents and other interested persons, and the filing of the Articles of Amendment with the Pennsylvania Department of State.

    3. The request from Provident Mutual for waiver from inclusion in the Closed Block of those participating policies for which there is no expectation of dividends being paid is hereby approved.

    4. The request from Provident Mutual for approval of the articles amendment that will be effective prior to the effective date of the Sponsored Demutualization relating to the allocation of consideration among eligible members under a plan of conversion and the amended and restated articles of incorporation and by-laws of Provident Stock that will be effective on the effective date of the Sponsored Demutualization are hereby approved.

    5. Nationwide and Provident Mutual shall notify the Department within two
       (2) business days after the receipt of any written notice of any legal or administrative proceeding challenging or in any way relating to the Sponsored Demutualization.

   This Order is effective immediately. The approval with conditions of the Sponsored Demutualization is valid for six (6) months from the date of this Order, provided no material changes are made to the terms of the Sponsored Demutualization prior to consummation. Such approval may be extended for an additional six (6) months upon application and good cause shown.

                                          /s/  Randolph L. Rohrbaugh
                                          --------------------------------------
                                          Randolph L. Rohrbaugh
                                          Deputy Insurance Commissioner
                                          Commonwealth of Pennsylvania

                                    Annex K


        GUIDELINES FOR CARD 3--CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

   GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.--Social Security numbers have nine digits separated by two hyphens: e.g. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: e.g. 00-0000000. The table below will help determine the number to give the payer.

  ---------------------------------------------------------------------------

                                               Give the TAXPAYER
                                               IDENTIFICATION
  For this type of account:                    number of--
  ---------------------------------------------------------------------------
   1. An individual's account                  The individual

   2. Two or more individuals (joint account)  The actual owner of the account or, if combined
                                               funds, the first individual on
                                               the account(1)

   3. Custodian account of a minor (Uniform    The minor(2)
      Gift to Minors Act)

   4. a The usual revocable trust (grantor is The grantor-trustee(1) also trustee)
     b So-called trust account that is not a
       legal or valid trust under state law

   5. Sole proprietorship                      The owner(3)

  ---------------------------------------------------------------------------

---------------------------------------------------------------------------------

                                                Give the EMPLOYER
                                                IDENTIFICATION
For this type of account:                       number of--
---------------------------------------------------------------------------------
 6. A valid trust, estate, or pension trust     The legal entity (Do not
                                                furnish the identifying
                                                number of the personal
                                                representative or trustee
                                                unless the legal entity itself is
                                                not designated in the account
                                                title.)(4)

7. Corporate account                            The corporation

8. Religious, charitable, or educational        The organization
   organization account

9. Partnership account                          The partnership

10. Association, club, or other tax-exempt      The organization
    organization

11. A broker or registered nominee              The broker or nominee

12. Account with the Department of              The public entity
    Agriculture in the name of a public
    entity (such as a state or local
    government, school district, or prison)
    that receives agricultural program
    payments
---------------------------------------------------------------------------------

(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.
(2) Circle the minor's name and furnish the minor's social security number.
(3) Show your individual name. Below your individual name, enter your business or "doing business as" name if you have one. You may use either your social security number or your business's employer identification number.
(4) List first and circle the name of the legal trust, estate, or pension trust.

     NOTE: If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

        GUIDELINES FOR CARD 3--CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9



Note: Section references are to the Internal Revenue Code unless otherwise noted.

Obtaining a Number
If you do not have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service (the "IRS") and apply for a number.

Payees and Payments Exempt from Backup Withholding
The following is a list of payees exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except item (9). For broker transactions, payees listed in items (1) through (13) and persons registered under the Investment Advisers Act of 1940 who regularly act as brokers are exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7), except a corporation (other than certain hospitals described in Regulations section 1.6041-3(c)) that provides medical and health care services or bills and collects payments for such services is not exempt from backup withholding or information reporting. Only payees described in items (1) through (5) are exempt from backup withholding for barter exchange transactions and patronage dividends.

 (1) An organization exempt from tax under section 501(a), or an IRA, or a custodial account under section 403(b)(7), if the account satisfies the requirements of section 401(f)(2).
 (2) The United States or any of its agencies or instrumentalities.
 (3) A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
 (4) A foreign government or any of its political subdivisions, agencies or instrumentalities.
 (5) An international organization or any of its agencies or instrumentalities.
 (6) A corporation.
 (7) A foreign central bank of issue.
 (8) A dealer in securities or commodities required to register in the United States, the District of Columbia or a possession of the United States.
 (9) A futures commission merchant registered with the Commodity Futures Trading Commission.
(10) A real estate investment trust.
(11) An entity registered at all times during the tax year under the Investment Company Act of 1940.
(12) A common trust fund operated by a bank under section 584(a).
(13) A financial institution.
(14) A middleman known in the investment community as a nominee or custodian, or listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee List.
(15) A trust exempt from tax under section 664 or described in section 4947.

Payments of dividends and patronage dividends that generally are exempt from backup withholding include the following:
Payments to nonresident aliens subject to withholding under section 1441. Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident alien partner.
Payments of patronage dividends not paid in money.
Payments made by certain foreign organizations.
Payments of interest that generally are exempt from backup withholding include the following:
Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
Payments of tax-exempt interest (including exempt-interest dividends under section 852).
Payments described in section 6049(b)(5) to nonresident aliens.
Payments on tax-free covenant bonds under section 1451.
Payments made by certain foreign organizations.
Payments of mortgage interest to you.
Exempt payees described above should file substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYOR. IF YOU ARE A NON-RESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8BEN (CERTIFICATE OF FOREIGN STATUS). Payments that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N and the regulations promulgated thereunder.

Privacy Act Notice. Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties
(1) Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your correct taxpayer identification number to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
(2) Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.
(3) Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

                                    Annex L

           Special Considerations for Group Annuity Contract Owners

   The purpose of this annex is to provide specific information relating to Provident's sponsored demutualization to retirement plan sponsors who use Provident group annuity contracts to fund their plans. Some of the issues group annuity contract owners may face in connection with the receipt of consideration in the sponsored demutualization may include:

  . whether the consideration is theirs to keep, or must be allocated to plan participants and beneficiaries;

  .   whether the consideration is a "plan asset" and must be held in a trust;

  .   how the receipt of consideration will be taxed;

  .   what effect the consideration will have on their benefit plan.

   This annex is designed to provide general information to group annuity contract owners to assist them in addressing these and other issues raised by their receipt of consideration as a result of Provident's sponsored demutualization. Group annuity contract holders are advised to consult their tax, benefits and other appropriate advisors to determine the specific consequences of the sponsored demutualization to them as well as to obtain advice as to any changes in the laws or regulations that might take effect after the date of the joint proxy statement/prospectus. The annex is comprised of two components: answers to the most frequently asked questions about the sponsored demutualization and information regarding special considerations for employers and plan fiduciaries. Please review the joint proxy statement/prospectus for background information and a more detailed description of the sponsored demutualization transaction.

                Part I:  Answers to Frequently Asked Questions

1.  How do I determine if I am a qualified plan customer?

   Your Form of Consideration Card (Card 4), included in this mailing package, will indicate whether you are a qualified plan customer. A qualified plan customer is an owner of a policy or contract issued by Provident (other than a policy that is an individual annuity contract or life insurance policy that has been issued directly to the plan participant, pursuant to a qualified plan) which is designed to fund benefits under a retirement plan qualified under section 401(a) or section 403(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Such plans include plans covering so-called "owner employees" described in section 401(c) of the Code, but exclude group annuity contracts that fund only guaranteed deferred annuities or annuities in the course of payment.

2. What if I am a group annuity contract owner but I am not a qualified plan customer?

   In this case, the special rules offering consideration in the form of policy credits described in Q&A No. 5 below will not be applicable and your choice of consideration will be between NFS Class A Common Stock and cash.

   On the other hand, if you are the owner of an individual retirement annuity described in Section 408(b) of the Code, a tax-deferred annuity described in
Section 403(b) of the Code or an individual policy or contract that has been issued directly to you in your capacity as a plan participant in a qualified plan, you will receive consideration in the form of policy credits.

3.  What do I need to do as a qualified plan sponsor?

  . Determine if the sponsored demutualization is in the best interest of your plan.

  . Review the consideration options provided on your Form of Consideration Card (Card 4).

  . Determine if this consideration should be treated as part of your qualified plan funds, if you have an ongoing plan.

  . Determine if the consideration should be used to provide benefits for plan participants, if the plan has terminated.

4. How do I determine if the sponsored demutualization is in the best interest of plan participants and beneficiaries?

   You should carefully review the joint proxy statement/prospectus and any additional information included in this mailing package. We cannot advise you on these issues. You may also wish to seek professional advice.

5.  What consideration options will be available to my group annuity contract?

   Review your Form of Consideration Card (Card 4) for the options specific to your contract. As a qualified plan customer you will have three types of consideration to choose from:

          (1)  NFS Class A Common Stock

          (2)  Cash

          (3)  Policy Credits

   Any election should be made on your Form of Consideration Card (Card 4). If you do not elect NFS Class A common stock or cash for your consideration, your consideration will be in the form of policy credits. There will, however, be limits on the amounts of policy credits available, and if these limits apply, you will receive NFS Class A common stock instead.

   You may also receive consideration with respect to policies you own in a capacity other than as a qualified plan customer. If you are not required to receive mandatory policy credits for these other policies, you will receive NFS Class A common stock unless you elect to receive cash and such election is able to be honored within the limits of the merger agreement. If you are eligible to make an election with respect to this consideration, and wish to receive the consideration in cash, please make that election on the Form of Consideration Card (Card 4) as well.

6.  How would the different forms of consideration affect the qualified plan?

  .   NFS Class A Common Stock

   Employers who are the owners of group annuity contracts funding a retirement plan in a situation where no separate qualified trust has been created may want to establish a trust prior to receipt of NFS Class A common stock to avoid the appearance of a reversion of assets to the plan sponsor. Alternatively, based on guidance provided by the Department of Labor ("DOL"), prior to or simultaneous with the distribution of your sponsored demutualization proceeds, such proceeds may be applied to enhance plan benefits under existing, supplemental or new insurance policies or contracts; applied toward future participant premium payments; or otherwise held by an insurance company without the use of a trust. See question # 7 below for more information. Also, you should be aware that receipt of NFS Class A common stock by non-trusteed plan sponsors creates issues and uncertainties as to tax treatment of the consideration. Because NFS Class A common stock is not a part of your group annuity contract, you will need to retain another provider to keep records for this portion of your retirement plan assets. You may also need to amend your plan to allow for this type of investment.

   Your shares of NFS Class A Common Stock will be kept in "direct registration." This saves shareholders the trouble of safekeeping original stock certificates. You will receive a notice confirming the number of shares of NFS Class A Common Stock that you own as a result of the sponsored demutualization. At any time, you may also request a stock certificate at no charge.

  .   Cash


   Employers who are the owners of group annuity contracts funding a retirement plan in a situation where no separate qualified trust has been created may want to establish a trust prior to receipt of cash to avoid the appearance of a reversion of assets to the plan sponsor. Alternatively, based on guidance provided by the DOL, prior to or simultaneous with the distribution of your sponsored demutualization proceeds, these proceeds may be applied to enhance plan benefits under existing, supplemental or new insurance policies or contracts; applied toward future participant premium payments; or otherwise held by an insurance company without the use of a trust. See question # 7 below for more information. Also, you should be aware that direct receipt of cash by non-trusteed plan sponsors creates issues and uncertainties as to tax treatment of the consideration. In addition, you will need to retain another provider to keep records for these funds if they are held outside the group annuity contract. There are limits on the amount of elective cash available. If sufficient cash is not available, then you will receive NFS Class A common stock instead of cash. Please see "Principal Terms of the Plan of Conversion--Limits on Amounts Available for Elective Cash and Optional Policy Credit Consideration" in this joint proxy statement/prospectus.


  .   Policy Credits

   Receipt of policy credits will not result in any tax consequences for you or the plan and will have no adverse effects on the plan's qualified status. Because of this favorable tax treatment and the ease of plan administration associated with this option, this is the form of consideration you will receive if you are a qualified plan customer, unless you elect otherwise. In other words, if we do not hear from you, you will receive consideration in the form of policy credits. Please note however, that the amount of policy credits is limited by restrictions in the Plan of Conversion designed to avoid adverse tax consequences. Please see "Principal Terms of the Plan of Conversion-- Limits on Amounts Available for Elective Cash and Optional Policy Credit Consideration" in this joint proxy statement/prospectus for a discussion of the limitations on policy credits.


7.  What should I do with the demutualization consideration?

   Most group annuity contracts are subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA). ERISA generally requires that all assets of such plans be held in a separate trust or by an insurance company for the benefit of plan participants. (Plans exempt from ERISA (such as governmental plans) must consider their own governing law to determine whether they need to place assets in a separate trust).

   Generally, NFS Class A common stock or cash is a plan asset that must be held in a separate trust. However, based on guidance provided by the DOL, you do not need to establish a trust for sponsored demutualization consideration if your plan is not otherwise required to have a trust and you take specific steps as outlined by the DOL and described below.

   Provided the assets consist solely of proceeds received as consideration in the sponsored demutualization, as soon as reasonably possible following receipt, the assets may be placed in the name of the plan:

  .   in a custodial account, in the case of NFS Class A common stock; or

  .   in an interest-bearing account, in the case of cash

   The assets must then be:

  .   used for the payment of participants premiums; or

  .   used for plan benefit enhancements; or

  .   distributed to plan participants

and must be subject to the control of a designated plan fiduciary who maintains the required documents and records.

   A decision on what to do with the consideration must be made as soon as reasonably possible but no later than twelve (12) months following receipt of the consideration. You may want to talk with your tax or ERISA advisor for help in making your decision.

   An employer who retains the consideration for its own account (rather than for plan purposes), runs substantial risks. The retention of the consideration could be viewed as a reversion of plan assets to the plan sponsor, which could result in plan disqualification and severe tax consequences. Retention of the consideration could also constitute a breach of fiduciary duty and a "prohibited transaction" under ERISA, resulting in additional excise taxes.

8.  How will this consideration be used within the plan?

   If you have a Defined Benefit Plan funded by a group annuity contract, the consideration can be considered investment earnings for the plan in the year of receipt. Defined Benefit Plans do not allow individual participant accounts. Therefore, the consideration would be held unallocated in the plan.

   If you have a Defined Contribution Plan (e.g., 401(k), money purchase or profit sharing plan) funded by a group annuity contract, the consideration will be considered investment earnings, not a contribution. For Defined Contribution Plans, there are no specific rules on how to use or allocate sponsored demutualization consideration to participant accounts. Most plans allocate investment earnings from an asset to those participant accounts that have an interest in that asset. If your sponsored demutualization consideration is in the form of policy credits and Provident is your record keeper, Provident will allocate the consideration based on the following method unless you instruct otherwise: Each defined contribution plan participant with an account balance under the group annuity contract on the closing date of the sponsored demutualization will be allocated a share of the consideration based on the participant's account balance as a percentage of the value of all plan participant account balances as of the closing date of the sponsored demutualization under the group annuity contract. Account balances will include any values for which we keep records, and will include outstanding loans, if any. If your sponsored demutualization consideration is in the form of policy credits, then each plan participant would receive his or her relative share in the form of additional earnings allocated pro-rata across his or her investments under the group annuity contract.


   The plan sponsor will have the final authority to determine if and how the consideration will be allocated to plan participants, but must instruct us in writing prior to the date of the special meeting of members. Provident currently intends to contact those defined contribution plan sponsors who fail to instruct us as to their preferred method of allocation, but if we are unable to contact you, we will allocate the consideration pursuant to the default method described above.


9. When will the allocation to Defined Contribution Plan participants take place?


   The actual allocation to member accounts will take place as soon as reasonably practicable but in any event no more than 60 days following the closing date of the sponsored demutualization, unless the Pennsylvania Insurance Department approves a later date.


10.  What are the tax consequences?

   For non-trusteed plan sponsors, any receipt of common stock or cash creates issues and uncertainties as to the tax treatment of that consideration. On the other hand, in general, tax treatment of consideration in the form of policy credits is favorable, as the IRS has ruled that policy credits are not taxable income to the policyholder nor do they adversely affect the qualified status of the Plan.

   If the policyholder of a pension or profit sharing plan is a qualified trust, the trust will be tax-exempt under Section 401(a) and Section 501(a) of the Code and the receipt of consideration will not result in tax liability for the trust.


   Regardless of the form of consideration you receive, you must sign and return Card 3, the Certification of Taxpayer Identification Number on Substitute Form W-9. Without the certification required on Card 3, we may be required by law to withhold 30% of any cash payment and any future stock dividends, and you may be subject to a $50 penalty imposed by the IRS. Please see Annex K of this joint proxy statement/prospectus for more information on how to complete Card 3.


11.  Can I call my broker/agent with questions?

   Regulatory restrictions prevent your broker/agent or other company representatives from giving you advice about the sponsored demutualization. If you have questions, please refer to the joint proxy statement/prospectus or call our Sponsored Demutualization Information Center toll-free at (866) 541-9692 weekdays, from 8 a.m. to 6 p.m. Eastern Time.

      Part II:  Special Considerations for Employers and Plan Fiduciaries

1.  Form of Consideration


   One important decision group contract owners will need to make is what form of consideration they wish to receive--NFS Class A common stock, cash or policy credits. Policy credits are simply an enhancement to the value of your contract. Please see "Principal Terms of the Plan of Conversion-- Forms of Consideration" in this joint proxy statement/prospectus for a more detailed description of the forms of consideration available.



   Generally, if you are the owner of a group annuity contract that funds benefits under a qualified retirement plan, you are a qualified plan customer for purposes of the sponsored demutualization. Your consideration can take the form of NFS Class A common stock, cash or policy credits, and you may elect between these forms of consideration, although if you make no election, you will receive policy credits. You should know, however, that the amount available for cash and policy credit distribution will be limited. If sufficient cash and policy credits are not available, then you will receive NFS Class A common stock. Please see "Principal Terms of the Plan of Conversion--Limits on Amounts Available for Elective Cash and Optional Policy Credit Consideration" in this joint proxy statement/prospectus.


   Review your Form of Consideration Card (Card 4) for the options specific to your contract. As you review these materials, keep in mind that policy credits do not involve any payment to you now. Policy credits increase the value of your contract.

   If Provident does not hear from you and you are a qualified plan customer, your consideration will take the form of policy credits. If you choose NFS Class A common stock or cash, you may have to establish a trust to hold the common stock or cash for the benefit of the plan.

2.  Guidelines for Plan Sponsors

Establishing a trust in connection with the receipt of consideration

   ERISA generally requires that all assets of an employee benefit plan be held in a trust. There are exceptions to the trust requirement for plan assets which consist of insurance or annuity policies or assets which are held by an insurance company (e.g., in separate accounts). As a result, employers who sponsor pension or profit-sharing plans, and who fund those plans through Provident group annuity contracts, may themselves be the record owners of those policies. If the pension or profit sharing plan has a trust, the policy may have been issued to the trustee, in which case the consideration will be payable to the trustee, as owner. But where there is no trust, the consideration will be distributed to the employer, as record owner of the policy. The DOL is of the opinion that this consideration is a plan asset.

   The DOL has expressed the view that consideration paid under such circumstances belongs to the plan and is a plan asset. However, in a recent letter issued by the DOL in the context of a demutualization similar in this respect to Provident's, the DOL concluded that it is not mandatory that such consideration be held in trust or by an insurance company. An employer owning a group annuity contract who expects to receive consideration under these circumstances has several options to consider:

  . Choosing the policy credit option so that the consideration simply enhances the value of the group annuity contract without having been paid to the employer;

  . Applying the entire consideration immediately to the plan for purposes of enhancing the contract value or for payment of plan administrative expenses;

  . Applying the assets to enhancing plan benefits under existing, supplemental or new insurance policies or contracts or toward future participant premium payments, so long as such application occurs prior to or simultaneous with the distribution of demutualization proceeds constituting such plan assets;

  . Placing the assets in the name of the plan in a custodial account, in the case of NFS Class A common stock, or an interest-bearing account, in the case of cash. These assets must (a) consist solely of proceeds received on behalf of the plan in connection with the demutualization, (b) be placed in the applicable account as soon as reasonably possible following receipt and (c) within twelve (12) months following receipt, be used for the payment of participants premiums or used for plan benefit enhancements or distributed to plan participants; or

  . Establishing a qualified trust and transferring the consideration to the trustee immediately upon receipt.

Allocating Consideration Under your Group Annuity Contract

   Defined Benefit Plans do not allow individual participant accounts. Therefore, the consideration would be held unallocated in the plan (whether it be NFS Class A common stock, cash, or policy credits). The consideration can be considered investment income of the plan in the year of receipt.

   For Defined Contribution Plans, the consideration can also be treated as earnings of the plan and may be allocated among plan participant accounts. There are no fixed rules on how this allocation should be done. Most plans allocate investment earnings from an asset to those participant accounts which hold an interest in that asset.

   The consideration for your plan will be allocated as described above unless Provident receives written instructions from you as to another form of allocation. Each defined contribution plan participant with an account balance under the group annuity contract on the closing date of the sponsored demutualization will be allocated his or her share of the consideration--as a percent of the value of all plan participation account balances under the group annuity contract as of the closing date of the sponsored demutualization.

   There are, however, other acceptable allocation methods. For example, the plan may wish to allocate an equal amount of consideration to each participant (i.e. per capita) or to exclude former participants that still maintain plan account balances. Most plans would, however, require an amendment to do this.

   In general, employers have flexibility in formulating a method for allocating the consideration. The principal concerns are that the allocation be fair and equitable and not cause the plan to discriminate in favor of highly compensated employees in violation of section 401(a)(4) of the Code and the regulations thereunder. In most cases, an employer can accomplish the allocation on its own, but in those cases where a plan fiduciary may be involved in an allocation which could benefit himself or herself individually, it may be advisable for the plan to retain an independent, disinterested party to approve the allocation. This would avoid any appearance of self-dealing.

  .   When Consideration is Investment Income

   Section 415 of the Code limits the amount that can be allocated to a participant in any plan year to the lesser of $40,000 or 100% of his or her compensation for that year. Demutualization consideration received by a plan should be treated as plan earnings for the year, and therefore should not count as an "annual addition" subject to the $40,000 or 100% limit.

  .   ERISA 404(c) Plans

   Many defined contribution plans are designed under section 404(c) of ERISA to allow participants to direct the investment of assets allocated to their accounts. If you receive policy credits, then your plan participants will receive their relative share of the policy credits in the form of additional earnings allocated pro-rata across their own investments under the group annuity contract.

   Plan sponsors are cautioned that if the consideration you receive is in the form of NFS Class A common stock, your plan may need to be amended to authorize continued investment in the common stock. Most 404(c) plans contain a predetermined menu of investment options and such plans may not be designed to hold individual securities (as opposed to, for example, separate account or mutual fund shares). If an employer does not wish to amend the plan, it would be advisable to choose to receive policy credits or cash which could be redirected to other available investment options. It is not advisable to distribute the consideration to participants in order to remove it from the plan. This type of distribution could trigger the 10% excise tax on distributions to participants under age 591/2 as set forth in Section 72(t) of the Code.

  .   Terminated Plans

   Some contract holders maintain group contracts in connection with plans which have terminated. In such cases, it will be necessary to consult the plan document and group contract itself to determine how to deal with the demutualization consideration. Some plans provide that once all plan benefits have been provided to participants (either in cash or through the distribution of annuity certificates), any surplus assets in the plan may revert to the employer. Other plans, particularly those where employees have contributed to the cost of their pensions, require surplus assets to be used to increase benefits. This is a technical area, and we urge you to seek the help of a tax or benefits consultant if you are holding a contract for a terminated plan. The reversion of surplus assets to an employer can trigger substantial excise taxes. These taxes can be reduced, however, if the employer applies the surplus for the benefit of employees as described in the Code.

   If the plan is still in place, but the group annuity contract with Provident has terminated, you should inform Provident whether the demutualization consideration should be paid over to the new insurer or trustee currently funding the plan.

3.  Tax and Other Considerations


   The consideration received by an eligible member under our sponsored demutualization should be treated as having been received in exchange for the policyholder's membership interest in Provident. The IRS has ruled that a membership interest has a "zero basis" for tax purposes, so any cash consideration would be considered gain to an eligible member to the extent such eligible member is otherwise required to recognize gains for federal income tax purposes. The gain from the disposition of an asset (the membership interest), would be reported and accounted for similar to the gain from the sale of any other asset, such as gain from the sale of stock. An eligible member who received solely NFS Class A common stock or policy credits will not recognize gain or loss for federal income tax purposes. Please see "The Sponsored Demutualization--Material Federal Income Tax Consequences" in this joint proxy statement/prospectus. Please see the discussion below regarding other implications of the receipt by non-trusteed pension plans of NFS Class A common stock or cash.


  .   Non-trusteed Pension Plans

   For non-trusteed pension plans, the eligible member is most likely to be the plan sponsor. When the plan sponsor receives consideration in the form of either NFS Class A common stock or cash, there are issues and uncertainties as to the tax treatment of such consideration. The tax treatment of consideration in the form of policy credits is not subject to such uncertainty. The IRS has ruled that policy credits will not be taxable income to the policyholder or adversely affect the qualified status of the plan. This is one of the reasons we have designed the sponsored demutualization so that policy credits are the "default" form of consideration for qualified plan customers (assuming the limitations on optional policy credits do not apply).

   A plan sponsor who elects NFS Class A common stock or cash consideration for the plan could immediately establish a Section 401(a) qualified trust and deposit the consideration into the trust. In such a case, the plan sponsor could take the position that the consideration never belonged to the sponsor, but belonged to the plan and was received by the sponsor as agent for the plan, and immediately placed in trust in compliance with the ERISA Section 403(a) trust requirement. The sponsor would not reflect the receipt of the consideration on its own books or tax reports. Instead, it would be reflected on the Form 5500 filed for the plan. There is, however, no published authority, ruling, regulation or case law confirming this treatment. It is advisable for sponsors of non-trusteed plans who elect NFS Class A common stock or cash to establish a trust and transfer the contract to it prior to the sponsored demutualization. This procedure avoids the uncertainty that arises when the consideration passes through the hands of the employer.

  .   When Consideration is Used To Pay Expenses


   Similar issues arise when an employer elects to apply the consideration received in the sponsored demutualization to pay benefits or plan expenses. For example, an employer receiving consideration in the form of cash may decide to use such cash to pay the plan's consultants for their work in preparing a summary plan description or the plan's Form 5500. Such payments to the plan's consultants are normally considered administrative expenses properly chargeable against plan assets. However, it is not clear in this case whether the employer should reflect the cash as income and then deduct the administrative expense, or, more consistently with the "plan asset" theory, record nothing on its books or tax returns and reflect the income and expense items on the plan's Form 5500. Again, establishing a trust in advance of the closing date of the sponsored demutualization resolves the uncertainty, but may involve more expense than is warranted by the amount of consideration.


  .   DOL & IRS Reporting

   Provident is not required to file any reports or information returns with the DOL regarding the payment of demutualization consideration to a contract holder. The DOL has, in a number of cases involving prior demutualizations, launched inquiries to determine whether employers have properly dealt with the consideration they received. Information as to the identity of the payee and the amount paid would be obtainable by the DOL in the event of an audit or investigation. Most ERISA plans are required to file a Form 5500 annually. If the consideration you receive is viewed as a plan asset, the plan's receipt of the consideration should be reflected on the plan's financial statements, if any, and on the plan's Form 5500.

   Schedule H (for plans with 100 participants or more) and Schedule I (for plans with less than 100 participants) of Form 5500 are designed to report the plan's assets and liabilities, and income and expenses. The plan's receipt of the sponsored demutualization consideration may, for example, be reported as other income or net gain on the sale of an asset. You should consult with your legal or accounting advisor on how to properly report the consideration you receive in the sponsored demutualization on your Form 5500.


   As for the IRS, payments in the form of cash of $10 or more to individuals or partnerships but not to corporations or tax-exempt trusts, must be reported on Form 1099.


   Section 406(a) of ERISA and Section 4975 of the Code generally prohibit transactions between employee benefit plans and parties related to those plans (so-called "parties in interest" or "disqualified persons"). Provident may be a party in interest or disqualified person with respect to employee benefit plans holding Provident group annuity contracts. If so, the exchange which occurs in the sponsored demutualization, where the plan receives consideration for the relinquishment of its membership interest, could be viewed as prohibited under ERISA and the Code.

   Provident has applied to the DOL for an exemption from the prohibited transaction rules to permit plans to receive consideration in the conversion. The DOL has issued similar exemptions in other demutualizations, and we expect them to issue an exemption for our sponsored demutualization. The DOL published the exemption in proposed form on June 18, 2002. Interested parties received a notice from Provident and a copy of the proposed exemption in accordance with the exemption request.

4.  Fiduciary Information

   You must determine whether to vote in favor of or against the sponsored demutualization. You will also need to decide whether your consideration should be in the form of NFS Class A common stock, cash or policy credits. If you have a Defined Contribution Plan, you will need to decide if and how the demutualization consideration should be allocated among plan participants.

   Plan sponsors and plan fiduciaries will need to analyze which of these decisions are governed by the fiduciary duty standards imposed by ERISA and which of these decisions are considered to be non-fiduciary decisions because they are decided by the plan sponsor as a business matter acting strictly as an employer. Plan design issues are generally an example of this kind of non-fiduciary decision.

   Section 3(21) of ERISA provides that a "fiduciary" is a person who exercises any discretionary authority or discretionary control respecting management of a plan or exercises any authority or control respecting management or disposition of its assets. A person will also be characterized as a fiduciary to the extent he or she has any discretionary authority or discretionary responsibility in the administration of such plan. Fiduciaries are held to the highest standards of care known to the law, including the requirement to act "solely in the interest of the participants and beneficiaries" of the plan as described in
Section 404(a)(1) of ERISA.

   Plan sponsors often must make decisions with respect to a plan that do not involve the fiduciary standards of ERISA. For example, plan design issues, such as decisions to implement a plan, amend a plan, adjust benefit levels, or terminate a plan are not fiduciary decisions. These are business decisions a plan sponsor may make in its own interests and not necessarily in the best interest of plan participants and beneficiaries.

   You should remember that the fact that an employer is listed as the owner of record of a group annuity contract and will be the party to whom the consideration is distributed under Provident's sponsored demutualization, is not determinative of whether the employer will be subject to ERISA's fiduciary standards in dealing with the consideration. If the policy is an asset of the plan and the plan is entitled to the consideration, those parties with discretion over the disposition of the consideration will be fiduciaries under the Section 3(21) definition. These parties must exercise discretion solely in the interests of the participants and beneficiaries.


   The fiduciary must decide whether the sponsored demutualization will be in the best interests of the participants and beneficiaries. This will determine how he or she will vote on the sponsored demutualization. The fiduciary should undertake a careful review of the joint proxy statement/prospectus. Some eligible members may want to hire professional experts to evaluate the sponsored demutualization and its effect on plan participants and beneficiaries, and to help them decide whether to vote for or against the sponsored demutualization.



   We cannot advise policyholders on these issues, but policyholders should be aware that Pennsylvania law contains substantial procedural safeguards designed to protect policyholders' interests. In order to approve the plan of conversion, the Pennsylvania Insurance Commissioner must determine that the plan of conversion does not prejudice the interests of members, is fair and equitable and is not inconsistent with the intent of the Pennsylvania Mutual-to-Stock Conversion Act. The Pennsylvania Insurance Commissioner approved the plan of conversion on July 31, 2002, pursuant to the Pennsylvania Mutual-to-Stock Conversion Act. The Pennsylvania Insurance Commissioner's approval of the sponsored demutualization does not constitute or imply endorsement of the sponsored demutualization and does not constitute investment advice or a recommendation by the Pennsylvania Insurance Commissioner or the Pennsylvania Insurance Department on how to vote on the sponsored demutualization.


   The fiduciary must also decide whether to receive consideration in the form of NFS Class A common stock, cash or policy credits. This is essentially an investment decision, one which will largely involve the type of plan concerned and how it is funded. It should be made in conformity with DOL Reg. Section 2550.404a-1, 29 C.F.R. Section 2550.404a-1, dealing with investment duties, and with consideration of the type of plan involved.

   The DOL Regulation requires that a fiduciary shall discharge his duties with respect to a plan "... with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims."

   This will require the fiduciary to give appropriate consideration to those facts and circumstances that the fiduciary knows or should know are relevant to the particular investment or investment course of action involved. The decision whether to continue to retain the shares of NFS Class A common stock, or withdraw them for sale, is also an investment decision to be made in conformity with DOL Reg. Section 2550.404a-1.

   There are other decisions to be made which may fall into the same category as "plan design" and may be considered non-fiduciary decisions that need not comply with the ERISA fiduciary rules. For example, in a profit sharing or
Section 401(k) plan there is ordinarily a formula for allocating employer contributions and fund earnings among participants. If a plan sponsor wished to change this formula to provide for a different allocation for the consideration received in the sponsored demutualization, the plan could be amended to do so (taking into account the applicable discrimination rules). Arguably, in deciding to adopt such an amendment, the plan sponsor would not be acting as a fiduciary, but would be exercising business judgment as to appropriate plan design. Plan sponsors should consult with their own benefits counsel or advisors on this point. Of course, the amendment would still have to comply with the technical rules of ERISA and the Code (e.g., no prohibited discrimination, no reduction of accrued benefits, etc.)

5.  Governmental Plans


   Tax-favored retirement plans established by state and local governments are exempt from most of ERISA's provisions. However, consideration paid to tax-qualified governmental plans will be deemed assets of the plan and should be used to pay plan benefits and reasonable expenses. In addition, under
Section 457 of the Code (setting forth tax rules for certain deferred compensation arrangements established by state and local governments) certain state and local government plans must hold all of their assets and income in a trust and/or annuity contract for the exclusive benefit of participants and their beneficiaries. You should consult with your legal advisor to determine the application of the rules and requirements under the Code to your plan.

   Although your plan may not be subject to the provisions of ERISA, the ERISA fiduciary requirements described above may provide you with helpful guidance when determining how to apply your sponsored demutualization consideration. In addition, state laws may impose many of the same fiduciary requirements upon group annuity contract owners as ERISA.

   For example, Section 81.9 (a) of Title 16 of the Pennsylvania Statutes states that the trustees of the Municipal Retirement Board are fiduciaries subject to the sole purpose and exclusive benefit rules. Other similar provisions of Pennsylvania state law apply fiduciary standards to the trustees of the Employees' Retirement system, county pension funds, The Public School Employees' Retirement system, the retirement system for employees of cities of the second class A municipal and quasi-municipal corporations, and the State Employees' Retirement Funds and Accounts. Additionally, Title 20, Chapter 73 of the Pennsylvania Statutes provides the law of fiduciaries for municipality investments. As used in that section, a fiduciary includes the administrator of a municipal pension or retirement plan. Chapter 73 of the Pennsylvania Statutes authorizes such fiduciaries to purchase a broad range of instruments, including stocks. The statute subjects any investments made by such a fiduciary to the "prudent man rule."

   You should carefully review with your legal advisor all of the obligations that apply to you, as the owner of a group annuity contract, to determine whether and to what extent you must consider the interests of persons covered under the policy in voting on the sponsored demutualization and allocating any consideration received in connection with the sponsored demutualization.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, Nationwide Financial Services, Inc. has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 2, 2002.



                                              NATIONWIDE FINANCIAL SERVICES,
                                              INC.(REGISTRANT)

                                              By: /S/ W. G. JURGENSEN
                                                  -----------------------------

                                                  Name: W. G. Jurgensen
                                                  Title: Chief Executive
                                                  Officer and Chairman of the
                                                  Board


   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



          Signature                        Title                   Date
          ---------                        -----                   ----

     /S/ W. G. JURGENSEN       Chief Executive Officer and    August 2, 2002
-----------------------------    Chairman of the Board
       W. G. Jurgensen           (Principal Executive
                                 Officer); Director

              *                Executive Vice                 August 2, 2002
-----------------------------    President--Chief Financial
      Robert A. Oakley           Officer (Principal
                                 Financial Officer)

    /S/ MARK R. THRESHER       Senior Vice                    August 2, 2002
-----------------------------    President--Finance
      Mark R. Thresher           (Principal Accounting
                                 Officer)

              *                Chief Operating Officer;       August 2, 2002
-----------------------------    Director
      Joseph J. Gasper

              *                Director                       August 2, 2002
-----------------------------
      Joseph A. Alutto

              *                Director                       August 2, 2002
-----------------------------
     James G. Brocksmith

              *                Director                       August 2, 2002
-----------------------------
      Henry S. Holloway

              *                Director                       August 2, 2002
-----------------------------
   Lydia Micheaux Marshall

          Signature             Title        Date
          ---------             -----        ----

              *                Director August 2, 2002
-----------------------------
     Donald J. McWhorter

              *                Director August 2, 2002
-----------------------------
       David O. Miller

              *                Director August 2, 2002
-----------------------------
     James F. Patterson

              *                Director August 2, 2002
-----------------------------
      Gerald D. Prothro

              *                Director August 2, 2002
-----------------------------
      Arden L. Shisler

              *                Director August 2, 2002
-----------------------------
        Alex Shumate


--------


*By:  /s/   MARK R. THRESHER
        ----------------------
         Attorney-in-fact

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Other subsections of DGCL Section 145 further provide that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   Section 1 of Article VI of the NFS' Restated Bylaws provided that NFS shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL. This Section further provides that NFS may advance expenses incurred by any director or officer in defending a civil or criminal action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to the indemnification by NFS.

   DGCL Section 145 also provides that any indemnification provided for therein may only be made upon a determination by (i) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the shareholders that the indemnitee has met the standard of conduct required by Section 145 entitling him to such indemnification.

   DGCL Section 145 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Section 3 of Article VI of the NFS' Restated Bylaws provides that NFS may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person arising out of the person's status as such, whether or not NFS would have the power to indemnify such person against such liability under the DGCL.

   NFS has in force and effect a policy insuring the directors and officers of NFS against losses which they or any of them shall become legally obligated to pay for any reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers, such coverage being limited by the specific terms and provisions of the insurance policy.

   Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article TWELFTH of NFS' Certificate limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Item 21.  Exhibits and Financial Statement Schedules

Exhibit Index:


Exhibit
  No.                                                Description
-------                                              -----------

  2.1   Amended and Restated Agreement and Plan of Merger By and Among Nationwide Financial
        Services, Inc., Eagle Acquisition Corporation and Provident Mutual Life Insurance Company dated as of July 8, 2002 (included as Annex A of the joint proxy statement/prospectus contained in this registration statement).

  2.2   Amended and Restated Plan of Conversion of Provident Mutual Life Insurance Company, dated as of
        July 11, 2002 and Exhibits thereto (included as Annex B of the joint proxy statement/prospectus contained in this registration statement).

  3.1   Form of Restated Certificate of Incorporation of Nationwide Financial Services, Inc. (previously filed as Exhibit 3.1 to Form S-1, Registration Number 333-18527, filed March 5, 1997, and incorporated herein by reference).

  3.2   Form of Restated Bylaws of Nationwide Financial Services, Inc. (previously filed as Exhibit 3.2 to
        Form S-1, Registration Number 333-18527, filed March 5, 1997, and incorporated herein by reference).

  3.3   Amended and Restated Articles of Incorporation of Provident Mutual Life Insurance Company.*

  5.1   Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

  8.1   Opinion of Debevoise & Plimpton regarding tax matters (included as Annex H of the joint proxy statement/prospectus contained in this registration statement).

 23.1   Consent of KPMG LLP, Independent Auditors.

 23.2   Consent of PricewaterhouseCoopers LLP, Independent Auditors.

 23.3   Consent of Debevoise & Plimpton (included in Exhibit 8.1).

 23.4   Consent of Salomon Smith Barney Inc., Financial Advisors.*

 23.5   Consent of Morgan Stanley & Co. Incorporated, Financial Advisors.

 23.6   Consent of Daniel J. McCarthy and Harris N. Bak, Independent Actuaries.*

 23.7   Consent of Towers Perrin.

 23.8   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit 5.1).

 99.1   NFS Proxy Card.

 99.2   Provident Proxy and Election Cards.

 99.3   Fairness Opinion of Morgan Stanley & Co. Incorporated (included as Annex C of the joint proxy statement/prospectus prospectus contained in this registration statement).

 99.4   Fairness Opinion of Salomon Smith Barney Inc. (included as Annex D of the joint proxy statement/
        prospectus prospectus contained in this registration statement).

 99.5   Actuarial Opinions of Daniel J. McCarthy and Harris N. Bak (included as Annex G of the joint proxy statement/prospectus contained in this registration statement).

 99.6   Powers of Attorney for Henry S. Holloway and David O. Miller.

--------

*  previously filed

Item 22.  Undertakings

   The undersigned registrant hereby undertakes:


   (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of NFS' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereby, and for the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



   (b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.



   (c) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 ((S) 230.415 of this chapter), will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



   (d) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



   (e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



   (f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.